File No.  333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ROYALE ENERGY HOLDINGS, INC.*
(Exact name of registrant as specified in its charter)

Delaware	1311	81-4596368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1870 Cordell Court, Suite 210 El Cajon, California 92020 (619) 383-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Jonathan Gregory Chief Executive Officer Royale Energy, Inc. 1870 Cordell Court, Suite 210 El Cajon, California 92020 (619) 383-6600	Lee Polson, Esq. Strasburger & Price, LLP 720 Brazos Street, Suite 700 Austin, Texas 78701 (512) 499-3600	Johnny Jordan Vice President Matrix Oil Management Corporation 104 W Anapamu Street Santa Barbara, California 93101 (805) 880-2600	Robert J. Viguet, Jr., Esq. Porter Hedges LLP 1000 Main Street 36th Floor Houston, Texas 77002 (713) 226-6600

*Royale Energy Holdings, Inc., a Delaware corporation, will change its name to Royale Energy, Inc. immediately before the issuance of the securities registered pursuant to this registration statement on Form S-4. In accordance with Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of common stock of the Registrant, Royale Energy Holdings, Inc., will be deemed to be registered under Section 12(b) of the Exchange Act as the successor to Royale Energy, Inc., a California corporation. A Form 8-A will be filed to report the name change upon its effectiveness.

Approximate dates of commencement of proposed sale of the securities to the public:  As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the closing of the merger and other transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated finer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.001 par value per share	51,962,066	(1)	$0.59	$30,488,314.94	(5)	$3,534.76
Series B Preferred Stock, $0.001 par value per share	20,012,400	(4)	$10.00	$20,124,000	(5)	$2,332.37
Common Stock, $0.001 par value per share	1,185,000	(6)	$0.80	$948,000.00		$109.87
Total				$51,570,318.94		$5,977.00

(1)
Represents the estimated maximum number of shares of common stock, $0.001 par value per share, of Royale Energy Holdings, Inc. estimated to be issuable upon the completion of the mergers and the share exchange transactions described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), promulgated under the Securities Act, based on the market value of the Royale Energy, Inc. common stock as of [●], using a per share price of $[●] (the average of the high and low sales price of Royale Energy Inc. common stock on such date) and [●] (the total number of shares of Royale common stock outstanding on such date).

(3)
Represents shares of common stock issuable upon conversion of $1,580,000 principal amount of convertible notes issued by Royale Energy, Inc. to shareholders in connection with a private placement of securities in August 2016.  The registration fee is calculated based on the conversion price of $0.40 per share on conversion of the notes pursuant to Rule 457(g) under the Securities Act.

(4)
Represents the estimated maximum number of 20,124,000 shares of Registrant’s common stock to be issued upon conversion of 2,012,400 shares of the Registrant’s Series B Preferred Stock to be issued in exchange for preferred limited partnership interests issued by Matrix Investments, L.P.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act, based on the book value of the preferred limited partnership interests of Matrix Investment, L.P., to be exchanged in connection with the merger computed as of the latest practicable date prior to the date of filing this registration statement.

(6)
Represents 1,185,000 shares of common stock underlying Warrants to purchase common stock at an exercise price of $0.80 per share issued by Royale Energy, Inc. to shareholders in connection with a private placement of securities in August 2016.  The registration fee is calculated based on the exercise price of warrants exercisable for the common stock being registered, pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
________________________________________________________________________

Information contained herein is subject to completion or amendment. A Registration Statement relating to the Royale Energy Holdings, Inc. common stock to be issued in the mergers has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2017

Dear Shareholders:

This joint proxy statement/prospectus is being furnished to the holders of common stock of Royale Energy, Inc., a California corporation (“Royale”), in connection with the solicitation of proxies by the Board of Directors of Royale (the “Royale Board”) for use at its annual  meeting of shareholders, or “Royale Annual Meeting,” to be held on [●], or any adjournment or postponement thereof, and to the holders of common stock of Matrix Oil Management Corporation, a California corporation (“Matrix”), in connection with the solicitation of proxies by the Board of Directors of Matrix (the “Matrix Board”) for use at its special meeting of shareholders to be held on [●], or any adjournment or postponement thereof (the “Matrix Special Meeting,” and together with the Royale Annual Meeting, the “Shareholder Meetings”).

Royale and Matrix have entered into an Amended and Restated Agreement and Plan of Merger dated effective as of December 31, 2016, as it may be amended from time to time, which we refer to as the “Merger Agreement,” and which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Under the Merger Agreement, the following will occur:

The Royale Merger.  Upon the terms and subject to the conditions set forth in the Merger Agreement, Royale formed Royale Energy Holdings, Inc., a newly-formed Delaware corporation (“Holdings”), Royale Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Holdings (“Royale Merger Sub”) and in accordance with the California Corporations Code, or “CCC”, Royale will be merged with and into Royale Merger Sub. Upon the merger, the separate existence of Royale Merger Sub shall cease, and Royale will continue as the surviving corporation in the merger as a wholly-owned subsidiary of Holdings (the “Royale Merger”). Following the Royale Merger, Royale, as the surviving corporation, (i) shall possess all of Royale’s and Royale Merger Sub’s assets, rights, powers and property as constituted immediately prior to the Royale Merger; (ii) shall continue to be subject to all of Royale and Royale Merger Sub’s debts, liabilities and obligations as constituted immediately prior to the Royale Merger; (iii) shall be subject to all actions previously taken by the board of directors of Royale and Royale Merger Sub prior to the Royale Merger; (iv) each issued and outstanding share of Royale common stock shall be deemed converted into and become one (1) share of fully paid and nonassessable common stock, $0.001 par value per share, of Holdings (the “Holdings common stock”), and as a result, the shareholders of Royale will hold common stock of Holdings, a Delaware corporation.  For purposes of the Merger Agreement, the aggregate number of issued and outstanding shares of Royale common stock subject to conversion in the Royale Merger, together with the aggregate number of shares of Royale common stock issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Royale common stock including convertible indebtedness, but excluding all shares issuable upon exercise of certain warrants to acquire up to 2,355,198 shares of Royale common stock and certain options to acquire up to 100,000 shares of Royale common stock (the “Royale Excluded Number Options”), is referred to as the “Aggregate Royale Number,” as more fully described in the Merger Agreement.  As a result of the Royale Merger, each option and warrant to purchase shares of Royale common stock outstanding immediately prior to the effective time of the Royale Merger, including all Royale Excluded Number Options, shall be converted into the right thereafter to receive, upon exercise of such option or warrant, the number of shares of Holdings common stock to which the holder of each such option or warrant would have been entitled if, immediately prior to the Royale Merger, the holder had held the number of shares of Royale common stock obtainable upon the exercise of each such option or warrant.

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The Matrix Merger.  Concurrently, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the CCC, Matrix will be merged with and into Matrix Merger Sub, Inc., a newly-formed California corporation and a wholly-owned subsidiary of Holdings (“Matrix Merger Sub”).  Upon the merger, the separate existence of Matrix Merger Sub shall cease, and Matrix will continue as the surviving corporation in the merger as a wholly-owned subsidiary of Holdings (the “Matrix Merger” and together with the Royale Merger, the “mergers”).  Following the Matrix Merger, Matrix, as the surviving corporation, (i) shall possess all of Matrix’s and Matrix Merger Sub’s assets, rights, powers and property as constituted immediately prior to the Matrix Merger; (ii) shall continue to be subject to all of Matrix and Matrix Merger Sub’s debts, liabilities and obligations as constituted immediately prior to the Matrix Merger; (iii) shall be subject to all actions previously taken by the board of directors of Matrix and Matrix Merger Sub prior to the Matrix Merger; (iv) each issued and outstanding share of Matrix common stock shall be deemed converted into and become the number of shares of  fully paid and nonassessable Holdings common stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by an allocation factor equal to 0.6198452, divided by (b) the Aggregate Matrix Number (the “Matrix Merger Consideration”).  For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Matrix common stock subject to conversion in the Matrix Merger, together with all shares issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Matrix common stock including convertible indebtedness, options or warrants, is referred to as the “Aggregate Matrix Number,” as more fully described in the Merger Agreement.

Upon consummation of the Royale Merger, Royale’s name will be changed to Royale Energy Funds, Inc., and upon consummation of the Royale Merger or the Matrix Merger, which later occurs, Holdings’ name will be changed to Royale Energy, Inc.

Additionally, in connection with and as a condition to the mergers at the closing of the mergers, the following exchange transactions (together the “Exchanges”) will occur:

(i)
all the limited partnership interests of (A) Matrix Investments, L.P., a California limited partnership (other than its preferred limited partnership interests), (B) Matrix Las Cienegas Limited Partnership, a California limited partnership, and (C) Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”), will be assigned to Holdings in exchange for Holdings common stock (the “LP Exchanges”) pursuant to the terms and conditions of certain exchange agreements in the form attached as exhibits to the Merger Agreement (collectively, the “Matrix LP Exchange Agreements”).  In the LP Exchanges, the holders of such limited partnership interests of the Matrix LPs (each a “Matrix LP Holder” and collectively, the “Matrix LP Holders”) will receive, respectively, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by such Matrix LP Holder’s proportionate share of such limited partnership interests (based on such holder’s ownership percentage of all outstanding limited partnership interests of such Matrix LP other than preferred limited partnership interests) multiplied by applicable allocation factor for the applicable Matrix LP which is set forth below:

Holders of Matrix LP	Allocation Factor
Matrix Investments, L.P.	0.0899252
Matrix Las Cienegas Limited Partnership	0.1900080
Matrix Permian Investments, LP	0.1002063

(Collectively, the shares of Holdings common stock to be issued to the Matrix LP Holders are the “Matrix LP Exchange Consideration”);

(ii)
all the outstanding capital stock of Matrix Oil Corporation, a California corporation (the “Matrix Operator”), will be, pursuant to the terms of an exchange agreement (the “Matrix Operator Exchange Agreement”) in the form attached as an exhibit to the Merger Agreement, assigned to Holdings in exchange for Holdings common stock (the “Matrix Operator Exchange”).  In the Matrix Operator Exchange, the holders of the capital stock of Matrix Operator (each, a “Matrix Operator Holder” and collectively, the “Matrix Operator Holders”) will receive, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by 0.00001528 (the “Matrix Operator Exchange Consideration”);

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(iii)
$20,124,000 of preferred limited partnership interests (based on adjusted capital accounts of the holders) (the “Matrix Preferred Interests”) issued by Matrix Investments, L.P., will be exchanged (the “Preferred Exchange”) for shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock (“Series B Preferred Stock”).  Pursuant to the terms and conditions set forth in the exchange agreement between the holders of Matrix Preferred Interests (the “Matrix Preferred Holders”) and Holdings in the form attached as an exhibit to the Merger Agreement (the “Preferred Exchange Agreement”), each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers shall be exchanged for one (1) validly issued, fully paid and nonassessable share of Series B Preferred Stock. The Series B Preferred Stock is subject to the terms and conditions of the certificate of designation to be filed with the Delaware Secretary of State and will carry an initial liquidation preference of $10.00 per share, resulting in an aggregate liquidation preference of $20,124,000 for all outstanding shares of Series B Preferred Stock immediately following closing. Each share of Series B Preferred Stock will initially be convertible into ten (10) shares of Holdings common stock at the election of the holder.

Immediately after the mergers and the Exchanges it is expected that (i) former holders of Matrix common stock, Matrix operator capital stock and the Matrix LP Holders will collectively own 50% of all Holdings common stock then outstanding, (ii) former holders of Royale common stock will collectively own 50% of all Holdings common stock then outstanding, in each case giving effect to the number of shares of Holding common stock issuable under all options and warrants outstanding immediately after the mergers other than shares issuable under the Royale Excluded Number Options, and (iii) former holders of Matrix Preferred Interests will collectively own 100% of all Series B Preferred Stock of Holdings then outstanding.

The obligations of Royale and Matrix to effect the mergers are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, including approval of each of the Matrix LP Exchanges by the respective Matrix LP Holders, approval of the Matrix Operator Exchange by the Matrix Operator Holders and approval of the Preferred Exchange by the Matrix Preferred Holders, as well as the approval of Royale’s shareholders with respect to the issuance of Holdings common stock and Series B Preferred Stock in connection with the Exchanges.  If the mergers are completed pursuant to the Merger Agreement, Matrix common shareholders will receive approximately [●] shares of Holdings common stock for each share of Matrix common stock held immediately prior to the effective time of the merger (or an aggregate of approximately [●] million shares of Holdings common stock which may change based upon the Aggregate Royale Number on the date of the merger), which we collectively refer to as the “merger consideration” and the “exchange ratio.” The merger consideration and the exchange ratio will be adjusted based on the Aggregate Royale Number on the date of the merger; however, the merger consideration and the exchange ratio will not be adjusted to reflect changes in the market price of Holdings common stock.  The dollar value of the Holdings common stock to be received as the merger consideration will change depending on fluctuations in the market price and will not be known at the time Matrix shareholders vote on the merger.  The mergers and the Exchanges are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The respective boards of directors of Royale and Matrix have determined that the Merger Agreement and all other related transactions, including the Exchanges, are fair to, advisable and in the best interests of their respective shareholders, and have unanimously approved the mergers, the Merger Agreement, the Exchange and each of the Matrix LP Exchange Agreements, the Matrix Operator Exchange Agreement and the Preferred Exchange Agreement and all other related transactions.  In connection with the proposed transactions Royale and Matrix will each hold a meeting of its respective shareholders.

At the Royale’s Annual Meeting, the shareholders will, among other things, be asked to vote on (i) a proposal to approve and adopt the Merger Agreement; (ii) a proposal related to the amendment of Royale’s restated articles of incorporation; (iii) a proposal to set the maximum size of Royale’s board of directors pursuant to the Bylaws; (iv) a proposal to approve the conversion of certain convertible notes into Royale common stock; and (v) a proposal to adjourn the Royale Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

At a Matrix special meeting, the shareholders will, among other things, be asked to vote on (i) a proposal to approve and adopt the Merger Agreement and the Matrix Merger; and (ii) Proposal to adjourn meeting if necessary to solicit more votes.  In addition, prior to the Matrix special meeting  the Matrix LP Holders and the shareholders of Matrix Operator will be asked to vote concurrently to approve the Matrix LP Exchange Agreements and the Matrix Operator Exchange Agreement and the holders of the Matrix Preferred Interests will be asked to approve the Preferred Exchange subject to the approval of the Merger Agreement and the Mergers.

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This joint proxy statement/prospectus also serves as a prospectus of Holdings with respect to: (a) [●] shares of Holdings common stock that will be issued to (i) holders of outstanding shares of Royale common stock, upon the consummation of the Royale Merger, (ii) holders of the Matrix common stock, upon consummation of the Matrix Merger; (iii) the Matrix LP Holders and the Matrix Operator Holders in connection with the Matrix LP Exchanges and the Matrix Operator Exchange; (b) the Series B Preferred Stock that will be issued to holders of Matrix Preferred Interests in connection with the Preferred Exchange; and (c) [●] shares of common stock issuable upon conversion of the Series B Preferred Stock that will be issued to holders of Matrix Preferred Interests in an exchange offer in connection with the mergers. See “The Merger Agreement – Conversion of Stock.”

Royale and Matrix cannot complete the proposed mergers unless, among other things, (1) Royale’s shareholders approve the Mergers and the Exchanges , (2) the Matrix shareholders approve the Mergers, (3) each of the Matrix LP Holders approve each of the respective LP Exchanges, (4)  each of the Matrix Operator Holders approve the Matrix Operator Exchange, and (5) each of the holders of the Matrix Preferred Interests approve the Preferred Exchange.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF ROYALE COMMON STOCK OR MATRIX COMMON STOCK YOU OWN.

To ensure your representation at your company’s Shareholder Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please vote promptly whether or not you expect to attend your company’s Shareholder Meeting. Submitting a proxy now will not prevent you from being able to vote in person at your company’s Shareholder Meeting. The Royale Board of Directors determined that the mergers are in the best interest of the Royale shareholders, and has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and recommends that the Royale shareholders vote “FOR” the adoption of mergers and the transactions contemplated thereby. The Matrix Board of Directors determined that the mergers are in the best interest of the Matrix shareholders, and has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and recommends that the Matrix shareholders vote “FOR” the adoption of the mergers and the transactions contemplated thereby.  Matrix, as general partner of the Matrix LPs, has determined that the mergers and the transactions contemplated thereby, including the LP Exchanges, the Preferred Exchange and the Matrix Operator Exchange are each in the best interest of the limited partners of the respective Matrix LPs and recommends that the limited partners of each Matrix LP enter into the applicable Matrix LP Exchange Agreement and that the Matrix Preferred Holders enter into he Preferred Exchange Agreement. The board of directors of Matrix Operator has determined that the mergers and the transactions contemplated thereby, including the LP Exchanges, the Preferred Exchange and the Matrix Operator Exchange are each in the best interest of the shareholders of the Matrix Operator and, accordingly, recommends to the shareholders of Matrix Operator that they enter into the Matrix Operator Exchange Agreement.

This joint proxy statement/prospectus provides you with detailed information about the proposed transactions. It also contains or references information about Royale, Matrix, and Holdings, and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully.

In particular, you should read the “Risk Factors” section beginning on page [●] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact [●].

Sincerely,

Jonathan Gregory Royale Energy, Inc. Chief Executive Officer and Director	Johnny Jordan, Matrix Oil Management Corporation Vice President and Director

Neither the Securities and Exchange Commission nor any state securities administrator has approved or disapproved of the mergers, the issuance of Holdings common stock in connection with the mergers, or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [●], 2017, and is first being mailed to shareholders of Royale and Matrix on or about [●].
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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS OF ROYALE ENERGY, INC.
TO BE HELD ON [●]

NOTICE IS HEREBY GIVEN to the shareholders of Royale Energy, Inc. (“Royale”)  that the 2017 annual meeting of shareholders, or “Royale Annual Meeting,” will be held on [●], at [●] local time, at [●], for the following purposes:

1.
To adopt the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) dated effective as of December 31, 2016 by and among Royale, Royale Energy Holdings, Inc., a Delaware corporation (“Holdings”), Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Holdings (“Royale Merger Sub”), Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Holdings (“Matrix Merger Sub”) and Matrix Oil Management Corporation (“Matrix”), which provides for (a) the merger of Royale Merger Sub with and into Royale, which will result in Royale, as the surviving corporation, becoming a wholly-owned subsidiary of Holdings (the “Royale Reorganization Proposal”) and (b) the merger of Matrix Merger Sub with and into Matrix, which will result in Matrix becoming a wholly-owned subsidiary of Holdings (the “Matrix Combination Proposal”).  In addition, as a condition to closing of the merger with Matrix under the Matrix Combination Proposal, Royale Shareholders and Holdings must approve:

i.
the issuance of Holdings common stock to the limited partners of Matrix Investments, L.P., Matrix Las Cienegas Limited Partnership, and Matrix Permian Investments, L.P. in exchange for all limited partnership interests of such partnerships (other than the preferred limited partnership interests of Matrix Investments, L.P.) pursuant to terms of the respective limited partnership interest exchange agreements attached as an exhibit to the Merger Agreement;

ii.
the issuance of Series B Preferred Stock by Holdings to the holders of certain preferred limited partnership interests of Matrix Investments, L.P., in accordance with the terms of the exchange agreement of Holdings with the holders of such preferred limited partnership interests attached as an exhibit to the Merger Agreement, and

iii.
the issuance of common stock by Holdings to stockholders of Matrix Oil Corporation (“Matrix Operator”) in exchange for common stock of Matrix Operator, pursuant to terms of the exchange agreement of Holdings with shareholders of Matrix Operator attached as an exhibit to the Merger Agreement.

2.
To elect the nominees described in the joint proxy statement/prospectus accompanying this notice as members of Royale’s board of directors, each for a term of one year, expiring at the later of the 2018 annual meeting of shareholders or upon a successor being elected and qualified (the “Director Election”);

3.	To set the maximum size of Royale’s board of directors at eight members pursuant to Section 3.02 of Royale’s bylaws (the “Board Size Proposal”);

4.	To approve the conversion the conversion of certain convertible notes into Royale common stock (the “Note Conversion Proposal”);

5.	To ratify the selection of SingerLewak, LLP, as the Company’s auditor for 2016; and

6.
To approve one or more adjournments of the Royale Annual Meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the Royale Reorganization Proposal (“Adjournment Proposal”).

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The affirmative vote of the holders of at least two-thirds, or 66⅔%, of the issued and outstanding shares of Royale common stock is required to approve the Royale Reorganization Proposal and the Matrix Combination Proposal. Assuming a quorum is present, the affirmative vote of a majority of the Royale capital stock present in person or represented by proxy at the Royale Annual Meeting is required to approve the Board Size Proposal, the Adjournment Proposal, and the Note Conversion Proposal. The eight directors receiving the highest plurality of votes will be elected as directors in the Director Election. Royale will transact no other business at the Royale Annual Meeting, except for business properly brought before the Royale Annual Meeting or any adjournment or postponement thereof.

Royale shareholders must approve the Reorganization Proposal and the Merger Proposal in order for the mergers to occur. If Royale shareholders fail to approve any of the Reorganization Proposal or the Merger Proposal, the mergers will not occur. The joint proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Royale Annual Meeting. Please review the joint proxy statement/prospectus carefully.

The Royale board of directors has set [●] as the record date for the Royale Annual Meeting of its shareholders. Only holders of record of Royale common stock at the close of business on [●] will be entitled to notice of and to vote at the Royale Annual Meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Royale Annual Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Royale common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF ROYALE COMMON STOCK OR PREFERRED STOCK YOU OWN.

Whether or not you plan to attend the Royale Annual Meeting, please complete, sign, date, and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank, or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank, or other nominee.

The Royale board of directors has unanimously: (i) determined that the Merger Agreement and the other transactions contemplated thereby, including the merger, are fair to, and in the best interests of Royale and its shareholders; (ii) has approved the Merger Agreement and the transactions contemplated thereby; and (iii) recommends that you vote “FOR” the Royale Reorganization Proposal, “FOR” the Matrix Combination Proposal, “FOR” the Director Election, “FOR” the Board Size Proposal, “FOR” the Note Conversion Proposal, and “FOR” the Adjournment Proposal (if necessary or appropriate).

If the Merger Agreement is approved by the required vote of Royale and Matrix shareholders and is not abandoned or terminated, holders of Royale common stock who did not approve the Merger Agreement may, by complying with Sections 1300 through 1313 of the California Corporations Code (“CCC”), be entitled to dissenters’ rights as described therein and receive cash for the fair market value of their Royale common stock , but only if they submit a written demand for such an appraisal prior to the vote on the Merger agreement and comply with the other CCC procedures and requirements described in the accompanying proxy statement/prospectus.  This discussion is not a complete statement of dissenters’ rights under the CCC and is qualified in its entirety by reference to Sections 1300 through 1313 of the CCC, the full text of which are attached to the accompanying proxy statement/prospectus as Annex H.

If you have any questions or need assistance with voting, please contact [●].

If you plan to attend the Royale Annual Meeting, you will be required to bring certain documents with you to be admitted to the meeting. Please read carefully the sections in the joint proxy statement/prospectus regarding attending and voting at the Royale Annual Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

Harry E. Hosmer
Chairman of the Board

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Matrix Oil Management Corporation
104 W Anapamu Street
Santa Barbara, California 93101
(805) 880-2600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2017

To the Stockholders of Matrix Oil Management Corporation:

We are pleased to invite you to attend a special meeting of the stockholders of Matrix Oil Management Corporation, a California corporation, which we refer to as Matrix, which will be held at [●], on [●], 2017 at [●] a.m., local time, for the following purposes:

1.          To consider and vote upon a proposal to approve and adopt (i) the Amended and Restated Agreement and Plan of Merger dated effective as of December 31, 2016, as it may be amended from time to time, which we refer to as the “Merger Agreement,” by and among Royale Energy, Inc. (“Royale”), Royale Energy Holdings, Inc., a Delaware corporation (“Holdings”), Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Holdings (“Royale Merger Sub”), Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Holdings (“Matrix Merger Sub”), and Matrix and (ii) the merger of Matrix Merger Sub with and into Matrix, which will result in Matrix becoming a wholly-owned subsidiary of Holdings (the “Matrix Merger”).

2.          To consider and vote on any proposal to authorize Matrix’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement.

We do not expect to transact any other business at the special meeting. Matrix’s board of directors has fixed the close of business on [●], 2017 as the record date for determining those Matrix stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only Matrix stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Matrix stockholders will be available for examination at the offices of Matrix in Santa Barbara, California during ordinary business hours for a period of 10 days prior to the special meeting.

The board of directors of Matrix recommends that Matrix stockholders vote “FOR” each of the proposals to be considered at the special meeting.

If the Merger Agreement is approved by the required vote of Royale and Matrix shareholders and is not abandoned or terminated, holders of Matrix common stock who did not approve the Merger Agreement and the Matrix Merger may be entitled to dissenters’ rights, and receive cash for the fair market value of their Matrix common stock, by complying with Sections 1300 through 1313 of the California Corporations Code, but only if they submit a written demand for such an appraisal prior to the vote on the Merger Agreement and the Matrix Merger and comply with the other procedures and requirements of the California Corporations Code. There is a brief description of such procedures and requirements for exercising such dissenters’ rights in the accompanying proxy statement/prospectus and a copy of Sections 1300 through 1313 of the California Corporations Code is attached as Annex H to the proxy statement/prospectus.

We cordially invite you to attend the special meeting in person.  However, to ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors,
/s/ ____________________________________
Johnny Jordan
Vice President
Santa Barbara, California
[●], 2017

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Royale and Matrix that is not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request to:

Royale Energy, Inc. 1870 Cordell Court, Suite 210 El Cajon, California 92020 (619) 383-6600 Attention: Secretary	Matrix Oil Management Corporation 104 W Anapamu Street Santa Barbara, California 93101 (805) 880-2600 Attention: Vice President
You also may obtain certain documents relating to Royale at the Securities and Exchange Commission’s website, www.sec.gov, and you may obtain certain of these documents at Royale’s website, www.royl.com. Information contained on the Royale website is expressly not incorporated by reference into this joint proxy statement/prospectus. To receive timely delivery of the documents in advance of the Shareholder Meetings, your request should be received no later than [●].

Royale’s board of directors is using this joint proxy statement/prospectus to solicit proxies from Royale’s shareholders in connection with the Merger Agreement and the mergers described therein, the election of nominees to the board of directors, and to set the maximum size of the board of directors. Matrix’s board of directors is using this joint proxy statement/prospectus to solicit proxies from Matrix’s shareholders in connection with the Merger Agreement and the Matrix Merger. In addition, Royale and Matrix are using this joint proxy statement/prospectus as a prospectus for shareholders of both companies because Holdings is offering shares of its common stock and convertible preferred stock to be issued as consideration for the mergers.

i

ii

iii

STOCK OPTIONS AND EQUITY COMPENSATION; OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	139
OPTIONS	139
COMPENSATION COMMITTEE REPORT	139
COMPENSATION DISCUSSION AND ANALYSIS	139
COMPENSATION OF DIRECTORS	139
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMBINED COMPANY	140
EMPLOYMENT AGREEMENTS	142
CORPORATE GOVERNANCE OF HOLDINGS FOLLOWING THE MERGERS	142
COMPARISON OF SHAREHOLDERS’ RIGHTS	143
COMPARISON OF SHAREHOLDERS’ RIGHTS WITH RESPECT TO HOLDINGS AND ROYALE	143
COMPARISON OF SHAREHOLDERS’ RIGHTS WITH RESPECT TO HOLDINGS AND MATRIX	143
DESCRIPTION OF ROYALE ENERGY HOLDINGS, INC. CAPITAL STOCK	150
AUTHORIZED CAPITAL STOCK	150
COMMON STOCK	150
PREFERRED STOCK	150
LEGAL MATTERS	151
EXPERTS	152
ACCOUNTING MATTERS	152
ENGINEERING MATTERS	152
LEGAL MATTERS	152
GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS	153
INDEX TO FINANCIAL STATEMENTS	154
FINANCIAL STATEMENTS OF ROYALE ENERGY, INC., FOR THE FISCAL YEARS ENDED DECEMBER 31, 2015 AND 2014	F-1
UNAUDITED FINANCIAL STATEMENTS OF ROYALE ENERGY, INC., FOR THE QUARTERLY PERIODS ENDED SEPTEMBER 30, 2015 AND 2014	F-24
CONSOLIDATED FINANCIAL STATEMENTS OF MATRIX OIL MANAGEMENT CORPORATION FOR THE FISCAL YEARS ENDED DECEMBER 31, 2015 AND 2014	F-34
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF MATRIX OIL MANAGEMENT CORPORATION FOR THE QUARTERLY PERIODS ENDED SEPTEMBER 30, 2015 AND 2014	F-62
UNAUDITED NOTES REGARDING MATRIX’S FINANCIAL STATEMENTS	F-67
ANNEX INDEX	II-6
ANNEX A     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED EFFECTIVE AS OF DECEMBER 31, 2016 BY AND AMONG ROYALE ENERGY, INC., ROYALE MERGER SUB, INC., MATRIX MERGER SUB, INC., AND MATRIX OIL MANAGEMENT CORPORATION

ANNEX B FORM OF PREFERRED EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL THE MATRIX PREFERRED INTERESTS
ANNEX C FORM OF LP EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL COMMON LP INTERESTS OF MATRIX INVESTMENTS, L.P., A CALIFORNIA LIMITED PARTNERSHIP
ANNEX D FORM OF LP EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL LIMITED PARTNERSHIP INTERESTS OF MATRIX LAS CIENEGAS LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP
ANNEX E FORM OF LP EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL LIMITED PARTNERSHIP INTERESTS OF MATRIX PERMIAN INVESTMENTS, LP, A TEXAS LIMITED PARTNERSHIP
ANNEX F FORM OF MATRIX OPERATOR STOCK EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL OUTSTANDING COMMON STOCK OF MATRIX OIL CORPORATION, A CALIFORNIA CORPORATION
ANNEX G FORM OF SECTION 351 PLAN OF MERGER AND EXCHANGE
ANNEX H SECTIONS 1300 THROUGH 1313 OF THE CALIFORNIA CORPORATIONS CODE
ANNEX I ARTICLES OF INCORPORATION OF ROYALE ENERGY HOLDINGS, INC.
ANNEX J BYLAWS OF ROYALE ENERGY HOLDINGS, INC.

iv

ANNEX K FORM OF CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF ROYALE ENERGY HOLDINGS, INC. TO CHANGE ITS NAME TO “ROYALE ENERGY, INC.”
ANNEX L CERTIFICATE OF DESIGNATION OF SERIES B 3.5% REDEEMABLE CONVERTIBLE PREFERRED STOCK
ANNEX M OPINION OF STRASBURGER & PRICE L.L.P., AS TO ROYALE TAX MATTERS
ANNEX N OPINION OF PORTER HEDGES LLP, AS TO MATRIX TAX MATTERS
ANNEX O OPINION OF NORTHLAND CAPITAL MARKETS AS TO ROYALE FAIRNESS

v

QUESTIONS AND ANSWERS
The following are answers to certain questions that you may have regarding the mergers and, in the case of Royale shareholders, the Royale Annual Meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:          WHAT IS THE PURPOSE OF THE MERGERS AND THE EXCHANGES?

A:
Royale and Matrix have entered into an Amended and Restated Agreement and Plan of Merger dated effective as of December 31, 2016, as it may be amended from time to time, which we refer to as the “Merger Agreement.” The purpose of the Merger Agreement is to combine Royale and Matrix through mergers resulting in Royale and Matrix each becoming wholly-owned subsidiaries of a newly-formed Delaware corporation which will initially be named “Royale Energy Holdings, Inc.” (“Holdings”).  Holdings will be owned by the current stockholders of Royale and Matrix immediately following the mergers, and Holdings will issues additional shares of capital stock in exchange for all outstanding limited partnership interests of (or in the case of Matrix Oil Corporation, all outstanding capital stock) with holders of the following Matrix affiliates (collectively, the “Exchanges”):

(i)          Matrix Investments, L.P., a California limited partnership,
(ii)         Matrix Las Cienegas Limited Partnership, a California limited partnership,
(iii)	Matrix Permian Investments, LP, a Texas limited partnership, and
(iv)	Matrix Oil Corporation, a California corporation,

(Matrix and its affiliates named in clauses (i) through (iv) above are, collectively, the “Matrix Group”).  As a result of these mergers and exchanges, Holdings will issue shares of its capital stock such that former holders of Royale will hold 50%, and the former holders of the Matrix Group will hold 50%, of all outstanding shares of common stock of Holdings on a fully diluted basis, excluding shares issuable under certain warrants and options to certain former holders of Royale.  In addition, holders of preferred limited partnership interests of Matrix Investments, L.P. will receive all outstanding shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock immediately following the merger.

The common stock and Series B 3.5% Convertible Preferred Stock of Holdings issued in connection with the mergers and the exchanges will be registered with the SEC under the Securities Act and, consequently, Holdings will be responsible for periodic reporting under the Exchange Act and related regulations, including the preparation and filing of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements in advance of stockholders meetings. Holdings will list the shares of its common stock to be issued in the mergers on the Over-The-Counter QB (OTCQB) Market System. It is anticipated that the mergers will put Holdings in compliance with NASDAQ listing requirements and that Holdings will apply for listing on the NASDAQ Stock Market.

Q:          WHY ARE THERE TWO PROPOSED MERGERS?

A:
The combination of Royale and Matrix could be accomplished through a single merger but the respective boards of directors of each company determined that it is in the interest of their company and its shareholders to change its state of incorporation from California to Delaware.  Each of the boards also concluded, however, that it was desirable to continue business operations in California through one or more California corporations as operating companies.  Accordingly, the proposed transactions include the creation of a new Delaware holding corporation, Royale Energy Holdings, Inc., to be owned by the current shareholders of Royale, Matrix and Matrix Operator, and by the limited partners of the Matrix LPs, with Royale and Matrix to continue their existence after the merger as wholly-owned subsidiaries of Holdings engaged in oil and gas exploration and production activities in California and other states.

For the reasons set forth below in detail under “Delaware Holding Corporation” beginning on page [●], Royale’s board of directors believes that it is in the best interests of Royale and its shareholders to reorganize to provide for ownership through a Delaware holding corporation concurrently with the proposed business combination with Matrix.  For many of the same reasons, Matrix’s board of directors believes that it is in the best interests of Matrix, Matrix Operator and the Matrix LPs and their respective shareholders and partners, to reorganize Matrix to provide for ownership through a Delaware holding corporation concurrently with the proposed business combination with Royale.  Shareholders are urged to read carefully the section of this proxy statement/prospectus “Delaware Holding Corporation”, including the related annexes attached hereto, before voting.  Throughout this proxy statement/prospectus, we refer to Royale, the existing California corporation, as “Royale” and the term “Holdings” refers to the newly-formed Delaware holding company that will hold all shares of Royale and Matrix immediately following the Mergers.

As discussed below, the principal reasons for the reincorporation are the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law.  Royale and Matrix each believes that its respective shareholders will benefit from the well-established principles of corporate governance that Delaware law affords.  The certificate of incorporation and the bylaws of Holdings are attached hereto as Annexes [●] and [●], respectively.

Please read the section “Delaware Holding Corporation —Significant Differences Between the Corporation Laws of California and Delaware,” for a description of the material differences between Holdings’ certificate of incorporation and bylaws, the articles of incorporation and bylaws of Royale, and the articles of incorporation and bylaws of Matrix  as well as material differences between California and Delaware corporate law. Also, please read the section “Certificate of Incorporation of Holdings Proposals” beginning on page [●], for a description of the material differences between Royale’s articles of incorporation and Holdings’ amended and restated certificate of incorporation.

Q:          WHAT ARE TERMS OF THE MERGERS?

A:
The Royale Merger.  Pursuant to the Merger Agreement, Royale formed Holdings and Royale Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Holdings (“Royale Merger Sub”). Royale Merger Sub will be merged with and into Royale, in accordance with the California Corporations Code, or “CCC”, with Royale continuing as the surviving corporation as a wholly-owned subsidiary of Holdings (the “Royale Merger”). Following the Royale Merger, Royale, (i) shall possess all of Royale’s and Royale Merger Sub’s assets, rights, powers and property as constituted immediately prior to the Royale Merger; (ii) shall continue to be subject to all of Royale and Royale Merger Sub’s debts, liabilities and obligations as constituted immediately prior to the Royale Merger; (iii) shall be subject to all actions previously taken by the board of directors of Royale and Royale Merger Sub prior to the Royale Merger; (iv) each issued and outstanding share of Royale common stock shall be deemed converted into and become one (1) share of fully paid and nonassessable common stock, $0.001 par value per share, of Holdings (the “Holdings common stock”), and as a result, the shareholders of Royale will hold common stock of Holdings.

The aggregate number of issued and outstanding shares of Royale common stock subject to conversion in the Royale Merger, together with the aggregate number of shares of Royale common stock issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Royale common stock including convertible indebtedness, but excluding all shares issuable upon exercise of certain warrants to acquire up to 2,355,198 shares of Royale common stock and certain options to acquire up to 100,000 shares of Royale common stock (the “Royale Excluded Number Options”), is referred to as the “Aggregate Royale Number.”  As a result of the Royale Merger, each option and warrant to purchase shares of Royale common stock outstanding immediately prior to the effective time of the Royale Merger, including all Royale Excluded Number Options, shall be converted into the right thereafter to receive, upon exercise of such option or warrant, the number of shares of Holdings common stock to which the holder of each such option or warrant would have been entitled if, immediately prior to the Royale Merger, the holder had held the number of shares of Royale common stock obtainable upon the exercise of each such option or warrant.

The Matrix Merger.  Concurrently, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the CCC, Matrix Merger Sub, Inc., a newly-formed California corporation and a wholly-owned subsidiary of Holdings (“Matrix Merger Sub”), will be merged with and into Matrix with Matrix as the surviving corporation (the “Matrix Merger”).  Upon conclusion of the Matrix Merger, the separate existence of Matrix Merger Sub shall cease, Matrix will continue as the surviving corporation and as a wholly-owned subsidiary of Holdings.  And Matrix (i) shall possess all of Matrix’s and Matrix Merger Sub’s assets, rights, powers and property as constituted immediately prior to the Matrix Merger; (ii) shall continue to be subject to all of Matrix and Matrix Merger Sub’s debts, liabilities and obligations as constituted immediately prior to the Matrix Merger; (iii) shall be subject to all actions previously taken by the board of directors of Matrix and Matrix Merger Sub prior to the Matrix Merger; and (iv) each issued and outstanding share of Matrix common stock shall be deemed converted into and become the number of shares of fully paid and nonassessable Holdings common stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by an allocation factor equal to 0.6198452, divided by (b) the Aggregate Matrix Number (the “Matrix Merger Consideration”).

For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Matrix common stock subject to conversion in the Matrix Merger, together with all shares issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Matrix common stock including convertible indebtedness, options or warrants, is referred to as the “Aggregate Matrix Number”.

Upon consummation of the Royale Merger, Royale’s name will be changed to Royale Energy Funds, Inc., and upon consummation of the Royale Merger or the Matrix Merger, which later occurs, Holdings’ name will be changed to Royale Energy, Inc.

Q:	WHAT ARE THE PROPOSED EXCHANGES?

A:	In connection with and as a condition to the mergers at the closing of the Mergers, the following exchange transactions will occur (together these transactions are the “Exchanges”):

(i)
all the limited partnership interests of (A) Matrix Investments, L.P., a California limited partnership (other than its preferred limited partnership interests), (B) Matrix Las Cienegas Limited Partnership, a California limited partnership, and (C) Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”), will be assigned to Holdings in exchange for Holdings common stock (the “LP Exchanges”) pursuant to the terms and conditions of certain exchange agreements in the form attached as exhibits to the Merger Agreement (collectively, the “Matrix LP Exchange  Agreements”).  In the LP Exchanges, the holders of such limited partnership interests of the Matrix LPs (each a “Matrix LP Holder” and collectively, the “Matrix LP Holders”) will receive, respectively, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by such Matrix LP Holder’s proportionate share of such limited partnership interests (based on such holder’s ownership percentage of all outstanding limited partnership interests of such Matrix LP other than preferred limited partnership interests) multiplied by applicable allocation factor for the applicable Matrix LP which is set forth below:

Holders of Matrix LP	Allocation Factor
Matrix Investments, L.P.	0.0899252
Matrix Las Cienegas Limited Partnership	0.1900080
Matrix Permian Investments, LP	0.1002063

(Collectively, the shares of Holdings common stock to be issued to the Matrix LP Holders are the “Matrix LP Exchange Consideration”);

(ii)
all the outstanding capital stock of Matrix Oil Corporation, a California corporation (the “Matrix Operator”), will be, pursuant to the terms of an exchange agreement (the “Matrix Operator Exchange Agreement”) in the form attached as an exhibit to the Merger Agreement, assigned to Holdings in exchange for Holdings common stock (the “Matrix Operator Exchange”).  In the Matrix Operator Exchange, the holders of the capital stock of Matrix Operator (each, a “Matrix Operator Holder” and collectively, the “Matrix Operator Holders”) will receive, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by 0.00001528 (the “Matrix Operator Exchange Consideration”);

(iii)
$20,124,000 of preferred limited partnership interests (based on adjusted capital accounts of the holders) (the “Matrix Preferred Interests”) issued by Matrix Investments, L.P., will be exchanged (the “Preferred Exchange”) for shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock (“Series B Preferred Stock”).  Pursuant to the terms and conditions set forth in the exchange agreement between the holders of Matrix Preferred Interests (the “Matrix Preferred Holders”) and Holdings in the form attached as an exhibit to the Merger Agreement (the “Preferred Exchange Agreement”), each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers shall be exchanged for one (1) validly issued, fully paid and nonassessable share of Series B Preferred Stock. The Series B Preferred Stock is subject to the terms and conditions of the certificate of designation to be filed with the Delaware Secretary of State and will carry an initial liquidation preference of $10.00 per share, resulting in an aggregate liquidation preference of $20,124,000 for all outstanding shares of Series B Preferred Stock immediately following closing. Each share of Series B Preferred Stock will initially be convertible into ten (10) shares of Holdings common stock at the election of the holder.

A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex [●]. We urge you to read carefully this joint proxy statement/prospectus and the Merger Agreement in their entirety.

Q:	WHY ARE ROYALE AND MATRIX PROPOSING THE MERGERS?

A:
Royale and Matrix believe that their combination will create value for both companies’ shareholders. The boards of directors of Royale and Matrix have each concluded that the mergers are in the best interests of their respective shareholders.

As set forth in greater detail elsewhere in this joint proxy statement/prospectus, Royale’s board of directors considered many factors in making its recommendations to Royale’s shareholders. Among the factors considered by Royale’s board of directors were:

•	the combination will greatly improve production and cash flows, and reduce general and administrative expenses on a per barrel basis;

•	the combination will greatly diversify and increase estimated proved reserves;

•	the combination will significantly improve Royale’s liquidity and financial strength and is anticipated to put Royale in compliance with NASDAQ listing requirements;

•
the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Royale board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

•	the combination will provide Royale with a larger portfolio of exploitation and exploration opportunities in resource plays within areas already targeted by Royale; and

•
the presentation and opinion of Northland Capital Markets (“Northland”), Royale’s financial advisor, to the effect that, as of the date of the opinion and based upon the assumptions, limitations, qualifications, and conditions stated in the opinion letter, the mergers as between Royale and Matrix are fair to Royale and its shareholders, from a financial point of view, as more fully described below under the caption “The Mergers – Opinions of  Northland Capital Markets to the Royale Board of Directors.”

For more detailed information regarding the factors considered by Royale’s board of directors, see “The Mergers—Recommendation of Royale’s Board of Directors and Reasons for the Mergers” beginning on page [●].

As set forth in greater detail elsewhere in this joint proxy statement/prospectus, Matrix’s board of directors considered many factors in making its recommendations to Matrix’s shareholders.  Among the factors considered by Matrix’s board of directors were:

•	the combination will provide a long-term strategic benefit to Matrix shareholders by creating an oil and natural gas company with more diversified reserves and increased scope and scale;

•
the potential synergies resulting from elimination of duplicative general and administrative costs, operational synergies resulting from combining operations in the same geographical area and other potential benefits to the cash flow of the combined company;

•
the fact that there is no public trading market for Matrix common stock and that shares of the combined company’s common stock will be registered with the SEC and listed for trading on the Over-The-Counter QB (OTCQB) Market System;

•
the public nature of the combined company’s common stock may facilitate future capital raising, and acquisitions of assets or companies for shares of common stock; the combined entity’s market capitalization should enhance access to debt and equity capital markets and enhance the ability to finance development and production of the combined company’s properties and increased scale of operations;

•
current industry, economic and market conditions, and the present and anticipated environment in the independent exploration and production sector of the energy industry suggest that potential acquisition and development opportunities will develop within the sector for companies that achieve superior operating efficiencies and are sufficiently capitalized;

•
through their receipt of Holdings common stock and convertible preferred stock as part of the merger consideration, Matrix shareholders have the opportunity to participate in the combined company’s growth and share appreciation in the future (including share appreciation resulting from further exploitation and development of Matrix’s and Royale’s assets); and

•
the form of the merger consideration would be desirable to Matrix shareholders in that the Holdings common stock and preferred stock issuable in the mergers (other than the shares issued with respect to accrued and unpaid dividends) would not result in a taxable transaction for Matrix shareholders.

For more detailed information regarding the factors considered by Matrix’s board of directors, see “The Mergers —Recommendation of Matrix’s Board of Directors and Reasons for the Mergers” beginning on page [●].

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:
Royale’s and Matrix’s boards of directors are using this proxy statement/prospectus to solicit proxies of Royale and Matrix stockholders in connection with the Merger Agreement and the Mergers, as further described below.  This joint proxy statement/prospectus also constitutes the prospectus of Holdings with respect to the shares of Holdings common stock to be issued to (i) holders of outstanding shares of Royale common stock upon consummation of the Royale Merger as merger consideration, (ii) holders of outstanding shares of Matrix common stock upon consummation of the Matrix Merger as merger consideration, (iii) holders of all outstanding limited partnership interests of the Matrix LP (other than the Preferred Interests) as Matrix LP Exchange Consideration, (iv) holders of all the outstanding capital stock of Matrix Operator, and (v) holders of  all outstanding Preferred Interests upon consummation of the Preferred Exchange as Preferred Exchange Consideration.

This joint proxy statement/prospectus is being furnished to shareholders of Royale in connection with the solicitation by the board of directors of Royale of proxies for use at the Royale Annual Meeting to be held at Royale’s principal executive offices located at [●], at [●] local time, on [●]. At this meeting, Royale shareholders will be asked to (i) consider and vote upon the approval of the mergers, (ii) elect directors, and (iii) other matters relating to the same.

This document constitutes both a proxy statement of Royale and a prospectus of Holdings. It is a proxy statement because the board of directors of Royale is soliciting proxies using this document from its shareholders. It is a prospectus because Holdings, in connection with the mergers, is offering shares of its common stock shares and shares of preferred stock to Matrix shareholders as merger consideration.

The mergers cannot be completed unless each of Royale’s and Matrix’s shareholders adopt the Merger Agreement.

Q:          WHAT WILL HOLDERS OF ROYALE COMMON STOCK RECEIVE IN THE MERGERS?

A:
Upon consummation of the Royale Merger, each outstanding share of Royale common stock will be converted into one share of Holdings common stock. See “The Merger Agreement – Conversion of Royale Common Stock. For a summary of the principal differences between the rights of holders of Holdings common stock and Royale common stock, see “Comparison of Shareholders’ Rights—Comparison of Shareholders’ Rights with Respect to Holdings and Royale.”

Q:	WHAT WILL HOLDERS OF MATRIX GROUP RECEIVE IN THE MERGERS AND THE EXCHANGES?

A:
(1)  Upon consummation of the Matrix Merger each outstanding share of Matrix common stock will be converted into the right to receive the number of shares of Holdings common stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by the allocation factor equal to 0.6198452, divided by (b) the Aggregate Matrix Number. See “Certain Provisions of The Merger Agreement –Merger Consideration and Exchange Consideration”.

(2)
Upon consummation of the LP Exchanges the Matrix LP Holders will receive, respectively, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by such Matrix LP Holder’s proportionate share of such limited partnership interests (based on such holder’s ownership percentage of all outstanding limited partnership interests of such Matrix LP) multiplied by applicable allocation factor for the applicable Matrix LP which is set forth below:

Holders of Matrix LP	Allocation Factor
Matrix Investments, L.P.	0.0899252
Matrix Las Cienegas Limited Partnership	0.1900080
Matrix Permian Investments, LP	0.1002063

(3)
Upon consummation of the Matrix Operator Exchange, each Matrix Operator Holder will receive a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by such Matrix LP Holder’s proportionate share of all outstanding Matrix Operator capital stock, multiplied by 0.00001528.

(4)
Upon consummation of the Preferred Exchange, each Matrix Preferred Holder will receive, for each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers, one (1) validly issued, fully paid and nonassessable share of Series B Preferred Stock of Holdings.

Q:	WHEN WILL THE MERGERS BE COMPLETED?

A:
Royale and Matrix currently expect that the mergers will be completed during the first quarter of 2017. However, neither Royale nor Matrix can assure you of when or if the mergers will be completed, and it is possible that factors outside of the control of both companies, could result in the mergers being completed at a different time or not at all. Royale and Matrix must first obtain the approval of their respective shareholders for the mergers. See “The Merger Agreement—Conditions to the Mergers” beginning on page [●].

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Royale shareholders are being asked to vote via proxy or at the Royale Annual Meeting on the following proposals:

1.
To adopt the Amended and Restated Agreement and Plan of Merger dated effective as of December 31, 2016, by and between Royale and Matrix, which provides, among other things, for: (a) the formation of Royale Energy Holdings, Inc., a Delaware corporation (“Holdings”) and Royale Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Holdings (“Royale Merger Sub”); (b) the merger of Royale Merger Sub with and into Royale, which will result in Royale, as the surviving corporation, becoming a wholly-owned subsidiary of Holdings (the “Royale Merger”), and (c) the merger of Matrix Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Holdings with and into Matrix, which will result in Matrix becoming a wholly-owned subsidiary of Holdings (the “Matrix Merger” and together with the Royale Merger, the “Mergers”; the Mergers together with the transactions described in (a), the “Royale Reorganization Proposal”).

2.	To approve the Mergers.

3.
To elect the nominees described in the joint proxy statement/prospectus accompanying this notice as members of Royale’s board of directors, each for a term of one year, expiring at the later of the 2018 annual meeting of shareholders or upon a successor being elected and qualified (the “Director Election”);

4.	To set the maximum size of Royale’s board of directors at eight members pursuant to Section 3.02 of Royale’s bylaws (the “Board Size Proposal”);

5.	To approve the conversion the conversion of certain convertible notes into Royale common stock (the “Note Conversion Proposal”); and

6.
To approve one or more adjournments of the Royale Annual Meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the Royale Reorganization Proposal (the “Adjournment Proposal”).

Matrix shareholders are being asked to vote via proxy or at the special meeting of shareholders on the following proposals (collectively, the “Matrix Reorganization Proposal”):

1.
To adopt Amended and Restated Agreement and Plan of Merger dated effective as of December 31, 2016 by and between Royale and Matrix, which provides, among other things, for: (a) the formation of Royale Energy Holdings, Inc., a Delaware corporation (“Holdings”) and Matrix Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Holdings (“Matrix Merger Sub”);  (b) the merger of Matrix Merger Sub with and into Matrix, which will result in Matrix, as the surviving corporation, becoming a wholly-owned subsidiary of Holdings (the “Matrix Merger”); and (c) the merger of Royale Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Holdings, with and into Royale, which will result in Royale, as the surviving corporation, becoming a wholly-owned subsidiary of Holdings.

2.	To approve the Matrix Merger.

Q:	WHAT CONSTITUTES A QUORUM AT THE ROYALE ANNUAL MEETING?

A:
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Royale common stock entitled to vote is necessary in order to constitute a quorum at the Royale Annual Meeting.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE ROYALE ANNUAL MEETING?

A:	The Royale Reorganization Proposal. The affirmative vote of at least two-thirds, or 66⅔%, of the issued and outstanding Royale common stock is required to approve the Reorganization Proposal.

The Director Election.  The eight directors receiving the highest plurality of votes will be elected as directors in the Director Election.

The Board Size Proposal. Assuming a quorum is present, the affirmative vote of a majority of the Royale common stock present in person or represented by proxy at the Royale Annual Meeting is required to approve the Board Size Proposal.

The Note Conversion Proposal.  Assuming a quorum is present, the affirmative vote of a majority of the Royale common stock present in person or represented by proxy at the Royale Annual Meeting is required to approve the Note Conversion Proposal.

The Adjournment Proposal. Assuming a quorum is present, the affirmative vote of a majority of the Royale common stock present in person or represented by proxy at the Royale Annual Meeting is required to approve the Adjournment Proposal.

Q:	WHAT IS THE NOTE CONVERSION PROPOSAL?

A:
Royale issued two Convertible Notes dated August 2, 2016 in each the aggregate principal amount of $1,580,000 (the “Notes”). The Notes are convertible into an aggregate of 3,950,000 shares of Royale common stock. Pursuant to the Notes, the conversion is automatic upon (i) the approval of the merger by the shareholders of Royale, and (ii) the approval of the conversion by the shareholders of Royale. The conversion will result in an issuance of more than 20% of the outstanding Royale common stock to the holders of the Notes. See “The Note Conversion Proposal” beginning on page [●].

Q:	WHAT CONSTITUTES A QUORUM AT THE MATRIX SPECIAL MEETING?

A:
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Matrix common stock is necessary in order to constitute a quorum at the Matrix special meeting.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE MATRIX SPECIAL MEETING?

A:	The Matrix Reorganization Proposal. The affirmative vote of at least two-thirds, or 66⅔%, of the issued and outstanding Matrix common stock is required to approve the Reorganization Proposal.

The Adjournment Proposal.  Even if a quorum is not present at the meeting, the affirmative vote of a majority of the Matrix common stock present in person or represented by proxy at the Matrix special meeting is sufficient to approve the Adjournment Proposal.

Q:	WHAT DO I NEED TO DO NOW?

A:
If you are a Royale shareholder, after carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Royale Annual Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank, or other nominee if your shares are held in the name of your broker, bank, or other nominee.

If you are a Matrix shareholder, after carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Matrix  Special Meeting. Please follow the instructions set forth on the proxy card.

.Q:	HOW DO I VOTE?

A:	If you are a shareholder of record of Royale as of [●] (the “Royale Record Date”) you may submit your proxy before the Royale Annual Meeting in any of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of Royale as of the Royale Record Date, you may also cast your vote in person at the Royale Annual Meeting.

If your shares are held in “street name” through a broker, bank, or other nominee, your broker, bank, or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the special meeting will need to obtain a proxy form from their broker, bank, or other nominee.

If you are a shareholder of record of Matrix as of [●] (the “Matrix Record Date”) you may submit your proxy before the Matrix Meeting in any of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of Matrix as of the Matrix Record Date, you may also cast your vote in person at the Matrix Special Meeting.

Q:	WHEN AND WHERE IS THE ROYALE ANNUAL MEETING?

A:
The Royale Annual Meeting will be held at the [●] at [●] local time, at [●]. All Royale shareholders as of the Royale Record Date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [●] local time.

Q:	WHEN AND WHERE IS THE MATRIX SPECIAL MEETING?

A:
Matrix’s special meeting of its shareholders will be held at the [●] at [●] local time, at [●].  All Matrix shareholders as of the Matrix Record Date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at [●] local time.

Q:	HOW DOES THE ROYALE BOARD OF DIRECTORS RECOMMEND I VOTE?

A:	The Royale board of directors recommends that you vote your shares of Royale common stock:

1.	“FOR” the Royale Reorganization Proposal;

2.	“FOR” the Matrix Reorganization Proposal;

3.	“FOR” the Director Election;

4.	“FOR” the Board Size Proposal;

5.	“FOR” the Note Conversion Proposal;

6.	“FOR” the Adjournment Proposal; and

7.	“FOR” each of the Proposed Exchanges.

Q:	HOW DOES THE MATRIX BOARD OF DIRECTORS RECOMMEND I VOTE?

A:	The Matrix board of directors recommends that you vote your shares of Matrix common stock:

1.	“FOR” the Royale Reorganization Proposal;

2.	“FOR” the Matrix Reorganization Proposal;

3.	“FOR” the Adjournment Proposal; and

4.	“FOR” each of the Proposed Exchanges.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If you are a Royale shareholder and your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Royale or Matrix or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee.

If you are a Royale shareholder holding your shares in “street name” and you do not instruct your broker, bank, or other nominee on how to vote your shares:

•	your broker, bank, or other nominee will not vote your shares on the Reorganization Proposal which broker non-votes will have the same effect as a vote “AGAINST” these proposals; and

•	your broker, bank, or other nominee will not vote your shares on the Adjournment Proposal, which broker non-votes will have no effect on the vote count for this proposal.

If you are a Matrix shareholder and your shares are held by a nominee, you must provide the office of Matrix at Santa Barbara, CA as record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your nominee. Please note that you may not vote shares held by returning a proxy card directly to Matrix or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your nominee.

Q:	WHAT IF I ATTEND THE MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the Royale Annual Meeting, an abstention occurs when a shareholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you are a Royale shareholder, you attend the annual meeting in person, and you fail to vote on the applicable proposal, your failure to vote will have the same effect as a vote cast “AGAINST” the applicable proposal. If you respond with an “abstain” vote on the applicable proposal, your proxy will have the same effect as a vote cast “AGAINST” the applicable proposal.

If you are a Matrix shareholder and you attend the special meeting in person, and you fail to vote on the applicable proposal, your failure to vote will have the same effect as a vote cast “AGAINST” the applicable proposal. If you respond with an “abstain” vote on the applicable proposal, your proxy will have the same effect as a vote cast “AGAINST” the applicable proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you are a Royale shareholder and you sign and return your proxy card without indicating how to vote on any particular proposal, the Royale common stock represented by your proxy will be voted as recommended by the Royale board of directors with respect to that proposal.

If you are a Matrix shareholder and you sign and return your proxy card without indicating how to vote on any applicable proposal, the Royale common stock represented by your proxy will be voted as recommended by the Royale board of directors with respect to that proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes, if you are a Royale shareholder. You may change your vote at any time before your proxy is voted at the Royale Annual Meeting. You may do this in one of three ways:

•	filing a notice with the Secretary of Royale;

•	filing a new, subsequently dated proxy (whether by proxy card, online, or telephone); or

•	by attending the Royale Annual Meeting and electing to vote your shares in person.

If you are a shareholder of record of Royale and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Royale Energy, Inc., Attention: Secretary, 1870 Cordell Court, Suite 201, El Cajon, California 92020, and it must be received at any time before the vote is taken at the Royale Annual Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, online, or telephone not later than [●] on [●], or by voting in person at the meeting. If you have instructed a broker, bank, or other nominee to vote your Royale common stock, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.

Yes, if you are a Matrix shareholder. You may change your vote at any time before your proxy is voted at the special meeting by attendance at the meeting and voting in person by the person executing the proxy or by a writing stating that the proxy is revoked or by a proxy bearing a later date executed by the person executing the proxy and filed with the secretary of the corporation or the persons appointed as inspectors of election or such other persons as may be designated by the board of directors or the chief executive officer to receive proxies.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS TO ROYALE SHAREHOLDERS AND THE MATRIX SHAREHOLDERS?

A:	A U.S. holder of Royale common stock or Matrix common stock that receives shares of Holdings common stock in the mergers

•
will not recognize any gain or loss upon the exchange of shares of Royale common stock or Matrix common stock for shares of Holdings common stock in the Royale Merger or the Matrix Merger, respectively;

•
will have a tax basis in the Holdings common stock received in the Royale Merger or the Matrix Merger equal to the tax basis of the Royale common stock or Matrix common stock, respectively, surrendered in exchange therefor; and

•
will have a holding period for federal income tax purposes for shares of Holdings common stock received in the Royale Merger or the Matrix Merger that includes its holding period for its shares of Royale common stock or Matrix common stock, respectively, surrendered in exchange therefor.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Mergers” beginning on page [●].

The consequences of the mergers to any particular shareholder will depend on that shareholder’s particular facts and circumstances. YOU SHOULD CONSULT WITH YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGERS TO YOU.

Q:          WHAT HAPPENS IF THE MERGERS ARE NOT COMPLETED?

A:
If the mergers are not completed, Matrix shareholders will not receive any consideration for their shares of Matrix common stock. Matrix will remain a private company. Similarly, if the mergers are not completed, Royale shareholders will not receive any shares of Holdings common stock in connection with the mergers. Instead, Royale will remain an independent public company and its common stock will continue, for the present, to be listed and traded on the OTC-QB Market System.

If the mergers are not completed, the common stock of Matrix Operator and the limited partnership interest of the Matrix LPs will not be exchanged for Holdings common stock, and the Matrix LPs will remain as separate entities.  The Preferred Interests will not be exchanged for Holdings Series B Preferred Stock and will remain an outstanding preferred limited partnership interests of Matrix Investments, L.P.

Q:	SHOULD MATRIX SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. Matrix shareholders SHOULD NOT send in any stock certificates now. If the mergers are approved, transmittal materials, with instructions for their completion, will be provided under separate cover to Matrix shareholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:          WHAT HAPPENS IF I AM A SHAREHOLDER OF BOTH ROYALE AND MATRIX?

A:
You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a Royale shareholder, you should contact [●], the proxy solicitation agent for Royale, toll-free at [●]. [If you are a Matrix shareholder, you should contact [●].]

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of Royale and Matrix that are not historical facts and are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of Royale, Matrix, and the combined company and may be preceded by, followed by, or otherwise include the words “probable,” “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” or similar expressions. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend, or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

SUMMARY

The following is a summary of the information contained elsewhere in this joint proxy statement/prospectus.  This summary may not contain all of the information that is important to you.  For a more complete description of the Merger Agreement, the mergers and the other transactions contemplated thereby, you should carefully read this entire prospectus and the other documents to which it refers. We have defined certain oil and gas industry terms used in this joint proxy statement/prospectus in the “Glossary of Certain Oil and Natural Gas Terms” beginning on page 164.

The Companies
Royale Energy, Inc.
Royale Energy, Inc. (“Royale”) is an independent oil and natural gas producer with principal executive offices at 1870 Cordell Court, Suite 210, El Cajon, California 92020 (telephone 619-383-6600).  Royale’s principal lines of business are the production and sale of natural gas, acquisition of oil and gas lease interests and proved reserves, drilling of both exploratory and development wells, and sales of fractional working interests in wells to be drilled by Royale.  Royale was incorporated in California in 1986 and began operations in 1988.  Royale’s common stock is traded on the Over-The-Counter QB (OTCQB) Market System (symbol “ROYL”). On December 31, 2016, Royale had twelve full time employees.

Royale owns wells and leases located mainly in the Sacramento Basin and San Joaquin Basin in California as well as in Utah, Texas, Oklahoma, and Louisiana.  Royale usually sells a portion of the working interest in each well it drills or participates in to third party investors and retains a portion of the prospect for its own account.  Selling part of the working interest to others allows Royale to reduce its drilling risk by owning a diversified inventory of properties with less of its own funds invested in each drilling prospect, as opposed to if Royale owned all the working interest and paid all drilling and development costs of each prospect itself.  Royale generally sells working interests in its prospects to accredited investors in exempt securities offerings. The prospects are bundled into multi-well investments, which permit the third party investors to diversify their investments by investing in several wells at once instead of investing in single well prospects.

Matrix Oil Management Corporation
Matrix Oil Management Corporation (“Matrix”) is a private independent oil and natural gas production company with principal executive offices at 104 W Anapamu Street, Santa Barbara, California 93101 (telephone (805)-880-2600.  The company was formed in 1999 and acquired its first interest in the Los Angeles Basin in 1999 in the Las Cienegas Field from Phillips Petroleum. The company focused early efforts to acquire long-life, low-risk producing leases.  Currently, the company owns and operates oil-producing properties in the Los Angeles and San Joaquin Basins of California in the West Whittier, Sansinena and Bellevue Oil Fields.  The company also operates current non-producing leases with substantial drilling upside in Whittier and La Habra Heights, California named Whittier Main Lease (former Chevron Whittier Field leases) and the Sempra Lease (former East Whittier Field).  It owns non-operated natural-gas producing properties in the Sacramento Basin and oil-producing royalty and non-operated leases in the Permian Basin and Midland Basin of West Texas.  In these basins Matrix has lease and fee ownership in 13 producing fields in approximately 10,000 net acres that hold in excess of 350 Matrix-interest wells.  The company has total proved reserves in excess of 13 MMBOE as of December 31, 2016.

Since inception, Matrix has purchased producing properties and added shareholder value by improving operations and by drilling or participating in drilling of low-risk development wells.  Since 2003, Matrix has drilled or participated in the drilling of 68 wells with an 89% success rate defined as completed commercial production.  From 2001 to 2005 Matrix acquired interests from Phillips, Texaco, Venoco, Merit Energy and others in the Colorado DJ Basin Wattenberg Field, California San Joaquin Basin Yowlumne Field and Bellevue Field, north and west Texas Permian and Marrieta Basin Jameson North Field and BMC Fields. From 2006 to today, the company has acquired leases for development and exploration in the Sacramento Basin, Permian Basin and Eastern Shelf in Texas, and leases in the Whittier Field trend in the Los Angeles Basin.  Matrix has partnered in its leases with Bonanza Creek Energy, Clayton Williams Energy, Foothill Energy, JVA and Sunny Frog LP.  Matrix has a strategic project with the City of Whittier on its 1280 acres for the potential development of a principal structure on the Whittier Field.  The company has monetized assets with a track record of investing $9.1 million in properties with a total divestment sale amount of $55.7 million received from June 2006 through November, 2014.  Matrix produces from the Miocene Puente Formation of the Los Angeles Basin. Stevens Formation of the San Joaquin Basin, Forbes Formation of the Grimes Gas Field, the Odom, Strawn and Ellenburger Formations in West Texas.  Matrix’s properties are characterized by stable, long-lived production and reserve life indexes averaging greater than 18 years.

Royale Energy Holdings, Inc.
Royale Energy Holdings, Inc. (“Holdings”) is a newly-formed Delaware corporation. As a result of the mergers, each of Royale and Matrix will become a wholly-owned subsidiary of Holdings. Accordingly, the business of Holdings will be the business currently conducted by Royale and Matrix. Holdings’ principal executive offices are located at 104 W Anapamu Ste. C, Santa Barbara, CA 93101 (telephone 805-880-2600).

Royale Merger Sub, Inc.
Royale Merger Sub, Inc., a California corporation (“Royale Merger Sub”), is a direct wholly-owned subsidiary of Holdings and was formed solely for the purpose of consummating the mergers. Royale Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the mergers. Royale Merger Sub’s principal executive offices are located at 1870 Cordell Court, Suite 210, El Cajon, California 92020, and its telephone number is 619-383-6600.

Matrix Merger Sub, Inc.
Matrix Merger Sub, Inc., a California corporation (“Matrix Merger Sub”), is a direct wholly-owned subsidiary of Holdings and was formed solely for the purpose of consummating the mergers. Matrix Merger Sub has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the mergers. Matrix Merger Sub’s principal executive offices are located at 1870 Cordell Court, Suite 210, El Cajon, California 92020 (telephone 619-383-6600).

The Mergers
Structure of the Mergers
Royale has agreed that its subsidiary will merge with Matrix under the terms and conditions set forth in the Merger Agreement, which we describe in this joint proxy statement/prospectus.  Pursuant to the Merger Agreement, newly formed subsidiaries of Royale and Matrix, which we refer to as Royale Merger Subsidiary and Matrix Merger Subsidiary, will merge with and into Holdings with Royale and Matrix each continuing as the respective surviving corporations and wholly-owned subsidiaries of Holdings. We refer to the Royale Merger and the Matrix Merger as the “Mergers.” We have attached the Merger Agreement as Annex A to this joint proxy statement/prospectus.  We encourage you to read the Merger Agreement in its entirety.  We currently expect that the mergers will be completed in the first quarter of 2017. However, we cannot predict the actual timing of the completion of these transactions or if they will ultimately occur.

Merger Consideration and Exchange Ratio
Upon consummation of the Royale Merger and subject to the terms and conditions of the Merger Agreement, the issued and outstanding shares of Royale’s common stock, no par value (the (“Royale Common Stock”), will each be converted into one (1) share of common stock, $0.001 par value per share, of Holdings (“Holdings Common Stock”) (the “Royale Merger Consideration”), and as a result, the shareholders of Royale will hold common stock in a Delaware corporation and will no longer hold common stock in a California corporation.  For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Royale Common Stock subject to conversion in the Royale Merger, together with all Royale Common Stock issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Royale Common Stock including convertible indebtedness, but excluding the amount of Royale Common Stock issuable upon exercise of certain outstanding warrants to acquire up to 2,355,198 shares of Royale Common Stock and certain outstanding options to acquire 100,000 shares of Royale Common Stock, is referred to as the “Aggregate Royale Number,” as more fully described in the Merger Agreement.

As a result of the Royale Merger, each option and warrant to purchase shares of Royale Common Stock outstanding immediately prior to the effective time of the Royale Merger shall be converted into the right thereafter to receive, upon exercise of such option or warrant, the amount of shares of Holdings Common Stock to which the holder of each such option or warrant would have been entitled if, immediately prior to the Royale Merger, the holder had held the number of shares of Royale Common Stock obtainable upon the exercise of each such option or warrant.

Upon consummation of the Matrix Merger and subject to the terms and conditions of the Merger Agreement, the issued and outstanding shares of Matrix’s common stock, no par value (the “Matrix Common Stock”), will each be converted into the number of shares of Holdings Common Stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by 0.6198452, divided by (b) the Aggregate Matrix Number (the “Matrix Merger Consideration”).  For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Matrix Common Stock subject to conversion in the Matrix Merger, together with all shares issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Matrix Common Stock including convertible indebtedness, options or warrants, is referred to as the “Aggregate Matrix Number,” as more fully described in the Merger Agreement.

The merger consideration and the exchange ratio will be adjusted based on the number of outstanding shares of Holdings common stock on the date of the merger; however, the merger consideration and the exchange ratio will not be adjusted to reflect changes in the market price of Holdings common stock.  The dollar value of the Holdings common stock to be received as the merger consideration will change depending on fluctuations in the market price and will not be known at the time Matrix stockholders vote on the merger.

The Exchanges
The Matrix LP Exchanges
In connection with and as a condition to the mergers at the closing of the mergers, the following exchange transactions (together the “Exchanges”) will occur:

All the limited partnership interest of Matrix Investments, L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”), will be, pursuant to the terms and conditions of certain exchange agreements (collectively, the “Matrix LP Exchange Agreements”) that are attached as exhibits to the Merger Agreement, assigned to Holdings in exchange for Holdings common stock (the “LP Exchanges”).  In the LP Exchanges, the holders of limited partnership interests of the Matrix LP (other than holders of preferred limited partnership interests) (each, a “Matrix LP Holder” and collectively, the “Matrix LP Holders”) in the Matrix LPs will receive, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by the following allocation factor:

Holders of Matrix LP	Allocation Factor
Matrix Investments, L.P.	0.0899252
Matrix Las Cienegas Limited Partnership	0.1900080
Matrix Permian Investments, LP	0.1002063

Matrix Operator Exchange
All the outstanding capital stock of Matrix Oil Corporation, a California corporation (the “Matrix Operator”), will be, pursuant to the terms of an exchange agreement (the “Matrix Operator Exchange Agreement”) that is attached as an exhibit to the Merger Agreement, assigned to Holdings in exchange for Holdings common stock (the “Matrix Operator Exchange”).  In the Matrix Operator Exchange, the holders of the capital stock of Matrix Operator (each, a “Matrix Operator Holder” and collectively, the “Matrix Operator Holders”) will receive, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by an allocation factor of 0.0000153 (the “Matrix Operator Exchange Consideration”).

The Matrix Group
The “Matrix Group” is Matrix together with each of the Matrix LPs and Matrix Operator.  The shareholders and partners of each entity of the Matrix Group (other than holders of preferred limited partnership interests of Matrix Investments, L.P.) will receive, in the aggregate with respect to each such entity, in the merger or exchange of such entity with Holdings, a number of shares of Holdings common stock equal to the Aggregate Royale Number times such entity’s allocation factor. The sum of the allocation factors for all entities in the Matrix Group is 1.0.  Consequently, the number of shares of Holdings common stock to be received by all shareholders and partners of the Matrix Group (other than holders of preferred limited partners of Matrix Investments) will be equal to the Aggregate Royale Number.

The Preferred Exchange
Approximately $20,124,000 of preferred limited partnership interests (based on adjusted capital accounts of the holders) (the “Matrix Preferred Interests” issued by Matrix Investments, L.P. (the “Preferred Exchange”) for shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock (“Series B Preferred Stock”).  Pursuant to the terms and conditions set forth in the exchange agreement between the holders of Matrix Preferred Interests (the “Matrix Preferred Holders”) and Holdings (the “Preferred Exchange Agreement” and, together with the Matrix LP Exchange Agreements and the Matrix Operator Exchange Agreement, the “Exchange Agreements”) that is attached as an exhibit to the Merger Agreement, each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers shall be exchanged for one (1) validly issued, fully paid and nonassessable share of Series B Preferred Stock. The Series B Preferred Stock, subject to the terms and conditions of the certificate of designation to be filed with the Delaware Secretary of State, will carry a liquidation preference of approximately $20,124,000, and each share of Series B Preferred Stock will be convertible into approximately ten (10) shares of Holdings common stock.

Ownership of Holdings after the Mergers and the Exchanges
Immediately following the mergers and the exchanges, former holders of Royale will hold 50%, and the former holders of the Matrix Group will hold 50%, of all outstanding shares of common stock of Holdings on a fully diluted basis, excluding shares issuable under certain warrants and options to certain former holders of Royale.  In addition, holders of preferred limited partnership interests of Matrix Investments, L.P. will receive all outstanding shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock immediately following the merger.

The Royale Annual Meeting and Voting
Royale’s 2017 annual meeting of its Shareholders
The Royale Annual Meeting will be held on [●], at [●] local time, at [●]. The purpose of the meeting is for shareholders of Royale to consider and vote upon the approval of the Merger Agreement, the transactions contemplated thereby, elect directors, and set the maximum size of the board of directors.

Recommendation of the Royale Board of Directors	The Royale board of directors recommends that Royale shareholders vote “FOR” each of the proposals to be voted on at the annual meeting.
Royale Record Dates; Voting Power
You are entitled to vote at the Royale Annual Meeting if you owned shares of Royale common stock as of the close of business on the record date of [●]. On the record date, there were [●] shares of Royale common stock entitled to vote at the annual meeting. Royale shareholders will have one vote for each share of Royale common stock owned on the record date.

Royale Required Vote
At least two-thirds, or 66⅔% of the shares of Royale common stock outstanding on the record date must vote to adopt the mergers, including the Merger Agreement. Your failure to vote will have the effect of a vote against the mergers. Brokers who hold shares of Royale common stock as nominees will not have discretionary authority to vote such shares unless you provide voting instructions.

The eight directors receiving the highest plurality of votes will be elected as directors in the Director Election.

At least a majority of the shares of Royale common stock outstanding and the record date must vote to set the maximum size of Royale’s board of directors at eight members pursuant to Section 3.02 of Royale’s bylaws.

The Matrix Special Meeting and Voting
Matrix’s Special Meeting
Matrix’s special meeting of its shareholders will be held on [●], at [●] local time, at Santa Barbara CA Office. The purpose of the meeting is for shareholders of Matrix to consider and vote upon the approval of the Merger Agreement and the Matrix Merger and the other transactions contemplated thereby.

Recommendation of the Matrix Board of Directors	The Matrix board of directors recommends that Matrix shareholders vote “FOR” each of the proposals to be voted on at the special meeting.
Matrix Record Dates; Voting Power
You are entitled to vote at Matrix’s special meeting of its shareholders if you owned shares of Matrix common stock as of the close of business on the record date of [●]. On the record date, there were 6,710 shares of Matrix common stock entitled to vote at the special meeting. Matrix shareholders will have one vote for each share of Matrix common stock owned on the record date.

Matrix Required Vote
At least two-thirds, or 66⅔%, of the shares of Matrix common stock outstanding on the record date must vote to adopt the Matrix Merger and the Merger Agreement. Your failure to vote will have the effect of a vote against the Matrix Merger.

Revocation of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Royale Annual Meeting or Matrix’s special meeting of shareholders, as applicable. A proxy may be revoked by submitting your notice of revocation or your new proxy to Royale Energy, Inc., Attention: Secretary, 1870 Cordell Court, Suite 201, El Cajon, California 92020, or Matrix Oil Management Corporation, Attention: Secretary, 104 W. Anapamu Street, Santa Barbara, California 93101, and it must be received at any time before the vote is taken at the Royale Annual Meeting or the Matrix special meeting, as applicable. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, online, or telephone not later than [●] on [●], or by voting in person at the meeting. If you have instructed a broker, bank or other nominee to vote your Royale common stock or Matrix common stock, as applicable, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.

Interests of Certain Persons in the Mergers
In considering the recommendation of the Royale board of directors with respect to adopting the mergers, including the Merger Agreement, Royale shareholders should be aware that members of board of directors and executive officers of Royale have interests in the mergers that may be different from, or in addition to, interests they may have as Royale shareholders. For example, following the consummation of the mergers, four of the seven directors of Royale will become the directors of the combined company and all of the executive officers of Royale will become the executive officers of the combined company.
Royale’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby and to recommend that its shareholders approve and adopt the Reorganization Proposal contemplated by this joint proxy statement/prospectus.

In considering the recommendation of the Matrix board of directors with respect to adopting the mergers, including the Merger Agreement, the recommendation of Matrix, as general partner of the Matrix LPs, that the limited partners of each Matrix LP enter into the applicable Matrix LP Exchange Agreement and that the Matrix Preferred Holders enter into the Preferred Exchange Agreement, and the recommendation of the Matrix Operator board of directors that the shareholders of Matrix Operator enter into the Matrix Operator Exchange Agreement, Matrix shareholders, the limited partners of the Matrix LPs, the Matrix Preferred Holders and the shareholders of Matrix Operator should be aware that members of the board of directors and executive officers of Matrix and Matrix Operator have interests in the mergers and exchanges that may be different from, or in addition to, interests they may have as Matrix shareholders, Matrix LP limited partners, Matrix Preferred Holders or Matrix Operator shareholders, as applicable. For example, following the consummation of the mergers and exchanges, one of the three directors of both Matrix and Matrix Operator will become a director of the combined company and, as a director of the combined company, shall receive continued indemnification.  One of the executive officers of Matrix and Matrix Operator will become an executive officer of the combined company and, as an executive officer of the combined company, shall receive continued indemnification, and three executive officers of Matrix and Matrix Operator will enter into employment agreements with the combined company at the closing of the mergers.  Matrix will purchase a “tail” insurance policy of directors’ and officers’ liability insurance for the benefit of all of its directors and executive officers prior to the closing of the merger transaction.

Each of Matrix’s board of directors, Matrix as general partner of the Matrix LPs, and Matrix Operator’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby and to recommend that Matrix’s shareholders, the limited partners of the Matrix LPs, the Matrix Preferred Holders and Matrix Operator’s shareholders, as applicable, approve and adopt the Merger Agreement proposal contemplated by this joint proxy statement/prospectus and enter into the Matrix LP Exchange Agreement, the Preferred Exchange Agreement or the Matrix Operator Exchange Agreement, as applicable.

Fairness Opinions of Financial Advisors
The presentation and opinion of Northland, Royale’s financial advisor, to the effect that, as of the date of the opinion and based upon the assumptions, limitations, qualifications, and conditions stated in the opinion letter, the mergers as between Royale and Matrix are fair to Royale and its shareholders, from a financial point of view, as more fully described below under the caption “The Mergers – Opinions of Northland Capital Markets to the Royale Board of Directors.”

Conditions to the Mergers
The obligation of each party to complete the mergers is conditioned upon, among other things:

•          the Merger Agreement and all other related transactions shall have been duly adopted by the shareholders of both Royale and Matrix;
•          each of the respective Exchange Agreements shall have been duly adopted and approved by the respective Matrix LP Holders, the Matrix Operator Holders and the Matrix Preferred Holders;
•          the consent of the lenders under Matrix’s senior secured indebtedness to the transactions contemplated by the Merger Agreement or, alternatively, the refinancing of such indebtedness;
•          the absence of any order or injunction that prohibits the consummation of the mergers;
•          the effectiveness of the Form S-4 registration statement, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 registration statement or proceedings for such purpose pending before or threatened by the SEC;
•          the board of directors of Royale shall have received an opinion from Northland to the effect that, as of the date of the Merger Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the mergers and the other related transactions are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked;
•          the boards of directors of Royale and Matrix shall have received an opinion from Strasburger & Price, LLP and Porter Hedges LLP, respectively, dated as of the effective date of the mergers to the effect that the mergers should qualify as a reorganization within the meaning of Section 351 of the Code;
•         the consent of the lenders and the administrative agent under the Company’s $12.37 million credit facility (the “Matrix Senior Indebtedness”) with Arena Limited SPV, LLC (“Arena”), together with the consent of such parties to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent;
•         the consent of the lenders and the administrative agent under the Matrix Senior Indebtedness with respect to the exchange of $20.1 of subordinated debt of the Matrix Group that Matrix subordinated debt holders have agreed to exchange for preferred limited partnership interests of Matrix Investments, L.P., effective as of December 31, 2016;
•          all consents, authorizations, orders and approvals from Governmental Authorities shall have been received.
•          the accuracy of the representations and warranties of Royale and Matrix in the Merger Agreement, subject to certain materiality thresholds;
•          the performance in all material respects by each of Royale and Matrix of its respective covenants required to be performed by it under the Merger Agreement at or prior to the closing date;
•          receipt of certificates by executive officers of each of Royale and Matrix to the effect that the conditions described in the preceding two bullet points have been satisfied;

•          there not having occurred a material adverse effect on Royale or Matrix since the date of the Merger Agreement, the effects of which are continuing; and
dissenting shares, if any, shall constitute less than 5% of the issued and outstanding common stock of Matrix and less than 5% of the issued and outstanding common stock of Royale.

Unless prohibited by law, either Royale or Matrix could elect to waive a condition that has not been satisfied and complete the mergers.

Neither Royale nor Matrix can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

Termination
The Merger Agreement may be terminated under the following conditions:
•          by mutual written consent of Royale and Matrix;
•          by either Royale or Matrix,
-          if an order, decree, or ruling has been issued or other action taken by a court of competent jurisdiction which permanently restrains, enjoins, or otherwise prohibits the mergers;
-          if the Royale shareholders fail to approve and adopt the Merger Agreement by the requisite vote;
-          if the Matrix shareholders fail to approve and adopt the Merger Agreement by the requisite vote;
-          if the other party commits material breaches of its representations, warranties, or covenants contained in the Merger Agreement and it remains uncured for 30 days; or
-          if any of the conditions of the other party have not been fulfilled by March 31, 2017, unless the failure to satisfy such conditions is due to the failure of the party seeking termination to perform or comply with its own covenants, agreements, or conditions.

Operations Following the Mergers
Following the mergers, each of Royale and Matrix will be wholly-owned subsidiaries of Holdings. As part of the mergers, Holdings’ name will be changed to Royale Energy, Inc. and Royale’s name will be changed to Royale Energy Funds, Inc.

Matrix will continue to operate from its current Santa Barbara, California office. Jonathan Gregory, CEO of Royale, will continue to serve in such position and Johnny Jordan will become President and Chief Operating Officer. Don Hosmer will continue to head business development for Royale’s Direct Working Interest line of business and Stephen Hosmer will continue to serve as Royale’s Chief Financial Officer.

The board of directors of the combined company will be comprised of eight members. There will be three inside directors comprised of Harry Hosmer, Johnny Jordan, and Jonathan Gregory and five independent directors, two appointed by Royale and three appointed by Matrix.

The reconstituted board will meet all of the independent director requirements of NASDAQ. Harry Hosmer will serve as Chairman of Holdings until the first regularly scheduled meeting of shareholders, at which time he will retire as Chairman of the Board of Directors and assume the title of Chairman Emeritus and will not stand for election for the Board of Directors at the subsequent annual shareholders meeting, leaving seven directors of which five will be independent.

The balance of the management team would be decided by the board of directors with key team members, including Don Hosmer and Stephen Hosmer, subject to multi-year employment arrangements.

Regulatory Approval
Neither Royale nor Matrix is aware of any material governmental or regulatory approval required for the completion of the mergers, other than filings and compliance with the applicable corporate law of the States of California and Delaware.

Accounting Treatment
The Merger Transactions will be accounted for using the purchase method of accounting.  Matrix will be treated as the acquired control group of entities and Royale will be treated as the acquirer for accounting purposes.

Certain Federal Income Tax Consequences
Royale and Matrix have structured the mergers so that Royale, Matrix and their respective shareholders will not recognize gain or loss for federal income tax purposes as a result of the mergers.  Similarly, shareholders of Matrix Operator should not recognize gain or loss for federal income tax purposes in connection with the Matrix Operator Exchange.  However, holders of the Matrix LPs, while not expected to experience gain or loss directly with respect to the Exchange, may experience deemed income as partners of the Matrix LPs as a result of any assumption of partnership debt in connection with the LP Exchanges. In each case, however, holders of Royale and the Matrix Group should consult their own tax advisor for an analysis of their individual tax position and a complete understanding of the tax consequences of the mergers to them. See “Material United States Federal Income Tax Consequences of the Mergers” beginning on Page [●].

Listing of Holdings Stock
Holdings will list the shares of its common stock to be issued in the mergers on the Over-The-Counter QB (OTCQB) Market System. It is anticipated that the mergers will put Holdings in compliance with NASDAQ listing requirements and that Holdings will apply for listing on the NASDAQ Stock Market. See “Risk Factors—Risks Relating to Holdings Common Stock Following the Mergers.”

Forward-Look Statements May Prove Inaccurate
Both companies have made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of Royale, Matrix, and the combined company and may be preceded by, followed by, or otherwise include the words “probable,” “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” or similar expressions. There are inherent risks and uncertainties in any forward-looking statements. Shareholders should note that actual events and results may differ materially from those expressed in forward looking statements due to a number of factors. See “Risk Factors” below.

THE COMPANIES

Royale Energy, Inc.
Royale Energy, Inc. (“Royale”) is an independent oil and natural gas producer.  Royale’s principal lines of business are the production and sale of natural gas, acquisition of oil and gas lease interests and proved reserves, drilling of both exploratory and development wells, and sales of fractional working interests in wells to be drilled by Royale.  Royale was incorporated in California in 1986 and began operations in 1988.  Royale’s common stock is traded on the Over-The-Counter QB (OTCQB) Market System (symbol “ROYL”). On December 31, 2016, Royale had twelve full time employees.

Royale owns wells and leases located mainly in the Sacramento Basin and San Joaquin Basin in California as well as in Utah, Texas, Oklahoma, and Louisiana.  Royale usually sells a portion of the working interest in each well in which it drills or participates to third party investors and retains a portion of the prospect for its own account.  Selling part of the working interest to others allows Royale to reduce its drilling risk by owning a diversified inventory of properties with less of its own funds invested in each drilling prospect, as opposed to if Royale owned all the working interest and paid all drilling and development costs of each prospect itself.  Royale generally sells working interests in its prospects to accredited investors in exempt securities offerings. The prospects are bundled into multi-well investments, which permit the third party investors to diversify their investments by investing in several wells at once instead of investing in single well prospects.

Royale Energy Holdings, Inc.
Royale Energy Holdings, Inc. (“Holdings”) is a newly-formed Delaware corporation that has been formed by Royale in connection with the Merger Agreement for the purpose of effecting the mergers. To date, Holdings has not conducted any activities other than the formation of its two wholly-owned subsidiaries, Royale Merger-Sub, Inc. and Matrix Merger-Sub, Inc. (described below), and other matters incidental to its formation or in preparation for the transactions contemplated by the Merger Agreement.

The mergers will occur pursuant to terms and conditions of the Merger Agreement, subject to certain approvals of the shareholders of Royale and Matrix and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement.  As a result of the mergers, each of Royale and Matrix will become a wholly-owned subsidiary of Holdings and Holdings common stock will be listed under the symbol “ROYL.” The business of Holdings will be the business currently conducted by Royale and Matrix. Holdings’ principal executive offices are located at 1870 Cordell Court, Suite 210, El Cajon, California 92020 (telephone 619-383-6600).

Royale Merger Sub, Inc.
Royale Merger Sub, Inc., a California corporation (“Royale Merger Sub”), is a direct wholly-owned subsidiary of Holdings and was formed solely for the purpose of consummating the mergers. Royale Merger Sub has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the mergers. Subject to shareholder approval and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, Royale Merger Sub, Inc. will merge with and into Royale with Royale as the surviving corporation and a wholly-owned subsidiary of Holdings, and all outstanding shares of Royale will be converted into capital stock of Holdings.  Royale Merger Sub’s principal executive offices are located at 1870 Cordell Court, Suite 210, El Cajon, California 92020 (telephone 619-383-6600).

Matrix Merger Sub, Inc.
Matrix Merger Sub, Inc., a California corporation (“Matrix Merger Sub”), is a direct wholly-owned subsidiary of Holdings and was formed solely for the purpose of consummating the mergers. Matrix Merger Sub has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the mergers. Subject to shareholder approval and the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, Matrix Merger Sub, Inc. will merge with and into Matrix with Matrix as the surviving corporation and a wholly-owned subsidiary of Holdings, and all outstanding shares of Matrix will be converted into capital stock of Holdings.    Matrix Merger Sub’s principal executive offices are located at 104 W Anapamu Ste. C Santa Barbara, Ca 93101..

Matrix Oil Management Corporation
Matrix Oil Management Corporation (“Matrix”) is a private independent oil and natural gas production company based in Santa Barbara, CA.  Matrix operates on behalf of its affiliated companies that include Matrix Oil Management Corporation, Matrix Investments LP, Matrix Las Cienegas LP, Matrix Permian Investments, L.P. and Matrix Pipeline LP (collectively, the “Matrix Affiliates”).  The Matrix Affiliates are all wholly owned, directly or indirectly, by the Matrix principal officers (including on former principal officer) or members of their respective families.  The company was formed in 1999 and acquired its first interest in the Los Angeles Basin in 1999 in the Las Cienegas Field from Phillips Petroleum. The company focused early efforts to acquire long-life, low-risk producing leases.  Currently, the company owns and operates oil-producing properties in the Los Angeles and San Joaquin Basins of California in the West Whittier, Sansinena and Bellevue Oil Fields.  The company also operates currently non-producing leases in Whittier and La Habra Heights, California which Matrix believes represent substantial drilling opportunities through the Whittier Main Lease (formerly known as the Chevron Whittier Field leases) and the Sempra Lease (formerly known as the East Whittier Field).  Matrix also owns non-operated natural-gas producing properties in the Sacramento Basin and oil-producing royalty and non-operated leases in the Permian Basin and Midland Basin of West Texas.  In these basins Matrix has lease and fee ownership in 13 producing fields in approximately 8,200 net acres.  The company has total proved reserves in excess of 13 MMBOE as of December 31, 2016.

Since inception, Matrix has purchased producing properties and added shareholder value by improving operations and by drilling or participating in drilling of low-risk development wells.  Since 2001, Matrix has drilled or participated in the drilling of 68 wells with an 89% success rate defined as completed commercial production.  From 2001 to 2005 Matrix acquired interests from Phillips, Texaco, Venoco, Merit Energy and others in the Colorado DJ Basin Wattenberg Field, California San Joaquin Basin Yowlumne Field and Bellevue Field, north and west Texas Permian and Marrieta Basin Jameson North Field and BMC Fields. From 2006 to today, the company has acquired leases for development and exploration in the Sacramento Basin, Central Texas Platform, and leases in the Whittier Field trend in the Los Angeles Basin.  Matrix has partnered in its leases with Bonanza Creek Energy, Clayton Williams Energy, Foothill Energy, JVA and Sunny Frog LP.  Matrix has a strategic project with the City of Whittier on its 1290 acres for the potential development of a principal structure on the Whittier Field.  The company has monetized assets with a track record of investing $9.1 million in properties with a total divestment sale amount of $55.7 million received from January 2004 through November, 2014.  Matrix produces from the Miocene Puente Formation of the Los Angeles Basin. Stevens Formation of the San Joaquin Basin, Forbes Formation of the Grimes Gas Field, the Odom, Strawn and Ellenburger Formations in West Texas.  Matrix’s properties are characterized by stable, long-lived production and reserve life indexes averaging greater than 18 years.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Matrix and certain other information are set forth in “Directors and Executive Officers of Matrix, page [●]”.  During the last five years, neither  Matrix nor, to Matrix’s best knowledge, any of its directors and officers listed in this prospectus (1) had been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SELECTED HISTORICAL FINANCIAL DATA OF ROYALE

Set forth below are selected data as of and for the periods indicated.  The selected historical financial data for each of the fiscal years ended December 31, 2015, 2014 and 2013 have been derived from Royale’s audited financial statements, and the selected historical financial data for the nine month periods ended September 30, 2016 and 2015 are derived from Royale’s unaudited financial statements, all of which are included in this proxy statement/prospectus.  The selected historical financial data for the fiscal years ended December 31, 2012 and 2011 are derived from Royale’s audited financial statements for those years, which are not included or incorporated by reference in this proxy statement/prospectus.

This information should be read with Royale’s financial statements and related notes and management’s discussion and analysis of financial condition and results of operations contained in this proxy statement/prospectus under the captions , “Historical Financial Statements of Royale” and “Royale Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	9 Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	Unaudited					Restated	Restated
	(In thousands, except per share data)
Revenues:
Sale of oil and gas	$416	$831	$1,019	$2,598	$1,913	$1,674	$4,879
Turnkey drilling			-	-	-	-	5,794
Supervisory fees and other	522	529	694	623	660	692	859
Total Revenues	938	1,361	1,713	3,221	2,573	2,366	11,532

Costs and Expenses:
General and administrative	1,877	2,397	3,182	3,162	3,280	3,640	4,039
Turnkey drilling & development	-	-	-	-	-	-	3,523
Lease operating	513	804	1,001	1,428	937	1,091	1,518
Delay rentals	-	50	448	617	458	48	-
Lease impairment	43	96	424	268	70	145	4,529
Geological and geophysical	-	-	-	-	50	423	111
Well equipment & inventory write down	19	19	61	-	39	63	258
Bad debt expense	-	-	537	653	147	264	86
Legal and accounting	423	454	558	401	326	519	934
Marketing	223	241	326	431	332	594	713
Depreciation, depletion and amortization	245	209	401	316	310	664	2,362
Total Costs and Expenses	3,346	4,270	6,938	7,275	5,948	7,452	18,074
Gain on turnkey drilling programs	219	904	2,331	1,641	2,009	763
Gain on sale of assets	199	10	969	343	2,820	8,100	760
Income (Loss) from Operations	(1,990)	(1,995)	1,925	(2,070)	1,454	(4,315)	(5,782)

Other Income (Expense):
Interest expense	(74)	(64)	(86)	(83)	(304)	(195)	(138)
Gain on sale of marketable securities	-	-	-	-	-	7	-
Gain on settlement of accounts payable	346	-
Income tax provision (benefit)	-	-	-	-	-	(9,188)	(1,733)
Net Loss	$(1,719)	$(2,060)	$(2,011)	$(2,152)	$1,149	$(13,691)	$(4,188)
Other comprehensive income (loss), net of tax	-	-	7	(16)	10	(3)	-
Comprehensive Loss	(1,719)	(2,060)	(2,004)	(2,168)	1,159	(13,694)	(4,185)

Earnings (Loss) per Common Share:
Basic	$(0.09)	$(0.14)	$(0.13)	$(0.14)	$0.08	$(1.23)	$(0.39)
Diluted	$(0.09)	$(0.14)	$(0.13)	$(0.14)	$0.08	$(1.23)	$(0.39)

Statement of Cash Flow Data provided (used) by
Operating Activities	(2,908)	(3,439)	(3,495)	(3,152)	(2,911)	(1,353)	1,662
Investing Activities	1,880	1,686	3,537	1,360	5,233	(2,907)	(3,948)
Financing Activities	1,294	398	660	(24)	1,066	2,804	601

Balance Sheet Data
Total Assets	$10,165	$11,670	$11,670	$13,579	$14,816	$13,070	$21,461
Current Liabilities	11,448	11,383	11,383	12,469	11,483	15,887	11,454
Long-term Liabilities	1,155	2,513	2,513	2,551	2,339	954	3,326
Stockholders’ Equity	$(2,538)	$(2,225)	$(2,225)	$(1,141)	$993	$(3,771)	$6,682

SELECTED HISTORICAL FINANCIAL DATA OF MATRIX

Set forth below are selected data as of and for the periods indicated.  The selected historical financial data for each of the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 have been derived from Matrix’s audited financial statements, and the selected historical financial data for the nine month periods ended September 30, 2016 and 2015 are derived from Matrix’s unaudited financial statements, all of which are included in this proxy statement/prospectus.

This information should be read with Matrix’s financial statements and related notes and management’s discussion and analysis of financial condition and results of operations contained in this proxy statement/prospectus under the captions , “Historical Financial Statements of Matrix” and “Matrix Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	9 Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	Unaudited
	(In thousands)

OPERATING REVENUES
Sale of oil and gas, net	$2,158	$1,646	$2,474	$4,648	$5,302	$5,088	$4,113
Total Revenues	2,158	1,646	2474	4,648	5302	5,088	4113

OPERATING EXPENSES
Oil and gas production costs	1,852	996	1,015	1,591	1,715	1,251	866
Depreciation, depletion and amortization	1,595	1,008	1,297	1,686	1,654	1,567	745
Impairment of oil and gas properties	-	-	4,090	2,311	-	585	55
Abandonment of oil and gas properties	-	-	-	-	-	376	60
Exploratory expense	-	-	-	19	20	-	-
Accretion of asset retirement obligation	28	17	23	21	22	19	16
General and administrative expenses	1,346	1,236	1,380	1,838	2,104	1,751	1,364
Total operating expenses	4,821	3,257	7,805	7,466	5,515	5,549	3,106
Income (Loss) from Operations	(2,663)	(1,611)	(5,331)	(2,818)	(213)	(461)	1,007

OTHER INCOME (EXPENSE)
Interest income	6	-	8	25	1	13	13
Interest expense	(1,722)	(815)	(1,418)	(1,080)	(667)	(408)	(244)
Gain (loss) on sale of oil and gas properties	(80)	(9)	(9)	66	295	-	780
Unrealized gain (loss) on derivative instruments	-	-	(453)	740	(185)	-	-
Other income	288	138	1	129	3	5	1
Total other income (expense)	(1,508)	(686)	(1,871)	(120)	(553)	(390)	550
NET INCOME (LOSS) BEFORE TAXES	(4,171)	(2,297)	(7,202)	(2,938)	(766)	(851)	1,557
STATE INCOME TAX EXPENSE	-	-	4	6	13	19	19
NET INCOME (LOSS) BEFORE TAXES	(4,171)	(2,297)	(7,206)	(2,944)	(779)	(870)	1,538

LESS NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(4,137)	(2,280)	(7,146)	(2,866)	(794)	(845)	1,798

LESS NET INCOME (LOSS) ATTRIBUTABLE TO MATRIX OIL	(34)	(17)	(60)	(78)	15	(25)	(260)

MANAGEMENT CORPORATION

Statement of Cash Flow Data provided (used) by
Operating Activities	(2,110)	(1,404)	633	(838)	3,049	1,142	(1,789)
Investing Activities	(8,717)	501	(1,533)	(484)	(4,432)	(8,418)	(2,616)
Financing Activities	13,229	56	36	1,825	1,099	6,872	2,535

Balance Sheet Data
Total Assets	$28,532	$18,584	$14,374	$20,834	$23,399	$20,512	$14,588
Current Liabilities	4,635	2,271	17,757	2,167	4,339	1,891	2,039
Long-term Liabilities	31,251	17,858	3,073	17,917	15,367	14,149	7,208
Stockholders’ Equity	$(7,354)	$(1,545)	$(6,456)	$750	$3,693	$4,472	$5,341

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The merger will be accounted for under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805.  Holdings will be considered the acquirer for legal purposes, and for accounting purposes Royale will be considered the acquirer and Matrix will be considered the acquiree.

The following table sets forth information about Royale’s financial condition and results of operations, including per share data, on a pro forma basis after giving effect to the merger of Royale and Matrix and to the acquisition of Matrix Operator and the Matrix LPs.  We refer to this information in this proxy statement/prospectus as “pro forma financial information.”  The table sets forth information relating to the merger as if it had become effective on September 30, 2016, with respect to balance sheet data, and September 30, 2016, with respect to statement of operations data for the nine months ended September 30, 2016, and December 31, 2015.

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company using certain assumptions, does not reflect the impact of possible revenue enhancements, expenses efficiencies and asset dispositions, among other factors that may as a consequence of the merger and accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combination would have been had they occurred as of the beginning of each period.

This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Royale and Matrix appearing elsewhere in this proxy statement/prospectus and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing under Unaudited Pro Forma Condensed Consolidated Combined Financial Information, page [●].

	As of and for the Nine Months Ended September 30, 2016	As of and for the Year Ended December 31, 2015

	In thousands, except per share data
Pro Forma Statement of Operations Data
Revenues:
Sale of oil and gas, net	$3,062	$6,624
Supervisory fees and other	522	694
Total Revenue	3,584	7,318

Costs and Expenses
General and administrative	3,015	4,142
Exploratory expense	-	-
Lease operating	3,443	6,451
Accretion of asset retirement obligation	45	46
Impairment of oil and gas properties	46	4,514
Delay rentals	-	448
Well equipment write down	19	61
Bad debt expense	-	537
Legal and accounting	423	558
Marketing	223	326
Depreciation, depletion and amortization	1,936	2,090
Total Costs and Expenses	9,150	19,173
Gain on turnkey drilling programs	219	2,331
Gain on sale of assets	-	969
Income from Operations	(5,347)	(8,555)

Other Income (Expense):

	As of and for the Nine Months Ended September 30, 2016	As of and for the Year Ended December 31, 2015
Interest income	6	7
Interest expense	(1,796)	(1,504)
Gain (loss) on sale of oil and gas properties	(80)	(9)
Gain on settlement of accounts payable	346	-
Gain on sale of assets	199	-
Unrealized gain (loss) on derivative instruments	-	(453)
Other income – management/overhead fees	288	1
Income before Income Tax Expense	$(6,384)	(10,513)
Income tax provision (benefit)	-	4
Net Income (Loss)	$(6,384)	$(10,517)

Other Comprehensive Income
Reclassification adjustment for losses included in net income	-	7
Other Comprehensive Income (Loss)Before Tax	-	(7)
Other Comprehensive Income (Loss), Net of Tax	-	(7)

Comprehensive Income (Loss)	$(6,384)	$(10,510)

Net Income (loss) attributable to common shares (1)
Basic	$(0.13)	$(0.22)
Diluted	$(0.13)	$(0.22)

Pro Forma Balance Sheet Data
Cash and cash equivalents	$6,617
Total current assets	10,971
Total assets	64,784
Total current liabilities	16,833
Total liabilities	32,389
Total stockholders’ equity	32,395

(1)	Includes 47.6 million common shares, basic and diluted
(2)
Gives effect to  $20.1 of subordinated debt of the Matrix Group that Matrix subordinated debt holders have agreed to  convert into preferred limited partnership interests of Matrix Investments, L.P. effective as of December 31, 2016, subject to consent of Arena Limited SPV Limited, LLC, the Company’s senior lender.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Royale’s common stock is traded under the symbol “ROYL”.  Since January 21, 2016, Royale’s common stock has been traded on the OTC QB Market.  Prior to that, Royale’s common stock was traded on the NASDAQ Stock Market.  Royale has not declared cash or stock dividends on its common stock in any of its past five fiscal years.

The following table reflects the high and low quarterly closing sales prices on the NASDAQ Stock Market from January 1, 2014 through January 21, 2016, and on the OTC QB Market from January 22, 2016 through December 31, 2016.

	1st Qtr		2nd Qtr		3rd Qtr		4th Qtr
	High	Low	High	Low	High	Low	High	Low
2014	3.13	2.53	3.57	2.70	4.78	2.69	2.79	2.02
2015	2.16	1.55	1.82	1.15	1.27	0.63	0.81	0.30
2016	0.57	0.07	0.47	0.36	0.80	0.43	0.94	0.59

The closing price of Royale’s common stock on January 25, 2017, was $0.64 per share.  The closing price of Royale’s common stock on November 29, 2017, the day before public announcement of the Merger Transactions, was $0.62 per share.

Matrix has been privately held since inception, and no market exists for sale of its common stock.  Matrix has never declared any dividends on its common stock.

The following table sets forth, as of November 29, 2016 (the day immediately before the public announcement of the Merger Transactions), and as of January 25, 2017, the closing price per share of Royale common stock as well as the implied value of Matrix’s common stock, Matrix Operator’s common stock and the limited partnership interests of the Matrix LPs.  The implied value per share of Matrix’s common stock is also listed.  The implied value of each entity’s interest was calculated by assuming that

•	Holdings issues a total of 51,692,066 shares of its common stock in the Merger Transactions;
•
all shares of common stock of Matrix and Matrix Operator and all limited partnership interests in the Matrix LPs are exchanged for an aggregate of 25,846,033 shares of Holdings common stock at the closing of the Merger Transactions:

•	all issued and outstanding shares of Royale common stock are exchanged for an aggregate of 25,846,033 shares of Holdings common stock at the closing of the Merger Transactions;
•	Matrix has an aggregate of 7,085 shares of its common stock outstanding on the effective date of the Merger Transactions; and
•	Matrix, Matrix Operator and the Matrix LPs receive the percentages of the Matrix Group Consideration set forth in the following table upon closing of the Merger Transactions.

	Percentage of Royale Aggregate Consideration to be Received	Aggregate Implied Consideration to be Received as of		Per Share Consideration to be Received as of
		11/29/16	1/25/17	11/29/16	1/25/17
Royale	100.0000%	$16,024540	$16,541,461	$0.62	$0.64

	Percentage of Matrix Aggregate Consideration to be Received	Aggregate Implied Consideration to be Received as of		Per Share Consideration to be Received as of
		11/29/16	1/25/17	11/29/16	1/25/17
Matrix	61.984520%	$9,932,735	$10,253,145	$1,401.94	$1,447.16
Matrix Operator	0.001528%	245	253
Matrix Investments I, LP	8.992516%	1,441,009	1,487,493
Matrix Las Cienegas, LP	19.000803%	3,044,791	3,143,010
Matrix Permian Investments, LP	10.020633%	1,605,760	1,657,559
Total	100.0000%	$16,024,540	$16,541,461

RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote. You should also read and consider the risk factors associated with each of the businesses of Royale and Matrix because these risk factors may affect the operations and financial results of the combined company.

Risks Relating to the Mergers
Because all of the merger consideration to be received by Matrix shareholders is a fixed percentage of Holdings common stock and the market price of shares of Holdings common stock will fluctuate, Matrix shareholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the mergers, Holdings will issue and holders of Matrix common stock will receive the number of shares of fully paid and nonassessable Holdings Common Stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by 0.61984520, divided by (b) the Aggregate Matrix Number (the “Matrix Merger Consideration”).  For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Matrix common stock subject to conversion in the Matrix Merger, together with all shares issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Matrix common stock including convertible indebtedness, options or warrants, is referred to as the “Aggregate Matrix Number,” as more fully described in the Merger Agreement. Because the aggregate number of shares of Holdings Common Stock will not be adjusted as a result of changes in the market price of Holdings Common Stock, the dollar value of the merger consideration Matrix shareholders will receive will fluctuate with the market price of Holdings Common Stock. The Merger Agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Holdings Common Stock or adjust the merger consideration or the exchange ratio as a result of any change in the market price of shares of Holdings Common Stock between the date of this joint proxy statement/prospectus and the date that Matrix shareholders receive shares of Holdings Common Stock. The market price of Holdings Common Stock will likely be different, and may be lower, on the date Matrix shareholders receive their shares of Holdings Common Stock than the market price of shares of Holdings Common Stock as of the date of this joint proxy statement/prospectus.

During the 12-month period ended on December 31, 2016, shares of Royale common stock traded in a range from a low of $0.07 to a high of $0.94 and ended that period at $0.6198 per share. See “Summary – Comparative Per Share Market Price and Dividend Information” beginning on page [●] for more detailed share price information. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in oil and natural gas prices, changes in Royale’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Royale’s control. If the market price of Royale common stock declines after Matrix shareholders vote, they may receive less dollar value than they expected when they voted. Neither Royale nor Matrix is permitted to terminate the Merger Agreement, adjust the merger consideration or resolicit the vote of Matrix shareholder because of changes in the market price of Royale common stock.

The Merger Agreement limits Royale’s ability to pursue alternatives to the mergers.

The Merger Agreement contains provisions that could adversely impact competing proposals to enter into a business combination with Royale. These provisions include the prohibition on Royale generally from soliciting any offer for a competing transaction.

The opinions obtained by the Royale board of directors from its financial advisor will not reflect changes in circumstances between signing the Merger Agreement and the completion of the mergers.

The Royale board of directors has not requested an updated opinion as of the date of this joint proxy statement/prospectus from Northland, nor has it obtained such an update since the board is not aware of any material changes to Royale, Matrix, or their respective businesses, results of operations, or financial positions. The opinions were necessarily based on financial, economic, monetary, market, and other conditions and circumstances as in effect on, and the information made available to the financial advisor as of [●],[●] days prior to the date of the [●] opinion. Developments subsequent to the date of such opinion, including changes in the operations and prospects of Royale or Matrix, general market and economic conditions and other factors that may be beyond the control of Royale and Matrix, may affect such opinions. The opinion is included as Annex [●] to this joint proxy statement/prospectus. For a description of the opinions that the Royale board of directors received from its financial advisor and a summary of the material financial analyses Northland provided to the Royale board of directors in connection with rendering such opinions, please refer to the section entitled “The Mergers—Opinions of Northland Capital Markets to the Royale Board of Directors” beginning on page [●].

Royale shareholders will have a significantly reduced ownership and voting interest in Holdings after the mergers and will exercise less influence over management of Holdings.

Immediately after the completion of the mergers, it is expected that former holders of Royale common stock, who now collectively own 100% of Royale common stock, will own approximately 50% of Holdings common stock on a fully diluted basis, including certain persons who are shareholders of both Royale and Matrix at the time of the Mergers. If the Series B Preferred stock were converted to Holdings common stock immediately after the mergers and exchanges, the former Royale common stockholders would collectively own approximately 36% of the Holdings common stock ten outstanding.

The mergers and related transactions are subject to approval by the shareholders of both Royale and Matrix.

In order for the mergers to be completed, both Royale shareholders and Matrix shareholders must approve and adopt the Merger Agreement, which requires the affirmative vote of at least 66⅔% of the issued and outstanding shares of Royale common stock and at least 66⅔% of the issued and outstanding shares of Matrix common stock.

Any delay in completing the mergers may substantially reduce the benefits expected to be obtained from the mergers.

The closing of the mergers is conditioned on obtaining various approvals by Royale’s and Matrix’s respective shareholders and a number of other conditions beyond the control of Royale and Matrix. These conditions may prevent or delay the mergers from being completed. Royale and Matrix cannot predict whether or when the conditions required to complete the mergers will be satisfied. Any delay in completing the mergers may materially adversely affect the ability of the combined company to attain the benefits that Royale and Matrix expect to achieve from the mergers. If the mergers are not completed on or before March 31, 2017 or as agreed by the parties, either Royale and Matrix may terminate the Merger Agreement, unless the failure to complete the mergers by that date is due to the failure of the party seeking to terminate the Merger Agreement to fulfill any material obligations under the Merger Agreement or a material breach of the Merger Agreement by such party. See “The Merger Agreement —Conditions to the Mergers” beginning on page [●].

Mergers-related charges will be incurred.

Royale and Matrix estimate that, as a result of the mergers, the combined company expects to incur mergers-related cash expenses of approximately [●], consisting of investment banking, legal and accounting fees and financial printing and other related charges. The foregoing amount is a preliminary estimate and the actual amount may be higher or lower. Moreover, the combined company is likely to incur additional expenses in future periods in connection with the integration of Royale’s and Matrix’s businesses.

Failure to complete the mergers could negatively impact the stock price and the future business and financial results of Royale.

If the mergers are not completed, the ongoing business of Royale may be adversely affected and Royale would be subject to a number of risks, including the following:

•	Royale will not realize the benefits expected from the mergers, including a potentially enhanced competitive and financial position;

•	Royale may experience negative reactions from the financial markets and Royale’s customers and employees;

•	Royale will continue to owe $1,580,000 plus interest on short-term debt which will mature August 2, 2017.

Risks Relating to Royale’s Business
Oil and natural gas prices are volatile. A substantial or extended decline in commodity prices will likely adversely affect Royale’s business, financial condition and results of operations and its ability to meet its debt commitments, or capital expenditure obligations and other financial commitments.

Prices for oil, natural gas, and natural gas liquids can fluctuate widely. Royale’s revenues, profitability and its future growth and the carrying value of its properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures and Royale’s ability to borrow and raise additional capital. The amount Royale will be able to borrow is based in part on current oil and natural gas prices and on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that Royale can economically produce and have an adverse effect on the value of its properties.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

•	the domestic and foreign supply of, and demand for, oil and natural gas;

•	volatility and trading patterns in the commodity-futures markets;

•	the ability of members of OPEC and other producing countries to agree upon and determine oil prices and production levels;

•
social unrest and political instability, particularly in major oil and natural gas producing regions outside the United States, such as Africa and the Middle East, and armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level of consumer product demand;

•	the growth of consumer product demand in emerging markets, such as China;

•	labor unrest in oil and natural gas producing regions;

•	weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

•	the price and availability of alternative fuels;

•	the price of foreign imports;

•	worldwide economic conditions; and

•	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas.  The long-term effect of these and other factors on the prices of oil and natural gas is uncertain. Prolonged or further declines in these commodity prices may have the following effects on Royale’s business:

•	adversely affecting Royale’s financial condition, liquidity, ability to finance planned capital expenditures, and results of operations;

•	reducing the amount of oil and, natural gas that Royale can produce economically;

•	causing Royale to delay or postpone a significant portion of its capital projects;

•	materially reducing Royale’s revenues, operating income, or cash flows;

•	reducing the amounts of Royale’s estimated proved oil and natural gas reserves;

•	reducing the carrying value of Royale’s oil and natural gas properties due to recognizing additional impairments of proved properties, unproved properties and exploration assets;

•	reducing the standardized measure of discounted future net cash flows relating to oil and natural gas reserves; and

•	limiting Royale’s access to, or increasing the cost of, sources of capital such as equity and long-term debt.

Royale may not be able to drill wells on a substantial portion of its acreage.

Royale may not be able to drill on a substantial portion of its acreage for various reasons. Royale may not generate or be able to raise sufficient capital to do so. Further deterioration in commodities prices may also make drilling certain acreage uneconomic. Royale’s actual drilling activities and future drilling budget will depend on drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, lease expirations, gathering system and pipeline transportation constraints, regulatory approvals and other factors. In addition, any drilling activities Royale is able to conduct may not be successful or add additional proved reserves to Royale’s overall proved reserves, which could have a material adverse effect on its future business, financial condition and results of operations.

Royale’s ability to sell its production and/or receive market prices for its production may be adversely affected by transportation capacity constraints and interruptions.

If the amount of natural gas, condensate or oil being produced by Royale and others exceeds the capacity of the various transportation pipelines and gathering systems available in Royale’s operating areas, it will be necessary for new transportation pipelines and gathering systems to be built. Or, in the case of oil and condensate, it will be necessary for Royale to rely more heavily on trucks to transport its production, which is more expensive, may require permitting approval, and is less efficient than transportation via pipeline. The construction of new pipelines and gathering systems is capital intensive and construction may be postponed, interrupted or cancelled in response to changing economic conditions and the availability and cost of capital. In addition, capital constraints could limit Royale’s ability to build gathering systems to transport its production to transportation pipelines. In such event, costs to transport its production may increase materially or Royale might have to shut in its wells awaiting a pipeline connection or capacity and/or sell its production at much lower prices than market or than Royale currently projects, which would adversely affect Royale’s results of operations.

A portion of Royale’s production may also be interrupted, or shut in, from time to time for numerous other reasons, including as a result of operational issues, mechanical breakdowns, weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or Royale might voluntarily curtail production in response to market conditions. If a substantial amount of Royale’s production is interrupted at the same time, it could adversely affect its cash flow.

Unless Royale replaces its reserves, its reserves and production will decline, which would adversely affect its financial condition, results of operations and cash flows.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors.  Decline rates are typically greatest early in the productive life of a well. Estimates of the decline rate of an oil or natural gas well are inherently imprecise, and are less precise with respect to new or emerging oil and natural gas formations with limited production histories than for more developed formations with established production histories.

Royale’s production levels and the reserves that it currently expects to recover from its wells will change if production from its existing wells declines in a different manner than it has estimated and can change under other circumstances. Thus, Royale’s future oil and natural gas reserves and production and, therefore, its cash flow and results of operations are highly dependent upon its success in efficiently developing and exploiting its current properties and economically finding or acquiring additional recoverable reserves. Royale may not be able to develop, find or acquire additional reserves to replace its current and future production at acceptable costs. If Royale is unable to replace its current and future production, its cash flow and the value of its reserves may decrease, adversely affecting its business, financial condition, results of operations, and potentially the borrowing capacity under its credit facility.

Royale depends substantially on its key personnel for critical management decisions and industry contacts.

Royale’s success depends upon the continued contributions of its executive officers and key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage and maintain its company within a highly competitive industry. Competition for qualified personnel can be intense, particularly in the oil and natural gas industry, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, Royale could be unable to attract and retain these personnel. The loss of the services of any of its executive officers or other key employees for any reason could have a material adverse effect on its business, operating results, financial condition and cash flows.

Royale’s oil and natural gas activities are subject to various risks which are beyond its control.

Royale’s operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and natural gas.  Although Royale may take precautionary measures, many of these risks and hazards are beyond its control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect Royale’s revenues and expenses, the ability of certain of its wells to produce oil and natural gas in commercial and economic quantities, the rate of production and the economics of the development of, and its investment in the prospects in which it has or will acquire an interest. Any of these risks and hazards could materially and adversely affect Royale’s financial condition, results of operations and cash flows. Such risks and hazards include:

•	human error, accidents, labor force and other factors beyond its control that may cause personal injuries or death to persons and destruction or damage to equipment and facilities;
•
blowouts, cratering, explosions, fires, earthquakes, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment and increased drilling and production costs;

•	uncontrollable flows of oil, natural gas or well fluids;
•	unavailability of materials and equipment;
•	engineering and construction delays;
•	unanticipated transportation costs and delays;
•	shortages in experienced labor or shortages in delays in the delivery of equipment;
•	unfavorable weather conditions;
•	hazards resulting from unusual or unexpected geological or environmental conditions;
•	environmental regulations and requirements;
•	accidental leakage of toxic or hazardous materials, such as petroleum liquids, drilling fluids or salt water, into the environment;
•	hazards resulting from the presence of hydrogen sulfide or other contaminants in natural gas Royale produces;
•	changes in laws and regulations, including laws and regulations applicable to oil and natural gas activities or markets for the oil and natural gas produced;
•	fluctuations in supply and demand for oil and natural gas causing variations of the prices it receives for its oil and natural gas production; and
•	the availability of alternative fuels and the price at which they become available.
These risks could result in substantial losses to Royale from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations.

As a result of these risks, expenditures, quantities and rates of production, revenues and operating costs may be materially affected and may differ materially from those anticipated by Royale.

Royale is subject to complex federal, state, local, environmental and other laws and regulations that from time to time are amended to impose more stringent requirements that could adversely affect the cost, manner or feasibility of doing business.

Companies that explore for and develop, produce, sell and transport oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax and environmental, health and safety laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on Royale’s drilling activities, it may not be able to conduct its operations as planned. It may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	water discharge and disposal permits for drilling operations;
•	drilling bonds;
•	drilling permits;
•	reports concerning operations;
•	air quality, air emissions, noise levels and related permits;
•	spacing of wells;
•	rights-of-way and easements;
•	unitization and pooling of properties;
•	pipeline construction;
•	gathering, transportation and marketing of oil and natural gas;
•	taxation; and
•	waste transport and disposal permits and requirements.

Failure to comply with applicable laws may result in the suspension or termination of operations and subject Royale to liabilities, including administrative, civil and criminal penalties. Compliance costs can be significant.  Royale has inspections performed on its properties to assure environmental law compliance, but inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Moreover, the laws governing Royale’s operations or the enforcement thereof could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect Royale’s business, financial condition and results of operations.

Under environmental, health and safety laws and regulations, Royale also could be held liable for personal injuries, property damage (including site clean-up and restoration costs) and other damages including the assessment of natural resource damages. Such laws may impose strict as well as joint and several liability for environmental contamination, which could subject Royale to liability for the conduct of others or for Royale’s own actions that were in compliance with all applicable laws at the time such actions were taken. Environmental and other governmental laws and regulations also increase the costs to plan, design, drill, install, operate and abandon oil and natural gas wells.

Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects. Part of the regulatory environment in which Royale operates includes, in some cases, federal requirements for performing or preparing environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities.

In addition, Royale’s activities are subject to regulation by oil and natural gas-producing states relating to conservation practices and protection of correlative rights. These regulations affect Royale’s operations and limit the quantity of oil and natural gas it may produce and sell. Delays in obtaining regulatory approvals or necessary permits, the failure to obtain a permit or the receipt of a permit with excessive conditions or costs could have a material adverse effect on Royale’s ability to explore on, develop or produce its properties. Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect Royale’s profitability.

Regulation related to global warming and climate change could have an adverse effect on Royale’s operations and demand for oil and natural gas.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have been adopting domestic and international climate change regulations that require reporting and reductions of the emission of such greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of burning oil, natural gas and refined petroleum products, are considered greenhouse gases. Internationally, the United Nations Framework Convention on Climate Change, the Kyoto Protocol and the Paris Agreement address greenhouse gas emissions, and international negotiations over climate change and greenhouse gases are continuing. Meanwhile, several countries, including those comprising the European Union, have established greenhouse gas regulatory systems.

In the United States, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through emission inventories, emission targets, greenhouse gas cap and trade programs or incentives for renewable energy generation, while others have considered adopting such greenhouse gas programs.  At the federal level, the EPA has issued greenhouse gas monitoring and reporting regulations that cover oil and natural gas facilities, among other industries. On July 19, 2011, the EPA amended the oil and natural gas facility greenhouse gas reporting rule to require reporting beginning in September 2012. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding certain greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding served as the first step to issuing regulations that require permits for and reductions in greenhouse gas emissions for certain facilities. In March 2014, President Obama released a Strategy to Reduce Methane Emissions that included consideration of both voluntary programs and targeted regulations for the oil and gas sector. Towards that end, the EPA released five draft white papers on methane and volatile organic compound emissions and mitigation measures for natural gas compressors, hydraulically fractured oil wells, pneumatic devices, well liquids unloading facilities and natural gas production and transmission facilities. Building on its white papers and the public input on those documents, the EPA issued a proposed rule in 2015 that would set additional standards for methane and emissions from oil and gas production sources, including hydraulically fractured oil wells and natural gas processing and transmission sources.

In addition, the BLM has proposed standards for reducing venting and flaring on public lands. The EPA and BLM actions are part of a series of steps by the Administration that are intended to result by 2025 in a 40-45% decrease in methane emissions from the oil and gas industry as compared to 2012 levels.  In the courts, several decisions have been issued that may increase the risk of claims being filed by governments and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

Any laws or regulations that persist or may be adopted to restrict or reduce emissions of greenhouse gases could require Royale to incur additional operating costs, such as costs to purchase and operate emissions controls to obtain emission allowances or to pay emission taxes, and reduce demand for Royale’s products.

The ongoing implementation of federal legislation enacted in 2010 could have an adverse impact on Royale’s ability to use derivative instruments to reduce the effects of commodity prices, interest rates and other risks associated with its business.

Historically, Royale has entered into a few number of commodity derivative contracts in order to hedge a portion of Royale’s oil and natural gas production. The Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires the SEC and the Commodity Futures Trading Commission (the “CFTC”), along with other federal agencies, to promulgate regulations implementing the new legislation. The CFTC, in coordination with the SEC and various U.S. federal banking regulators, has issued regulations to implement the so-called “Volcker Rule” under which banking entities are generally prohibited from proprietary trading of derivatives. Although conditional exemptions from this general prohibition are available, the Volcker Rule may limit the trading activities of banking entities that have been counterparties to Royale’s derivatives trades in the past.

The CFTC also has finalized other regulations implementing the Dodd-Frank Act’s provisions regarding trade reporting, margin and position limits; however, some regulations remain to be finalized and it is not possible at this time to predict when the CFTC will adopt final rules. For example, the CFTC has re-proposed regulations setting position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions are expected to be made exempt from these limits. Also, it is possible that under recently adopted margin rules, some CFTC registered swap dealers may require Royale to post initial and variation margins in connection with certain swaps not subject to central clearing.

The Dodd-Frank Act and any additional implementing regulations could significantly increase the cost of some commodity derivative contracts (including through requirements to post collateral, which could adversely affect Royale’s available liquidity), materially alter the terms of some commodity derivative contracts, limit its ability to trade some derivatives to hedge risks, reduce the availability of some derivatives to protect against risks Royale encounters, and reduce its ability to monetize or restructure its existing commodity derivative contracts. If Royale reduces its use of derivatives as a consequence, its results of operations may become more volatile and its cash flows may be less predictable, which could adversely affect its ability to plan for and fund capital expenditures. Increased volatility may make Royale less attractive to certain types of investors.

Title to the properties in which Royale has an interest may be impaired by title defects.

Royale generally obtains title opinions on significant properties that it drills or acquires. However, there is no assurance that Royale will not suffer a monetary loss from title defects or title failure. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. Generally, under the terms of the operating agreements affecting Royale’s properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which Royale holds an interest, it will suffer a financial loss.

Royale participates in oil and natural gas leases with third parties who may not be able to fulfill their commitments to its projects.

Royale frequently owns less than 100% of the working interest in the oil and natural gas leases on which it conducts operations, and other parties own the remaining portion of the working interest. Financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. Royale could be held liable for joint activity obligations of other working interest owners, such as nonpayment of costs and liabilities arising from the actions of other working interest owners. In addition, declines in oil and natural gas prices may increase the likelihood that some of these working interest owners, particularly those that are smaller and less established, are not able to fulfill their joint activity obligations. A partner may be unable or unwilling to pay its share of project costs, and, in some cases, a partner may declare bankruptcy. In the event any of Royale’s project partners do not pay their share of such costs, it would likely have to pay those costs, and it may be unsuccessful in any efforts to recover these costs from its partners, which could materially adversely affect its financial position.

Royale depends on the skill, ability and decisions of third-party operators of the oil and natural gas properties in which it has a non-operated working interest.

The success of the drilling, development and production of the oil and natural gas properties in which Royale has or expects to have a non-operating working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of third-party operators to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which Royale has an interest could result in material adverse consequences to Royale’s interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to Royale or reduce the value of its properties, which could materially affect its results of operations.

Minority or royalty interest purchases do not allow Royale to control production completely.

Royale sometimes acquire less than the controlling working interest in oil and gas properties.  In such cases, it is likely that these properties would not be operated by Royale.  When Royale does not have controlling interest, the operator or the other co-owners might take actions that Royale does not agree with and possibly increase costs or reduce production income in ways Royale does not agree with.

Royale faces strong competition from larger oil and natural gas companies that may negatively affect its ability to carry on operations.

Royale operates in the highly competitive areas of oil and natural gas exploration, development and production. Factors that affect Royale’s ability to compete successfully in the marketplace include:

•	acquisition of desirable producing properties

•	acquisition of oil and gas prospects suitable for enhanced production efforts

•	the availability of funds and information relating to a property;

•	the standards established by Royale for the minimum projected return on investment; and

•	the transportation of natural gas.

•	hiring of experienced personnel

Royale’s competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local natural gas gatherers, many of which possess greater financial and other resources than Royale does.  Many of our competitors possess and employ financial and personnel resources far greater than those which are available to us.  They may be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can. We must compete against these larger companies for suitable producing properties and prospects, to generate future oil and gas reserves.  If Royale is unable to successfully compete against its competitors, its business, prospects, financial condition and results of operations may be adversely affected.

Loss of Royale’s information and computer systems could adversely affect its business.

Royale is heavily dependent on its information systems and computer based programs, including its well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in Royale’s hardware or software network infrastructure, possible consequences include Royale’s loss of communication links, inability to find, produce, process and sell oil and natural gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on Royale’s business.

Risks Relating to Matrix’s Business
Certain industry-related risks described under “Risks Related to Royale’s Business” also apply to the business of Matrix and the post-merger combined company.

Certain industry-related risks described above under “Risks Related to Royale’s Business” and identified in the list below by reference to their captions are also applicable to the business of Matrix and the post-merger combined company.  Accordingly, for each of the below referenced risk factors, the full text and considerations set forth above under “Risks Related to Royale’s Business” apply as well to Matrix and the combined company, and you should read any reference to Royale in the full text and considerations of such risk factors as also referencing Matrix and the combined company as parenthetically indicated in the list of captions below:

•
Oil and natural gas prices are volatile. A substantial or extended decline in commodity prices will likely adversely affect Royale’s (and Matrix’s and the post-merger combined company’s) business, financial condition and results of operations and its ability to meet its debt commitments, or capital expenditure obligations and other financial commitments.

•
Royale’s (and Matrix’s and the post-merger combined company’s) ability to sell its production and/or receive market prices for its production may be adversely affect by transportation capacity constraints and interruptions.

•	Royale (and Matrix and the post-merger combined company) depends substantially on its key personnel for critical management decisions and industry contacts.

•
Unless Royale (and Matrix and the post-merger combined company) replaces its reserves, its reserves and production will decline, which would adversely affect its financial condition, results of operations and cash flows.

•	Royale’s (and Matrix’s and the post-merger combined company’s) oil and natural gas activities are subject to various risks which are beyond its control.

•
Royale (and each of Matrix and the post-merger combined company) is subject to complex federal, state, local and other laws and regulations that from time to time are amended to impose more stringent requirements that could adversely affect the cost, manner or feasibility of doing business.

•	Federal, state and local legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

•	Regulation related to global warming and climate change could have an adverse effect on Royale’s (and Matrix’s and the post-merger combined company’s) operations and demand for oil and natural gas.

•
The ongoing implementation of federal legislation enacted in 2010 could have an adverse impact on Royale’s (and Matrix’s and the post-merger combined company’s) ability to use derivative instruments to reduce the effects of commodity prices, interest rates and other risks associated with its business.

•	Certain federal income tax deductions currently available with respect to crude oil and natural gas and exploration and development may be eliminated as a result of future legislation.

•	Title to the properties in which Royale (and Matrix and the post-merger combined company) has an interest may be impaired by title defects.

•	Royale (and Matrix and the post-merger combined company) participates in oil and natural gas leases with third parties who may not be able to fulfill their commitments to its projects

•
The unavailability or high cost of drilling rigs, pressure pumping equipment and crews, other equipment, supplies, water, personnel and oil field services could adversely affect Royale’s (and Matrix’s and the post-merger combined company’s) ability to execute its exploration and development plans on a timely basis and within its budget.

•
Royale (and Matrix’s and the post-merger combined company’s) depends on the skill, ability and decisions of third-party operators of the oil and natural gas properties in which it has a non-operated working interest.

•	Minority or royalty interest purchases do not allow Royale (and Matrix and the post-merger combined company) to control production completely.

•	Royale (and Matrix and the post-merger combined company) faces strong competition from larger oil and natural gas companies that may negatively affect its ability to carry on operations.

•	Loss of Royale’s (and Matrix’s and the post-merger combined company’s) information and computer systems could adversely affect its business.

•	A terrorist attack or armed conflict could harm Royale’s (and Matrix’s and the post-merger combined company’s) business.

Matrix’s short-term liquidity is significantly constrained, and could severely impact its cash flow and its development of its properties.

Currently, Matrix’s principal sources of liquidity are cash flow from its operations and remaining proceeds from the Term Loan Agreement of $1,670,000. During the year ended December 31, 2016, Matrix entered into a Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”), among Matrix, Matrix Operator and the Matrix LPs, as borrowers party thereto, Arena Limited SPV Limited, LLC, as administrative agent thereto (“Arena”), and the lenders from time to time party thereto, providing for an aggregate of $12,371,134 of senior secured indebtedness.  In addition, the principal shareholders and limited partners of the Matrix Group provided an additional $20,124,000 of subordinated indebtedness to the Matrix Group.  However, effective December 31, 2016, the aggregate principal amount of such subordinated indebtedness was converted into three classes of preferred limited partnership interests of Matrix Investments, L.P., the principal obligor with respect to such indebtedness.  Matrix has entered into an amendment to the terms of the Matrix Senior Indebtedness to, among other things, (i) release Matrix Royalty, L.P., as a party to the Matrix Senior Indebtedness, (ii) consent to the transactions contemplated by the Merger Agreement, including the Matrix Merger, and (iii) provide for the joinder of Holdings as a borrower and obligor under the Matrix Senior Indebtedness, taking into account the properties of Royale, which Matrix anticipates will help its liquidity; however, Matrix does not anticipate closing the merger until the first quarter of 2017 and will need to obtain a waiver from its lenders, which they may not provide.

If Matrix is unable to comply with the restrictions and covenants in the agreements governing its indebtedness, there may be an acceleration of payment of funds that Matrix has borrowed and that may impact its ability to make principal and interest payments on its indebtedness and satisfy its other obligations.

The terms of Matrix’s credit agreement require it to comply with certain financial covenants and ratios. Matrix’s ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flows from operations and events or circumstances beyond its control. Matrix’s failure to comply with any of the restrictions and covenants under the credit facility or other debt agreements could result in a financial hardship under those agreements, which could cause all of its existing indebtedness to be immediately due and payable.

Significant possible decreases in the price of current crude oil could have an adverse effect on the borrowing base. Matrix’s lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the credit facility. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or Matrix must pledge other crude oil and natural gas properties as additional collateral. Matrix does not currently have any substantial unpledged properties, and it may not have the financial resources in the future to make any mandatory principal prepayments required under the credit facility. Matrix anticipates that the merger will add substantial assets or properties that may be pledged under its credit agreement, subject to, among other things, the satisfaction of the closing condition that Matrix or Royale enter into a credit agreement to be effective immediately upon the merger that provides for an initial borrowing base and minimum aggregate loan commitments satisfactory to cover obligations of its existing operations subject terms and conditions acceptable to each of Matrix and Royale in their reasonable discretion. However, if the merger is not approved by Matrix’s shareholders, Matrix will not be able to complete the merger. Matrix’s inability to borrow additional funds under the credit facility could adversely affect its operations and financial results, and possibly force Matrix into adverse financial condition that could affect its ability to continue operations.

Any possible future default, based on conditions outside Matrix control such as a rapid drop in oil price, as under the agreements governing Matrix’s indebtedness, including a default under its credit facility that is not waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make Matrix unable to pay principal and interest on its indebtedness and satisfy its other obligations. If Matrix is unable to generate sufficient cash flows and are otherwise unable to obtain the funds necessary to meet required payments of principal and interest on its indebtedness, or if Matrix otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness, Matrix could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against Matrix assets, and it could be forced into bankruptcy or liquidation. If Matrix’s operating performance declines, it may in the future need to seek to obtain waivers from the required lenders under the credit facility to avoid being in default and it may not be able to obtain such a waiver. If this occurs, Matrix would be in default under the credit facility, the lenders could exercise their rights as described above, and it could be forced into bankruptcy or liquidation. Matrix cannot assure you that it will be granted waivers or amendments to its debt agreements if for any reason it is unable to comply with these agreements or that it will be able to refinance its debt on terms acceptable to Matrix, or at all.

Upon completion of the mergers, existing Matrix shareholders will experience substantial and immediate dilution.

Holdings is expected to issue approximately 25,846,033 shares of Holdings common stock to Royale common stockholders and holders of Royale options, warrants and rights as merger consideration.  As of September 30, 2016, Royale reported a total Stockholders deficit of approximately $2.5 million, compared with shareholders equity of the Matrix Group of approximately $12.8 million, after giving effect to the conversion of $20.1 million of Matrix Group subordinated debt, effective December 31, 2016.  Consequently, the issuance of the common stock will cause substantial and immediate dilution to the existing shareholders of Matrix.  As a result, Shareholders of Matrix will own a substantially smaller oil and gas reserve value on a net proved BOE basis subsequent to the closing of the merger.

Matrix’s actual production, revenues and expenditures related to its reserves are likely to differ from its estimates of proved reserves. Matrix may experience production that is less than estimated and drilling costs that are greater than estimated in its reserve report. These differences may be material.

The estimates of Matrix’s oil and natural gas reserves and future net cash flows attributable to those reserves were prepared internally and is responsible for the disclosure of those estimates.  However, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing wells;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and natural gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and work-over and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and natural gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and natural gas sales prices.

Matrix may not be able to drill wells on a substantial portion of its acreage.

Matrix may not be able to drill on a substantial portion of its acreage for various reasons. Matrix may not generate or be able to raise sufficient capital to do so. Further deterioration in commodities prices may also make drilling certain acreage uneconomic. Matrix’s actual drilling activities and future drilling budget will depend on drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, lease expirations, gathering system and pipeline transportation constraints, regulatory approvals and other factors. In addition, any drilling activities Matrix is able to conduct may not be successful or add additional proved reserves to Matrix’s overall proved reserves, which could have a material adverse effect on its future business, financial condition and results of operations.

Although Matrix has prepared estimates of its oil and natural gas reserves and the costs associated with these reserves in accordance with industry standards, Matrix cannot assure you that the estimated costs are accurate, that the development will occur as scheduled or that the actual results will be as estimated. Statutes and regulations may affect both the timing and quantity of recovery of estimated reserves. Such statutes and regulations, and their enforcement, have changed in the past and may change in the future, and may result in upward or downward revisions to current estimated proved reserves.

A significant portion of Matrix’s net leasehold acreage is undeveloped, and that acreage may not ultimately be developed or become commercially productive, which could cause it to lose rights under its leases as well as have a material adverse effect on its oil and natural gas reserves and future production and, therefore, its future cash flow and income.

A significant portion of Matrix’s net leasehold acreage is undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves. A majority of the undrilled acreage is held by production of potential offset producing wells to proposed undrilled locations.  Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations.  However, much of Matrix’s oil and natural gas net leases require it to drill wells that are commercially productive, and if it is unsuccessful in drilling such wells, it could lose its rights under such leases. Matrix’s future oil and natural gas reserves and production and, therefore, its future cash flow and income, are dependent on successfully developing its undeveloped leasehold acreage.

Matrix’s operations and future development activities are concentrated in the Whittier and (West Whittier and Whittier Main Fields) and the City of La Habra Heights (Sansinena Field) located in Los Angeles County, CA which is in the area designated as the Los Angeles Basin,  In the event the fields do not meet Matrix’s expectations with respect to drilling and future production or Matrix is unable to develop the field due to capital constraints, its future business, financial condition and results of operations will be materially adversely affected.

As set forth elsewhere in this proxy statement/prospectus, Matrix’s Sansinena Field is Matrix’s largest oil and natural gas development project.  As of December 31, 2016, the field contained approximately 97.8% of Matrix total proved undeveloped reserves and 95.6% of the PV-10 of such reserves. Additionally, the field’s proved undeveloped reserves represent approximately 79% of Matrix’s total proved reserves. Because such a significant portion of Matrix’s operations are concentrated in the field, the success of its operations and its profitability may be disproportionately exposed to the effect of various events with respect to the field, including but not limited to unanticipated costs and delays in drilling, unexpected mechanical and operational problems, fluctuations in prices of natural gas and oil produced from wells, natural disasters, restrictive governmental regulations, transportation capacity constraints, inclement weather, curtailment of production due to unforeseen events, and any resulting delays or interruptions of production from existing or planned new wells in the field.

In the Sansinena Field and as of November 1, 2016, Matrix planned to drill two proved undeveloped well locations in 2016 and the remaining proved undeveloped wells within five years from the date they were originally recorded. However, Matrix currently plans to defer drilling of the Sansinena Field until early in the second quarter of 2017.  Additionally, in the event Matrix’s assumptions and analyses regarding the Sansinena Field are incorrect to any significant degree, the future production from the wells to be drilled may be adversely affected, which in turn could materially adversely affect its business, financial condition and results of operations.

In addition, Matrix’s development plan as of January 1, 2017 assumes that the net capital for development of the field will be approximately $28.8 million over four years. However, such capital plan will be subject to the review and approval of Matrix Royale Delaware’s board of directors following the merger and may not be approved in its current form. In any event, Matrix’s ability to have sufficient capital in accordance with its plan to complete the development of these undeveloped reserves will be subject to its future cash flows, future prices for oil and gas, its ability to bring in other partners, as well as its capital raising abilities. Absent any significant decline in oil and gas prices or in any local agency permitting factors outside of Matrix control, market factors will continue to affect Matrix’s ability to obtain financing, either debt or equity, or attract joint venture partners and will have a significant negative impact on its ability to develop the field as planned and hence, realize the positive cash flow and net income.

Matrix’s has some undeveloped acreage that must be drilled before lease expirations to hold the acreage by production. Failure to drill sufficient wells to hold acreage could result in a substantial lease renewal cost or, if renewal is not feasible, loss of its undeveloped leases and prospective drilling opportunities.

Some of Matrix leases have drilling clauses which require development (for example the 1291 acre City of Whittier Main Lease located above the former Chevron Whittier Oil Field leases).  Unless Matrix establishes production within the spacing units covering the undeveloped acres on that land to which some of the locations are identified, the Matrix leases on such acreage will expire.  The cost to renew expiring leases may increase significantly, and it may not be able to renew such leases on commercially reasonable terms or at all. If Matrix is unable to fund renewals of expiring leases, it could lose portions of its acreage and its actual drilling activities may differ materially from its current expectations, which could adversely affect Matrix’s business.

Matrix’s exploration and development drilling efforts and the operation of its wells may not be profitable or achieve its targeted returns

Matrix has significant amounts of undeveloped leasehold acreage to further its development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. Matrix invests in property, including undeveloped leasehold acreage that it believes will result in projects that will add value over time. However, Matrix cannot guarantee that its leasehold acreage will be profitably developed, that new wells drilled by it will be productive or that we will recover all or any portion of our investment in such leasehold acreage or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve Matrix’s targeted rate of return. Matrix’s ability to achieve its target results is dependent upon the current and future market prices for oil and natural gas, costs associated with producing oil and natural gas and its ability to add reserves at an acceptable cost.

Matrix may not be successful in controlling its drilling and production costs to improve its overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. Matrix cannot predict the cost of drilling and completing a well, and Matrix may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	downhole and well completion difficulties;

•	pressure or irregularities in formations;

•	equipment failures or breakdowns, or accidents and shortages or delays in the availability of drilling and completion equipment and services;

•	fires, explosions, blowouts and earthquakes;

•	adverse weather conditions, including hurricanes; and

•	compliance with governmental requirements.

In addition, as a working interest owner, Matrix may use a significant amount of water with respect to potential well sand control work operations. Matrix also injects most or all of the produced salt water produced from depth in its Los Angeles Basin wells and its Kern County wells.  The inability to use local or secured from offsite as portable sources of sufficient amounts of water, or to dispose of salt water produced in operations via waste water well injection, could adversely impact Matrix’s operations.

Estimates of proved oil and natural gas reserves involve assumptions and any material inaccuracies in these assumptions will materially affect the quantities and the net present value of Matrix’s reserves.

This proxy statement/prospectus contains estimates of Matrix’s proved oil and natural gas reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the net present value of Matrix’s reserves. For instance, the SEC mandated prices used in estimating Matrix’s December 31, 2015 proved reserves are $50.28 per Bbl. of oil and $2.39 per MMBtu of natural gas, which were significantly higher than current spot market prices at that time. Matrix’s properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, Matrix may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond its control.

At December 31, 2016, approximately 80.7% of Matrix’s estimated reserves were classified as proved undeveloped. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that Matrix will make significant capital expenditures to develop its reserves. The estimates of these oil and natural gas reserves and the costs associated with development of these reserves have been prepared in accordance with SEC regulations; however, actual capital expenditures will likely vary from estimated capital expenditures, development may not occur as scheduled and actual results may not be as estimated.

The standardized measure of discounted future net cash flows from Matrix’s proved reserves will not be the same as the current market value of its estimated oil and natural gas reserves.

You should not assume that the standardized measure of discounted future net cash flows from Matrix’s proved reserves is the current market value of Matrix’s estimated oil and natural gas reserves. In accordance with SEC requirements in effect at December 31, 2015, 2014 and 2013, Matrix based the discounted future net cash flows from its proved reserves on the 12-month first-day-of-the-month oil and natural gas average prices without giving effect to derivative transactions. Actual future net cash flows from Matrix’s oil and natural gas properties will be affected by factors such as:

•	actual prices Matrix receives for its oil and natural gas;

•	actual cost of development and production expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of both Matrix’s production and its incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor Matrix uses when calculating standardized measure may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Matrix or the oil and natural gas industry in general. As a corporation, Matrix is treated as a taxable entity for federal income tax purposes and its future income taxes will be dependent on its future taxable income. Actual future prices and costs may differ materially from those used in the present value estimates included in this proxy statement/prospectus which could have a material effect on the value of Matrix’s reserves.

Matrix cannot be certain that the insurance coverage maintained by it will be adequate to cover all losses that may be sustained in connection with all oil and natural gas activities.

Matrix maintains general and excess liability policies, which it considers to be reasonable and consistent with industry standards. Amounts over base coverages are provided by primary and excess umbrella liability policies. These policies generally cover:

•	personal injury;
•	bodily injury;
•	third party property damage;
•	medical expenses;
•	legal defense costs;
•	pollution in some cases;
•	well blowouts in some cases; and
•	workers compensation and employment practices.

Matrix also maintains operator's extra expense coverage, which covers the control of drilling or producing wells as well as re-drilling expenses and pollution coverage for wells out of control.  As is common in the oil and natural gas industry, Matrix will not insure fully against all risks associated with its business either because such insurance is not available or because it believes the premium costs are prohibitive. A loss not fully covered by insurance, exceeding the maximum limits or fully indemnified could have a material effect on its financial position, results of operations and cash flows. There can be no assurance that the insurance coverage that it maintains will be sufficient to cover claims made against it in the future.

Hedging transactions may limit Matrix’s potential gains and increase its potential losses.

In order to manage its exposure to price risks in the marketing of Matrix’s oil, natural gas, and natural gas liquids production, it has entered into oil, natural gas, and natural gas liquids price hedging arrangements with respect to a portion of its anticipated production and it may enter into additional hedging transactions in the future. While intended to reduce the effects of volatile commodity prices, such transactions may limit its potential gains and increase its potential losses if commodity prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose Matrix to the risk of loss in certain circumstances, including instances in which:

•	its production is less than expected;
•	there is a widening of price differentials between delivery points for its production; or
•	the counterparties to its hedging agreements fail to perform under the contracts.

Matrix cannot assure you that the hedging transactions it has entered into, or will enter into, will adequately protect it from fluctuations in oil and natural gas prices.

Risks Relating to the Combined Company’s Operations After Consummation of the Mergers
We may not be able to successfully integrate the businesses of Royale and Matrix within Holdings following the mergers.

The success of the mergers depends in large part upon Holdings’ ability to realize the anticipated benefits and synergies from combining Royale’s and Matrix’ operations, systems, and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. Royale and Matrix have operated and, until the effective time of the mergers, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the mergers. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

Restrictive debt covenants could limit Holdings’ growth and its ability to finance its operations, fund its capital needs, respond to changing conditions and engage in other business activities that may be in its best interests.

Holdings anticipates that its proposed bank credit facility will contain a number of significant covenants that, among other things, restrict or limit its ability to:

•	pay dividends or distributions on its capital stock or issue preferred stock;
•	repurchase, redeem or retire its capital stock or subordinated debt;
•	make certain loans and investments;
•	place restrictions on the ability of subsidiaries to make distributions;
•	sell assets, including the capital stock of subsidiaries;
•	enter into certain transactions with affiliates;
•	create or assume certain liens on Holdings’ assets;
•	enter into sale and leaseback transactions;
•	merge or to enter into other business combination transactions;
•	enter into transactions that would result in a change of control; or
•	engage in other corporate activities.

Also, Holdings’ bank credit facility anticipates that its proposed bank credit facility will require it to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Although the terms of such financial ratios are not yet available, Holdings anticipates that its ability to comply with these ratios and financial condition tests may be affected by events beyond its control, and Holdings cannot assure you that it will meet these ratios and financial condition tests.  Further, these financial ratio restrictions and financial condition tests could limit Holdings’ ability to obtain future financings, make needed capital expenditures, withstand a future downturn in its business or the economy in general or otherwise conduct necessary corporate activities. Holdings may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under its bank credit facility impose on it.

A breach of any of these covenants or its inability to comply with the required financial ratios or financial condition tests could result in a default under Holdings’ bank credit facility. A default, if not cured or waived, could result in all indebtedness outstanding under Holdings’ bank credit facility to become immediately due and payable and entitle the lenders to exercise remedies under terms of the credit facility, such as foreclosure of mortgage liens with respect to oil and gas properties and other assets securing the credit facility. If default should occur, Holdings may not be able to pay all such debt or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to Holdings. If Holdings were unable to repay those amounts, the lender could accelerate the maturity of the debt and proceed against any collateral granted to it to secure such defaulted debt.

Following the merger, Holdings will have limited liquidity which could adversely affect its ability to operate its business and realize development opportunities, and which, in turn, may limit future cash flows and its ability to remain in compliance with debt covenants and make payments on its debt.

The aggregate outstanding indebtedness of Matrix and Royale, respectively, will be combined as a result of the merger and become indebtedness of Holdings, the surviving corporation.  As of September 30, 2016, the aggregate principal amount of outstanding indebtedness (including short term liabilities but excluding trade payables and net of cash on hand), was $31.2 million with respect to Matrix, and $6.3 million with respect to Royale.   Royale and Matrix expect that the combined company’s liquidity and the cash flows from its properties will be used primarily to develop the combined company’s oil and natural gas properties and fund potential acquisitions into the future.

Although Royale and Matrix believe that the combined company will have reasonable debt levels after the closing of the merger relative to its anticipated assets and cash flow, the combined company will also have limited liquidity, which could be detrimental to financing its future operations and to developing properties as required to create future cash flows.  Subject to covenants and restrictions under its credit facility and the availability of future financing, Holdings may also incur additional indebtedness in the future which could provide proceeds to fund capital expenditures which could enhance future cash flows, such as drilling and completion activities.  However, additional indebtedness could result in a high level of debt for the combined company which could have important consequences for you, including the following:

•
it may be more difficult for Holdings to satisfy its obligations with respect to its outstanding indebtedness and any failure to comply with the obligations of any of its debt agreements, including financial and other restrictive covenants, could result in an event of default under the agreements governing such indebtedness;

•
as debt increases, Holdings will need to use an increasing portion of its cash flows to pay interest on its debt, which will reduce the portion of future cash flows available for operations, capital expenditures, expansion, acquisitions or general corporate or other business activities;

•	Holdings may be more vulnerable to economic downturns and adverse developments in its industry or the economy in general, especially extended or further declines in oil and natural gas prices;

•	with a higher level of debt than some of its competitors, Holdings may be at a competitive disadvantage for the acquisition of properties and participation in development opportunities; and

•	high future debt levels of Holdings could limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates.

Holdings’ ability to meet its expenses, including debt obligations, and to fund capital expenditures which could enhance future cash flows, such as drilling and completion activities, will depend on its future performance, which will be affected significantly by crude oil and natural gas prices as well as financial, business, economic, regulatory and other factors.  Holdings will not be able to control many of these factors, such as commodity prices, economic conditions and governmental regulation. Holdings cannot be certain that its cash flow from operations will be sufficient to allow it to fund anticipated capital expenditures and to pay the principal and interest on its debt and meet its other obligations. If Holdings does not have enough cash to fund anticipated capital expenditures and to service its debt, it may be required to curtail capital spending or to refinance all or part of its existing debt, sell assets, borrow more money or raise equity. Holdings may not be able to refinance its debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all.

Holdings’ business plan includes substantial capital requirements which may require additional debt or equity financing.

Holdings expects to make substantial capital expenditures for the acquisition, development, production and exploration of its oil and gas properties in order to fully realize its business plan. Holdings’ capital requirements will depend on numerous factors, and it cannot predict accurately the exact timing and amount of its capital requirements. Although Holdings intends to finance a substantial portion of its future capital expenditures through cash flow from operations, cash on hand, and its revolving credit facility, it may require additional funds which could come from debt or equity financing or asset sales. A decrease in expected revenues or adverse change in market conditions could make obtaining financing economically unattractive or impossible or reduce the value Holdings expects to receive from asset divestitures.

A significant increase in Holdings’ indebtedness or an increase in its indebtedness that is proportionately greater than its issuances of equity could negatively impact its ability to remain in compliance with the financial covenants under Holdings’ revolving credit facility which could force it to limit or defer its planned oil and gas leasing, exploration and development program. Moreover, if Holdings is unable to finance its growth as expected, it could be required to sell assets, seek alternative financing, the terms of which may not be attractive to Holdings, or reduce the scope of its business plan.

In addition, a significant increase in Holdings’ indebtedness could cause it to be unable to obtain sufficient credit capacity with counterparties to finance the hedging of its future crude oil and gas production which may limit its ability to manage price risk. As a result of these factors, Holdings may lack the capital necessary to fully pursue its drilling program, obtain credit necessary to enter into derivative contracts to hedge its future crude oil and gas production or to capitalize on other business opportunities.

A financial downturn or negative credit market conditions may have lasting effects on Holdings’ liquidity, business and financial condition that it cannot predict.

Liquidity is essential to Holdings’ business. Holdings’ liquidity could be substantially negatively affected by an inability to obtain capital in the long-term or short-term debt capital markets or equity capital markets or an inability to access bank financing.    An extended downturn in crude oil and natural gas commodities prices, a prolonged credit crisis or turmoil in the domestic or global financial systems could materially affect Holdings’ liquidity, business and financial condition. Conditions such as these have adversely impacted financial and commodities markets in the past and have created substantial volatility and uncertainty, and could do so again. Negative credit market conditions could materially affect Holdings’ liquidity and may inhibit Holdings’ lender from fully funding Holdings’ bank credit facility or cause the lender to make the terms of Holdings’ bank credit facility costlier and more restrictive. A weak economic environment could also adversely affect the collectability of Holdings’ trade receivables or performance by its suppliers and cause its commodity derivative arrangements to be ineffective if Holdings’ counterparties are unable to perform their obligations or seek bankruptcy protection. Additionally, negative economic conditions could lead to reduced demand for oil, natural gas and NGLs or lower prices for oil, natural gas and NGLs, which could have a negative impact on Holdings’ revenues.

Holdings’ may not be able to obtain adequate financing when the need arises to execute its long-term operating strategy.

Holdings’ ability to execute its long-term operating strategy is highly dependent on having access to capital when the need arises. Holdings historically has addressed its long-term liquidity needs through bank credit facilities, issuances of equity securities, sales of assets, farm outs, joint ventures and cash provided by operating activities. Holdings will examine the following alternative sources of long-term capital as dictated by current economic conditions:

•	borrowings from banks or other lenders;
•	the sale of certain assets;
•	the issuance of common stock, preferred stock or other equity securities;
•	joint venture financing; and
•	production payments.

The availability of these sources of capital when the need arises will depend upon a number of factors, some of which are beyond Holdings’ control. These factors include general economic and financial market conditions, oil and natural gas prices, Holdings’ credit ratings, interest rates, market perceptions of Holdings or the oil and gas industry, Holdings’ market value and Holdings’ operating performance. Holdings may be unable to execute its long-term operating strategy if it cannot obtain capital from these sources when the need arises.

Holdings may be unable to successfully identify, execute or effectively integrate future acquisitions, which may negatively affect its results of operations.

Acquisitions of oil and gas properties have been an important element of Royale’s and Matrix’s business in the last several years.  Both companies have pursued and consummated acquisitions that have provided it opportunities to grow its production and reserves. Holdings will regularly engage in discussions with, and submit proposals to, acquisition candidates; however, there is no assurance that it will be able to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired properties into its existing business. Negotiation of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management's attention and its resources.  After a proposed acquisition has been concluded, there is no assurance that any new business or property will generate revenues comparable to Holdings’ existing business or that the anticipated cost efficiencies or synergies will be realized or that the new properties will be integrated successfully or operated profitably. The success of each acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from the reserves and to assess possible environmental liabilities. Holdings’ inability to successfully identify, execute or effectively integrate acquisitions may negatively affect its results of operations.

Even though Holdings will perform due diligence reviews (including a review of title and other records) of the major properties it seeks to acquire that it believes is consistent with industry practices, these reviews will have an inherent degree of uncertainty. Even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit Holdings to become familiar enough with the properties to assess fully their deficiencies and potential. Even when problems are identified, Holdings may assume certain environmental and other risks and liabilities in connection with the acquired businesses and properties. The discovery of any material liabilities associated with Holdings’ acquisitions could harm its results of operations.

In addition, acquisitions of businesses may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Holdings’ bank credit facility contains certain covenants that limit, or which may have the effect of limiting, among other things acquisitions, capital expenditures, the sale of assets and the incurrence of additional indebtedness.

Royale’s merger with Matrix, if completed, may not achieve its intended results.
Royale and Matrix entered into the Merger Agreement with the expectation that the merger would result in various benefits, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the business of Holdings is integrated in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company, and diversion of management’s time and energy and could have an adverse effect on the combined company’s financial position, results of operations or cash flows.
Risks Relating to Holdings Common Stock Following the Mergers
The combined entity may not satisfy NASDAQ listing requirements.

After the mergers, Holdings, which will own both Royale and Matrix as wholly-owned subsidiaries, expects to apply for listing on the NASDAQ Stock Market. Royale was listed on NASDAQ from 1994 until January 2016, when it was delisted from NASDAQ and began to trade on the OTCQB Market System. Matrix has been privately held since its inception, and its stock has never had a trading market.

At the time Royale was delisted from NASDAQ, it failed to comply with several NASDAQ listing criteria, including failure to maintain a minimum stock price of at least $1.00 per share, failure to maintain minimum shareholders’ equity of at least $4 million, and failure to maintain a majority of independent directors on its board of directors.

The mergers will dramatically increase the shareholders’ equity of the combined companies over Royale’s pre-mergers shareholders’ equity because of the larger Matrix asset base.  The election of the slate of directors nominated to form the Holdings board of directors after the mergers satisfies the NASDAQ requirement that the board be composed of a majority of independent directors. The management of both Royale and Matrix believe that the stock of the combined companies will likely trade in a range in excess of $4.00 per share, sufficient to qualify Holdings for NASDAQ listing. However, no one can be sure that the post-mergers share trading price of the combined companies will, in fact, be high enough to qualify Holdings for NASDAQ listing or that NASDAQ will conclude that all other listing requirements have been met.

The trading price of Holdings common stock may be volatile.

The trading price of shares of Royale common stock has from time to time fluctuated widely and Holdings common stock may be subject to similar fluctuations in the future. The trading price may be affected by a number of factors including the risk factors set forth in this document, as well as the combined company’s operating results, financial condition, drilling activities and general conditions in the oil and natural gas exploration and development industry, the economy, the securities markets and other events.

The influx of such a substantial number of shares into the public market could have a significant negative effect on the trading price of Holdings common stock. In recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, Holdings may experience wide fluctuations in the market price of its common stock. These fluctuations may have an extremely negative effect on the market price of Holdings common stock.

After the closing of the merger, the former majority stockholders and limited partners of Matrix group are expected to collectively beneficially hold approximately 58% of the voting power of the outstanding shares of Holdings common stock and to have substantial influence over Holdings, which may limit Holdings’ stockholders’ ability to influence the outcome of important transactions, including a change of control.

After the closing of the merger, the former stockholders of Matrix and Matrix Operator, the Matrix Preferred Holders, and the former limited partners of the Matrix LPs are expected to beneficially hold, in the aggregate, 58% of the outstanding shares of Holdings common stock and 100% of the outstanding shares of Holdings preferred stock based on the number of shares anticipated to be outstanding at the closing of the merger.  As a result, such stockholders will hold approximately 58% of the voting power of the issued and outstanding shares of Holdings.

Additionally, four members of the board of directors of Holdings (Johnny Jordan, Jon Clarkson, Rod Eson and Gabriel L. Ellisor) will have been appointed by these former stockholders, Matrix Preferred Holders and limited partners of Matrix. As a result, these former stockholders, Matrix Preferred Holders and limited partners, if acting together, may be able to influence matters requiring approval by Holdings’ stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. These former stockholders, Matrix Preferred Holders and limited partners may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Holdings, could deprive its stockholders of an opportunity to receive a premium for their Holdings common stock as part of a sale of Holdings and might ultimately affect the market price of Holdings common stock.

Offerings of debt by Holdings, which would be senior to Holdings common stock upon liquidation, and/or issuance of preferred stock, which would be senior to Holdings common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of Holdings’ common stock.

Holdings may from time to time issue debt securities in connection with any number of activities, including strategic acquisitions, repayment of debt, capital expenditures and other uses. Upon liquidation, holders of such debt securities and lenders with respect to other borrowings by Holdings will receive distributions of Holdings’ available assets prior to the holders of Holdings’ common stock.

Holdings’ board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Holdings’ board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over Holdings’ common stock with respect to dividends or upon Holdings’ dissolution, winding-up and liquidation and other terms.  If Holdings issues preferred stock in the future that has a preference over its common stock with respect to the payment of dividends or upon its liquidation, dissolution, or winding-up, or if Holdings issues preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of Holdings’ common stock or the market price of Holdings’ common stock could be adversely affected.

In addition, offerings of Holdings’ common stock or of securities linked to Holdings’ common stock may dilute the holdings of Holdings’ existing common stockholders or reduce the market price of Holdings’ common stock. Holders of Holdings’ common stock are not entitled to preemptive rights.

THE MERGERS

The following is a description of the material aspects of the mergers. While Royale and Matrix believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to Royale shareholders and Matrix shareholders. Royale and Matrix encourage Royale shareholders and Matrix shareholders to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement attached to this joint proxy statement/prospectus as Annex [●] and incorporated herein by reference, for a more complete understanding of the mergers.

General

Royale Energy, Inc., a California corporation (“Royale”) and Matrix Oil Management Corporation, a California corporation (“Matrix”) are furnishing this joint proxy statement/prospectus to holders of shares of Royale common stock, no par value per share (“Royale common stock”), in connection with the solicitation of proxies by the Royale board of directors for use at the Royale Annual Meeting to be held on [●], or any adjournment or postponement thereof, and to holders of shares of Matrix common stock, no par value per share (“Matrix common stock”) in connection with the solicitation of proxies by the Matrix board of directors for use at the special meeting of shareholders of Matrix to be held on [●], or any adjournment or postponement thereof (the “Matrix special meeting,” and together with the Royale Annual Meeting, the “shareholder meetings”).

At the Royale Annual Meeting, the shareholders will, among other things, be asked to vote on (i) a proposal to approve and adopt the Merger Agreement; (ii) a proposal related to the amendment of Royale’s restated articles of incorporation; (iii) a proposal to set the maximum size of Royale’s board of directors pursuant to the Bylaws; (iv) [a proposal to approve the conversion of certain convertible notes into Royale common stock]; and (v) a proposal to adjourn the Royale Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

At a Matrix special meeting, the shareholders will, among other things, be asked to vote on (i) a proposal to approve and adopt the Merger Agreement and the Matrix Merger and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

Background of the Mergers

Royale has been in the oil and gas exploration and production business since 1988.  It has operated in several western states, but mainly it has developed and operated oil and gas wells in the Sacramento Basin and San Joaquin Basin California. Royale’s common stock has been registered under the Securities Exchange Act of 1934 since 1992.  From 1992 until 1994 it was traded in the over-the-counter market. From 1994 until January 2016, Royale’s common stock was traded on the NASDAQ Stock Market.  In January 2016, its common stock was delisted from NASDAQ, and since then it has traded on the OTCQB market.

In 2014 and 2015, Royale experienced net operating losses in excess of $2 million annually as worldwide prices paid for oil and gas declined dramatically and  Royale’s revenues from oil and gas production also decreased due to decreases in production from its wells. Similarly, the price of Royale’s common stock declined from a high of $4.78 per share in the third quarter of 2014 to a low of $0.30 per share in the fourth quarter of 2015.  The closing stock price on the OTCQB market on December 31, 2016, was $0.6198 per share.

On April 7, 2015, NASDAQ notified Royale that Royale was not in compliance with the requirement that companies listed on the NASDAQ Stock Market are required by Marketplace Rule 4450(a)(3) to maintain a minimum of $2.5 million in stockholders’ equity for continued listing.  Royale’s Form 10-K for the year ended December 31, 2014, reported negative stockholders’ equity at December 31, 2014, of $1,141,227.  The notice provided Royale 45 days to submit a compliance plan.   Royale began searching for a capital infusion to regain compliance with the NASDAQ stockholders’ equity requirement.  In May 2015, Royale submitted a compliance plan to NASDAQ to regain compliance with listing requirements, grounded on Royale’s plan to raise equity capital in a market equity offering sufficient to raise net stockholders’ equity to a level above $2.5 million.  Based on the compliance plan, NASDAQ granted an extension of the deadline to demonstrate compliance listing requirements through October 5, 2015.

On May 20, 2015, Royale entered into a Sales Agreement (the “Roth Sales Agreement”) with Roth Capital Partners, LLC, for sales of shares of its common stock for aggregate consideration of up to $7,726,103, from time to time in an at the market equity offering program with Roth acting as the Company’s sales agent.  Subsequently, during 2015 the company sold 701,397 shares of common stock to the public for $556,123.

In addition, in May 2015, Royale’s board of directors asked Jonathan Gregory to assist management in identifying possible acquisition opportunities.  Mr. Gregory had served on Royale’s board of directors as an independent director since June 2014. Mr. Gregory was Royale’s banker from 1999 to 2012 while working at Bank One, Guaranty Bank and Texas Capital Bank.  During his banking career, Mr. Gregory was also banker to Matrix Oil Management Corp while at Guaranty Bank and Texas Capital Bank.

In June 2015, the board entered into a consulting agreement with Mr. Gregory to advise Royale in screening, evaluating, bidding, negotiating, fund and closing an acquisition in accordance with criteria which the board established for making a successful acquisition.

On August 6, 2015, Royale entered into a confidentiality agreement with Redemption Oil & Gas, LLC (“Redemption”), for a possible purchase of oil and gas interests from Redemption.  Roth Capital Partners agreed to serve as investment adviser to Royale for the acquisition.

On August 14, 2015, Royale and Redemption entered into a preliminary, non-binding term sheet for the acquisition of proven oil and gas properties consisting of 3.7 million barrels of oil equivalents in exchange for common stock, warrants, and a new Series C callable convertible preferred stock.  The preliminary terms called for Royale to acquire assets valued at $28 million based on a reserve report as of January 1, 2015, in exchange for a combination of:

•	3,006,880 shares of common stock (equal to 20% of the then-outstanding common stock of Royale);
•	a new series of preferred stock which would be convertible into 32,637,966 shares of Royale common stock (approximately 217% of the then-outstanding common stock of Royale); and
•	warrants to purchase 8,159,491 shares of common stock (25% of the common stock issuable on conversion of the new preferred stock, or approximately 54% of the then-outstanding common stock of Royale.
After the transaction, the total equity consideration issuable to Redemption in the transaction would have equaled 74% of the post-acquisition common stock of Royale on a fully diluted basis, and the pre-acquisition Royale stockholders would have owned the remaining 26% of the fully diluted common stock.  While the Royale stockholders would have experienced a dramatic dilution of their ownership of Royale, the acquisition of the assets from Redemption for stock would have significantly increased Royale’s stockholders’ equity and would have regained compliance with the stockholders’ equity requirement of the NASDAQ continued listing standards.

The parties conducted due diligence reviews and negotiation of a definitive Merger Agreement in August 2015, but on September 6, 2015, Redemption notified Stephen Hosmer of Royale that Redemption was terminating negotiations.  Royale had no further contacts with Redemption concerning any transactions between the companies after Redemption terminated negotiations.

On August 31, 2015, NASDAQ notified Royale that, based on the closing bid price for Royale’s common stock for the 30 consecutive business days preceding the letter, Royale was not in compliance with NASDAQ Stock Market Rule 5550(a)(2), which requires that companies listed on the NASDAQ Stock Market maintain a minimum bid price of $1 per share.

As provided in the NASDAQ listing standards, Royale had 180 calendar days, or until February 27, 2016, to regain compliance with NASDAQ Stock Market Rule 5550(a)(2). To regain compliance, the closing bid price for Royale’s common stock must be at least $1 per share for a minimum of 10 consecutive business days.   Royale filed a Form 8-K Report with the SEC and issued a press release announcing the receipt of NASDAQ’s notice, and stating that Royale’s management had begun formulating plans to regain compliance with the minimum bid price listing standard, including consideration of a reverse stock split to raise the market price of its stock.

On September 10, 2105, Royale’s board of directors appointed director Jonathan Gregory as Chief Executive Officer and Vice Chairman of the Board and directed him to spear-head a shift fully into an acquisition growth strategy to increase the company’s assets and earnings.

On September 11, 2015, NASDAQ notified Royale that Royale was not in compliance with NASDAQ Stock Market Rule 5605(b)(1) and 5605(c)(2).  Rule 5605(b)(1) requires that Royale’s Board of Directors be composed of a majority of independent directors, as defined by NASDAQ rules. Rule 5605(c)(2) requires that Royale’s Audit Committee consist of at least three members, each of whom must be an independent director. NASDAQ’s notice was precipitated by the resignation of independent director Tony Hall, combined with Mr. Gregory’s appointment on the prior day as CEO, after which Mr. Gregory no longer qualified as an independent member of the Royale board.  On September 21, 2015, Royale filed another Form 8-K Report and issued a press release announcing receipt of the NASDAQ notification.

On September 17, 2015, to address NASDAQ continued listing requirements, Royale filed with the SEC a preliminary proxy statement and notice of shareholders’ meeting scheduled for November 19, 2015.  The proxy statement and meeting notice stated that the company’s shareholders would be asked to consider a reverse stock split of up to one-for-five shares and an increase in the number of authorized shares of common stock from 20 million to 30 million shares, for the purpose of raising the price per share of the company’s outstanding common stock and issuing additional shares of common stock in a stock sale of business acquisition.  In addition, the preliminary proxy statement included a notice of election of directors for the next year at the meeting.

On September 24, 2015, Royale’s board of directors appointed Ronald Verdier to fill the vacancy on the board left by the resignation of Mr. Hall.  Mr. Verdier is an independent member of the Company’s board of directors.  He was also appointed a member of the Company’s audit committee, and the board designated Mr. Verdier as an audit committee financial expert based on his extensive career in commercial banking.  Mr. Verdier’s appointment partially satisfied the NASDAQ listing requirements that Royale’s board be composed of a majority of independent directors, with an audit committee of at least three independent directors.

On October 6, 2015, Royale filed with the SEC a definitive proxy statement and notice of shareholders’ meeting scheduled for November 19, 2015 in substantially the same form as the preliminary proxy statement filed September 17, 2015, including consideration of a reverse stock split of up to one-for-five shares and an increase in the number of authorized shares of common stock from 20 million to 30 million shares.  The seven currently serving directors, including the recently appointed Mr. Verdier, were nominated to serve for new one year terms.

Also on October 6, 2015, NASDAQ notified Royale that it had determined to delist Royale’s common stock for failure to regain compliance with minimum continued listing standards, including the failure to maintain minimum stockholders’ equity of $2.5 million, which was the subject of NASDAQ’s earlier non-compliance notice in April 2015.  Royale was given until October 13, 2015, to request a hearing to appeal the delisting determination, including addressing the minimum bid and independent director listing qualifications.  Royale filed a Form 8-K with the SEC reporting the delisting notice on October 9, 2015, and on October 13, 2015, Royale filed the required appeal of the delisting decision, which stayed the delisting decision pending a hearing on the request.

On October 21, 2015, Mr. Gregory, in his capacity as Royale CEO, had dinner with Jeff Kerns and Mike McCaskey, two of Matrix’s principal executives, to begin a discussion of a possible business combination between Matrix and Royale. Mr. Gregory had a prior relationship with Matrix while he was a reserve based lender at Guaranty Bank and Texas Capital Bank. While at Texas Capital Bank, Mr. Gregory reported to Jonathan Clarkson, who had since retired from Texas Capital Bank and was now serving as Matrix’s CFO.

Prior to beginning discussions with Royale, in May 2015, Matrix had begun negotiations with California Resources Corporation (CRC) for the acquisition of oil and gas properties in Los Angeles County, California, known as the Sansinena field.   In September 2015, the Matrix and CRC entered a non-binding letter of intent for Matrix to acquire the Sansinena field for $22,000,000. The Sansinena field is directly adjacent to the West Whittier and Whittier Main Fields already operated by Matrix.

On November 10, 2015, as part of Royale’s plan to strengthen its balance sheet and regain compliance with NASDAQ listing requirements, Royale entered an agreement to sell a portion of its working interest in the western block of Royale’s Alaskan North Slope property for $2 million.  Under the agreement, Royale would retain a one and one third percent overriding royalty interest in the property being sold.

At a special meeting of Royale’s shareholders on November 19, 2015, the shareholders approved amendments to its articles of incorporation to increase the number of authorized shares of its common stock from 20 million to 30 million shares and authorize the board of directors to effect a reverse stock split of all outstanding shares of its common stock at a ratio of not less than 1-for-1.5 to and not greater than 1-for-5 shares, with the final ratio to be determined by the Royale Board, who also were given discretion not to complete the reverse stock split, if it did not appear to be in the Company’s best interest.  Both measures were approved as part of Royale’s plan to regain compliance with NASDAQ listing requirements.  However, because of other events affecting Royale’s continued listing on NASDAQ, Royale’s board ultimately decided not to complete the reverse stock split.  The amendment to the articles of incorporation increasing the authorized number of shares to 30 million has been completed by filing the amendment with the California Secretary of State.

At the November 19 shareholder meeting, all seven of Royale’s directors were re-elected to new one year terms.

On November 25, 2015, Royale sold 497,948 shares of its common stock and warrants to purchase 248,973 shares of common stock at an exercise price of $1.00 per share for three years to a group of individual group of investors for a total purchase price of $203,165.  The sales were made to continue improving Royale’s stockholders equity position to regain compliance with NASDAQ listing standards.  The proceeds were used by Royale for operating capital.

On December 3, 2015, the NASDAQ Listing Qualifications Panel held the hearing requested by Royale, at which Royale presented its plan to regain and thereafter sustain compliance with all applicable listing requirements.  Royale’s plan included the recent sale of a portion of the company’s Alaskan North Slope property, its recent sale of common stock and warrants for $203,165, and shareholder approval of the company’s plan to execute a reverse stock split. Royale’s plan also included the issuance of additional equity in conjunction with an acquisition of additional oil and gas properties.

On December 4, 2015, the day after the NASDAQ hearing, Mr. Gregory and Mr. Clarkson met over breakfast to further discuss a potential business combination between their respective companies. The decision was made to have a joint meeting between the two companies in San Diego later in December. As mentioned previously, Mr. Clarkson and Mr. Gregory previously worked together for seven years at Texas Capital Bank.

On December 9, 2015, the NASDAQ Listing Qualifications Panel granted the company’s request for an extension of time to demonstrate compliance with all applicable requirements for listing on the NASDAQ Stock Market. One of the conditions of the extension was that Royale execute a definitive merger or purchase and sale agreement by January 15, 2016.

On December 10, 2015, Royale held a board of directors meeting at which the board received an update on possible acquisitions. During this meeting, Mr. Gregiory mentioned to the board the possible combination with Matrix for the first time.

On December 16, 2015, Royale and Matrix executed a confidentiality agreement in preparation for a December 17, 2015 meeting between company representatives in San Diego.

On December 17, 2015, Representatives of Matrix (Johnny Jordan, Jeff Kerns and MichaelMcCaskey) along with their CFO, Mr. Clarkson, met with the executive management of Royale (Harry Hosmer, Jonathan Gregory, Donald Hosmer and Stephen Hosmer) in San Diego. Johnny Jordan gave Royale management an overview of Matrix, and specifically its pending acquisition of the Sansinena Field from CRC. Shortly after the meeting, Mr. Clarkson informed Mr. Gregory that for personal reasons he was resigning as Matrix CFO at year end and that all further discussions would need to be held directly with Johnny Jordan.

On January 19, 2016, Royale was notified that the NASDAQ Listing Qualifications Panel had determined to delist the company’s common stock from the NASDAQ Stock Market effective at the open of business on January 21, 2016.  The delisting occurred as scheduled on January 21, at which time Royale’s common stock began trading on the OTC QB Stock Market under the symbol ROYL.

January 29, 2016, Matrix signed a purchase and sale agreement with CRC for the purchase of Sansinena Field for $22 million.

On February 9, 2016, Royale and Matrix began exchanging more detailed financial and reserve information as part of their negotiations.  On that day, representatives of Royale and Matrix met in La Habra Heights, CA to tour the Sansinena Field and to discuss possible terms of a business combination.

Following the meeting in La Habra Heights, on February 10, 2016, Royale provided to Matrix a non-binding proposal with the following terms:

Purchase Price:	Royale would issue one share of Royale common stock to Matrix for each share of Royale common outstanding at the date of closing.

Issuance of Preferred:
Royale would issue a new class of preferred stock in the amount of $15,000,000 redeemable at the election of the company. At the election of the preferred holders, the shares could be converted to common stock at a 10% discount to the market price on the date of notice.  While outstanding Royale would pay an initial cash dividend of 4.0% per annum.

Sansinena Acquisition:	Post-merger, Royale would raise the capital required to close and fund the Sansinena acquisition.

Stock Purchase Warrants:
Royale would issue to the owners of Matrix, four year stock purchase warrants to purchase an additional share of Royale common stock based on the capital to be raised for the Sansinena acquisition. Twenty-five percent of the warrants would vest annually for four years.

Overriding Royalty:	An overriding royalty interest of 1% NRI Sansinena would be conveyed to the shareholders of Matrix.

Matrix acknowledged Royale’s proposal but wanted to continue the dialogue while continuing to try and find funding for the $22 million Sansinena acquisition.

Following Mr. Clarkson’s resignation as Matrix CFO, Johnny Jordan had asked Jonathan Gregory for assistance in helping Matrix source financing for its Sansinena acquisition. On March 13, 2016, Jonathan Gregory and Johnny Jordan attended the Roth Capital Conference in Dana Point, California, where Mr. Gregory introduced Mr. Jordan to Alex Montano of Roth Capital. Matrix later engaged Roth to assist in securing financing options for the Sansinena Field. During the conference, Mr. Jordan was introduced by Mr. Montano to Greg White of Arena Resources (“Arena”). Arena would later provide the secured term facility which Matrix used to finance the purchase of its interest in the Sansinena field.

On May 4, 2016, representatives of Royale and Matrix met in Los Angeles, CA, to review the status of Sansinena Field financing from Arena and to discuss changes to Royale’s original proposal which included assumption of the Arena debt associated with the Sansinena acquisition. During this meeting, it was determined by the parties that should an agreement be reached between the two companies that Jonathan Gregory would remain as CEO.

On May 16, 2016, Royale Chairman Harry Hosmer spoke to Jon Clarkson via phone to discuss Mr. Clarkson’s interest in serving on the board of the merged company. Mr. Clarkson expressed his interest should the transaction move forward.

On June 15, 2016, Matrix closed on its interest in the  Sansinena field. The final terms of the acquisition provided for the purchase from CRC, for $20 million, of 50% working interest in the Sansinena Oil Field and the smaller adjacent East LA Field, in Los Angeles County, California (together, the “Sansinena/ELA Field”).  As part of the acquisition, Matrix also became the operator of the Sansinena/ELA Field.  Matrix’s portion of the acquisition was funded by Arena. The other 50% interest was acquired by Sunny Frog Investments LLC.

Mr. Gregory and Mr. Jordan continued negotiations and on June 28, 2016, Royale received a counter proposal from Matrix Oil (revised on July 12, 2106) outlining additional terms of a business combination, which the parties accepted as the basic terms of the Merger Transactions.  On July 14, 2016, Royale the board met via conference call to review the terms of letter of intent and to discuss the private placement of additional capital in order to fund working capital and merger related expenses. The board voted unanimously to proceed with signing of a letter of intent with Matrix and gave management approval to raise up to $3 million in capital. July 28, 2016, Royale and Matrix executed a letter of intent to combine their respective companies.

On August 2, 2016, Royale completed a private sale of common stock, convertible notes and warrants in separate transactions in privately negotiated securities transactions.  In the first transaction, Royale sold 2,392,500 units to three investors, each unit consisting of one share of common stock and a warrant to purchase one-fifth of a share of common stock in a privately negotiated securities transaction.  The purchase price was $0.40 per unit for a total consideration of $957,000.  Royale expects to use the proceeds of these transactions to complete the transactions described in this proxy statement and for working capital.

In the second transaction, Royale sold to two investors, $1,580,000 principal amount of convertible promissory notes and warrants to purchase three shares of common stock for every ten shares of common stock issuable upon conversion of the notes.   The conversion of the notes to shares is subject to shareholder approval, which shareholder approval is being sought by Royale at the shareholders’ meeting which is the subject of this proxy statement.

The convertible notes are unsecured and have a maturity date one year from the date of issuance.  The convertible notes are only convertible upon approval of a majority of the shareholders of Royale at a meeting called for that purpose.  The convertible notes contain standard provisions for default, including failure to pay the principal when due, pledge of assets now available from which to pay the notes, and events of insolvency or bankruptcy.  In the event of a default, the holder may declare the entire principal amount to be immediately due and payable, and the default interest rate on the notes increases to 25% per annum.

Upon approval of the conversion of the notes by the Royale shareholders, the notes automatically convert to 3,950,000 shares of Royale common stock.  The warrants issued to the note holders are initially exercisable to purchase a total of 1,185,000 shares of common stock.

The warrants issued in each transaction bear an initial exercise price of $0.80 per common share sold, in the case of the Units, or issued upon conversion, in the case of the notes, and contain customary adjustments for corporate events such as reorganizations, splits, and dividends.  The warrants are immediately exercisable for a period of two years from issuance. Upon closing and consummation of the Merger Transactions, the Royale common stock to be issued upon conversion of the convertible notes and exercise of the warrants will convert to shares of Holdings common stock which is being registered under the Securities Act for resale by the holders pursuant to this proxy statement/prospectus.

On November 30, 2016, the companies signed the definitive merger agreement, which was amended and restated effective December 31, 2016, and related agreements which are described in this proxy statement.

Structure of the Mergers

Royale has agreed that its subsidiary will merge with Matrix under the terms and conditions set forth in the Merger Agreement, described in this joint proxy statement/prospectus.  Pursuant to the Merger Agreement, newly formed subsidiaries of Royale and Matrix, referred to as Royale Merger Subsidiary and Matrix Merger Subsidiary, will merge with and into Holdings with Royale and Matrix each continuing as the respective surviving corporations and wholly-owned subsidiaries of Holdings.

After the mergers, Royale will change its name to “Royale Energy Funds, Inc.” and Holdings will change its name to “Royale Energy, Inc.” The date on which the closing of the mergers occurs is referred to herein as the “closing date.”

Recommendation of Royale’s Board of Directors and Reasons for the Mergers
Royale’s board of directors considered many factors in making its recommendations to Royale’s shareholders. Among the factors considered by Royale’s board of directors were:

•	the combination will greatly improve production and cash flows, and reduce general and administrative expenses on a per barrel basis;

•	the combination will greatly diversify and increase estimated proved reserves;

•	the combination will significantly improve Royale’s liquidity and financial strength and is anticipated to put Royale in compliance with NASDAQ listing requirements;

•
the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Royale board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

•	the combination will provide Royale with a larger portfolio of exploitation and exploration opportunities in resource plays within areas already targeted by Royale; and

•
the presentation and opinion of Northland, to the effect that, as of the date of the opinion and based upon the assumptions, limitations, qualifications, and conditions stated in the opinion letter, the mergers as between Royale and Matrix are fair to Royale and its shareholders, from a financial point of view, as more fully described below under the caption “The Mergers – Opinions of  Northland Capital Markets to the Royale Board of Directors.”

Recommendation of Matrix’s Board of Directors and Reasons for the Mergers
Matrix’s board of directors considered many factors in making its recommendations to Matrix’s shareholders.  Among the factors considered by Matrix’s board of directors were:

•	the combination will provide a long-term strategic benefit to Matrix shareholders by creating an oil and natural gas company with more diversified reserves and increased scope and scale;

•
the potential synergies resulting from elimination of duplicative general and administrative costs, operational synergies resulting from combining operations in the same geographical area and other potential benefits to the cash flow of the combined company;

•
the fact that there is no public trading market for Matrix common stock and that shares of the combined company’s common stock will be registered with the SEC and listed for trading on the Over-The-Counter QB (OTCQB) Market System;

•
the public nature of the combined company’s common stock may facilitate future capital raising, and acquisitions of assets or companies for shares of common stock; the combined entity’s market capitalization should enhance access to debt and equity capital markets and enhance the ability to finance development and production of the combined company’s properties and increased scale of operations;

•
current industry, economic and market conditions, and the present and anticipated environment in the independent exploration and production sector of the energy industry suggest that potential acquisition and development opportunities will develop within the sector for companies that achieve superior operating efficiencies and are sufficiently capitalized to survive the current commodity price environment; through their receipt of Royale common stock and Royale preferred stock as part of the merger consideration, Matrix shareholders have the opportunity to participate in the combined company’s growth and share appreciation in the future (including share appreciation resulting from further exploitation and development of Matrix’s and Royale’s assets); and

•
the form of the merger consideration would be desirable to Matrix shareholders in that the Royale common stock and preferred stock issuable in the mergers (other than the shares issued with respect to accrued and unpaid dividends) would not result in a taxable transaction for Matrix shareholders.

Conversion of Shares; Merger Consideration
Pursuant to the Merger Agreement, upon consummation of the Royale Merger, each outstanding share of Royale common stock will be converted into one share of Holdings common stock. Each share of Royale common stock which is held in the treasury of Royale will be canceled and cease to exist. See “The Merger Agreement – Conversion of Royale Common Stock.” For a summary of the principal differences between the rights of holders of Holdings common stock and Royal common stock, see “Comparison of Shareholders’ Rights—Comparison of Shareholders’ Rights with Respect to Holdings and Royale.”

Upon consummation of the Matrix Merger, each outstanding share of Matrix common stock, will be converted into the right to receive [●]. See “The Merger Agreement– Matrix Merger Consideration. For a summary of the principal differences between the rights of holders of Holdings common stock and Matrix common stock, see “Comparison of Shareholders’ Rights—Comparison of Shareholders’ Rights with Respect to Holdings and Matrix.”

The conversion of Matrix common stock into the merger consideration will occur automatically at the effective time of the mergers. As soon as reasonably practicable after the effective time of the mergers, [●], as exchange agent, will exchange certificates formerly representing shares of Matrix common stock for the merger consideration to be received in the mergers pursuant to the terms of the Merger Agreement.

No fractional shares of Holdings common stock will be issued to any shareholder of Matrix in connection with the mergers. Fractions that are equal to or greater than one-half will be rounded up to the next whole share and fractions that are less than one-half shall be rounded down to the next whole share.

Letter of Transmittal
Soon after the effective time of the mergers, the exchange agent will send a letter of transmittal to each person who was a Matrix shareholder at the effective time of the mergers. This mailing will contain instructions on how to surrender certificates formerly representing shares of Matrix common stock (if these certificates have not already been surrendered) in exchange for certificates representing the merger consideration that the holder is entitled to receive under the Merger Agreement.

If certificates formerly representing shares of Matrix common stock are presented for transfer after the effective time of the mergers, they will be exchanged for the merger consideration into which the shares of Holdings common stock formerly represented by that certificate shall have been converted.

If a certificate formerly representing shares of Matrix common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding
Royale and the exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Matrix shareholder the amounts it is required to deduct and withhold under the Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the mergers as having been paid to the Matrix shareholders from whom they were withheld.

Effective Time
The mergers will be completed when a statement of merger is filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, which is the effective time of the mergers.

The parties currently expect that the mergers will be completed during the first quarter of 2017. However, neither Royale nor Matrix can assure you of when or if the mergers will be completed, and it is possible that factors outside of the control of both companies, including whether and when the required regulatory approvals will be received, could result in the mergers being completed at a different time or not at all. Royale and Matrix must first obtain the approval of their respective shareholders for the mergers, and Royale and Matrix must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “Certain Provisions of the Merger Agreement—Conditions to the Mergers,” page [●].

Opinion of Northland Capital Markets to Royale Board of Directors
The Royale board of directors retained Northland Capital Markets (“Northland”) to provide an opinion as to the fairness, from a financial point of view, to Royale and its shareholders of the total consideration to be issued pursuant to the Matrix Merger, the Matrix LP Exchange Agreements, and the Matrix Operator Agreement in the aggregate. Representatives of Northland met with the Royale board of directors and presented a report on the Northland opinion on October 24, 2016, and on December 31, 2016 (the date on which the definitive Amended and Restated Agreement and Plan of Merger is effective as of), Northland delivered its opinion to the Royale board of directors that, based upon and subject to the assumptions, procedures , considerations and limitations set forth in the written opinion and based upon such other factors as Northland considered relevant, the issuance of the Matrix Merger Consideration, Matrix LP Exchange Consideration and Matrix Operator Exchange Consideration in the aggregate is fair, from a financial point of view, to Royale.

The full text of Northland’s opinion, dated as of November 30, 2016, sets forth, among other things, the assumptions made, procedures followed, considerations and limitations on the scope of review undertaken to Northland in rendering its opinion, and is attached to this proxy statement/prospectus as Annex [●] and incorporated herein in its entirety by reference. You are urged to carefully read the Northland opinion in its entirety, and this summary is qualified by reference to the written opinion. The Northland opinion addresses solely the fairness, from a financial point of view, to Royale of the issuance of the issuance of the Matrix Merger Consideration, Matrix LP Exchange Consideration and Matrix Operator Stock Exchange Consideration in the aggregate set forth in the Merger Agreement and does not address any other terms or agreement relating to the Mergers or the Exchanges. The opinion has been approved by the Northland Securities, Inc., Fairness Opinion Committee.

Interests of Royale’s Directors and Executive Officers in the Mergers
In considering the recommendation of the Royale board of directors with respect to adopting the Merger Agreement, Royale shareholders should be aware that members of the board of directors and executive officers of Royale have interests in the mergers that may be different from, or in addition to, interests they may have as Royale shareholders. For example, following the consummation of the mergers, four of the seven directors of Royale have been nominated for election to the board of directors of the combined company, and all of the executive officers of Royale will become the executive officers of the combined company.

Royale’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement including the mergers and the other transactions contemplated thereby and to recommend that its shareholders approve and adopt the Reorganization Proposal contemplated by this joint proxy statement/prospectus.

Interests of Matrix’s Directors and Executive Officers in the Mergers
In considering the recommendation of the Matrix board of directors with respect to adopting the mergers, including the Merger Agreement, the recommendation of Matrix, as general partner of the Matrix LPs, that the limited partners of each Matrix LP enter into the applicable Matrix LP Exchange Agreement and that the Matrix Preferred Holders enter into the Preferred Exchange Agreement, and the recommendation of the Matrix Operator board of directors that the shareholders of Matrix Operator enter into the Matrix Operator Exchange Agreement, Matrix shareholders, the limited partners of the Matrix LPs, the Matrix Preferred Holders and the shareholders of Matrix Operator should be aware that members of the board of directors and executive officers of Matrix and Matrix Operator have interests in the mergers and exchanges that may be different from, or in addition to, interests they may have as Matrix shareholders, Matrix LP limited partners, Matrix Preferred Holders or Matrix Operator shareholders, as applicable. For example, following the consummation of the mergers and exchanges, one of the three directors of both Matrix and Matrix Operator will become a director of the combined company and, as a director of the combined company, shall receive continued indemnification.  One of the executive officers of Matrix and Matrix Operator will become an executive officer of the combined company and, as an executive officer of the combined company, shall receive continued indemnification, and three executive officers of Matrix and Matrix Operator will enter into employment agreements with the combined company at the closing of the mergers.  Matrix will purchase a “tail” insurance policy of directors’ and officers’ liability insurance for the benefit of all of its directors and executive officers prior to the closing of the merger transaction.

Each of Matrix’s board of directors, Matrix as general partner of the Matrix LPs, and Matrix Operator’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby and to recommend that Matrix’s shareholders, the limited partners of the Matrix LPs, the Matrix Preferred Holders and Matrix Operator’s shareholders, as applicable, approve and adopt the Merger Agreement proposal contemplated by this joint proxy statement/prospectus and enter into the Matrix LP Exchange Agreement, the Preferred Exchange Agreement or the Matrix Operator Exchange Agreement, as applicable.

Combined Company’s Board of Directors and Management Following the Mergers
Following the mergers, the combined company will retain the Royale Energy name with both Royale and Matrix becoming wholly-owned subsidiaries of Holdings. Matrix will continue to operate from its current Santa Barbara, California office. Jonathan Gregory, CEO of Royale, will serve in such position for Holdings and Johnny Jordan will become President and Chief Operating Officer of Holdings. Don Hosmer will continue to head business development for Holding’s Direct Working Interest line of business and Stephen Hosmer will serve as Holding’s Chief Financial Officer.

The board of directors of the combined company will be comprised of eight members. There will be three inside directors comprised of Harry Hosmer, Johnny Jordan, and Jonathan Gregory and five independent directors, two appointed by Royale and three appointed by Matrix.

The reconstituted board will meet all of the independent director requirements of NASDAQ. Harry Hosmer will serve as Chairman of Holdings until the first regularly scheduled meeting of shareholders, at which time he will retire as Chairman of the Board of Directors and assume the title of Chairman Emeritus and will not stand for election for the Board of Directors at the subsequent annual shareholders meeting, leaving seven directors of which five will be independent.

The balance of the management team would be decided by the board of directors with key team members, including Don Hosmer and Stephen Hosmer, subject to multi-year employment arrangements. Don Hosmer will continue to head business development for Royale’s Direct Working Interest line of business and Stephen Hosmer will continue to serve as Royale’s Chief Financial Officer.

The reconstituted board will meet all of the independent director requirements of NASDAQ.

Regulatory Filings and Approvals Required For Completion of the Mergers
Neither Royale nor Matrix is aware of any material governmental or regulatory approval required for the completion of the mergers, other than filings and compliance with the applicable corporate law of the States of California and Delaware.

Listing of Shares of Holdings Common Stock
Holdings will list the shares of its common stock to be issued in the merger on the Over-The-Counter QB (OTCQB) Market System. It is anticipated that the mergers will put Holdings in compliance with NASDAQ listing requirements and that Holdings will apply for listing on the NASDAQ Stock Market. See “Risk Factors—Risks Relating to Holdings Common Stock Following the Mergers,” page 53.

Ownership of Holdings After the Mergers
After the mergers and the exchanges, it is expected that former Matrix common stockholders, Matrix Operator capital stockholders and Matrix LP Holders will collectively own approximately 50% of Holdings common stock then outstanding and former holders of Royale common stock will own approximately 50% of Holdings common stock then outstanding, and all of the Series B Preferred Stock of Holdings will be delivered and owned entirely by the Matrix Preferred Holders. If the Series B Preferred stock were converted to Holdings common stock immediately after the mergers and exchanges, the former Matrix common stockholders, Matrix Operator capital stockholders, and Matrix LP Holders would collectively own approximately 64% of the Holdings common stock then outstanding.

Certain Legal Matters; Regulatory Approvals

Royale and Matrix are not aware of any governmental license or regulatory permit that appears to be material to Royale’s or Matrix’s business that might be adversely affected by the mergers or the mergers or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the mergers.  Should any of these approvals or other actions be required, Royale and Matrix currently contemplates that these approvals or other actions will be sought.  There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Royale, Matrix or any of their respective subsidiaries, which could result in the failure of a condition to the mergers.  Royale’s and Matrix’s obligation under the Merger Agreement to convert shares of Royale common stock and Matrix common stock is subject to certain conditions.  See “The Mergers—Conditions of the Mergers” on page [●].

Relationships between Royale and Matrix
There are not currently, nor have there ever been, any material contracts or business relationships between Royale (or any of its affiliates) and Matrix (or any of its affiliates).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The following is a general discussion of the material U.S. federal income tax consequences of the Royale Merger to U.S. holders (as defined below) of Royale common stock and of the Matrix Merger to U.S. holders of Matrix common stock.

This discussion addresses only holders of Royale common stock or Matrix common stock, as applicable, who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the mergers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Royale common stock or Matrix common stock, as applicable, in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, regulated investment companies, real estate investment trusts, persons who hold Royale common stock or Matrix common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons who acquired Royale common stock or Matrix common stock pursuant to the exercise of options or otherwise as compensation). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Royale common stock or Matrix common stock that is:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Royale common stock or Matrix common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Royale common stock or Matrix common stock should consult their own tax advisors.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGERS. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

It is a condition to Royale’s obligation to complete the Royale Merger that Royale receive an opinion from Strasburger & Price, LLP (“Strasburger”), dated the date of the effective time, to the effect that the Royale Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. It is a condition to Matrix’s obligation to complete the Matrix Merger that Matrix receive an opinion from Porter Hedges LLP (“Porter Hedges”), dated the date of the effective time, to the effect that the Matrix Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. For purposes of the foregoing, Porter Hedges will provide an opinion to the Matrix LP Holders and the Matrix Preferred Holders that they should be included as transferors within the meaning of Section 351 of the Code and that the LP Exchanges and the Preferred Exchange should be part of the transaction qualifying for non-recognition of gain or loss for U.S. federal income tax purposes.

These opinions will be based on customary assumptions and representations from Royale and Matrix.  If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

Based on the tax opinion representations and assumptions, it is the opinion of Strasburger and Porter Hedges that (a) the Royale Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code and (b) the Matrix Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code.  Accordingly, the material U.S. federal income tax consequences of the mergers to U.S. holders are as described below under the heading “U.S. Federal Income Tax Consequences of the Mergers—U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Royale Common Stock and Matrix Common Stock.”

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Royale nor Matrix intends to obtain a ruling from the IRS regarding the qualification of either merger as a “reorganization” within the meaning of Section 368(a) of the Code or, as a transaction qualifying for non-recognition of gain and loss under Section 351 of the Code. If the IRS were to successfully challenge the “reorganization” status of the Royale Merger and/or the Matrix Merger or the Royale Merger’s and/or the Matrix Merger’s qualification under Section 351 of the Code, the tax consequences could differ from those described in this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Royale Common Stock and Matrix Common Stock
Exchange of Royale common stock and Matrix common stock for Holdings common stock

A U.S. holder of Royale common stock or Matrix common stock that receives shares of Holdings common stock in the mergers:

•
will not recognize any gain or loss upon the exchange of shares of Royale common stock or Matrix common stock for shares of Holdings common stock in the Royale Merger or the Matrix Merger, respectively;

•
will have a tax basis in the Holdings common stock received in the Royale Merger or the Matrix Merger equal to the tax basis of the Royale common stock or Matrix common stock, respectively, surrendered in exchange therefor; and

•
will have a holding period for shares of Holdings common stock received in the Royale Merger or the Matrix Merger that includes its holding period for its shares of Royale common stock or Matrix common stock, respectively, surrendered in exchange therefor.

Exercise of Dissenters’ Rights

Royale and Matrix shareholders who exercise dissenters’ rights and receive cash consideration will recognize gain or loss equal to the difference between the amount of cash received and their adjusted tax basis in the shares surrendered in exchange therefor.  For non-corporate holders, such gain should be entitled to the long-term capital gains rate assuming the holder held the shares for at least one year. The recognition of losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the Merger, unless an exemption applies. Backup withholding (currently at a rate of 28%) may be imposed on cash payments to a U.S. holder under certain circumstances. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder either (i) furnishes a correct taxpayer identification number, certifying that such U.S. holder is not subject to backup withholding on an IRS Form W-9 (or a substitute form) and otherwise complies with all the applicable requirements of the backup withholding rules, or (ii) provides proof that such U.S. holder is otherwise exempt from backup withholding.

Any amount withheld from payments to a U.S. holder under the backup withholding rules is not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Because individual circumstances may differ, each shareholder should consult such shareholder’s tax advisor regarding the applicability of the rules discussed below to such shareholder and the particular tax effects to such shareholder of the offer, including the application and effect of state, local, and foreign tax laws.

Dissenters’ Rights
If the Merger Agreement and the Mergers are approved by the required vote of Royale and Matrix shareholders and is not abandoned or terminated, under Sections 1300 through 1313 of the CCC, any holder of Royale common stock or Matrix common stock who did not approve the Merger Agreement or the Mergers may, by complying with Sections 1300 through 1313 of the CCC, be entitled to dissenters’ rights as described therein and can demand to have Matrix or Royale, as applicable, purchase its shares for cash at their fair market value (as more fully discussed below), provided that the holder complies with the provisions of Sections 1300 through 1313 of the CCC. The record holders of the shares of Royale common stock or Matrix common stock that are eligible to, and do, exercise their dissenters’ rights with respect to the Merger Agreement and the Mergers are referred to herein as “dissenting shareholders,” and the shares with respect to which they exercise dissenters’ rights are referred to herein as “dissenting shares.” Matrix or Royale, as the context requires, shall be referred to throughout this section as the “corporation.”

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CCC and is qualified in its entirety by reference to Sections 1300 through 1313 of the CCC, the full text of which are attached to this proxy statement/prospectus as Annex H and incorporated herein by reference. Annex H should be reviewed carefully by any Royale or Matrix shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of dissenters’ rights.

Within 10 days following the approval by its shareholders of the Merger Agreement and the Mergers, the corporation must deliver a notice to each shareholder entitled to dissenters’ rights under Section 1300 of the CCC (the “Dissenters’ Rights Notice”). The Dissenters’ Rights Notice must contain the corporation’s estimation of the fair market value of the dissenting shares that it is willing to pay to such dissenting shareholders, a copy of Sections 1300-1304 of the CCC and a brief description of the procedure to be followed if such dissenting shareholder wishes to exercise its right to have its shares purchased by the corporation for cash.

Any holder of Royale common stock or Matrix common stock that wishes to exercise its dissenters’ rights and become a dissenting shareholder must satisfy each of the following conditions:

•	be a holder of record of the corporation as of the Matrix Record Date or the Royale Record Date, as applicable;
•	the holder must either (i) vote “AGAINST” the Merger Agreement and the Mergers; (ii) abstain from voting on the Merger Agreement and the Mergers; or (iii) not return a proxy;
•
as more fully described below, the holder must deliver to the corporation a written demand for the purchase of their dissenting shares and payment in cash of the fair market value of such dissenting shares, which demand must be received by the corporation within 30 days after the date on which such corporation mailed the Dissenters’ Rights Notice; and

•	in the case of a dissenting shareholder of Matrix:
▪
within 30 days after the date on which the Dissenters’ Rights Notice was mailed, such holder must deliver its share certificate(s) representing the dissenting shares the dissenting shareholder demands that Matrix purchase to Matrix at 104 W Anapamu Street, Santa Barbara, California 93101, Attn:  Secretary, so that Matrix can stamp or endorse the certificates with a statement that the shares are dissenting shares. If the dissenting shares are transferred by the dissenting shareholder prior to being submitted for endorsement as described in the preceding sentence, the dissenting shares will lose their status as dissenting shares.

•	in the case of a dissenting shareholder of Royale:
▪
within 30 days after the date on which the Dissenters’ Rights Notice was mailed, such holder must deliver its share certificate(s) representing the dissenting shares the dissenting shareholder demands that Royale purchase to Royale at 1870 Cordell Court, Suite 210, El Cajon, California 92020, Attention: Secretary, so that Matrix can stamp or endorse the certificates with a statement that the shares are dissenting shares. If the dissenting shares are transferred by the dissenting shareholder prior to such notice being delivered as described in the preceding sentence, the dissenting shares will lose their status as dissenting shares.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt and approve the Merger Agreement and the Mergers will constitute a written demand within the meaning of the CCC. The written demand for purchase by the corporation and the submission for endorsement must be in addition to and separate from any such proxy or vote.

Contents of Written Demand

The written demand required under Section 1301(b) of the CCC will be sufficient if it includes (i) the identity of the holder, (ii) the number and class of shares held of record by the dissenting shareholder which it demands the corporation purchase, and (iii) a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares. The fair market value of the dissenting shares shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the Merger Agreement and the Mergers, excluding any appreciation or depreciation in consequence of the proposed Mergers.

Determination of Fair Market Value

If the corporation and the dissenting shareholder agree that the shares are dissenting shares and agree upon the fair market value of such dissenting shares, the dissenting shareholder is entitled to the agreed upon fair market value with interest. Payment of the fair market value of the dissenting shares shall be made by the corporation within 30 days after the amount thereof has been agreed upon or within 30 days after any statutory or contractual conditions to the Mergers are satisfied, whichever is later.

If there is a disagreement between the dissenting shareholder and the corporation regarding the proposed fair market value or if the corporation denies that such shares constitute dissenting shares, the dissenting shareholder and the corporation each have the right, for six (6) months following the date on which the Dissenters’ Rights Notice was mailed, to file a lawsuit to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Royale or Matrix shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their common stock determined under Chapter 13 of the CCC could be more than, the same as, or less than the value of Merger Consideration to be paid in connection with the Mergers, as set forth in the Merger Agreement, that they would receive if they did not exercise their dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. Royale and Matrix shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CCC. Any Royale or Matrix shareholder who fails to comply with the requirements of Chapter 13 of the CCC, attached as Annex H to this proxy statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the Merger Consideration to be issued and paid in connection with the Mergers, as set forth in the Merger Agreement.

ANY HOLDER OF ROYALE OR MATRIX COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

The following section summarizes material provisions of the Amended and Restated Agreement and Plan of Merger referred to herein as the “Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex [●] to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the mergers.

The Merger Agreement summary is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about Royale or Matrix or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus.

The representations, warranties and covenants contained in the Merger Agreement and described in this joint proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments and to limitations agreed upon by the parties, including being qualified by reference to confidential disclosures which may modify, qualify, or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Merger Agreement do not survive the effective time of the mergers. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement.

Merger Consideration and Exchange Consideration

Upon consummation of the Royale Merger and subject to the terms and conditions of the Merger Agreement, the issued and outstanding shares of Royale’s common stock, no par value (the “Royale Common Stock”), will each be converted into one (1) share of common stock, $0.001 par value per share, of Holdings (“Holdings Common Stock”) (the “Royale Merger Consideration”), and as a result, the shareholders of Royale will hold common stock in a Delaware corporation and will no longer hold common stock in a California corporation.  For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Royale Common Stock subject to conversion in the Royale Merger, together with all Royale Common Stock issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Royale Common Stock including convertible indebtedness, but excluding the amount of Royale Common Stock issuable upon exercise of certain outstanding warrants to acquire up to 2,355,198 shares of Royale Common Stock and certain outstanding options to acquire 100,000 shares of Royale Common Stock, is referred to as the “Aggregate Royale Number,” as more fully described in the Merger Agreement.

As a result of the Royale Merger, each option and warrant to purchase shares of Royale Common Stock outstanding immediately prior to the effective time of the Royale Merger shall be converted into the right thereafter to receive, upon exercise of such option or warrant, the amount of shares of Holdings Common Stock to which the holder of each such option or warrant would have been entitled if, immediately prior to the Royale Merger, the holder had held the number of shares of Royale Common Stock obtainable upon the exercise of each such option or warrant.

Upon consummation of the Matrix Merger and subject to the terms and conditions of the Merger Agreement, the issued and outstanding shares of Matrix’s common stock, no par value (the “Matrix Common Stock”), will each be converted into the number of shares of Holdings Common Stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by 0.6198452, divided by (b) the Aggregate Matrix Number (the “Matrix Merger Consideration”).  For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Matrix Common Stock subject to conversion in the Matrix Merger, together with all shares issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Matrix Common Stock including convertible indebtedness, options or warrants, is referred to as the “Aggregate Matrix Number,” as more fully described in the Merger Agreement.

The merger consideration and the exchange ratio will be adjusted based on the number of outstanding shares of Holdings Common Stock on the date of the merger; however, the merger consideration and the exchange ratio will not be adjusted to reflect changes in the market price of Holdings Common Stock.  The dollar value of the Holdings common stock to be received as the merger consideration will change depending on fluctuations in the market price and will not be known at the time Matrix stockholders vote on the merger.

As a result of the Royale Merger, each option and warrant to purchase shares of Royale Common Stock outstanding immediately prior to the effective time of the Royale Merger shall be converted into the right thereafter to receive, upon exercise of such option or warrant, the amount of shares of Holdings Common Stock to which the holder of each such option or warrant would have been entitled if, immediately prior to the Royale Merger, the holder had held the number of shares of Royale Common Stock obtainable upon the exercise of each such option or warrant.

The merger consideration and the exchange ratio will be adjusted based on the number of outstanding shares of Holdings Common Stock on the date of the merger; however, the merger consideration and the exchange ratio will not be adjusted to reflect changes in the market price of Holdings Common Stock.  The dollar value of the Holdings common stock to be received as the merger consideration will change depending on fluctuations in the market price and will not be known at the time Matrix stockholders vote on the merger.

Additionally, in connection with and as a condition to the mergers at the closing of the mergers, the following exchange transactions (together the “Exchanges”) will occur:

(i)
all the limited partnership interests of (A) Matrix Investments, L.P., a California limited partnership (other than its preferred limited partnership interests), (B) Matrix Las Cienegas Limited Partnership, a California limited partnership, and (C) Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”), will be assigned to Holdings in exchange for Holdings common stock (the “LP Exchanges”) pursuant to the terms and conditions of certain exchange agreements in the form attached as exhibits to the Merger Agreement (collectively, the “Matrix LP Exchange Agreements”).  In the LP Exchanges, the holders of such limited partnership interests of the Matrix LPs (each a “Matrix LP Holder” and collectively, the “Matrix LP Holders”) will receive, respectively, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by such Matrix LP Holder’s proportionate share of such limited partnership interests (based on such holder’s ownership percentage of all outstanding limited partnership interests of such Matrix LP other than preferred limited partnership interests) multiplied by applicable allocation factor for the applicable Matrix LP which is set forth below:

Holders of Matrix LP	Allocation Factor
Matrix Investments, L.P.	0.0899252
Matrix Las Cienegas Limited Partnership	0.1900080
Matrix Permian Investments, LP	0.1002063

(collectively, the shares of Holdings common stock to be issued to the Matrix LP Holders are the “Matrix LP Exchange Consideration”);

(ii)
all the outstanding capital stock of Matrix Oil Corporation, a California corporation (the “Matrix Operator”), will be, pursuant to the terms of an exchange agreement (the “Matrix Operator Exchange Agreement”) in the form attached as an exhibit to the Merger Agreement, assigned to Holdings in exchange for Holdings common stock (the “Matrix Operator Exchange”).  In the Matrix Operator Exchange, the holders of the capital stock of Matrix Operator (each, a “Matrix Operator Holder” and collectively, the “Matrix Operator Holders”) will receive, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by 0.00001528 (the “Matrix Operator Exchange Consideration”);

(iii)
$20,124,000 of preferred limited partnership interests (based on adjusted capital accounts of the holders) (the “Matrix Preferred Interests”) issued by Matrix Investments, L.P., will be exchanged (the “Preferred Exchange”) for shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock (“Series B Preferred Stock”).  Pursuant to the terms and conditions set forth in the exchange agreement between the holders of Matrix Preferred Interests (the “Matrix Preferred Holders”) and Holdings in the form attached as an exhibit to the Merger Agreement (the “Preferred Exchange Agreement”), each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers shall be exchanged for one (1) validly issued, fully paid and nonassessable share of Series B Preferred Stock. The Series B Preferred Stock is subject to the terms and conditions of the certificate of designation to be filed with the Delaware Secretary of State and will carry an initial liquidation preference of $10.00 per share, resulting in an aggregate liquidation preference of $20,124,000 for all outstanding shares of Series B Preferred Stock immediately following closing. Each share of Series B Preferred Stock will initially be convertible into ten (10) shares of Holdings common stock at the election of the holder.

Immediately after the mergers and the Exchanges it is expected that (i) former holders of Matrix Common Stock, Matrix operator capital stock and the Matrix LP Holders will collectively own 50% of all Holdings Common Stock then outstanding, (ii) former holders of Royale Common Stock will collectively own 50% of all Holdings Common Stock then outstanding, in each case giving effect to the number of shares of Holding Common Stock issuable under all options and warrants outstanding immediately after the mergers other than shares issuable under the Royale Excluded Number Options, and (iii) former holders of Matrix Preferred Interests will collectively own 100% of all Series B Preferred Stock of Holdings then outstanding.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the mergers. Each of Royale and Matrix has made representations and warranties to the other in the Merger Agreement with respect to the following subject matters (except where only one party has made representations and warranties as indicated below):

•	Organization and Qualification
•	Authority; Board Approval
•	No Conflicts; Consents
•	Capitalization
•	Subsidiaries
•	SEC Reports*
•	Financial Statements
•	Undisclosed Liabilities
•	Absence of Certain Changes, Events and Conditions
•	Material Contracts
•	Properties and Assets
•	Intellectual Property
•	Insurance
•	Legal Proceedings; Governmental Orders
•	Compliance With Laws; Permits
•	Environmental Laws
•	Employee Benefit Matters
•	Employment Matters
•	Taxes
•	Books and Records
•	Related Party Transactions
•	Brokers
•	Legal Proceedings

•	Registration Statement*
•	Proxy Statement**
•	Opinion of Financial Advisor*

* indicates representations and warranties made only by the Royale parties to the Merger Agreement.
** indicates representations and warranties made only by the Matrix parties to the Merger Agreement.

Conditions to the Mergers
The completion of the mergers is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The obligation of each party to complete the mergers is conditioned upon, among other things:

•	the Merger Agreement and all other related transactions shall have been duly adopted by the shareholders of both Royale and Matrix;
•	the Exchange Agreements shall have been duly adopted and approved by the Matrix LP Holders, the Matrix Operator Holders and the Matrix Preferred Holders;
•	the consent of the lenders under Matrix’s senior secured indebtedness to the transactions contemplated by the Merger Agreement or, alternatively, the refinancing of such indebtedness;
•	the absence of any order or injunction that prohibits the consummation of the mergers;
•
the effectiveness of the Form S-4 registration statement, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 registration statement or proceedings for such purpose pending before or threatened by the SEC;

•
the board of directors of Royale shall have received an opinion from Northland to the effect that, as of the date of the Merger Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the mergers and the other related transactions are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked;

•
the boards of directors of Royale and Matrix shall have received an opinion from Strasburger & Price, LLP and Porter Hedges LLP, respectively, dated as of the effective date of the mergers to the effect that the mergers should qualify as a reorganization within the meaning of Section 351 of the Code;

•
the consent of the lenders and the administrative agent under the Company’s $12.37 million credit facility (the “Matrix Senior Indebtedness”) with Arena Limited SPV, LLC (“Arena”), together with the consent of such parties to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent;

•
the consent of the lenders and the administrative agent under the Matrix Senior Indebtedness with respect to the Sub Debt Conversion (See “Information About Matrix—Matrix’s Business—Recent Developments – Balance Sheet Improvement”);

•	all consents, authorizations, orders and approvals from governmental authorities shall have been received.
•	the accuracy of the representations and warranties of Royale and Matrix in the Merger Agreement, subject to certain materiality thresholds;
•	the performance in all material respects by each of Royale and Matrix of its respective covenants required to be performed by it under the Merger Agreement at or prior to the closing date;
•	receipt of certificates by executive officers of each of Royale and Matrix to the effect that the conditions described in the preceding two bullet points have been satisfied;
•	there not having occurred a material adverse effect on Royale or Matrix since the date of the Merger Agreement, the effects of which are continuing; and
•	dissenting shares, if any, shall constitute less than 5% of the issued and outstanding common stock of Matrix and less than 5% of the issued and outstanding common stock of Royale.

Unless prohibited by law, either Royale or Matrix could elect to waive a condition that has not been satisfied and complete the mergers.

Neither Royale nor Matrix can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

Conduct of Business Pending the Mergers
Except as otherwise contemplated by the Merger Agreement, after the date thereof and until the mergers or earlier termination of the Merger Agreement, unless the other party shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), the parties shall:

•	preserve and maintain all of its Permits;
•	pay its debts, taxes and other obligations when due;
•	maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
•
not amend any charter documents, split, combine, subdivide or reclassify any outstanding shares, declare, set aside, or pay any dividend or distribution (except as specifically contemplated in the Merger Agreement), or repurchase, redeem or otherwise acquire any securities;

•	not permit any subsidiaries to redeem, purchase, or acquire securities or sell, pledge, or dispose of any assets or businesses that are material to Royale or Matrix;
•	not permit any subsidiaries to issue, sell, pledge, grant, or dispose of any equity awards under any benefit plans;
•	not pay, discharge, or satisfy any material claims, material liabilities, or material obligations;
•	not enter into, amend, modify, or renew any employment, consulting, severance or similar contract;
•	not materially modify a material contract;
•	continue in full force and effect without modification all insurance policies, except as required by applicable law;
•	defend and protect its properties and assets from infringement or usurpation;
•	perform all of its obligations under all contracts relating to or affecting its properties, assets or business;
•	maintain its books and records in accordance with past practice;
•	comply in all material respects with all applicable laws;
•
in the case of Royale, cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly-owned subsidiary of Royale for the benefit of the third party working interest holders; and

•	not take or permit any action that would cause a material adverse effect on the relevant party.

No Solicitation
Royale and Matrix shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the letter agreement, dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”), which shall survive the termination of the Merger Agreement in accordance with the terms set forth therein, including their obligations with respect to confidentiality of information and Matrix’s obligations with solicitation and receipt of Alternative Proposals (as defined in the Letter of Intent).

Termination of the Merger Agreement
The Merger Agreement may be terminated under the following conditions:

•	by mutual written consent of Royale and Matrix;
•	by either Royale or Matrix,
•	if an order, decree, or ruling has been issued or other action taken by a court of competent jurisdiction which permanently restrains, enjoins, or otherwise prohibits the mergers;
•	if the Royale shareholders fail to approve and adopt the Merger Agreement by the requisite vote; if the Royale shareholders fail to approve and adopt the Merger Agreement by the requisite vote;
•	if the Matrix shareholders fail to approve and adopt the Merger Agreement by the requisite vote;

•	if the other party commits material breaches of its representations, warranties, or covenants contained in the Merger Agreement and it remains uncured for 30 days;
•
if any of the conditions of the other party have not been fulfilled by March 31, 2017, unless the failure to satisfy such conditions is due to the failure of the party seeking termination to perform or comply with its own covenants, agreements, or conditions.

Effect of Termination
If the Merger Agreement is termination in accordance with its terms, the Merger Agreement will become void and there shall be no liability on the party of any party except for provisions of the Letter of Intent that survive termination of the Merger Agreement and limited provisions of the Merger Agreement. Termination of the Merger Agreement will not relieve any party from liability for any willful breach of the Merger Agreement.

Amendment of the Merger Agreement
The Merger Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Matrix, and Holdings at any time prior to the effective time of the mergers; provided, however, that after the shareholders of Matrix and Royale have adopted the Merger Agreement, there shall be no amendment that would require further approval of the shareholders, without the receipt of such further approvals.

THE EXCHANGE AGREEMENTS

In connection with and as a condition to the mergers at the closing of the Mergers, the following exchange transactions will occur (together these transactions are the “Exchanges”):

(i)
all the limited partnership interests of (A) Matrix Investments, L.P., a California limited partnership (other than its preferred limited partnership interests), (B) Matrix Las Cienegas Limited Partnership, a California limited partnership, and (C) Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”), will be assigned to Holdings in exchange for Holdings common stock (the “LP Exchanges”) pursuant to the terms and conditions of certain exchange agreements in the form attached as exhibits to the Merger Agreement (collectively, the “Matrix LP Exchange Agreements”).  In the LP Exchanges, the holders of such limited partnership interests of the Matrix LPs (each a “Matrix LP Holder” and collectively, the “Matrix LP Holders”) will receive, respectively, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by such Matrix LP Holder’s proportionate share of such limited partnership interests (based on such holder’s ownership percentage of all outstanding limited partnership interests of such Matrix LP other than preferred limited partnership interests) multiplied by applicable allocation factor for the applicable Matrix LP which is set forth below:

Holders of Matrix LP	Allocation Factor
Matrix Investments, L.P.	0.0899252
Matrix Las Cienegas Limited Partnership	0.1900080
Matrix Permian Investments, LP	0.1002063

(Collectively, the shares of Holdings common stock to be issued to the Matrix LP Holders are the “Matrix LP Exchange Consideration”);

(ii)
all the outstanding capital stock of Matrix Oil Corporation, a California corporation (the “Matrix Operator”), will be, pursuant to the terms of an exchange agreement (the “Matrix Operator Exchange Agreement”) in the form attached as an exhibit to the Merger Agreement, assigned to Holdings in exchange for Holdings common stock (the “Matrix Operator Exchange”).  In the Matrix Operator Exchange, the holders of the capital stock of Matrix Operator (each, a “Matrix Operator Holder” and collectively, the “Matrix Operator Holders”) will receive, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by 0.0000153 (the “Matrix Operator Exchange Consideration”);

(iii)
$20,124,000 of preferred limited partnership interests (based on adjusted capital accounts of the holders) (the “Matrix Preferred Interests”) issued by Matrix Investments, L.P., will be exchanged (the “Preferred Exchange”) for shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock (“Series B Preferred Stock”).  Pursuant to the terms and conditions set forth in the exchange agreement between the holders of Matrix Preferred Interests (the “Matrix Preferred Holders”) and Holdings in the form attached as an exhibit to the Merger Agreement (the “Preferred Exchange Agreement”), each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers shall be exchanged for one (1) validly issued, fully paid and nonassessable share of Series B Preferred Stock. The Series B Preferred Stock is subject to the terms and conditions of the certificate of designation to be filed with the Delaware Secretary of State and will carry an initial liquidation preference of $10.00 per share, resulting in an aggregate liquidation preference of $20,124,000 for all outstanding shares of Series B Preferred Stock immediately following closing. Each share of Series B Preferred Stock will initially be convertible into ten (10) shares of Holdings common stock at the election of the holder.

Immediately after the mergers and the Exchanges it is expected that (i) former holders of Matrix common stock, Matrix operator capital stock and the Matrix LP Holders will collectively own 50% of all Holdings common stock then outstanding, (ii) former holders of Royale common stock will collectively own 50% of all Holdings common stock then outstanding, in each case giving effect to the number of shares of Holding common stock issuable under all options and warrants outstanding immediately after the mergers other than shares issuable under the Royale Excluded Number Options, and (iii) former holders of Matrix Preferred Interests will collectively own 100% of all Series B Preferred Stock of Holdings then outstanding.

The obligations of the LP Holders, the Operator Holders and the Matrix Preferred Holders to effect the respective Exchanges with Holdings are subject to the satisfaction or waiver of several conditions set forth in the respective Exchange Agreements, including as a condition to each Exchange, the approval by the applicable parties to such Exchange, the approval of each of the Mergers by the shareholders of Royale, the shareholders of Matrix and the other parties thereto, and the approval of each of the other Exchanges by the respective parties thereto.

Exchange Consideration – Number of Holdings Shares
The exchange consideration will be adjusted based on the Aggregate Royale Number on the date of the merger, so if the number of outstanding shares of Royale common stock increase prior to the merger, the number of shares of Holding common stock comprising the Matrix LP Exchange Consideration and the Matrix Operator Consideration will be proportionately increased.  The exchange consideration will not be adjusted, however, to reflect changes in the market price of Holdings common stock.  Consequently, the dollar value of the Holdings common stock to be received as exchange consideration will change depending on fluctuations in the market price and will not be known until closing of the Exchange transactions, which is expected to occur concurrently with closing of the mergers, subject to the conditions set forth in the respective Exchange Agreements.  The mergers and the Exchanges are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Code of 1986.

If the Exchanges are completed pursuant to the respective Exchange Agreements, the LP Holders and the Operator Holders and the Matrix Preferred Holders will each receive its proportionate share of such Holdings common stock (based on such holder’s ownership percentage of all outstanding limited partnership interests of such Matrix LP or Matrix Operator, as applicable, other than preferred limited partnership interests) multiplied by the aggregate number of shares to be issued to all holders of such Matrix LP or Matrix operator in connection with the Exchanges. Assuming the Aggregate Royale Number is approximately 25,846,033 at the time of closing, Matrix anticipates that the aggregate number of shares of Holdings common stock issued to all holders of each Matrix LP and all stockholders of Matrix Operators would be as follows:

Name of Matrix Affiliate	Shares of Holdings Common Stock (Aggregate for all holders)

Matrix Investments, L.P.	2,324,210
Matrix Las Cienegas Limited Partnership	4,910,954
Matrix Permian Investments, LP	2,589,935
Matrix Oil Corporation	395

Exchange Consideration – Preferred Exchange
Pursuant to the terms and conditions set forth in the Preferred Exchange Agreement, as a result of the Preferred Exchange, the Matrix Preferred Holders will receive one share of Series B Preferred Stock of Holdings for each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers. The Series B Preferred Stock is subject to the terms and conditions of the certificate of designation to be filed with the Delaware Secretary of State and will carry an initial liquidation preference of $10.00 per share, resulting in an aggregate liquidation preference of $20,124,000 for all outstanding shares of Series B Preferred Stock immediately following closing. Each share of Series B Preferred Stock will initially be convertible into ten (10) shares of Holdings common stock at the election of the holder.

Representations and Warranties – Matrix LP Exchange Agreements and Matrix Operator Exchange Agreement
The representations and warranties set forth in the Matrix LP Exchange Agreements and in the Matrix Operator Exchange Agreement are substantially the same both for the respective holders and for Holdings, and are similar to those of Matrix and Holdings set forth in the Merger Agreement.  Accordingly, each Exchange Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the mergers.  Each of Royale and Matrix and the applicable Matrix LP holders has made representations and warranties to the other in the Matrix LP Exchange Agreements and in the Matrix Operator Exchange Agreement with respect to the following subject matters (except where only one party has made representations and warranties as indicated below):

•	Organization and Qualification
•	Authority; Board Approval
•	No Conflicts; Consents
•	Capitalization
•	Subsidiaries
•	SEC Reports*
•	Financial Statements
•	Undisclosed Liabilities
•	Absence of Certain Changes, Events and Conditions
•	Material Contracts
•	Properties and Assets
•	Intellectual Property
•	Insurance
•	Legal Proceedings; Governmental Orders
•	Compliance With Laws; Permits
•	Environmental Laws
•	Employee Benefit Matters
•	Employment Matters
•	Taxes
•	Books and Records
•	Related Party Transactions
•	Brokers
•	Legal Proceedings
•	Registration Statement*
•	Proxy Statement**
•	Opinion of Financial Advisor*

* Indicates representations and warranties made only by the Royale parties to the exchange agreement.
** Indicates representations and warranties made only by the Matrix and Matrix LP Holders

As is customary in agreements concerning business combinations with publicly traded companies, the representations and warranties contained in the Exchange Agreements will not survive beyond the effective time of the exchanges.

Representations and Warranties – Preferred Exchange Agreement
Holdings and Royale make substantially the same representations and warranties set forth above, but the representations and warranties of the Matrix Preferred Holders are much more limited than the representations and warranties by the Matrix LP Holders under the LP Exchange Agreements and Matrix under the Merger Agreement.  The Matrix Preferred Holders only make representations and warranties as to the following:

•	No Conflicts under Governing Documents; Consents
•	No Conflicts with Certain Other Indebtedness

As is customary in agreements concerning business combinations with publicly traded companies, the representations and warranties contained in the Preferred Exchange Agreement will not survive beyond the effective time of the exchanges.

Conditions to the Exchanges
The completion of the Exchanges is subject to various conditions.  While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The obligation of each party to complete the respective Exchanges is conditioned upon, among other things:

•	the Merger Agreement and all other related transactions shall have been duly adopted by the shareholders of both Royale and Matrix;
•	each of the Exchange Agreements shall have been duly adopted and approved by the Matrix LP Holders, the Matrix Operator Holders and the Matrix Preferred Holders;
•	the consent of the lenders under Matrix’s senior secured indebtedness to the transactions contemplated by the Merger Agreement or, alternatively, the refinancing of such indebtedness;
•	the absence of any order or injunction that prohibits the consummation of the mergers;
•
the effectiveness of the Form S-4 registration statement, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 registration statement or proceedings for such purpose pending before or threatened by the SEC;

•
the board of directors of Royale shall have received an opinion from Northland to the effect that, as of the date of the Merger Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the mergers and the other related transactions are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked;

•
the boards of directors of Royale and Matrix shall have received an opinion from Strasburger & Price, LLP and Porter Hedges LLP, respectively, dated as of the effective date of the mergers to the effect that the mergers should qualify as a reorganization within the meaning of Section 351 of the Code;

•
the consent of the lenders and the administrative agent under the Company’s $12.37 million credit facility (the “Matrix Senior Indebtedness”) with Arena Limited SPV, LLC (“Arena”), together with the consent of such parties to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent;

•	the consent of the lenders and the administrative agent under the Matrix Senior Indebtedness with respect to the Sub Debt Conversion;
•	all consents, authorizations, orders and approvals from Governmental Authorities shall have been received;
•	the accuracy of the representations and warranties of Royale and Matrix in the respective Exchange agreements, subject to certain materiality thresholds;
•	the performance in all material respects by each party of its respective covenants required to be performed by it under the Merger Agreement at or prior to the closing date;
•
receipt of certificates by executive officers of each of Royale and Matrix (on behalf of the respective Matrix LPs) or Matrix Operator, as applicable, to the effect that the conditions described in the preceding two bullet points have been satisfied;

•	there not having occurred a material adverse effect on Royale or the respective Matrix LP Operator since the date of the Merger Agreement, the effects of which are continuing; and

Unless prohibited by law, either Royale or Matrix could elect to waive a condition that has not been satisfied and complete the mergers.

Neither Royale nor Matrix can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

Termination of the Exchange Agreements
The Exchange Agreements may be terminated under the following conditions:
•	by mutual written consent of the parties thereto;
•	by either party,
▪	if the Royale shareholders fail to approve and adopt the Merger Agreement by the requisite vote; if the Royale shareholders fail to approve and adopt the Merger Agreement by the requisite vote;
▪	if the Matrix shareholders fail to approve and adopt the Merger Agreement by the requisite vote;
▪	if the other party commits material breaches of its representations, warranties, or covenants contained in the Merger Agreement and it remains uncured for 30 days; or
▪
if any of the conditions of the other party have not been fulfilled by March 31, 2017, unless the failure to satisfy such conditions is due to the failure of the party seeking termination to perform or comply with its own covenants, agreements, or conditions.

Effect of Termination
If any Exchange Agreement is terminated in accordance with its terms, the applicable Exchange Agreement will become void and there shall be no liability on the party of any party except for provisions of the Letter of Intent that survive termination of the Exchange Agreements and limited provisions of the Exchange Agreements. Termination of any Exchange Agreement will not relieve any party from liability for fraud or any willful breach of such Exchange Agreement.

Amendment of the Exchange Agreements
The Exchange Agreements may only be amended, modified or supplemented by an agreement in writing signed by Royale, the holders party thereto, and Holdings at any time prior to the effective time of the mergers; provided, however, that after the shareholders of Matrix and Royale have adopted the Merger Agreement, there shall be no amendment that would require further approval of the shareholders, without the receipt of such further approvals.

THE NOTE CONVERSION PROPOSAL

Royale issued two unsecured convertible promissory notes dated August 2, 2016, each in the aggregate principal amount of $1,580,000 (the “Notes”).  The Notes bear interest at the rate of 10% per annum and are due on August 2, 2017, and were issued to affiliates of two Matrix shareholders in consideration of their loan of $1,580,000 to Royale.

The Notes are automatically convertible into an aggregate of 3,950,000 shares of Royale common stock upon (i) the approval of the merger by the shareholders of Royale, and (ii) the approval of the conversion of the Notes by the shareholders of Royale.

The conversion will result in an issuance of more than 20% of the then-outstanding Royale common stock to the holders of the Notes.  The listing standards of certain national securities exchanges, including NASDAQ, require shareholder approval of the issuance of more than 20% of the outstanding voting securities of listed companies.  Therefore, the affirmative vote of a majority of the Royale shareholders present and voting at a meeting of shareholders would be required under NASDAQ listing standards to approve the issuance of Royale’s common stock on conversion of the Notes.  Because Holdings is expected to apply for listing on NASDAQ upon consummation of the Mergers, Royale seeks shareholder approval of the conversion of the Notes pursuant to the conversion feature.

If Royale receives the required vote of its shareholders at the meeting, the Notes will automatically be converted to an aggregate of 3,950,000 shares of Royale common stock immediately prior to consummation of the Mergers.  Then, in the Mergers, the Note holders will receive an aggregate of 3,950,000 shares of Holdings common stock, or approximately 7.64% of the common stock of Holdings, on a fully diluted basis, outstanding immediately after the Mergers, and approximately 5.50% of the common stock of Holdings, on a fully diluted basis, assuming conversion of all of the Series B Preferred Stock to common stock after the Mergers.

If the Royale shareholders fail to approve the conversion of the Notes at the Royale shareholders’ meeting, principal and interest on the Notes will become due and payable in full on August 2, 2017.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

Holdings, Royale Merger Sub, Matrix Merger Sub, Royale, and Matrix have entered into the Amended and Restated Merger Agreement dated effective as of December 31, 2016, which will result in each of Royale and Matrix becoming a wholly-owned subsidiary of Holdings, as described in The Mergers, page __.

Upon consummation of the Royale Merger and subject to the terms and conditions of the Merger Agreement, the issued and outstanding shares of Royale’s common stock, no par value (the (“Royale Common Stock”), will each be converted into one (1) share of common stock, $0.001 par value per share, of Holdings (“Holdings Common Stock”) (the “Royale Merger Consideration”), and as a result, the shareholders of Royale will hold common stock in a Delaware corporation and will no longer hold common stock in a California corporation.  For purposes of the Merger Agreement, the aggregate amount of issued and outstanding shares of Royale Common Stock subject to conversion in the Royale Merger, together with all Royale Common Stock issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Royale Common Stock including convertible indebtedness, but excluding the amount of Royale Common Stock issuable upon exercise of certain outstanding warrants to acquire up to 2,355,198 shares of Royale Common Stock and certain outstanding options to acquire 100,000 shares of Royale Common Stock, is referred to as the “Aggregate Royale Number,” as more fully described in the Merger Agreement.

As a result of the Royale Merger, each option and warrant to purchase shares of Royale Common Stock outstanding immediately prior to the effective time of the Royale Merger shall be converted into the right thereafter to receive, upon exercise of such option or warrant, the number of shares of Holdings Common Stock to which the holder of each such option or warrant would have been entitled if, immediately prior to the Royale Merger, the holder had held the number of shares of Royale Common Stock obtainable upon the exercise of each such option or warrant.

Upon consummation of the Matrix Merger and subject to the terms and conditions of the Merger Agreement, the issued and outstanding shares of Matrix’s common stock, no par value (the “Matrix Common Stock”), will each be converted into the number of shares of Holdings Common Stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by 0.61984520, divided by (b) the Aggregate Matrix Number (the “Matrix Merger Consideration”).  For purposes of the Merger Agreement, the aggregate number of issued and outstanding shares of Matrix Common Stock subject to conversion in the Matrix Merger, together with all shares issuable pursuant to any benefit plan, compensation agreement, or any other obligation to issue Matrix Common Stock including convertible indebtedness, options or warrants, is referred to as the “Aggregate Matrix Number,” as more fully described in the Merger Agreement.

The merger consideration and the exchange ratio will be adjusted based on the number of outstanding shares of Holdings common stock on the date of the merger; however, the merger consideration and the exchange ratio will not be adjusted to reflect changes in the market price of Holdings common stock.  The dollar value of the Holdings common stock to be received as the merger consideration will change depending on fluctuations in the market price and will not be known at the time Matrix stockholders vote on the merger.

In connection with and as a condition to the mergers at the closing of the mergers, the following exchange transactions (together the “exchanges”) will occur:

(i)
all the limited partnership interests of (A) Matrix Investments, L.P., a California limited partnership (other than its preferred limited partnership interests), (B) Matrix Las Cienegas Limited Partnership, a California limited partnership, and (C) Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”), will be assigned to Holdings in exchange for Holdings common stock (the “LP Exchanges”) pursuant to the terms and conditions of certain exchange agreements in the form attached as exhibits to the Merger Agreement (collectively, the “Matrix LP Exchange Agreements”).  In the LP Exchanges, the holders of such limited partnership interests of the Matrix LPs (each a “Matrix LP Holder” and collectively, the “Matrix LP Holders”) will receive, respectively, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by such Matrix LP Holder’s proportionate share of such limited partnership interests (based on such holder’s ownership percentage of all outstanding limited partnership interests of such Matrix LP other than preferred limited partnership interests) multiplied by applicable allocation factor for the applicable Matrix LP which is set forth below:

Holders of Matrix LP	Allocation Factor
Matrix Investments, L.P.	0.0899252
Matrix Las Cienegas Limited Partnership	0.1900080
Matrix Permian Investments, LP	0.1002063

(Collectively, the shares of Holdings common stock to be issued to the Matrix LP Holders are the “Matrix LP Exchange Consideration”);

(ii)
all the outstanding capital stock of Matrix Oil Corporation, a California corporation (the “Matrix Operator”), will be, pursuant to the terms of an exchange agreement (the “Matrix Operator Exchange Agreement”) that is attached as an exhibit to the Merger Agreement, assigned to Holdings in exchange for Holdings common stock (the “Matrix Operator Exchange”).  In the Matrix Operator Exchange, the holders of the capital stock of Matrix Operator (each, a “Matrix Operator Holder” and collectively, the “Matrix Operator Holders”) will receive, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by 0.0000153 (the “Matrix Operator Exchange Consideration”); and

(iii)
$20,124,000 of preferred limited partnership interests (based on adjusted capital accounts of the holders) (the “Matrix Preferred Interests”) issued by Matrix Investments, L.P., will be exchanged (the “Preferred Exchange”) for shares of Holdings’ newly created Series B 3.5% Convertible Preferred Stock (“Series B Preferred Stock”).  Pursuant to the terms and conditions set forth in the exchange agreement between the holders of Matrix Preferred Interests (the “Matrix Preferred Holders”) and Holdings in the form attached as an exhibit to the Merger Agreement(the “Preferred Exchange Agreement”), each $10.00 of adjusted capital account of Matrix Preferred Interests outstanding immediately prior to consummation of the Mergers shall be exchanged for one (1) validly issued, fully paid and nonassessable share of Series B Preferred Stock. The Series B Preferred Stock is subject to the terms and conditions of the certificate of designation to be filed with the Delaware Secretary of State and will carry an initial liquidation preference of $10.00 per share, resulting in an aggregate liquidation preference of $20,124,000 for all outstanding shares of Series B Preferred Stock immediately following closing. Each share of Series B Preferred Stock will initially be convertible into ten (10) shares of Holdings common stock at the election of the holder.

Immediately after the mergers and the Exchanges it is expected that (i) former holders of Matrix common stock, Matrix operator capital stock and the Matrix LP Holders will collectively own 50% of all Holdings common stock then outstanding, (ii) former holders of Royale common stock will collectively own 50% of all Holdings common stock then outstanding, in each case giving effect to the number of shares of Holding common stock issuable under all options and warrants outstanding immediately after the mergers other than shares issuable under the Royale Excluded Number Options, and (iii) former holders of Matrix Preferred Interests will collectively own 100% of all Series B Preferred Stock of Holdings then outstanding.

Merger Related Adjustments.  For purposes of preparing pro forma financial statements of Holdings giving effect to the Mergers and the Exchanges, the consolidated financial statements of Royale and Matrix were combined, and adjustments were made to reflect the mergers of Royale into Royale Merger Sub and Matrix into Matrix Merger Sub, the exchange of Matrix Operator common stock for Holdings common stock, and the Preferred Exchange as of September 30, 2016.

The unaudited pro forma condensed consolidated combined balance sheet of Holding is based on (i) the unaudited historical balance sheet of Royale as of September 30, 2016, and (ii) the unaudited historical consolidated balance sheet of Matrix as of September 30, 2016.

The unaudited pro forma consolidated combined statement of operations of Holdings is based on the audited statement of operations of Royale for the year ended December 31, 2015, the unaudited statement of operations of Royale for the nine months ended September 30, 2016, the audited consolidated statement of operations of Matrix for the year ended December 31, 2015, and the unaudited consolidated statement of operations of Matrix for the nine months ended September 30, 2016.

The unaudited pro forma condensed consolidated combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or consolidated financial position of Holdings that would have been recorded had the Merger Transactions been completed as of the dates presented, and they should not be taken as representative of the expected future results of operations or financial position of Holdings.  The unaudited pro forma condensed consolidated combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that Holdings may achieve with respect to the operations of the combined company.  Additionally, the unaudited pro forma statements of operations do not include non-recurring charges or credits, and the related tax effects, which result directly from the Merger Transactions.

The unaudited pro forma condensed consolidated combined financial statements have been derived from and should be read in conjunction with the historical consolidated financial statements and accompanying notes included in this proxy statement under Historical Financial Statements of Royale and Historical Financial Statements of Matrix.

Royale Energy Holdings, Inc., and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016

	Historical				Royale Matrix
	Royale	Matrix	Pro Forma Adjustments		Pro Forma Combined
Assets			(a)
Current Assets
Cash and cash equivalents	$4,029,372	$2,587,831			$6,617,203
Cash deposits	-	118,652			118,652
Other receivables	634,817	385,555			1,020,372
Revenue receivables	158,339	592,955			751,294
Joint interest billings	-	1,212,185			1,212,185
Prepaid expenses	654,429	135,610			790,039
Deferred tax asset	-	-			-
Available for sale securities	-	-			-
Commodity derivatives	-	(48,092)			(48,092)
Other current assets	-	509,797			509,797
Total Current Assets	5,476,957	5,494,493			10,971,450

Oil & Gas Properties, at Cost ( Successful Efforts Basis)
Proved and unproved properties	7,536,295	29,652,366	17,601,985	(b)	54,013,646
Lease and well equipment	4,255,734	-			4,255,734
Total Oil and Gas Properties	11,792,029	29,625,366			58,269,380
Less: accumulated depletion, depreciation and amortization	(7,859,924)	(9,010,591)	9,010,591	(c)	(7,859,924)
Net Oil and Gas Properties	3,932,105	20,614,775			50,409,456

Other Property & Equipment, at cost
Real estate, building improvements, including furniture & fixtures	-	-			-
Land	-	678,168	324,582	(d)	1,002,750
Vehicles	118,061	-			118,061
Furniture and equipment, net	1,120,760	267,999			1,388,759
Total Property & Equipment	1,238,821	946,167			2,509,570
Less: accumulated depreciation	(1,200,036)	(207,004)			(1,407,040)
Net Property & Equipment	38,785	739,163			1,102,530

Other Assets
Debt issue costs, net of amortization	-	1,720,586			1,720,586
Investments	-	-			-
Commodity derivatives	-	(88,944)			(88,944)
Long term receivable		44,474			44,474
Goodwill					-
Deposits and other	616,992	7,759			624,751
Total Other Assets	616,992	1,683,875			2,300,867

Total Assets	$10,064,839	$28,532,306			$64,784,304

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Royale Energy Holdings, Inc., and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet (Continued)
As of September 30, 2016

	Historical				Royale Matrix
	Royale	Matrix	Pro Forma Adjustments		Pro Forma Combined
Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable and accrued expenses	$2,236,679	$2,109,390			$4,346,069
Current portion of long-term debt, net	-	-			-
Cash advances from investors	1,950,000	-			1,950,000
Deferred drilling obligations	7,261,398	-			7,261,398
Royalties payable	-	1,696,596			1,696,596
Accrued liabilities	-	782,138	(750,000)	(e)	1,532,138
Other short term liabilities	-	46,831			46,831
Total Current Liabilities	11,448,077	4,634,955			16,833,032

Long-Term Liabilities and Debt, net of current maturities
Secured Revolving line of credit	-	-			-
Senior secured notes payable	-	12,371,134			12,731,134
Subordinated notes payable to partners	-	1,850,000	1,850,000	(f)	-
Subordinated note payable to partner - Jordan	-	7,500,000	7,500,000	(f)	-
Subordinated notes payable to partner - Kerns	-	7,500,000	7,500,000	(f)	-
Asset retirement obligation	1,154,910	414,660			1,569,570
Other accrued liabilities	-	1,615,404			1,615,404
Total Long-Term Liabilities and Debt	1,154,910	31,251,198			15,556,108

Total Liabilities	$12,602,987	$35,886,153			$32,389,140

Stockholders’ Equity
Convertible Preferred stock, Series AA, no par value, 147,500 shares authorized, 46,662 shares issued and outstanding	136,149				136,149
Convertible preferred stock, Series B, par value $10.00, 3,000,000 shares authorized, 2,012,400 shares to be issued and outstanding	-	-	(20,124,000)	(f)	20,124,000
Common Stock, $0.001 par value, authorized 280,000,000 shares, 47,569,422 shares issued and outstanding	40,184,300	-	(40,136,731)	(g)	47,569
Common Stock, $1.00 par value, authorized 500,000 shares, 5,000 shares issued and outstanding	-	5,000	(5,000)	(g)	-
Paid in capital	494,379	-	(55,683,494)	(g)	56,190,421
Accumulated deficit	(43,352,976)	(1,171,298)	(5,353,850)	(g)	(44,102,976)
Distributions to partners	-	-	(128,025)	(g)	-
Partner equity`	-	-	(1,144,520)	(g)	-
Non-controlling interest – subsidiaries	-	(6,388,071)	(6,388,071)		-
Non-controlling interest – affiliates	-	200,522	200,522		-
Accumulated other comprehensive loss	-	-			-
Total Stockholders’ Equity (Deficit)	(2,538,148)	(7,353,847)			32,395,164

Total Liabilities and Stockholders’ Equity	$10,064,839	$28,532,306			$64,784,304

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Royale Energy Holdings, Inc., and Subsidiaries
Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2015

	Historical					Royale/
	Royale	Matrix	Pro Forma Adjustments	Royale Matrix Pro Forma Combined	Sansanina Acquisition	Matrix/ Sansanina Acq Pro Forma Combined

Revenues:
Sale of oil and gas, net	$1,018,928	$2,474,418		$3,493,346	$3,130,847	$6,624,193
Supervisory fees and other	694,160	-		694,160		694,160
Total Revenues	1,713,088	2,474,418		4,187,506	3,130,847	7,318,353

Costs and Expenses
General and administrative	3,181,571	1,380,314		4,561,885	(420,000)	4,141,885
Exploratory expense	-	103		103		103
Lease operating	1,000,769	1,015,107		2,015,876	4,435,294	6,451,170
Accretion of asset retirement obligation	-	22,700		22,700	23,100	45,800
Impairment of oil and gas properties (1)	424,163	4,089,703		4,513,866		4,513,866
Delay rentals	448,313	-		448,313		448,313
Well equipment write down	60,960	-		60,960		60,960
Bad debt expense	536,538	-		536,538		536,538
Legal and accounting	558,471	-		558,471		558,471
Marketing	326,143	-		326,143		326,143
Depreciation, depletion and amortization (1)	400,813	1,297,273		1,698,086	392,168	2,090,254
Total Costs and Expenses	6,937,741	7,805,200		14,742,941	4,430,562	19,173,503
Gain (loss) on turnkey drilling programs	2,330,969	-		2,330,969		2,330,969
Gain (loss) on sale of assets	968,956	-		968,956		968,956
Income from Operations	(1,924,728)	(5,330,782)		(7,255,510)	(1,299,715)	(8,555,225)
Other Income (Expense):
Interest income	-	7,529		7,529		7,529
Interest expense	(86,088)	(1,418,386)		(1,504,474)		(1,504,474)
Gain (loss) on sale of oil and gas properties (1)	-	(8,629)		(8,629)		(8,629)
Gain on settlement of accounts payable	-	-		-
Gain on sale of assets	-	-		-		-
Unrealized gain (loss) on derivative instruments	-	(452,841)		(452,841)		(452,841)
Other income – management/overhead fees	-	509		509		509
Income Before Income Tax Expense	(2,010,816)	(7,202,600)		(9,213,416)	(1,299,715)	(10,513,131)
Income tax provision (benefit)	-	4,000		4,000		4,000
Net Income (Loss)	(2,010,816)	(7,206,600)		(9,217,416)	(1,299,715)	(10,517,131)

Other Comprehensive Income
Unrealized gain (loss) on equity securities	-	-		-		-
Less: Reclassification adjustment for losses (gains) included in net income	6,503	-		6,503		6,503
Other Comprehensive Income (Loss) Before Tax	(6,503)	-		(6,503)		(6,503)
Income tax expense (benefit) related to items of other comprehensive income	-	-		-		-
Other Comprehensive Income, Net of Tax	(6,503)	-		(6,503)		(6,503)

Comprehensive Income (Loss)	$(2,004,313)	$(60,048)	$(7,146,552)	$(9,210,913)	$(1,299,715)	$(10,510,628)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Royale Energy Holdings, Inc. , and Subsidiaries
Unaudited Pro Forma Condensed Statement of Operations
For the Nine Months Ended September 30, 2016

	Historical					Royale/
	Royale	Matrix	Pro Forma Adjustments	Royale Matrix Pro Forma Combined	Sansanina Acquisition Adjustments	Matrix/ Sansanina Acq Pro Forma Combined

Revenues:
Sale of oil and gas, net	$416,193	$2,157,730		$2,573,923	$488,015	$3,061,938
Supervisory fees and other	521,991	-		521,991		521,991
Partnership income	-	-		-		-
Total Revenues	938,184	2,157,730		3,095,914	488,015	3,583,929

Costs and Expenses
General and administrative	1,877,454	1,346,422		3,223,876	(210,000)	3,013,876
Exploratory expense	-	-		-		-
Lease operating	512,695	1,851,934		2,364,629	1,078,218	3,442,847
Accretion of asset retirement obligation	-	27,764		27,764	17,325	45,089
Impairment of oil and gas properties (1)	46,303	-		46,303		46,303
Delay rentals	-	-		-		-
Well equipment write down	19,151	-		19,151		19,151
Bad debt expense	-	-		-		-
Legal and accounting	422,970	-		422,970		422,970
Marketing	222,897	-		222,897		222,897
Depreciation, depletion and amortization (1)	245,013	1,594,700		1,839,713	96,666	1,936,379
Total Costs and Expenses	3,346,483	4,820,820		8,167,303	982,209	9,149,512
Gain (loss) on turnkey drilling programs	218,971	-		218,971		218,971
Gain (loss) on sale of assets	-	-		-		-
Income from Operations	(2,189,328)	(2,663,090)		(4,852,418)	(494,194)	(5,346,612)
Other Income (Expense):
Interest income	-	5,738		5,738		5,738
Interest expense	(74,247)	(1,721,693)		(1,795,940)		(1,795,940)
Gain (loss) on sale of oil and gas properties (1)	-	(80,001)		(80,001)		(80,001)
Gain on settlement of accounts payable	345,683	-		345,683		345,683
Gain on sale of assets	198,975	-		198,975		198,975
Unrealized gain (loss) on derivative instruments	-	-		-		-
Other income – management/overhead fees	-	287,718		278,718		287,718
Income Before Income Tax Expense	(1,718,917)	(4,171,328)		(5,890,245)	(494,194)	(6,384,439)
Income tax provision (benefit)	-	-		-		-
Net Income (Loss)	(1,718,917)	(4,171,328)		(5,890,245)	(494,194)	(6,384,439)

Other Comprehensive Income
Unrealized gain (loss) on equity securities	-	-		-		-
Less: Reclassification adjustment for losses (gains) included in net income	-	-		-		-
Other Comprehensive Income (Loss) Before Tax	-	-		-		-
Income tax expense (benefit) related to items of other comprehensive income	-	-		-		-
Other Comprehensive Income, Net of Tax	-	-		-		-

Comprehensive Income (Loss)	$(1,718,917)	$(4,171,328)		$(5,890,245)	$(494,194)	$(6,384,439)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Royale Energy Holdings, Inc., and Subsidiaries
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(1)	Because both companies use the “successful efforts” method to account for exploration and production activities, no adjustments to Impairment of Oil and Gas Properties are necessary.

Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined statement of operations.

(a)	Adjustments to reflect the elimination of Royale’s and Matrix’s total equity in the mergers and the issuance of common equity by Holdings.

The estimated fair value of the consideration to be transferred, assets acquired and liabilities assumed is described below.

Purchase Price
Shares of Holdings common stock to be issued to Matrix owners	25,846,033
Royale common stock price (as of 1/10/17 close)	$0.60
Fair value of Holdings common stock issued	$15,559,312
Total Purchase Price	$15,559,312

Estimated Fair Value of Liabilities Assumed
Current liabilities of Matrix	$4,634,954
Matrix asset retirement obligations	414,660
Other accrued liabilities	1,615,404
Subordinated notes payable to partners	1,850,000
Subordinated notes payable to partners- Jordan	7,500,000
Subordinated notes payable to partners – Kerns	7,500,000
Matrix senior secured notes payable	12,371,134
Amount attributable to liabilities assumed	$35,886,152
Total Purchase Price Plus Liabilities Assumed	$51,445,464

Estimated Fair Value of Assets Acquired
Matrix current assets	$5,494,493
Proved and unproved properties	43,206,101
Net other property and equipment	1,060,995
Debt issuance costs	1,720,586
Long term receivable	44,474
Deposits and other	7,759
Commodity derivatives	(88,944)
Goodwill or gain on acquisition	-
Total attributable to assets acquired	$51,559,312

Fair value of Holdings common stock to be issued net of par value	$15,559,312
Pro forma adjustments to additional paid-in capital	$15,559,312

(b)	Adjustments to reflect value of Matrix oil and gas properties

Value of Matrix oil and gas reserves	$119,062,350
Value of Matrix surface rights	5,262,672
Value of Matrix oil and gas reserves and surface rights	124,325,022

Adjustment required to value the assets equal to the purchase price	(80,326,753)
Historic valuation of Matrix oil and gas properties	29,625,366
Valuation of Matrix oil and gas properties	43,998,269
Adjustment to Value of Matrix oil and gas properties	$14,372,903

(c)	Adjustment to record write-off of Matrix depreciation, depletion and amortization.

(d)	Adjustment to record estimated value of Matrix surface property.

(e)	Adjustment to record value of Matrix accrued liabilities.

(f)	Adjustments to record conversion of matrix subordinated secured notes payable to Series B convertible preferred stock.

(g)	Adjustments to record cancellation of Royale common stock, no par value, and issuance of Holdings common stock, par value $0.001 per share.

Cancellation of Royale common stock, no par value	$(40,140,853)
Cancellation of Matrix common stock no par value	(10,000)
Additional paid in capital	53,205,850
Additional accumulated deficit	5,353,850
Cancellation of Matrix distributions to partners	128,025
Cancellation of Matrix partners’ equity	4,418,520

(h)	Elimination of non-controlling interest in Matrix partnership losses.

ROYALE’S 2017 ANNUAL MEETING OF ITS SHAREHOLDERS

General
This joint proxy statement/prospectus is being furnished to Royale shareholders in connection with the solicitation of proxies by the Royale board of directors to be used at the Royale Annual Meeting to be held at [●], on [●], 2017, at [●] a.m., local time, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy card are first being sent to Royale shareholders on or about [●], 2017.

Purpose of Royale Annual Meeting
At the Royale Annual Meeting, holders of Royale common stock as of the Royale Record Date of [●], 2017 will be asked to consider, vote on, and approve the following:

1.
To adopt the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) dated effective as of December 31, 2016 by and among Royale, Royale Energy Holdings, Inc., a Delaware corporation (“Holdings”), Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Holdings (“Royale Merger Sub”), Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned subsidiary of Holdings (“Matrix Merger Sub”) and Matrix Oil Management Corporation (“Matrix”), which provides for (a) the merger of Royale Merger Sub with and into Royale, which will result in Royale, as the surviving corporation, becoming a wholly-owned subsidiary of Holdings (the “Royale Reorganization Proposal”) and (b) the merger of Matrix Merger Sub with and into Matrix, which will result in Matrix becoming a wholly-owned subsidiary of Holdings (the “Matrix Combination Proposal”).  In addition, as a condition to closing of the merger with Matrix under the Matrix Combination Proposal, Royale Shareholders and Holdings must approve:

i.
the issuance of Holdings common stock to the limited partners of Matrix Investments, L.P., Matrix Las Cienegas Limited Partnership, and Matrix Permian Investments, L.P. in exchange for all limited partnership interests of such partnerships (other than the preferred limited partnership interests of Matrix Investments, L.P.) pursuant to terms of the respective limited partnership interest exchange agreements attached as an exhibit to the Merger Agreement;

ii.
the issuance of Series B Preferred Stock by Holdings to the holders of certain preferred limited partnership interests of Matrix Investments, L.P., in accordance with the terms of the exchange agreement of Holdings with the holders of such preferred limited partnership interests attached as an exhibit to the Merger Agreement; and

iii.
the issuance of common stock of common stock by Holdings to stockholders of Matrix Oil Corporation (“Matrix Operator”) in exchange for common stock of Matrix Operator, pursuant to terms of the exchange agreement of Holdings with shareholders of Matrix Operator attached as an exhibit to the Merger Agreement.

2.
To elect the nominees described in the joint proxy statement/prospectus accompanying this notice as members of Royale’s board of directors, each for a term of one year, expiring at the later of the 2018 annual meeting of shareholders or upon a successor being elected and qualified (the “Director Election”);

3.	To set the maximum size of Royale’s board of directors at eight members pursuant to Section 3.02 of Royale’s bylaws (the “Board Size Proposal”);

4.	To approve the conversion the conversion of certain convertible notes into Royale common stock (the “Note Conversion Proposal”);

5.	To ratify the selection of SingerLewak, LLP, as the Company’s auditors for 2016; and

6.
To approve one or more adjournments of the Royale Annual Meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the Royale Reorganization Proposal (“Adjournment Proposal”).

Recommendation of the Royale Board of Directors
The Royale board of directors recommends that Royale shareholders vote “FOR” each of the proposals to be voted on at the annual meeting.

Royale Record Date and Voting
You are entitled to vote at the Royale Annual Meeting if you owned shares of Royale common stock as of the close of business on the record date of [●]. On the record date, there were [●] shares of Royale common stock entitled to vote at Royale Annual Meeting. Royale shareholders will have one vote for each share of Royale common stock owned on the record date.

Quorum
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Vote Required
At least two-thirds, or 66⅔%, of the shares of Royale common stock outstanding on the record date must vote to adopt the mergers, including the Merger Agreement. Your failure to vote will have the effect of a vote against the mergers. Brokers who hold shares of Royale common stock as nominees will not have discretionary authority to vote such shares unless you provide voting instructions.

The eight directors receiving the highest plurality of votes will be elected as directors in the Director Election.

Assuming a quorum is present, the affirmative vote of a majority of the shares of Royale common stock present in person or represented by proxy at the Royale Annual Meeting is required to set the maximum size of Royale’s board of directors at eight members pursuant to Section 3.02 of Royale’s bylaws.

Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Royale Annual Meeting. A proxy may be revoked by submitting your notice of revocation or your new proxy to Royale Energy, Inc., Attention: Secretary, 1870 Cordell Court, Suite 201, El Cajon, California 92020, and it must be received at any time before the vote is taken at the Royale Annual Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, online, or telephone not later than [●] on [●], or by voting in person at the meeting. If you have instructed a broker, bank or other nominee to vote your Royale common stock you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.

Voting Methods
A Royale shareholder of record may vote by attending the annual meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with your proxy card or voting instruction card.

Solicitation of Proxies
In addition to solicitation by mail, directors, officers and employees of Royale may solicit proxies for the Royale Annual Meeting from Royale shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Royale and Matrix will each pay their proportionate share of the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

INFORMATION ABOUT ROYALE

Royale’s Business
Royale, like Matrix, is an independent oil and natural gas producer.  Royale’s principal lines of business are the production and sale of natural gas, acquisition of oil and gas lease interests and proved reserves, drilling of both exploratory and development wells, and sales of fractional working interests in wells to be drilled by Royale.  Royale was incorporated in California in 1986 and began operations in 1988.  Royale’s common stock is traded on the Over-The-Counter QB (OTCQB) Market System (symbol ROYL). On December 31, 2016, Royale had twelve full time employees.

Royale owns wells and leases located mainly in the Sacramento Basin and San Joaquin Basin in California as well as in Utah, Texas, Oklahoma, and Louisiana.  Royale usually sells a portion of the working interest in each well it drills or participates in to third party investors and retains a portion of the prospect for its own account.  Selling part of the working interest to others allows Royale to reduce its drilling risk by owning a diversified inventory of properties with less of its own funds invested in each drilling prospect, than if Royale owned all the working interest and paid all drilling and development costs of each prospect itself.  Royale generally sells working interests in its prospects to accredited investors in exempt securities offerings.  The prospects are bundled into multi-well investments, which permit the third party investors to diversify their investments by investing in several wells at once instead of investing in single well prospects.

During its fiscal year ended December 31, 2015, Royale continued to explore and develop natural gas properties with a concentration in California.  Additionally, we own proved developed producing and non-producing reserves of oil and natural gas in Utah, Texas, Oklahoma and Louisiana.  In 2015, Royale drilled two wells in northern California; one was commercially productive and one was a dry hole.  We also drilled one commercially productive well and one dry hole in Texas. During the first nine months of 2016, Royale drilled and completed two commercially productive wells, one in northern California and one in south Louisiana.

Royale’s estimated total reserves were approximately 2.5 and 4.1 BCFE (billion cubic feet equivalent) at December 31, 2015 and 2014, respectively.  According to the reserve reports furnished by Netherland, Sewell & Associates, Inc., Royale’s independent petroleum engineers, the undiscounted net reserve value of its proved developed and undeveloped reserves was approximately $3.2 million at December 31, 2015, based on natural gas  prices ranging from $2.59 per MCF to $2.98 per MCF.  Netherland, Sewell & Associates, Inc. supplied reserve value estimates for the Company’s California, Texas, Oklahoma, Utah and Louisiana properties.

Of course, net reserve value does not represent the fair market value of our reserves on that date, and we cannot be sure what return we will eventually receive on our reserves.  Net reserve value of proved developed and undeveloped reserves was calculated by subtracting estimated future development costs, future production costs and other operating expenses from estimated net future cash flows from our developed and undeveloped reserves.

Our standardized measure of discounted future net cash flows at December 31, 2015, was estimated to be $1,559,716.  This figure was calculated by subtracting our estimated future income tax expense from the net reserve value of proved developed and undeveloped reserves, and by further applying a 10% annual discount for estimated timing of cash flows.  A detailed calculation of our standardized measure of discounted future net cash flow is contained in Supplemental Information about Oil and Gas Producing Activities – Changes in Standardized Measure of Discounted Future Net Cash Flow from Proved Reserve Quantities, page [●].

Royale reported a gain on turnkey drilling in connection with the drilling of wells on a "turnkey contract" basis in the amount of $2,330,969 and $1,640,731 for the years ended December 31, 2015 and 2014, respectively.  During the first nine months of 2016, Royale reported a gain on turnkey drilling of $218,971.

In addition to Royale’s own staff, Royale hires independent contractors to drill, test, complete and equip the wells that it drills.  Approximately 59.5% of Royale’s total revenue for the year ended December 31, 2015, came from sales of oil and natural gas from production of its wells in the amount of $1,018,928.  In 2014, this amount was $2,598,297, which represented 80.7% of Royale’s total revenues. During the first nine months of 2016, revenue from sales of oil and natural gas totaled $416,193, representing 44.4% of total revenues.

Plan of Business
Royale acquires interests in oil and natural gas reserves and sponsors private joint ventures.  Royale believes that its shareholders are better served by diversification of its investments among individual drilling prospects.  Through its sale of joint ventures, Royale can acquire interests and develop oil and natural gas properties with greater diversification of risk and still receive an interest in the revenues and reserves produced from these properties.  By selling some of its working interest in most projects, Royale decreases the amount of its investment in the projects and diversifies its oil and gas property holdings, to reduce the risk of concentrating a large amount of its capital in a few projects that may not be successful.

After acquiring the leases or lease participation, Royale drills or participates in the drilling of development and exploratory oil and natural gas wells on its property.  Royale pays its proportionate share of the actual cost of drilling, testing, and completing the project to the extent that it retains all or any portion of the working interest.

Royale also may sell fractional working interests in undeveloped wells to finance part of the drilling cost. A drilling contract that calls for a company to drill a well, for a fixed price, to a specified depth or geological formation is called a "turnkey contract." When Royale sells fractional working interests in unproved property to raise capital to drill oil and natural gas wells, generally it agrees to drill these wells on a turnkey contract basis, so that the holders of the fractional interests prepay a fixed amount for the drilling and completion of a specified number of wells.  Under a turnkey contract, Royale may record a gain if total funds received to drill a well were more than the actual cost to drill those wells including costs incurred on behalf of the participants and costs incurred for its own account.

Although Royale operating agreements do not usually address whether investors have a right to participate in subsequent wells in the same area of interest as a proposed well, it is Royale’s policy to offer to investors in a successful well the right to participate in subsequent wells at the same percentage level as their working interest investment in the prior successful well.

Our policy for turnkey drilling agreements is to recognize a gain on turnkey drilling programs after our obligations have been fulfilled, and a gain is only recorded when funds received from participants are in excess of all costs Royale incurs during the drilling programs (e.g., lease acquisition, exploration and development costs), including costs incurred on behalf of participants and costs incurred for its own account.  [See Note 1 to our Financial Statements, at page [●].]

Once drilling has commenced, it is generally completed within 10-30 days.  [See Note 1 to Royale Financial Statements, at page [●].]  Royale maintains internal records of the expenditure of each investor's funds for drilling projects.

Royale generally operates the wells it completes.  As operator, it receives fees set by industry standards from the owners of fractional interests in the wells and from expense reimbursements.  For the year ended December 31, 2015, Royale earned gross revenues from operation of the wells in the amount of $503,441 representing 29.4% of its total revenues for the year.  In 2014, the amount was $464,429, which represented about 14.4% of total revenues.  At September 30, 2016, Royale operated [●] natural gas wells in California. Royale also has non-operating interests in [●] natural gas wells in Utah, [●] oil and gas wells in Texas, [●] in Oklahoma, [●] in California, and [●] in Louisiana.

Royale currently sells most of its California natural gas production through PG&E pipelines to independent customers on a monthly contract basis, while some gas is delivered through privately owned pipelines to independent customers. Since many users are willing to make such purchase arrangements, the loss of any one customer would not affect our overall sales operations.

All oil and natural gas properties are depleting assets in which production naturally decreases over time as the finite amount of existing reserves are produced and sold.  It is Royale’s business as an oil and natural gas exploration and production company to continually search for new development properties.  Royale’s success will ultimately depend on its ability to continue locating and developing new oil and natural gas resources.  Natural gas demand and the prices paid for gas are seasonal. In recent years, natural gas demand and prices in northern California have fluctuated unpredictably throughout the year.

Royale has no subsidiaries.

Competition, Markets and Regulation
Competition

The exploration and production of oil and natural gas is an intensely competitive industry.  The sale of interests in oil and gas projects, like those Royale sells, is also very competitive.  Royale encounters competition from other oil and natural gas producers, as well as from other entities that invest in oil and gas for their own account or for others, and many of these companies are substantially larger than Royale.
Markets

Market factors affect the quantities of oil and natural gas production and the price Royale can obtain for the production from its oil and natural gas properties.  Such factors include: the extent of domestic production; the level of imports of foreign oil and natural gas; the general level of market demand on a regional, national and worldwide basis; domestic and foreign economic conditions that determine levels of industrial production; political events in foreign oil-producing regions; and variations in governmental regulations including environmental, energy conservation, and tax laws or the imposition of new regulatory requirements upon the oil and natural gas industry.

Regulation

Federal and state laws and regulations affect, to some degree, the production, transportation, and sale of oil and natural gas from Royale’s operations.  States in which Royale operates have statutory provisions regulating the production and sale of oil and natural gas, including provisions regarding deliverability.  These statutes, along with the regulations interpreting the statutes, generally are intended to prevent waste of oil and natural gas, and to protect correlative rights to produce oil and natural gas by assigning allowable rates of production to each well or proration unit.

The exploration, development, production and processing of oil and natural gas are subject to various federal and state laws and regulations to protect the environment.  Various federal and state agencies are considering, and some have adopted, other laws and regulations regarding environmental controls that could increase the cost of doing business.  These laws and regulations may require: the acquisition of permits by operators before drilling commences; the prohibition of drilling activities on certain lands lying within wilderness areas or where pollution arises; and the imposition of substantial liabilities for pollution resulting from drilling operations, particularly operations in offshore waters or on submerged lands.  The cost of oil and natural gas development and production also may increase because of the cost of compliance with such legislation and regulations, together with any penalties resulting from failing to comply with the legislation and regulations.  Ultimately, Royale may bear some of these costs.

Presently, Royale does not anticipate that compliance with federal, state and local environmental regulations will have a material adverse effect on capital expenditures, earnings, or its competitive position in the oil and natural gas industry; however, changes in the laws, rules or regulations, or the interpretation thereof, could have a materially adverse effect on Royale’s financial condition or results of operation.

Royale files quarterly, yearly and other reports with the Securities Exchange Commission.  You may obtain a copy of any materials filed by Royale with the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, by calling 1-800-SEC-0300.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  Royale also provides access to its SEC reports and other public announcements on its website, http://www.royl.com.

ROYALE’S PROPERTIES

Since 1993, Royale has concentrated on development of properties in the Sacramento Basin and the San Joaquin Basin of Northern and Central California.  In 2015, Royale drilled two wells in northern California, one exploratory producing well and one exploratory dry hole.  We also drilled two wells in Texas, one developmental producing and one developmental dry hole. In the first nine months of 2016, Royale drilled and completed one well in northern California and one well in south Louisiana.

Following industry standards, Royale generally acquires oil and natural gas acreage without warranty of title except as to claims made by, though, or under the transferor.  In these cases, Royale attempts to conduct due diligence as to title before the acquisition, but it cannot assure that there will be no losses resulting from title defects or from defects in the assignment of leasehold rights.  Title to property most often carries encumbrances, such as royalties, overriding royalties, carried and other similar interests, and contractual obligations, all of which are customary within the oil and natural gas industry.

In December of 2013, Royale purchased an office building in El Cajon, California valued at $2,000,000, of which Royale paid $500,000 in cash on the date of purchase, and borrowed $1,500,000 from American West Bank, with a note secured by the property being purchased.  Royale sold the office building in the first six months of 2016 and recorded a gain of $198,975 on the sale.

Following is a discussion of Royale’s significant oil and natural gas properties as of December 31, 2015, the date of Royale’s most recent reserve reports.  Reserves at December 31, 2015, for each property discussed below, have been determined by Netherland, Sewell & Associates, Inc., registered professional petroleum engineers, in accordance with reports submitted to Royale on February 1, 2016.

Northern California
Royale owns lease interests in nine gas fields with locations ranging from Glenn County in the north to Kern County in the south, in the Sacramento and San Joaquin Basins in California.  At December 31, 2015, Royale operated 52 wells in California with estimated total proven, developed, and undeveloped reserves at approximately 2.5 BCF, according to Royale’s independently prepared reserve report as of December 31, 2015.

Developed and Undeveloped Leasehold Acreage
As of December 31, 2015, Royale owned leasehold interests in the following developed and undeveloped properties in both gross and net acreage.

	Developed		Undeveloped
	Gross Acres	Net Acres	Gross Acres	Net Acres
California	7,261.26	4,355.47	8,016.62	7,223.19
Alaska	0.00	0.00	40,086.00	40,086.00
All Other States	5,331.63	2,011.62	8,540.97	4,988.80
Total	12,592.89	6,367.09	56,643.59	52,297.99
Gross and Net Productive Wells
As of December 31, 2015, Royale owned interests in the following oil and gas wells in both gross and net acreage:

	Gross Wells	Net Wells
Natural Gas	62.00	27.93
Oil	9.00	1.48
Total	71.00	29.41

Drilling Activities
The following table sets forth Royale Energy's drilling activities during the years ended December 31, 2014 and 2015.  All wells are located in the Continental U.S., in California, Texas, Louisiana and Utah.

Year	Type of Well(a)		Gross Wells(b)		Net Wells(e)
		Total	Producing(c)	Dry(d)	Producing(c)	Dry(d)

2014	Exploratory	2	2	0	0.8734	0.0000
	Developmental	2	1	1	0.2173	0.3612

2015	Exploratory	2	1	1	0.5172	0.5243
	Developmental	2	1	1	0.3933	0.4725

a)
An exploratory well is one that is drilled in search of new oil and natural gas reservoirs, or to test the boundary limits of a previously discovered reservoir. A developmental well is one drilled on a previously known productive area of an oil and natural gas reservoir with the objective of completing that reservoir.

b)	Gross wells represent the number of actual wells in which Royale owns an interest. Royale Energy's interest in these wells may range from 1% to 100%.
c)	A producing well is one that produces oil and/or natural gas that is being purchased on the market.
d)	A dry well is a well that is not deemed capable of producing hydrocarbons in paying quantities.
e)
One "net well" is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as a whole number or a fraction.

Production

The following table summarizes, for the periods indicated, Royale Energy's net share of oil and natural gas production, average sales price per barrel (Bbl), per thousand cubic feet (Mcf) of natural gas, and the Mcf equivalent (Mcfe) for the barrels of oil based on a 10 to 1 ratio of the price per barrel of oil to the price per Mcf of natural gas.  "Net" production is production that Royale owns either directly or indirectly through partnership or joint venture interests produced to its interest after deducting royalty, limited partner or other similar interests.  Royale generally sells its oil and natural gas at prices then prevailing on the "spot market" and does not have any material long term contracts for the sale of natural gas at a fixed price.

	2016	2015	2014
Net volume
Oil (Bbl)	14,088	21,325	16,558
Gas (Mcf)	791,195	1,074,573	1,384,860
Mcfe	932,075	1,287,823	1,550,440

Average sales price
Oil (Bbl)	$65.02	$60.34	$51.95
Gas (Mcf)	$6.56	$6.21	$7.48

Net production costs and taxes	$2,116,977	$1,968,269	$2,751,441

Lifting costs (per Mcfe)	$2.27	$1.53	$1.77

Net Proved Oil and Natural Gas Reserves
As of December 31, 2015, Royale had proved developed reserves of 2,174 MMCF and total proved reserves of 2,511 MMCF of natural gas on all of the properties Royale leases.  For the same period, Royale also had no proved developed oil and natural gas liquid combined reserves.

Oil and gas reserve estimates and the discounted present value estimates associated with the reserve estimates are based on numerous engineering, geological and operational assumptions that generally are derived from limited data.

LEGAL PROCEEDINGS

Royale Energy, Inc. is not a party to any pending or threatened material legal proceedings, nor is Royale contemplating initiating any such material legal proceeding.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDERS MATTERS

Royale’s common stock is traded under the symbol “ROYL”.  Since January 21, 2016, Royale Energy’s common stock has been traded on the OTC QB Market.  Prior to that, Royale energy’s common stock was traded on the NASDAQ Stock Market.  As of December 31, 2015, 16,396,579 shares of Royale Energy’s common stock were held by approximately 6,008 shareholders.  The following table reflects the high and low quarterly closing sales prices on the NASDAQ Stock Market from January 2014 through September 2016.

	1st Qtr		2nd Qtr		3rd Qtr		4th Qtr
	High	Low	High	Low	High	Low	High	Low
2014	3.13	2.53	3.57	2.70	4.78	2.69	2.79	2.02
2015	2.16	1.55	1.82	1.15	1.27	0.63	0.81	0.30
2016	0.57	0.07	0.47	0.36	0.80	0.43

Dividends
The board of directors did not issue cash or stock dividends in 2016 or 2015.

Recent Sales of Unregistered Securities
On August 2, 2016, Royale completed a sale of common stock, convertible notes and warrants in separate transactions in privately negotiated securities transaction.  In the first transaction, Royale sold 2,392,500 Units to three investors, each Unit consisting of one share of common stock and a warrant to purchase one-fifth of a share of common stock in a privately negotiated securities transaction.  The purchase price was $0.40 per Unit for a total consideration of $957,000.

In the second transaction, Royale sold to two investors, $1,580,000 principal amount of convertible promissory notes and warrants to purchase three shares of common stock for every ten shares of common stock issuable upon conversion of the notes.   The conversion of the notes to shares is subject to shareholder approval.

The convertible notes are unsecured and have a maturity date one year from the date of issuance.  The convertible notes are only convertible upon approval of a majority of the shareholders of Royale at a meeting called for that purpose.  The convertible notes contain standard provisions for default, including failure to pay the principal when due, pledge of assets now available from which to pay the notes, and events of insolvency or bankruptcy.  In the event of a default, the holder may declare the entire principal amount to be immediately due and payable, and the default interest rate on the notes increases to 25% per annum.

Upon approval of the conversion of the notes by the Royale shareholders, the notes automatically convert to 3,950,000 shares of Royale common stock.  The warrants issued to the note holders are initially exercisable to purchase a total of 1,185,000 shares of common stock.

The warrants issued in each transaction bear an initial exercise price of $0.80 per common share sold, in the case of the Units, or issued up on conversion, in the case of the notes, and contain customary adjustments for corporate events such as reorganizations, splits, and dividends.  The warrants are immediately exercisable for a period of two years from issuance.

On November 21, 2016, Royale sold 76,923 shares of Series AA Convertible Preferred Stock to one purchaser in satisfaction of an account payable for goods and services previously provided by the purchaser in the amount of $25,000, or $0.325 per share.  The per share purchase price was equal to the closing market price on the day before the sale of the number of shares of common stock into which the Series AA Convertible Preferred stock was convertible at the time of the sale.  The sale was made in a privately negotiated transaction pursuant to Section 4(2) of the Securities Act of 1933.

On November 21, 2016, the holder of a majority of the then-outstanding Series AA Convertible Preferred Stock exercised the right, pursuant to the amended certificate of determination of the Series AA Convertible Preferred Stock, to cause all of the 123,585 outstanding Series AA Convertible Preferred Stock to be converted into shares of common stock at the conversion ratio of one share of common stock for every two outstanding shares of Series AA Convertible Preferred Stock.  The conversion resulted in the issuance of 61,793 shares of common stock .

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Royale is exposed to market risk from changes in commodity prices and in interest rates.  In 2015, we sold a majority of our natural gas at the daily market rate through the Pacific Gas & Electric pipeline.  In 2015, our natural gas revenues were approximately $1.0 million with an average price of $2.75 per MCF.  At current production levels, a 10% per MCF increase or decrease in our average price received could potentially increase or decrease our natural gas revenues by approximately $100,000.  At our current production levels of oil and natural gas condensate, a 10% increase or decrease in our average price per barrel could potentially increase or decrease our oil and natural gas revenues by approximately $2,000. We currently do not sell any of our natural gas or oil through hedging contracts.

DIRECTORS AND EXECUTIVE OFFICERS OF ROYALE

Name	Age	First Became Director or Executive Officer	Positions Held

Harry E. Hosmer	85	1986	Chairman of the Board
Donald H. Hosmer	61	1986	President of Business Development and Director
Stephen M. Hosmer	50	1996	President, Chief Financial Officer, Secretary and Director
Ronald B. Verdier (1) (3)	74	2015	Director
Jonathan Gregory	51	2014	Chief Executive Officer and Director
Gary Grinsfelder (1) (2) (3)	66	2007	Director
Ronald Buck (1) (2) (3)	80	2015	Director

(1)          Member of the audit committee.
(2)          Member of the compensation committee.
(3)          Member of the nominations committee.

The board has determined that directors Gary Grinsfelder, Ronald Buck, and Ronald Verdier qualify as independent directors.

The following summarizes the business experience of each director and executive officer for the past five years.

Harry E. Hosmer – Chairman of the Board

Harry E. Hosmer has served as chairman since Royale began in 1986, and from inception in 1986 until June 1995, he also served as president and chief executive officer.

Jonathan Gregory – Chief Executive Officer and Director

Mr. Gregory was appointed Royale’s chief executive officer on September 10, 2015.  Mr. Gregory has previously served as chief financial officer for private independent exploration and production companies, where he was actively engaged in multiple debt and equity financings, and overseeing acquisition and development activities.  Mr. Gregory has over 20 years of oil and gas reserve based lending experience. Mr. Gregory is a member of Houston Energy Finance Group; and ADAM Houston Energy Network. He is also a Co-Founder of Bread of Life, Inc., a non-profit organization committed to empowering homeless Houstonians; and a past director of Small Steps Nurturing Center, a non-profit Christian organization that provides early childhood education for economically at-risk children in the inner-city of Houston, Texas. Mr. Gregory graduated from Lamar University in 1986 with a Bachelor’s degree in Finance.

Donald H. Hosmer – President of Business Development and Director

Donald H. Hosmer has served as an executive officer and director of Royale since its inception in 1986.  In June 1995 he became president and chief executive officer.  In October 2008, he became co-president and co-chief executive officer, with primary responsibility for marketing and investor/shareholder relations for the company.  Donald H. Hosmer is the son of Harry E. Hosmer and brother of Stephen M. Hosmer.

Stephen M. Hosmer – President, Chief Financial Officer, Secretary, and Director

Stephen M. Hosmer joined Royale as the management information systems manager in May 1988, responsible for developing and maintaining Royale Energy’s computer software.  Mr. Hosmer developed programs and software systems used by Royale Energy.  From 1991 to 1995, he served as president of Royale Operating Company, Royale Energy’s operating subsidiary.  In 1995, he became chief financial officer of Royale Energy.  In 1996, he was elected to the board of directors of Royale Energy.  In 2003, he was elected executive vice president.  In October 2008, he became co-president and co-chief executive officer with primary responsibility for oil and gas exploration operations.    He currently serves on the board of Venture Expeditions (www.ventureexpeditions.org), a charitable organization based in Minneapolis MN and Exile International based in Nashville, TN.  Stephen M. Hosmer is the son of Harry E. Hosmer and brother of Donald H. Hosmer.  Mr. Hosmer holds a Bachelor of Science degree in Business Administration from Oral Roberts University in Tulsa, Oklahoma, as well as earning his MBA degree via the President/Key Executive program at Pepperdine University in Malibu, California.

Gary Grinsfelder – Director

Mr. Grinsfelder is a geologist and manager with 38 years’ experience in oil and gas exploration, exploitation and property evaluation.  Currently Mr. Grinsfelder is an independent industry consultant.  Previously, Mr. Grinsfelder was Vice President of Exploration at LeFrak Energy and President of TXCO Resources.  He has also served in geologic and management roles for Output Exploration, LLC, Araxas Exploration, Inc., Triad Energy Corporation, Spartan Petroleum Corporation, American Petrofina Company of Texas, Union Oil Company of California and Degolyer and MacNaughton.  He received a Bachelor of Science degree in 1972 from Southern Methodist University and has performed graduate studies at the University of Puerto Rico Department of Marine Science and University of Houston Department of Geology.

Ronald B Verdier

Mr. Verdier was appointed to the board in 2015 following the resignation of Tony Hall.  Mr. Verdier is a retired banker who began his career in banking in 1968.  He served as an employee and officer of Mercantile Trust & Savings Bank, Quincy, Illinois, for thirty-three years, ending as Senior Vice President.  In 2002, Mr. Verdier retired from Mercantile Trust & Savings Bank and became President of Hannibal National Bank, Hannibal Missouri, where he served until his retirement in 2012.  Mr. Verdier is a graduate of the School of Banking at the University of Wisconsin, Madison, and of the School of Banking at the University of Oklahoma.  Based on his qualifications, the board of directors has designated Mr. Verdier as an audit committee financial expert.

Ronald L. Buck

Mr. Buck was elected to the board in 2015.  Mr. Buck received a Bachelor of Science degree in Marketing and a Minor in Geology and Economics from Northwestern University.  After building his business into a large scale distribution company, he sold the company to his two sons in 1992.  Since 1992 he has been in finance and managing family assets including oil and gas wells and oil gathering pipeline investments. In this capacity, he also travels extensively to financial meetings and is a member of the National Association of Financial Advisors.

Audit Committee

The board has appointed an audit committee to assist the board of directors in carrying out its responsibility as to the independence and competence of the Company’s independent public accountants. All members of the audit committee are independent members of the board of directors.  The audit committee operates pursuant to an audit committee charger, which has been adopted by the board of directors to define the committee’s responsibilities.  A copy of the audit committee charter is posted on our website, www.royl.com.  The board has determined that Ronald Verdier qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of the Securities and Exchange Commission.

At the end of 2015, the members of the audit committee were Ronald Verdier, chair, Ronald Buck and Gary Grinsfelder.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics for our directors and executive officers.  The code is posted on our website, www.royl.com.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require that Royale Energy's directors, certain officers, and greater than 10 percent shareholders file reports of ownership and changes in ownership with the SEC and the NASD and furnish Royale with copies of all such reports they file.  Based solely upon a review of the copies of the forms furnished to Royale Energy, or representations from certain reporting persons that no reports were required, Royale believes that no persons failed to file required reports on a timely basis for 2016, except that the initial ownership report of Mr. Buck on Form 3 was filed late, in January 2016, after his election to the board in June 2015.

ROYALE EXECUTIVE COMPENSATION

The following table summarizes the compensation of the chief executive officer, chief financial officer and the two other most highly non-executive employees (the “named executives and employees”) of Royale and its subsidiaries during the past year.  No stock options, stock awards or other plan based compensation awards were made during 2015.

Name and Principal Position	Year	Salary (4)	Bonus	Option Awards (1)	All Other Compensation (2)	Total

Jonathan Gregory, CEO (4) (5)	2015	$70,823	$-		$-	$70,823

Donald H. Hosmer	2015	$177,084	$-		$18,063	$195,147
President	2014	$230,192	$25,000		$6,906	$262,098
	2013	$230,192	$25,000		$7,656	$262,848

Stephen M. Hosmer (4)	2015	$230,192	$-		$17,968	$248,160
President, & CFO	2014	$230,192	$25,000		$18,906	$274,098
	2013	$230,192	$25,000		$19,656	$274,848

Mohamed Abdel-Rahmen (3)	2015	$155,268	$-		$4,246	$159,514
VP Exploration	2014	$163,692	$-		$4,911	$168,603
	2013	$167,025	$-		$5,011	$172,036

Charles Tiano (3)	2015	$49,500	$196,500		$7,380	$253,380
Director of Investor	2014	$50,642	$178,892		$6,886	$236,420
Relations	2013	$49,955	$193,825		$7,313	$251,093

(1)
In October 2014, Donald Hosmer and Stephen Hosmer (together with the other members of the board of directors) were each granted 20,000 options to purchase common stock at an exercise or base price of $5.00 per shares, which vested during 2015.  These options were granted for a period of 3 years and will expire on December 31, 2017.  At December 31, 2015, Royale Energy’s stock price, $0.358, was less than the weighted average exercise price, and as such the outstanding and exercisable stock options had no intrinsic value.

(2)	All other compensation consists of matching contributions to the Company’s simple IRA plan, except for Donald H. Hosmer and Stephen M. Hosmer, who also received a $12,000 car allowance.

(3)	Mr. Abdel-Rahmen and Mr. Tiano are highly compensated employees under SEC rules who did not serve as executive officers during 2015. Mr. Abdel-Rahmen retired from the Company in October 2015.

(4)
During 2015, Jonathan Gregory and Stephen Hosmer received a portion of their compensation in shares of common stock, valued at the closing market price on the date of grant, instead of cash.  Of the $70,823 paid to Jonathan Gregory, $21,581 was paid in cash and 108,644 shares of common stock were issued, valued at $49,242.  Of the $230,192 paid to Stephen Hosmer, $173,945 was paid in cash and 200,564 share of common stock were issued, valued at $56,247.

(5)	Mr. Gregory was appointed CEO (principal executive officer) in 2015.

Stock Options and Equity Compensation; Outstanding Equity Awards at Fiscal Year End
The following table presents the number of unexercised options at the 2015 year end for each named executive officer.  No unvested stock awards were outstanding at the end of 2015.

Options
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date

Jonathan Gregory	20,000	(1)	-	$5.00	12/31/2017
Donald H. Hosmer	20,000	(1)	-	$5.00	12/31/2017
Stephen M. Hosmer	20,000	(1)	-	$5.00	12/31/2017

(1)
At the October 10, 2014 board of directors meeting, directors of Royale were granted 20,000 options each to purchase common stock at an exercise price of $5.00 per share. These options have become exercisable and will expire on December 31, 2017.

Compensation Committee Report
Our executive compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on its discussion and review, has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Ronald Buck and Gary Grinsfelder

All members of the compensation committee are independent members of the board of directors.

Compensation Discussion and Analysis
Our executive compensation policy is designed to motivate, reward and retain the key executive talent necessary to achieve our business objectives and contribute to our long-term success. Our compensation policy for our executive officers focuses primarily on determining appropriate salary levels and performance-based cash bonuses.

The elements of executive compensation at Royale consist mainly of cash salary and, if appropriate, a cash bonus at year end.  The compensation committee makes recommendations to the board of directors annually on the compensation of the three top executives:  Jonathan Gregory, Chief Executive Officer, Donald H. Hosmer, President of Business Development and Stephen M. Hosmer, President and Chief Financial Officer.  We do not have employment contracts with either of our executive officers.

Royale also does not provide extensive personal benefits to its executives beyond those benefits, such as health insurance, that are provided to all employees.  Donald Hosmer and Stephen Hosmer each receive an annual car allowance.

Policy

The compensation committee’s primary responsibility is making recommendations to the board of directors relating to compensation of our officers.  The committee also makes recommendations to the board of directors regarding employee benefits, our defined benefit plans, defined contribution plans, and stock based plans.

Determination

To determine executive compensation, the committee, in December each year, meets with our officers to review our compensation programs, discuss the performance of the company, the duties and responsibilities of each of the officers pay levels and business results compared to others similarly situated within the industry.  The committee then makes recommendations to the board of directors for any adjustment to the officers’ compensation levels.  The committee does not employ compensation consultants to make recommendations on executive compensation.

Compensation Elements

Base.  Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by our peers. Base salaries are reviewed annually. The salaries we paid to our most highly paid executive officers for the last three years are set forth in the Summary Compensation Table included under Executive Compensation.

Bonus.  The compensation committee meets annually to determine the quantity, if any, of the cash bonuses of executive officers.  The amount granted is based, subjectively, upon the company’s stock price performance, earnings, revenue, reserves and production.  The committee does not use quantifiable metrics for these criteria; but rather uses each in balance to assess the strength of the company’s performance.  The committee believes that formulaic approaches to cash incentives can foster an unhealthy balance between short-term and long-term goals.  In 2014, the compensation committee did award bonuses to the company’s executive officers, Stephen and Don Hosmer, in the amount of $25,000 to each officer.  No bonuses were paid to executive officers in 2015.

Compensation of Directors
In 2015, board members or committee member received fees for attendance at board meetings or committee meetings during the year.  In addition to cash payments, common stock was issued in lieu of compensation or reimbursements.  Royale also reimbursed directors for the expenses incurred for their services.

In addition, Royale Energy's Chairman of the Board and former President, Harry E. Hosmer, renders and receives compensation for management consulting services to Royale on an ongoing basis.

The following table describes the compensation paid to our directors who are not also named executives for their services in 2015.

Name	Fees earned or paid in cash or Common Stock	Stock awards	Option awards	All Other Compensation (1)	Total
	($)	($)	($)	($)	($)
Harry E. Hosmer (2)	$184,410	$0	$0	$6,619	$191,029
Gary Grinsfelder	$25,000	$0	$0	0	$25,000
Ronald Buck	$12,500	$0	$0	0	$12,500
Ronald Verdier	$6,250	$0	$0	0	$6,250
(1)	Other compensation paid to Harry E. Hosmer in 2015 consisted of payments for medical and dental insurance coverage.
(2)
Harry E. Hosmer’s compensation in 2015 includes compensation of $13,854, which was paid by the issuance of 49,768 shares of Royale’s common stock.  The stock was valued at the closing market prices on the dates immediately preceding their issuance.

ROYALE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Royale’s Financial Statements and Notes thereto and other financial information relating to Royale included elsewhere in this document.

For the past fourteen years, Royale has primarily acquired and developed producing and non-producing natural gas properties in California.  The most significant factors affecting the results of operations are (i) changes in oil and natural gas production levels and reserves, (ii) recording of turnkey drilling revenues and the associated drilling expense, and (iii) the change in commodities price of natural gas and oil reserves owned by Royale.

Critical Accounting Policies
Revenue Recognition

Royale’s financial statements include its pro rata ownership of wells.  Royale usually sells a portion of the working interest in each lease that it acquires to third party investors and retains a portion of the prospect for its own account.  Royale generally retains about a 50% working interest.  All results, successful or not, are included at its pro rata ownership amounts: revenue, expenses, assets, and liabilities.

Royale has developed two profit-oriented segments of business: marketing direct working interests (DWI), and producing and selling oil and gas.

Royale derives DWI revenue from sales of working interests to high net worth individuals.  The DWI revenue is divided into payments for pre-drilling costs and for drilling costs.  DWI investments are non-refundable.  Royale recognizes the pre-drilling revenue portion when the investor deposits money with Royale.  The company holds the remaining investment in trust as deferred revenue until drilling is complete.  Occasionally, drilling is delayed due to the permitting process, or drilling rig availability.

Royale’s primary business segment is oil and gas production.  Northern and central California account for approximately 93% of the company’s successful natural gas production.  Natural gas flows from the wells into gathering line systems, which are equipped occasionally with compressor systems, which in turn flow into metered transportation and customer pipelines.  Monthly, price data and daily production are used to invoice customers for amounts due to Royale and other working interest owners.

Oil and Gas Property and Equipment

Royale follows the successful efforts method of accounting for oil and gas properties.

Costs are accumulated on a field-by-field basis.  These costs include pre-drilling activities such as leasing rents paid, drilling costs, and post-drilling tangible costs.  Costs of unproved properties are excluded from amortization until the properties are evaluated.  Royale regularly evaluates its unproved properties on a field-by-field basis for possible impairment.  Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict with any certainty.

Depletion

The units of production method of accounting uses proved reserves in the calculation of depletion, depreciation and amortization.  Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions.  Proved reserves cannot be measured exactly, and the estimation of reserves involves judgment determinations.  Independent engineering reserve estimates must be reviewed and adjusted periodically to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes.  The estimates are based on current technology and economic conditions, and Royale considers such estimates to be reasonable and consistent with current knowledge of the characteristics and extent of production.  The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation and/or marketing contracts are not in place.  Changes in previous estimates of proved reserves result from new information obtained from production history and changes in economic factors.

Impairment of Assets

Producing property costs are evaluated for impairment and reduced to fair value if the sum of expected undiscounted future cash flows is less than net book value pursuant to Statement of Financial Accounting Standard 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."  Impairment of non-producing leasehold costs and undeveloped mineral and royalty interests are assessed periodically on a property-by-property basis and any impairment in value is charged to expense.  We periodically review for impairment of proved properties on a field-by-field basis.  Unamortized capital costs are measured on a field basis and are reduced to fair value if it is determined that the sum of expected future net cash flows are less than the net book value.  We determine if impairment has occurred through either adverse changes or as a result of its periodic review for impairment.  Impairment is measured on discounted cash flows utilizing a discount rate appropriate for risks associated with the related properties or based on fair market values.  We regard impairment costs of undeveloped properties as a component of our turnkey drilling overhead, since impairment costs amount to a write-down of previously acquired property inventory that we were unable to successfully develop as part of our turnkey drilling program.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates pertain to proved oil, plant products and gas reserve volumes and the future development costs.  Actual results could differ from those estimates.

Deferred Income Taxes

Deferred income taxes reflect the net tax effects, calculated at currently enacted rates, of (a) future deductible/taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements or income tax returns, and (b) operating loss and tax credit carry forwards.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Results of Operations for the Nine Month Period Ended September 30, 2016, as Compared to the Nine Month Period Ended September 30, 2015
Results of Operations
For the nine months ended September 30, 2016, we had a net loss of $1,718,917, a $341,042 or 16.6% improvement when compared to net loss of $2,059,959 during the nine months ended September 30, 2015.   This improvement was mainly due to the gains from the sale of the Company’s office building and accounts payable settlements during the period in 2016.  During the quarter ended September 30, 2016, we had a net loss of $619,200, compared to the net loss of $394 for the same quarter in 2015.  Total revenues for the first nine months of 2016 were $938,184, a decrease of $422,370 or 31% from the total revenues of $1,360,554 during the period in 2015.  The lower revenues were the result of decreases in both natural gas prices and production volumes during the period in 2016, when compared to 2015.

During the first nine months of 2016, revenues from oil and gas production decreased $415,279 or 50% to $416,193 from the 2015 nine month revenues of $831,472.  This decrease was due to lower natural gas production, due to the natural declines of our wells, and lower commodity prices.  The net sales volume of natural gas for the nine months ended September 30, 2016, was approximately 190,431 Mcf with an average price of $2.17 per Mcf, versus 288,531 Mcf with an average price of $2.82 per Mcf for the period in 2015.  This represents a decrease in net sales volume of 98,100 Mcf or 34%.  For the quarter ended September 30, 2016, revenues from oil and gas production decreased $88,926 or 34.9% to $166,253 from the 2015 third quarter revenues of $255,179.  This decrease was also due to lower natural gas commodity prices and decreased production.  The net sales volume of natural gas for the quarter ended September 30, 2016, was approximately 58,734 Mcf with an average price of $2.80 per Mcf, versus 86,054 Mcf with an average price of $2.88 per Mcf for the third quarter of 2015.  This represents a decrease in net sales volume of 27,320 Mcf or 31.8% for the quarter in 2016.

Oil and natural gas lease operating expenses decreased by $290,854 or 36.2%, to $512,695 for the nine months ended September 30, 2016, from $803,549 for the same period in 2015.  For the third quarter in 2016, lease operating expenses decreased $45,201 or 20.6% from the same period in 2015.  These decreases were mainly due to cost reduction measures especially in lower workover costs and operating costs for non-operated wells during the period in 2016.   For the nine months ended September 30, 2016, delay rental costs decreased by $49,565, as there were no delay rental costs paid during the period in 2016.

The aggregate of supervisory fees and other income was $521,991 for nine months ended September 30, 2016, a decrease of $7,091 or 1.3% from $529,082 during the nine months in 2015.  During the third quarter 2016, supervisory fees and other income decreased $33,985 or 18.2% when compared to the period in 2015.  These decreases were the result of lower operations overhead and pipeline fees during the period in 2016, due to lower production volumes.

Depreciation, depletion and amortization expense increased to $245,013 from $209,238, an increase of $35,775 or 17.1% for the nine months ended September 30, 2016, as compared to the same period in 2015.  During the third quarter 2016, depreciation, depletion and amortization expenses increased $25,823 or 36.9%.   The depletion rate is calculated using production as a percentage of reserves.  These increases in depreciation expense were mainly due to a higher depletion rate as reserve volumes were lower during the period.

General and administrative expenses decreased by $519,980 or 21.7% from $2,397,434 for the nine months ended September 30, 2015, to $1,877,454, for the nine month period in 2016.  This decrease was primarily due to employee related cost reduction measures. For the third quarter 2016, general and administrative expenses increased $39,545 or 5.6% when compared to the same period in 2015.   Marketing expense for the nine months ended September 30, 2016, decreased $17,711, or 7.4%, to $222,897, compared to $240,608 for the same period in 2015.  For the third quarter 2016, marketing expenses increased $24,125 or 25.4% when compared to the third quarter in 2015.   Marketing expense varies from period to period according to the number of marketing events attended by personnel and their associated costs.

Legal and accounting expense decreased to $422,970 for the nine months ended September 30, 2016, compared to $453,935 for the same period in 2015, a $30,965 or 6.8% decrease. This decrease was mainly a result of lower tax preparation and audit fees paid during the period in 2016.  For the third quarter 2016, legal and accounting expenses increased $60,654 or 46.6%, when compared to the third quarter in 2015.  This increase was mainly due to legal and accounting expenses related to the proposed merger.

We periodically review our proved properties for impairment on a field-by-field basis and charge impairments of value to the expense. During the periods ended September 30, 2016 and 2015, we recorded lease impairments of $46,303 and $96,436, respectively, on various lease and land costs that were no longer viable.  Also, during the same periods in 2016 and 2015, we recorded write downs of $19,151 and $19,000, respectively, on certain well equipment to their estimated fair value.

At September 30, 2016, Royale had a Deferred Drilling Obligation of $7,261,398.  During the first nine months of 2016, we disposed of $3,151,629 of these obligations upon completing the drilling of two wells, while incurring expenses of $2,932,658, resulting in a gain of $218,971. During the same nine month period in 2015, we disposed of $3,173,208 of deferred drilling obligations upon completing the drilling of four wells, while incurring expenses of $2,833,877, resulting in a gain of $339,331.  During the period in 2015, we also recorded a gain of $564,346 on accounts payable invoices as the vendor went into bankruptcy, which excluded these payables and under the opinion of legal counsel, were deemed no longer payable.

During the nine months ended September 30, 2016, we recorded a gain of $198,975 on the sale of our Company owned office building located in El Cajon, California.  Also during the period in 2016, we recorded a gain of $345,683 on the settlement of accounts payable.  During the same period in 2015, we recorded a gain of $10,070 on the sale of a company owned condominium located in San Diego, California.

Interest expense increased to $72,247 for the nine months ended September 30, 2016, from $64,495 for the same period in 2015, a $9,752, or 15.1% increase. This increase resulted from interest accrued on its convertible promissory notes issued in August 2016, see Capital Resources and Liquidity section.

Results of Operations for the Twelve Months Ended December 31, 2015, as Compared to the Twelve Months Ended December 31, 2014
For the year ended December 31, 2015, we recorded a net loss of $2,010,816, a $141,040 improvement when compared to net loss of $2,151,856 during 2014.  Total revenues from operations in 2015 were $1,713,088, a decrease of $1,508,410, or 46.8% from the total revenues of $3,221,498 in 2014, due to lower natural gas production and the industry wide decrease in commodity prices during 2015.  Total expenses for operations in 2015 were $6,937,741, a decrease of $337,590, or 4.6%, from the total expenses of $7,275,331 in 2014, due mainly to decreases in lease operating expenses and delay rental costs.

In 2015, revenues from oil and gas production decreased by 60.8% to $1,018,928 from $2,598,297 in 2014. This decrease was due to lower production volumes and lower natural gas commodity prices received during 2015.  The net sales volume of natural gas for the year ended December 31, 2015, was approximately 363,168 MCF with an average price of $2.75 per MCF, versus 547,898 MCF with an average price of $4.64 per MCF for 2014.  This represents a decrease in net sales volume of 184,730 MCF or 33.7%.  This decrease in production volume was mainly due to the natural declines in our wells.  The net sales volume for oil and condensate (natural gas liquids) production was approximately 403 barrels with an average price of $46.11 per barrel for the year ended December 31, 2015, compared to 685 barrels at an average price of $85.20 per barrel for the year in 2014.  This represents a decrease in net sales volume of 282 barrels, or 41.2%, also due to the natural declines on existing oil and condensate wells.  Northern and central California accounted for approximately 98% of the Company’s successful natural gas production in 2015.

Oil and natural gas lease operating expenses decreased by $426,904, or 29.9% to $1,000,769 for the year ended December 31, 2015, from $1,427,673 for the year in 2014.  This decrease was due to lower plugging and abandonment costs and workover related costs in 2015.  During 2014, two wells that were plugged and abandoned had much higher costs than anticipated.  In addition, we had more workover activity in 2014 as we attempted to increase production on various wells.  When measuring lease operating costs on a production or lifting cost basis, in 2015, the $1,000,769 equates to a $2.74 per MCFE lifting cost versus a $2.59 per MCFE lifting cost in 2014, a 5.8% increase, due to lower production volumes.  Delay rental costs decreased by $168,493 or 27.3%, to $448,313 for the year in 2015 from $616,806 in 2014.  This decrease was due to lower costs related to our ownership of our Alaska leases, some of which we chose not to renew and a portion of which was sold during 2015.

At December 31, 2015, Royale had a deferred drilling obligation of $8,415,528.  During 2015, we disposed of $4,955,734 of obligations relating to 2014, upon completing the drilling of four wells – two exploratory and two developmental.  Additionally we purchased an interest in an existing well from an industry partner.  In 2015, we also recorded a gain of $564,346 on accounts payable invoices in dispute as the vendor went into bankruptcy, and under the opinion of legal counsel, these invoices were deemed no longer payable.  This resulted in a gain of $2,330,969.  During 2014, we disposed of $4,172,296 of obligations relating to 2013, upon completing the drilling of four wells, two exploratory and two developmental, in addition to participating in the drilling of one additional well with an industry partner.  There was also an adjustment of approximately $550,000 of accrued costs on a well where the additional work would no longer prove viable.  These factors resulted in a gain of $1,640,731.  Royale expects to dispose of approximately $3.4 million of its deferred drilling obligation in the first six months of 2016 with $5.5 million of its deferred drilling obligation disposed of by the end of 2016.

During 2015, we recorded a gain of $468,759 related to the sale of a portion of our western block oil and gas lease acreage in Alaska.  During this period, we also recorded a gain of $87,127 on the settlement of accounts payable due to vendors.  In 2015, we also recorded a gain of $403,000 on the sale of a license agreement to our Alaska seismic survey.  Additionally in 2015, we recorded a gain of $10,070 on the sale of a Company-owned condominium located in San Diego, California.  During 2015, we recorded a write down of $60,960 on certain oil and gas well equipment to its current estimated market value.  During 2014, we recorded a gain of $369,977 on the sale of certain oil and natural gas leases in Utah.  In 2014, we also recorded a loss of $34,601 on previously capitalized office leasehold improvements due to our office relocation.

Impairment losses of $424,163 and $268,093 were recorded in 2015 and 2014, respectively.  In 2015, $327,727 of the impairment loss was due to two Utah wells, one Louisiana well, and our remaining Alaska acreage where the carrying value exceeded the fair value.  In 2014, $217,629 of the impairment loss was due to two Utah wells where the carrying value exceeded the fair value.  For the balance of the loss in 2015 and the 2014, we recorded impairments on various capitalized lease and land costs that were no longer viable.

Bad debt expense for 2015 and 2014 were $536,538 and $653,133, respectively.  The expenses in 2015 and 2014 arose from identified uncollectable receivables relating to our oil and natural gas properties either plugged and abandoned or scheduled for plugging and abandonment and our year-end oil and natural gas reserve values.  We periodically review our accounts receivable from working interest owners to determine whether collection of any of these charges appears doubtful.  By contract, the Company may not collect some charges from its Direct Working Interest owners for certain wells that ceased production or had been sold during the year, to the extent that these charges exceed production revenue.

The aggregate of supervisory fees and other income was $694,160 for the year ended December 31, 2015, an increase of $70,959 or 11.4% from $623,201 during the year in 2014.  This increase was mainly due to lower costs in 2015 associated with pipeline and compressor fees due to costs to rebuild a compressor in one of our main fields during 2014.  Supervisory fees are charged in accordance with the Council for Petroleum Accountants Societies (COPAS) policy for reimbursement of expenses associated with the joint accounting for billing, revenue disbursement, and payment of taxes and royalties.  These charges are reevaluated each year and adjusted up or down as deemed appropriate by a published report to the industry by Ernst & Young, LLP, Certified Public Accountants.  Supervisory fees increased $39,012 or 8.4%, to $503,441 in 2015 from $464,429 in 2014.

Depreciation, depletion and amortization expense increased to $400,813 from $315,574 an increase of $85,239 or 27.0% for the year ended December 31, 2015, as compared to 2014.  The depletion rate is calculated using production as a percentage of reserves.  This increase in depreciation expense was mainly due to a higher depletion rate as reserve volumes were lower at the end of 2015.

General and administrative expenses increased slightly by $19,458 or 0.6%, to $3,181,571 for the year ended December 31, 2015, from $3,162,113 for the year in 2014.  This increase was primarily due to higher market fees relating to its market equity offering issuances.  Legal and accounting expense increased to $558,471 for the year, compared to $401,160 for 2014, a $157,311 or 39.2% increase.  The increased expense was the result of higher legal fees primarily related to the litigation against Rampart Alaska, LLC, which was settled at the end of 2015.

Marketing expense for the year ended December 31, 2015, decreased $104,636 or 24.3%, to $326,143, compared to $430,779 for the year in 2014.  The decrease was due to higher broker fees paid in 2014 as we used an outside broker to sell direct working interests to investors.

During 2015, interest expense increased to $86,088 from $81,605 in 2014, a $4,483 or 5.5% increase.  This increase resulted from interest paid on the outstanding loan for the corporate headquarters.  Further details concerning Royale’s notes payable can be found in Capital Resources and Liquidity, below.

In 2015 and 2014, we did not have an income tax expense due to the use of a percentage depletion carryover valuation allowance created from the current and past operations resulting in an effective tax rate less than the normal federal rate of 34% plus the relevant state rates (mostly California, 9.3%).

Capital Resources and Liquidity
At September 30, 2016, Royale had current assets totaling $5,476,957 and current liabilities totaling $11,448,077, a $5,971,120 working capital deficit.  At December 31, 2015, Royale had current assets totaling $4,406,983 and current liabilities totaling $11,383,282, a $6,976,299 working capital deficit.  We had cash at September 30, 2016, of $4,029,372 compared to $3,763,819 at December 31, 2015, and $3,061,841 at December 31, 2014.

At September 30, 2016, our other receivables, which consist of receivables from direct working interest investors and industry partners, totaled $634,817, compared to $381,192 at December 31, 2015, a $253,625 or 66.5% increase.  This increase was mainly due to new well placed into production during the period whose operating costs were not yet recovered.  Our other receivables at December 31, 2015, had decreased by 78.3% from $1,760,181 at December 31, 2014.  This was primarily due to the litigation settlement with an industry partner, which removed approximately $1,200,000 in other receivables at year end 2015.  At September 30, 2016, our revenue receivables totaled $158,339, compared to $147,936 at December 31, 2015, a $10,403 or 7% increase.  This was primarily due to higher oil and gas revenue receivables, reflecting higher commodity prices during the period.  Royale’s revenue receivable at the end of 2015 had decreased by $345,359, or 70.0%, compared to $493,295 at the end of 2014, due to lower oil and gas production and commodity prices.   At September 30, 2016, our accounts payable and accrued expenses totaled $2,236,679, a decrease of $700,547 or 23.9% from the accounts payable at December 31, 2015, of $2,937,226, mainly due to payments and settlements of accounts payable during the period in 2016.  The accounts payable and accrued expenses figure for December 31, 2015, represented a decrease of $1,565,333 or 34.8% over the accounts payable at the end of 2014 of $4,502,559, mainly due to lower trade accounts payable at the end of 2015.

In May 2015, we entered into a sales agreement with Roth Capital Partners, LLC (“Roth”) relating to the sale of shares of our common stock.  Pursuant to the sales agreement, we sold 701,397 shares of common stock to the public for $556,123 in 2015.  In October 2015, we discontinued such sales and the sales agreement was terminated.

On November 25, 2015, we entered into a securities purchase agreement and related agreements with a group of individual investors pursuant to a registered direct offering.  Under the terms of the agreements, the investors purchased 497,948 shares of Royale’s common stock at $0.408 per share, and received warrants to purchase up to 248,973 shares (the “Warrants’) of stock at $1.00 per share for three (3) years, for a total of $203,165 in gross proceeds.  Each Warrant becomes exercisable one year from the date of issuance.  Each Warrant contains customary adjustments for corporate events such as reorganizations, splits, and dividends.

In December of 2013, Royale purchased an office building valued at $2,000,000, of which $500,000 was paid in cash on the date of purchase, and $1,500,000 was borrowed from AmericanWest Bank, with a note secured by the property being purchased.  The note carried an interest rate of 5.75% until paid in full. In February 2016, Royale entered into a purchase and sale agreement for the sale of the office building for $2.5 million.  In June 2016, the sale of the building was completed which resulted in a gain of $198,975 and the related principal and interest payments were paid in full.

In July 2016, we entered in negotiations with two separate investors to issue convertible promissory notes of $1,280,000 and $300,000, with a conversion price of $0.40 per share, with warrants to purchase one share of common stock for every three shares of common stock issuable upon conversion of the notes.  The notes mature one year from the date of issuance and carry a 10% interest rate, which is due at maturity.  The conversion of the notes to shares is subject to shareholder approval.  Additionally during the period, we entered into negotiations with one investor for a stock subscription agreement for the purchase of a total of 925,000 shares of the Company’s common stock for $370,000 or $0.40 a share, with warrants to purchase one share of common stock for every five shares of common stock issuable upon conversion of the notes.  The funds from these transactions are to be used to continue drilling activities, fund expenses to be incurred in connection with completion of Royale Energy’s proposed merger with Matrix Oil Corporation, which is the subject of this joint proxy statement/prospectus, and for general corporate purposes.

We do not engage in hedging activities or use derivative instruments to manage market risks.

Ordinarily, we fund our operations and cash needs from our available credit and cash flows generated from operations.  We believe that for the foreseeable future we will be able to meet our liquidity demands through cash flow or financing activities, including ongoing operations as Royale continues to increase its well inventory or additional sales of equity or debt securities.

The following schedule summarizes our known contractual cash obligations at December 31, 2015, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

	Total Obligations	2016	2017-2018	2019	Beyond

Building Purchase Note	$2,064,842	$114,301	$228,602	$114,301	$1,607,638

Operating Activities.  Net cash used by operating activities totaled $2,908,250 and $3,439,355 for the nine month periods ended September 30, 2016 and 2015, respectively.  This $531,105 or 15.4% decrease in cash used was mainly due to cost reduction measures and higher stock based compensation as executive management and members of the board of directors received common stock in lieu of cash compensation.  During the first nine months in 2016, executive management and directors received 2,275,513 compensatory shares of Royale’s common stock valued at $615,365.

For the years ended December 31, 2015 and 2014, cash used by operating activities totaled $3,495,438 and $3,151,949, respectively.  This $343,489 increase in cash used was mainly due to the decrease in our trade accounts payable during the year in 2015, through a combination of payments and settlements with our vendors.

Investing Activities.  Net cash provided by investing activities amounted to $1,879,772 and $1,686,279 for the nine month periods ended September 30, 2016 and 2015, respectively.  The increase in cash provided can be mainly attributed to proceeds of approximately $936,000 received from the sale of our office building.  During the period in 2015, we received proceeds of approximately $500,000 from the sale of a Company owned condominium located in San Diego, California.  During the nine month periods in 2016 and 2015, Royale drilled two and four wells, respectively.

For the year ended December 31, 2015 and 2014, cash provided by investing activities was $3,537,137 and $1,359,673, respectively.  This $2,177,464 increase in cash provided in 2015 was primarily due to the sale of a portion of our leases in Alaska, from which we received proceeds of approximately $1.4 million. In 2015, we also received approximately $400,000 from the sale of a license agreement to our Alaska seismic survey and we received proceeds of approximately $500,000 from the sale of the company owned condominium located in San Diego, California.  Additionally, our turnkey drilling program proceeds and expenditures were higher in 2015, when we drilled four wells and purchased an interest in an existing well, while in 2014 we drilled four wells and participated in the drilling of one well.  The wells drilled in 2015 were higher in costs due to their locations and depths.

Financing Activities.  Net cash provided by financing activities totaled $1,294,031 in the first nine months of 2016, while during the same period in 2015, $397,556 was provided by financing activities.  During the period in 2016, $1,950,000 was provided by the Cash Advances from Investors, mentioned earlier and $1,446,853 was used for principal payments on Royale’s note payable in the sale of its office building.   Also in the period in 2016, we issued 2,089,816 restricted common shares and received cash proceeds of $787,000 under private placement stock sales.  During the nine months ended September 30, 2015, Royale issued 579,694 shares of its common stock and received net proceeds of $463,273, which were offset by costs of approximately $44,159 relating to its market equity offering program.  In both periods, these proceeds were added to working capital and used for ordinary operating expenses.  During the period in 2015, $21,558 was used for principal payments on Royale’s note payable.

Net cash provided by financing activities totaled $660,279 and net cash used by financing activities was $24,116 for the years ended December 31, 2015 and 2014, respectively.  This difference was mainly due to the proceeds received during 2015 for common stock sales.  During 2015, Royale issued 701,397 shares of its common stock and received net proceeds of $534,274 in a registered market equity offering program.  Also in 2015, we received net proceeds of $153,876 and issued 485,486 shares of its common stock and 242,746 additional warrants in a registered direct offering.  These proceeds were added to working capital and used for ordinary operating expense.  In 2015 and 2014, cash used from financing activities was used in principal payments from the loan used to finance the purchase of our corporate headquarters.

Changes in Reserve Estimates
During 2015, our overall proved developed and undeveloped reserves decreased by 39% and our previously estimated proved developed and undeveloped reserve quantities were revised downward by approximately 1.3 million cubic feet of natural gas.  This downward revision was primarily due to seven California wells and one Utah well, which had lower than previously estimated proved producing and non-producing natural gas reserves.

During 2014, our overall proved developed and undeveloped reserves increased by 6% and our previously estimated proved developed and undeveloped reserve quantities were revised downward by approximately 0.1 million cubic feet of natural gas.  This downward revision was primarily due to two California wells, one drilled in 2013 and the other drilled in 2014, which had lower than previously estimated proved producing and proved undeveloped natural gas reserves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ROYALE

Common Stock
On December 30, 2016, 21,785,182 shares of Royale Energy’s common stock were outstanding.

The following table contains information regarding the ownership of Royale Energy’s common stock as of December 30, 2016, by:

i)	each person who is known by Royale to own beneficially more than 5% of the outstanding shares of each class of equity securities;

ii)	each director of Royale Energy; and

iii)
all directors and officers of Royale as a group.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.  The holdings reported are based on reports filed with the Securities and Exchange Commission and the Company by the officers, directors and 5% shareholders pursuant to Section 16 of the Securities Exchange Act of 1934.

Shareholder (1)	Number (2)	Percent

Harry E. Hosmer, (2) (3)	1,569,319	7.187%

Donald H. Hosmer, (2) (3)	1,495,864	6.850%

Stephen M. Hosmer, (2) (3) (4)	1,513,974	6.933%

Ronald L. Buck (5)	84,688	0.388%

Jonathan Gregory, (2)	460,267	2.108%

Gary Grinsfelder, (2)	146,093	0.669%

Ronald Verdier (6)	51,257	0.235%

All officers and directors as a group	5,321,462	24.370%

(1)  The mailing address of each listed shareholder is 1870 Cordell Court, Suite 201, El Cajon, California 92020.

(2)  Includes options to purchase the following number of shares of common stock which were vested and exercisable on December 30, 2016:  Harry E. Hosmer 20,000, Donald H. Hosmer 20,000; Stephen M. Hosmer 20,000; Gary Grinsfelder 20,000; Jonathan Gregory 20,000.

(3)  Donald H. Hosmer and Stephen M. Hosmer are sons of Harry E. Hosmer, chairman of the board.

(4)  Includes 24,000 shares owned by Stephen M. Hosmer’s minor children.

(5)  Includes 83,688 shares owned by a retirement trust.

(6)  Includes 49,257 shares owned by a retirement trust.

MATRIX’S SPECIAL MEETING OF ITS SHAREHOLDERS
General
This proxy statement/prospectus is being furnished to Matrix stockholders in connection with the solicitation of proxies by the Matrix board of directors to be used at the special meeting of stockholders to be held at [●] on [●], 2017 at [●] a.m., local time local time, and at any adjournment or postponement of that meeting. This proxy statement/prospectus and the enclosed form of proxy are first being sent to Matrix stockholders on or about on [●], 2017.
Purpose of the Matrix Special Meeting
At the Matrix special meeting, holders of Matrix common stock as of the record date will be asked to consider and vote on:
 Proposal 1:
the proposal to approve the merger, the Amended and Restated Merger Agreement and the transactions contemplated by the Merger Agreement, which are further described in the sections entitled “The Merger” and “The Merger Agreement”;
 Proposal 2:
the proposal to adjourn the Matrix special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.
Recommendation of the Matrix Board of Directors
The Matrix board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Matrix and its stockholders, (ii) declared the Merger Agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the Merger Agreement (and the forms of exhibits thereto) and the transactions contemplated thereby.
The Matrix board of directors unanimously recommends that Matrix stockholders vote:
•           “FOR” the proposal to approve the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; and
 •           “FOR” any adjournment proposal for the purpose of soliciting additional proxies to approve Proposal 1.
Record Date and Voting
The Matrix board of directors has fixed the close of business on [●] as the record date for determining the holders of shares of Matrix common stock entitled to receive notice of and to vote at the Matrix special meeting and any adjournments or postponements thereof. Only holders of record of shares of Matrix common stock at the close of business on that date will be entitled to vote at the Matrix special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 7,085 shares of Matrix common stock outstanding, held by eight (8) holders of record.
Each holder of record of shares of Matrix common stock outstanding on the record date will be entitled to one vote for each share held of record with respect to each matter properly submitted to the stockholders for a vote at the Matrix special meeting and at any adjournment or postponement thereof. Holders of Matrix common stock will vote as a single class with respect to Proposal 1 and Proposal 2 described above and as to all other matters that come before the special meeting except to the extent otherwise expressly provided by Matrix’s articles of incorporation or by the CCC.  In order for Matrix to satisfy its quorum requirements, holders of record of at least a majority of all of the outstanding voting stock of Matrix entitled to vote at the meeting must be present at the meeting either in person or by duly authorized proxy. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the mail) that is received at or prior to the meeting and that is not revoked prior to the meeting.

If your proxy card is properly executed and received by Matrix in time to be voted at the Matrix special meeting, the shares represented by your proxy card (including those given through the mail) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Matrix with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of special meeting.
The only matters that Matrix expects to be presented at the Matrix special meeting are set forth in the notice of special meeting. If any other matters properly come before the Matrix special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.
 Quorum
If you vote in person or by proxy at the Matrix special meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Matrix common stock present in person or by proxy at the Matrix special meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Matrix special meeting. The Matrix bylaws provide that a majority of all the outstanding shares of Matrix stock entitled to vote at the meeting represented in person or by proxy, constitutes a quorum for the transaction of business at all meetings of its stockholders.
As of the record date:
•
Matrix directors and executive officers and their affiliates owned and were entitled to vote approximately 7,085 shares of Matrix common stock, representing approximately 100% of the outstanding shares of Matrix common stock;

•	Royale directors and executive officers and their affiliates did not own any shares of Matrix common stock;
Matrix currently expects that the Matrix directors and Matrix executive officers will vote their shares of Matrix stock “FOR” all proposals set forth in the notice of special meeting.
Vote Required
Adoption of Merger Agreement (Proposal 1).  The affirmative vote of holders of at least a two-thirds of all votes entitled to be cast by Matrix stockholders, whether or not present at the special meeting, with respect to all outstanding shares of Matrix common stock is required at the special meeting to approve and adopt the merger and the Merger Agreement.  The required vote on the Merger Agreement is based upon the aggregate number of outstanding shares of Matrix common stock that would be entitled to vote at the time of the Matrix special meeting, and not the number of shares that are present or actually voted. The failure by any Matrix stockholder to submit a proxy card by mail or to vote in person at the Matrix special meeting, or the abstention from voting by any Matrix stockholder, will have the same effect as a vote against the approval and adoption of the merger and the Merger Agreement by such Matrix stockholder.
Approval of the possible adjournment of the Matrix special meeting (Proposal 2).  The vote of a majority of the votes cast by Matrix stockholders at the special meeting, is required to approve the proposal to adjourn the Matrix special meeting and to solicit additional proxies if there are insufficient votes at the time of the Matrix special meeting to adopt the Merger Agreement. This vote is based on the number of shares that are actually voted at the meeting, not on the aggregate number of outstanding shares of Matrix common stock.  The failure to submit a proxy card by mail or in person at the special meeting of Matrix stockholders or the abstention from voting by holders of Matrix stock will have no effect on this proposal. In accordance with the Matrix bylaws, a vote to approve the proposal to adjourn the Matrix special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Matrix special meeting to adopt the Merger Agreement may be taken in the absence of a quorum.  Matrix does not intend to call a vote on this proposal if Proposal 1 has been approved at the Matrix special meeting.

Revocability of Proxies
The presence of a stockholder at the Matrix special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:
•	submitting a written revocation prior to the special meeting to Matrix Oil Management Corporation, Attention.: Johnny Jordan, at 104 W. Anapamu St., Santa Barbara, CA 93101;
•	submitting another proxy prior to the special meeting by mail that is dated later than the original proxy; or
•	attending the Matrix special meeting and voting in person.
Voting by Mail
Matrix stockholders of record may submit their proxy cards by mail with the postage-paid envelope provided.
Solicitation of Proxies
In addition to solicitation by mail, directors, officers and employees of Matrix may solicit proxies for the special meeting from Matrix stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies.

INFORMATION ABOUT MATRIX

MATRIX’S BUSINESS
General Overview of the Business
Matrix is an independent oil and natural gas producer based in Santa Barbara, CA.  The company formed in 1999 and acquired its first interest in the Los Angeles Basin in 1999 in the Las Cienegas Field from Phillips Petroleum. The company focused early efforts to acquire long-life, low-risk producing leases.  Currently, the company owns and operates oil-producing properties in the Los Angeles and San Joaquin Basins of California in the West Whittier, Sansinena and Bellevue Oil Fields.  The company also operates currently non-producing leases with substantial drilling upside in Whittier and La Habra Heights, California which Matrix believes represent substantial drilling opportunities through the Whittier Main Lease (formerly known as Chevron Whittier Field leases) and the Sempra Lease (formerly known as the East Whittier Field).  Matrix also owns non-operated natural gas producing properties in the Sacramento Basin and oil producing royalty and non-operated leases in the Permian Basin and Midland Basin of West Texas.  In these basins Matrix has lease and fee ownership in 13 producing fields with respect to approximately 8,200 net acres.  As of December 31, 2016, Matrix, on a consolidated basis with the Matrix Affiliates, had estimated proved reserves in excess of 13 MMBOE.

Matrix purchases producing oil and gas properties and adds shareholder value by improving operations and by drilling or participating in drilling of low-risk development wells.  Matrix also participates in exploratory drilling through joint ventures. Matrix believes that its shareholders are better served by diversification of its investments among single lease development project to participation in individual drilling prospects.  Through participation in joint ventures with companies that have synergy with Matrix, Matrix can acquire interests and develop oil and natural gas properties with greater diversification of risk and still receive revenue through positive returns on invested capital or from payments to Matrix in well operating fees.  By selling or monetizing a portion of its working interest in most projects, Matrix decreases the amount of its investment in the projects and diversifies its oil and gas property holdings to reduce the risk of concentrating a large amount of its capital in a few projects that may not be successful.

Matrix and the Matrix Affiliates

Matrix Oil Management Corporation, formerly known as Matrix Partnership Management Corp., a California corporation (“Matrix”) is associated with affiliated companies Matrix Oil Corporation, a California S corporation, Matrix Investments, L.P. (a California limited partnership), Matrix Las Cienegas, LP (a California limited partnership), Matrix Permian Investments, LP (a Texas limited partnership), and Matrix Pipeline, LP (a California limited partnership) and Matrix Royalty, LP (a Texas limited partnership).  Matrix and these other entities (collectively, the “Matrix Affiliates”) are collectively described herein as the “Company.”  The Company is comprised of energy companies and limited partnerships involved in the acquisition, development, and production of oil and gas properties. Since operations began, the Company has experienced growth through the acquisition of oil and gas properties and the exploitation of these properties primarily in the Los Angeles and San Joaquin Basin areas of Southern California, the Permian Basin of West Texas, Rio Blanco, Colorado, and Williams and McKenzie Counties, North Dakota.

Matrix Oil Management Corporation (Matrix) is a California corporation that owns oil and gas properties and conducts operations, acts as general partner of certain Matrix Affiliates and is the parent company for purposes of consolidated financial reporting due to its control over its subsidiaries.  The corporation has a contract to manage, as the general partner, all oil field interests of the Matrix Affiliates.  Matrix Oil Management Corporation serves as the 1.0162315% general partner for Matrix Investments, LP, 0% general partner for Matrix Permian Investments, LP, 0.8% general partner for Matrix Las Cienegas, L.P. and 0% general partner for Matrix Royalty, LP.

Matrix Las Cienegas, LP, a California Limited Partnership, currently holds title to a 1.77% working interest in the Las Cienegas Field in Southern California, title to a 5% through 10% working interest in the West Whittier Oil Field, and a 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas. During 2012, Matrix Las Cienegas, LP transferred its 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas to Matrix Permian Investments, LP.

Matrix Investments, L.P., a California Limited Partnership, currently holds title to a 10% working interest in the Bellevue Field, 30% working interest in the Whittier Main Lease, 30% working interest in the Sempra lease, 17% working interest in the Strand Field and 5% working interest in the S-24 through S-32 wells on the West Whittier Oil Field and a 50% operated working interest in the Sansinena Field. The partnership was formed to place future equity capital to be used for corporate growth

Matrix Permian Investments, LP, a Texas Limited Partnership, currently holds title to a 69% working interest in Rowena Field, 25% working interest in Yucca Butte, 44% in the Boyd Field, a 46.8% working interest in the Meeker Prospect Unit in Colorado, and a 19% working interest in the JMM Arledge Field.

Matrix Oil Corporation, a California S Corporation, was organized on June 15, 2000 and functions as an operating company; operates the properties for, and serves as the 1.89% general partner to Matrix Pipeline, LP, and a California Limited Partnership. Matrix Oil Corporation has three stockholders who also serve as the Board of Directors.

Matrix Oil Corporation was incorporated in California in 2000 and began operations in 2001 with the acquisition of the West Whittier Field.  On December 31, 2015, Matrix Oil Corporation had no full time employees.

Matrix Pipeline, LP, a California Limited Partnership, holds title to an undivided 100% interest in the pipeline located at Whittier Oil Field. The pipeline, a 1.5-mile intra-property line, transports only oil, gas, and water produced from Matrix wells at Whittier and does not carry third party fluid. The partnership, consisting of 1.89% General Partner Matrix and 98.11% Limited Partner Matrix Las Cienegas, LP, was formed to hold all future pipeline assets and receive any revenue from transportation fees assessed for the selling and transport of oil and gas.

Description of Business – Oil and Gas Operations
Matrix operates producing and temporarily shut-in wells in several fields under terms of number of leases and operating agreements.  As operator, it receives fees set by industry accounting standards from the owners of fractional interests in the wells and from expense reimbursements.  At December 31, 2015, Matrix operated 52 oil wells in California and one well in Colorado.  Matrix also has non-operating interests in 217 natural gas and oil wells in California and Texas.  Matrix currently sells most of its California oil and gas production through to the oil processing facilities in Southern California or through to distribution to the Southern California Gas Company on a monthly contract basis.

Since inception, Matrix and its affiliates purchased producing properties and added shareholder value by improving operations and by drilling or participating in drilling of low-risk development wells.  From 2001 to 2005 Matrix acquired interests from Phillips, Texaco, Venoco, Merit Energy and others in the Colorado DJ Basin Wattenberg Field, California San Joaquin Basin Yowlumne Field and Bellevue Field, north and west Texas Permian and Marrieta Basin Jameson North Field and BMC Fields. From 2006 to today, the company has acquired leases for development and exploration in the Sacramento Basin, Central Texas Platform, and leases in the Whittier Field trend in the Los Angeles Basin.  Since 2001, Matrix has drilled or participated in the drilling of 68 wells with an 89% success rate defined as completed commercial production.

We produce from the Miocene Puente Formation of the Los Angeles Basin. Stevens Formation of the San Joaquin Basin, Forbes Formation of the Grimes Gas Field, the Odom, Strawn and Ellenburger Formations in West Texas.  Our properties are characterized by stable, long-lived production and reserve life indexes averaging greater than 18 years.

Matrix has partnered in its leases with Bonanza Creek Energy, Clayton Williams Energy, Foothill Energy, JVA Operating and Sunny Frog LP.  We have a strategic project with the City of Whittier on its 1290 acres for the potential development of a principal structure on the Whittier Field.  The company has monetized assets with a track record of investing $9.1 million in properties with a total divestment sale amount of $55.7 million received from January 2004 through November, 2014.

All oil and natural gas properties are depleting assets in which production naturally decreases over time as the finite amount of existing reserves are produced and sold.  It is Matrix’s business as an oil and natural gas exploration and production company to continually search for new development properties.  The Company’s success will ultimately depend on its ability to continue locating and developing new oil and natural gas resources.  Natural gas demand and the prices paid for gas are seasonal. In recent years, natural gas demand and prices in northern California have fluctuated unpredictably throughout the year.

Recent Developments – Balance Sheet Improvement

In 2016, the oil and gas industry faced commodity price volatility and economic uncertainty throughout the year.  The Company has remained focused on executing its strategic plans and mindful of the need to protect its balance sheet, liquidity and operating efficiencies.  Further, the Company has been focused on ways to significantly improve its balance sheet.  Accordingly, Holders of $20.1 million of the Company’s subordinated debt have agreed with the Company to exchange the aggregate principal amount of such debt, effective as of December 31, 2016, for three classes of preferred limited partnership interests of Matrix Investments, L.P., subject to consent of Arena, the Company’s senior secured lender (the “Sub Debt Conversion”).  Subordinated debt holders will receive preferred limited partnership interests of Matrix Investments, L.P. for the aggregate principal balance of subordinated debt exchanged, together with a cash receivable from Matrix Investments, L.P. for accrued and unpaid interest as of December 31, 2016.  Matrix Investments, L.P., will cancel and terminate all of the subordinated debt immediately following the exchange.  The proposals for consideration by shareholders of Matrix and Royale in this joint proxy/prospectus assume the successful conclusion of the Sub Debt Conversion.

Competition
The exploration and production of oil and natural gas is an intensely competitive industry.  The sale of interests in oil and gas projects, like those Matrix sells, is also very competitive.  Matrix encounters competition from other oil and natural gas producers, as well as from other entities that invest in oil and gas for their own account or for others, and many of these companies are substantially larger than Matrix.  The primary areas in which Matrix encounters substantial competition are in locating and acquiring desirable leasehold acreage for its drilling and development operations, locating and acquiring attractive producing oil and natural gas properties, obtaining sufficient availability of drilling and completion equipment and services, and hiring and retaining key employees. There is also competition among oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the U.S. government and the states in which Matrix’s properties are located. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon Matrix’s future operations. In addition, oil and gas commodities markets are highly volatile and unpredictable, creating additional demands on operators.
Markets

Market factors affect the quantities of oil and natural gas production and the price Matrix can obtain for the production from its oil and natural gas properties.  Such factors include: the extent of domestic production; the level of imports of foreign oil and natural gas; the general level of market demand on a regional, national and worldwide basis; domestic and foreign economic conditions that determine levels of industrial production; political events in foreign oil-producing regions; and variations in governmental regulations including environmental, energy conservation, and tax laws or the imposition of new regulatory requirements upon the oil and natural gas industry.

Regulation
Federal and state laws and regulations affect, to some degree, the production, transportation, and sale of oil and natural gas from Matrix’s operations.  States in which Matrix operates have statutory provisions regulating the production and sale of oil and natural gas, including provisions regarding deliverability.  These statutes, along with the regulations interpreting the statutes, generally are intended to prevent waste of oil and natural gas, and to protect correlative rights to produce oil and natural gas by assigning allowable rates of production to each well or proration unit.

Environmental Regulation

The exploration, development, production and processing of oil and natural gas are subject to various federal and state laws and regulations to protect the environment.  Various federal and state agencies are considering, and some have adopted, other laws and regulations regarding environmental controls that could increase the cost of doing business.  These laws and regulations may require: the acquisition of permits by operators before drilling commences; the prohibition of drilling activities on certain lands lying within wilderness areas or where pollution arises; and the imposition of substantial liabilities for pollution resulting from drilling operations, particularly operations in offshore waters or on submerged lands.  The cost of oil and natural gas development and production also may increase because of the cost of compliance with such legislation and regulations, together with any penalties resulting from failing to comply with the legislation and regulations.  Ultimately, Matrix may bear some of these costs.

Matrix conducts its operations according to industry standards and in compliance with all applicable laws and regulations.  Matrix has had no major regulatory fines and/or environmental issues during its operations since its formation.  Matrix’s operations are generally subject to numerous federal, state and local environmental regulations under various acts including the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, and the Resources Conservation and Recovery Act. For example, Matrix’s operations are affected by diverse environmental regulations including those regarding the disposal of produced oilfield brines, other oil-related wastes, and additional wastes not directly related to oil and gas production. Additional regulations exist regarding the containment and handling of hydrocarbons as well as preventing the release of hydrocarbons into the environment. It is not possible to estimate future environmental compliance costs due in part, to the uncertainty of continually changing environmental initiatives. Future environmental costs can be expected to be significant to the entire oil and gas industry and such regulatory compliance costs may have a material adverse effect on Matrix’s capital expenditures, earnings and competitive position.

Presently, Matrix does not anticipate that compliance with federal, state and local environmental regulations will have a material adverse effect on capital expenditures, earnings, or its competitive position in the oil and natural gas industry; however, changes in the laws, rules or regulations, or the interpretation thereof, could have a materially adverse effect on Matrix’s financial condition or results of operation.

Employees
As of the date of this proxy statement/prospectus, Matrix and the Matrix Affiliates had 10 full-time employees all in the United States.  Matrix also utilizes temporary employees, independent contractors, and part-time employees as needed.  None of Matrix’s employees are represented by a labor union and Matrix considers its employee relations to be good.

Properties
Offices and Operations Facilities

Matrix leases executive offices located at 104 W. Anapamu Street, Santa Barbara, California 93101, comprising approximately 2,826 square feet with 2.5 years remaining on the lease for monthly rental payments of approximately $7,361 per month.  Matrix land offices are located at 320 James Way, Suite 210, Pismo Beach, California 93449 comprising approximately 1,250 square feet with 2.5 years remaining on the lease for monthly rental payments of approximately $2,537 per month.  In addition, Matrix owns approximately 11 net surface acres in Kern County on its Bellevue Lease which the Company uses to support its field operations, and Matrix owns approximately 50 net surface acres in LA County on the Sansinena Field properties which the Company uses to support its field operations. Matrix believes its facilities are adequate for its current and anticipated needs.

MATRIX’S OIL & GAS PROPERTIES

 Oil, Gas and Natural Gas Liquids Reserve Information
Following is a discussion of the Company’s significant oil and natural gas properties.  Reserves at December 31, 2016, for each property discussed below and have been determined by the Company’s own registered professional petroleum engineers in accordance with their reports dated January 12, 2017.

Matrix’s oil and gas reserves are located in the United States. Unaudited information concerning the estimated net quantities of all of Matrix’s proved reserves and the standardized measure of future net cash flows from the reserves is presented in the “Supplemental Oil and Gas Disclosures (Unaudited),” in the Notes to the Historical Consolidated Financial Statements of Matrix included in this proxy statement/prospectus. Matrix’s reserve estimates have been prepared by the Company’s internal reserve engineers.

The table below summarizes Matrix’s estimated proved reserves at December 31, 2016 based on the report prepared by the Company’s own registered professional petroleum engineers, which reflects estimates of Matrix’s proved reserves based on future net cash flows discounted at 10%, net of production taxes, ad valorem taxes, capital costs and operating expenses, but before consideration of income taxes (“PV-10”).  Future cash flows were computed as of year-end by determining the average monthly price of oil and natural gas for the year, adjusted by field for applicable transportation and quality differentials, and applying the adjusted prices to the estimated year-end quantities of reserves. The applicable year-end prices are computed based on the 12-month unweighted arithmetic average of the first day of the month price for each month (January through December) during the year. For oil and natural gas liquids volumes, the average WTI spot price of $43.14 was used for year-end 2016 for the Company’s production, in each case adjusted for quality, transportation fees and market differentials.  For gas volumes at year-end 2016, the average Henry Hub spot price of $2.52 per MMBTU was used was used for the Company’s production.  Future production and development costs were computed by estimating those expenditures expected to occur in developing and producing the proved oil and natural gas reserves at the end of the year, based on year-end costs.

	Crude Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MBoe)(1)	Present Value Discounted at 10% ($ in thousands)(2)
Proved developed (3)
Sansinena (4)	1,665	0	1,445	1,906	12,287
Other	173	0	75	185	6,538
Total proved developed	1,838	0	1,520	2,091	18,825
Proved undeveloped (3)
Sansinena	8,495	0	11,034	10,334	50,908
Other	221	0	79	234	2,232
Total proved undeveloped	8,716	0	11,113	10,568	53,140
Total proved (3)	10,934	0	12,933	13,089	74,612

(1)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

(2)
Present Value Discounted at 10% (“PV-10”) is a Non-GAAP measure that differs from the GAAP measure “standardized measure of discounted future net cash flows” in that PV-10 is calculated without regard to future income taxes. See below under “Non-GAAP Reconciliation.”

(3)
Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month prices for each of the preceding twelve months, which were the average WTI spot price of $43.14 per Bbl, the average Henry Hub spot price of $2.52 per MMBTU was used for the properties for the year ended December 31, 2016. Adjustments were made for location and grade.  These reserves include Proved Non-Producing reserves of $1,216,00 PV-10.

(4)	The Sansinena field was the Company’s only field that contained 15% or more of the Company’s estimated proved reserves as of December 31, 2016.

Oil and gas reserve estimates and the discounted present value estimates associated with the reserve estimates are based on numerous engineering, geological and operational assumptions that generally are derived from limited data.

Non-GAAP Reconciliation

PV-10 is Matrix’s estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP nor should it be regarded as the fair market value of the Company’s properties.  Matrix believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, Matrix believes the use of a pre-tax measure is valuable for evaluating it. Matrix believes that most other companies in the oil and natural gas industry calculate PV-10 on the same basis.

At year-end 2016, PV-10 and the standardized measure result.  The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2016:

($ in thousands)
Present value of estimated future net revenues (PV-10)	$74,612
Future income taxes discounted at 10%	$16,017
Standardized measure of discounted future net cash flows	$58,595

Proved Undeveloped Reserves

At December 31, 2016, the Company’s estimated proved undeveloped (“PUD”) reserves were approximately 10,568 MBoe. The following table details the changes in PUD reserves for the year ended December 31, 2016 (in MBoe):

Beginning proved undeveloped reserves at January 1, 2016	416
Undeveloped reserves transferred to developed	0
Purchases of minerals-in-place	10,334
Extensions and discoveries	0
Production	0
Revisions	-182
Proved undeveloped reserves at December 31, 2016	10,568

From January 1, 2016 to December 31, 20146, Matrix’s PUD reserves increased 2400% from 416 MBoe to 10,334 MBoe, or an increase of 9,918 MBoe.  Reserves of 182 MBoe were reduced for price reductions.  Matrix added 10,334 MBoe of PUD reserves through acquisition of the Sansinena Field in LA County.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond Matirx’s control.  Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of the estimates, as well as economic factors such as change in product prices, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

Technology Used to Establish Reserves

Under SEC rules, proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs, under existing economic conditions, operating methods and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and natural gas actually recovered will equal or exceed the estimate. Reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

To establish reasonable certainty with respect to the Company’s estimated proved reserves, Matrix employed data derived from technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of Matrix’s reserves include, but are not limited to, electrical logs, radioactivity logs, core analyses, geologic maps and available downhole and production data, seismic data and well test data. Reserves attributable to producing wells with sufficient production history were estimated using appropriate decline curves or other performance relationships. Reserves attributable to producing wells with limited production history and for undeveloped locations were estimated using both volumetric estimates and performance from analogous wells in the surrounding area. These wells were considered to be analogous based on production performance from the same formation and completion using similar techniques.

Following industry standards, Matrix generally acquires oil and natural gas acreage without warranty of title except as to claims made by, though, or under the transferor.  In these cases, Matrix  attempts to conduct due diligence as to title before the acquisition, but it cannot assure that there will be no losses resulting from title defects or from defects in the assignment of leasehold rights.  Title to property most often carries encumbrances, such as royalties, overriding royalties, carried and other similar interests, and contractual obligations, all of which are customary within the oil and natural gas industry.

Reserve Engineers
Matrix’s Johnny Jordan is the person primarily responsible for overseeing the preparation of Matrix’s internal reserve estimates and for overseeing the independent petroleum engineering firm during the preparation of Matrix’s reserve report. He has received Bachelor of Science in Chemical Engineering from the University of Oklahoma and has over thirty-three years of industry experience, all as a reservoir engineer, reservoir engineering manager, or reservoir engineering executive.  He is supported by Jeff Kern’s who has received degree in Petroleum Engineering from Stanford University.  Jeff Kerns is a Registered Professional Engineer in the State of California (No. P 1693) and has worked as reservoir and production engineer for more than 36 years.  Their professional qualifications meet or exceed the qualifications of reserve estimators and auditors set forth in the “Standards Pertaining to Estimation and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers.

Internal Control over Preparation of Reserve Estimates

Matrix maintains adequate and effective internal controls over its reserve estimation process as well as the underlying data upon which reserve estimates are based. The primary inputs to the reserve estimation process are production data, technical interpretations, financial data, and ownership interest.  Measurement, collection, and reporting of production data are primary responsibilities of Matrix’s operations personnel.  Technical interpretations are developed and updated by Matrix’s engineers and geoscientists based on production performance combined with geological, geophysical, and well data.  Financial data, including revenue from sales, capital investments, lease operating expenses, production taxes, and field-level commodity price differentials are obtained from the Company’s accounting records.  Current ownership in mineral interests is reported by Matrix’s land personnel.

Production, Average Price and Average Production Cost

The net quantities of oil, natural gas and natural gas liquids produced and sold by Matrix for each of the years ended December 31, 2016, 2015 and 2014, the average sales price per unit sold and the average production cost per unit are presented below

	Years Ended December 31,
	2016	2015	2014
Production volumes:
Crude oil and condensate (Bbls)	78,219	40,021	50,338
Natural gas liquids (Bbls)	274	33	119
Natural gas (Mcf)	60,884	35,492	56,891
Total (Boe) (1)	88,640	45,969	59,939
Average prices realized: (2)
Crude oil and condensate (per Bbl)	$40.24	$45.56	$87.16
Natural gas liquids (per Bbl)	$41.99	$57.48	$33.33
Natural gas (per Mcf)	$2.63	$2.74	$5.24
Production cost per Boe (3)	$30.18	$28.92	$26.79

(1)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

(2)	Excludes commodity derivatives.

(3)
Excludes ad valorem taxes (which are included in lease operating expenses on Matrix’s Consolidated Statements of Operations in the Consolidated Financial Statements included in this proxy statement/prospectus) and severance taxes, totaling $ 352,177, $218,974 and $330,856 in fiscal years 2016, 2015 and 2014, respectively.

The Company’s interests in the Sansinena Field represented approximately 93% of its total proved reserves as of December 31, 2016. No other single field accounted for 15% or more of its proved reserves as of December 31, 2016, 2015 and 2014. The net quantities of oil, natural gas and natural gas liquids produced and sold by Matrix for the years ended December 31, 2016, 2015 and 2014, the average sales price per unit sold and the average production cost per unit for Matrix’s interest in the Sansinena Field are presented below.

	Years Ended December 31,
Sansinena Field	2016	2015	2014
Production volumes:
Crude oil and condensate (Bbls)	75,483	59,264	70,131
Natural gas liquids (Bbls)	-	-	-
Natural gas (Mcf)	75,688	69,669	60,487
Total (Boe) (1)	88,098	70,876	80,212
Average prices realized: (2)
Crude oil and condensate (per Bbl)	$36.06	$44.52	$88.81
Natural gas liquids (per Bbl)		-	-
Natural gas (per Mcf)	$2.51	$2.84	$4.48
Production cost per Boe (3)	$29.89	$47.00	$32.34

(1)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

(2)	Excludes commodity derivatives as they are not recorded by specific field.

(3)
Excludes ad valorem taxes (which are included in lease operating expenses on the Consolidated Statements of Operations in the Consolidated Financial Statements of Matrix included in this proxy statement/prospectus) and severance taxes, totaling $439,943, $443,396 and $511,672 in fiscal years 2016, 2015 and 2014, respectively.

	Years Ended December 31,
East LA Field	2016	2015	2014
Production volumes:
Crude oil and condensate (Bbls)	4,130	5,675	12,053
Natural gas liquids (Bbls)	-	-	-
Natural gas (Mcf)	1,591	25	8,201
Total (Boe) (1)	4,395	5,679	13,480
Average prices realized: (2)
Crude oil and condensate (per Bbl)	$39.03	$51.85	$97.42
Natural gas liquids (per Bbl)	-	-	-
Natural gas (per Mcf)	$2.20	$4.92	$5.15
Production cost per Boe (3)	$216.77	$109.33	$74.46

(1)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

(2)	Excludes commodity derivatives as they are not recorded by specific field.

(3)
Excludes ad valorem taxes (which are included in lease operating expenses on the Consolidated Statements of Operations in the Consolidated Financial Statements of Matrix included in this proxy statement/prospectus) and severance taxes, totaling $33,659, $48,181 and $40,185 in fiscal years 2016, 2015 and 2014, respectively.(The field is not economic at current commodity prices.)

Developed and Undeveloped Leasehold Acreage
The Company leasehold interests in fifteen oil and gas fields with locations ranging from Colusa County in the north to Los Angeles County in the south, in the Sacramento and San Joaquin Basins and Los Angeles Basins in California.  As of December 31, 2016, Matrix operated 206 gross (87.2 net) wells and had ownership in 70 gross (89.5 net) wells in California.

As of December 31, 2016, Matrix owned leasehold interests in the following developed and undeveloped properties in both gross and net acreage.

	Developed		Undeveloped
	Gross Acres	Net Acres	Gross Acres	Net Acres
California	7,298	2,534	1,592	477
Texas	15,168	3,286	9,885	1,949
Colorado			933.7	437
Total	2,266	5,8200	12,410.7	2,863

Gross and Net Productive Wells
As of December 31, 2016, the Company owned interests in the following oil and gas wells in both gross and net acreage:

	Gross Wells	Net Wells
Natural Gas	13.00	0.60
Oil	417	124.6
Total	430	125.2

Drilling Activities
The following table sets forth Matrix’s drilling activities during the years ended December 31, 2016 and 2015.

Year	Type of Well(a)		Gross Wells(b)		Net Wells(e)
		Total	Producing(c)	Dry(d)	Producing(c)	Dry(d)

2016	Exploratory	0	0	0	0	0
	Developmental	0	0	0	0	0

2015	Exploratory	0	0	0	0	0
	Developmental	0	0	0	0	0

a)
An exploratory well is one that is drilled in search of new oil and natural gas reservoirs, or to test the boundary limits of a previously discovered reservoir. A developmental well is one drilled on a previously known productive area of an oil and natural gas reservoir with the objective of completing that reservoir.

b)	Gross wells represent the number of actual wells in which Matrix Energy owns an interest. Matrix Energy's interest in these wells may range from 1% to 100%.
c)	A producing well is one that produces oil and/or natural gas that is being purchased on the market.
d)	A dry well is a well that is not deemed capable of producing hydrocarbons in paying quantities.
e)
One "net well" is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells is the sum of the fractional working interests owned in gross wells expressed as a whole number or a fraction.

LEGAL PROCEEDINGS

During 2011 and 2012, special interest groups had filed three cases to oppose the Matrix Whittier Main Drilling Project by filing against the City of Whittier and Los Angeles County related to the issuance of the Company’s development permit (Conditional Use Permit issued by the City of Whittier) for the Whittier Main Drilling Project. During 2012 and 2013 the cases were resolved via settlement. There are three settlement agreements, a master settlement among all parties, a confidential attorneys’ fees settlement agreement and a final settlement between the petitioners and the City of Whittier and Los Angeles County. Currently, appeal proceedings are in process regarding the settlements.  Currently, the Company’s development plans for the Whittier Main are on hold until the Company and the City of Whittier agree upon a new lease.

Other than the Whittier dispute described above, there are no litigation matters that could reasonably be expected to result in a material adverse effect on the Company.

MATRIX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Matrix’s Financial Statements and Notes thereto and other financial information relating to Matrix included elsewhere in this document.

For the past fourteen years, Matrix has primarily acquired and developed producing and non-producing natural gas properties in California.  The most significant factors affecting the results of operations are (i) changes in oil and natural gas production levels and reserves, (ii) recording of turnkey drilling revenues and the associated drilling expense, and (iii) the change in commodities price of natural gas and oil reserves owned by Matrix.

Summary Of Significant Accounting Policies
Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Matrix Oil Management  Corporation (“MOM”) together with Matrix Las Cienegas, LP, Matrix Investments, L.P., Matrix Permian Investments, LP and Matrix Royalty, LP (collectively, the “Subsidiaries”) as well as their affiliates,  Matrix Oil Corporation  and Matrix Pipeline, LP (collectively, the “Affiliates”).  MOM, the Subsidiaries and the Affiliates are collectively referred to as the “Company” herein.  All entities comprising the consolidated financial statements of Matrix have fiscal years ending December 31st.

The accompanying consolidated financial statements include the accounts of the Subsidiaries, as MOM is the general partner and exercises control over the Subsidiaries.  The accompanying consolidated financial statements include the accounts of the Affiliates, which were determined to be variable interest entities (VIEs) as described in Note 6.  The Affiliates are VIEs as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, Consolidations, due to receiving substantially all financial support from certain debt held by and between the Company and collateralized by the assets of the Company, including the Affiliates.

All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America, which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business.

Non-controlling Interests

Non-controlling interest represents the equity interest in the consolidated Subsidiaries and Affiliates which is not owned by Matrix.

On January 1, 2010, Matrix adopted certain provisions concerning the accounting and reporting for non-controlling interests included within FASB ASC Topic 810, Consolidations. Specifically, these provisions establish accounting and reporting standards that require (i) the ownership interest in consolidated entities held by parties other than the consolidating entity to be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the consolidating entity’s equity; and (ii) the equity amount of consolidated net income attributable to the consolidating entity and to the non-controlling interests to be clearly identified and presented on the face of the consolidated statements of income.

Net income (loss) is now determined without deducting amounts attributable to non-controlling interest.  In the accompanying consolidated statements of operations, the non-controlling interest in the net income (loss) of the consolidated affiliates is shown as an allocation of net income (loss) and is presented separately as “net income (loss) attributable to non-controlling interest.”  In the accompanying consolidated balance sheets, “non-controlling interest” represents the ownership interest in the consolidated affiliates’ equity held by parties other than Matrix.

Commodity Derivative Financial Instruments

From time to time, the Company utilizes derivative financial instruments, consisting of puts and swaps, in order to manage exposure to changes in oil commodity prices.  These derivative contracts require financial settlements with counterparties based on comparison of various market prices for oil and either floor or swap benchmark prices. The notional amounts of these derivative contracts are economically based on a percentage of estimated production from proved reserves.

The Company accounts for derivative contracts in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.  Currently, the Company has elected not to designate any derivative contracts as accounting hedges under the provisions of FASB, ASC Topic 815.

As such, all derivative contracts are carried at fair value on the balance sheet and are marked-to-market at the end of each period with a related adjustment to earnings. Unrealized gains or losses are recorded as gain (loss) on derivatives in unrealized gain (loss) on derivative instruments in the consolidated statements of operations.  Realized gain or losses are recorded net in oil and gas sales in the consolidated statements of operations. See further disclosure regarding commodity derivatives at Note 5.

Use of Estimates and Certain Significant Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Depletion of oil and gas properties is determined using estimates of proved oil and gas reserves.  There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.  Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks.  Other significant estimates include asset retirement obligations and depreciation of other property and equipment.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities.  Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful.

Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred.  Gains and losses arising from sales of properties are generally included as income.

Capitalized acquisitions costs attributable to proved oil and gas properties are depleted by field, using the unit-of-production method based on proved reserves.  Capitalized exploration well costs and developments costs, including asset retirement obligations, are amortized similarly by field, based on proved developed reserves.

Depreciation, depletion and amortization expense for oil and gas producing property and related equipment was approximately $1,297,273 and $1,686,437 for the years ended December 31, 2015 and 2014, respectively.  The Company has capitalized costs related to proved oil and gas properties of $17,022,513 and $17,603,646 as of December 31, 2015 and 2014, respectively.

Capitalized costs are evaluated for impairment in accordance with Accounting Standards Codification Topic 360 (ASC Topic 360), Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable.

To determine if a depletable unit is impaired, the Company compared the carrying value of the depletable unit to the undiscounted future net cash flow estimates over the economic life of the property.  Future net cash flows are based upon reservoir engineers' estimates of proved reserves.  For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized.

Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of:  (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate.  The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that the Company’s management believes will impact realizable prices.  Unproved properties are assessed periodically to determine whether they have been impaired.  An impairment charge is recorded on an unproved property when management determines the property will not be developed.  Each component of an impairment calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value.  The Company recorded an impairment of proved oil and gas properties of approximately $4,089,703 and $2,310,775 for the years ended December 31, 2015 and 2014.

During 2015 and 2014, the Company elected to abandon any future plans to further explore or develop the Spitzer and Pumphrey Prospects and the Boyd #90 lease due to the related leases being determined to be uneconomical or non-productive. The Company recorded exploratory expense of oil and gas properties of $103 and $18,795 for the years ended December 31, 2015 and 2014, respectively.

Unproved oil and gas leases are generally for a primary term of three to five years.  In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases.  As properties are evaluated through exploration, they will be included in the amortization base.  Costs of unproved properties at December 31, 2015 and 2014 primarily represent undeveloped leasehold costs, intangible drilling costs and lease and well equipment related to wells in progress.

The prospects and their related costs are evaluated individually.  The Company had $2,363,189 and $4,672,281 of unproved oil and gas properties at December 31, 2015 and 2014, respectively.

Other Property and Equipment

Other property and equipment are carried at cost and consist of computer software and office equipment.  Depreciation is provided for using the straight-line method over three to seven years based on the estimated useful life of the assets.  Depreciation expense for other property and equipment totaled $19,310 and $28,075 for the years ended December 31, 2015 and 2014, respectively.  Repairs and maintenance are charged to expense as incurred.

Asset Retirement Obligation

The Company accounts for the asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations. The FASB Codification requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.

A liability is incurred when a well is drilled and completed.  The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest.

The retirement obligation is recorded at its estimated present value at the obligation’s inception with an offsetting increase to proved properties on the consolidated balance sheet.  Accretion of the discount of the estimated liability is recorded as an expense over the life of the asset.  See further disclosure regarding the asset retirement obligation at Note 9 – Asset Retirement Obligations.

Revenue Recognition

Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred, written evidence of an arrangement exists, pricing is fixed and determinable and collectability of the revenue is reasonably assured.  As of December 31, 2015 and 2014, the Company had no significant imbalance asset or liability.  The Company paid severance and production taxes of $218,974 and $171,859 for the years ended December 31, 2015 and 2014, respectively.  Such amounts represent a direct reduction in revenue from oil and gas producing activities.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.  Cash and cash equivalents totaled $176,966 and $1,112,814 at December 31, 2015 and 2014, respectively.

Cash Deposits

Cash deposits consist primarily of deposits made with regulatory agencies to satisfy financial assurance for regulated operations.  Cash deposits totaled $127,030 and $126,845 at December 31, 2015 and 2014, respectively.

Accounts Receivable

Accounts receivable include amounts due from oil and gas purchasers and amounts due from joint working interest owners.  Accounts receivable, accrued oil and gas sales, consist of accrued revenues due under normal trade terms, generally requiring payment within 30 days of production.

Accounts receivable, joint interest billings, consist of amounts from joint interest owners due within 30 days of invoice date.  The Company’s allowance for doubtful accounts is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors.  The Company provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance, based on its assessment of the current status of individual accounts.  The Company recorded an allowance for doubtful accounts of $30,765 as of December 31, 2015, due to management’s expectation that the receivables would not be collected.  The Company did not have an allowance for doubtful accounts as of December 31, 2014, based on management’s expectation that all receivables would be collected.

Debt Issue Costs

Direct costs totaling $949,014, and $788,581 associated with the Company’s revolving line of credit facility have been capitalized as of December 31, 2015 and 2014 and are being amortized over the duration of the credit facility.  Accumulated amortization was $903,945 and $352,306 for the years ended December 31, 2015 and 2014, respectively.  The Company reported amortization expense of $551,647 and $236,628 for the years ended December 31, 2015 and 2014 and is included in interest expense in the accompanying consolidated statements of operations, respectively.  The costs associated with the Company’s existing revolving line of credit facility were written off and included in amortization expense due to the note restructuring as defined in Note 7.

Long Term Receivables

Long term receivables include amounts owed from a joint interest owner related to seismic costs that had been paid by the Company on behalf of the joint interest owner.  The Company believes that the receivable will be collected in the future through continued joint operations with the working interest owner.  The outstanding balance bears interest at a rate of 9% per annum.  The Company has recognized interest income on the outstanding balance in the amount $7,529 and $25,135 for the years ended December 31, 2015 and 2014, respectively.

Environmental

The Company’s operations are subject to risks normally incident to the exploration for and the production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.  The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.  No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

Income Taxes

With the exception of Matrix Oil Management Corporation, the Company is not subject to income tax.  Under the Internal Revenue Code, the taxable income or loss of partnerships will be included in the federal income tax returns filed by the partners.  The partnerships will be treated as flow-through entities for income tax purposes.

As a result, the net taxable income or loss of the partnerships and any related tax credits, for federal income tax purposes, are deemed to pass to the partners and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.  Accordingly, no tax provision has been made in the financial statements of the partnerships since the income tax is an obligation of the partners.

In 2006, the State of Texas enacted the Texas Margin Tax Bill effective January 1, 2008 for the tax year ended December 31, 2007.  The Company did not record a tax provision related to the Texas Margin Tax for the year ended December 31, 2015 and 2014, due to the Company having no material taxable margin from operations in the State of Texas.

The State of California requires that entities organized in the State of California to pay a Minimum Franchise Tax whether the corporation is active, operates at a loss or does not have current business operations.  At December 31, 2015 and 2014, the Company recorded $5,667 and $4,000 in franchise tax expense levied by the State of California.

On January 1, 2009, the Company implemented the provisions of FASB ASC Topic 740, Income Taxes, relating to accounting for uncertainties in income taxes.  FASB ASC Topic 740 defines the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements.  FASB ASC Topic 740 requires that the Company recognize in the consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

FASB ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure.  Tax positions taken related to the Company’s pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination.  Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.  As of December 31, 2015, the Company’s tax years 2012 through 2015 remain subject to examination.

There was no significant amount of current tax, expense or benefit applicable to Matrix Oil Management Corporation during the years ended December 31, 2015 and 2014. In addition, there were no material deferred tax assets or liabilities applicable to Matrix Oil Management Corporation at December 31, 2015 and 2014.

Distributions

Distributions are made at the discretion of management.  Stockholders’ equity will be adjusted as distributions are paid to the various stockholders and additional capital contributions are made by the stockholders, if any.  No distributions were paid during the years ended December 31, 2015 or 2014.

Significant Concentrations

The Company engages primarily in the oil and gas production and development business and performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.  The Company had sales to four customers which accounted for approximately 85% and 84% of oil and gas revenues and approximately 87% and 90% of oil and gas receivables for the years ended December 31, 2015 and 2014, respectively.  The Company does not believe that the loss of a purchaser would have an adverse effect on the ability to sell its crude oil and gas production.

The Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits.  The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

General and Administrative Expenses

Administrative overhead costs charged to third parties are included net in general and administration expenses, and totaled $185,901 and $186,318 for the years ended December 31, 2015 and 2014, respectively.

Results of Operations for the Nine Month Period Ended September 30, 2016, as Compared to the Nine Month Period Ended September 30, 2015
Matrix Group Combined

For the nine-month period ended September 30, 2016, Matrix had a net loss of $4,171,328, a $1,874,756 or 81.6% increase when compared to net loss of $2,296,572 for the period ending September 30, 2015.  The increase in loss was mainly due to a $1,563,932 increase in total operating expenses in 2016, including a $586,253 increase in depreciation, depletion and amortization expense in the first nine months of 2016 over the same period in 2015.  Total revenues for the 2016 period were $2,157,730, an increase of $512,104 or 31.1% from total revenues of $1,645,626 during the same period in 2015.  The higher revenues were the result of higher amounts of production due to the acquisition, effective as of June 1, 2016, of 50 % working and operated interest in the LA County, La Habra Heights Sansinena Oil Field (“Sansinena”) and East LA Field (“ELA”), from California Resources Corporation (“CRC”).   The realized prices received for sales of production for the nine month period in 2016 are lower than 2015 and ranged between $26.77 to $42.28 per BOE (barrels of oil equivalent) as compared to 2015 which ranged from $48.34 to $39.23 per BOE.  For the period, higher amounts of oil and gas were produced in California and Texas in 2016 (61,343 BOE) compared to 2015 (36,290 BOE).

The net sales volume of oil and natural gas for 2016 was 61,343 BOE with an average production rate net of 225.5 BOE per day, for which the company received an average price of $34.26 per BOE, versus 36,290 BOE (133.4 BOE/D) with an average price received of $42.53 per BOE for 2015.  The higher volume of production was primarily attributed to the Matrix acquisition of the Sansinena/ELA Field, which, at the effective date of the acquisition, had production of approximately 350 gross BOE per day from approximately 180 active oil wells.  The increase in company net sales volume of 25,053 BOE or 69%.  For the first nine months of 2016, revenues from oil and gas production increased $631,378 or 40.8 % to $2,157,730 from 2015 amount of $1,645,626.  This increase was affected slightly by lower average oil and natural gas commodity prices in 2016 ($34.26 per BOE compared to $42.53 received in the same period in 2015).

Total operating expenses increased by $1,563,932 or 48%, to $4,820,820 for the 2016 period, from $3,256,888 in 2015.  The increase was mainly attributed to increased production and field activity associated with operations at the new Sansinena/ELA field acquisition.  This activity added company field employees as an expense ($256,173) and additional lease operating expenses in 2016 ($533,890 expensed in 2016 compared to $274,541 in 2015) as the primary categories of the increase.

Depreciation, depletion and amortization expense increased to $1,594,700 from $1,008,446 for the first nine months of 2016, an increase of $586,254 or 58% for 2016, as compared to the same period in 2015.  The depletion rate is calculated using production as a percentage of reserves.  The increase in depreciation expense were mainly due to both higher production and higher booked reserves for the new acquisition along with any slight reduction in oil and gas reserves for its Texas and California properties due to lower future reserve forecasting in 2016 compared to 2015 of lower commodity pricing.

General and administrative expenses increased by $110,914 or 9% from $1,235,305 for 2015, to $1,346,422, for 2016.  The increase was primarily due to increased staff for the Sansinena/ELA acquisition.

During the first nine months of 2016, Matrix continued to operate and develop oil properties with a concentration in California.  At the end of the third quarter, the Company operated the Sansinena and East LA Fields, the West Whittier Field, the Bellevue Lease, the Sempra East Whittier Field Lease and one well on its Meeker Lease in Colorado. The Company in July signed a credit facility with Arena Limited SPV, LLC (“Arena”) for $12.37 million as a two-year note with an interest rate of 6.5% above the Prime Rate.  Proceeds of the loan were used in the acquisition of the company’s 50% interest in the Sansinena/ELA Field.  In January 2016, the Company principal owners Johnny Jordan and Jeff Kerns provided $15 million in personal capital, later structured as subordinated notes, to repay the company’s outstanding revolving credit facility with Legacy Texas Bank.  The Company still maintains a banking facility with Legacy Texas Bank with no loan amounts currently outstanding.  During 2015, the Company elected to abandon any future plans to further explore or develop the Spitzer and Pumphrey Prospects in Texas and the Boyd #90 lease in Texas because related leases were determined to be uneconomical or non-productive. During 2015, the Company sold certain properties in the Connell well in Texas for total gross proceeds of $7,500. The Company recognized a loss on the sale totaling $145,432 for the year ended December 31, 2015. During 2015, the Company incurred a charge to property previously sold in prior years in the amount of $136,803, which is included in gain on sale of oil and gas properties.

Capital Resources and Liquidity

At September 30, 2016, Matrix had current total assets totaling $28,532,306 and current total liabilities totaling $35,886,153, a $7,353,847 working capital deficit.  We had cash and cash equivalents at September 30, 2016 of $2,706,483 compared to $393,427 at September 30, 2015.
Ordinarily, we fund our operations and cash needs from our available credit and cash flows generated from operations.  We believe that for the foreseeable future we will be able to meet our liquidity demands through cash flow or financing activities, including ongoing operations as the Company continues to increase its well inventory or additional sales of equity or debt securities. The Company at September 30, 2016 had $2.38 million on hand of cash at Legacy Texas Bank specified by its lender Arena for drilling projects at Sansinena/ ELA.

Matrix’s accounts receivable at the end of the third quarter, 2016 was $2,190,695 as product, JIB and other receivable amounts.  This is an increase of $1,242,608 or 131%, compared to $948,087 at the end of Q3, 2015, due to increased well activity in its Sansinena/ELA acquisition and increased field activity in West Whittier, Bellevue and its Texas non-operated field.

We engage in hedging activities to manage oil and gas price risks.   We do not use derivative instruments to manage market risks.

At the end of the third quarter of 2016, Matrix did not have known contractual cash obligation.

Operating Activities.  For the period ended September 30, 2016, net cash provided by operating activities increased, compared to cash provided by operating activities of in 2015.  The increase in cash and cash used was mainly due an increase in net production from the acquisition in June of the Sansinena Field and due to a change in accrued liabilities in 2016 from its oil and gas operations and a large increase in 2015 of accounts receivable relative to operations.

Investing Activities.  For the quarter ending September 30, 2016, net cash provided by investing activities decreased compared to cash provided by 2015.  Our cash used in investing activities during 2015 was affected by a large impairment of properties in 2015 for write-downs of Los Angeles and Kern County, CA assets, and Texas Prospects.  There was also a 2015 write off for a dry hole for the Lydia Prospect in Garza County Texas. The change in 2016 net cash provided by investing activities was due to the acquisition in June of the Sansinena Field

Financing Activities.  The Company purchased the Sansinena/ELA Field in June  2016.  The assets were purchased using a financing facility provided by Arena LLC for a total use of funds of $12.37 million that increased company liability.   For the period ending September 30, 2016, net cash used in the financing activities was $11,755,295, compared to ($1,183,580) provided by financing activities in 2015 for the comparative period.  The higher amount in 2016 was due to the receipt of proceeds from Arena of $12.37 million to fund the Sansinena Acquisition.

Results of Operations for the Twelve Months Ended December 31, 2015, as Compared to the Twelve Months Ended December 31, 2014
Matrix Group Combined

For the fiscal year ended December 31, 2015, Matrix had a net loss of $7,206,600, a 144% increase when compared to net loss of $2,943,104 during the fiscal year ended December 31, 2014.  The increase was mainly due to reduced oil and gas prices.  Total revenues for 2015 were $2,474,418, a decrease of $2,173,989 or 46.8% from total revenues of $4,648,407 during 2014.  The lower revenues were the result of lower realized prices received for sales of its production in 2015 which ranged between $40.64 to $31.04 per BOE (barrels of oil equivalent) as compared to 2014 which ranged from $85.84 to $67.73 per BOE and for lower amounts of oil and gas produced in California and Texas in 2015 (46,785 BOE sold) compared to 2014 (60,869 BOE produced and sold).

The net sales volume of oil and natural gas for 2015 (presented herein as BOE), was 46,785 BOE with an average price of $41.19 per BOE, versus 60,869 BOE with an average price of $77.09 per BOE for 2014.  This represents a decrease in net sales volume of 14,084 BOE or 23.13%.  For 2015, revenues from oil and gas production decreased $2,173,989 or 46.7% to $2,474,418 from 2014 amount of $4,648,407.  This decrease was also due to lower oil and natural gas commodity prices and decreased production.

Oil and natural gas production expenses decreased by $575,894 or 36.2%, to $1,015,107 for 2015, from $1,591,001 in 2014.  These decreases were mainly due to lower field vendor production expenses, lower processing and disposal expenses and lower production taxes paid in 2015 as compared to 2014.

Depreciation, depletion and amortization expense decreased to $1,297,273 from $1,686,437, a decrease of 23.1% for 2015, as compared to 2014.  The depletion rate is calculated using production as a percentage of reserves.  The decrease in depreciation expense were mainly due to reduced oil and gas reserves for its Texas and California properties due to future reserve forecasting of lower commodity pricing.

General and administrative expenses decreased by $457,247 or 24.9% from $1,837,561 for 2014, to $1,380,314, for 2015.  These decreases were primarily due to a reduction in pay amounts to principal officers of the company.

During its fiscal year ended December 31, 2015, Matrix continued to operate and develop oil properties with a concentration in California.  At year end, the Company operated the West Whittier Field, the Bellevue Lease, the Sempra East Whittier Field Lease and one well on its Meeker Lease in Colorado. During 2015, the Company elected to abandon any future plans to further explore or develop the Spitzer and Pumphrey Prospects in Texas and the Boyd #90 lease in Texas due to the related leases being determined to be uneconomical or non-productive. During 2015, the Company sold certain properties in the Connell well in Texas for total gross proceeds of $7,500. The Company recognized a loss on the sale totaling $145,432 for the year ended December 31, 2015. During 2015, the Company incurred a charge to property previously sold in prior years in the amount of $136,803, which is included in gain (loss) on sale of oil and gas properties in the accompany consolidated financial statements. The Company recorded exploratory expense of oil and gas properties of $103 for the year ended December 31, 2015.

Capital Resources and Liquidity

At December 31, 2015, Matrix had current total assets totaling $1,520,633 and current total liabilities totaling $17,757,157, a $16,236,524 working capital deficit.  We had cash and cash equivalents and cash deposits at December 31, 2015 of $303,996 compared to $1,239,659 at December 31, 2014.
Ordinarily, we fund our operations and cash needs from our available credit and cash flows generated from operations.  We believe that for the foreseeable future we will be able to meet our liquidity demands through cash flow or financing activities, including ongoing operations as the Company continues to increase its well inventory or additional sales of equity or debt securities.

Matrix’s revenue receivable at the end of 2015 was $1,049,085, a decrease of $435,192 or 29.32%, compared to $1,484,277 at the end of 2014, due to lower oil and gas production and commodity prices.

At December 31, 2015, total liabilities of the Company were $20,830,636.  The liabilities include:  1) a trade payable balance of $962,257; 2) a royalties payable balance of $496,761; 3) accrued liabilities of $1,298,139; 4) two subordinated notes of $7,500,000 each to Matrix partners Jeff Kerns and to Johnny Jordan; 5) a secured long-term line of credit balance of $740,544; 6) a sub-ordinated note to various Matrix partners of $1,850,000, and 6) an asset retirement liability of $482,935.   The end of year loan agreement contains certain covenants that, among other things, Matrix must maintain a ratio of EBITDA-Debt Service Coverage in excess of 1.50 to 1.00.  At December 31, 2015, Matrix was not in compliance with this covenant, but obtained a forbearance from the bank from terms of that covenant.

We do not engage in hedging activities or use derivative instruments to manage market risks.

Matrix did not have known contractual cash obligations as of December 31, 2015.

Operating Activities.  For the year ended December 31, 2015, net cash provided by operating activities was $633,129, compared to cash used by operating activities of $838,113 in 2014.  This $1,471,242 increase in cash used was mainly due to an increase in accrued liabilities from its oil and gas operations, a large increase in impairment of properties and a large increase in 2015 of accounts receivable relative to operations.

Investing Activities.  For the year ended December 31, 2015 and 2014, net cash used in investing activities was $1,533,248, compared to $484,312 in 2014.  Our cash used in investing activities during 2014 was reduced by the receipt of proceeds of $1,270,000 from the sale of properties (Matrix sold its leases in Bakken North Dakota production), compared to sales of properties (related to exploration leases in Texas) of only $16,797 in 2015.

Financing Activities.  For the year ended December 31, 2015, net cash used in financing activities was $35,729, compared to $1,825,205 provided by financing activities in 2014. The higher amount in 2014 was due to the receipt of proceeds from a line of credit of $3,721,877 in 2014.

Changes in Reserve Estimates
During 2015, our overall total proved reserves decreased by 25% and our previously estimated total proved  reserve quantities were revised downward by approximately 253,345 BOE’s.  This downward revision was primarily due to reduction in the oil prices in 2015 versus 2014 and 2015 production.

During 2014, our overall proved developed and undeveloped reserves increased by 35% and our previously estimated proved developed and undeveloped reserve quantities were revised downward by approximately 532,631BOE.   This downward revision was primarily due to  reduction in the oil prices, 2014 production and divesting of our North Dakota reserves.

DIRECTORS AND EXECUTIVE OFFICERS OF MATRIX

Name	Age*	First Became Director or Executive Officer	Positions Held

Johnny Jordan	56	2000	Vice President Matrix and Director VP / Director Matrix Oil Management
Jeff Kerns	60	1999	VP /Secretary Matrix and Director VP / Secretary and Director Matrix Oil Management Corporation
Michael McCaskey	62	2001	VP / Director Matrix and President / Director Matrix Oil Management Corp
Shawna Loren, CPA	48	2001	Chief Accounting Officer
Randy Groves	63	2010	Vice President of Land
Jay Scheevel	59	2010	Chief Geologist
Joe Paquette	60	2011	Vice President of Operations

*As of January 2017.

The following summarizes the business experience of each director and executive officer for the past five years.

Johnny Jordan
President and Director – Matrix Oil Corporation
Vice President and Director – Matrix Oil Management Corporation
Petroleum Engineer with expertise in acquisitions, field economics and reserves analysis, bank negotiations, reservoir and field operations, and multi-team interaction. Mr. Jordan serves on the Board of Directors of Matrix. Mr. Jordan has been active in the oil and gas industry since 1980 beginning as a floor hand on a well service rig. He has held various staff and supervisory positions for Exxon, Mack Energy, Enron Oil and Gas and Venoco Corporation. He was the team leader of a multi-discipline team in 1992-96 that added 455 BCF and 79 MMCFD through acquisitions (71 BCF) and field development (365 wells) in the Val Verde Basin in West Texas. Mr. Jordan has managed acquisition evaluations in many of the oil and gas producing basins in the US. He has coordinated field development for various recovery mechanisms that include waterflood, tertiary flood, water drive oil and gas reservoirs, and pressure depletion fields with gas cap expansion or gravity drainage. Mr. Jordan received a B.S. in Chemical Engineering from the University of Oklahoma in 1983 and is currently a member of the Society of Petroleum Engineers and the American Petroleum Institute.
Jeff Kerns
Vice President / Secretary and Director – Matrix Oil Corporation
Vice President / Secretary and Director – Matrix Oil Management Corporation

Petroleum Engineer with expertise in field operations, reservoir assessment, well design, field accounting and team management.  Mr. Kerns has managed capital budgets and performed reservoir surveillance for thermal recovery projects, waterfloods, depletion and gas drive reservoirs.  He has also supervised numerous well workovers.  Mr. Kerns has been active in oil and gas industry since 1978 beginning as a roughneck and roustabout.  He has held various staff and supervisory positions for Mobil Oil, Venoco Corp. and his own consulting firm. He was a member of a select group in 1989-90 that authored Mobil Oil’s billion dollar, billion-barrel heavy oil development strategy for the San Joaquin Basin of California that has performed beyond expectations.  Jeff graduated with a Petroleum Engineering degree from Stanford University in 1979, is a registered professional engineer and is a director of a local Rotary Club and a local Sanitary District.

Michael McCaskey

Vice President and Director – Matrix Oil Corporation

President and Director – Matrix Oil Management Corporation

Geologist with expertise in exploration and development assessment, reserve assessment, reservoir analysis, acquisition review, well site evaluations, bank relationships, community relationships, personnel hiring and team management. As a geologist, he has performed exploration and development evaluations in many of the oil and gas producing basins in the U.S., Europe and Africa. He has worked on over 250 well projects for Union Oil or California, Arco Exploration, Venoco and Matrix Oil Corporation in California, Texas, Rocky Mountain region, North Sea and West Africa. He has assisted in growth-phase hiring and management relative to building two small independent oil and gas companies. He has worked with the CA Regional Water Quality Board and the LA County Department of Public Works on assessment and remediation of oil facility sites in Los Angeles County. Mr. McCaskey has been active in the oil and gas industry since 1978 beginning as a Geologist with the U.S. Geological Survey. Mike graduated with a Bachelor’s Degree in Geology in 1978 from Texas A&M University and a Master’s Degree in Geology from Texas A&M University in 1981. He is currently a member of the American Association of Petroleum Geologists and the American Petroleum Institute.

Shawna Loren

Chief Accounting Officer – Matrix Oil Corporation

Chief Accounting Officer – Matrix Oil Management Corporation

CPA with expertise in oil and gas accounting, comptroller duties and financial audits. Mrs. Loren is responsible for the corporate accounting, financial institution relations, strategic planning, cash budgeting and forecasting. Additional responsibilities include GAAP financial statements and monthly, quarterly, and annual bank reports. Shawna has extensive experience working with privately-held oil and gas producing companies and multi-company operating environments. Mrs. Loren has been active in the oil and gas industry since 1996. Prior to joining Matrix Oil Corporation, Mrs. Loren began her own consulting firm. She has also held management positions with Venoco, Inc. and previously was on the audit staff for Barlett, Pringle & Wolfe in Santa Barbara, CA. She currently provides accounting and or audit supervision for two oil and gas firms. Mrs. Loren received a B.S. in Business-Accounting at the University of Pittsburgh in 1990. She is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants.

Randy Groves

Vice President of Land – Matrix Oil Corporation

Vice President of Land – Matrix Oil Management Corporation

Mr. Groves is responsible for all aspects of managing Matrix’s land department, including negotiating and drafting industry participation agreements, leasehold acquisitions, property divestitures, lease records maintenance and broker supervision. His experience in several oil and gas basins throughout the U.S. and involvement in project management, strategic planning and joint venture relations for major oil companies and independents provides continued growth for Matrix. He began his career in Oklahoma City as an oil and gas lease broker and later joined Tenneco Oil Company in Bakersfield, California in 1979 as a Landman working all areas of California. In 1985, Mr. Groves joined Enron Oil and Gas Company (EOG Resources) in Houston, Texas and Land Manager of EOG’s Gulf of Mexico onshore and offshore land departments overseeing all staff activities on state lands, state waters and federal OCS waters. In 1988, Mr. Groves was transferred to Sacramento, California Area Manager to open EOG’s first California Division office that later acquired Texas Oil and Gas Company (TXO). In 1992, he accepted a position of Executive Vice President with Hexadyne Energy Corporation overseeing all aspects of the company’s drilling and energy operations. While employed by Hexadyne, in 1999, Mr. Groves negotiated the acquisition of Western Continental Operating Company and became the President and Chief Operating Officer of Hexadyne Energy and Western Continental Operating Company. In 2006, Hexadyne and Western Continental were acquired by E&B Natural Resources Management Corporation. Mr. Groves retained his positions with Hexadyne and Western and was also named Vice President of Business Development for E&B Natural Resources until he joined Matrix in 2009. Randy graduated from the University of Central Oklahoma with a Bachelors of Business Administration in 1978 and earned his CPL (Certified Professional Landman) status from the American Association of Petroleum Landmen (AAPL) in 1986 and is currently a member of the AAPL.

Jay Scheevel

Chief Geologist – Matrix Oil Corporation

Chief Geologist – Matrix Oil Management Corporation

Mr. Jay R. Scheevel is Chief Geologist for Matrix. He holds a B.S. in Geology with distinction (1979) University of Illinois, and an M.S. in Geology (1983) Texas A&M University, Center for Tectonophysics.

Mr. Scheevel is the founder and President of Scheevel Geo Technologies LLC (SGT), a multifaceted geological consulting company. Through SGT Jay provides geologic and geophysical support to Matrix Oil Corporation Inc. and its partners since 2004 with use of traditional tools and also advanced modeling software such as GoCad (from Paradigm) and other custom designed software. Technical activities include specialized geological/geophysical aspects of reservoir evaluation/exploitation, equity determination, well planning/execution and advanced 3D reservoir-modeling. Jay also directs well site geological activity such as logging, directional drilling, and geosteering.

Mr. Scheevel’s recent projects for Matrix in California have been performed in the Grimes Gas Field, Kirby Hills and the Whittier Field in the Los Angeles Basin through the use of statistical calibration techniques resulting in dramatic improvement of the resolution of 3D seismic data, well target mapping and direct estimation of reservoir petrophysical properties from 3D amplitude data. His additional experience includes project experience in the Rocky Mountain Cretaceous tight gas sands, California San Joaquin and Sacramento Basin work, Permian Basin and Rocky Mountain Thrust Belt, and several decades of international work in West Africa (Angola, DRC, Congo and Namibia offshore), Indonesia, Australia and Papua New Guinea.

Prior to forming SGT in 2002, Mr. Scheevel held the position of Geological Consultant for Chevron Overseas Petroleum Incorporated. He held many positions of increasing responsibility diverse geographic locations in Chevron from 1981 to 2002. He has consulted and taught courses worldwide on subjects including reservoir-modeling, geostatistics, geophysical interpretation, rock mechanics, and structural analysis. Mr. Scheevel has authored or co-authored refereed technical papers on a variety of subjects. A bibliography can be found on the SGT website at www.scheevel.com.

Joe Paquette

Vice President of Operations – Matrix Oil Corporation

Vice President of Operations – Matrix Oil Management Corporation

Mr. Paquette has over 30 years of experience in the Oil and Natural Gas Industry, primarily in operations and process/facilities engineering with expertise in conception, design, construction, and efficiency improvements of major Oil and Gas installations. Mr. Paquette began his career as a production engineer for Amoco Production Company in various locations in East Texas, Gulf Coast, and West Texas culminating in leadership positions on the Bravo Dome CO2 Source Field in Eastern New Mexico. The Bravo Dome Field produced over 100 MMCFD of natural CO2 for transport to tertiary injection projects in West Texas. In 1986, Mr. Paquette joined Mobil Oil Corporation as a technical consultant providing project management and supervision on multiple oil and gas projects across the United States. His efforts on Mobil’s California Heavy Oil Development in the San Joaquin Valley played an integral role in increasing production at the South Belridge Field from 25,000 BPD to 50,000 BPD. Mr. Paquette transferred to AERA Energy in 1997 with the newly formed Joint Venture between Mobil Oil and Shell Oil California to develop management processes for newly enacted federal regulations addressing Process Safety Management of natural gas processing facilities handling highly hazardous materials.

Mr. Paquette is founder and President of Oakview Engineering, providing process design and project management services to the Oil and Gas Industry specializing in urban oil field development and Process Safety Management systems. Mr. Paquette received a Bachelor of Science in Civil Engineering from the University of Texas at Austin and is a member of the American Society of Civil Engineers, Society of Petroleum Engineers and American Petroleum Institute.

Code of Business Conduct and Ethics

Matrix has a code of business conduct and ethics for our directors and executive officers as per the corporation by-laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MATRIX

Common Stock and Unit Shares
Matrix Oil Corporation
Matrix consists of six affiliated companies as listed herein and known as:  1) Matrix Oil Corporation; 2) Matrix Oil Management Corporation; 3)  Matrix Investments, L.P.; 4) Matrix Las Cienegas Limited Partnership; 5) Matrix Permian Investments, LP; and 6) Matrix Pipeline L.P.

This section presents the stockholders of Matrix Oil Corporation and Matrix Oil Management Corporation.  This section also presents unit share ownership of all Limited Partnerships listed above.

As of December 31, 2016, 6,710 shares of Matrix Oil Corporation common stock were outstanding.

As of December 31, 2016, 7,085 shares of Matrix Oil Management Corporation common stock were outstanding.

The following table contains information regarding the ownership of Matrix Oil Corporation’s common stock as of December 31, 2016, by:

i)	each person who is known by Matrix Oil Corporation’s management to own beneficially more than 5% of the outstanding shares of each class of equity securities;

ii)	each director of Matrix Oil Corporation; and

iii)
all directors and officers of the Matrix Oil Corporation as a group.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

Shareholder (1)	Number (2)	Percent

Johnny Jordan	2,125	31.67%

Jeffrey Kerns	2,125	31.67%

Michael McCaskey	2,125	31.67%

Shawna Loren	335	4.99%

All officers and directors as a group	6,710	100.00%

(1)  The mailing address of each listed shareholder is 104 West Anapamu, Suite C, Santa Barbara, CA 93101.

(2)  Includes common shares assigned to each person.  No options have been granted.

Matrix Oil Management Corporation
The following table contains information regarding the ownership of Matrix Oil Management Corporation’s common stock as of December 31, 2016, by:

i)	each person who is known by Matrix Oil Management Corporation to own beneficially more than 5% of the outstanding shares of each class of equity securities;

ii)	each director of Matrix Oil Management Corporation; and

iii)
all directors and officers of Matrix Oil Management Corporation as a group.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

Shareholder (1)	Number (2)	Percent

Johnny Jordan, (3)	2,185	30.8398024%

Jeffrey Kerns, (4)	2,185	30.8398024%

Michael McCaskey, (5)	1,209	17.0642202%

Shawna Loren, (6)	372	5.2505293%

Jay Scheevel, (7)	354	4.9964714%

Joe Paquette (8)	354	4.9964714%

Randy Groves (9)	354	4.9964714%

Matrix Investments, L.P. (10)	72	1.0162315%

All officers and directors as a group	7,085	100.0000000%

(1)  The mailing address of each listed shareholder is 104 West Anapamu, Suite C, Santa Barbara, CA 93101.

(2)  Includes common shares.  No options have been granted.

(3)  Held through Jordan Enterprises Limited Partnership

(4)  Held through Meeteetse Limited Partnership

(5)  Held through PEM Resources Limited Partnership

(6)  Held through Loren Enterprises, L.P.

(7)  Held through JRS ENERGY INVESTMENTS, LLC

(8)  Held through OAKVIEW INVESTMENTS LP

(9)  Held through GROVES INVESTMENTS, LP

(10) The beneficial ownership of Matrix Investments, L.P. is set forth below.

Preferred Stock
No preferred stock has been issued by either Matrix Oil Corporation or Matrix Oil Management Corporation.

Matrix Investments, L.P.
Matrix Oil Management Corporation is the General Partner of Matrix Investments, L.P. and owns a 1.0162315% general partnership interest of the partnership.  As of December 31, 2016, there were 7 limited partners.  Matrix Investments, L.P.  holds title to oil leases and land (surface fee) in the Los Angeles Basin, the San Joaquin Basin and the Sacramento Basin.

The following table contains information regarding the ownership of Matrix Investments, L.P. as percentage interests owned as of December 31, 2016, giving effect to the exchange by Matrix Investments, L.P. with holders of $20.1 million of the Company’s subordinated debt who have agreed to exchange the aggregate principal amount of such debt for three classes of preferred limited partnership interests of Matrix Investments, L.P., subject to consent of Arena, the Company’s senior secured lender (the “Sub Debt Conversion”), by:

i)	each person who is known by Matrix Oil Management Corporation, the General Partner, to own beneficially more than 5% of the partnership interests of the partnership; and
ii)
all officers of Matrix Investments, L.P. as a group.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

Partner (1)	Percent Interest of Class (2)
Class A Limited Partners
Johnny Jordan (3)	30.8398024%

Jeffrey Kerns (4)	30.8398024%

Michael McCaskey (5)	17.0642202%

Shawna Loren (6)	5.2505293%

Jay Scheevel (7)	4.9964714%

Joe Paquette (8)	4.9964714%

Randy Groves (9)	4.9964714%

All officers as a group	98.9837685%

Class B Limited Partners
Johnny Jordan (3)	22.570%

Jeffrey Kerns (4)	22.570%

Michael McCaskey (5)	21.218%

Jonathan Clarkson (10)	8.108%

Jay Scheevel (7)	17.426%

Joe Paquette (8)	2.703%

Randy Groves (11)	5.405%

All officers as a group	91.892%

Class C Limited Partners
Johnny Jordan (3)	48.870%

Jeffrey Kerns (4)	30.544%

Nelda Mae Swift	20.586%

All officers as a group	79.414%

Class D Limited Partners
Johnny Jordan (3)	50.000%

Jeffrey Kerns (4)	50.000%

All officers as a group	100.000%

(1)  The mailing address of each listed partner is 104 West Anapamu, Suite C, Santa Barbara, CA 93101.

(2)  Matrix Investments, L.P. is owned on a percentage basis.  The ownership includes a percentage ownership  assigned to each person or each person’s assigned legal entity.  No options or warrants on Matrix Investments, L.P. have been granted.

(3)  Held through Jordan Enterprises Limited Partnership

(4)  Held through Meeteetse Limited Partnership

(5)  Held through PEM Resources Limited Partnership

(6)  Held through Loren Enterprises, L.P.

(7)  Held through JRS ENERGY INVESTMENTS, LLC

(8)  Held through OAKVIEW INVESTMENTS LP

(9)  Held through GROVES INVESTMENTS, LP

(10) Held through SIRC PROPERTIES, LLC

(11)  Held through Groves Investment Profit Sharing Plan

Matrix Las Cienegas Limited Partnership
Matrix Oil Management Corporation is the General Partner of Matrix Las Cienegas Limited Partnership and owns a 0.80% general partnership interest of the partnership.  As of December 31, there were 7 limited partners.  Matrix Las Cienegas Limited Partnership holds title to oil leases and wells in the West Whittier Oil Field and the Las Cienegas Oil Field of the Los Angeles Basin.

The following table contains information regarding the ownership of Matrix Las Cienegas Limited Partnership as of December 31, 2016, by:

i)	each person who is known by Matrix Oil Management Corporation, the General Partner, to own beneficially more than 5% of the partnership interests of the partnership; and

ii)
all officers of Matrix Las Cienegas Limited Partnership as a group.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

Partner (1)	Percent Interest (2)

Johnny Jordan (3)	34.08%

Jeffrey Kerns (4)	34.08%

Michael McCaskey (5)	11.66%

Shawna Loren (6)	5.04%

Jay Scheevel (7)	4.78%

Joe Paquette (8)	4.78%

Randy Groves (9)	4.78%

All officers as a group	99.20%

(1)  The mailing address of each listed unit shareholder is 104 West Anapamu, Suite C, Santa Barbara, CA 93101.

(2)  Matrix Las Cienegas Limited Partnership is owned on a percentage basis.  The ownership includes a percentage ownership assigned to each person or each person’s assigned legal entity.  No options or warrants on the Matrix Las Cienegas Limited Partnership have been granted.

(3)  Held through Jordan Enterprises Limited Partnership

(4)  Held through Meeteetse Limited Partnership

(5)  Held through PEM Resources Limited Partnership

(6)  Held through Loren Enterprises, L.P.

(7)  Held through JRS ENERGY INVESTMENTS, LLC

(8)  Held through OAKVIEW INVESTMENTS LP

(9)  Held through GROVES INVESTMENTS, LP

Matrix Permian Investments, LP
Matrix Oil Management Corporation is the General Partner of Matrix Permian Investments, LP, A Texas Limited Partnership and owns 0.00 percent of the partnership (In Texas, corporate law allows the General Partner to own as little as zero percent of the limited partnership).  As of December 31, 2016, there were 7 limited partners.    Matrix Permian Investments, LP holds title to oil leases and wells in Texas to include the Midland Basin, the Permian Basin and the Central Basin Platform.

The following table contains information regarding the ownership of Matrix Permian Investments, LP as of December 31, 2016, by:

i)	each person who is known by Matrix Oil Management Corporation, the General Partner, to own beneficially more than 5% of the partnership interests of the partnership; and
ii)
all officers of Matrix Permian Investments, LP as a group.  Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

Partner (1)	Percent Interest (2)

Johnny Jordan (3)	31.23%

Jeff Kerns (4)	31.23%

Michael McCaskey (5)	17.34%

Shawna Loren (6)	5.20%

Jay Scheevel (7)	5.00%

Joe Paquette (8)	5.00%

Randy Groves (9)	5.00%

All officers as a group	100.000%

(1)  The mailing address of each listed unit shareholder is 104 West Anapamu, Suite C, Santa Barbara, CA 93101.

(2)  The Matrix Permian Investments, LP is owned on a percentage basis.  The ownership includes a percentage ownership assigned to each person or each person’s assigned legal entity.  No options or warrants on Matrix Permian Investments, LP have been granted.

(3)  Held through Walou Investments, LP

(4)  Held through Meeteetse Limited Partnership

(5)  Held through PEM Resources Limited Partnership

(6)  Held through Loren Enterprises, L.P.

(7)  Held through JRS ENERGY INVESTMENTS, LLC

(8)  Held through OAKVIEW INVESTMENTS LP

(9)  Held through GROVES INVESTMENTS, LP

Matrix Pipeline L.P.
Matrix Las Cienegas Limited Partnership owns a 99% limited partnership interest in Matrix Pipeline L.P. and Matrix Oil Corporation owns a 1% general partnership interest in Matrix Pipeline L.P.

MATRIX EXECUTIVE COMPENSATION

The following table summarizes the compensation of the President, various Vice Presidents, Chief Accounting Officer and the Chief Geologist.  All people listed served as Officers or Executives of both Matrix Oil Corporation and Matrix Oil Management Corporation.  The compensation listed below is the total amounts paid to the listed persons to perform management services for both listed companies above during the years 2013 to 2015.  No stock options, stock awards or other plan based compensation awards were made during 2015.

Name and Principal Position	Year	Salary (1)	Bonus(2)	Option Awards	All Other Compensation (3)	Total

Johnny Jordan	2015	$135.000	$3,450		$(26)		$138,424
President, VP (4)	2014	$180,000	$16,780		$1,186		$197,966
	2013	$180,000	$21,000		$3,962		$204,962
						$
Jeff Kerns	2015	$135,000	$4,450		$6,646		$$143,900
VP, Secretary	2014	$180,000	$24,490		$7,594		$$212,084
	2013	$180,000	$23,500		$16,628		$$220,128

Michael McCaskey	2015	$135,000	$5,250		$16,881		$$157,131
VP, President	2014	$180,000	$25,135		$16,653		$$221,788
	2013	$180,000	$24,000		$45,307		$$249,307

Shawna Loren	2015	$124,980	$3,450		$4,732		$$133,162
Chief of Accounting	2014	$124,980	$28,000		$8,133		$$161,113
	2013	$124,980	$28.870		$7,350		$$161,200

Randy Grove	2015	$180,000	$(1,600)		$0		$$178,400
VP Land	2014	$180,000	$22,400		$0		$$202,400
	2013	$180,000	$24,000		$0		$$204,000

Joe Paquette	2015	$180,000	$(2,400)		$16,444		$194,044
VP Operations	2014	$180,000	$22,380		$17,785		$220,165
	2013	$180,000	$24,000		$25,860		$229,860

Jay Scheevel	2015	$$180,000	$0		$33,489		$213,489
Chief Geologist	2014	$$180,000	$30,000		$33,904		$243,904
	2013	$$180,000	$24,000		$28,160		$232,160

(1)	Base salary paid to each Officer as a Management Fee noted in books as payable to the person’s respective designated personal company or entity.

(2)
Bonuses paid to Officers included reimbursed out of pocket medical expenses up to a total of $25,000 (includes payment of Health Saving Account maximum contribution) and reimbursed tax fees paid by the Officers personal corporations.

(3)	Totals of reimbursed expenses paid by Officers on behalf of Matrix Oil or Matrix Oil Management Corp.

(4)	The table lists the Officers that held two titles (one each) for Matrix Oil Corporation and Matrix Oil Management Corporation.

Stock Options and Equity Compensation; Outstanding Equity Awards at Fiscal Year End
Not applicable to Matrix and affiliated companies.

Options
Matrix did not pay any options in 2014 and 2015.

Compensation Committee Report
Matrix Oil Corporation and Matrix Oil Management Corporation do not have an executive compensation committee.  Compensation as listed in the above table was set by Directors of both companies (Johnny Jordan, Jeff Kerns, Michael McCaskey).

Compensation Discussion and Analysis
Our executive compensation policy is designed to motivate, reward and retain the key executive talent necessary to achieve our business objectives and contribute to our long-term success. Our compensation policy for our executive officers focuses primarily on determining appropriate salary levels and performance-based cash bonuses as measured relative to supporting cash flow within the Company.

The elements of executive compensation at Matrix consist mainly of cash salary and, if appropriate, a cash bonus at year end.  Matrix does not have employment contracts with any of our executive officers.

Matrix does provide personal benefits to its executives through year-end bonuses designed to compensate for medical expenses, tax obligations and coverage of health insurance.

Policy

The Company does not have a written salary compensation policy.  The Board of Directors of both Matrix Oil Corporation and Matrix Oil Management Corporation make annual recommendations and directives relative to Officer benefits and compensation of expenses paid by Officers that benefit Matrix.

Determination

To determine executive compensation, the Board of Directors meets periodically to review our compensation programs.  The board, based on available funds within the Company from cash flow, makes decision to continue or adjust officers’ compensation levels.  The board does not employ compensation consultants to make recommendations on executive compensation.

Compensation Elements

Base.  Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by our peers. Base salaries are reviewed annually. The salaries we paid to our most highly paid executive officers for the last three years are set forth in the Summary Compensation Table included under Executive Compensation.

Bonus.  The board meets annually to determine the quantity, if any, of the cash bonuses of executive officers.  The amount granted is based, subjectively, upon the company’s earnings and revenue.  The board does not use quantifiable metrics for these criteria; but rather uses each in balance to assess the strength of the company’s performance.  The board believes that formulaic approaches to cash incentives can foster an unhealthy balance between short-term and long-term goals

Compensation of Directors
In 2015, board members received fees for attendance at board meetings or committee meetings during the year.  The compensation is paid quarterly in cash payments to each Director.  The Company annually has paid each director a sum of $10,000 since 2002.  Matrix does not reimbursed directors for the expenses incurred for their services.  The board meets quarterly unless a special meeting is held.

The following table describes the compensation paid to our directors for their services in 2015.

Name	Fees earned or paid in cash or Common Stock	Stock awards	Option awards	All Other Compensation (1)	Total
Michael McCaskey	$2,500	$0	$0	$0	$2,500
Johnny Jordan	$2,500	$0	$0	0	$2,500
Jeff Kerns	$2,500	$0	$0	0	$2,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of Holdings, the combined company, upon consummation of the merger by:

•
Each person or group who is known to the management of Royale and Matrix to become the beneficial owner of more than 5% of the combined company’s outstanding shares of common stock and preferred stock upon consummation of the merger;

•	Each person expected become an executive officer or director of the combined company; and
•	All directors and executive officers of the combined company as a group.

The percent of common stock of the combined company is based on 51,692,066 shares of common stock and 2,012,400 shares of Series B Preferred Stock of the combined company expected to be outstanding after giving effect to:

•	the Royale Merger;
•	the Matrix Merger;
•	the LP Exchanges;
•	the Matrix Operator Exchange;
•	the Debt Exchange; and
•	the Note Conversion Proposal.

The security ownership of Holdings in the table below assumes that:

•
each share of Royale common stock is exchanged one share of Holdings common stock and each share of common stock issuable on exercise of Royale options and warrants is converted into the right to receive one share of Holdings common stock on exercise;

•
each share of Matrix common stock is exchanged converted into the number of shares of Holdings common stock equal to the quotient of (a) the product of the Aggregate Royale Number multiplied by 0.6198452, divided by (b) the Matrix Merger Consideration;

•
the Matrix LP Holders will receive for their Matrix LP Interests, in the aggregate, a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by 0.3801390;

•	each share of Matrix Operator common stock will be exchanged for a number of shares of Holdings common stock equal to the product of the Aggregate Royale Number multiplied by 0.00001528;

•
the Matrix Preferred Holders will receive, in the aggregate, 2,012,400 shares of Holdings Series B Preferred Stock in exchange for the Matrix Debt, and the Series B Preferred Stock is convertible, in the aggregate, into 20,124,000 shares of Holdings common stock; and

•	the principal amount of $1,580,000 of convertible promissory notes issued by Royale will be converted into 3,950,000 shares of Holdings common stock.

See “Certain Provisions of the Merger Agreement,” page [●], The Debt Exchange, page [●], and “The Note Conversion Proposal,” page [●].

Because the Series B Preferred Stock will be immediately convertible upon issuance to Holdings Common Stock at the option of the holder, the percentage of common stock which would be held by each Series B Preferred shareholder upon conversion of that shareholder’s Series B Preferred Stock to Holdings Common Stock is also presented.

The number and percentage of securities held by each person named in the table below is calculated pursuant to SEC Rule 13d-3 and includes (1) securities owned or controlled by affiliates of the named person and (2) securities convertible into common stock on exercise of options and warrants to purchase common stock and conversion of Notes.

	Common		Series B Preferred		Common, Assuming Conversion of the Shareholder’s Series B Preferred
	Number	Percent	Number	Percent	Number	Percent
Executive Officers and Directors
Harry E. Hosmer (1), (2), (9)	1,569,319	3.03%	-	-	1,539,319	2.18%
Jonathan Gregory (3), (9)	460,267	*	-	-	460,067	*
Johnny Jordan (4), (10)	9,211,680	17.73%	951,754	47.29%	18,729,220	25.28%
Stephen M. Hosmer (2), (5), (9)	1,513,974	2.93%	-	-	1,513,974	2.11%
Ronald Verdier (6), (9)	71,257	*	-	-	71,257	*
Ronald Buck (7), (9)	84,688	*	-	-	84,688	*
Jon Clarkson (10), (13)	-	-	15,000	*	150,000	*
Rod Eason (10)	-	-	-	-	-	-
Gabriel Ellisor (10)	-	-	-	-	-	-
All Officers and Directors as a Group	12,911,185	24.82%	966,754	48.04%	22,578,725	30.38%

5% Shareholders (Other Than Directors)
Joe Paquette (8), (10)	5,743,801	10.85%	5,000	*	5,793,801	7.92%
Jeffrey Kerns (10), (11)	8,211,680	15.89%	891,754	44.319%	17,129,220	23.39%
Mike McCaskey (10), (12)	4,188,982	8.1%	39,254	1.95%	4,581,522	6.34%

*  Less than one percent (1%) of outstanding shares.

(1)  Includes options to purchase 20,000 shares of common stock.

(2)  Stephen M. Hosmer is the son of Harry E. Hosmer.

(3)  Includes options to purchase 20,000 shares of common stock.

(4)  Includes 8,211,555 shares of common stock owned by a limited partnership,750,000 shares of common stock issuable on conversion of Notes owned by a limited partnership, 250,000 shares of common stock issuable on exercise of warrants, and 201,754 shares of Series B preferred stock owned by a limited partnership.

(5)  Includes options to purchase 20,000 shares of common stock and 24,000 shares of common stock held by children.

(6)  Includes options to purchase 20,000 shares of common stock and 49,257 shares of common stock held by trust.

(7)  Includes 83,688 shares of common stock held by trust.

(8)   Includes 3,200,000 shares of common stock issuable on conversion of notes owned indirectly by trust, 122,500 of common stock issuable on exercise of warrants, 1,129,167 shares of common stock issuable on exercise of warrants held by trust, and 5,000 shares of Series B Preferred Stock held by a limited partnership.

(9)   The address of these shareholders is 1870 Cordell Court, Suite 210,  El Cajon, CA 92020.

(10) The address of these shareholders is 104 W. Anapamu Street, Suite C,  Santa Barbara, CA 93101.

(11) Includes 8,211,555 shares of common stock owned by a limited partnership and 141,754 shares of Series B Preferred Stock held by a limited partnership.

(12) Includes 4,188,857 shares of common stock owned by a limited partnership and 39,254 shares of Series B Preferred Stock held by a limited partnership.

(13) Includes 15,000 shares of Series B Preferred Stock held by a limited partnership.

Employment Agreements
Holdings will negotiate and enter into employment agreements with certain executive officers and key employees to the extent the board determines such agreements are advisable and in the interest of the combined company, subject to ratification and approval of the board of directors of Holdings at closing.  Although the board of directors of Holdings believes that it can negotiate such agreements on terms reasonable and customary for independent oil and gas exploration and production companies with operations of similar scope and extent, there can be no assurance that such agreements can be negotiated on terms satisfactory to Holdings.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The following is a summary of (a) the material differences between the current rights of Royale Energy, Inc. (“Royale”) shareholders under Royale’s articles of incorporation and bylaws and the rights of shareholders under Royale Energy Holdings, Inc.’s (“Holdings”) articles of incorporation and bylaws, and (b) the material differences between the current rights of Matrix Oil Management Corporation (“Matrix”) shareholders under Matrix’s certificate of incorporation and bylaws and the rights of shareholders under Holdings, articles of incorporation and bylaws.

The following summary is not a complete statement of the rights of shareholders or a complete description of the specific provisions referred to below.  This summary is qualified by reference to California law and Royale’s and Matrix’s constituent documents.

Comparison of Shareholders’ Rights with respect to Holdings and Royale
The Holdings certificate of incorporation and bylaws are substantially similar to the Royale certificate of incorporation and bylaws, respectively, except as described below.

Authorized Capital. The total number of shares of no par common stock which Royale is authorized to issue is 30,000,000.  [On November 30, 2016, 21,785,182 shares of Royale’s common stock were outstanding. The authorized capital of Holdings is 280,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. On November 30, 2016, no shares of Holdings common stock and preferred stock were outstanding.]2

Comparison of Shareholders’ Rights with respect to Holdings and Matrix
	Holdings	Matrix
Authorized Capital Stock	The authorized capital of Holdings is 280,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.	The authorized capital of Matrix is 250,00 shares of common stock, no par value, of which 7,085 shares are issued and outstanding.
Dividend Policy
For purposes of determining the shareholders entitled to receive payment of dividends the board of directors may fix, in advance, a record date, which shall not be more than 60 days prior to any such action, and in such case only shareholders of record on the date so fixed are entitled to receive the dividend, notwithstanding any transfer of any shares on the books of the corporation after the record date fixed as aforesaid, except as otherwise provided in the Delaware General Corporation Law.  If the board of directors does not so fix a record date, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the board adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such action, whichever is later.

The board of directors did not issue cash or stock dividends in 2015 or 2014.

The board of directors may fix a time in the future as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders or entitled to give consent to corporate action in writing without a meeting, to receive any report, to receive payment of any dividend or other distribution, or allotment of any rights, or to exercise rights in respect to any change, conversion, or exchange of shares or any other lawful action. The record date so fixed shall not be more than sixty days nor less than ten days prior to the date of such meeting, nor more than sixty days prior to any other action for the purposes of which it is fixed. When a record date is so fixed, only shareholders of record on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the articles of incorporation or bylaws.

The board of directors did not issue cash or stock dividends in 2105 or 2014.

2 NTD:  Royale to provide updated number of shares outstanding as of December 31, 2016.

Voting
The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of [_________].

Such vote may be by voice vote or by ballot; provided, however, that all elections for directors must be by ballot upon demand by a shareholder at any election and before the voting begins.  Any shareholder entitled to vote on any matter (other than the election of directors) may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be conclusively presumed that the shareholder’s approving vote is with respect to all shares such shareholder is entitled to vote.  If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and voting on any matter (other than the election of directors), provided that the shares voting affirmatively must also constitute at least a majority of the required quorum, shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Delaware General Corporation Law or the articles of incorporation.

At a shareholders’ meeting involving the election of directors, no shareholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of the shareholder’s shares) unless such candidate or candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder’s intention to cumulate votes.  If any shareholder has given such notice, then every shareholder entitled to vote may cumulate such shareholder’s votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit.  The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

At all meetings of shareholders, every shareholder entitled to vote shall have the right to vote in person or by proxy the number of shares standing in the name  of  records of the such shareholder on the stock corporation on the record date for such meeting.  Shares held by   an administrator, executor, guardian, conservator, custodian, trustee, receiver, pledgee, minor, corporation or fiduciary or held by this corporation or a subsidiary of this corporation in a fiduciary capacity or by two or more persons shall be voted in the manner set forth in Sections 702, 703 and 704 of the General Corporation Law. Shares of this corporation owned by this corporation or a subsidiary (except shares held in a fiduciary capacity) shall not be entitled to vote. Unless a record date for voting purposes is fixed pursuant to Section 1 of Article V of the Bylaws, then only persons in whose names shares entitled to vote stand on the stock records of the corporation at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business of the business day next preceding the day on which the meeting is held, shall be entitled to vote at such meeting, and such day shall be the record date for such meeting.  Votes at a meeting may be given by viva voce or by ballot; provided, however, that all elections for directors must be by ballot upon demand made by a shareholder at any election and before the voting begins. If a quorum is present at the beginning of the meeting, except with respect to the election of directors (and subject to the provisions of Section 5 of this Article II should shareholders withdraw thereafter) the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter shall be the act of the shareholders and shall decide any question properly brought before the meeting, unless the vote of a greater number  or voting  by classes is required by the General Corporation Law or the Articles of Incorporation, in which case the vote so required shall govern and control the decision of such question. Subject to the provisions of the next sentence, at all elections of directors of the corporation, each shareholder shall be entitled to cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or to distribute his votes on the same principle among as many  candidates as he shall think fit. No shareholder shall be entitled to cumulate  his votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice at the meeting prior to the voting, of such shareholder’s intention to cumulate his votes.

The candidates receiving the highest number of votes up to the number of directors to be elected shall be elected.
Number of Directors
The number of directors which shall constitute the whole board of directors shall be not less than three (3) nor more than nine (9); the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors or by the vote or written consent of a majority of shareholders.  The directors of the Corporation need not be residents of Delaware and shall not be required to hold shares of the Corporation’s capital stock.  Holdings’ board of directors currently consists of eight directors.

As required by NASDAQ listing requirements, a majority of the members of the Royale board of directors are independent directors as that term is defined by NASDAQ rules.  Also in compliance with NASDAQ listing requirements, Royale has an audit committee, a nominations committee and a compensation committee, all of which are composed entirely of independent directors.

The authorized number of directors shall be two (2). After the issuance of shares, this number may be changed only by an amendment to the articles of incorporation or the bylaws approved by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. If the number of directors is or becomes five or more, an amendment of the articles of incorporation or the bylaws reducing the authorized number of directors to less than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than 16-2/3 percent of the outstanding shares entitled to vote. Directors need not be residents of the State of California nor shareholders of the corporation.

Term of Directors
Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting.  Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

 The directors shall be elected at each annual meeting of shareholders, but if any such annual meeting is not held or the directors are not elected at any annual meeting, the directors may be elected at any special meeting of shareholders held for that purpose, or at the next annual meeting of shareholders held thereafter. Each director shall hold office at the pleasure of the shareholders until the next annual meeting of shareholders and until his successor has been elected and qualified or until his earlier resignation or removal of his office has been declared vacant in the manner provided  in these bylaws.

Removal of Directors
Subject to the rights, if any, of an officer under any contract of employment, any director may be removed, either with or without cause, by the board of directors, at any regular or special meeting thereof, or, except in case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

 Any director may resign effective upon giving written notice to the chairman of the board, the president, the secretary or the board of directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation, in which case such resignation shall be effective at the time specified.  Unless such resignation specifies otherwise, its acceptance by the corporation shall not be necessary to make it effective. The board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony.

Any or all of the directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote provided that no director may be removed (unless the entire board is removed) when the votes cast against removal (or, if such action is taken by written consent, the shares held by persons not consenting in writing to such removal) would be sufficient to elect such director voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected. No reduction of the authorized number of directors shall have the effect of removing any director before his term of office expires.

Vacancies on the Board	Vacancies and newly elected directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum.
Vacancies on the board of directors (except vacancies created by the removal of a director) may be filled by a majority of the directors then in office, whether or not though less than a quorum, or by a sole remaining director, and each director elected in this manner shall hold office until the next annual meeting of shareholders.

Annual Shareholders Meeting
The annual meeting of the shareholders shall be held each year on a date and at a time designated by the board of directors. In absence of any such designation, shareholders’ meetings hall be held at the principal executive office of Holdings.

The annual meetings  of  shareholders shall be held  on the last day of the third month after the close of the corporation's taxable year, at 10:00 a.m., of said day,  or at such other date and time as shall be designated from time to time by the board of directors or by the shareholders in accordance with the bylaws. If the date set forth in the bylaws falls upon a legal holiday, then such annual meeting of shareholders shall be held at the same time and place on the next  day thereafter ensuing which is not a legal holiday.  At such annual meeting, directors shall be elected,  and any other business may be transacted which    is within the powers of the shareholders.

Special Shareholders Meetings
A special meeting of the shareholders may be called at any time by the board of directors, or by the Chairman of the Board, or by the President, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 25% of the votes at any such meeting.  If a special meeting is called by any person or persons other than the board of directors, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President, any Vice President or the Secretary of the corporation.  The officer receiving such request forthwith shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Section 2.11 of the bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request.  If the notice is not given within twenty (20) days after receipt of the request, the person or persons requesting the meeting may give the notice.

Special meetings of the shareholders, for the purpose of  taking any action which is within the powers of the shareholders, may be called at any time by the chairman of the board  or the president  or by the board  of directors, or by the holders of shares entitled  to cast not less than ten percent of the votes at the meeting. Upon request in writing  that a special  meeting of shareholders be called for any proper purpose, directed to the chairman of the board, president, vice-president or secretary or by any person (other than the board) entitled to call a special meeting of shareholders, the officer forthwith shall cause notice to be given to the shareholders  entitled to vote that   a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five nor more than sixty days after receipt  of the   request.

Quorum for Shareholders Meetings	Holders of a majority of shares to be present at meetings to constitute a quorum.
The presence  in person  or by proxy  of the holders of a majority  of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to  transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the  shares required  to constitute a quorum.

Advance Notice Procedures for Shareholder Proposal
All notices of meetings of shareholders shall be sent or otherwise given not less than ten (10) nor more than sixty (60) days before the date of the meeting being noticed.  The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, or (ii) in the case of the annual meeting those matters which the board of directors, at the time of giving the notice, intends to present for action by the shareholders.  The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees which, at the time of the notice, management intends to present for election.

All such notices shall be given to each shareholder entitled thereto not less than ten days nor more than sixty days before the meeting. Any such notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit of mailing of any such notice in accordance with the foregoing provisions, executed by the secretary, assistant secretary or any transfer agent of the corporation shall be prima facie evidence of the giving of the notice.

All such notices shall state the place, date and hour of such meeting. In the case of a special meeting such notice shall also state the general nature of the business to be transacted at such meeting,  and no other business may be transacted thereat.

In the case of an annual meeting, such notice shall also state those matters which the board of directors at the time of the mailing of the notice intends to present for action by the shareholders. Any proper matter may be presented at an annual meeting of shareholders though not stated in the notice, provided that unless the general nature of a proposal  to be approved by  the shareholders relating to the following matters is stated in the notice or a written waiver of notice, any such shareholder approval will require unanimous approval of all shareholders entitled to vote:

Shareholder Action by Written Consent
Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any other action which, under any provision of the General Corporation Law may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, and without notice except as hereinafter  set forth, if a consent in writing, setting forth the action so taken, is signed by the holders   of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment to Governing Documents
New bylaws may be adopted or these bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the articles of incorporation of the corporation set forth the number of authorized directors of the corporation, the authorized number of directors may be changed only by an amendment of the articles of incorporation.  Under Delaware law, amendments to Holdings’ articles of incorporation may be adopted if approved by the board and approved by the outstanding shares, either before or after the approval by the board.

New bylaws may  be adopted  or these bylaws may be amended or repealed by the affirmative note of a majority of the outstanding shares entitled to vote, or by the written  assent of shareholders entitled to vote such shares, except as otherwise provided  by  law or by the articles of  incorporation

Exculpation of Directors	Holdings has eliminated potential liability of its directors for monetary damage to the fullest extent permissible under Delaware law.
This corporation shall indemnify any person (Director, Officer, or Agent) who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of this corporation) by reason of  the fact that such person is or was an agent of this corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of this corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

Indemnification of Directors and Officers
Holdings shall, to the maximum extent permitted by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was a director or officer of the corporation and shall advance to such director or officer expenses incurred in defending any such proceeding to the maximum extent permitted by such law.

For purposes of the foregoing, a “director” or “officer” of the corporation includes any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or other enterprise, or was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.  The board of directors may in its discretion provide by resolution for such indemnification of, or advance of expenses to, other agents of the corporation, and likewise may refuse to provide for such indemnification or advance of expenses except to the extent such indemnification is mandatory under the Delaware General Corporation Law.

This corporation shall indemnify any person (Director, Officer, or Agent) who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of this corporation) by reason of  the fact that such person is or was an agent of this corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of this corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

Business Combination Statute
Section 203 of the Delaware General Corporation Law prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without approval from the board of directors. Section 203 may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors.

California does not have a business combination statute similar to Section 203 of the DGCL.

DESCRIPTION OF ROYALE ENERGY HOLDINGS, INC. CAPITAL STOCK

Authorized Capital Stock
Royale Energy Holdings, Inc. (“Holdings”) is authorized to issue 280,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock
Each shareholder of the common stock is entitled to one vote for each share of common stock held on all matters to be voted on by shareholders.  In the election of directors, no shareholder shall be entitled to cumulate votes (i.e., case for any one or more candidates a number of votes greater than the number of shares) unless a shareholder has given notice of the intention to cumulate votes prior to the commencement of voting.  If any shareholder has given notice of the intention to cumulate votes, then each shareholder has the right to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of directors to be elected multiplied by the number of shares held by the shareholder, or distributing such number of votes among as many candidates as the shareholder sees fit.  Shareholders have no preemptive rights or other rights to subscribe for additional shares.  There are no conversion rights, redemption rights, or sinking fund provisions with respect to the common stock.  Shareholders are entitled to receive dividends, when declared by its board of directors, out of funds legally available therefore, subject to the restrictions set forth in the Delaware General Corporation Law.  If Royale were to liquidate, dissolve, or wind up, the holders of the common stock would be entitled to receive, pro rata, the net assets of the company remaining after Royale satisfied its obligations with its creditors and preferred shareholders.  Under Article IV of its articles of incorporation, the company has eliminated the potential liability for directors to it, and is also required to indemnify its directors against any liability for monetary damages, to the extent allowed by Delaware law.

Preferred Stock
Series B 3.5% Redeemable Convertible Preferred Stock.  In connection with the mergers, Royale Energy Holdings, Inc. will issue a new series of preferred stock designated as the Series B 3.5% Redeemable Convertible Preferred Stock. Pursuant to the Certificate of Designation dated [●], 2016, the issuance shall consist of 10,000,000 shares of new Series B 3.5% Redeemable Convertible Preferred Stock, $0.001 par value per share, and the number of shares that shall constitute such series is 3,000,000. The Series B 3.5% Redeemable Convertible Preferred Stock, subject to the terms and conditions of the Certificate of Designation to be filed with the Delaware Secretary of State, will carry a liquidation preference of approximately $20,124,000, and each share of the Series B 3.5% Redeemable Convertible Preferred Stock will be convertible into approximately ten (10) shares of Holdings common stock. The common stock underlying the Series B Preferred Stock will be registered under the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the Holdings common stock and preferred stock to be issued in connection with the mergers and being offered by this joint proxy statement/prospectus will be passed upon by Strasburger & Price, LLP. Certain United States federal income tax consequences of the mergers will be passed upon by Strasburger & Price, LLP, and Porter Hedges LLP. SingerLewak, LLP, will pass upon certain United States federal income tax consequences of the mergers.

EXPERTS

Accounting Matters
Royale’s financial statements as of December 31, 2015 and 2014, and for the years then ended, has been audited by SingerLewak, LLP, independent public accountants, as indicated in their report contained in our Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus and our registration statement on Form S-4.

Engineering Matters
Information related to the estimated proved reserves attributable to certain oil and gas properties of Royale as of December 31, 2015, and estimates of future net cash flows and present value of the reserves have been incorporated by reference in Royale's Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference, in reliance on the reserve report, dated [●], prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

Legal Matters
The validity of the common shares offered pursuant to this prospectus will be passed on by Strasburger & Price, LLP, Austin, Texas. Certain United States federal income tax consequences of the mergers will be passed upon by Strasburger & Price, LLP, and Porter Hedges LLP.

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS
All defined terms under Rule 4-10(a) of Regulation S-X shall have their statutorily prescribed meanings when used in this proxy statement/prospectus. As used in this document:

“3-D” means three-dimensional.

“Bbl” or “Bbls” means barrel or barrels of oil or natural gas liquids.

“Bbl/d” means Bbl per day.

“Boe” means barrel of oil equivalent, determined by using the ratio of one barrel of oil or NGLs to six Mcf of gas.

“Boe/d” means Boe per day.

“Btu” means a British thermal unit, a measure of heating value.

“LIBOR” means London Interbank Offered Rate.

“LNG” means liquefied natural gas.

“MBbls” means thousand barrels of oil or natural gas liquids.

“MBoe” means thousand Boe.

“Mcf” means thousand cubic feet of natural gas.

“Mcf/d” means Mcf per day.

“MMBtu” means million Btu.

“MMBtu/d” means MMBtu per day.

“MMcf” means million cubic feet of natural gas.

“MMcf/d” means MMcf per day.

“NGL” or “NGLs” means natural gas liquids, which are expressed in barrels.

“NYMEX” means New York Mercantile Exchange.

“oil” includes crude oil and condensate.

“PUD” means proved undeveloped.

“SEC” means the United States Securities and Exchange Commission.

“U.S.” means the United States of America.

With respect to information relating to Royale’s and Matrix’s working interest in wells or acreage, “net” oil and gas wells or acreage is determined by multiplying gross wells or acreage by Royale’s or Matrix’s working interest therein. Unless otherwise specified, all references to wells and acres are gross.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Royale Energy, Inc.

We have audited the accompanying balance sheets of Royale Energy, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of comprehensive loss, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royale Energy, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

SingerLewak LLP

Los Angeles, California
March 14, 2016

ROYALE ENERGY, INC.
BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

	2015	2014

ASSETS
Current Assets:
Cash and Cash Equivalents	$3,763,819	$3,061,841
Other Receivables, net	381,192	1,760,181
Revenue Receivables	147,936	493,295
Prepaid Expenses	114,036	158,404

Total Current Assets	4,406,983	5,473,721

Other Assets	730,844	510,821

Oil And Gas Properties (Successful Efforts Basis), Real Property and Equipment and Fixtures, net	6,532,478	7,594,666

Total Assets	$11,670,305	$13,579,208

The accompanying notes are an integral part of these financial statements.

ROYALE ENERGY, INC.
BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

	2015	2014

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable and Accrued Expenses	$2,937,226	$4,502,559
Current Portion of Long-Term Debt	30,528	29,031
Deferred Drilling Obligations	8,415,528	7,937,786

Total Current Liabilities	11,383,282	12,469,376

Noncurrent Liabilities:
Asset Retirement Obligation	1,096,179	804,206
Note Payable, less current portion	1,416,325	1,446,853

Total Noncurrent Liabilities	2,512,504	2,251,059

Total Liabilities	13,895,786	14,720,435

Stockholders' Deficit:
Convertible Preferred Stock, Series AA, No Par Value, 147,500 Shares Authorized; 46,662 Shares Issued and Outstanding, at December 31, 2015 and 2014, Respectively	136,149	136,149
Common Stock, No Par Value, 30,000,000 Shares Authorized; 16,396,579 and 14,945,789 Shares Issued and Outstanding, at December 31, 2015 and 2014, respectively	38,846,751	38,014,730
Paid in Capital	425,678	337,640

Accumulated Deficit	(41,634,059)	(39,623,243)
Accumulated Other Comprehensive Loss	-	(6,503)

Total Stockholders' Deficit	(2,225,481)	(1,141,227)

Total Liabilities and Stockholders' Deficit	$11,670,305	$13,579,208

The accompanying notes are an integral part of these financial statements.

ROYALE ENERGY, INC.
STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2015, AND 2014

	2015	2014
Revenues:
Sale of Oil and Gas	$1,018,928	$2,598,297
Supervisory Fees and Other	694,160	623,201

Total Revenues	1,713,088	3,221,498

Costs and Expenses:
General and Administrative	3,181,571	3,162,113
Lease Operating	1,000,769	1,427,673
Delay Rentals	448,313	616,806
Lease Impairment	424,163	268,093
Well Equipment Write Down	60,960	-
Bad Debt Expense	536,538	653,133
Legal and Accounting	558,471	401,160
Marketing	326,143	430,779
Depreciation, Depletion and Amortization	400,813	315,574

Total Costs and Expenses	6,937,741	7,275,331

Gain on Turnkey Drilling Programs	2,330,969	1,640,731
Gain on Sale of Assets	968,956	342,851

Loss from Operations	(1,924,728)	(2,070,251)

Other Expense:
Interest Expense	(86,088)	(81,605)

Loss Before Income Tax Expense	(2,010,816)	(2,151,856)

Provision for Income Taxes	-	-
Net Loss	(2,010,816)	(2,151,856)

Basic Loss Per Share	(0.13)	(0.14)

Diluted Loss Per Share	(0.13)	(0.14)

Other Comprehensive Income (Loss)
Unrealized Loss on Equity Securities	-	16,448
Less: Reclassification Adjustment for Losses Included in Net Income	(6,503)	-

Other Comprehensive Gain (Loss) before tax	6,503	(16,448)

Other Comprehensive Gain (Loss), net of tax	6,503	(16,448)

Comprehensive Loss	(2,004,313)	(2,168,304)

The accompanying notes are an integral part of these financial statements.

ROYALE ENERGY, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

			Preferred Stock
	Common Stock		Series AA				Accumulated
	Number of Shares		Number of Shares		Additional		Other
	Issued and		Issued and		Paid in	Accumulated	Comprehensive
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Income (Loss)	Total
Balance, December 31, 2013	14,942,728	$37,996,865	52,784	$154,014	$303,855	$(37,471,387)	$9,945	$993,292

Series AA Conversion to Common (2 for 1)	3,061	$17,865	(6,122)	(17,865)				-

Director’s Stock Option Grant					33,785			33,785

Available for Sale Securities - Unrealized Gain (Loss), net of tax							(16,448)	(16,448)

Net Loss						(2,151,856)		(2,151,856)

Balance, December 31, 2014	14,945,789	$38,014,730	46,662	$136,149	$337,640	$(39,623,243)	$(6,503)	$(1,141,227)
Common Stock Private Placement Sale	701,397	534,274			(44,158)			490,116

Director's Stock Options Grant					86,877			86,877

Common Stock RDO Private Placement Sale	485,486	153,876			45,319			199,195

Common Stock Issued to Executives in lieu of Compensation	263,907	143,871						143,871

Available for Sale Securities - Reclassification Adjustment for Losses Included in Net Income							6,503	6,503

Net Loss						(2,010,816)		(2,010,816)

Balance, December 31, 2015	16,396,579	$38,846,751	46,662	$136,149	$425,678	$(41,634,059)	$-	$(2,225,481)

The accompanying notes are an integral part of these financial statements.

ROYALE ENERGY, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015 and 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss)	$(2,010,816)	$(2,151,856)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities:
Depreciation, Depletion, and Amortization	400,813	315,574
Lease Impairment	424,163	268,093
Gain on Sale of Assets	(968,956)	(342,851)
Gain on Turnkey Drilling Programs	(2,330,969)	(1,640,731)
Bad Debt Expense	536,538	653,133
Stock-Based Compensation	230,749	33,785
Realized Loss on Equity Securities	6,503	-
Well Equipment and Other Assets Write Down	60,960	-
(Increase) Decrease in:
Other & Revenue Receivables	1,187,810	(1,225,817)
Prepaid Expenses and Other Assets	(236,615)	16,569
Increase (Decrease) in:
Accounts Payable and Accrued Expenses	(1,273,360)	(887,926)
Deferred Drilling Obligations	477,742	1,811,853
Deferred Income Taxes	-	(1,775)
Net Cash Used by Operating Activities	(3,495,438)	(3,151,949)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Oil And Gas Properties	(3,753,134)	(3,182,600)
Proceeds from Turnkey Drilling Programs	4,955,734	4,172,296
Proceeds from Sale of Assets	2,334,537	369,977
Net Cash Provided by Investing Activities	3,537,137	1,359,673

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Long-Term Debt	-	-
Principal Payments on Long-Term Debt	(29,031)	(24,116)
Proceeds from Stock Options and Warrant Exercises	-	-
Proceeds from Sale of Common Stock	689,310	-

Net Cash Provided by (Used In) Financing Activities	660,279	(24,116)

Net Increase (Decrease) in Cash and Cash Equivalents	701,978	(1,816,392)

Cash & Cash Equivalents at Beginning of Year	3,061,841	4,878,233

Cash & Cash Equivalents at End of Year	$3,763,819	$3,061,841

Cash Paid for Interest	$86,088	81,606

Cash Paid for Taxes	$1,000	3,855

Supplemental Schedule of Non-Cash Investing and Financing Transactions:
Conversion of Series AA Stock to Common Stock	$-	$17,865
Unrealized Gain (Loss) on Available-for-Sale Securities, net of tax effect	$-	$(16,448)
Reclassification Adjustment for Losses Included in Net Income	$(6,503)	$-

The accompanying notes are an integral part of these financial statements.

ROYALE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Royale Energy, Inc. (“Royale Energy,” “Royale,” or the “Company”) is presented to assist in understanding Royale Energy's financial statements.  The financial statements and notes are representations of Royale Energy's management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Description of Business

Royale Energy is an independent oil and gas producer which also has operations in the area of turnkey drilling.  Royale Energy owns wells and leases in major geological basins located primarily in California, Texas, Alaska and Utah. Royale Energy offers fractional working interests and seeks to minimize the risks of oil and gas drilling by selling multiple well drilling projects which do not include the use of debt financing.

Use of Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.   As reflected in the accompanying financial statements, the Company has negative working capital, losses from operations and negative cash flows from operations.

Material estimates that are particularly susceptible to significant change relate to the estimate of Company oil and gas reserves prepared by an independent engineering consultant.  Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proven reserves. Estimated reserves are used in the calculation of depletion, depreciation and amortization, unevaluated property costs, impairment of oil and natural gas properties, estimated future net cash flows, taxes, and contingencies.

Liquidity

The primary sources of liquidity have historically been issuances of common stock and operations. Until we become cash flow positive, we anticipate that our primary sources of liquidity will be from the issuance of debt and/or equity, and the sale of oil and natural gas property participation interest. Assuming there are no further changes in expected sales and expense trends subsequent to March 14, 2016, the Company believes that its cash position together with anticipated financing activities, which include the sale of our office building and land, will be sufficient to continue operations for the foreseeable next twelve months.

Revenue Recognition

Royale’s primary business is oil and gas production.  Natural gas flows from the wells into gathering line systems, which are equipped occasionally with compressor systems, which in turn flow into metered transportation and customer pipelines.  Monthly, price data and daily production are used to invoice customers for amounts due to Royale Energy and other working interest owners.  Royale Energy operates virtually all of its own wells and receives industry standard operator fees.

Royale Energy generally sells crude oil and natural gas under short-term agreements at prevailing market prices. Revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectability is reasonably assured.

Revenues from the production of oil and natural gas properties in which the Royale Energy has an interest with other producers are recognized on the basis of Royale Energy’s net working interest. Differences between actual production and net working interest volumes are not significant.

Royale Energy’s financial statements include its pro rata ownership of wells.  Royale Energy usually sells a portion of the working interest in each well it drills or participates in to third party investors and retains a portion of the prospect for its own account.  Royale Energy generally retains about a 50% working interest.  All results, successful or not, are included at its pro rata ownership amounts: revenue, expenses, assets, and liabilities as defined in FASB ASC 932-323-25 and 932-360.

Oil and Gas Property and Equipment

Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration.  Maintenance and repairs, including planned major maintenance, are expensed as incurred.  Major renewals and improvements are capitalized and the assets replaced are retired.

The project construction phase commences with the development of the detailed engineering design and ends when the constructed assets are ready for their intended use.  Interest costs, to the extent they are incurred to finance expenditures during the construction phase, are included in property, plant and equipment and are depreciated over the service life of the related assets.

Royale Energy uses the “successful efforts” method to account for its exploration and production activities.  Under this method, Royale Energy accumulates its proportionate share of costs on a well-by-well basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred,   and capitalizes expenditures for productive wells.  Royale Energy amortizes the costs of productive wells under the unit-of-production method.

Royale Energy carries, as an asset, exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where Royale Energy is making sufficient progress assessing the reserves and the economic and operating viability of the project.  Exploratory well costs not meeting these criteria are charged to expense. Other exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves.

Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using unit-of-production rates based on the amount of proved developed reserves of oil and gas that are estimated to be recoverable from existing facilities using current operating methods.  Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Production costs are expensed as incurred. Production involves lifting the oil and gas to the surface and gathering, treating, field processing and field storage of the oil and gas. The production function normally terminates at the outlet valve on the lease or field production storage tank. Production costs are those incurred to operate and maintain Royale Energy’s wells and related equipment and facilities. They become part of the cost of oil and gas produced. These costs, sometimes referred to as lifting costs, include such items as labor costs to operate the wells and related equipment; repair and maintenance costs on the wells and equipment; materials, supplies and energy costs required to operate the wells and related equipment; and administrative expenses related to the production activity.

Proved oil and gas properties held and used by Royale Energy are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Royale Energy estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. Cash flows used in impairment evaluations are developed using annually updated evaluation assumptions for crude oil commodity prices.  Annual volumes are based on field production profiles, which are also updated annually. Prices for natural gas and other products are based on assumptions developed annually for evaluation purposes.

Impairment analyses are generally based on proved reserves.  An asset group would be impaired if the undiscounted cash flows were less than its carrying value.  Impairments are measured by the amount the carrying value exceeds fair value. During 2015 and 2014, impairment losses of $424,163 and $268,093, respectively, were recorded on various capitalized lease and land costs that were no longer viable.

Significant unproved properties are assessed for impairment individually, and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that Royale Energy expects to hold the properties.  The valuation allowances are reviewed at least annually.

Upon the sale or retirement of a complete field of a proved property, Royale Energy eliminates the cost from its books, and the resultant gain or loss is recorded to Royale Energy’s Statement of Operations.  Upon the sale of an entire interest in an unproved property where the property has been assessed for impairment individually, a gain or loss is recognized in Royale Energy’s Statement of Operations.  If a partial interest in an unproved property is sold, any funds received are accounted for as a recovery of the cost in the interest retained with any excess funds recognized as a gain. Should Royale Energy’s turnkey drilling agreements include unproved property, total drilling costs incurred to satisfy its obligations are recovered by the total funds received under the agreements.  Any excess funds are recorded as a Gain on Turnkey Drilling Programs, and any costs not recovered are capitalized and accounted for under the “successful efforts” method.

Royale Energy sponsors turnkey drilling agreement arrangements in unproved properties as a pooling of assets in a joint undertaking, whereby proceeds from participants are reported as Deferred Drilling Obligations, and then reduced as costs to complete its obligations are incurred with any excess booked against its property account to reduce any basis in its own interest.  Gains on Turnkey Drilling Programs represent funds received from turnkey drilling participants in excess of all costs Royale incurs during the drilling programs (e.g., lease acquisition, exploration and development costs), including costs incurred on behalf of participants and costs incurred for its own account; and are recognized only upon making this determination after Royale’s obligations have been fulfilled.

The contracts require the participants pay Royale Energy the full contract price upon execution of the agreement.   Royale Energy completes the drilling activities typically between 10 and 30 days after drilling begins.  The participant retains an undivided or proportional beneficial interest in the property, and is also responsible for its proportionate share of operating costs.  Royale Energy retains legal title to the lease.  The participants purchase a working interest directly in the well bore.

In these working interest arrangements, the participants are responsible for sharing in the risk of development, but also sharing in a proportional interest in rights to revenues and proportional liability for the cost of operations after drilling is completed and the interest is conveyed to the participant.

A certain portion of the turnkey drilling participant’s funds received are non-refundable.    The company holds all funds invested as Deferred Drilling Obligations until drilling is complete.  Occasionally, drilling is delayed due to the permitting process or drilling rig availability.  At December 31, 2015 and 2014, Royale Energy had Deferred Drilling Obligations of $8,415,528 and $7,937,786, respectively.

If Royale Energy is unable to drill the wells, and a suitable replacement well is not found, Royale would retain the non-refundable portion of the contact and return the remaining funds to the participant.  Included in cash and cash equivalents are amounts for use in completion of turnkey drilling programs in progress.

Losses on properties sold are recognized when incurred or when the properties are held for sale and the fair value of the properties is less than the carrying value.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit, and highly liquid debt instruments with maturities of three months or less.

Other Receivables

Our other receivables consists of receivables from direct working interest investors and industry partners. We provide for uncollectible accounts receivable using the allowance method of accounting for bad debts.  Under this method of accounting, a provision for uncollectible accounts is charged directly to bad debt expense when it becomes probable the receivable will not be collected.  The allowance account is increased or decreased based on past collection history and management’s evaluation of accounts receivable.  All amounts considered uncollectible are charged against the allowance account and recoveries of previously charged off accounts are added to the allowance.    At December 31, 2015 and 2014, the Company established an allowance for uncollectable accounts of $2,270,773 and $1,734,713, respectively, for receivables from direct working interest investors whose expenses on non-producing wells were unlikely to be collected from revenue.

Revenue Receivables

Our revenue receivables consists of receivables related to the sale of our natural gas and oil.  Once a production month is completed we receive payment approximately 15 to 30 days later.

Equipment and Fixtures

Equipment and fixtures are stated at cost and depreciated over the estimated useful lives of the assets, which range from three to seven years, using the straight-line method. Repairs and maintenance are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income. Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on dispositions of property and equipment, other than oil and gas, are reflected in operations.

Income (Loss) Per Share

Basic and diluted losses per share are calculated as follows:

	For the Year Ended December 31, 2015
	Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Basic Loss Per Share:
Net loss available to common stock	$(2,010,816)	15,194,534	$(0.13)

Loss Per Share:
Effect of dilutive securities and stock options		-	$-

Net loss available to common stock	$(2,010,816)	15,194,534	$(0.13)

	For the Year Ended December 31, 2014
	Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Basic Loss Per Share:
Net income available to common stock	$(2,151,856)	14,943,323	$(0.14)

Loss Per Share:
Effect of dilutive securities and stock options		-	$-

Net loss available to common stock	$(2,151,856)	14,943,323	$(0.14)

For the years ended December 31, 2015 and 2014, Royale Energy had dilutive securities of 23,331 and 161,966, respectively.  These securities were not included in the dilutive loss per share due to their antidilutive nature.

Stock Based Compensation

Royale Energy has a stock-based employee compensation plan, which is more fully described in Note 11.  Effective January 1, 2006, the Company adopted the Compensation – Stock Compensation Topic of the FASB Accounting Standards Codification, which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock-based awards.

Income Taxes

Royale utilizes the asset and liability approach to measure deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with the Income Taxes Topic of the FASB Accounting Standards Codification. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Under the Topic, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The provision for income taxes is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported net amounts.

Fair Value Measurements

According to Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification, assets and liabilities that are measured at fair value on a recurring and nonrecurring basis in period subsequent to initial recognition, the reporting entity shall disclose information that enable users of its financial statements to assess the inputs used to develop those measurements and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings for the period.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. Carrying amounts of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their fair values as of the balance sheet dates because of their generally short maturities.

The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3: Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions

At December 31, 2015 and 2014, Royale Energy does not have any financial assets measured and recognized at fair value on a recurring basis.  The Company estimates asset retirement obligations pursuant to the provisions of FASB ASC Topic 410, "Asset Retirement and Environmental Obligations" ("FASB ASC 410"). The initial measurement of asset retirement obligations at fair value is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with oil and gas properties. Given the unobservable nature of the inputs, including plugging costs and reserve lives, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs. See Note 3 for further discussion of the Company's asset retirement obligations.

Reclassifications

Certain items in the financial statements have been reclassified to maintain consistency and comparability for all periods presented herein.

Recently Issued Accounting Pronouncements

The Company has reviewed the updates issued by the Financial Accounting Standards Board (FASB) during the year ended December 31, 2015.

ASU 2014-15: Presentation of Financial Statements – Going Concern (Subtopic 205-40)
In June 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern.  Before the issuance of ASU 2014-15, there was no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards as specified in the guidance. ASU 2014-15 becomes effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the effects of adopting ASU 2014-15 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.

ASU 2015-14: Revenue from Contracts with Customers (Topic 606)
In August 2015, the FASB issued ASU No. 2015-14, Revenue From Contracts With Customers (Topic 606)." The amendments in this ASU defer the effective date of ASU 2014-09. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is still evaluating the effect of the adoption of ASU 2014-09.

ASU 2016-01: Financial Instruments – Overall – Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10)
In January 2016, FASB issued ASU 2016-0,1 which requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in Other Comprehensive Income the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price and; (v) assess a valuation allowance on deferred tax assets related to unrealized losses of AFS debt securities in combination with other deferred tax assets. The Update provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. The Update also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. The new standard becomes effective for fiscal years beginning after December 15, 2017. Early adoption is only permitted for the provision related to instrument-specific credit risk and the fair value disclosure exemption provided to nonpublic entities.  The Company is currently evaluating the effects of adopting ASU 2016-01 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company’s consolidated financial statements.

NOTE 2 - OIL AND GAS PROPERTIES, EQUIPMENT AND FIXTURES

Oil and gas properties, equipment and fixtures consist of the following at December 31:

	2015	2014
Oil and Gas

Producing properties, including intangible drilling costs	$5,217,637	$4,920,521
Undeveloped properties	2,381,564	2,773,422
Lease and well equipment	4,339,122	4,410,120
	11,938,323	12,104,063
Accumulated depletion, depreciation and amortization	(7,656,731)	(7,318,510)

	$4,281,592	$4,785,553

Commercial and Other	2015	2014

Real estate, including furniture and fixtures	$2,266,050	$2,768,394
Vehicles	118,061	116,830
Furniture and equipment	1,120,760	1,114,086
	3,504,871	3,999,310
Accumulated depreciation	(1,253,985)	(1,190,197)
	2,250,886	2,809,113
	$6,532,478	$7,594,666

The following sets forth costs incurred for oil and gas property acquisition and development activities, whether capitalized or expensed:

	2015	2014

Acquisition - Proved	$69,446	3,215
Acquisition- Unproved	$113,749	84,715
Development	$672,651	1,346,433
Exploration	$1,845,585	2,309,105

The guidance set forth in the Continued Capitalization of Exploratory Well Costs paragraph of the Extractive Activities Topic of the FASB Accounting Standards Codification requires that we evaluate all existing capitalized exploratory well costs and disclose the extent to which any such capitalized costs have become impaired and are expensed or reclassified during a fiscal period. We did not make any additions to capitalized exploratory well costs pending a determination of proved reserves during 2015 or 2014. We did not charge any previously capitalized exploratory well costs to expense upon adoption of Topic.  Undeveloped properties are not subject to depletion, depreciation or amortization.

	12 Months Ended December 31,
	2015	2014
Beginning balance at January 1	$-	$-

Additions to capitalized exploratory well costs pending the determination of proved reserves	$85,640	$188,017

Reclassifications to wells, facilities, and equipment based on the determination of proved reserves	$(85,640)	$(188,017)

Ending balance at December 31	$-	$-

Results of Operations from Oil and Gas Producing and Exploration Activities

The results of operations from oil and gas producing and exploration activities (excluding corporate overhead and interest costs) for the two years ended December 31, are as follows:

	2015	2014

Oil and gas sales	$1,018,928	2,598,297
Production related costs	(1,449,082)	(2,044,479)
Lease Impairment	(424,163)	(268,093)
Depreciation, depletion and amortization	(400,813)	(315,574)

Results of operations from producing and exploration activities	$(1,255,130)	(29,849)
Income Taxes (Benefit)	-	-

Net Results	$(1,255,130)	(29,849)

NOTE 3 – ASSET RETIREMENT OBLIGATION

The Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred or becomes determinable (as defined by the standard), with an associated increase in the carrying amount of the related long-lived asset.  The cost of the tangible asset, including the initially recognized asset retirement cost, is depreciated over the useful life of the asset.  The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate.  The provisions of this Topic apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, development, and operation of a long-lived asset.

	2015	2014
Asset retirement obligation, Beginning of the year	$804,206	$862,369
Liabilities incurred during the period	321,560	7,638
Settlements	(68,360)	(66,304)
Accretion expense	38,773	503

Asset retirement obligation, End of year	$1,096,179	$804,206

NOTE 4 - TURNKEY DRILLING OBLIGATION

Royale Energy receives funds under turnkey drilling contracts, which require Royale Energy to drill oil and gas wells within a reasonable time period from the date of receipt of the funds.  As of December 31, 2015 and 2014, Royale Energy had recorded deferred turnkey drilling associated with undrilled wells of $8,415,528 and $7,937,786, respectively, as a current liability.

NOTE 5 - LONG-TERM DEBT

	2015	2014

On December 24, 2013, Royale Energy, Inc. entered into an agreement between the Company, as buyer, and North Island Financial Credit Union as seller, for the purchase of commercial property in San Diego, California, for a purchase price of $2,000,000, of which $500,000 was paid in cash on the date of purchase, and $1,500,000 was borrowed from AmericanWest Bank, NA, with a note secured by the property being purchased.  The note carries an interest rate of 5.75% until paid in full.  Royale will pay this loan in 119 regular payments of $9,525 each and one balloon payment estimated at $1,150,435. Royale’s first payment was due February 1, 2014, and all subsequent payments are due on the same day of each month after that. Royale’s final payment will be due on January 1, 2024, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Stephen M Hosmer, President, CFO is named as a personal guarantor of the loan. The loan agreement contains certain covenants that, among other things, Royale must maintain a ratio of EBITDA-Debt Service Coverage in excess of 1.50 to 1.00.  At December 31, 2015, Royale was not in compliance with this covenant, but obtained a forbearance from the bank from terms of that covenant to May 26, 2016.  The Company is currently in the process of finalizing the sale of the office building and associated land, which is expected to resulting full payment of the long-term debt.  However, there is no guarantee that the sale will be completed.
	$1,446,853	$1,475,884

Total Long Term Debt	$1,446,853	$1,475,884

Less Current Maturity	30,528	$29,031

Long Term Debt Less Current Portion	$1,416,325	$1,446,853

Maturities of long-term debt for the years subsequent to December 31, 2015 are as follows:

Year Ended December 31,
2016	$30,528
2017	$32,597
2018	$34,549
2019	$36,618
Thereafter	$1,312,561

Total	$1,446,853

NOTE 6 - INCOME TAXES

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Significant components of the Company’s deferred assets and liabilities at December 31, 2015 and 2014, respectively, are as follows:

	2015	2014
Deferred Tax Assets (Liabilities):
Statutory Depletion Carry Forward	$555,093	$672,480
Net Operating Loss	4,651,428	4,568,737
Other	1,247,829	939,061
Share-Based Compensation	96,536	70,921
Capital Loss / AMT Credit Carry Forward	18,915	76,410
Charitable Contributions Carry Forward	21,644	16,602
Allowance for Doubtful Accounts	887,418	681,052
Oil and Gas Properties and Fixed Assets	4,980,324	4,828,214
	$12,459,187	$11,853,477
Valuation Allowance	(12,459,187)	(11,853,477)
Net Deferred Tax Asset	$-	$-

Deferred Tax Assets:
Current	$150,845	$126,499
Non-current	(150,845)	(126,499)
Deferred Tax Liabilities:
Current
Non-current
Net Deferred Tax Asset	$-	$-

At the end of 2014, management reviewed the realizability of the Company’s net deferred tax assets.  Due to the Company’s cumulative losses in recent years, Royale and its management concluded that it is not “more-likely-than-not” its deferred tax assets will be realized.  As a result, the Company recorded a full valuation allowance against the net deferred tax assets in 2014.  At the end of 2015, management reviewed the reliability of the Company’s net deferred tax assets, and due to the Company’s continued cumulative losses in recent years, Royale and its management concluded it is not “more-likely-than-not” its deferred tax assets will be realized.  As a result, the Company will continue to record a full valuation allowance against the deferred tax assets in 2015.  The Company will assess the realizability of the deferred tax assets at least yearly and make appropriate updates as needed.  The Company had statutory percentage depletion carry forwards of approximately $1.4 million at December 31, 2015.  The depletion has no expiration date.  The Company also has a net operating loss carry forward of approximately $11.6 million at December 31, 2015, which will begin to expire in 2027.

A reconciliation of Royale Energy's provision for income taxes and the amount computed by applying the statutory income tax rates at December 31, 2014 and 2013, respectively, to pretax income is as follows:

	2015	2014

Tax (benefit) computed at statutory rate of 34%	$(683,678)	$(731,630)

Increase (decrease) in taxes resulting from:

State tax / percentage depletion / other	957	-
Other non-deductible expenses	1,478	1,665
Change in valuation allowance	681,243	729,965
Provision (benefit)	$-	$-

The components of the Company’s tax provision are as follows:

	2015	2014

Current tax provision (benefit) – federal	$-	-
Current tax provision (benefit) – state	-	-
Deferred tax provision (benefit) – federal	-	-
Deferred tax provision (benefit) – state	-	-

Total provision (benefit)	$-	-

In January 2007, Royale adopted additional provisions from the Income Taxes Topic of the FASB Accounting Standards Codification, which clarified the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  As a result of our implementation of the Topic at the time of adoption and at December 31, 2015, the Company did not recognize a liability for uncertain tax positions.  Currently, the only differences between our financial statements and our income tax returns relate to normal timing differences such as depreciation, depletion and amortization, which are recorded as deferred taxes on our balance sheets. We do not expect our unrecognized tax benefits to change significantly over the next 12 months. The tax years 2011 through 2014 remain open to examination by the taxing jurisdictions in which we file income tax returns.

NOTE 7 - SERIES AA PREFERRED STOCK

In April 1992, Royale Energy's Board of Directors authorized the sale of 147,500 shares of Series AA Convertible Preferred Stock.  Holders of Series AA Convertible Preferred Stock have dividend, conversion and preference rights identical to Series A Convertible Preferred Stockholders.  The Series AA Convertible Preferred Stock has a stated value of $4 per share and provides shareholders with a one-time dividend payable equal to forty cents ($0.40) per share of Series AA Convertible Preferred Stock within thirty days after the expiration of one year from the date of purchase.  The dividend has been paid on all outstanding shares as of December 31, 1994.

The Series AA Convertible Preferred Stock is convertible any time at the basic conversion rate of one share of common stock for two shares of Series AA Convertible Preferred Stock, subject to adjustment. Royale Energy has the option to call, at any time after six months from the issuance, the Series AA Convertible Preferred Stock at either the issue price of $4 per share plus 10%, if called within one year after issuance, or $4 per share thereafter. (Subject to the holders' conversion rights outlined above). The Series AA Convertible Preferred Stock has a liquidation preference to the common stock equal to $4 per share plus accrued dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Series AA Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made in respect of the Corporation’s common stock, but only after payment to its creditors, an amount equal to $4.40 per share, if called within one year after issuance, or $4 per share thereafter. Holders of Series AA Convertible Preferred Stock shall have voting rights equal to the number of shares of common stock into which the Series AA Convertible Preferred Stock may be converted.

The Series AA Convertible Preferred Stock does not have the right of redemption at the stockholders' option.  The preferred stock is not registered under the Securities Exchange Act of 1934, and no market exists for the preferred stock.  The shares of Series AA Preferred stock are convertible into shares of Royale Energy's common stock at the option of the security holder, at the rate of two shares of convertible preferred stock for each share of common stock.  During the year ending December 31, 2014, there was a conversion of 6,122 Series AA Preferred shares, with a book value of $17,865, for 3,061 common shares.  There were no such conversions during 2015.   As of December 31, 2015 and 2014, and there were 46,662 and 46,662 shares, respectively of Series AA Preferred stock issued and outstanding.

NOTE 8 - COMMON STOCK

In May 2015 and April 2014, Royale Energy entered into Sales Agreements with Roth Capital Partners, LLC (Roth), under which the Company had the ability to issue and sell shares of its common stock from time to time in an at the market equity offering program with Roth acting as the Company’s sales agent.  Royale Energy sold 701,397 shares of common stock for total consideration of $556,123 under the 2015 Sales Agreement and no shares of common stock under the 2014 Sales Agreement.  Both agreements have been terminated as of December 31, 2015.

On November 25, 2015, Royale Energy entered into a securities purchase agreement and related agreements with a group of individual investors pursuant to a registered direct offering.  Under the terms of the agreements, the investors purchased 497,948 shares of Royale’s common stock at $0.408 per share, and received warrants to purchase up to 248,973 shares (the “Warrants’) of stock at $1.00 per share for three (3) years, for a total of $203,165 in gross proceeds,.  Each Warrant becomes exercisable one year from the date of issuance.  Each Warrant contains customary adjustments for corporate events such as reorganizations, splits, and dividends.  The fair value of each warrant was estimated on the grant date using the Black-Scholes option-pricing model.  This model incorporates certain assumptions for inputs including a risk-free market interest rate, expected dividend yield of the underlying common stock, expected warrant life and expected volatility in the market value of the underlying common stock.  For these warrants, the value was calculated with the following assumptions: expected volatility of 78.96%, risk-free market interest rate of 1.13%, an expected term of 1,460 days, and an exercise price of $1.00.

NOTE 9 - OPERATING LEASES

Royale rents an office and yard in Woodland, CA on a month-to-month basis that currently calls for monthly payments of $500.  Rental expense for the years ended December 31, 2015 and 2014 was $10,400 and $74,047 respectively.

NOTE 10 - RELATED PARTY TRANSACTIONS

Significant Ownership Interests

As of February 23, 2016, Donald H. Hosmer, Royale Energy’s co-president and co-chief executive officer owns 8.08% of Royale Energy common stock. Donald H. Hosmer is the brother of Stephen M. Hosmer, and son of Harry E. Hosmer.  Donald has participated individually in 178 wells under the 1989 policy.  During 2015, Donald participated in fractional interests of two wells in the amount of $3,143 and in 2014 participated in fractional interests of four wells in the amount of $18,692.  At December 31, 2015, Royale had a receivable balance of $991 due from Donald Hosmer for normal drilling and lease operating expenses.

As of February 23, 2016, Stephen M. Hosmer, Royale Energy’s co-president, co-chief executive officer and chief financial officer, owns 7.89% of Royale Energy common stock.  Stephen M. Hosmer is the brother of Donald H. Hosmer and son of Harry E. Hosmer.  Stephen has participated individually in 178 wells under the 1989 policy.  During 2015, Stephen participated in fractional interests of four wells in the amount of $4,389 and in 2014 participated in fractional interests of four wells in the amount of $7,714.  At December 31, 2015, Royale had a receivable balance of $7,696 due from Stephen Hosmer for normal drilling and lease operating expenses.

As of February 23, 2016, Harry E. Hosmer, Royale Energy's former president and former chief executive officer, owns 4.41% of Royale Energy common stock. Donald H. and Stephen M. Hosmer are sons of Harry E. Hosmer.  Donald H. Hosmer and Stephen M. Hosmer are also officers and directors of Royale Energy.  Harry Hosmer also assists Royale Energy on a consulting basis and receives $13,805 monthly for these services.  During 2015, Harry Hosmer participated in fractional interests of four wells in the amount of $5,633 and in 2014 participated in fractional interests of three wells in the amount of $9,985.  At December 31, 2015, Royale had a receivable balance of $4,380 due from Harry Hosmer for normal drilling and lease operating expenses.

NOTE 11 - STOCK COMPENSATION PLAN

During the Board of Directors meeting held in December 2010, directors and executive officers of Royale Energy were each granted 50,000 stock options, a total of 400,000 options, to purchase common stock at an exercise or base price of $3.25 per share.  These options vested in two parts; the first 200,000 options vested on January 1, 2012; the remaining 200,000 options vested on January 1, 2013.  The options were granted with a legal life of five years, and a service period of two years beginning January 1, 2012.  In 2013, Royale did not recognize any compensation costs or tax effect related to this grant.

During the October 10, 2014 Board of Directors meeting, directors and executive offices of Royale Energy were granted 20,000 options each, 140,000 total, to purchase common stock at an exercise price of $5.00 per share. These options were granted for a period of 3 years and will expire on December 31, 2017.  These options became exercisable at 5,000 shares per period beginning October 13, 2014, January 1, 2015, April 1, 2015 and July 1 2015. During 2015 and 2014, Royale recognized compensation costs of $86,877 and $33,785, respectively, relating to this option grant.  There were no stock options granted during 2015.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model.  This model incorporates certain assumptions for inputs including a risk-free market interest rate, expected dividend yield of the underlying common stock, expected option life and expected volatility in the market value of the underlying common stock. There were 0 and 140,000 options granted in the years ended December 31, 2015 and 2014, respectively. The 2014 options were granted with the following assumptions:

Options	2015	2014

Expected volatility	-	81.33%

Weighted-average volatility	-	81.33%

Expected dividends	-	-

Expected term (months)	-	39

Risk-free rate	-	.57%

Since, at the time of option grant, there was currently no market for options of Royale’s common stock, expected volatilities are based on historical volatility of the Company’s common stock and other factors.  The risk-free rate for the periods within the contractual life of the option is based on quoted market yields for U.S. Treasury debt securities. The expected dividend yield was zero as the Company was subject to debt covenant prohibiting the payment of dividends.  Royale Energy uses historical data to estimate option exercise and board member turnover within the valuation model.  Compensation expense related to stock options was recorded net of estimated forfeitures, which for options remaining at December 31, 2016, Royale expects no additional forfeitures.

A summary of the status of Royale Energy's stock option plan as of December 31, 2015 and 2014, and changes during the years ending on those dates is presented below:

	2015		2014
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Options
Outstanding and Exercisable at Beginning of Year	281,308	$3.47	346,308	$3.25
Granted or Vested	100,000	5.00	35,000	5.00
Exercised	-	-	-	-
Forfeited	(281,308)	-	(100,000)	-

Options Outstanding and Exercisable at Year End	100,000	$5.00	281,308	$3.47

Weighted-average Fair Value of Options Granted During the Year	$-		$-

At December 31, 2015, Royale Energy’s stock price, $0.36, was less than the weighted average exercise price, and as such the outstanding and exercisable stock options had no intrinsic value.  The stock options granted in 2014 have a weighted-average remaining contractual term of two years as of December 31, 2015. There were no stock options granted during 2015.

A summary of the status of Royale Energy's non-vested stock options as of December 31, 2015 and 2014, and changes during the years ending on those dates is presented below:

	2015		2014
		Weighted-		Weighted-
		Average		Average
		Grant-Date		Grant-Date
	Shares	Fair Value	Shares	Fair Value

Non-vested Stock Options
Non-vested at Beginning of Year	105,000	$0.97	-	$-
Granted	-	-	140,000	0.97
Reinstated	-	-	-	-
Vested	90,000	0.97	35,000	0.97
Expired or Forfeited	15,000	0.97	-	-

Non-vested at End of Year	-	$	105,000	$0.97

During 2015 and 2014, we recognized $86,877 and $33,785, respectively, in compensation costs for the vested stock options.

NOTE 12 - SIMPLE IRA PLAN

In April 1998, the Company established a Simple IRA pension plan covering all employees. The Company will contribute a matching contribution to each eligible employee’s Simple IRA equal to the employee’s salary reduction contributions up to a limit of 3% of the employee’s compensation for the year. The employer contribution for the years ending December 31, 2015 and 2014, were $43,001, and $47,081 respectively.

NOTE 13 - ENVIRONMENTAL MATTERS

Royale Energy has established procedures for the continuing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. Management monitors these laws and regulations and periodically assesses the propriety of its operational and accounting policies related to environmental issues. The nature of Royale Energy's business requires routine day-to-day compliance with environmental laws and regulations. Royale Energy incurred no material environmental investigation, compliance and remediation costs in 2015 or 2014.

Royale Energy is unable to predict whether its future operations will be materially affected by these laws and regulations. It is believed that legislation and regulations relating to environmental protection will not materially affect the results of operations of Royale Energy.

NOTE 14 - CONCENTRATIONS OF CREDIT RISK

The Company bids its gas sales on a month to month basis and generally sells to a single customer without commitment to future gas sales to any particular customer. The Company normally sells approximately 87% of its monthly natural gas production to one customer on a month to month basis.  Since we are able to sell our natural gas to other readily available customers, the loss of any one customer would not have an adverse effect on our overall sales operations.

The Company maintains cash in depository institutions that are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per institution for our interest bearing accounts in the years ended December 31, 2015, and 2014.  At December 31, 2015, and 2014, the Company’s non-interest bearing accounts were fully insured by the FDIC.   At December 31, 2015 and 2014, cash in banks exceeded the FDIC limits by approximately $3.4 million and $2.8 million, respectively. The Company has not experienced any losses on deposits.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

The Company may become involved from time to time in litigation on various matters, which are routine to the conduct of its business.  The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or results of operations, though any adverse decision in these cases or the costs of defending or settling such claims could have a material effect on its business.

NOTE 16 – SUBSEQUENT EVENTS

On February 11, 2016, Royale Energy, Inc. entered into a purchase and sale agreement for the sale of its corporate headquarters building located in El Cajon, California for $2.5 million.  The buyer is currently conducting its due diligence process.

Pursuant to the Form S-8 filed with the Securities and Exchange Commission on December 15, 2015 (File No. 333-208555), Royale Energy, Inc. has issued 1,220,084 shares of Royale Energy, Inc. common stock valued at $163,437 to its directors and offices as a portion of their compensation from January 2016 through the date of filing.  The shares were valued at the closing market price on the date of grant, and were instead of their cash compensation.  Since the Form S-8 was filed in December 2015, Royale has issued 1,405,821 shares of Royale Energy, Inc. common stock valued at $251,805 to it directors and officer under this registration statement.

ROYALE ENERGY, INC.

SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The following estimates of proved oil and gas reserves, both developed and undeveloped, represent interests owned by Royale Energy which are located solely in the United States.  Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate to be reasonably certain to be recoverable in the future from known reservoirs under existing economic and operating conditions.  Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells, with existing equipment and operating methods.  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

Disclosures of oil and gas reserves, which follow, are based on estimates prepared by independent petroleum engineering consultant Netherland, Sewell & Associates, Inc., the net reserve value of its proved developed and undeveloped reserves was approximately $3.2 million at December 31, 2015, based on natural gas prices ranging from $2.59 per MCF to $2.98 per MCF as applied on a field-by-field basis.  Netherland, Sewell & Associates, Inc. provided reserve value information for the Company’s California, Texas, Oklahoma, Utah and Louisiana properties. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.  These estimates do not include probable or possible reserves.

The technical persons responsible for preparing the reserves estimates presented in the report of Netherland, Sewell & Associates, Inc., meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.  Netherland, Sewell & Associates, Inc. is a firm of independent petroleum engineers, geologists, geophysicists, and petrophysicists; and do not own an interest in our properties and are not employed on a contingent basis.  All activities and reports performed and completed by Netherland, Sewell & Associates, Inc. with regards to our reserve valuation estimates are reviewed Royale’s management.

These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC).  Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, largely influenced and controlled by U.S. and foreign government actions, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited.  Estimates of future net cash flows presented do not represent management's assessment of future profitability or future cash flows to Royale Energy.  Management's investment and operating decisions are based upon reserve estimates that include proved reserves prescribed by the SEC as well as probable reserves, and upon different price and cost assumptions from those used here.

It should be recognized that applying current costs and prices and a 10 percent standard discount rate does not convey absolute value.  The discounted amounts arrived at are only one measure of the value of proved reserves.

Changes in Estimated Reserve Quantities

The net interest in estimated quantities of proved developed reserves of crude oil and natural gas at December 31, 2015 and 2014, and changes in such quantities during each of the years then ended, were as follows:

	2015		2014

	Oil (BBL)	Gas (MCF)	Oil (BBL)	Gas (MCF)
Proved developed and undeveloped reserves:
Beginning of period	1,781	4,131,806	38,265	3,914,250
Revisions of previous estimates	(178)	(1,323,741)	(35,799)	(101,944)
Production	(403)	(363,168)	(685)	(547,898)
Extensions, discoveries and improved recovery	-	48,912	-	867,398
Purchase of minerals in place	2,400	16,900	-	-
Sales of minerals in place	-	-	-	-

Proved reserves end of period	3,600	2,510,700	1,781	4,131,806

	2015		2014

	Oil (BBL)	Gas (MCF)	Oil (BBL)	Gas (MCF)
Proved developed reserves:

Beginning of period	587	3,786,785	5,984	3,168,142

End of period	-	2,174,100	587	3,786,785

	2015		2014

	Oil (BBL)	Gas (MCF)	Oil (BBL)	Gas (MCF)
Proved undeveloped reserves:

Beginning of period	1,194	345,021	32,281	746,108

End of period	3,600	336,600	1,194	345,021

For December 31, 2015, natural gas extensions, discoveries and improved recovery were 48,912 MCF which was added due to the drilling one new exploratory well during 2015.  This new well consisted of 4,312 MCF of proved developed producing reserves and 44,600 proved developed non-producing reserves.  A location which had 658,894 MCF in proved developed reserves at December 31, 2014, was drilled and began producing in 2014, was revised downward 566,405 MCF at December 31, 2015.  A location which was drilled in 2011 and began producing in 2013, was revised downward 135,729 MCF at December 31, 2015.  A location which was drilled and began producing in 2012, had proved developed producing reserves of 229,287 at December 31, 2014, was revised downward 184,436 MCF at December 31, 2015.  A location which was drilled and began producing in 2013, had proved developed producing reserves of 111,445 at December 31, 2014, was revised downward 80,486 MCF at December 31, 2015. Additionally in 2015, four locations which were drilled prior to 2011, had a total of 905,646 MCF of proved developed reserves at December 31, 2014, were revised downward 306,366 MCF at December 31, 2015.

For December 31, 2014, natural gas extensions, discoveries and improved recovery came to 867,398 MCF which were added due to the drilling two new exploratory wells during 2014.  These new wells consisted of 644,553 MCF of proved developed producing reserves and 222,845 proved developed non-producing reserves.  A location which was drilled in 2011 and began producing in 2013, was revised upward 251,800 MCF at December 31, 2014.  A location which had 395,760 MCF in proved undeveloped reserves at December 31, 2013, was drilled and began producing in 2014, was revised downward 321,703 MCF at December 31, 2014.  A location which was drilled and began producing in 2013, had proved developed producing reserves of 196,162 at December 31, 2013, was revised downward 187,540 MCF at December 31, 2014.  Additionally in 2014, two locations which had a total of 32,282 BBL of proved undeveloped reserves at December 31, 2013, were revised downward 31,088 BBL at December 31, 2014.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows is presented below for the two years ended December 31, 2015.

The future net cash inflows are developed as follows:

•	Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions.
•	The estimated future production of proved reserves is priced on the basis of year-end prices.
•
The resulting future gross revenue streams are reduced by estimated future costs to develop and to produce proved reserves, based on year-end estimates. Estimated future development costs by year are as follows:

2016	$197,000
2017	376,700
2018	-
Thereafter	89,100

Total	$662,800

The resulting future net revenue streams are reduced to present value amounts by applying a ten percent discount.

Disclosure of principal components of the standardized measure of discounted future net cash flows provides information concerning the factors involved in making the calculation.  In addition, the disclosure of both undiscounted and discounted net cash flows provides a measure of comparing proved oil and gas reserves both with and without an estimate of production timing.  The standardized measure of discounted future net cash flow relating to proved reserves reflects estimated income taxes.

Changes in standardized measure of discounted future net cash flow from proved reserve quantities

This statement discloses the sources of changes in the standardized measure from year to year. The amount reported as “Net changes in prices and production costs” represents the present value of changes in prices and production costs multiplied by estimates of proved reserves as of the beginning of the year. The “accretion of discount” was computed by multiplying the ten percent discount factor by the standardized measure on a pretax basis as of the beginning of the year. The “Sales of oil and gas produced, net of production costs” are expressed in actual dollar amounts. “Revisions of previous quantity estimates” is expressed at year-end prices. The “Net change in income taxes” is computed as the change in present value of future income taxes.

	2015	2014

Future cash inflows	$6,962,900	19,919,930
Future production costs	(3,066,200)	(6,860,440)
Future development costs	(662,800)	(648,000)
Future income tax expense	(970,170)	(3,723,477)

Future net cash flows	2,263,730	8,688,013

10% annual discount for estimated timing of cash flows	(704,014)	(2,072,974)

Standardized measure of discounted future net cash flows	$1,559,716	6,615,039

Sales of oil and gas produced, net of production costs	$(155,847)	(936,266)

Revisions of previous quantity estimates	(5,089,087)	1,082,838
Net changes in prices and production costs	(2,238,956)	(708,607)
Sales of minerals in place	-	-
Purchases of minerals in place	6,000	-

Extensions, discoveries and improved recovery	36,000	1,234,621
Accretion of discount	220,000	740,292

Net change in income tax	2,166,567	(849,028)

Net increase (decrease)	$(5,055,323)	1,981,064

Future Development Costs

In order to realize future revenues from our proved reserves estimated in our reserve report, it will be necessary to incur future costs to develop and produce the proved reserves.  The following table estimates the costs to develop and produce our proved reserves in the years 2016 through 2018.

Future development cost of:	2016	2017	2018
Proved developed reserves	$-	$-	$-
Proved non-producing reserves	114,200	34,000	-
Proved undeveloped reserves	82,800	342,700	-

Total	$197,000	$376,700	$-

Common assumptions include such matters as the real extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs and the ultimate hydrocarbon recovery percentage.  As a result, oil and gas reserve estimates and discounted present value estimates are frequently revised in subsequent periods to reflect production data obtained after the date of the original estimate.  If the reserve estimates are inaccurate, production rates may decline more rapidly than anticipated, and future production revenues may be less than estimated.

Additional data relating to Royale Energy's oil and natural gas properties is disclosed in Supplemental Information About Oil and Gas Producing Activities (Unaudited), attached to Royale Energy's Financial Statements, beginning on page F-1

Historic Development Costs for Proved Reserves

In each year we expend funds to drill and develop some of our proved undeveloped reserves.  The following table summarizes our historic costs incurred in each of the past three fiscal years to drill and develop reserves that were classified as proved undeveloped reserves as of December 31 of the immediately preceding year:

2015	$-
2014	$549,236

ROYALE ENERGY, INC.
BALANCE SHEETS

	September 30,	December 31,
	2015	2014
ASSETS	(Unaudited)	(Audited)

Current Assets
Cash and Cash Equivalents	$1,706,321	$3,061,841
Other Receivables	2,025,010	1,760,181
Revenue Receivables	199,172	493,295
Prepaid Expenses	90,081	158,404

Total Current Assets	4,020,584	5,473,721

Other Assets	580,844	510,821

Oil and Gas Properties, at cost, (successful efforts basis), and Equipment and Fixtures	6,716,227	7,594,666

Total Assets	$11,317,655	$13,579,208

See notes to unaudited financial statements.

ROYALE ENERGY, INC.
BALANCE SHEETS

	September 30,	December 31,
	2015	2014
LIABILITIES AND STOCKHOLDERS' (DEFICIT)	(Unaudited)	(Audited)

Current Liabilities:
Accounts Payable and Accrued Expenses	$3,586,291	$4,502,559
Current Portion of Long-Term Debt, Net	30,089	29,031
Deferred Turnkey Drilling Obligation	8,137,553	7,937,786

Total Current Liabilities	11,753,933	12,469,376

Noncurrent Liabilities:
Asset Retirement Obligation	834,679	804,206
Note Payable	1,424,237	1,446,853

Total Noncurrent Liabilities	2,258,916	2,251,059

Total Liabilities	14,012,849	14,720,435

Stockholders' (Deficit):
Common Stock, no par value, authorized 20,000,000 shares, 15,525,483 and 14,945,789 shares issued and outstanding.	38,478,003	38,014,730
Convertible preferred stock, Series AA, no par value, 147,500 shares authorized; 46,662 and 46,662 shares issued and outstanding	136,149	136,149
Accumulated Deficit	(41,683,202)	(39,623,243)
Additional Paid in Capital	380,359	337,640
Accumulated Other Comprehensive (Loss)	(6,503)	(6,503)

Total Stockholders' (Deficit)	(2,695,194)	(1,141,227)

Total Liabilities and Stockholders' (Deficit)	$11,317,655	$13,579,208

See notes to unaudited financial statements.

ROYALE ENERGY, INC.
STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED SEPTEMBER 30, 2015 AND 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Sale of Oil and Gas	$255,179	$507,784	$831,472	$2,077,750
Supervisory Fees and Other	186,616	169,475	529,082	497,379

Total Revenues	441,795	677,259	1,360,554	2,575,129

Costs and Expenses:
General and Administrative	710,239	858,137	2,397,434	2,280,268
Lease Operating	218,953	248,028	803,549	969,390
Delay Rentals	0	2,400	49,565	34,192
Lease Impairment	83,755	37,494	96,436	37,494
Well Equipment Write Down	0	0	19,000	0
Legal and Accounting	130,037	39,030	453,935	307,433
Marketing	94,861	133,047	240,608	263,365
Depreciation, Depletion and Amortization	70,018	62,880	209,238	241,015

Total Costs and Expenses	1,307,863	1,381,016	4,269,765	4,133,157

Gain (Loss) on Turnkey Drilling Programs	887,440	562,885	903,677	959,339
Gain (Loss) on Sale of assets	0	369,977	10,070	335,376

Income (Loss) From Operations	21,372	229,105	(1,995,464)	(263,313)
Other Income (Expense):
Interest Expense	(21,766)	(22,792)	(64,495)	(60,085)

Income (Loss) Before Income Tax Expense	(394)	206,313	(2,059,959)	(323,398)

Net Income (Loss)	$(394)	$206,313	$(2,059,959)	$(323,398)

Basic Earnings Per Share	$0.00	$0.01	$(0.14)	$(0.02)

Diluted Earnings Per Share	$0.00	$0.01	$(0.14)	$(0.02)

See notes to unaudited financial statements.

ROYALE ENERGY, INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	Nine Months Ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(2,059,959)	$(323,398)
Adjustments to Reconcile Net (Loss) to Net Cash (Used) by Operating Activities:
Depreciation, Depletion and Amortization	209,238	241,015
Lease Impairment	96,436	37,494
(Gain) Loss on Sale of Assets	(10,070)	(335,376)
(Gain) Loss on Turnkey Drilling Programs	(903,677)	(959,339)
Well Equipment Write Down	19,000	0
Stock-Based Compensation, net of adjustments	86,878	0
(Increase) Decrease in:
Other & Revenue Receivables	29,294	(1,000,194)
Prepaid Expenses and Other Assets	(20,700)	31,198
Increase (Decrease) in:
Accounts Payable and Accrued expenses	(885,795)	(492,176)
Deferred Drilling Obligations	199,767	(594,709)

Net Cash (Used) by Operating Activities	(3,239,588)	(3,395,485)

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for Oil and Gas Properties and Other Capital Expenditures	(2,193,233)	(2,696,088)
Proceeds from Turnkey Drilling Programs	3,173,208	3,889,058
Proceeds from Sale of Assets	506,537	0

Net Cash Provided by Investing Activities	1,486,512	1,192,970

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(21,558)	(17,061)
Proceeds from Sale of Common Stock	419,114	0

Net Cash Provided (Used) by Financing Activities	397,556	(17,061)

Net (Decrease) in Cash and Cash Equivalents	(1,355,520)	(2,219,576)

Cash at Beginning of Year	3,061,841	4,878,233

Cash at End of Period	$1,706,321	$2,658,657

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash Paid for Interest	$64,495	$60,085

Cash Paid for Taxes	$3,000	$2,000

See notes to unaudited financial statements.

ROYALE ENERGY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting only of normally recurring adjustments, necessary to present fairly the Company’s financial position and the results of its operations and cash flows for the periods presented.  The results of operations for the nine month period are not, in management’s opinion, indicative of the results to be expected for a full year of operations.  It is suggested that these financial statements be read in conjunction with the financial statements and the notes thereto included in the Company’s latest annual report.

Use of Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the estimate of Company oil and gas reserves prepared by an independent engineering consultant.  Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proven reserves. Estimated reserves are used in the calculation of depletion, depreciation and amortization, unevaluated property costs, impairment of oil and natural gas properties, estimated future net cash flows, taxes, and contingencies.

Liquidity

The Company has negative working capital, losses from operations and negative cash flows from operations. Historically, the primary source of liquidity has been cash flow from operations. Until we become cash flow positive, we anticipate that our primary sources of liquidity will be from the issuance of debt and/or equity, and the sale of non-core assets.  Assuming there are no changes in expected sales and expense trends subsequent to October 31, 2015, the Company believes that these sources will be sufficient to continue operations for the foreseeable future.

On April 7, 2015, NASDAQ notified us that the company is not in compliance with the minimum stockholders’ equity requirement of the NASDAQ Capital Market listing standards, which require that issuers maintain a minimum stockholders’ equity of at least $2.5 million.  We have filed a registration statement with the SEC to sell common stock sufficient to raise net stockholder’s equity to a level above $2.5 million.  On May 20, 2015, the registration statement became effective with the SEC.  On June 4, 2015, NASDAQ granted an extension through October 5, 2015, to file financial statements demonstrating compliance with the minimum stockholders’ equity requirement.  On October 6, 2015, Royale Energy, Inc., received a letter from the NASDAQ notifying the Company it has not regained compliance with the minimum $2.5 million stockholders’ equity for continued listing. The Company’s securities would be subject to delisting unless the Company requests a hearing on the delisting notice before the NASDAQ Listing Qualifications Panel (the “Panel”) by October 13, 2015.  The Company requested a hearing on October 13, 2015, and has been assigned a hearing date on December 3, 2015, at which the Company will present its plan to regain and thereafter sustain compliance with all applicable listing requirements.  The Company’s securities will continue to be listed on The NASDAQ Capital Market pending the completion of the hearing process and the expiration of any extension granted by the Panel.  However, there can be no assurance that the Panel will grant the Company’s request for continued listing.  If the Company becomes delisted from the NASDAQ Capital Market, it will become ineligible to register and sell its securities on SEC Form S-3, and thus the failure to maintain a listing on the NASDAQ Capital Market may make it more difficult for the company to meet its capital needs through the sale of its securities in a public offering.

Oil and Gas Property and Equipment

Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration.  Maintenance and repairs, including planned major maintenance, are expensed as incurred.  Major renewals and improvements are capitalized and the assets replaced are retired.

Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using unit-of-production rates based on the amount of proved developed reserves of oil and gas that are estimated to be recoverable from existing facilities using current operating methods.  Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Proved oil and gas properties held and used by Royale Energy are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Royale Energy estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. Cash flows used in impairment evaluations are developed using annually updated evaluation assumptions for crude oil commodity prices.  Annual volumes are based on field production profiles, which are also updated annually. Prices for natural gas and other products are based on assumptions developed annually for evaluation purposes.

Impairment analyses are generally based on proved reserves.  An asset group would be impaired if the undiscounted cash flows were less than its carrying value.  Impairments are measured by the amount the carrying value exceeds fair value. During the nine months ended September 30, 2015 and 2014, impairment losses of $96,436 and $37,494, respectively, were recorded on various capitalized lease and land costs that were no longer viable.

Significant unproved properties are assessed for impairment individually, and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that Royale Energy expects to hold the properties.  The valuation allowances are reviewed at least annually.

Upon the sale or retirement of a complete field of a proved property, Royale Energy eliminates the cost from its books, and the resultant gain or loss is recorded to Royale Energy’s Statement of Operations.  Upon the sale of an entire interest in an unproved property where the property has been assessed for impairment individually, a gain or loss is recognized in Royale Energy’s Statement of Operations.  If a partial interest in an unproved property is sold, any funds received are accounted for as a recovery of the cost in the interest retained with any excess funds recognized as a gain. Should Royale Energy’s turnkey drilling agreements include unproved property, total drilling costs incurred to satisfy its obligations are recovered by the total funds received under the agreements.  Any excess funds are recorded as a Gain on Turnkey Drilling Programs, and any costs not recovered are capitalized and accounted for under the “successful efforts” method.

Royale Energy sponsors turnkey drilling agreement arrangements in undeveloped properties as a pooling of assets in a joint undertaking, whereby proceeds from participants are reported as Deferred Drilling Obligations, and then reduced as costs to complete its obligations are incurred with any excess booked against its property account to reduce any basis in its own interest.  Gains on Turnkey Drilling Programs represent funds received from turnkey drilling participants in excess of all costs Royale incurs during the drilling programs (e.g., lease acquisition, exploration and development costs), including costs incurred on behalf of participants and costs incurred for its own account; and are recognized only upon making this determination after Royale’s obligations have been fulfilled.

The contracts require the participants pay Royale Energy the full contract price upon execution of the agreement.   Royale Energy completes the drilling activities typically between 10 and 30 days after drilling begins.  The participant retains an undivided or proportional beneficial interest in the property, and is also responsible for its proportionate share of operating costs.  Royale Energy retains legal title to the lease.  The participants purchase a working interest directly in the well bore.

In these working interest arrangements, the participants are responsible for sharing in the risk of development, but also sharing in a proportional interest in rights to revenues and proportional liability for the cost of operations after drilling is completed and the interest is conveyed to the participant.

A certain portion of the turnkey drilling participant’s funds received are non-refundable.    The Company records a liability for all funds invested as Deferred Drilling Obligations until drilling is complete.  Occasionally, drilling is delayed due to the permitting process or drilling rig availability.  At September 30, 2015 and December 31, 2014, Royale Energy had Deferred Drilling Obligations of $8,137,553 and $7,937,786 respectively.

Losses on properties sold are recognized when incurred or when the properties are held for sale and the fair value of the properties is less than the carrying value.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit, and highly liquid debt instruments with original maturities of three months or less.

Other Receivables

Other receivables consist of receivables from direct working interest investors and industry partners. We provide for uncollectible accounts receivable using the allowance method of accounting for bad debts.  Under this method of accounting, a provision for uncollectible accounts is charged directly to bad debt expense when it becomes probable the receivable will not be collected.  The allowance account is increased or decreased based on past collection history and management’s evaluation of accounts receivable.  All amounts considered uncollectible are charged against the allowance account and recoveries of previously charged off accounts are added to the allowance.    At September 30, 2015 and December 31, 2014, the Company had an allowance for uncollectable accounts of $1,734,713 and $1,734,713, respectively, for receivables from direct working interest investors whose expenses on non-producing wells were unlikely to be collected from revenue.

Revenue Receivables

Revenue receivables consist of receivables related to the sale of our natural gas and oil.  Once a production month is completed Royale Energy receives payment approximately 15 to 30 days later.

Equipment and Fixtures

Equipment and fixtures are stated at cost and depreciated over the estimated useful lives of the assets, which range from three to seven years, using the straight-line method. Repairs and maintenance are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income. Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on dispositions of property and equipment, other than oil and gas, are reflected in operations.

Fair Value Measurements

According to Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification, assets and liabilities that are measured at fair value on a recurring and nonrecurring basis in period subsequent to initial recognition, the reporting entity shall disclose information that enable users of its financial statements to assess the inputs used to develop those measurements and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings for the period.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. Carrying amounts of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their fair values as of the balance sheet dates because of their generally short maturities.

The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Directly or indirectly observable inputs as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3: Unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions

At September 30, 2015 and December 31, 2014, Royale Energy reported the fair value of $0 in available for sale securities.  The fair value was determined using the number of shares owned as of September 30, 2015, multiplied by the market price of those securities on September 30, 2015.

Reclassifications

Certain items in the financial statements have been reclassified to maintain consistency and comparability for all periods presented herein.

Recently Issued Accounting Pronouncements

The Company has reviewed the updates issued by the Financial Accounting Standards Board (FASB) during the nine months ended September 30, 2015, and have determined that the updates are not applicable to the Company.

 NOTE 2 – EARNINGS (LOSS) PER SHARE

Basic and diluted earnings (loss) per share are calculated as follows:

	Three Months Ended September 30,
	2015		2014
	Basic	Diluted	Basic	Diluted
Net Income (Loss)	$(394)	$(394)	$206,313	$206,313

Weighted average common shares outstanding	14,998,103	14,998,103	14,942,728	14,942,728
Effect of dilutive securities	--	--	--	262,573
Weighted average common shares, including Dilutive effect	14,998,103	14,998,103	14,942,728	15,205,301
Per share:
Net income (Loss)	$0.00	$0.00	$0.01	$0.01

	Nine Months Ended September 30,
	2015		2014
	Basic	Diluted	Basic	Diluted
Net (Loss)	$(2,059,959)	$(2,059,959)	$(323,398)	$(323,398)

Weighted average common shares outstanding	14,998,103	14,998,103	14,942,728	14,942,728
Effect of dilutive securities	--	--	--	--
Weighted average common shares, including Dilutive effect	14,998,103	14,998,103	14,942,728	14,942,728
Per share:
Net (Loss)	$(0.14)	$(0.14)	$(0.02)	$(0.02)

For the nine months ended September 30, 2015 and 2014, Royale Energy had dilutive securities of 23,331 and 184,844, respectively.  For the three month period ended September 30, 2015, Royale Energy had dilutive securities of 23,331. These securities were not included in the dilutive loss per share due to their antidilutive nature.

NOTE 3 – OIL AND GAS PROPERTIES, EQUIPMENT AND FIXTURES

Oil and gas properties, equipment and fixtures consist of the following:

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)

Oil and Gas
Producing properties, including drilling costs	$5,028,699	$4,920,521
Undeveloped properties	2,541,751	2,773,422
Lease and well equipment	4,348,948	4,410,120
Gross Oil and Gas Properties	$11,919,398	$12,104,063

Accumulated depletion, depreciation & amortization	(7,470,091)	(7,318,510)

Net Oil and Gas Properties	$4,449,307	$4,785,553

Commercial and Other
Real Estate, Bldg Improvements, including furn and fix	$2,266,050	$2,768,394
Vehicles	118,061	116,830
Furniture and equipment	1,120,760	1,114,086

Gross Equipment and Fixtures	$3,504,871	$3,999,310

Accumulated depreciation	(1,237,951)	(1,190,197)

Net Equipment and Fixtures	$2,266,920	$2,809,113

Net Oil, Gas, Equipment and Fixtures	$6,716,227	$7,594,666

The guidance set forth in the Continued Capitalization of Exploratory Well Costs paragraph of the Extractive Activities Topic of the FASB Accounting Standards Codification requires that we evaluate all existing capitalized exploratory well costs and disclose the extent to which any such capitalized costs have become impaired and are expensed or reclassified during a fiscal period. We did not make any additions to capitalized exploratory well costs pending a determination of proved reserves during the periods in 2015 or 2014.

NOTE 4 – STOCK COMPENSATION PLAN

During the October 10, 2014 Board of Directors meeting, directors and executive offices of Royale Energy were granted 20,000 options each, 140,000 total, to purchase common stock at an exercise price of $5.00 per share. These options were granted for a period of 3 years and will expire after December 31, 2017.  These options become exercisable at 5,000 shares per period beginning October 13, 2014, January 1, 2015, April 1, 2015 and July 1 2015. During the nine months ended September 30, 2015, Royale recognized compensation costs of $86,878 relating to this option grant.  There were no stock compensation costs recognized during the same quarter in 2014.

NOTE 5 – INCOME TAXES

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  At the end of 2014, management reviewed the reliability of the Company’s net deferred tax assets, and due to the Company’s continued cumulative losses in recent years, Royale and it management concluded it is not “more-likely-than-not” its deferred tax assets will be realized.  As a result, the Company will continue to record a full valuation allowance against the deferred tax assets in 2015.

A reconciliation of Royale Energy's provision for income taxes and the amount computed by applying the statutory income tax rates at September 30, 2015 and 2014, respectively, to pretax income is as follows:

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014

Tax (benefit) computed at statutory rate of 34%	$(700,386)	$(109,955)

Increase (decrease) in taxes resulting from:

State tax / percentage depletion / other
Other non-deductible expenses	530	787
Change in valuation allowance	699,856	109,168
Provision (benefit)	$-	$-

NOTE 6 – SUBSEQUENT EVENTS

On September 25, 2015, the Company reached an agreement with Rampart Alaska, LLC, whereby all disputes between the two companies have been resolved, and Royale shall repurchase Rampart’s 30% interest in its Alaska North Slope Western Block. Royale anticipates concluding the terms of the agreement during the fourth quarter of this year.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2015

C O N T E N T S

INDEPENDENT AUDITOR’S REPORT

To the Stockholders of
Matrix Oil Management Corporation
Santa Barbara, California

We have audited the accompanying consolidated balance sheets of Matrix Oil Management Corporation and affiliates (the Company), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Matrix Oil Management Corporation

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Matrix Oil Management Corporation as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
June 29, 2016

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED BALANCE SHEETS
 DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$176,966	$1,112,814
Cash deposits	127,030	126,845
Accounts receivable
Oil and gas sales	211,282	537,704
Joint interest billings	760,340	603,495
Other	77,463	343,078
Prepaid expenses	64,902	68,960
Commodity derivatives	102,650	477,597

Total current assets	1,520,633	3,270,493

PROPERTY AND EQUIPMENT
(successful efforts method)
Proved properties	17,022,513	17,603,646
Unproved properties	2,363,189	4,672,281
Accumulated depreciation, depletion and amortization	(7,415,891)	(6,132,550)

Total property and equipment, net	11,969,811	16,143,377

OTHER ASSETS
Debit issue costs, net of amortization	45,100	436,275
Land	678,168	678,168
Furniture and fixtures, net	57,666	71,037
Investments	14,586	16,616
Commodity derivatives	—	77,894
Long term receivable	88,153	140,625

Total other assets	883,673	1,420,615

TOTAL ASSETS	$14,374,117	$20,834,485

The Notes to Consolidated Financial Statements
   are an integral part of these statements.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED BALANCE SHEETS – CONTINUED
 DECEMBER 31, 2015 AND 2014

	2015	2014
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade payable	$962,257	$1,088,653
Royalties payable	496,761	654,262
Accrued liabilities	1,298,139	423,757
Subordinated notes payable to partners – Jordan	7,500,000	—
Subordinated notes payable to partners – Kerns	7,500,000	—

Total current liabilities	17,757,157	2,166,672

LONG-TERM LIABILITIES AND DEBT
Secured revolving line of credit	740,544	15,615,839
Subordinated notes payable to partners	1,850,000	1,850,000
Asset retirement obligation	482,935	451,893

Total long-term liabilities and debt	3,073,479	17,917,732

Total liabilities	20,830,636	20,084,404

STOCKHOLDERS’ EQUITY
Common stock - $1 par value, 5000,000 shares authorized, 5,000 shares issued and outstanding	5,000	5,000
Retained deficit	(1,136,616)	(1,076,568)
Noncontrolling interest – subsidiaries	(6,314,436)	152,442
Noncontrolling interest – affiliates	989,533	1,669,207

Total stockholders’ equity	(6,456,519)	750,081

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,374,117	$20,834,485

The Notes to Consolidated Financial Statements
   are an integral part of these statements.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
OPERATING REVENUES
Oil and gas sales net	$2,474,418	$4,648,407

OPERATING EXPENSES
Oil and gas production costs	1,015,107	1,591,001
Depreciation, depletion and amortization	1,297,273	1,686,437
Impairment of oil and gas properties	4,089,703	2,310,775
Exploratory expense	103	18,795
Accretion of asset retirement obligation	22,700	21,499
General and administrative expenses	1,380,314	1,837,561

Total operating expenses	7,805,200	7,466,068

Income (loss) from operations	(5,330,782)	(2,817,661)

OTHER INCOME (EXPENSE)
Interest income	7,529	25,135
Interest expense	(1,418,386)	(1,080,159)
Gain (loss) on sale of oil and gas properties	(8,629)	66,149
Unrealized gain (loss) on derivative instruments	(452,841)	740,037
Other income	509	129,062

Total other income (expense)	(1,871,818)	(119,776)

NET LOSS BEFORE TAXES	(7,202,600)	(2,937,437)

STATE INCOME TAX EXPENSE	4,000	5,667

NET LOSS	(7,206,600)	(2,943,104)

LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(7,146,552)	(2,865,945)

NET INCOME (LOSS) ATTRIBUTABLE TO MATRIX OIL MANAGEMENT CORPORATION	$(60,048)	$(77,159)

The Notes to Consolidated Financial Statements
   are an integral part of these statements.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2015 AND 2014

	Common Stock	Retained Deficit	Noncontrolling Interest – Subsidiaries	Noncontrolling Interest – Affiliates	Total

Balances December 31, 2013	$5,000	$(999,409)	$3,066,425	$1,621,169	$3,693,185
Net income (loss)	-	(77,159)	(2,913,983)	48,038	(2,943,104)

Balances December 31, 2014	$5,000	$(1,076,568)	$152,442	$1,669,207	$750,081
Net loss	-	(60,048)	(6,466,878)	(679,674)	(7,206,600)

Balances December 31, 2015)	$5,000	$(1,136,616)	$(6,314,436)	$989,533	$(6,456,519)

The Notes to Consolidated Financial Statements
   are an integral part of these statements.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,206,600)	$(2,943,104)
Adjustments to reconcile net loss to net cash used in operating activities
Gain on sale of oil and gas properties	8,629	(66,149)
Depreciation, depletion and amortization	1,297,273	1,686,437
Impairment of oil and gas properties	4,089,703	2,310,775
Exploratory expense	103	18,795
Accretion expense	22,700	21,499
Bad debt expense	30,765	—
Amortization of debt issue costs	551,647	236,628
Unrealized (gain) loss on derivative instruments	452,841	(740,037)
Change in operating assets and liabilities
Accounts receivable	561,272	51,308
Joint interest receivable	(156,845)	991,719
Deposits	(185)	(8,615)
Prepaid expenses	4,058	(4,688)
Other assets	54,464	6,410
Accounts payable	151,619	(1,753,441)
Royalties payable	(157,501)	(104,444)
Advances from joint interest owner	—	(729,128)
Accrued liabilities	929,186	187,922

Net cash used in operating activities	633,129	(838,113)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures – drilling and development	(792,090)	(1,620,854)
Capital expenditures – lease and well equipment	(752,016)	(70,823)
Capital expenditures – furniture and fixtures	(5,939)	(62,635)
Proceeds from the sale of oil and gas properties	16,797	1,270,000

Net cash used in operating activities	(1,533,248)	(484,312)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of line of credit	(15,000,000)	(1,270,000)
Proceeds from line of credit	100,000	3,721,877
Proceeds from subordinated notes payable	15,000,000	—
Capitalized loan costs	(135,729)	(626,669)

Net cash provided by (used in) financing activities	(35,729)	1,825,208

Net increase (decrease) in cash and cash equivalents	(935,848)	502,783

CASH AND CASH EQUIVALENTS, beginning of year	1,112,814	610,031

CASH AND CASH EQUIVALENTS, end of year	$176,966	$1,112,814

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash interest paid	$1,314,773	$972,832

Addition to proved properties for increase in asset retirement obligation liability	$8,342	$76,989

Additions to property and equipment included in accounts payable and accrued liabilities	$228,659	$561,478

The Notes to Consolidated Financial Statements
   are an integral part of these statements.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND NATURE OF OPERATIONS

Nature of Operations

The consolidated financial statements included herein are comprised of the individual financial statements of Matrix Oil Management Corporation, formally known as Matrix Partnership Management Corp (a California corporation), Matrix Investments, LP
 (a California limited partnership), Matrix Las Cienegas, LP (a California limited partnership), Matrix Permian Investments, LP (a Texas limited partnership), Matrix Oil Corporation (a California S Corporation), Matrix Pipeline, LP (a California limited partnership), (collectively, the Company) and Matrix Royalty, LP (a Texas limited partnership).  The Company is comprised of energy companies involved in the acquisition, development, and production of oil and gas properties.  Since operations began, the Company has experienced growth through the acquisition of oil and gas properties and the exploitation of these properties primarily in the Los Angeles and San Joaquin Basin areas of Southern California, the Permian Basin of West Texas, Rio Blanco, Colorado, and Williams and McKenzie Counties, North Dakota.

Matrix Oil Management Corporation (MOM) is a California C Corporation.  In 2010, management changed its financial reporting structure to have MOM report as the parent company for purposes of consolidated financial reporting due to its control over its subsidiaries and being the primary beneficiary of the consolidated affiliates.  The corporation has a contract to manage, as the general partner, all oil field interests.  Matrix Oil Management Corporation serves as the 1.00% general partner for Matrix Investments, LP, 1.00% general partner for Matrix Permian Investments, LP, 1.01% general partner for Matrix Las Cienegas, LP and 12.25% general partner for Matrix Royalty, LP.

Matrix Las Cienegas, LP, a California Limited Partnership, currently holds title to a 1.77% working interest in the Las Cienegas Field in Southern California, title to a 5% through 10% working interest in the West Whittier Oil Field, and a 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas.  During 2012, Matrix Las Cienegas, LP transferred its 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas to Matrix Permian Investments, LP.

Matrix Investments, LP, a California Limited Partnership, currently holds title to a 44% working interest in ABA operated lease Grimes Gas Field, a 10% working interest in the Bellevue Field, 30% working interest in the Whittier Main Lease, 30% working interest in the Sempra lease, 17% working interest in the Strand Field and 5% working interest in the S-24 through S-30 wells on the West Whittier Oil Field.  The partnership was formed to place future equity capital to be used for corporate growth goals.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND NATURE OF OPERATIONS – CONTINUED

Nature of Operations – Continued

Matrix Permian Investments, LP, a Texas Limited Partnership, currently holds title to a 69% working interest in Rowena Field, 25% working interest in Yucca Butte, 44% in the Boyd, interests ranging from 5.5% to 7% in Bakken field in North Dakota (sold in 2014 as further described at Note 3), 46.8% in Meeker prospect in Colorado, and a 19% working interest in the JMM Arledge Field.

During 2012, Matrix Las Cienegas, LP transferred its 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas to Matrix Permian Investments, LP.

Matrix Oil Corporation, a California S Corporation, was organized on June 15, 2000 and functions as an operating company; operates the properties for, and serves as the 1.89% general partner to Matrix Pipeline, LP, and a California Limited Partnership.  Matrix Oil Corporation has three stockholders who also serve as the Board of Directors.

Matrix Pipeline, LP, a California Limited Partnership, holds title to an undivided 100% interest in the pipeline located at Whittier Oil Field.  The pipeline, a 1.5-mile intra-property line, transports only oil, gas, and water produced from Matrix wells at Whittier and does not carry third party fluid.  The partnership, consisting of 1.89% General Partner Matrix Oil and 98.11% Limited Partner Matrix Las Cienegas, LP, was formed to hold all future pipeline assets and receive any revenue from transportation fees assessed for the selling and transport of oil and gas.

Matrix Royalty, LP, a Texas Limited Partnership, currently holds various royalty interests the Company has acquired.

Liquidity

Crude oil prices decreased significantly in the latter part of 2014 and in 2015, dropping to the lowest levels since March 2009. Management's plans and related capital and financial projections for 2016 are reflective of lower commodity prices. Management believes the Company is positioned to withstand current weakness in crude oil prices and the impact of such weaknesses to the Company’s cash flows through 2016.

As disclosed in Note 7 and 10 to the consolidated financial statements the Company amended its Credit Agreement to allow for the repayment of debt outstanding on the line of credit of $15 million and correspondingly, borrowing an additional $15 million of subordinated notes payables from certain partners. In addition, the Company closed on a term loan with a third-party in June 2016 as disclosed in Note 10 to the consolidated financials, for which proceeds have been used for purchase of oil and natural gas properties, the payoff of the existing Credit Agreement, payment of legal and other loan costs, and other working capital needs of the Company.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND NATURE OF OPERATIONS – CONTINUED

Liquidity – Continued

The Company has been able to restructure and procure other alternative financing throughout existence of the Company. The Company cannot provide any assurance that additional equity or debt financing will be available or on acceptable terms.   Management is confident that it will have the necessary resources from new capital, existing personal liquidity, operating cash flow from existing assets, and proceeds from asset sales to meet any repayment requirements of debt and working capital to meet the Company’s needs.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Matrix Oil Management Corporation and its subsidiaries: Matrix Las Cienegas, LP (LCC) and Matrix Investments, LP (MIN), Matrix Permian Investments, LP (MPM) and Matrix Royalty, LP (MRL) (collectively, the Subsidiaries).  The accompanying consolidated financial statements include the accounts of MOM and its affiliates:  Matrix Oil Corporation (MAT) and Matrix Pipeline, LP (MPP) (collectively, the Affiliates).  All entities comprising the consolidated financial statements of the Company have fiscal years ending December 31st.

The accompanying consolidated financial statements include the accounts of the Subsidiaries, as MOM is the general partner and exercises control over the Subsidiaries.  The accompanying consolidated financial statements include the accounts of the Affiliates, which were determined to be variable interest entities (VIEs) as described in Note 6.  The Affiliates are VIEs as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, Consolidations, due to receiving substantially all financial support from certain debt held by and between the Company and collateralized by the assets of the Company and the Affiliates.

All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America, which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business.

Non-controlling Interests

Non-controlling interest represents the equity interest in the consolidated Subsidiaries and Affiliates which is not owned by the Company.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Non-controlling Interests – Continued

On January 1, 2010, the Company adopted certain provisions concerning the accounting and reporting for non-controlling interests included within FASB ASC Topic 810, Consolidations. Specifically, these provisions establish accounting and reporting standards that require (i) the ownership interest in consolidated entities held by parties other than the consolidating entity to be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the consolidating entity’s equity; and (ii) the equity amount of consolidated net income attributable to the consolidating entity and to the non-controlling interests to be clearly identified and presented on the face of the consolidated statements of income.

Net income (loss) is now determined without deducting amounts attributable to non-controlling interest.  In the accompanying consolidated statements of operations, the non-controlling interest in the net income (loss) of the consolidated affiliates is shown as an allocation of net income (loss) and is presented separately as “net income (loss) attributable to non-controlling interest.”  In the accompanying consolidated balance sheets, “non-controlling interest” represents the ownership interest in the consolidated affiliates’ equity held by parties other than the Company.

Commodity Derivative Financial Instruments

From time to time, the Company utilizes derivative financial instruments, consisting of puts and swaps, in order to manage exposure to changes in oil commodity prices.  These derivative contracts require financial settlements with counterparties based on comparison of various market prices for oil and either floor or swap benchmark prices. The notional amounts of these derivative contracts are economically based on a percentage of estimated production from proved reserves.

The Company accounts for derivative contracts in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.  Currently, the Company has elected not to designate any derivative contracts as accounting hedges under the provisions of FASB ,ASC Topic 815.

As such, all derivative contracts are carried at fair value on the balance sheet and are marked-to-market at the end of each period with a related adjustment to earnings. Unrealized gains or losses are recorded as gain (loss) on derivatives in unrealized gain (loss) on derivative instruments in the consolidated statements of operations.  Realized gain or losses are recorded net in oil and gas sales in the consolidated statements of operations. See further disclosure regarding commodity derivatives at Note 5.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Use of Estimates and Certain Significant Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Depletion of oil and gas properties is determined using estimates of proved oil and gas reserves.  There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.  Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks.  Other significant estimates include asset retirement obligations and depreciation of other property and equipment.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities.  Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful.

Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred.  Gains and losses arising from sales of properties are generally included as income.

Capitalized acquisitions costs attributable to proved oil and gas properties are depleted by field, using the unit-of-production method based on proved reserves.  Capitalized exploration well costs and developments costs, including asset retirement obligations, are amortized similarly by field, based on proved developed reserves.

Depreciation, depletion and amortization expense for oil and gas producing property and related equipment was approximately $1,297,273 and $1,686,437 for the years ended December 31, 2015 and 2014, respectively.  The Company has capitalized costs related to proved oil and gas properties of $17,022,513 and $17,603,646 as of December 31, 2015 and 2014, respectively.

Capitalized costs are evaluated for impairment in accordance with Accounting Standards Codification Topic 360 (ASC Topic 360), Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Oil and Gas Properties – Continued

To determine if a depletable unit is impaired, the Company compared the carrying value of the depletable unit to the undiscounted future net cash flow estimates over the economic life of the property.  Future net cash flows are based upon reservoir engineers' estimates of proved reserves.  For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized.

Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of:  (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate.  The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices.  Unproved properties are assessed periodically to determine whether they have been impaired.  An impairment charge is recorded on an unproved property when management determines the property will not be developed.  Each component of an impairment calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value.  The Company recorded an impairment of proved oil and gas properties of approximately $4,089,703 and $2,310,775 for the years ended December 31, 2015 and 2014.

During 2015 and 2014, the Company elected to abandon any future plans to further explore or develop the Spitzer and Pumphrey Prospects and the Boyd #90 lease due to the related leases being determined to be uneconomical or non-productive. The Company recorded exploratory expense of oil and gas properties of $103 and $18,795 for the years ended December 31, 2015 and 2014, respectively.

Unproved oil and gas leases are generally for a primary term of three to five years.  In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases.  As properties are evaluated through exploration, they will be included in the amortization base.  Costs of unproved properties at December 31, 2015 and 2014 primarily represent undeveloped leasehold costs, intangible drilling costs and lease and well equipment related to wells in progress.

The prospects and their related costs are evaluated individually.  The Company had $2,363,189 and $4,672,281 of unproved oil and gas properties at December 31, 2015 and 2014, respectively.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Other Property and Equipment

Other property and equipment are carried at cost and consist of computer software and office equipment.  Depreciation is provided for using the straight-line method over three to seven years based on the estimated useful life of the assets.  Depreciation expense for other property and equipment totaled $19,310 and $28,075 for the years ended December 31, 2015 and 2014, respectively.  Repairs and maintenance are charged to expense as incurred.

Asset Retirement Obligation

The Company accounts for the asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations. The FASB Codification requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.

A liability is incurred when a well is drilled and completed.  The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest.

The retirement obligation is recorded at its estimated present value at the obligation’s inception with an offsetting increase to proved properties on the consolidated balance sheet.  Accretion of the discount of the estimated liability is recorded as an expense over the life of the asset.  See further disclosure regarding the asset retirement obligation at Note 9 – Asset Retirement Obligations.

Revenue Recognition

Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred, written evidence of an arrangement exists, pricing is fixed and determinable and collectability of the revenue is reasonably assured.  As of December 31, 2015 and 2014, the Company had no significant imbalance asset or liability.  The Company paid severance and production taxes of $218,974 and $171,859 for the years ended December 31, 2015 and 2014, respectively.  Such amounts represent a direct reduction in revenue from oil and gas producing activities.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.  Cash and cash equivalents totaled $176,966 and $1,112,814 at December 31, 2015 and 2014, respectively.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Cash Deposits

Cash deposits consist primarily of deposits made with regulatory agencies to satisfy financial assurance for regulated operations.  Cash deposits totaled $127,030 and $126,845 at December 31, 2015 and 2014, respectively.

Accounts Receivable

Accounts receivable include amounts due from oil and gas purchasers and amounts due from joint working interest owners.  Accounts receivable, accrued oil and gas sales, consist of accrued revenues due under normal trade terms, generally requiring payment within 30 days of production.

Accounts receivable, joint interest billings, consist of amounts from joint interest owners due within 30 days of invoice date.  The Company’s allowance for doubtful accounts is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors.  The Company provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance, based on its assessment of the current status of individual accounts.  The Company recorded an allowance for doubtful accounts of $30,765 as of December 31, 2015, due to management’s expectation that the receivables would not be collected.  The Company did not have an allowance for doubtful accounts as of December 31, 2014, based on management’s expectation that all receivables would be collected.

Debt Issue Costs

Direct costs totaling $949,014, and $788,581 associated with the Company’s revolving line of credit facility have been capitalized as of December 31, 2015 and 2014 and are being amortized over the duration of the credit facility.  Accumulated amortization was $903,945 and $352,306 for the years ended December 31, 2015 and 2014, respectively.  The Company reported amortization expense of $551,647 and $236,628 for the years ended December 31, 2015 and 2014 and is included in interest expense in the accompanying consolidated statements of operations, respectively.  The costs associated with the Company’s existing revolving line of credit facility were written off and included in amortization expense due to the note restructuring as defined in Note 7.

Long Term Receivables

Long term receivables include amounts owed from a joint interest owner related to seismic costs that had been paid by the Company on behalf of the joint interest owner.  The Company believes that the receivable will be collected in the future through continued joint operations with the working interest owner.  The outstanding balance bears interest at a rate of 9% per annum.  The Company has recognized interest income on the outstanding balance in the amount $7,529 and $25,135 for the years ended December 31, 2015 and 2014, respectively.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Environmental

The Company’s operations are subject to risks normally incident to the exploration for and the production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.  The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.  No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

Income Taxes

With the exception of Matrix Oil Management Corporation, the Company is not subject to income tax.  Under the Internal Revenue Code, the taxable income or loss of partnerships will be included in the federal income tax returns filed by the partners.  The partnerships will be treated as flow-through entities for income tax purposes.

As a result, the net taxable income or loss of the partnerships and any related tax credits, for federal income tax purposes, are deemed to pass to the partners and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.  Accordingly, no tax provision has been made in the financial statements of the partnerships since the income tax is an obligation of the partners.

In 2006, the State of Texas enacted the Texas Margin Tax Bill effective January 1, 2008 for the tax year ended December 31, 2007.  The Company did not record a tax provision related to the Texas Margin Tax for the year ended December 31, 2015 and 2014, due to the Company having no material taxable margin from operations in the State of Texas.

The State of California requires that entities organized in the State of California to pay a Minimum Franchise Tax whether the corporation is active, operates at a loss or does not have current business operations.  At December 31, 2015 and 2014, the Company recorded $5,667 and $4,000 in franchise tax expense levied by the State of California.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Income Taxes – Continued

On January 1, 2009, the Company implemented the provisions of FASB ASC Topic 740, Income Taxes, relating to accounting for uncertainties in income taxes.  FASB ASC Topic 740 defines the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements.  ASC Topic 740 requires that the Company recognize in the consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

FASB ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure.  Tax positions taken related to the Company’s pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination.  Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.  As of December 31, 2015, the Company’s tax years 2012 through 2015 remain subject to examination.

There was no significant amount of current tax, expense or benefit applicable to Matrix Oil Management Corporation during the years ended December 31, 2015 and 2014.
 In addition, there were no material deferred tax assets or liabilities applicable to Matrix Oil Management Corporation at December 31, 2015 and 2014.

Distributions

Distributions are made at the discretion of management.  Stockholders’ equity will be adjusted as distributions are paid to the various stockholders and additional capital contributions are made by the stockholders, if any.  No distributions were paid during the years ended December 31, 2015 or 2014.

Significant Concentrations

The Company engages primarily in the oil and gas production and development business and performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.  The Company had sales to four customers which accounted for approximately 85% and 84% of oil and gas revenues and approximately 87% and 90% of oil and gas receivables for the years ended December 31, 2015 and 2014, respectively.  The Company does not believe that the loss of a purchaser would have an adverse effect on the ability to sell its crude oil and gas production.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Significant Concentrations – Continued

The Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits.  The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

General and Administrative Expenses

Administrative overhead costs charged to third parties are included net in general and administration expenses, and totaled $185,901 and $186,318 for the years ended December 31, 2015 and 2014, respectively.

Reclassifications

Certain amounts previously reported may have been reclassified to conform to the current format.

NOTE 3.   DIVESTITURES OF CERTAIN OIL AND GAS PROPERTIES

During 2014, the Company sold certain properties in the Bakken field in North Dakota for total gross proceeds of $1,270,000.  The Company recognized a gain on the sale totaling $66,149 for the year ended December 31, 2014.

During 2015, the Company sold certain properties in the Connell well in Texas for total gross proceeds of $7,500.  The Company recognized a loss on the sale totaling $145,432 for the year ended December 31, 2015.   During 2015, the Company incurred a charge to property previously sold in prior years in the amount of $136,803, which is included in gain (loss) on sale of oil and gas properties in the accompany consolidated financial statements.

NOTE 4.   FAIR VALUE MEASUREMENTS

Effective January 1, 2013, the Company adopted FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC Topic 820), which establishes a framework for measuring fair value in generally accepted accounting principles, provided the definition of fair value within that framework, and requires disclosures about the use of fair value measurements.

ASC Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.   FAIR VALUE MEASUREMENTS – CONTINUED

ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three level fair value hierarchy for disclosure of fair value measurements defined by
ASC Topic 820 is as follows:

Level 1 inputs:  Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs:  Inputs, other than quoted prices in active markets that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs:  Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under level 3 generally involves a significant degree of judgment from management.

Fair Values - Recurring

The Company’s derivative contracts are carried at fair value under ASC Topic 820. The fair value is based upon independently sourced market parameters.  The fair value is estimated using forward–looking price curves and discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.

The following tables presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014:

	Fair Value Measurement at December 31, 2015
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Commodity derivatives - asset	$102,650	$-	$102,650	$-

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.   FAIR VALUE MEASUREMENTS – CONTINUED

Fair Values – Recurring – Continued

	Fair Value Measurement at December 31, 2014
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Commodity derivatives - liability	$555,491	$-	$555,491	$-

Fair Values – Non-recurring

The Company applies the provisions of the fair value measurement standard to its non-recurring, non-financial measurements including oil and natural gas property impairments and other long-lived asset impairments.  These items are not measured at fair value on a recurring basis but are subject to fair value adjustments only in certain circumstances.

NOTE 5.   COMMODITY DERIVATIVE FINANCIAL INSTRUMENTS

Derivative transactions may take the form of zero cost collars and options indexed to NYMEX or other commodity price indices. Such derivative contracts will not exceed anticipated production volumes and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is marketed. These derivatives are indexed to NYMEX WTI (West Texas Intermediate) and Brent crude oil prices.

The following tables reflect the Company’s open commodity derivative contracts at December 31, 2015 and the associated volumes and corresponding reference pricing:

Delivery Period	Oil Barrels - Monthly	WTI Cal Month Put Option Price
January 2016	1,457	$75.00
February 2016	1,421	$75.00
March 2016	1,426	$75.00

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.   COMMODITY DERIVATIVE FINANCIAL INSTRUMENTS – CONTINUED

The Company has chosen not to designate the options as “hedges” and therefore they do not qualify for hedge accounting treatment under FASB ASC Topic 815. The Company has recorded the contracts at fair value with the related gains and losses recorded as revenues from oil and gas producing activities.  The unrealized gain (loss) from derivative instruments related to the market-to-market changes in the fair value positions of the open derivative instruments as of December 31, 2015 and 2014 was ($452,841) and $740,037, respectively.

The (gain) loss impact of settled derivative instruments are recognized and included in oil and gas sales, net of ($540,922) and $64,777 for the years ended December 31, 2015 and 2014, respectively.

The Company recognized a current asset of $102,650 related to the estimated fair value of the derivative instruments as of December 31, 2015.  The Company recognized a current asset of $477,597 and a long term asset of $77,894 related to the estimated fair value of the derivative instruments as of December 31, 2014.

NOTE 6.   VARIABLE INTEREST ENTITIES

VIEs are defined as entities with a level of invested equity that is not sufficient to fund future operations on a stand-alone basis, or whose equity holders lack certain characteristics of a controlling financial interest.  For identified VIEs, an assessment must be made to determine which party to the VIE, if any, has both the power to direct the activities of the VIE that most significantly impacts the performance of the VIE and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Management performs an analysis of the Company’s variable interests to determine if those type interests are held in other entities.  The analysis primarily is based on a qualitative review, but also includes quantitative considerations in evaluating the variable interests.  Qualitative analyses are performed based on an evaluation of the design by the entity, its organizational structure, to include decision-making ability, and financial arrangements. When used to supplement qualitative analyses, quantitative analyses are based on the financial metrics of the entity.

Accounting principles generally accepted in the United States of America require reporting entities to consolidate VIEs when they have variable interests that provide a controlling financial interest in VIEs.  Entities that consolidate VIEs are referred to as primary beneficiaries.

MOM was deemed to be the primary beneficiary of the Affiliates described in Note 2, which qualifies them as VIEs under FASB ASC Topic 810, Consolidations.  MOM and the Affiliates jointly and severally guarantee various debt instruments, as discussed in Note 7, and are under common ownership.  The Affiliates operate the assets of MOM and charge an administrative overhead fee to generate revenue.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.   VARIABLE INTEREST ENTITIES – CONTINUED

The Affiliates were consolidated into MOM.  Accordingly, the assets and liabilities and revenues and expenses of the Affiliates have been included in the accompanying consolidated financial statements as of and for the years ended December 31, 2015 and 2014 as follows:

	2015	2014
Assets	$4,722,894	$6,354,067
Liabilities	(3,621,238)	(4,684,860)
Revenues	(228,062)	(813,482)
Expenses	907,736	(765,454)

The liabilities of the Affiliates consolidated by MOM do not represent additional claims on MOM’s general assets; rather they represent claims against the specific assets of the VIE.  Likewise, the assets of the VIE consolidated by MOM do not represent additional assets available to satisfy claims against MOM’s general assets.

MOM and its subsidiaries provide the financial support necessary to finance the operations of the VIEs, and are therefore required to consolidate the entities for financial reporting purposes.

NOTE 7.   LONG – TERM DEBT

Secured Revolving Line of Credit

The Company had $740,544 and $15,615,839 outstanding on a bank credit facility (the Credit Facility) with a financial institution at December 31, 2015 and 2014, respectively.

On March 31, 2014, the Company entered into a Note Purchase Agreement with a new third-party financial institution to assume and purchase all outstanding debt obligations under the Credit Facility outstanding at such date.

Correspondingly, the Company entered into a bank credit agreement (Credit Agreement) with the third-party financial institution on March 31, 2014, which is secured by substantially all of the Company’s oil and gas properties.   The Credit Agreement provides that the total outstanding borrowings and letters of credit issued on the Company’s behalf are limited to an amount determined by the bank’s semi-annual borrowing base evaluation of the Company’s oil and gas properties, with redetermination occurring on April 1st and October 1st of each year.

On February 10, 2015, the Credit Agreement was amended to include three management members as individual guarantors which shall not exceed $9.5 million, and correspondingly the borrowing base in the Credit Agreement was re-determined at $18 million.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.   LONG – TERM DEBT – CONTINUED

Secured Revolving Line of Credit – Continued

On June 30, 2015, the Credit Agreement was amended and borrowing base was reduced to $16 million, plus other revisions and limitations of the individual guarantors as defined in the Credit Agreement.

On September 30, 2015, the Company entered a forbearance agreement under the Credit Agreement, which was extended to December 31, 2015.

On December 31, 2015, the Company borrowed $15 million under the Subordinated Note Purchase Agreement (Note Agreement) from certain partners (as further defined in note disclosure below), which proceeds were used to pay down the Credit Agreement.  Corresponding, the Credit Agreement was amended on December 31, 2015, which reduced the Borrowing Base to $1.5 million and extended the maturity date of the Credit Agreement to March 2017.

The amounts borrowed under the Credit Agreement are due March 31, 2017 and bear interest of either the Adjusted LIBOR rate plus a marginal rate of 4.5% or the financial institution Adjusted Bank Rate plus a marginal rate of 1.75%.  Unused commitment fees are charged in accordance with the terms in the Credit Agreement.

The Company is subject to certain restrictive financial and non-financial covenants under the Credit Agreement, including:  annual reviewed financial statements; quarterly unaudited financial statements and quarterly compliance certificates. Due to the amended Credit agreement noted above, the Company was in compliance with the debt covenants as of December 31, 2015, as certain covenants were waived as part of the most recent Credit Agreement amendment occurring in December 2015.

The Company recognized $755,739 and $823,742 in interest expense for the years ended December 31, 2015 and 2014, respectively, of which $35,479 and $42,886 were included in accrued liabilities. The Credit Facility is secured by substantially all of the Company’s assets, including a first priority perfected lien on all oil and gas properties.

Subordinated Notes Payable to Partners

On November 15, 2012, the Company entered into an Amended and Restated Credit Agreement (the Investor Note) with certain investors.  Pursuant to the Amended and Restated Credit Agreement, the Company is allowed to borrow an aggregate amount not exceeding $1,850,000.  The Company’s outstanding balance at December 31, 2015 and 2014 was $1,850,000, respectively.  Outstanding balances under the Amended and Restated Credit Agreement bear interest at a 6% per annum.  Interest on the Amended and Restated Credit Agreement is payable at maturity, as determined by the lenders, and all outstanding principal amounts are due at maturity.  The Amended and Restated Credit Agreement matures on November 15, 2017.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.   LONG – TERM DEBT – CONTINUED

Subordinated Notes Payable to Partners – Continued

On December 31, 2015, the Company entered into a Subordinated Note Purchase Agreement (Note Agreement) with certain partners of the Company pursuant to the Credit Facility amendment in December 2015. The amount outstanding under the Note Agreement at December 31, 2015 was $15,000,000, and all outstanding principal and interest is due in December 2016. Outstanding balances under the Note Agreement bear interest at 8% per annum, compounded quarterly. Interest on the Note Agreement is payable quarterly, subject to the terms and conditions defined in the Note Agreement.

The Company recognized $111,000 and $111,000 in non-cash interest expense for the years ended December 31, 2015 and 2014, respectively, of which accrued but unpaid interest on the subordinated notes was $346,989 and $235,989, and included in accrued liabilities at December 31, 2015 and 2014, respectively.

NOTE 8.   COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities on a month-to-month term, in which termination is based upon sixty days written notice by either party.  Lease expense during the year ending December 31, 2015 and 2014 was $134,875 and $131,665, respectively.

Environmental and Legal

During 2011 and 2012, special interest groups had filed three cases to oppose the Matrix Whittier Main Drilling Project by filings against the City of Whittier and Los Angeles County related to the issuance of the Company’s development permit (Conditional Use Permit issued by the City of Whittier) for the Whittier Main Drilling Project. During 2012 and 2013 the cases were resolved via settlement. There are three settlement agreements, a master settlement between all parties, a confidential attorneys’ fees settlement agreement and a final settlement between the petitioners and the City of Whittier and Los Angeles County. Currently, appeal proceedings are in process regarding the settlements, with hearings scheduled in the latter part of 2016. Currently, the Company’s development plans for the Whittier Main are on hold until the Company and the City of Whittier agree upon a new lease.

As of December 31, 2015 there are no known environmental or other regulatory matters related to the Company’s operations that are reasonably expected to result in a material liability to the Company.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.   COMMITMENTS AND CONTINGENCIES – CONTINUED

Environmental and Legal – Continued

Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company’s financial position, results of operations or cash flows.

Since the Company’s major products are commodities, changes in the prices of oil and gas could have a significant impact on the Company’s results of operations in any particular year.  The Company’s liquidity is dependent on its operating performance, which is closely related to market conditions in the oil and gas industry, and its source of financing.

In the event that market conditions deteriorate, causing a decrease in operating profits, and the Company is unable to secure additional financing sources to fund its operations, additional development of oil and gas properties and other activities may be curtailed.

NOTE 9.   ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations associated with the future plugging and abandonment of proved properties and related facilities.  Under the provisions of FASB ASC
Topic 410, Asset Retirement and Environmental Obligations, the fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred with a corresponding increase in the carrying amount of the related long-lived asset.

The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

The Company has no assets that are legally restricted for purposes of settling asset retirement obligations.  The following table summarizes the Company’s asset retirement obligation transactions recorded in accordance with the provisions of FASB ASC Topic 410 during the years ended December 31, 2015 and 2014:

	2015	2014
Beginning asset retirement obligations	$451,893	$353,405
Liabilities incurred	-	144,585
Accretion expense	22,700	21,499
Changes in asset retirement obligations recorded	8,342	(67,596)
	$482,935	$451,893

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.   SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2015 and through June 29, 2016, the date the consolidated financial statements were available to be issued.

On June 15, 2015, Matrix Investments LP executed a Purchase and Sale Agreement with California Resources Corporation ("CRC") to purchase 100 % of all oil and gas assets and surface fee associated with the LA Basin located fields designated as East LA and Sansinena for approximately $22 Million.

In conjunction with the Purchase and Sale Agreement noted above, on June 15, 2016 the Company entered into a term loan agreement with another third-party financial institution (term loan) for approximately $12.4 million.  The uses of the term loan will be used for the approximately 50% working interest purchase of the oil and gas properties noted above in the Purchase and Sale Agreement, the payoff of the existing Credit Agreement, payment of legal and other loan costs, and other working capital needs of the Company as defined in the loan agreement.  The remaining 50% working interest of the two fields is to be acquired by one party in negotiation with Matrix Investments LP in a joint venture and joint operating agreement. The term loan matures June 15, 2018, is secured by the assets of the Company, and contains financial covenants commencing June 30, 2016 and thereafter, as defined in the term loan agreement. The term loan contains preferential payment requirements in advance of the amounts outstanding under the subordinated notes payable to partners, as defined in the term loan agreement.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 31, 2016 AND 2015
 Unaudited
	2016	2015
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,587,831	$274,960
Cash deposits	11,652	118,467
Accounts receivable
Oil and gas sales	592,955	290,402
Joint interest billings	1,212,185	545,618
Other	385,555	112,067
Prepaid expenses	135,610	88,353
Commodity derivatives	(48,092)	272,948
Other current assets	509,797	7,029

Total current assets	5,494,493	1,709,843

PROPERTY AND EQUIPMENT
(successful efforts method)
Proved properties	27,262,177	18,050,251
Unproved properties	2,363,189	4,672,281
Accumulated depreciation, depletion and amortization	(9,010,591)	(7,146,375)

Total property and equipment, net	20,614,775	15,576,157

OTHER ASSETS
Debit issue costs, net of amortization	1,720,586	379,868
Land	678,168	678,168
Furniture and fixtures, net	60,995	76,976
Investments	—	13,893
Commodity derivatives	(88,944)	—
Long term receivable	44,474	140,625
Deposits and other	7,759	8,378

Total other assets	2,423,047	1,297,907

TOTAL ASSETS	28,532,304	18,583,907

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED BALANCE SHEETS – CONTINUED
SEPTEMBER 30, 2016 AND 2015
 Unaudited
	2016	2015
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade payable	$2,109,389	$776,005
Royalties payable	1,696,596	529,855
Accrued liabilities	828,968	964,684

Total current liabilities	4,634,953	2,270,543

LONG-TERM LIABILITIES AND DEBT
Secured revolving line of credit	12,371,134	15,615,839
Subordinated notes payable to partners	1,850,000	1,850,000
Subordinated notes payable to partners – Jordan	7,500,000	—
Subordinated notes payable to partners – Kerns	7,500,000	—
Asset retirement obligation	414,660	392,073
Other accrued liabilities	1,615,404	—

Total long-term liabilities and debt	31,251,198	17,857,912

Total liabilities	35,886,151	20,128,455

STOCKHOLDERS’ EQUITY
Common stock - $1 par value, 5000,000 shares authorized, 5,000 shares issued and outstanding	5,000	5,000
Paid in capital	—	—
Retained deficit	(1,171,298)	(1,091,670)
Distributors to partners	—	—
Noncontrolling interest – subsidiaries	(6,388,071)	(1,464,203)
Noncontrolling interest – affiliates	200,522	1,006,324

Total stockholders’ equity	(7,353,847)	(1,544,549)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,532,304	$18,583,907

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30,
 Unaudited
	2016	2015
OPERATING REVENUES
Oil and gas sales net	$2,157,730	$1,645,626

OPERATING EXPENSES
Oil and gas production costs	1,851,934	996,008
Depreciation, depletion and amortization	1,594,700	1,008,446
Impairment of oil and gas properties	—	—
Exploratory expense	—	—
Accretion of asset retirement obligation	27,764	16,926
General and administrative expenses	1,346,422	1,235,508

Total operating expenses	4,820,820	3,256,888

Income (loss) from operations	(2,663,090)	(1,611,262)

OTHER INCOME (EXPENSE)
Interest income	5,738	201
Interest expense	(1,721,693)	(814,726)
Gain (loss) on sale of oil and gas properties	(80,001)	(8,629)
Other income	287,718	137,844

Total other income (expense)	(1,508,238)	(685,310)

NET LOSS BEFORE TAXES	(4,171,328)	(2,296,572)

STATE INCOME TAX EXPENSE	—	—

NET LOSS	(4,171,328)	(2,296,572)

LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(4,136,547)	(2,279,528)

NET INCOME (LOSS) ATTRIBUTABLE TO MATRIX OIL MANAGEMENT CORPORATION	$(34,681)	$(17,044)

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
PERIODS ENDED SEPTEMBER 30, 2016 AND 2016
 unaudited
	Common Stock	Retained Stock	Noncontrolling Interest-Subsidiaries	Noncontrolling Interest-Affiliates	Total

Balances, December 31, 2014	$5,000	$(1,076,568)	$152,442	$1,669,207	$750,081

Net Income (loss)	—	(60,048)	(6,466,878)	(679,674)	(7,206,600)

Balances, December 31, 2015	$5,000	$(1,136,616)	$(6,314,436)	$989,533	$(6,456,519)

Net Income (loss)	—	$(34,682)	$(73,635)	$(789,011)	$(897,328)

Balances, September 30, 2016	$5,000	$(1,171,298)	$(6,388,071)	$200,522	$(7,353,847)

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
CONSOLIDATED STATEMENT OF CASH FLOWS
PERIODS ENDED SEPTEMBER 30, 2016 AND 2015
 Unaudited
	2016	2015

Cash at Beginning of period	$303,996	$1,239,659

Operations

Net Loss	$(4,171,328)	$(2,296,572)

∆ A/R	(1,068,329)	740,840
∆ Prepaid Assets	(496,215)	45,818
∆ Long-term Receivable	132,623	—
∆ Accounts Payable and Accrued Liabilities	677,961	230,221
∆ Revenue Payable	1,199,835	(124,407)
∆ Long Term Liabilities	1,615,404	—
∆ Other Liabilities	—	—
Net Cash from Operations	$(2,100,049)	$(1,404,100)

Investing
∆ Equipment/Intagn/Tang	(10,242,993)	(452,544)
∆ Depr/Depl/Accr/ARO	1,526,425	954,005
Net Cash from Investing	$(8,716,568)	$501,461

Financing
∆ Senior Secured Note Payable	12,371,134	—
∆ Equity infusion	3,274,000	—
∆ Senior Unsecured Note Payable	(740,544)	—
∆ Capitalized Financing/Merger Costs	(1,675,486)	56,407
Net Cash From Financing	$13,229,104	$56,407

Net Cash Flow	$2,402,487	$(846,232)

Ending Cash Balance	$2,706,483	$393,427

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND NATURE OF OPERATIONS

Nature of Operations

The consolidated financial statements included herein are comprised of the individual financial statements of Matrix Oil Management Corporation, formally known as Matrix Partnership Management Corp (a California corporation), Matrix Investments, LP
 (a California limited partnership), Matrix Las Cienegas, LP (a California limited partnership), Matrix Permian Investments, LP (a Texas limited partnership), Matrix Oil Corporation (a California S Corporation), Matrix Pipeline, LP (a California limited partnership), (collectively, the Company) and Matrix Royalty, LP (a Texas limited partnership).  The Company is comprised of energy companies involved in the acquisition, development, and production of oil and gas properties.  Since operations began, the Company has experienced growth through the acquisition of oil and gas properties and the exploitation of these properties primarily in the Los Angeles and San Joaquin Basin areas of Southern California, the Permian Basin of West Texas, Rio Blanco, Colorado, and Williams and McKenzie Counties, North Dakota.

Matrix Oil Management Corporation (MOM) is a California C Corporation.  In 2010, management changed its financial reporting structure to have MOM report as the parent company for purposes of consolidated financial reporting due to its control over its subsidiaries and being the primary beneficiary of the consolidated affiliates.  The corporation has a contract to manage, as the general partner, all oil field interests.  Matrix Oil Management Corporation serves as the 1.00% general partner for Matrix Investments, LP, 1.00% general partner for Matrix Permian Investments, LP, 1.01% general partner for Matrix Las Cienegas, LP and 12.25% general partner for Matrix Royalty, LP.

Matrix Las Cienegas, LP, a California Limited Partnership, currently holds title to a 1.77% working interest in the Las Cienegas Field in Southern California, title to a 5% through 10% working interest in the West Whittier Oil Field, and a 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas.  During 2012, Matrix Las Cienegas, LP transferred its 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas to Matrix Permian Investments, LP.

Matrix Investments, LP, a California Limited Partnership, currently holds title to a 10% working interest in the Bellevue Field, 30% working interest in the Whittier Main Lease, 30% working interest in the Sempra lease, 17% working interest in the Strand Field and 5% working interest in the S-24 through S-32 wells on the West Whittier Oil Field and a 50% operated working interest in the Sansinena Field.  The partnership was formed to place future equity capital to be used for corporate growth goals.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION AND NATURE OF OPERATIONS – CONTINUED

Nature of Operations – Continued

Matrix Permian Investments, LP, a Texas Limited Partnership, currently holds title to a 69% working interest in Rowena Field, 25% working interest in Yucca Butte, 44% in the Boyd, interests ranging from 5.5% to 7% in Bakken field in North Dakota (sold in 2014 as further described at Note 3), 46.8% in Meeker prospect in Colorado, and a 19% working interest in the JMM Arledge Field.

During 2012, Matrix Las Cienegas, LP transferred its 5% working interest in the Jameson North Field in Mitchell/Nolan County, Texas to Matrix Permian Investments, LP.

Matrix Oil Corporation, a California S Corporation, was organized on June 15, 2000 and functions as an operating company; operates the properties for, and serves as the 1.89% general partner to Matrix Pipeline, LP, and a California Limited Partnership.  Matrix Oil Corporation has three stockholders who also serve as the Board of Directors.

Matrix Pipeline, LP, a California Limited Partnership, holds title to an undivided 100% interest in the pipeline located at Whittier Oil Field.  The pipeline, a 1.5-mile intra-property line, transports only oil, gas, and water produced from Matrix wells at Whittier and does not carry third party fluid.  The partnership, consisting of 1.89% General Partner Matrix Oil and 98.11% Limited Partner Matrix Las Cienegas, LP, was formed to hold all future pipeline assets and receive any revenue from transportation fees assessed for the selling and transport of oil and gas.

Matrix Royalty, LP, a Texas Limited Partnership, currently holds various royalty interests the Company has acquired.

Liquidity

Crude oil prices decreased significantly in the latter part of 2014 and in 2015, dropping to the lowest levels since March 2009. Management's plans and related capital and financial projections for 2016 are reflective of lower commodity prices. Management believes the Company is positioned to withstand current weakness in crude oil prices and the impact of such weaknesses to the Company’s cash flows through 2016.

As disclosed in Note 7 and 10 to the consolidated financial statements the Company amended its Credit Agreement to allow for the repayment of debt outstanding on the line of credit of $15 million and correspondingly, borrowing an additional $15 million of subordinated notes payables from certain partners. In addition, the Company closed on a term loan with a third-party in June 2016 as disclosed in Note 10 to the consolidated financials, for which proceeds have been used for purchase of oil and natural gas properties, the payoff of the existing Credit Agreement, payment of legal and other loan costs, and other working capital needs of the Company.

NOTE 1.   ORGANIZATION AND NATURE OF OPERATIONS – CONTINUED

Liquidity – Continued

The Company has been able to restructure and procure other alternative financing throughout existence of the Company. The Company cannot provide any assurance that additional equity or debt financing will be available or on acceptable terms.   Management is confident that it will have the necessary resources from new capital, existing personal liquidity, operating cash flow from existing assets, and proceeds from asset sales to meet any repayment requirements of debt and working capital to meet the Company’s needs.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Matrix Oil Management Corporation and its subsidiaries: Matrix Las Cienegas, LP (LCC) and Matrix Investments, LP (MIN), Matrix Permian Investments, LP (MPM) and Matrix Royalty, LP (MRL) (collectively, the Subsidiaries).  The accompanying consolidated financial statements include the accounts of MOM and its affiliates:  Matrix Oil Corporation (MAT) and Matrix Pipeline, LP (MPP) (collectively, the Affiliates).  All entities comprising the consolidated financial statements of the Company have fiscal years ending December 31st.

The accompanying consolidated financial statements include the accounts of the Subsidiaries, as MOM is the general partner and exercises control over the Subsidiaries.  The accompanying consolidated financial statements include the accounts of the Affiliates, which were determined to be variable interest entities (VIEs) as described in Note 6.  The Affiliates are VIEs as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, Consolidations, due to receiving substantially all financial support from certain debt held by and between the Company and collateralized by the assets of the Company and the Affiliates.

All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States of America, which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business.

Non-controlling Interests

Non-controlling interest represents the equity interest in the consolidated Subsidiaries and Affiliates which is not owned by the Company.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Non-controlling Interests – Continued

On January 1, 2010, the Company adopted certain provisions concerning the accounting and reporting for non-controlling interests included within FASB ASC Topic 810, Consolidations. Specifically, these provisions establish accounting and reporting standards that require (i) the ownership interest in consolidated entities held by parties other than the consolidating entity to be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the consolidating entity’s equity; and (ii) the equity amount of consolidated net income attributable to the consolidating entity and to the non-controlling interests to be clearly identified and presented on the face of the consolidated statements of income.

Net income (loss) is now determined without deducting amounts attributable to non-controlling interest.  In the accompanying consolidated statements of operations, the non-controlling interest in the net income (loss) of the consolidated affiliates is shown as an allocation of net income (loss) and is presented separately as “net income (loss) attributable to non-controlling interest.”  In the accompanying consolidated balance sheets, “non-controlling interest” represents the ownership interest in the consolidated affiliates’ equity held by parties other than the Company.

Commodity Derivative Financial Instruments

From time to time, the Company utilizes derivative financial instruments, consisting of puts and swaps, in order to manage exposure to changes in oil commodity prices.  These derivative contracts require financial settlements with counterparties based on comparison of various market prices for oil and either floor or swap benchmark prices. The notional amounts of these derivative contracts are economically based on a percentage of estimated production from proved reserves.

The Company accounts for derivative contracts in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.  Currently, the Company has elected not to designate any derivative contracts as accounting hedges under the provisions of FASB ,ASC Topic 815.

As such, all derivative contracts are carried at fair value on the balance sheet and are marked-to-market at the end of each period with a related adjustment to earnings. Unrealized gains or losses are recorded as gain (loss) on derivatives in unrealized gain (loss) on derivative instruments in the consolidated statements of operations.  Realized gain or losses are recorded net in oil and gas sales in the consolidated statements of operations. See further disclosure regarding commodity derivatives at Note 5.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Use of Estimates and Certain Significant Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Depletion of oil and gas properties is determined using estimates of proved oil and gas reserves.  There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.  Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks.  Other significant estimates include asset retirement obligations and depreciation of other property and equipment.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities.  Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful.

Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred.  Gains and losses arising from sales of properties are generally included as income.

Capitalized acquisitions costs attributable to proved oil and gas properties are depleted by field, using the unit-of-production method based on proved reserves.  Capitalized exploration well costs and developments costs, including asset retirement obligations, are amortized similarly by field, based on proved developed reserves.

Depreciation, depletion and amortization expense for oil and gas producing property and related equipment was approximately $1,594,700 and $1,008,446 for the periods ended September 30, 2016 and 2015, respectively.  The Company has capitalized costs related to proved oil and gas properties of $27,262,177 and $18,050,251 as of September 30, 2016 and 2015, respectively.

Capitalized costs are evaluated for impairment in accordance with Accounting Standards Codification Topic 360 (ASC Topic 360), Accounting for the Impairment or Disposal of Long Lived Assets, whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Oil and Gas Properties – Continued

To determine if a depletable unit is impaired, the Company compared the carrying value of the depletable unit to the undiscounted future net cash flow estimates over the economic life of the property.  Future net cash flows are based upon reservoir engineers' estimates of proved reserves.  For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized.

Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of:  (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate.  The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices.  Unproved properties are assessed periodically to determine whether they have been impaired.  An impairment charge is recorded on an unproved property when management determines the property will not be developed.  Each component of an impairment calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value.

During 2015 and 2014, the Company elected to abandon any future plans to further explore or develop the Spitzer and Pumphrey Prospects and the Boyd #90 lease due to the related leases being determined to be uneconomical or non-productive.

Unproved oil and gas leases are generally for a primary term of three to five years.  In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases.  As properties are evaluated through exploration, they will be included in the amortization base.  Costs of unproved properties at September 30, 2016 and 2015 primarily represent undeveloped leasehold costs, intangible drilling costs and lease and well equipment related to wells in progress.

The prospects and their related costs are evaluated individually.  The Company had $2,363,189 and $4,672,281 of unproved oil and gas properties at September 30, 2016 and 2015, respectively.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Other Property and Equipment

Other property and equipment are carried at cost and consist of computer software and office equipment.  Depreciation is provided for using the straight-line method over three to seven years based on the estimated useful life of the assets.  Repairs and maintenance are charged to expense as incurred.

Asset Retirement Obligation

The Company accounts for the asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations. The FASB Codification requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.

A liability is incurred when a well is drilled and completed.  The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest.

The retirement obligation is recorded at its estimated present value at the obligation’s inception with an offsetting increase to proved properties on the consolidated balance sheet.  Accretion of the discount of the estimated liability is recorded as an expense over the life of the asset.  See further disclosure regarding the asset retirement obligation at Note 9 – Asset Retirement Obligations.

Revenue Recognition

Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred, written evidence of an arrangement exists, pricing is fixed and determinable and collectability of the revenue is reasonably assured.  As of September 30, 2016 and 2015, the Company had no significant imbalance asset or liability.  The Company paid severance and production taxes of $224,679 and $166,445 for the years ended September 30, 2016 and 2015, respectively.  Such amounts represent a direct reduction in revenue from oil and gas producing activities.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.  Cash and cash equivalents totaled $2,587,831 and $274,960 at September 30, 2016 and 2015, respectively.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Cash Deposits

Cash deposits consist primarily of deposits made with regulatory agencies to satisfy financial assurance for regulated operations.  Cash deposits totaled $118,652 and $118,644 at September 30, 2016 and 2015, respectively.

Accounts Receivable

Accounts receivable include amounts due from oil and gas purchasers and amounts due from joint working interest owners.  Accounts receivable, accrued oil and gas sales, consist of accrued revenues due under normal trade terms, generally requiring payment within 30 days of production.

Accounts receivable, joint interest billings, consist of amounts from joint interest owners due within 30 days of invoice date.  The Company’s allowance for doubtful accounts is determined based upon reviews of individual accounts, historical losses, existing economic conditions and other pertinent factors.  The Company provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance, based on its assessment of the current status of individual accounts.  The Company recorded an allowance for doubtful accounts of $30,765 as of December 31, 2015, due to management’s expectation that the receivables would not be collected.  The Company did not have an allowance for doubtful accounts as of September 30, 2016, based on management’s expectation that all receivables would be collected.

Debt Issue Costs

Direct costs totaling $2,856,058, and $899,911 associated with the Company’s revolving line of credit facility have been capitalized as of September 30, 2016 and 2015 and are being amortized over the duration of the credit facility.  Accumulated amortization was $1,127,879and $520,043 for the years ended September 30, 2016 and 2015, respectively.  The Company reported amortization expense of $231,558 and $167,737 for the periods ended September 30, 2016 and 2015 and is included in interest expense in the accompanying consolidated statements of operations, respectively.  The costs associated with the Company’s existing revolving line of credit facility were written off and included in amortization expense due to the note restructuring as defined in Note 7.

Long Term Receivables

Long term receivables include amounts owed from a joint interest owner related to seismic costs that had been paid by the Company on behalf of the joint interest owner.  The Company believes that the receivable will be collected in the future through continued joint operations with the working interest owner.  The outstanding balance bears interest at a rate of 9% per annum.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Environmental

The Company’s operations are subject to risks normally incident to the exploration for and the production of oil and gas, including blowouts, fires, and environmental risks such as oil spills or gas leaks that could expose the Company to liabilities associated with these risks.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.  The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.  No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

In addition, the Company is subject to extensive regulation at the federal and state levels that may materially affect its operations.

Income Taxes

With the exception of Matrix Oil Management Corporation, the Company is not subject to income tax.  Under the Internal Revenue Code, the taxable income or loss of partnerships will be included in the federal income tax returns filed by the partners.  The partnerships will be treated as flow-through entities for income tax purposes.

As a result, the net taxable income or loss of the partnerships and any related tax credits, for federal income tax purposes, are deemed to pass to the partners and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.  Accordingly, no tax provision has been made in the financial statements of the partnerships since the income tax is an obligation of the partners.

In 2006, the State of Texas enacted the Texas Margin Tax Bill effective January 1, 2008 for the tax year ended December 31, 2007.  The Company did not record a tax provision related to the Texas Margin Tax for the year ended December 31, 2015 and 2014, due to the Company having no material taxable margin from operations in the State of Texas.

The State of California requires that entities organized in the State of California to pay a Minimum Franchise Tax whether the corporation is active, operates at a loss or does not have current business operations.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Income Taxes – Continued

On January 1, 2009, the Company implemented the provisions of FASB ASC Topic 740, Income Taxes, relating to accounting for uncertainties in income taxes.  FASB ASC Topic 740 defines the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements.  ASC Topic 740 requires that the Company recognize in the consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

FASB ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure.  Tax positions taken related to the Company’s pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination.  Accordingly, the Company has not recorded an income tax liability for uncertain tax positions.  As of September 30, 2016, the Company’s tax years 2013 through 2016 remain subject to examination.

There was no significant amount of current tax, expense or benefit applicable to Matrix Oil Management Corporation during the periods ended September 30, 2016 and 2015.
 In addition, there were no material deferred tax assets or liabilities applicable to Matrix Oil Management Corporation at September 30, 2016 and 2015.

Distributions

Distributions are made at the discretion of management.  Stockholders’ equity will be adjusted as distributions are paid to the various stockholders and additional capital contributions are made by the stockholders, if any.  No distributions were paid during the periods ended September 30, 2016 and 2015.

Significant Concentrations

The Company engages primarily in the oil and gas production and development business and performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.  The Company had sales to four customers which accounted for approximately 84% and 85% of oil and gas revenues and approximately 89% and 90% of oil and gas receivables for the periods ended September 30, 2016 and 2015, respectively.  The Company does not believe that the loss of a purchaser would have an adverse effect on the ability to sell its crude oil and gas production.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Significant Concentrations – Continued

The Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits.  The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

General and Administrative Expenses

Administrative overhead costs charged to third parties totaled $287,718 and $251,000 for the periods ended September 30, 2016 and 2015, respectively.

Reclassifications

Certain amounts previously reported may have been reclassified to conform to the current format.

NOTE 3.   DIVESTITURES OF CERTAIN OIL AND GAS PROPERTIES

During 2015, the Company sold certain properties in the Connell well in Texas for total gross proceeds of $7,500.  The Company recognized a loss on the sale totaling $145,432 for the year ended December 31, 2015.   During 2015, the Company incurred a charge to property previously sold in prior years in the amount of $136,803, which is included in gain (loss) on sale of oil and gas properties in the accompany consolidated financial statements.

During 2016, the Company has not sold oil and gas properties.

NOTE 4.   FAIR VALUE MEASUREMENTS

Effective January 1, 2013, the Company adopted FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC Topic 820), which establishes a framework for measuring fair value in generally accepted accounting principles, provided the definition of fair value within that framework, and requires disclosures about the use of fair value measurements.

ASC Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.   FAIR VALUE MEASUREMENTS – CONTINUED

ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three level fair value hierarchy for disclosure of fair value measurements defined by
ASC Topic 820 is as follows:

Level 1 inputs:  Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 inputs:  Inputs, other than quoted prices in active markets that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 inputs:  Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under level 3 generally involves a significant degree of judgment from management.

Fair Values - Recurring

The Company’s derivative contracts are carried at fair value under ASC Topic 820. The fair value is based upon independently sourced market parameters.  The fair value is estimated using forward–looking price curves and discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.

The following tables presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of September 30, 2016 and 2015:

	Fair Value Measurement at September 30, 2016
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity derivatives-Liability	48,092	-	48,092	-

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.   FAIR VALUE MEASUREMENTS – CONTINUED

Fair Values – Recurring – Continued

	Fair Value Measurement at September 30, 2015
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Commodity derivatives-Asset	272,948	-	272,948	-

Fair Values – Non-recurring

The Company applies the provisions of the fair value measurement standard to its non-recurring, non-financial measurements including oil and natural gas property impairments and other long-lived asset impairments.  These items are not measured at fair value on a recurring basis but are subject to fair value adjustments only in certain circumstances.

NOTE 5.   COMMODITY DERIVATIVE FINANCIAL INSTRUMENTS

Derivative transactions may take the form of zero cost collars and options indexed to NYMEX or other commodity price indices. Such derivative contracts will not exceed anticipated production volumes and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is marketed. These derivatives are indexed to NYMEX WTI (West Texas Intermediate) and Brent crude oil prices.

The Company has chosen not to designate the options as “hedges” and therefore they do not qualify for hedge accounting treatment under FASB ASC Topic 815. The Company has recorded the contracts at fair value with the related gains and losses recorded as revenues from oil and gas producing activities.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.   COMMODITY DERIVATIVE FINANCIAL INSTRUMENTS – CONTINUED

The Company recognized a current liability of $48,092 and a long term liability of $88,944 related to the estimated fair value of the derivative instruments as of September 31, 2016.  The Company recognized a current asset of $272,948 related to the estimated fair value of the derivative instruments as of September 31, 2015.

NOTE 6.   VARIABLE INTEREST ENTITIES

VIEs are defined as entities with a level of invested equity that is not sufficient to fund future operations on a stand-alone basis, or whose equity holders lack certain characteristics of a controlling financial interest.  For identified VIEs, an assessment must be made to determine which party to the VIE, if any, has both the power to direct the activities of the VIE that most significantly impacts the performance of the VIE and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Management performs an analysis of the Company’s variable interests to determine if those type interests are held in other entities.  The analysis primarily is based on a qualitative review, but also includes quantitative considerations in evaluating the variable interests.  Qualitative analyses are performed based on an evaluation of the design by the entity, its organizational structure, to include decision-making ability, and financial arrangements. When used to supplement qualitative analyses, quantitative analyses are based on the financial metrics of the entity.

Accounting principles generally accepted in the United States of America require reporting entities to consolidate VIEs when they have variable interests that provide a controlling financial interest in VIEs.  Entities that consolidate VIEs are referred to as primary beneficiaries.

MOM was deemed to be the primary beneficiary of the Affiliates described in Note 2, which qualifies them as VIEs under FASB ASC Topic 810, Consolidations.  MOM and the Affiliates jointly and severally guarantee various debt instruments, as discussed in Note 7, and are under common ownership.  The Affiliates operate the assets of MOM and charge an administrative overhead fee to generate revenue.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.   VARIABLE INTEREST ENTITIES – CONTINUED

The Affiliates were consolidated into MOM.  Accordingly, the assets and liabilities and revenues and expenses of the Affiliates have been included in the accompanying consolidated financial statements as of and for the periods ended September 31, 2016 and 2015.

The liabilities of the Affiliates consolidated by MOM do not represent additional claims on MOM’s general assets; rather they represent claims against the specific assets of the VIE.  Likewise, the assets of the VIE consolidated by MOM do not represent additional assets available to satisfy claims against MOM’s general assets.

MOM and its subsidiaries provide the financial support necessary to finance the operations of the VIEs, and are therefore required to consolidate the entities for financial reporting purposes.

NOTE 7.   LONG – TERM DEBT

Secured Revolving Line of Credit

The Company had $12,371,134and $15,615,839 outstanding on a bank credit facility (the Credit Facility) with a financial institution at September 31, 2016 and 2015, respectively.

On March 31, 2014, the Company entered into a Note Purchase Agreement with a new third-party financial institution to assume and purchase all outstanding debt obligations under the Credit Facility outstanding at such date.

Correspondingly, the Company entered into a bank credit agreement (Credit Agreement) with the third-party financial institution on March 31, 2014, which is secured by substantially all of the Company’s oil and gas properties.   The Credit Agreement provides that the total outstanding borrowings and letters of credit issued on the Company’s behalf are limited to an amount determined by the bank’s semi-annual borrowing base evaluation of the Company’s oil and gas properties, with redetermination occurring on April 1st and October 1st of each year.

On February 10, 2015, the Credit Agreement was amended to include three management members as individual guarantors which shall not exceed $9.5 million, and correspondingly the borrowing base in the Credit Agreement was re-determined at $18 million.

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.   LONG – TERM DEBT – CONTINUED

Secured Revolving Line of Credit – Continued

On June 30, 2015, the Credit Agreement was amended and borrowing base was reduced to $16 million, plus other revisions and limitations of the individual guarantors as defined in the Credit Agreement.

On September 30, 2015, the Company entered a forbearance agreement under the Credit Agreement, which was extended to December 31, 2015.

On December 31, 2015, the Company borrowed $15 million under the Subordinated Note Purchase Agreement (Note Agreement) from certain partners (as further defined in note disclosure below), which proceeds were used to pay down the Credit Agreement.  Corresponding, the Credit Agreement was amended on December 31, 2015, which reduced the Borrowing Base to $1.5 million and extended the maturity date of the Credit Agreement to March 2017.

The amounts borrowed under the Credit Agreement are due March 31, 2017 and bear interest of either the Adjusted LIBOR rate plus a marginal rate of 4.5% or the financial institution Adjusted Bank Rate plus a marginal rate of 1.75%.  Unused commitment fees are charged in accordance with the terms in the Credit Agreement.

On June 15, 2016 the Company entered into a term loan agreement with another third-party financial institution (term loan) for approximately $12.4 million.  The uses of the term loan will be used for the approximately 50% working interest purchase of the oil and gas properties Sansinena, the payoff of the existing Credit Agreement, payment of legal and other loan costs, and other working capital needs of the Company as defined in the loan agreement.  The remaining 50% working interest of the two fields is to be acquired by one party in negotiation with Matrix Investments LP in a joint venture and joint operating agreement. The term loan matures June 15, 2018, is secured by the assets of the Company, and contains financial covenants commencing June 30, 2016 and thereafter, as defined in the term loan agreement. The term loan contains preferential payment requirements in advance of the amounts outstanding under the subordinated notes payable to partners, as defined in the term loan agreement.

The Company recognized $401,646 and $563,967 in interest expense for the years ended September 30, 2016 and 2015, respectively, of which $0 and $62,158 were included in accrued liabilities. The Credit Facility is secured by substantially all of the Company’s assets, including a first priority perfected lien on all oil and gas properties.

Subordinated Notes Payable to Partners

On November 15, 2012, the Company entered into an Amended and Restated Credit Agreement (the Investor Note) with certain investors.  Pursuant to the Amended and Restated Credit Agreement, the Company is allowed to borrow an aggregate amount not exceeding $1,850,000.  The Company’s outstanding balance at September 30, 2016 and

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.   LONG – TERM DEBT – CONTINUED

Subordinated Notes Payable to Partners – Continued

2015 was $1,850,000, respectively.  Outstanding balances under the Amended and Restated Credit Agreement bear interest at a 6% per annum.  Interest on the Amended and Restated Credit Agreement is payable at maturity, as determined by the lenders, and all outstanding principal amounts are due at maturity.  The Amended and Restated Credit Agreement matures on November 15, 2018.

The Company recognized $83,326 and $83,022 in non-cash interest expense for the years ended September 30, 2016 and 2015, respectively, of which accrued but unpaid interest on the subordinated notes was $430,315 and $319,011, and included in accrued liabilities at September 30, 2016 and 2015, respectively.

On December 31, 2015, the Company entered into a Subordinated Note Purchase Agreement (Note Agreement) with certain partners of the Company pursuant to the Credit Facility amendment in December 2015. The amount outstanding under the Note Agreement at December 31, 2015 was $15,000,000, and all outstanding principal and interest is due in December 2016. Outstanding balances under the Note Agreement bear interest at 8% per annum, compounded quarterly. Interest on the Note Agreement is payable quarterly, subject to the terms and conditions defined in the Note Agreement.

The Company recognized $399,583 in interest expense for the years ended September 30, 2016 of which $0 was included in accrued liabilities.

NOTE 8.   COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities on a month-to-month term, in which termination is based upon sixty days written notice by either party.  Lease expense during the year ending September 30, 2016 and 2015 was $84,520 and $101,083, respectively.

Environmental and Legal

During 2011 and 2012, special interest groups had filed three cases to oppose the Matrix Whittier Main Drilling Project by filings against the City of Whittier and Los Angeles County related to the issuance of the Company’s development permit (Conditional Use Permit issued by the City of Whittier) for the Whittier Main Drilling Project. During 2012 and 2013 the cases were resolved via settlement. There are three settlement agreements, a master settlement between all parties, a confidential attorneys’ fees settlement agreement and a final settlement between the petitioners and the City of Whittier and Los Angeles County. Currently, appeal proceedings are in process regarding the settlements, with hearings

MATRIX OIL MANAGEMENT CORPORATION AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.   COMMITMENTS AND CONTINGENCIES – CONTINUED

Environmental and Legal – Continued

scheduled in the latter part of 2016. Currently, the Company’s development plans for the Whittier Main are on hold until the Company and the City of Whittier agree upon a new lease.

As of September 30, 2016 there are no known environmental or other regulatory matters related to the Company’s operations that are reasonably expected to result in a material liability to the Company.

Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company’s financial position, results of operations or cash flows.

Since the Company’s major products are commodities, changes in the prices of oil and gas could have a significant impact on the Company’s results of operations in any particular year.  The Company’s liquidity is dependent on its operating performance, which is closely related to market conditions in the oil and gas industry, and its source of financing.

In the event that market conditions deteriorate, causing a decrease in operating profits, and the Company is unable to secure additional financing sources to fund its operations, additional development of oil and gas properties and other activities may be curtailed.

NOTE 9.   ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations associated with the future plugging and abandonment of proved properties and related facilities.  Under the provisions of FASB ASC
Topic 410, Asset Retirement and Environmental Obligations, the fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred with a corresponding increase in the carrying amount of the related long-lived asset.

The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

The Company has no assets that are legally restricted for purposes of settling asset retirement obligations. Asset retirement balances were $414,660 and $392,073 at September 30, 2016 and 2015, respectively.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.          Indemnification of Directors and Officers
Pursuant to Section 317 of the California Corporations Code, Royale is empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee or other agent of Royale or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.  In addition, Royale may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of Royale to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee or other agent of Royale or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be including reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, provided that court approval is obtained in the case of an adverse judgment or settlement. Royale is required to advance expenses incurred by an officer or director in defending any proceeding prior to final disposition upon receipt of an undertaking to repay, unless it shall be determined ultimately that the officer or director is entitled to indemnification.

 Article IV of Royale's articles of incorporation requires Royale to indemnify its officers and directors to the maximum extent permitted by California law and authorizes Royale to indemnify its officers and directors in excess of the provisions of Section 317 of the California Corporations Code.

Royale has entered into indemnification agreements with each of Royale's directors and with Donald H. Hosmer and Stephen M. Hosmer as officers of Royale.  In general, the indemnification agreements provide that Royale shall indemnify such officer or director from any and all expenses in any proceeding or threatened proceeding by reason of an indemnification event.  The term indemnification event shall mean any event or occurrence related to the fact that such officer or director is an officer or director of Royale or anything done or not done by such officer or director while serving as such.  Expenses shall mean all expenses, including without limitation, attorneys' fees, fines, judgments, interest or other amounts paid in settlement.  In addition, the agreement requires Royale to advance such expenses to such officer or director if so requested.

Item 21.          Exhibits and Financial Statements
See the Exhibit Index which is incorporated herein by reference.

Item 22.          Undertakings
The undersigned registrant hereby undertakes:

          (1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          to include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Royale pursuant to the foregoing provisions of this registration statement, or otherwise, Royale has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Royale of expenses incurred or paid by a director, officer or controlling person of Royale in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Royale will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Royale Energy Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on February 13, 2017.

Royale Energy Holdings, Inc.

/s/ Jonathan Gregory
Jonathan Gregory, Chief Executive Officer (Principal Executive Officer)

/s/ Stephen M. Hosmer
Stephen M. Hosmer Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: February 13, 2017	/s/ Jonathan Gregory
Jonathan Gregory, Sole Director

EXHIBIT INDEX
No.	Description
2.1
Amended and Restated Agreement and Plan of Merger among Royale Energy, Inc., Royale Energy Holdings, Inc., Royale Merger Sub, Inc., Matrix Merger Sub, Inc., and Matrix Oil Management Corporation, Annex A to this Registration Statement on Form S-4

2.2	Form of Preferred Exchange Agreement with the holders of all of the Matrix Preferred Interests, Annex B to this Registration Statement on Form S-4
2.3
Form of LP Exchange Agreement between Royale Energy, Inc., Royale Energy Holdings, Inc., and  holders of LP Interests of Matrix Investments, L.P. other than Preferred LP Interests, Annex C to this Registration Statement on Form S-4

2.4
Form of LP Exchange Agreement between Royale Energy, Inc., Royale Energy Holdings, Inc., and  holders of LP Interests of Matrix Las Cienegas Limited Partnership, Annex D to this Registration Statement on Form S-4

2.5
Form of LP Exchange Agreement between Royale Energy, Inc., Royale Energy Holdings, Inc., and  holders of all LP Interests of Matrix Permian Investments, L.P. , Annex E to this Registration Statement on Form S-4

2.6
Form of Matrix Operator Stock Exchange Agreement between Royale Energy, Inc., Royale Energy Holdings, Inc., and the holders of all outstanding common stock of Matrix Oil Corporation, Annex F to this Registration Statement on Form S-4

2.7	Form of Section 351 Plan of Merger and Exchange, Annex G to this Registration Statement on Form S-4
3.1	Certificate of Formation of Holdings, Annex I to this Registration Statement on Form S-4
3.2	Bylaws of Holdings, Annex J to this Registration Statement on Form S-4
3.3	Series B Preferred Certificate of Designation of Holdings, Annex L to this Registration Statement on Form S-4
3.4	Articles of Incorporation of Royale Merger Sub
3.5	Bylaws of Royale Merger Sub
3.6	Articles of Incorporation of Matrix Merger Sub
3.7	Bylaws of Matrix Merger Sub
3.8	Articles of Incorporation of Matrix Oil Management Corporation
3.9	Bylaws of Matrix Oil Management Corporation
3.10	Articles of Incorporation of Matrix Oil Corporation
3.11	Bylaws of Matrix Oil Corporation
3.12	Certificate of Limited Partnership of Matrix Investments, L.P.
3.13	Amended and Restated Limited Partnership Agreement of Matrix Investments, L.P.
3.14	Certificate of Limited Partnership of Matrix Las Cienegas Limited Partnership
3.15	Limited Partnership Agreement of Matrix Las Cienegas Limited Partnership
3.16	Certificate of Formation of Matrix Permian Investments, LP
3.17	Limited Partnership Agreement of Matrix Permian Investments, L.P.
3.18	Restated Articles of Incorporation of Royale Energy, Inc., filed as Exhibit 3.1 of Royale Energy’s Form 10-Q filed August 14, 2009.
3.19	Amended and Restated Bylaws of Royale Energy, Inc., filed as Exhibit 3.2 of Royale Energy’s Form 10-K filed March 27, 2009.
3.20
Form of Certificate of Amendment to the Certificate of Incorporation of Royale Energy Holdings, Inc. to Change Its Name to “Royale Energy, Inc.”, filed as Annex K to this Registration Statement on Form S-4*

5.1	Opinion of Strasburger & Price, L.L.P., regarding the legality of the shares of the Registrant’s common stock to be registered under this Registration Statement
8.1	Tax Opinion of Strasburger & Price, L.L.P. , Annex M to this Registration Statement on Form S-4
8.2	Tax Opinion of Porter & Hedges, L.L.P. , Annex N to this Registration Statement on Form S-4*
23.1	Consent of SingerLewak, L.L.P.
23.2	Consent of Weaver and Tidwell, LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Source Energy, LLC*
24.1	Consent of Strasburger & Price, L.L.P., included in opinions filed as Exhibits 5.1 and 8.1
24.2	Consent of Porter & Hedges, L.L.P., included in opinions filed as Exhibits 5.2 and 8.2
99.1	Opinion of Northland Capital Markets to Royale Energy, Inc., Board of Directors, Annex O to this Registration Statement on Form S-4
99.2
Report of Netherland Sewell & Associates, Inc., filed as Exhibit 99.1 to the Annual Report on Form 10-K of Royale Energy, Inc. for the year ended December 31, 2015, filed with the SEC on March 15, 2016

99.3	Consent of Jonathan Gregory as Director Nominee
99.4	Consent of Johnny Jordan as Director Nominee
99.5	Consent of Harry E. Hosmer as Director Nominee
99.6	Consent of Ronald Verdier as Director Nominee
99.7	Consent of Ronald Buck as Director Nominee
99.8	Consent of Jon Clarkson as Director Nominee
99.9	Consent of Rod Eason as Director Nominee
99.10	Consent of Gabriel Ellisor as Director Nominee
99.11	Sections 1300 through 1313 of the California Corporations Code, Annex H to this Registration Statement on Form S-4*
*          To be filed by amendment.

Annex Index

Annex                     Description
Annex A
Amended and Restated Agreement and Plan of Merger dated Effective as of December 31, 2016 by and among Royale Energy, Inc., Royale Merger Sub, Inc., Matrix Merger Sub, Inc., and Matrix Oil Management Corporation

Annex B	Form of Preferred Exchange Agreement with the holders of all the Matrix Preferred Interests
Annex C	Form of LP Exchange Agreement with the holders of all Common LP Interests of Matrix Investments, L.P., a California limited partnership
Annex D	Form of LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership
Annex E	Form of LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership
Annex F	Form of Matrix Operator Stock Exchange Agreement with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation
Annex G	Form of Section 351 Plan of Merger and Exchange
Annex H	Sections 1300 through 1313 of the California Corporations Code
Annex I	Articles of Incorporation of Royale Energy Holdings, Inc.
Annex J	Bylaws of Royale Energy Holdings, Inc.
Annex K	Form of Certificate of Amendment to the Certificate of Incorporation of Royale Energy Holdings, Inc. to change its name to “Royale Energy, Inc.”
Annex L	Certificate of Designation of Series B 3.5% Redeemable Convertible Preferred Stock
Annex M	Opinion of Strasburger & Price L.L.P., as to Royale tax matters
Annex N	Opinion of Porter Hedges LLP, as to Matrix tax matters
Annex O	Opinion of Northland Capital Markets as to Royale Fairness

Annex A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
dated effective as of
December 31, 2016
by and among
ROYALE ENERGY, INC.,
ROYALE MERGER SUB, INC.
MATRIX MERGER SUB, INC.
and
MATRIX OIL MANAGEMENT CORPORATION

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
among
ROYALE ENERGY, INC.,
ROYALE ENERGY HOLDINGS, INC.
ROYALE MERGER SUB, INC.
MATRIX MERGER SUB, INC.
and
MATRIX OIL MANAGEMENT CORPORATION
dated effective as of
December 31, 2016

i

ii

iii

iv

Annexes and Exhibits
Annex I	Matrix Group Capital
Exhibit A	Preferred Exchange Agreement with the holders of all of the Matrix Preferred Interests
Exhibit B	Certificate of Designation of Series B Preferred Stock of Parent
Exhibit C	LP Exchange Agreement with the holders of all Common LP Interests of Matrix Investments, L.P., a California limited partnership
Exhibit D	LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership
Exhibit E	LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership
Exhibit F	Matrix Operator Stock Exchange Agreement with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation
Exhibit G	Form of Section 351 Plan of Merger and Exchange
Exhibit H	Directors of Parent

v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This Amended and Restated Agreement and Plan of Merger (this “Agreement”), is dated effective as of December 31, 2016, and is entered into among Royale Energy, Inc., a California corporation (“Royale”), Royale Energy Holdings, Inc., a Delaware corporation (“Parent”), Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Royale Merger Sub”), Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), and Matrix Oil Management Corporation, a California corporation (“Matrix” and, together with Matrix Merger Sub, Royale and Royale Merger Sub, the “Constituent Corporations”).  Matrix, Royale and Parent are together the “Continuing Corporations”.  Defined terms used herein have the respective meanings set forth in ARTICLE I.
RECITALS

A.            The parties intend that in accordance with the California Corporations Code (the “CCC”) and subject to the approval of the respective shareholders of Matrix, Royale and Parent, (1) Royale Merger Sub shall be merged with and into Royale (the “Royale Merger”) with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent, and (2) Matrix Merger Sub shall be merged with and into Matrix (the “Matrix Merger”) with Matrix as the surviving corporation and a wholly-owned Subsidiary of Parent, with each such merger on the terms and subject to the conditions set forth herein (collectively, the Matrix Merger and the Royale Merger are the “Mergers”).

B. On November 30, 2016, the parties hereto entered into an Agreement and Plan of Merger (the “Original Merger Agreement”).

C.            The holders of approximately $20,124,000 in aggregate principal amount of subordinated promissory notes issued by Matrix, the Matrix LPs, Matrix Operator and Matrix Royalty (each as defined herein) have agreed to exchange such debt for approximately $20,124,000 of preferred limited partnership interests of Matrix Investments, L.P., a California limited partnership (“MILP”), pursuant to subordinated debt exchange agreements effective December 31, 2016, among the holders of such debt, Matrix Royalty, LP, a Texas limited partnership (“Matrix Royalty”), Matrix, the Matrix LPs and Matrix Operator (the “Pre-Closing Debt Exchange”).

D.            The parties desire to enter into this Agreement to amend and restate in its entirety the Original Merger Agreement in order to (i) make certain changes related to the Pre-Closing Debt Exchange and (ii) to make certain other modifications to the Original Merger Agreement as set forth herein.

E.            The board of directors of Royale (the “Royale Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Royale and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Royale Merger, and (c) resolved to submit this Agreement to the stockholders of Royale for their

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approval and to recommend Royale’s stockholders adoption of this Agreement in accordance with the CCC.

F.            The board of directors of Matrix (the “Matrix Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Matrix and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Matrix Merger, and (c) resolved to submit this Agreement to the stockholders of Matrix for their approval and to recommend Matrix’s stockholders adoption of this Agreement in accordance with the CCC.

G.            The board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Royale Merger and the Matrix Merger, and (c) resolved to submit this Agreement to the stockholders of Parent for their approval and to recommend Parent’s stockholders adoption of this Agreement in accordance with the DGCL.

H.            In connection with the Mergers, the holders of all limited partnership interests of Matrix Investments, L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”) wish to exchange all of their limited partnership interests in the Matrix LPs other than the preferred limited partnership interests of MILP (collectively, the “Common LP Interests”) for shares of common stock of Parent pursuant to the terms of exchange agreements which are attached hereto as Exhibits C, D and E.  Matrix is the general partner of each of the Matrix LPs.

I.             In connection with the Mergers, the holders of all outstanding shares of capital stock of Matrix Oil Corporation, a California corporation (“Matrix Operator”), wish to exchange all of their shares of capital stock of Matrix Operator for shares of common stock of Parent pursuant to the terms of the exchange agreement which is attached hereto as Exhibit F.

J.             In connection with the Mergers, the holders of all preferred limited partnership interests of MILP wish to exchange all of their preferred limited partnership interests in MILP (the “Matrix Preferred Interests”) for shares of the Parent’s Series B Preferred Stock pursuant to the terms of the exchange agreement which is attached hereto as Exhibit A.

K.            The Mergers, together with the exchange of all Common LP Interests of the Matrix LPs, all capital stock of Matrix Operator, and all Matrix Preferred Interests (collectively, the “Exchanges”), are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers, the Exchanges and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “IRC”).

2

L.            In the Mergers, (1) Royale Merger Sub will be merged with and into Royale, the corporate existence of the Royale Merger Sub will cease, each issued and outstanding share of Royale common stock will be converted into one share of Parent Common Stock, and Royale will become a direct, wholly owned Subsidiary of Parent; and (2) Matrix Merger Sub will be merged with and into Matrix, the corporate existence of Matrix Merger Sub will cease, and each issued and outstanding share of Matrix Common Stock will be converted into the number of shares of Parent Common Stock as determined by the Matrix Conversion Ratio, and Matrix will become a direct, wholly owned Subsidiary of Parent.

M. The Constituent Corporations desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions of the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Matrix Number” has the meaning set forth in Section 3.02(c).
“Aggregate Royale Number” has the meaning set forth in Section 3.02(c).
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.	The Preferred Exchange Agreement with the holders of all of the Matrix Preferred Interests, in substantially the form attached hereto as Exhibit A;
B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached hereto as Exhibit B;
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C.	The LP Exchange Agreement with the holders of all Common LP Interests of MILP, in substantially the form attached hereto as Exhibit C;
D.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership in substantially the form attached hereto as Exhibit D;

E.	The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership in substantially the form attached hereto as Exhibit E;
F.
The Matrix Operator Stock Exchange Agreements with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation in substantially the form attached hereto as Exhibit F;

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
H.	The Section 351 Plan in substantially the form attached hereto as Exhibit G; and
 “Audited Financial Statements” has the meaning set forth in Section 4.06.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Benefit Plan” has the meaning set forth in Section 4.19.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.
“Capital Stock Consideration” has the meaning set forth in Section 3.04.
“CCC” has the meaning set forth in recital A of this Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Common LP Interests” has the meaning set forth in Recital H.
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“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.19.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“D&O Indemnified Party” has the meaning set forth in Section 6.09(a).
“D&O Indemnifying Parties” has the meaning set forth in Section 6.09(c).
“D&O Tail Policy” has the meaning set forth in Section 6.09(d).
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix concurrently with the execution and delivery of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.05.
“Dollars or $” means the lawful currency of the United States.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 4.19(l)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“End Date” has the meaning set forth in Section 9.01(d)(i).
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water
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Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Exchange Agent” has the meaning set forth in Section 3.05(a).
“Exchange Agreements” has the meaning set forth in Section 3.03(c).
“Exchanges” has the meaning set forth in Recital K.
“Excluded Matrix Shares” has the meaning set forth in Section 3.02(b).
“Excluded Royale Shares” has the meaning set forth in Section 3.01(b).
“Financial Statements” has the meaning set forth in Section 4.06.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
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“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
“Interim Financial Statements” has the meaning set forth in Section 4.06.
“IRC” has the meaning assigned in recital K of the Agreement.
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“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, and (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 6.02(b).
“Liabilities” has the meaning set forth in Section 4.07.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“LP Exchange” has the meaning set forth in Section 3.03(a).
“LP Exchange Agreement” has the meaning set forth in Section 3.03(a).
“Material Contract” means, with respect to a Person, any of the following:
A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;
B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule or Royale Disclosure Schedule;

C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

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D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;

G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.
Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).
“Matrix” has the meaning set forth in the preamble.
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“Matrix Benefit Plans” has the meaning set forth in Section 4.19.
“Matrix Board” has the meaning set forth in the recitals.
“Matrix Board Recommendation” has the meaning set forth in Section 4.02(b).
“Matrix Certificates” has the meaning set forth in Section 3.06(a).
“Matrix Charter Documents” has the meaning set forth in Section 4.03.
“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
“Matrix Conversion Ratio” has the meaning set forth in Section 3.02(c).
“Matrix Group Capital” means the agreed value of the securities and interests to be contributed by way of merger or exchange with Parent or its Subsidiaries by:  (i) holders of Matrix common stock in connection with the Matrix Merger; (ii) the Matrix LP Holders in connection with the LP Exchange; and (iii) the Matrix Operator Holders in connection with the Matrix Operator Stock Exchange.
“Matrix Insurance Policies” has the meaning set forth in Section 4.15.
“Matrix Intellectual Property” means all Intellectual Property that is owned or held for use by Matrix.
“Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
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“Matrix IP Registrations” means all Matrix Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Matrix LP Exchange Consideration” has the meaning set forth in Section 3.03(a).
“Matrix LP Holders” has the meaning set forth in Section 3.03(a).
“Matrix LPs” has the meaning set forth in Recital H.
“Matrix Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of Matrix and its Subsidiaries and the Matrix LPs, taken as a whole, or (ii) the ability of Matrix and the Matrix LPs to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Matrix Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which Matrix and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Matrix Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Matrix and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Matrix and its Subsidiaries conduct their businesses.
“Matrix Merger Consideration” has the meaning set forth in Section 3.02(c).
“Matrix Merger Effective Time” has the meaning set forth in Section 2.03(b).
“Matrix Merger Sub” has the meaning set forth in the preamble.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Matrix Operator” has the meaning set forth in Recital I.
“Matrix Operator Holders” has the meaning set forth in Section 3.03(b).
“Matrix Operator Stock Exchange” has the meaning set forth in Section 3.03(b).
“Matrix Operator Stock Exchange Agreement” has the meaning set forth in Section 3.03(b).
“Matrix Operator Stock Exchange Consideration” has the meaning set forth in Section 3.03(b).
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“Matrix Preferred Interests” has the meaning set forth in Recital J.
“Matrix Royalty” has the meaning set forth in Recital C.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.18.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Maximum Premium” has the meaning set forth in Section 6.09(d).
“Merger” has the meaning set forth in the recitals.
“MILP” has the meaning set forth in Recital C.
“Original Merger Agreement” has the meaning set forth in Recital B.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” has the meaning set forth in Section 2.01(a) of this Agreement.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured only by the property leased or purchased under such capital lease, equipment lease or purchase
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money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the value, use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Debt Exchange” has the meaning set forth in Recital C.
“Pre-Closing Taxes” means Taxes of Matrix for any pre-Closing Tax period.
“Preferred Exchange” has the meaning set forth in Section 3.03(c).
“Preferred Exchange Agreement” has the meaning set forth in Section 3.03(c).
“Preferred Exchange Consideration” has the meaning set forth in Section 3.03(c).
 “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Proxy Statement/Prospectus” has the meaning set forth in Section 3.04.
“Registration Statement” has the meaning set forth in Section 3.04.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Matrix Vote” has the meaning set forth in Section 4.02(a).
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“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Requisite Exchange Approvals” has the meaning set forth in Section 4.02(a).
“Right of Way” is defined in Section 4.10.
“Royale” has the meaning set forth in the preamble.
“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Certificates” has the meaning set forth in Section 3.05(a).
“Royale Charter Documents” has the meaning set for in Section 5.03.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including the shares of common stock of Royale which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Conversion Ratio” has the meaning set forth in Section 3.01(c).
“Royale Disclosure Schedule” has the meaning set forth in Article V.
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.15.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of
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Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger Consideration” has the meaning set forth in Section 3.01(c).
“Royale Merger Effective Time” has the meaning set forth in Section 2.03(a).
“Royale Merger Sub” has the meaning set forth in the preamble.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(b).
“Royale Party” means Royale, Parent, Royale Merger Sub and Matrix Merger Sub together with their respective Subsidiaries.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock.
“Royale Stockholders Meeting” has the meaning set forth in Section 6.03(d).
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit G.
“Series B Preferred Stock” means Series B 3.5% Convertible Preferred Stock of Parent.
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“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Stockholder Representative” has the meaning set forth in Section 7.03(c).
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Union” has the meaning set forth in Section 4.20(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
The Mergers
Section 2.01          The Mergers.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCC:
(a)          Royale Merger.  At the Royale Merger Effective Time, Royale Merger Sub will be merged with and into Royale, the corporate existence of the Royale Merger Sub will cease, each issued and outstanding share of Royale common stock will be converted, subject to the
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provisions of Section 3.01 below, into the number of shares of common stock, $.001 par value, of the Parent (“Parent Common Stock”), equal to the Royale Conversion Ratio, and Royale will become a direct, wholly-owned Subsidiary of Parent and continue its corporate existence under the CCC as the surviving corporation in the Royale Merger; and
(b)          Matrix Merger.  At the Matrix Merger Effective Time, Matrix Merger Sub will be merged with and into Matrix, the corporate existence of the Matrix Merger Sub will cease, and each issued and outstanding share of Matrix Common Stock will be converted, subject to the provisions of Section 3.02 below, into the number of shares of Parent Common Stock equal to the Matrix Conversion Ratio and Matrix will become a direct, wholly owned Subsidiary of Parent and will continue its corporate existence under the CCC as the surviving corporation in the Matrix Merger (collectively, the Royale Merger and the Matrix Merger are the “Mergers”).
Section 2.02          Closing.  Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time, no later than three Business Days after all of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Strasburger & Price, LLP, 909 Fannin Street, Suite 2300, Houston, Texas 77010, or at such other time or on such other date or at such other place as Matrix and Royale may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.03          Effective Time.  Subject to the provisions of this Agreement, at the Closing,
(a)          Royale Merger.  At Closing, upon satisfaction of the conditions to Closing set forth in Sections 8.01 and 8.02, including the Requisite Royale Stockholder Vote, Parent and Royale shall cause a certificate of merger with respect to the Royale Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC, and shall cause a certificate of merger with respect to the Royale Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the CCC and the DGCL, respectively.  The Royale Merger shall become effective at such time as such certificates of merger have been duly filed with both the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of Merger in accordance with the CCC and the DGCL (the effective time of the Merger being hereinafter referred to as the “Royale Merger Effective Time”).
(b)          Matrix Merger.  At Closing, upon satisfaction of each of the conditions to Closing set forth in Sections 8.01 and 8.03, including the Requisite Matrix Stockholder Vote, Parent and Matrix shall cause a certificate of merger with respect to the Matrix Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC, and shall cause a certificate of merger with respect to the Matrix Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make
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all other filings or recordings required under the CCC and the DGCL, respectively.  The Matrix Merger shall become effective at such time as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL (the effective time of the Merger being hereinafter referred to as the “Matrix Merger Effective Time”).
(c)          Effects of the Mergers.  The Mergers shall have the effects set forth herein and in the applicable provisions of the CCC and the DGCL. Without limiting the generality of the foregoing, and subject thereto,
(i) from and after the Royale Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Royale and Royale Merger Sub shall vest in Royale as the surviving corporation of the Royale Merger, and all debts, liabilities, obligations, restrictions and duties of each of Royale and Royale Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of Royale as the surviving corporation of the Royale Merger; and
(ii) from and after the Matrix Merger Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Matrix and Matrix Merger Sub shall vest in Matrix as the surviving corporation of the Matrix Merger, and all debts, liabilities, obligations, restrictions and duties of each of Matrix and Matrix Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of Matrix as the surviving corporation of the Matrix Merger.
Section 2.04          Governing Documents of the Continuing Corporations.  At the effective time of the respective Mergers, the certificate of incorporation and bylaws of the Continuing Corporations shall be as follows:
(a)          Royale Energy, Inc.  (i) the certificate of incorporation of Royale Merger Sub as in effect immediately prior to the Royale Merger Effective Time shall be the certificate of incorporation of Royale Energy, Inc. as the surviving corporation of the Royale Merger until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of Royale Merger Sub as in effect immediately prior to the Royale Merger Effective Time shall be the by-laws of Royale Energy, Inc. as the surviving corporation of the Royale Merger until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the surviving corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of Royale Energy Funds, Inc.
(b)          Matrix Oil Management Corporation.  (i) the certificate of incorporation of Matrix Merger Sub as in effect immediately prior to the Matrix Merger Effective Time shall be the certificate of incorporation of Matrix Oil Management Corporation as the surviving corporation of the Matrix Merger until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of Matrix Merger Sub as in effect immediately prior to the Matrix Merger Effective Time shall be the by-laws of Matrix Oil
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Management Corporation as the surviving corporation of the Matrix Merger until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the surviving corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of Matrix Oil Management Corporation.
(c)          Royale Energy Holdings, Inc.  (i) the certificate of incorporation of Parent as in effect immediately prior to the Royale Merger Effective Time of the Mergers shall be the certificate of incorporation of the Parent immediately following both Mergers until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the by-laws of Parent as in effect immediately prior to the Royale Merger Effective Time shall be the by-laws of the Parent immediately following both Mergers until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Parent or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name “Royale Energy, Inc.” automatically upon consummation of the Royale Merger or the Matrix Merger, which occurs later.
Section 2.05          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Royale Shares issued and outstanding immediately prior to the Royale Merger Effective Time (other than Excluded Royale Shares under Section 3.01(b)) and Matrix Shares issued and outstanding immediately prior to the Matrix Merger Effective Time (other than Excluded Matrix Shares under Section 3.02(b)) which are, in either case, held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 1301 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the Royale Merger Consideration or the Matrix Merger Consideration, as applicable, but instead shall be entitled to only such rights as are granted by Section 1300 of the CCC; provided, however, that if, after the Royale Merger Effective Time or the Matrix Merger Effective Time, as applicable (the “Effective Time”), such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1301 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 of the CCC, such Shares shall be treated as if they had been converted as of the applicable Effective Time into the Royale Merger Consideration or the Matrix Merger Consideration, as applicable, to the extent, if any, which such holder is entitled pursuant to Section 3.01 or Section 3.02 (as applicable), without interest thereon. Royale and Matrix shall each provide the other with prompt written notice of any demands which they receive for appraisal of any of their outstanding Shares in connection with the Mergers, any withdrawal of any such demand and any other demand, notice or instrument delivered to them prior to the applicable Effective Time pursuant to the CCC that relates to such demand.  Except with the prior written consent of Matrix, Royale shall not make any payment with respect to, or settle or offer to settle, any such demands.  Except with the prior written consent of Royale, Matrix shall not make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.06          Directors and Officers.
(a)          Royale Energy, Inc. The directors and officers of Royale Merger Sub immediately prior to the Royale Merger Effective Time shall, from and
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after the Royale Merger Effective Time, be the directors and officers of Royale Energy, Inc. as surviving corporation of the Royale Merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.
(b)          Matrix Oil Management Corporation. The directors and officers of Matrix Merger Sub immediately prior to the Matrix Merger Effective Time shall, from and after the Matrix Merger Effective Time, be the directors and officers of Matrix Oil Management Corporation, as the surviving corporation of the Matrix Merger, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.
(c)          Royale Energy Holdings, Inc.  The directors and officers of Parent immediately after the later to occur of the Royale Merger Effective Time and the Matrix Merger Effective Time shall be as follows:
(i) The board of directors shall initially be comprised of eight (8) members which shall include Jonathan Gregory, Harry Hosmer, Johnny Jordan, and five (5) independent directors, which shall include Jon Clarkson, Rod Eson and Gabriel L. Ellisor (selected by Matrix) and Ronald Buck and Ronald Verdier (selected by Royale), all of which director nominees are named on Exhibit H hereto;
(ii) Harry E. Hosmer shall serve as chairman of the board of directors until the first annual meeting of shareholders following the Closing Date (after which shareholder’s meeting, Mr. Hosmer will receive the title of Chairman Emeritus of Holdings); and
(iii) Initial officers of the corporation shall include the following persons and such additional officers that are be selected by the board of directors from time to time:
Chief Executive Officer (Principal Executive Officer)	Jonathan Gregory

President (Chief Operating Officer)	Johnny Jordan

Chief Financial Officer (Principal Accounting Officer)	Stephen M. Hosmer
Section 2.07          Post-Merger Operations.
(a)          The parties to this Agreement hereby confirm that, subject to the consummation of the Mergers, each such party shall vote its shares, at the next annual stockholders meeting of Parent following the Parent’s listing of the Parent Common Stock on a national securities exchange, such that the Parent board of directors will be reduced to seven voting members of which no less than five will be independent directors, and Harry Hosmer will not stand for re-election to the board of directors of the Parent.  Prior to the Royale Merger Effective Time and
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the Matrix Merger Effective Time, the by-laws of Parent shall be revised to reflect that such reduction in the board of directors of Parent will occur at such time.
(b)          Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by Matrix or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the later of the Royale Merger Effective Time or the Matrix Merger Effective Time. This Section 2.07(b) does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Matrix Merger Effective Time and the Royale Merger Effective Time.
Section 2.08          Tax Consequences.  It is the intention of the parties that the Matrix Merger, the Royale Merger and the Exchanges qualify under Section 351 of the IRC.
ARTICLE III
Conversion of Securities; Exchange of Certificates
Section 3.01          Royale Merger Conversion of Shares.  At the Royale Merger Effective Time and subject to the other provisions of this Agreement, by virtue of the Royale Merger and without any action on the part of the parties or the holders of any of the following securities:
(a)          Capital Stock of Royale Merger Sub.  Each issued and outstanding share of capital stock of Royale Merger Sub immediately prior to the Royale Merger Effective Time shall be cancelled and automatically converted into and become one (1.0) validly issued, fully paid and nonassessable share of common stock of Royale, as the surviving company of the Royale Merger, no par value per share;
(b)          Excluded Capital Stock of Royale.  Each issued and outstanding share of (i) Royale Common Stock owned by any Subsidiary of Royale or by Parent or Royale Merger Sub, or held by Royale as treasury stock immediately prior to the Royale Merger Effective Time (all such shares, the “Excluded Royale Shares”), shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;
(c)          Royale Common Stock.  Each issued and outstanding share of Royale Common Stock immediately prior to the Royale Merger Effective Time, other than Excluded Royale Shares and Dissenting Shares, shall be converted into one share of Parent Common Stock at the Royale Merger Effective Time (the number of Parent shares into which one share of Royale common stock converts is the “Royale Conversion Ratio” and represents the “Royale Merger Consideration”).  The number of shares of Royale Common Stock subject to conversion under this Section 3.01 together with all Shares issuable pursuant to (i) any Royale Benefit Plan or other compensation agreement, and (ii) any other obligation of Royale to issue Shares, including any Shares issuable under any convertible Indebtedness, except for Shares issuable upon exercise of (x) warrants to acquire up to 2,355,198 shares of Royale Common Stock as described in Section 5.04(g)(i) of the Disclosure Schedule; and (y) options to acquire 100,000 shares of Royale Common Stock as described in Section 5.04(g)(i) of the Disclosure Schedule, shall be the “Aggregate Royale Number”.
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Section 3.02          Matrix Merger Conversion of Shares.  At the Matrix Merger Effective Time and subject to the other provisions of this ARTICLE III, by virtue of the Matrix Merger and without any action on the part of the parties or the holders of any of the following securities:
(a)          Capital Stock of Matrix Merger Sub.  Each issued and outstanding share of capital stock of Matrix Merger Sub immediately prior to the Matrix Merger Effective Time shall be cancelled and automatically converted into and become one (1.0) validly issued, fully paid and nonassessable share of common stock of Matrix, as the surviving company of the Matrix Merger, no par value per share;
(b)          Excluded Capital Stock of Matrix.  Each issued and outstanding share of Matrix Common Stock owned by any Subsidiary of Matrix, or by Parent or Matrix Merger Sub, or held by Matrix as treasury stock immediately prior to the Matrix Merger Effective Time (all such shares, the “Excluded Matrix Shares”), shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;
(c)          Matrix Common Stock.  Each issued and outstanding share of Matrix common stock immediately prior to the Matrix Merger Effective Time, other than the Excluded Matrix Shares and Dissenting Shares, shall be converted into the number of shares of Parent common stock at the Matrix Merger Effective Time (the “Matrix Conversion Ratio”) equal to the quotient of (i) the product of the Aggregate Royale Number multiplied by the percentage (expressed as a decimal fraction) of Matrix Group Capital represented by Matrix as indicated on Annex I attached hereto, divided by (ii) the Aggregate Matrix Number, and represents the “Matrix Merger Consideration”.  The number of shares of Matrix Common Stock subject to conversion under this Section 3.02 together with all Shares issuable pursuant to (x) any Matrix Benefit Plan, and (y) any other obligation of Matrix to issue Shares, including any Shares issuable under any convertible Indebtedness, warrants or options, shall be the “Aggregate Matrix Number.”
Section 3.03          Parent Capital Stock to be Issued Concurrently with the Mergers.  Consummation of the Mergers is conditioned upon, among other things, execution and delivery of definitive agreements providing for consummation of each of the following Exchanges concurrently with the Mergers, and consummation of each of the Exchanges is expressly conditioned upon consummation of the Mergers.  Prior to the Matrix Merger Effective Time:
(a)          the holders of all Common LP Interests of the Matrix LPs (“Matrix LP Holders”) shall have entered into definitive agreements to exchange all of their Common LP Interests in the respective Matrix LPs for shares of common stock of Parent (collectively, the “LP Exchange”) concurrently with consummation of the Mergers pursuant to terms of such exchange agreements (the “LP Exchange Agreements”).  In the LP Exchange, the Matrix LP Holders will receive, in the aggregate, a number of shares of Parent Common Stock equal to the product of the Aggregate Royale Number multiplied by the percentage (expressed as a decimal fraction) of Matrix Group Capital represented by the Common LP Interests of the Matrix LPs as indicated on Annex I attached hereto (the “Matrix LP Exchange Consideration”).
(b)          the holders of all outstanding shares of capital stock of Matrix Operator (“Matrix Operator Holders”) shall have entered into definitive agreements to exchange all of their shares
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of capital stock of Matrix Operator for shares of common stock of Parent (the “Matrix Operator Stock Exchange”) concurrently with consummation of the Mergers pursuant to terms of certain exchange agreements (the “Matrix Operator Stock Exchange Agreement”).  In the Matrix Operator Stock Exchange, the Matrix Operator Holders will receive, in the aggregate, a number of shares of Parent Common Stock equal to the product of the Aggregate Royale Number multiplied by the percentage (expressed as a decimal fraction) of Matrix Group Capital represented by Matrix Operator as indicated on Annex I attached hereto (the “Matrix Operator Stock Exchange Consideration”).
(c)          the holders of all of the Matrix Preferred Interests shall have entered into a definitive agreement with Parent (the “Preferred Exchange Agreement”) to exchange all of their Matrix Preferred Interests for shares of the Parent’s Series B Preferred Stock (the “Preferred Exchange”) concurrently with consummation of the Mergers pursuant to terms of the Preferred Exchange Agreement (the Preferred Exchange Agreement, the LP Exchange Agreements and the Matrix Operator Stock Exchange Agreement are, collectively, the “Exchange Agreements”). Pursuant to the Preferred Exchange Agreement, each $10.00 of Matrix Preferred Interests (based on adjusted capital accounts of the holders) outstanding immediately prior to the Matrix Merger Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Parent (the “Preferred Exchange Consideration”).
Section 3.04          Registration of Parent Common Stock.  In addition to other conditions to closing of the Mergers set forth in ARTICLE VIII of this Agreement, as a condition to closing the Mergers, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Matrix LP Exchange Consideration and the Matrix Operator Stock Exchange Consideration and the shares of the Series B Preferred Stock to be issued as the Preferred Exchange Consideration (collectively, the “Capital Stock Consideration”) shall be subject to the following conditions:
(a)          Parent Common Stock Registered with SEC. All of the Capital Stock Consideration shall be registered with the SEC pursuant to a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated hereby (the “Registration Statement”) and applicable filings pursuant to the Exchange Act, including the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated hereby (the “Proxy Statement/Prospectus”), and the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn at the time of closing.
(b)          Application to List Parent Common Stock on National Securities Exchange.  Within thirty (30) days after initially filing the Registration Statement with the SEC, Royale shall cause Parent to file an application for listing (or re-listing, as applicable) with a national securities exchange which application shall be reasonably acceptable to Matrix.  The Parties will use their commercially reasonable best efforts to cause the Capital Stock Consideration to have been approved for listing and trading on such national securities exchange, provided, that such approval shall not be a condition to Closing.
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Section 3.05          Exchange of Certificates by Royale Stockholders.
(a)          Appointment of Exchange Agent; Deposit of Certificates.  Prior to the Royale Merger Effective Time, Parent shall appoint an agent, reasonably satisfactory to both Royale and Matrix, to act as exchange agent (the “Exchange Agent”) for the exchange of stock certificates representing the Merger Consideration upon surrender of certificates representing shares of Royale Common Stock (the “Royale Certificates”) or, with respect to uncertificated shares, such other evidence of ownership as the Exchange Agent or Parent may reasonably request.  At or prior to the Royale Merger Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of Royale Stockholders certificates representing the shares of Parent Common Stock (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) sufficient to exchange upon the surrender of Royale Certificates, together with a properly completed form of letter of transmittal, as hereinafter provided.
(b)          Letter of Transmittal; Surrender of Royale Certificates.  Promptly after the Royale Merger Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a record holder of shares of Royale Common Stock as of the Royale Merger Effective Time, and whose shares were converted into the Merger Consideration pursuant to Section 3.01, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Royale Certificates shall pass, only upon proper delivery of Royale Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of Royale Certificates in exchange for stock certificates representing the Merger Consideration. Upon surrender to the Exchange Agent of a Royale Certificate or, with respect to uncertificated shares of Royale Common Stock, such other evidence of ownership as the Exchange Agent or Parent may reasonably request, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Exchange Agent, the record holder of such shares of Royale Common Stock shall receive, in exchange therefor, certificates representing the shares of Parent Common Stock or, if shares of Parent Common Stock represented by a book entry only will be issued, appropriate alternative arrangements for the issuance of such shares shall be made, and such Royale Certificate shall forthwith be canceled.  If delivery of the certificates representing Parent Common Stock is to be made to a Person other than the Person in whose name the Royale Certificate surrendered is registered, or if uncertificated shares represented by a book entry will be issued to such other Person in exchange for such Royale Certificates, it shall be a condition of exchange that the Royale Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange pay any transfer or other Taxes required by reason of the transfer or payment of the Merger Consideration to a Person other than the registered holder of the Royale Certificate surrendered, or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. In accordance with the Bylaws of Royale and Parent, Parent shall be entitled to treat the registered owner of all of the shares of Royale Common Stock as the owner thereof, and after the Royale Merger Effective Time, as the owner of the Merger Consideration, for all purposes, until Royale Certificates representing such shares (and such Merger Consideration) have been surrendered by the registered owner thereof in accordance with the provisions of this Section 3.05 (other than Royale Certificates representing Excluded Shares and other than Royale Certificates representing Dissenting Shares).
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(c)          Royale Stock Ledger Closed.  At the close of business on the day of the Royale Merger Effective Time, the stock ledger of Royale shall be closed.  From and after the Royale Merger Effective Time, there shall be no registration of transfers of shares of Royale Common Stock which were outstanding immediately prior to the Royale Merger Effective Time on the stock transfer books of the Surviving Company. From and after the Royale Merger Effective Time, the holders of shares of Royale Common Stock outstanding immediately prior to the Royale Merger Effective Time shall cease to have any rights with respect to such shares of Royale Common Stock except as otherwise provided in this Agreement or by applicable Law, and instead shall be owners of the Merger Consideration. If, after the Royale Merger Effective Time, Royale Certificates are presented to Parent or the Surviving Company for any reason, such Royale Certificates shall be cancelled and exchanged as provided in this Section 3.05.
(d)          Lost or Stolen Certificates.  If any Royale Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Royale Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Royale Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Royale Certificate, certificates representing the shares of Parent Common Stock (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) as contemplated by this Section 3.05.
(e)          Fractional Shares.  If the aggregate number of shares of Parent Common Stock to which a Royale Stockholder would otherwise be entitled under this Agreement would include a fractional share of Parent Common Stock, then the number of shares of Parent Common Stock that such Royale Stockholder is entitled to receive will be (i) if equal to or greater than one-half (0.5), rounded up to the next whole applicable share, and (ii) if less than one-half (0.5), rounded down to the next whole applicable share, and such Royale Stockholder will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
(f)          Return of Royale Certificates by Exchange Agent.  At any time after 180 days after the Royale Merger Effective Time, Parent shall be entitled to require the Exchange Agent to return certificates representing the Merger Consideration which had been deposited by Royale or Parent, as the case may be, with the Exchange Agent and not exchanged for Royale Certificates. Thereafter, former holders of shares of Royale Common Stock shall look only to Parent for stock certificates representing the Merger Consideration in exchange for Royale Certificates.
(g)          Deductions and Withholding.  As required by applicable Law, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Royale Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the IRC, or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
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(h)          Proportional Adjustments Following Certain Events.  If, between the date of this Agreement and the Royale Merger Effective Time, the shares of Parent Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Royale Merger Consideration.
Section 3.06          Exchange of Certificates by Matrix Stockholders.  Appointment of Exchange Agent; Deposit of Certificates.  Prior to the Matrix Merger Effective Time, Parent shall appoint the Exchange Agent to act as exchange agent for the exchange of stock certificates representing the Merger Consideration upon surrender of certificates representing shares of Matrix Common Stock (the “Matrix Certificates”) or, with respect to uncertificated shares, such other evidence of ownership as the Exchange Agent or Parent may reasonably request.  At or prior to the Matrix Merger Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of Matrix Stockholders certificates representing the shares of Parent Common Stock (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued), sufficient, in each case, to exchange upon the surrender of Matrix Certificates, together with a properly completed form of letter of transmittal, as hereinafter provided.
(b)          Letter of Transmittal; Surrender of Matrix Certificates. Promptly after the Matrix Merger Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a record holder as of the Matrix Merger Effective Time of shares of Matrix Common Stock, and whose shares were converted into the Merger Consideration pursuant to Section 3.02, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Matrix Certificates shall pass, only upon proper delivery of Matrix Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of Matrix Certificates in exchange for stock certificates representing the Merger Consideration. Upon surrender to the Exchange Agent of a Matrix Certificate or, with respect to uncertificated shares of Matrix Common Stock, such other evidence of ownership as the Exchange Agent or Parent may reasonably request, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Exchange Agent, the record holder of such shares of Matrix Common Stock shall receive, in exchange therefor, certificates representing the shares of Parent Common Stock or, if shares of Parent Common Stock represented by a book entry only will be issued, appropriate alternative arrangements for the issuance of such shares shall be made, as applicable, and such Matrix Certificate shall forthwith be canceled.  If delivery of the certificates representing Parent Common Stock is to be made to a Person other than the Person in whose name the Matrix Certificate surrendered is registered, or if uncertificated shares represented by a book entry will be issued to such other Person in exchange for such Matrix Certificates, it shall be a condition of exchange that the Matrix Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange pay any transfer or other Taxes required by reason of the transfer or payment of the Merger Consideration to a Person other than the registered holder of Matrix Certificate surrendered, or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. In accordance with the Bylaws of Parent, Parent shall be entitled to treat the
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registered owner of all of the shares of Matrix Common Stock as the owner thereof, and after the Matrix Merger Effective Time, as the owner of the Merger Consideration, for all purposes, until Matrix Certificates representing such shares (and such Merger Consideration) have been surrendered by the registered owner thereof in accordance with the provisions of this Section 3.06 (other than Matrix Certificates representing Matrix Excluded Shares and other than Matrix Certificates representing Matrix Dissenting Shares).
(c)          Matrix Stock Ledger Closed.  At the close of business on the day of the Matrix Merger Effective Time, the stock ledger of Matrix shall be closed.  From and after the Matrix Merger Effective Time, there shall be no registration of transfers of shares of Matrix Common Stock which were outstanding immediately prior to the Matrix Merger Effective Time on the stock transfer books of the Surviving Company. From and after the Matrix Merger Effective Time, the holders of shares of Matrix Common Stock  outstanding immediately prior to the Matrix Merger Effective Time shall cease to have any rights with respect to such shares of Matrix Common Stock  except as otherwise provided in this Agreement or by applicable Law, and instead shall be owners of the Merger Consideration. If, after the Matrix Merger Effective Time, Matrix Certificates are presented to Parent or the Surviving Company for any reason, such Matrix Certificates shall be cancelled and exchanged as provided in this Section 3.06.
(d)          Lost or Stolen Certificates.  If any Matrix Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Matrix Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Matrix Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Matrix Certificate, certificates representing the shares of Parent Common Stock or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued, as applicable, as contemplated by this Section 3.06.
(e)          Fractional Shares.  If the aggregate number of shares of Parent Common Stock to which a Matrix Stockholder would otherwise be entitled under this Agreement would include a fractional share of Parent Common Stock, then the number of shares of Parent Common Stock that such Matrix Stockholder is entitled to receive will be (i) if equal to or greater than one-half (0.5), rounded up to the next whole applicable share, and (ii) if less than one-half (0.5), rounded down to the next whole applicable share, and such Matrix Stockholder will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
(f)          Return of Matrix Certificates by Exchange Agent. At any time after 180 days after the Matrix Merger Effective Time, Parent shall be entitled to require the Exchange Agent to return certificates representing the Merger Consideration which had been deposited by Matrix or Parent, as the case may be, with the Exchange Agent and not exchanged for Matrix Certificates. Thereafter, former holders of shares of Matrix Common Stock shall look only to Parent for stock certificates representing the Merger Consideration in exchange for Matrix Certificates.
(g)          Deductions and Withholding. As required by applicable Law, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Matrix Common Stock pursuant to this Agreement
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such amounts as may be required to be deducted and withheld with respect to the making of such payment under the IRC, or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(h)          Proportional Adjustments Following Certain Events.  If, between the date of this Agreement and the Matrix Merger Effective Time, the shares of Parent Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration.
Section 3.07          Adjustments to Outstanding Options and Warrants.  Each option and warrant to purchase shares of Royale Common Stock outstanding immediately prior to the Royale Merger Effective Time shall be converted into the right thereafter to receive, upon the exercise of each such option and warrant, the amount of shares of Common Stock of the Parent to which the holder would have been entitled if, immediately prior to such event, the holder had held the number of shares of Royale Common Stock obtainable upon the exercise of each such option or warrant.
ARTICLE IV
Representations and Warranties of Matrix
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Matrix represents and warrants to Royale that the statements contained in this ARTICLE IV are true and correct as of the date hereof and after giving effect to the Pre-Closing Debt Exchange and other transactions contemplated in the consent and amendment to the Merger Agreement dated effective as of December 31, 2016.
Section 4.01          Organization and Qualification of Matrix.  Matrix and each of its Subsidiaries and the Matrix LPs is a corporation, limited partnership or other entity duly organized, validly existing and in good standing under the Laws of its state of organization and has the requisite corporate power or entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Matrix and each of its Subsidiaries and each of the Matrix LPs is licensed or qualified to do business, and Matrix and each of its Subsidiaries and each of the Matrix LPs is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Matrix Material Adverse Effect.
Section 4.02          Authority; Board Approval.  Matrix and each of the Matrix LPs has the requisite corporate power or entity power and authority to enter into and perform its obligations
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under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger by Matrix, adoption of this Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding Shares (“Requisite Matrix Vote”) and to the adoption of the Exchanges pursuant to their terms, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Matrix of this Agreement and any Ancillary Document to which it is a party and the consummation by Matrix of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Matrix and no other corporate proceedings on the part of Matrix and the Matrix LPs are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Matrix Vote and the adoption of the Exchanges by the Matrix LP Holders, Matrix Operator Holders, the general partners of each Matrix LP and the holders of the Matrix Preferred Interests pursuant to their terms (collectively, the “Requisite Exchange Approvals”). The Requisite Matrix Vote and the Requisite Exchange Approvals are the only vote or consent of the holders of any class or series of Matrix’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Matrix, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Matrix enforceable against Matrix in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Ancillary Document to which Matrix is or will be a party has been duly executed and delivered by Matrix (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Matrix enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(a)          The Matrix Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of Matrix duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, Matrix’s stockholders, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “agreement of merger” (as such term is used in Section 1101 of the CCC) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the CCC, (iv) directed that the “agreement of merger” contained in this Agreement be submitted to Matrix’s stockholders for adoption, and (v) resolved to recommend that the stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Matrix Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.
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Section 4.03          No Conflicts; Consents.  The execution, delivery and performance by Matrix and each of the Matrix LPs of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Matrix (collectively, the “Matrix Charter Documents”) or of the Matrix LPs; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Matrix and the Matrix LPs; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Matrix and each of the Matrix LPs is a party, other than, in the case of clauses (b) and (c) of this Section 4.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Matrix Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Matrix or the Matrix LPs in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except, in the case of the Merger, for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 4.04         Capitalization.  The authorized capital stock of Matrix consists of 250,000 shares of common stock, no par value (the “Matrix Shares”), of which 7,085 Matrix Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          Section 4.04 of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Matrix Shares and the number of Matrix Shares owned by such Person.
(c)          Except as disclosed on Section 4.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Matrix is authorized or outstanding, and (ii) there is no commitment by Matrix to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Matrix or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Matrix Common Stock.
(d)          All issued and outstanding shares of Matrix Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Matrix Charter Documents or any agreement to which Matrix is a party; and (iii) free of any Encumbrances created by Matrix in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of Matrix’s lenders as listed on Section 4.04(d) of the Disclosure Schedules. All issued and outstanding shares of Matrix Common Stock were issued in compliance with applicable Law.
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(e)          No outstanding Matrix Shares are subject to vesting or forfeiture rights or repurchase by Matrix. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Matrix or any of its securities.
(f)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Matrix were undertaken in compliance with the Matrix Charter Documents then in effect, any agreement to which Matrix then was a party and in compliance with applicable Law.
Section 4.05          Subsidiaries.  Section 4.05 of the Disclosure Schedules sets for a list of Persons in which Matrix has or owns any interest in any shares or has an ownership interest.
Section 4.06          Financial Statements.  Complete copies of Matrix’s consolidated audited financial statements consisting of the consolidated balance sheets of Matrix, the Matrix LPs, Matrix Operator, Matrix Pipeline, LP (“Matrix Pipeline”), a California limited partnership and Subsidiary of Matrix Operator as the general partner and Matrix Las Cienegas Limited Partnership as the sole limited partner, and Matrix Royalty, LP, a Texas limited partnership and entity excluded from the transactions contemplated hereby (“Matrix Royalty” and, together with Matrix, the Matrix LPs, Matrix Operator and Matrix Pipeline, the “Matrix Consolidated Entities”), as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Matrix Consolidated Entities as at September 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the  six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Royale. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Matrix Consolidated Entities, and present fairly, in all material respects, the financial position of Matrix as of the respective dates they were prepared and the results of the operations of Matrix for the periods indicated. The balance sheet of the Matrix Consolidated Entities as of December 31, 2015, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Matrix Consolidated Entities as of September 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Matrix maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.07          Undisclosed Liabilities.  Matrix has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except, in the case of Matrix (a)  those which are accrued, adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Matrix Material Adverse
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Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 4.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Matrix and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Matrix Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Matrix Material Adverse Effect; or
(b)          except as disclosed on Section 4.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Matrix Merger Effective Time, would constitute a breach of Section 6.01.
Section 4.09          Material Contracts.  Section 4.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which Matrix and each Matrix LP is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of Matrix and each Matrix LP are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 4.09 of the Disclosure Schedules, Matrix and each of the Matrix LPs is not, and Matrix has no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of Matrix by Matrix or each of the Matrix LPs by Matrix or the Matrix LPs or, to the Knowledge of Matrix, by any other party thereto.  Matrix has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of Matrix that has not been fully remedied and withdrawn.
Section 4.10          Properties and Assets.  Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix or a Subsidiary of Matrix and the Matrix LPs each respectively owns and has either good and valid title in fee or a valid leasehold interest, Right of Way (defined below) or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Matrix Material Effect, all leases, Rights of Way or other agreements under which Matrix or any of its Subsidiaries or the Matrix LPs lease, access or use any real property are valid, binding and are in force and effect against Matrix or any of its Subsidiaries or the Matrix LPs and, to the Knowledge of Matrix, the counterparties thereto, in accordance with their respective terms, and
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neither Matrix nor any of its Subsidiaries or the Matrix LPs are in default under any such leases, Rights of Way or other agreements.
(b)          Each of Matrix and its Subsidiaries and the Matrix LPs has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Matrix Material Adverse Effect.  Each of Matrix and its Subsidiaries and the Matrix LPs has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Matrix Material Adverse Effect.  All pipelines owned or operated by Matrix Operator, Matrix and its Subsidiaries and the Matrix LPs are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by Matrix Operator, Matrix or any of its Subsidiaries or the Matrix LPs of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Matrix Material Adverse Effect.
(c)
(i) Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix and its Subsidiaries and the Matrix LPs, as applicable, have defensible title to all of the Matrix Interests forming the basis for the reserves reflected in the Audited Financial Statements except for such Matrix Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business and the Matrix Interests owned by Matrix Royalty, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Matrix Material Adverse Effect or as set forth on Section 4.10(c)(i) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Matrix Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or, preferential rights to purchase Hydrocarbons and neither Matrix nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix and each applicable Subsidiary and the Matrix LPs (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Matrix Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Financial Statements.
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(ii) All of the wells owned, leased, operated or used by Matrix and its Subsidiaries and the Matrix LPs and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by Matrix and its Subsidiaries or otherwise associated with the Matrix Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Matrix Material Adverse Effect.  No well owned, leased, operated or used by Matrix or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(iii) All Matrix Interests operated by Matrix and its Subsidiaries and the Matrix LPs have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Matrix Material Adverse Effect. None of the Interests of Matrix or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Matrix Material Adverse Effect.  Except as set forth on Section 4.10(c) of Disclosure Schedules, none of the Matrix Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(d)          There are no material inaccuracies in the Summary Projection of Reserves and Revenues as of March 31, 2016, of Matrix, with run date June 10, 2016, a correct and complete copy of which Matrix has made available to Royale prior to the date of this Agreement.
(e)          Except as set forth on Section 4.10(e) of the Disclosure Schedules, Matrix is not engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.10(e) of the Disclosure Schedules sets forth obligations of Matrix for the delivery of Hydrocarbons attributable to any of the Matrix Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 4.10(e) of the Disclosure Schedules, as of the date hereof, Matrix is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(f)          Except as provided in Section 4.10(f) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of Matrix, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of Matrix or any of its Subsidiaries or the Matrix LPs within one year of the Matrix Merger Effective Time in any of the Matrix Interests or any of the contracts governing any of the Matrix Interests.
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(g)          Except as set forth on Section 4.10(g) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Matrix Interests contain any minimum volume or throughput provisions or require Matrix or any of its Subsidiaries to pay for services regardless of whether Matrix or any of its Subsidiaries delivers such production for use of the services provided for under any such Contract.
(h)          Except as set forth in Section 4.10(h) of the Disclosure Schedules, none of the Contracts relating to the Matrix Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Matrix Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(g) of the Disclosure Schedules.
Section 4.11          Intellectual Property.  Section 4.11(a) of the Disclosure Schedules lists all (i) Matrix IP Registrations. All required filings and fees related to Matrix IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Matrix IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Matrix’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of Matrix’s business or operations as currently conducted.
(c)          Matrix’s rights in Matrix Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Matrix Material Adverse Effect. Matrix has taken all commercially reasonable steps to maintain Matrix Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Matrix Intellectual Property, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
(d)          To the Knowledge of Matrix, the conduct of Matrix’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Matrix Material Adverse Effect. To the Knowledge of Matrix, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Matrix Intellectual Property in a way as would be expect to have a Matrix Material Adverse Effect.
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(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of Matrix, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Matrix; (ii) challenging the validity, enforceability, registrability or ownership of any Matrix Intellectual Property or Matrix’s rights with respect to any Matrix Intellectual Property; or (iii) by Matrix or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Matrix Intellectual Property.  Matrix is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Matrix Intellectual Property.
Section 4.12          Reserved.
Section 4.13          Reserved.
Section 4.14          Reserved.
Section 4.15          Insurance.  Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Matrix and relating to the assets, business, operations, employees, officers and directors of Matrix (collectively, the “Matrix Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Royale. The Matrix Insurance Policies are in full force and effect with respect to the period covered. Matrix has not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Matrix Insurance Policies. All premiums or installment payments of premiums due on such Matrix Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Matrix Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no material claims related to the business of Matrix pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Matrix is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Matrix Insurance Policy.
(a)          Legal Proceedings; Governmental Orders.  Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Matrix’s Knowledge, threatened (a) against or by Matrix and the Matrix LPs affecting any of its properties or assets; or (b) against or by Matrix and the Matrix LPs that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)          Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Matrix and the Matrix LPs or any of their properties or assets. Matrix is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure
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Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
(a)          Compliance With Laws; Permits.  Except as set forth in Section 4.17(a) of the Disclosure Schedules, Matrix and each of the Matrix LPs has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
(b)          All material Permits required for Matrix and each of the Matrix LPs to conduct its business have been obtained by it and are valid and in full force and effect. Matrix is in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit, except as would not reasonably be expected to have a Matrix Material Adverse Effect.
Section 4.18          Environmental Laws.  Matrix and its Subsidiaries and the Matrix LPs (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Matrix Material Adverse Effect.
Section 4.19          Employee Benefit Matters.  Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that Matrix or any ERISA Affiliate maintains or to which Matrix or any ERISA Affiliate contributes or is a participating employer (collectively, the “Matrix Benefit Plans”).  With respect to each Matrix Benefit Plan, Matrix has delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Matrix Benefit Plan.
(a)          Each Matrix Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Matrix Material Adverse Effect.  Each Matrix Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b)          Except as would not reasonably be expected to have a Matrix Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Matrix Benefit Plan.
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The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Matrix Benefit Plan that is a group health plan.
(c)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Matrix Benefit Plan (or related trust or held in the general assets of Matrix or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Matrix Benefit Plan or accrued in accordance with the past custom and practice of Matrix and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Matrix Benefit Plan that is an Employee Welfare Benefit Plan.
(d)          Each Matrix Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e)          No Matrix Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by Matrix or any ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f)          None of the Matrix Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by Matrix or an ERISA Affiliate.
(g)          Each Matrix Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Matrix Material Adverse Effect.  Neither Matrix nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(h)          There are no unresolved claims or disputes under the terms of, or in connection with, any Matrix Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Matrix Material Adverse Effect.
(i)          With respect to each Matrix Benefit Plan that Matrix or any ERISA Affiliate maintains or to which any of them contributes:
(i) To the Knowledge of Matrix, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Matrix Benefit Plan that would subject Matrix or any
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ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii) Neither Matrix nor, to the Knowledge of Matrix, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Matrix Benefit Plan.
(iii) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Matrix Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Matrix, threatened, and to the Knowledge of Matrix, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Matrix Material Adverse Effect.
(j)          Neither the execution and delivery of this Agreement or any other Transaction Document to which Matrix is a party nor the Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of Matrix; (ii) materially increase any benefits otherwise payable by Matrix; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(k)          No Matrix Benefit Plan is funded with or allows for payments or distributions in any employer security of Matrix, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(l)          For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i) “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
(iii) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
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Section 4.20          Employment Matters.
(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of Matrix as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, Matrix is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Matrix, and, to Matrix’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, to the Knowledge of Matrix, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Matrix or any of its employees.
(c)          Except as would not reasonably be expected to have a Matrix Material Adverse Effect, Matrix is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Matrix, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Matrix as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Matrix Material Adverse Effect. All employees of Matrix classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Matrix Material Adverse Effect. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against Matrix pending, or to Matrix’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Matrix, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 4.21          Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by Matrix have been, or will be, timely filed. All Taxes due and owing by Matrix (whether or not shown on any Tax Return) have been, or will be, timely paid.
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(b)          Matrix has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Matrix does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Matrix.
(e)          The amount of Matrix’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Financial Statements. The amount of Matrix’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Matrix (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 4.21(f) of the Disclosure Schedules sets forth:
(i) the taxable years of Matrix as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii) those years for which examinations by the taxing authorities have been completed; and
(iii) those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against Matrix as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          Matrix is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          Matrix has delivered to Royale copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Matrix for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Matrix.
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(k)          Matrix is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Matrix.
(m)          Matrix has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Matrix has no Liability for Taxes of any Person (other than Matrix) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)          Matrix will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i) any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) a prepaid amount received on or before the Closing Date;
(iv) any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v) any election under Section 108(i) of the IRC.
(o)          Matrix is a United States real property holding corporation (as defined in Section 897(c)(2) of the IRC.
(p)          Matrix has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(q)          Matrix is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(r)          Within the last three (3) years, Matrix has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(s)          Matrix is not an investment company as defined in Section 351(e)(1) of the IRC.
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(t)          Matrix is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 4.22          Books and Records.  The minute books and stock record books of Matrix, all of which have been made available to Royale, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Matrix contain accurate and complete records of all meetings, and actions taken by written consent of, the Matrix Stockholders, the Matrix Board and any committees of the Matrix Board, and no meeting, or action taken by written consent, of any such Matrix Stockholders, Matrix Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Matrix.
Section 4.23          Related Party Transactions.  Section 4.23 of the Disclosure Schedules lists all Contracts between Matrix and any executive officer or director of Matrix or any person owning 5% or more of the Matrix Shares (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of Matrix or any person owning 5% or more of the Matrix Shares (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by Matrix.
Section 4.24          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Matrix.
Section 4.25          Legal Proceedings.  There are no Actions pending or, to Matrix’s Knowledge, threatened against or by Matrix or any of its Subsidiaries or the Matrix LPs that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Matrix, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.26          Proxy Statement.  None of the information with respect to Matrix or the Matrix LPs that Matrix or any of its Representatives furnishes in writing to Royale for use in the Registration Statement, will, at the date the Registration Statement is first mailed to Royale’s stockholders or at the time of the Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Matrix with respect to any other statements made or incorporated by reference in the Registration Statement.
Section 4.27          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE IV or expressly set forth in any Exchange Agreement, neither Matrix nor any other Person makes any other express or implied representation or warranty on behalf of Matrix or the Matrix LPs or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
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ARTICLE V
Representations and Warranties of the Royale Parties
Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by Royale to Matrix at or prior to the execution and delivery of this Agreement (the “Royale Disclosure Schedules”) the Royale Parties jointly and severally represent and warrant to Matrix that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01          Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Royale Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02          Authority; Board Approval.  Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement and any Ancillary Document to which they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Ancillary Document to which each Royale Party is
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or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporation duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “agreement of merger” (as such term is used in Section 1101 of the CCC) contained in this Agreement and the transactions contemplated by this Agreement to which they are a party, respectively, including the Royale Merger and the Matrix Merger, each in accordance with the CCC, (iv) directed that the “agreement of merger” contained in this Agreement be submitted to its respective stockholders for adoption, and (v) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Royale Board Recommendations”) and directed that such matter be submitted for consideration of the Stockholders.
Section 5.03          No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Royale Parties (collectively, the “Royale Charter Documents”); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each Royale Party; or (c) except as set forth in Section 5.03 of the Royale Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04          Capitalization.  The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock,
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par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(a)          The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which 21,785,182 shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 10,000,000 shares of Royale preferred stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(c)          The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d)          Section 5.04(e) of the Royale Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
(e)          Except as set forth in Section 5.04(e) of the Royale Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(f)          Except as set forth in Section 5.04(f) of the Royale Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.
(g)          All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(g) of the Royale Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
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(h)          No outstanding Royale Common Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(i)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which any Royale Party was then was a party and in compliance with applicable Law.
Section 5.05          No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06          SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Royale Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and present fairly, in all material respects, the financial position of Royale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07          Undisclosed Liabilities.  The Royale Parties have no Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e)
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those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b)          except as disclosed on Section 5.08 of the Royale Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Royale Merger Effective Time, would constitute a breach of Section 6.01.
Section 5.09          Royale Material Contracts.  Section 5.09 of the Royale Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Royale Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.
Section 5.10         Properties and Assets.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
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(b)          Each Royale Party and its Subsidiaries has such Rights of Way from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)
(i) Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c)(i) of the Royale Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(ii) All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and
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operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(iii) All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(c)(iii) of Royale Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(d)          There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(e)          Except as set forth on Section 5.10(e) of the Royale Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps, hedges, futures or similar instruments.  Section 5.10(e) of the Royale Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(e) of the Royale Disclosure Schedules, as of the date hereof, no Royale Party is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(f)          Except as provided in Section 5.10(f) of the Royale Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(g)          Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether
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the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(h)          Except as set forth in Section 5.10(h) of the Royale Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(g) of the Royale Disclosure Schedules.
Section 5.11          Intellectual Property.  Section 5.11(a) of the Royale Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
(c)          Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(d)          To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any
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Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12          Insurance.  Section 5.12 of the Royale Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Royale Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
Section 5.13          Legal Proceedings; Governmental Orders.  There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Royale Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14          Compliance With Laws; Permits.  Except as set forth in Section 5.14(a) of the Royale Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
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(a)          All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15          Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16          Employee Benefit Matters.  Section 5.16 of the Royale Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
(a)          Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(c)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums
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or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(d)          Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e)          No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f)          None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(g)          Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(h)          There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(i)          With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i) To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii) No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than
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routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(j)          Neither the execution and delivery of this Agreement or any other Transaction Document to which the Royale Parties are a party nor the Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(k)          No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
Section 5.17          Employment Matters.  Section 5.17(a) of the Royale Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, The Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale
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Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Royale Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18          Taxes.  Except as set forth in Section 5.18 of the Royale Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.
(e)          The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i) the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii) those years for which examinations by the taxing authorities have been completed; and
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(iii) those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
(k)          The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m)          Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale  has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(n)          The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i) any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) a prepaid amount received on or before the Closing Date;
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(iv) any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v) any election under Section 108(i) of the IRC.
(o)          None of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
(p)          Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(q)          Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(r)          Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(s)          Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
(t)          Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 5.19          Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.
Section 5.20          Related Party Transactions.  Section 5.20 of the Royale Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21          Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
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Section 5.22          Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23          Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.03, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24          Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V or expressly set forth in any Exchange Agreement, no Royale Party nor any other Person makes any other express or implied representation or warranty on behalf of any Royale Party or any of their affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
Covenants
Section 6.01          Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Royale, Matrix and its Subsidiaries shall (x) conduct the business of each respective Constituent Corporation in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each respective Constituent Corporation and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with each respective Constituent Corporation. Without limiting the foregoing, from the date hereof until the Closing Date, each respective Constituent Corporation shall:
(a)          preserve and maintain all of its Permits;
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(b)          pay its debts, Taxes and other obligations when due;
(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)          not (i) amend or propose to amend the Matrix Charter Documents, with respect to Matrix, or the Royale Charter Documents, with respect to Royale, (ii)  split, combine, subdivide or reclassify any outstanding Shares, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any Shares, except for (A) dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, (B) with respect to Matrix, distributions in the amount necessary for any Tax obligations of the Matrix Stockholders, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any Shares or any other securities or any rights, warrants or options to acquire any such Shares or other securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e)          not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any Shares or any options, warrants or rights to acquire any of its Shares or any security convertible into or exchangeable for its Shares, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or Matrix, as applicable, or its Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules or the Royale Disclosure Schedules, as applicable, (C) dispositions of obsolete or worthless assets, (D) the transfer of the partnership interests of Matrix Royalty prior to the Closing to exclude Matrix Royalty from the transactions contemplated by this Agreement, and (E) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f)          not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Matrix Benefit Plans, with respect to Matrix, or Royale Benefit Plans, with respect to Royale, incentive plans, or any additional Shares (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any Shares, or of any debt or equity securities convertible into or exchangeable for its Shares, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Matrix or Royale, respectively, or any of its applicable Subsidiaries; except each of Royale and Matrix may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue
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debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
(g)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) or the Royale Financial Statements (or the notes thereto);
(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i)          except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
(j)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k)          defend and protect its properties and assets from infringement or usurpation;
(l)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)          maintain its books and records in accordance with past practice;
(n)          comply in all material respects with all applicable Laws; and
(o)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08, with respect to Matrix, or described in Section 5.08, with respect to Royale, to occur.
Section 6.02          Access to Information; Confidentiality; No-Shop.  Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, and sources of financing reasonable access during normal business hours with reasonable notice, throughout the period from the date hereof until the later of the Royale Merger Effective Time or the Matrix Merger Effective Time, to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions
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contemplated by this Agreement, such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
(b)          Royale and Matrix shall comply with, and shall cause their respective Representatives to comply with, their respective obligations under the letter of intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”) with respect to the treatment of Confidential Information (as defined in the Letter of Intent).  During the Exclusive Period (as defined in the Letter of Intent), Matrix will comply with its obligations under the no-shop provisions of Section 2 thereof, and Royale will comply with its obligations under the no-shop provisions of Section 3 thereof; provided that following public announcement of a proposed Transaction (as defined in the Letter of Intent) involving Royale and Matrix, the provisions of the Letter of Intent restricting disclosure of the fact that the parties are in discussions regarding a Transaction shall no longer apply.
Section 6.03          Registration Statement; Approval by Royale’s Stockholders.  Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Merger Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale, with the cooperation of Matrix, shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger.
(b)          Without limiting the generality of the foregoing, Matrix will furnish Royale the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Registration Statement. Royale shall not file the Registration Statement or any amendment or supplement thereto without providing Matrix a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Royale).  Each of the parties shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c)          Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.03. Royale shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Registration Statement as promptly as practicable after receipt thereof and to cause the Registration Statement in definitive form to be cleared by the SEC and mailed to Royale’s stockholders as promptly as reasonably practicable following filing with the SEC. Royale shall as soon as reasonably practicable (i) notify Matrix of the receipt of any comments from the SEC with respect to the Registration Statement and any request by the SEC for any amendment to the Registration Statement or for additional
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information and (ii) provide Matrix with copies of all written correspondence between Royale and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Royale and Matrix as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.
(d)          Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as Matrix shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.03(d) shall be subject to Matrix’s advance review and reasonable approval.  Royale shall keep Matrix updated with respect to proxy solicitation results as requested by Matrix.  Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.04          Approval of Stockholders of Matrix.  Subject to the terms set forth in this Agreement, Matrix shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Matrix stockholder to consider and vote on this Agreement, the Mergers and related transactions (the “Matrix Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Matrix shall mail the Proxy Statement/Prospectus to the holders of Matrix Common Stock in advance of such meeting. Matrix shall use reasonable best efforts to (i) solicit from the holders of Matrix Common Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Matrix Common Stock required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as Royale shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s common stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.04(a) shall be subject to Royale’s advance review and reasonable approval.  Matrix shall keep Royale updated with respect to proxy solicitation results as requested Royale.
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(b)          Notwithstanding anything contained herein to the contrary, Matrix shall not be required to hold Matrix Stockholders Meeting if this Agreement is terminated before the meeting is held.Subject to the terms set forth in this Agreement, Matrix shall, and in its capacity as the general partner of the Matrix LPs shall cause each of the Matrix LPs to, take all action necessary to seek the written consent of the holders of the limited partnership interests in the Matrix LPs (the “Limited Partners”) to approve this Agreement and related transactions, including the applicable Exchange Agreement, (the “Requisite Partners’ Consent”) in accordance with the requirements of the applicable organizational documents, including the partnership agreement, of each Matrix LP and the California Uniform Limited Partnership Act of 2008, as amended, on or before the time of the Royale Stockholders Meeting, and, in connection therewith, Matrix shall cause each Matrix LP to mail the Proxy Statement/Prospectus to the Limited Partners as soon as reasonably practicable after the date of this Agreement. Matrix shall, and shall cause each of the Matrix LPs to, use reasonable best efforts to (i) solicit consents from the Limited Partners, in compliance with all applicable laws, in favor of the adoption of this Agreement, the applicable Exchange Agreement and approval of the Exchanges, and (ii) take all other actions necessary or advisable to secure the vote or consent of the Limited Partners required by applicable Law to obtain such approval. All materials submitted to the Limited Partners in accordance with this Section 6.04(b) shall be subject to Royale’s advance review and reasonable approval.  The Matrix shall, and shall cause each of the Matrix LPs to, keep Royale updated with respect to such consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Matrix and the Matrix LPs shall not be required to deliver or continue solicitation of consents from the Limited Partners if this Agreement is terminated before the Royale Stockholders Meeting is held.
Section 6.05          Certain Pre-Merger Actions of Royale Parties.  Parent, Royale Merger Sub and Matrix Merger Sub.  Royale will take all action necessary to cause each of Parent, Royale Merger Sub, Matrix Merger Sub and each of its Subsidiaries to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Royale Merger Effective Time, Royale Merger Sub and Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters reasonably related hereto. Until the Matrix Merger Effective Time, Matrix Merger Sub will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters reasonably related hereto.Royale Energy Direct Working Interest Trust.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned Subsidiary of Royale for the benefit of the third party working interest holders.
(i) Notice of Certain Events.  From the date hereof until the Closing, Matrix shall promptly notify Royale in writing of:any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Matrix Material Adverse Effect, (B) has resulted in, or could reasonably
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be expected to result in, any representation or warranty made by Matrix hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.02 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to Matrix’s Knowledge, threatened against, relating to or involving or otherwise affecting Matrix that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement
(b)          From the date hereof until the Closing, Royale shall promptly notify Matrix in writing of:
(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(c)          The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules or the Royale Disclosure Schedules.
Section 6.07          Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by
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Matrix and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08          Governmental Approvals and Consents.  Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)          Matrix and Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules or the Royale Disclosure Schedules, as applicable.
(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any
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interactions between Matrix or the Royale Parties and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Matrix or Royale or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale, Matrix or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Matrix Material Adverse Effect or a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Matrix, Royale or their respective stockholders, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09         Directors’ and Officers’ Indemnification and Insurance.  Royale Merger.  Royale, Parent and Royale Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by Royale now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Royale Effective Time an officer or director of Royale (each a “Royale Indemnified Party”) as provided in Royale Charter Documents or the CCC, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.09 of the Royale Disclosure Schedules, as applicable, shall be assumed by the Parent and Royale as the surviving corporation in the Royale Merger, without further action, at the Royale Merger Effective Time and shall survive the Royale Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b)          Matrix Merger.  Matrix, Parent and Matrix Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by Matrix now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Matrix Merger Effective Time an officer or director of Matrix (each an “Matrix Indemnified Party”) as provided in Matrix Charter Documents or the CCC, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.09 of the Disclosure Schedules, shall be assumed by the Parent and Matrix as the surviving corporation in the Matrix Merger, without further action, at the Matrix Merger Effective Time and shall survive the Matrix Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or
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asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(c)          For six (6) years after the Matrix Merger Effective Time and the Royale Merger Effective Time, to the fullest extent permitted under applicable Law, Parent, Royale and Matrix (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each Royale Indemnified and each Matrix Indemnified Party (each a “D&O Indemnified Party”) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Matrix Merger Effective Time and the Royale Merger Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the receipt by the D&O Indemnifying Parties of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the D&O Indemnifying Parties will not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed).
(d)          Prior to the Closing, Matrix shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Matrix Merger Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties existing policies with respect to claims arising out of or relating to events which occurred before or at the Matrix Merger Effective Time and the Royale Merger Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Each party shall bear the cost of the D&O Tail Policy for its D&O Indemnified Parties. During the term of the D&O Tail Policy, Parent shall not (and shall not cause Royale and Matrix as the surviving corporation of the Mergers to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that none of Parent, Royale (as surviving corporation in the Royale Merger), Matrix (as the surviving corporation of the Matrix Merger) nor any their Affiliates shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(e)          The obligations of Parent, Royale and Matrix ( as well as the obligations of the surviving corporation of the Royale Merger and the surviving corporation of the Matrix Merger) under this Section 6.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.09 applies shall be third-party beneficiaries of this Section 6.09, each of whom may enforce the provisions of this Section 6.09).
(f)          In the event that Parent, Royale or Matrix (whether prior to the applicable Effective Time or as the surviving corporation of the Mergers) or any of their respective
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successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Royale or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the respective D&O Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to, or in substitution for, any such claims under any such policies.
Section 6.10          Exemption From Liability Under Section 16(b).  Royale and Matrix shall cause their respective boards of directors and the board of directors of Parent to adopt prior to the Royale Merger Effective Time and the Matrix Merger Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law. Matrix shall use reasonable efforts to provide the information to Royale required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law.
Section 6.11          Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.12          Subsequent Filings.  Until the earlier of the Royale Merger Effective Time or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
Section 6.13          Stockholder Litigation.  Royale shall promptly advise Matrix orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep Matrix fully informed regarding any such shareholder litigation. Royale shall give Matrix the opportunity to consult with Royale regarding the defense or settlement of any such shareholder litigation, shall give due consideration to the advice of Matrix with respect to such shareholder litigation.
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Section 6.14          Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Matrix, any of the Royale Parties, the Merger or any other transaction contemplated by this Agreement, then each of Matrix, the Royale Parties and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.15          Listing on National Securities Exchange.  Royale, Matrix and the Parent shall each use their reasonable best efforts to have the Parent Common Stock to be issued in connection with the Merger and the Exchanges, the Parent Common Stock to be issued upon conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange, and Parent Common Stock to be issued upon exercise of outstanding warrants and options to purchase Royale Common Stock, which warrants will become exercisable to purchase Parent Common Stock upon effectiveness of the Royale Merger, listed or approved for listing upon notice of issuance on a national securities exchange.
(a)          Further Assurances.  At and after the Royale Merger Effective Time, the officers and directors of the Royale, as the surviving corporation of the Royale Merger, shall be authorized to execute and deliver, in the name and behalf of Royale or Royale Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Royale or Royale Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation of the Royale Merger any and all right, title and interest in, to and under any of the rights, properties or assets of Royale acquired or to be acquired by the surviving corporation as a result of, or in connection with, the Royale Merger.
(b)          At and after the Matrix Merger Effective Time, the officers and directors of Matrix, as the surviving corporation of the Matrix Merger, shall be authorized to execute and deliver, in the name and behalf of Matrix or Matrix Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Matrix or Matrix Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation of the Matrix Merger any and all right, title and interest in, to and under any of the rights, properties or assets of Matrix acquired or to be acquired by the surviving corporation as a result of, or in connection with, the Matrix Merger.
Section 6.17          Reserved.  Certain Tax Matters.  Parent, Royale and Matrix shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the I.R.C., and before or after the Matrix Merger Effective Time and the Royale Merger Effective Time, none of Parent, Royale, or Matrix shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the I.R.C.
(b)          Parent, Royale and Matrix shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.
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(c)          Royale and Matrix shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 8.02(g) and 8.03(f).
(d)          Officers of Royale and Matrix shall execute and deliver to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including prior to the time the Registration Statement is declared effective by the SEC and the Matrix Merger Effective Time and the Royale Merger Effective Time, in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 8.02(g) and 8.03(f).  Each of Royale and Matrix shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.18.
(e)          For federal income tax purposes, Parent, Royale, and Matrix shall treat:
(i) the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii) the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii) the Matrix LP Holders as the owners of their respective Common LP Interests in the Matrix LPs surrendered by them in the LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(iv) the holders of the Matrix Preferred Interests as the owners of the Matrix Preferred Interests of MILP surrendered by them in the Preferred Exchange through the close of the Closing Date for the Preferred Exchange Agreement;
(v) the Matrix Operator Holders as the owners of the shares of capital stock of Matrix Operator surrendered by them in the Matrix Operator Stock Exchange through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement;
(vi) each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii) the Matrix Operator as an S corporation through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following such Closing Date.
Section 6.19          Matrix Senior Indebtedness.  Parent, Royale and Matrix shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s Term Loan
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Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”, among Matrix, the other borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix under the Matrix Senior Indebtedness and any related loan and security documents.  In the alternative, Parent, Royale and Matrix shall cause all obligations with respect to the Matrix Senior Indebtedness to be paid in full or otherwise refinanced pursuant to the terms thereof; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale and Matrix.
ARTICLE VII
Tax Matters
Section 7.01          Tax Covenants.  Without the prior written consent of Royale, prior to the Closing, Matrix, its Representatives and the Matrix Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Matrix or Parent in respect of any Post-Closing Tax Period.
(b)          Without the prior written consent of Matrix, prior to the Closing, Royale, its Representatives and the Royale Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Royale or Parent in respect of any Post-Closing Tax Period.
(c)          The Royale Parties and Matrix shall cooperate in the preparation, execution and filing of all Tax Returns or other documents with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) that are required or permitted to be filed on or before the Matrix Merger Effective Time and the Royale Merger Effective Time.  Each of the Royale Parties and Matrix shall pay, without deduction from any amount payable to the Matrix Stockholders or the Royale Stockholders and without reimbursement from the other party, any such Taxes or fees imposed on it which become payable in connection with the Mergers.
Section 7.02          Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon Matrix shall be terminated as of the Closing Date. After such date neither Matrix nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03          Tax Returns.  Matrix shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax
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Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Matrix after the Closing Date with respect to a pre-Closing Tax period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a pre-Closing Tax period, it shall, within 20 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by mutually acceptable nationally recognized accounting firm (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Parent. The preparation and filing of any Tax Return of Matrix that does not relate to a pre-Closing Tax period or Straddle Period shall be exclusively within the control of Parent.
(c)          For purposes of this ARTICLE VII, Johnny Jordan shall be the “Stockholder Representative” unless he earlier resigns or retires from such position, at which time a new Stockholder Representative shall be appointed by the Matrix Sellers formerly owning a majority of the Matrix Shares.
(d)          None of Parent, Royale, and Matrix and their respective Affiliates shall file any amended return, carryback claim, or other adjustment request with respect to Royale, Matrix, the Matrix LPs, the Matrix Operator, or Matrix Pipeline, L.P. for any pre-Closing Tax period unless such action is required by Law or Governmental Order or unless such action is undertaken pursuant to the written consent of Royale and the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.
Section 7.04          Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property,
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or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05          Contests.  Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by Matrix, Parent or any of Royale’s Affiliates which involves the assertion of any claim, or the commencement of any Action, with respect to Taxes for a pre-Closing Tax period (a “Tax Claim”).
Section 7.06          Cooperation and Exchange of Information.  The Stockholder Representative, Matrix and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of Matrix. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, Matrix and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Matrix for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Matrix for any taxable period beginning before the Closing Date, Stockholder Representative, Matrix or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
ARTICLE VIII
Conditions to Closing
Section 8.01          Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)          This Agreement and the Matrix Merger shall have been duly adopted and approved by the Requisite Matrix Vote in accordance with the CCC, and the applicable Exchange Agreements shall have been duly adopted and approved by the Requisite Exchange Approvals.
(b)          This Agreement, the Royale Merger, the Matrix Merger and the issuance of Parent Common Stock pursuant to (i) the Royale merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreement, (iv) the Matrix Operator Stock Exchange Agreement, and (v) the Preferred Exchange Agreement, shall have been duly adopted and approved by the Requisite Royale Vote in accordance with the CCC and the DGCL.
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(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e)          the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, including the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
(f)          Matrix shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02 in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(g)          Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(h)          the respective certificates of incorporation of Parent, Royale Merger Sub and Matrix Merger Sub shall be in a form and substance acceptable to Royale and Matrix, each in its reasonable discretion at the Royale Merger Effective Time and the Matrix Merger Effective Time.
Section 8.02          Conditions to Obligations of Royale Parent, Royale Merger Sub and Matrix Merger Sub.  The obligations of Royale, Parent, Royale Merger Sub and Matrix Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of Matrix contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25, the representations and warranties of Matrix contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Matrix Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Matrix Material Adverse Effect, as so qualified) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified
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date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Matrix contained in in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25,  shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          Matrix shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Matrix shall have performed such agreements, covenants and conditions, as so qualified.
(c)          No Action shall have been commenced against Royale, Parent, Royale Merger Sub, Matrix Merger Sub or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Matrix Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Matrix Material Adverse Effect.
(f)          The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.
(g)          Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that (i) the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion described in this Section 8.02(g), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.18.
(h)          Matrix shall have delivered each of the closing deliverables set forth in Section 8.04(a).
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(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.19.
(j)          Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock.
Section 8.03          Conditions to Obligations of Matrix.  The obligations of Matrix to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Matrix’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
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(e)          From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f)          Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.18.
(g)          Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h)          Royale shall have an aggregate cash balance in excess of 65% of its deferred drilling obligation immediately prior to the Closing Date.
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness or any related loan shall have been paid off or refinanced in accordance with Section 6.19.
(j)          No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.
(k)          Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Royale Common Stock.
Section 8.04          Closing Deliverables.  At or prior to the Closing, Matrix shall deliver to Royale the following:
(i) a certificate, dated the Closing Date and signed by a duly authorized officer of Matrix, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
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(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Matrix certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Matrix Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Matrix certifying the names and signatures of the officers of Matrix authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(iv) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Royale Parties are organized;
(v) the Section 351 Plan;
(vi) certificates of non-foreign status delivered by each of Matrix’s stockholders under Section 1445 of the IRC; and
(vii) such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)          At the Closing, Royale shall deliver to Matrix (or such other Person as may be specified herein) the following:
(i) instructions to Royale’s transfer agent to issue and deliver to the shareholders of Matrix Merger Consideration to be issued as provided in Section 3.02(c);
(ii) instructions to Royale’s transfer agent to issue and deliver to the holders of the Matrix Preferred Interests the Preferred Exchange Consideration as provided in Section 3.03(c);
(iii) evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.18;
(iv) a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary
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Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii) evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);
(viii) the Section 351 Plan;
(ix) employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer,  Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x) certificates or other evidence reasonably satisfactory to Matrix confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi) such other documents or instruments as Matrix reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE IX
Termination
Section 9.01          Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)          by the mutual written consent of Matrix and Royale;
(b)          by Royale by written notice to Matrix if:
(i) no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Matrix pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Matrix within 30 days of Matrix’s receipt of written notice of such breach from Royale; or
(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by March 31, 2017 (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside
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Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)          by Matrix by written notice to Royale if:
(i) Matrix is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from Matrix; or
(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of Matrix to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)          by either Royale or Matrix if:
(i) the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date.
(ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii) this Agreement has been submitted to the stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof;) or
(iv) this Agreement has been submitted to the stockholders of Matrix for adoption at a duly convened Matrix Stockholders Meeting and the Requisite Matrix Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).
Section 9.02          Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties
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or Matrix, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a)          Royale and Matrix shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the Letter of Intent, which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b)          as set forth in this ARTICLE IX, and ARTICLE X hereof; and
(c)          that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Royale and Matrix shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
Section 10.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Matrix:	Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C
Santa Barbara, CA 93101
E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

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If to Royale, Matrix Merger Sub or Royale Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: hosmer@royl.com
Attention: Stephen M. Hosmer, Chief Financial Officer

with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Royale Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Royale Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Royale Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06          Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the
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Ancillary Documents, the Exhibits, Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules) and the Royale Disclosure Schedules (other than an exception expressly set forth as such in the Royale Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08          No Third-Party Beneficiaries.  Except as provided in Section 6.09, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent, Royale Merger Sub, Matrix Merger Sub and Matrix at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or Matrix, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Matrix (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by Matrix), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
(a)          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY
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WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Matrix Oil Management Corporation

By_____________________
Name:
Title:

Royale Energy, Inc.

By_____________________
Name:
Title:

Royale Energy Holdings, Inc.

By_____________________
Name:
Title:

Royale Merger Sub, Inc.
By_____________________
Name:
Title:

Matrix Merger Sub, Inc.

By_____________________
Name:
Title:

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ANNEX I
MATRIX GROUP CAPITAL

To be completed prior to Execution of the Merger Agreement.

EXHIBIT A
PREFERRED EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL MATRIX PREFERRED INTERESTS

See Exhibit 2.2 to the Registration Statement on Form S-4

EXHIBIT B
CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

See Exhibit 3.3 to the Registration Statement on Form S-4

EXHIBIT C
LP EXCHANGE AGREEMENT WITH THE HOLDERS
 OF ALL COMMON LP INTERESTS OF MATRIX INVESTMENTS, L.P., A CALIFORNIA LIMITED PARTNERSHIP

See Exhibit 2.4 to the Registration Statement on Form S-4

EXHIBIT D
LP EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL
LIMITED PARTNERSHIP INTERESTS OF
MATRIX LAS CIENEGAS LIMITED PARTNERSHIP,
 A CALIFORNIA LIMITED PARTNERSHIP

See Exhibit 2.4 to the Registration Statement on Form S-4

EXHIBIT E
LP EXCHANGE AGREEMENT WITH THE HOLDERS OF ALL
LIMITED PARTNERSHIP INTERESTS OF
MATRIX PERMIAN INVESTMENTS, LP,
 A TEXAS LIMITED PARTNERSHIP

See Exhibit 2.5 to the Registration Statement on Form S-4

EXHIBIT F
MATRIX OPERATOR STOCK EXCHANGE AGREEMENT
WITH THE HOLDERS OF ALL OUTSTANDING COMMON STOCK OF
MATRIX OIL CORPORATION,
 A CALIFORNIA CORPORATION
See Exhibit 2.6 to the Registration Statement on Form S-4

EXHIBIT G
FORM OF SECTION 351 PLAN OF MERGER AND EXCHANGE

See Exhibit 2.7 to the Registration Statement on Form S-4.

EXHIBIT H
DIRECTORS OF PARENT

Directors Other than Independent Directors:
Harry Hosmer
Johnny Jordan
Jonathan Gregory

Independent Directors Nominated by Matrix:
Jon Clarkson
Rod Eson
Gabriel L. Ellisor

Independent Directors Nominated by Royale:
Ronald Buck
Ronald Verdier

Annex B

PREFERRED EXCHANGE AGREEMENT
with the holders of all of the
Matrix Preferred Interests
dated
dated as of [●]

PREFERRED EXCHANGE AGREEMENT
BY AND AMONG
ROYALE ENERGY HOLDINGS, INC.
ROYALE ENERGY, INC.
AND
THE HOLDERS OF THE PREFERRED LIMITED PARTNERSHIP INTERESTS
OF
OF MATRIX INVESTMENTS, L.P.

[                              ]

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Exhibits

Exhibit A          Preferred Exchange Consideration and List of Holders
Exhibit B          Escrow Agreement
Exhibit C          Letter of Transmittal from Holders
Exhibit D          Form of Section 351 Plan of Merger and Exchange

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PREFERRED EXCHANGE AGREEMENT
This PREFERRED EXCHANGE AGREEMENT (this “Agreement”) made effective as of [   ], by and among ROYALE ENERGY, INC., a California corporation (“Royale”), ROYALE ENERGY HOLDINGS, INC., a Delaware corporation (the “Parent”), and EACH OF THE UNDERSIGNED PERSONS (the “Holders”), who, collectively, are all of the Class B Limited Partners, Class C Limited Partners and Class D Limited Partners of Matrix Investments, L.P., a California Limited Partnership (the “Partnership”). Defined terms used herein have the respective meanings set forth in ARTICLE I.
WHEREAS, Parent and the Holders desire to provide for the transfer by the Holders to Parent of all of the preferred limited partnership interests of the Partnership (the “Matrix Preferred Interests”) in exchange for shares of Parent’s Series B 3.5% Convertible Preferred Stock (“Series B Preferred Stock”) (the “Preferred Exchange”), with Matrix Oil Management Corporation, a California corporation and sole general partner of the Partnership (“Matrix”), remaining as the sole general partner of the Partnership following the Preferred Exchange.
WHEREAS, the parties to the Preferred Exchange desire to conclude the Preferred Exchange concurrently with and conditioned upon successful completion of certain other exchange transactions as well as successful completion of the merger of Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), with and into Matrix, with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent (the “Matrix Merger”);
WHEREAS, the Matrix Merger and the Preferred Exchange together with several related transactions involving the assignment of limited partnership interests (other than the Preferred Interests) of the Matrix LPs (collectively, the “Common LP Interests”) to Parent in exchange for common stock of Parent (“Parent Common Stock”) are part of an overall plan that is intended to qualify as exchanges under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the
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management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.	This Agreement;
B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached as Exhibit B to the Merger Agreement;
C.
The LP Exchange Agreement with the holders of all Common LP Interests of the Partnership, in substantially the form attached as Exhibit C to the Merger Agreement (the “Matrix Investments LP Exchange Agreement”);

D.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership in substantially the form attached as Exhibit D to the Merger Agreement (the “Matrix Las Cienegas LP Exchange Agreement”);

E.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership in substantially the form attached as Exhibit E to the Merger Agreement (the “Matrix Permian LP Exchange Agreement”);

F.
The Matrix Operator Stock Exchange Agreements with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation in substantially the form attached as Exhibit F to the Merger Agreement (the “Matrix Operator Stock Exchange Agreement”);

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix; and
H.	The Section 351 Plan in substantially the form attached hereto as Exhibit D.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.
“Capital Stock Consideration” means, collectively, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Matrix LP Exchange Consideration and the Matrix Operator Stock Exchange Consideration and the shares of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration.
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 “CCC” means the California Corporations Code.
“Closing” has the meaning set forth in Section 3.03.
“Closing Date” has the meaning set forth in Section 3.03.
“Common LP Interests” has the meaning set forth in the recitals.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.16.
“Credit Documents” means all documents evidencing the Indebtedness by and among Matrix, the Matrix LPs, Matrix Royalty, Matrix Operator and Arena Limited SPV, LLC.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix and Royale concurrently with the execution and delivery of this Agreement.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 5.16(m)(i).
“Employee Pension Benefit Plan” is defined in Section 5.16(m)(ii).
“Employee Welfare Benefit Plan” is defined in Section 5.16(m) (iii).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments
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and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Escrow Agent” has the meaning set forth in Section 3.01.
“Escrow Closing” has the meaning set forth in Section 3.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchanges” means the Preferred Exchange and the Other Exchanges. The Exchanges are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers and the Exchanges shall qualify as exchanges under the provisions of Section 351 of the IRC.
“GAAP” has the meaning set forth in Section 5.06.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence, was authorized to conduct business in its jurisdiction of organization or which govern its internal affairs, including, without limitation, its articles of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or
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regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Holder” has the meaning set forth in the preamble.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
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“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, and (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 9.02(b).
“Letter of Transmittal” has the meaning set forth in Section 8.04
“Liabilities” has the meaning set forth in Error! Reference source not found..
“LP Exchange” means the exchange of all Common LP Interests in the respective Matrix LPs for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“LP Exchange Agreement” means the applicable agreement and plan of exchange concerning the exchange of all Common LP Interests of the specified Matrix LP for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“Material Contract” means, with respect to a Person, any of the following:
A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;
B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule;

C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

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D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;

G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.
Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).
“Matrix” has the meaning set forth in the first recital.
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“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
 “Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Matrix Investments LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Las Cienegas LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix LP Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix LP Partners will receive pursuant to the LP Exchange Agreements.
“Matrix LP Partners” means the holders of all Common LP Interests of the Matrix LPs.
“Matrix LPs” means, collectively, the Partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership.
“Matrix LP Interests” means, collectively, all Common LP Interests of each of the Matrix LPs.
“Matrix Merger” has the meaning set forth in the recitals.
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“Matrix Merger Consideration” means the number of shares of Parent Common Stock into which Matrix common stock converts in connection with the Matrix Merger determined in accordance with the Merger Agreement.
“Matrix Merger Effective Time” means the time the Matrix Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Matrix Merger Sub” has the meaning set forth in the recitals.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(d).
“Matrix Operator” means Matrix Oil Corporation, a California corporation.
“Matrix Operator Stock Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Permian LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Preferred Interests” has the meaning set forth in the recitals.
“Matrix Royalty” means Matrix Royalty, LP, a Texas limited partnership.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.15.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Mergers” means, collectively, the Matrix Merger and the Royale Merger.
“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated effective as of December 31, 2016, among the Royale Parties and Matrix.
“Other Exchanges” means the exchange of Parent Common Stock for (i) all limited partnership interests of Matrix Las Cienegas Limited Partnership pursuant to the Matrix Las Cienegas LP Exchange Agreement, (ii) all limited partnership interests of Matrix Permian Investments, LP pursuant to the Matrix Permian LP Exchange Agreement, (iii) all Common LP Interests of the Partnership pursuant to the Matrix Investments LP Exchange Agreement, and (iv) all capital stock of Matrix Operator pursuant to the Matrix Operator Stock Exchange Agreement. The Other Exchanges are all of the Exchanges other than the Preferred Exchange (which concerns the exchange of all Matrix Preferred Interests for shares of Parent’s Series B Preferred Stock).
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“Other Exchange Interests” means the interests conveyed in the Other Exchanges for shares of Parent Common Stock including (i) all Common LP Interests of each of the Matrix LPs and (ii) all capital stock of Matrix Operator.
“Other Exchange Approvals” means the Requisite Approvals relating to the Exchanges other than those required for the Preferred Exchange.
“Outside Date” has the meaning set forth in Section 9.01(b)(ii).
“Parent” has the meaning set forth in the preamble.
“Parent Common Stock” has the meaning set forth in the recitals.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Partners” means all partners of the Partnership (including limited partners that are holders of Common LP Interests, limited partners that are holders of Matrix Preferred Interests and all general partners).
“Partnership” has the meaning set forth in the preamble.
“Partnership Charter Documents” means the documents by which any Matrix LP and its respective subsidiaries established their legal existence, were authorized to conduct business in their jurisdiction of organization or which govern their internal affairs, including, without limitation, any articles of incorporation, articles of association, operating agreement, partnership agreement, bylaws or similar documents.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured
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only by the property leased or purchased under such capital lease, equipment lease or purchase money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Plan of Exchange” has the meaning set forth in Section 2.01.
“Preferred Exchange” has the meaning set forth in first recital of this Agreement.
“Preferred Exchange Consideration” has the meaning set forth in Section 2.01.
“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Proxy Statement/Prospectus” means the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated in the Merger Agreement.
“Registration Statement” means a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated in the Merger Agreement.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Approvals” mean, in the case of consummation of the Mergers, receipt of the Requisite Matrix Vote and the Requisite Royale Vote, and with respect to the Exchanges, all consents, approvals or waivers required from the Holders (with respect to the Preferred Exchange), the Matrix LP Partners (with respect to each respective LP Exchange), the shareholders of Matrix Operator (with respect to the Matrix Operator Stock Exchange
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Agreement), and the respective general partners of each Matrix LP, to consummate each of the respective Exchanges.
“Requisite Matrix Vote” means adoption of the Merger Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding shares of Matrix common stock (“Requisite Matrix Vote”).
“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Right of Way” has the meaning set forth in Section 5.10(b).
“Royale” has the meaning set forth in the preamble.
“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Charter Documents” means the Governing Documents of each of the Royale Parties, respectively.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including all shares of common stock into which outstanding shares of Royale’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Convertible Notes” has the meaning set forth in Section 8.03(j).
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.12.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries,
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testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger” means Royale Merger Sub shall be merged with and into Royale with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent.
“Royale Merger Consideration” means the number of shares of Parent Common Stock into which Royale Common Stock converts in connection with the Royale Merger determined in accordance with the Merger Agreement.
 “Royale Merger Effective Time” means the time the Royale Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Royale Merger Sub” means Royale Merger Sub, Inc., a California corporation and direct, wholly-owned Subsidiary of Parent.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Royale Parties” means Royale, Parent, Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent and Matrix Merger Sub, Inc., a
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California corporation and a direct, wholly-owned Subsidiary of Parent, together with their respective Subsidiaries.
“Royale Preferred Stock” means the Series AA Convertible Preferred Stock of Royale.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock or Royale Preferred Stock.
“Royale Stockholders Meeting” has the meaning set forth in Section 6.02(b).
“SEC” has the meaning set forth in Section 6.02(a).
“SEC Reports” has the meaning set forth in Section 5.06.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit D.
“Series B Preferred Stock” has the meaning set forth in the recitals.
“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
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“Union” has the meaning set forth in Error! Reference source not found.
ARTICLE II
Agreement For Preferred Exchange; Closing
Section 2.01          Exchange of Matrix Preferred Interests for the Preferred Exchange Consideration.  The parties hereto acknowledge that they have received and reviewed (i) the Section 351 Plan of Exchange in the form set forth in Exhibit D (the “Plan of Exchange”) and (ii) the Proxy Statement/Prospectus.  After such review, and following consultation with such legal, tax and financial advisors as such party deems advisable, Parent elects to make the following exchanges with each Holder, and each Holder elects to make the following exchanges with Parent, as indicated below, subject to the conditions set forth in this Agreement and concurrently with the Matrix Merger:
(a) Each Holder shall assign, transfer and deliver to Parent at Closing all right, title and interest in and to all of the Matrix Preferred Interests held by such Holder in exchange for the Preferred Exchange Consideration (as defined below) to be delivered by Parent to Holder at Closing; and
(b) In exchange for such Matrix Preferred Interests, Parent hereby shall issue and deliver to each Holder at Closing the number of shares of Series B Preferred Stock set forth opposite such Holder’s name on Exhibit A attached hereto (the “Preferred Exchange Consideration”).
Section 2.02          Payment of Preferred Exchange Consideration.  Parent shall deliver 100% of the Preferred Exchange Consideration payable to each respective Holder against delivery by such Holder of a Letter of Transmittal together with all certificates, if any, representing such Holder’s Matrix Preferred Interest conveying all of such Holder’s Matrix Preferred Interests to Parent at Closing.
Section 2.03          No Fractional Shares.  Notwithstanding the foregoing, no fractional shares of Series B Preferred Stock will be issued pursuant to this Section 2.03.  If any Holder would otherwise be entitled hereunder to receive a fractional share of Series B Preferred Stock but for this paragraph, then the aggregate number of shares of Series B Preferred Stock that such Holder is entitled to receive will be (i) rounded up to the next applicable whole share, if the aggregate number of fractional shares of Series B Preferred to which a Holder would otherwise be entitled under this Agreement would be equal to or greater than one-half (0.5) of one share, or (ii) rounded down to the next applicable whole share, if the aggregate number of fractional shares of Series B Preferred Stock to which a Holder would otherwise be entitled under this Agreement would be less than one-half (0.5) of one share, and such Holder will not receive cash or any other compensation in lieu of such fractional share of Series B Preferred Stock.
Section 2.04          Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Holders or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing of the Preferred Exchange. This Section 2.04 does not limit any
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covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing of the Preferred Exchange.
ARTICLE III
Escrow; Closing
Section 3.01          Escrow Closing.  A closing into Escrow (“Escrow Closing”) will take place at the offices of Porter Hedges LLP in Houston, Texas, not less than two business days prior to the date of the special meeting date of shareholders of Matrix as set forth in the Proxy Statement/Prospectus mailed to Matrix shareholders in connection with the Matrix Merger, but in no event later than Outside Date; provided that each of the conditions precedent to the obligations of the parties to effect the Closing other than completion of the Matrix Merger are then satisfied or waived by the applicable party. At the Escrow Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent (“Escrow Agent”) under the Escrow Agreement set forth in Exhibit B hereto, the documents described in Section 8.04 below.  The parties may agree in writing on another date, time or place for the Escrow Closing.
Section 3.02          Delivery of Matrix Preferred Interests.  Prior to the Closing, the Parent will deliver to each of the Holders a Letter of Transmittal, in substantially the form attached hereto as Exhibit C, to be used by each Holder for surrendering to Parent certificates, if any, representing all of such Holder’s Matrix Preferred Interests in exchange for the right to receive the Preferred Exchange Consideration.  On the Escrow Closing Date, certificates, if any, for all of the Matrix Preferred Interests held by each Holder will be delivered by such Holder to the Escrow Agent in accordance with the Escrow Agreement for the benefit of the Parent together with properly completed and executed Letters of Transmittal.
(a)          It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any Matrix Preferred Interests may be made on or after the date hereof other than as provided herein.
(b)          The delivery of the Preferred Exchange Consideration to the Holders with respect to their respective Matrix Preferred Interests shall be deemed to transfer in full all of such Holder’s rights, title and interests in and pertaining to the Matrix Preferred Interests to the Parent.
Section 3.03          Preferred Exchange Closing.  Closing of the Preferred Exchange (the “Closing”) will occur concurrently with the Matrix Merger and as soon as practicable after the special meeting of Matrix shareholders to consider and vote upon the Matrix Merger (the “Closing Date”); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party.  The parties may agree in writing on another date, time or place for the Closing.  At the Closing, the parties will release or cause the Escrow Agent to release the escrowed documents from escrow to the parties designated to receive such documents under the Escrow Agreement, and Parent shall pay and deliver the Preferred Exchange Consideration to the Holders as prescribed in this Agreement.
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ARTICLE IV
Representations And Warranties Of The Holders
Each Holder separately, and with respect only to his matters and circumstances, hereby represents and warrants to Royale and the Parent that the following statements are true and correct.
Section 4.01          No Conflicts under Governing Documents; Consents.  The execution, delivery and performance by the Holders of this Agreement and the respective Letters of Transmittal to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a)          if such Holder is an entity, conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of such Holder;
(b)          conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of the Partnership;
(c)          conflict with or violate any Applicable Law or any order or decree of any court or governmental instrumentality applicable to such Holder or any of its property; or
(d)          Require any consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority by or with respect to such Holder;
(e)          except as set forth in Section 4.01 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under any Contract to which such Holder is a party.
Section 4.02          Power and Authority; Authorization; Binding Effect.
(a)          Such Holder has all necessary power, authority and, if an individual, legal capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder in accordance with the terms of this Agreement.  This Agreement has been duly authorized, executed and delivered by such Holder and constitutes a legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)          If such Holder is an entity, it (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and charter, (ii) has all requisite power to execute, deliver and perform this Agreement, and (iii) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on the part of the general partners, managers or other governing authority of such Holder.
(c)          The board of directors of Matrix, as the board of directors of the sole general partner of the Partnership, pursuant to resolutions duly adopted by unanimous vote at a meeting
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of all directors of Matrix duly called and held and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Preferred Exchange, are advisable and in the best interests of, the Holders, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Preferred Exchange, in accordance with the CCC, (iv) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to all Class B Limited Partners, Class C Limited Partners and Class D Limited Partners of the Partnership for consideration and approval with the recommendation of the general partner that such limited partners of the Partnership adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
Section 4.03          Ownership of the Matrix Preferred Shares.  Each Holder is the beneficial and record owner of Matrix Preferred Interests representing the percentage interest in the aggregate Matrix Preferred Interests set forth opposite such Holder’s name on Exhibit A attached hereto and, upon release of Holder’s Matrix Preferred Interests and related Letters of Transmittal from escrow, and the delivery thereof to Parent as provided herein, such Holder shall have conveyed to Parent good and marketable title to the Matrix Preferred Interests free and clear of all liens, except as set forth in Section 4.03 of the Disclosure Schedules.  None of the Matrix Preferred Interests held by any Holder is subject to any warrant, option, purchase or other right (contingent or otherwise) to acquire, exchange or otherwise dispose of such Matrix Preferred Interests.
Section 4.04          Compliance with Other Obligations of Holders.  The execution, delivery and performance by each Holder of this Agreement, the exchange of the Matrix Preferred Interests pursuant to this Agreement and the consummation of the other transactions contemplated hereby will not conflict with or result in the breach or termination of, constitute a default under, result in the creation or attachment of any lien under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Holder is a party or by which any Holder or any of its property is bound.
Section 4.05          No Conflict with Certain Other Indebtedness.  Subject to receipt of written consent of the agent and lenders under the Matrix Senior Indebtedness prior to Closing, the transactions contemplated hereby, including, but not limited to, the assignment and exchange of the Matrix Preferred Interests, the issuance and delivery of shares of Series B Preferred Stock each Holder in exchange for such Matrix Preferred Interests, and the consummation of the other transactions contemplated hereby, do not constitute an “Event of Default” under the Credit Documents, the Matrix Senior Indebtedness or any other document or instrument evidencing such Indebtedness of the Partners or the Holders.
Section 4.06          Consent to Amendments to Other Indebtedness.  Each Holder has consented, and by execution of this Agreement does hereby consent to all amendments to the Matrix Senior Indebtedness and any other Indebtedness of the Partnership which are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.
Section 4.07          Investment Representations.  Each Holder:
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(a)          is familiar with transactions of the kind and scope reflected in this Agreement;
(b)          has made its own independent investigation and appraisal of the financial condition and affairs of Royale, the Parent and its Subsidiaries and has conducted its own evaluation of the Series B Preferred Stock and the Parent’s creditworthiness and will continue to do so; and
(c)          is exchanging the Matrix Preferred Interests for the Series B Preferred Stock for its own account for investment purposes and not with a view to the distribution thereof in violation of applicable securities laws.
Section 4.08          Foreign Holders.  If any Holder is not a United States person (as defined by Section 7701(a)(30) of the IRC ), such Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to exchange its Matrix Preferred Interests for shares of Series B Preferred Stock under Agreement, including:  (i) the legal requirements within its jurisdiction for the purchase of such shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Matrix Preferred Interests or the Series B Preferred Stock.  Each Holder’s execution of this Agreement, exchange of Matrix Preferred Interests for Series B Preferred Stock and continued beneficial ownership of the shares of Series B Preferred Stock, will not violate any applicable securities or other laws of such Holder’s jurisdiction.
Section 4.09          Restrictions on Control Securities.  Each Holder understands that, although the shares of Series B Preferred Stock to be issued and delivered to Holder in connection with the Preferred Exchange (and the shares of Parent Common Stock into which such Series B Preferred Stock is convertible) will be registered with the SEC under the Securities Act pursuant to the Registration Statement which contains the Proxy Statement/Prospectus, all such securities held by any director, executive officer or Affiliate of the Parent will be presumptively characterized as securities held by “controlling persons” of the Parent under the Securities Act, and as such may be subject to restrictions on resale under the Securities Act and applicable regulations thereunder.  Each Holder acknowledges that such shares (if held by a controlling person of the Parent) must be held indefinitely unless resale thereof is subsequently registered under the Securities Act or unless an exemption from such registration is available.  In this connection, such Holder represents that it is familiar with Rule 144 promulgated under the Securities Act as presently in effect, and it understands the resale limitations imposed thereby on a director, executive officer or Affiliate of the Parent by the Securities Act and related regulations.  Such Holder understands that the Parent is under no obligation to register any resale of the securities sold hereunder.  Such Holder understands that no public market now exists for any of the Series B Preferred Stock and that a public market may never exist for such securities.
Section 4.10          Legal Proceedings.  There are no Actions pending or, to the Holder’s knowledge, threatened by or against such Holder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
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Section 4.11          No Other Representations or Warranties  Except for the representations and warranties of the Holders contained in this ARTICLE IV and in the Letter of Transmittal submitted by each Holder in connection with the Preferred Exchange, the Holders make no representation or warranty, express or implied, on behalf of or concerning Matrix, Matrix Operator or any Matrix LP or any of their affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
Representations and Warranties of Royale and the Parent
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Royale and Parent, jointly and severally represent and warrant to the Holders that the statements contained in this are true and correct as of the date hereof.
Section 5.01          Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02          Authority; Board Approval.
(a)          Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Merger Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of the Merger Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement, the Merger Agreement and any Ancillary Document to which they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Preferred Exchange, the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement, the Mergers and the Ancillary Documents, and to approve and consummate the Preferred Exchange, the Mergers and the other transactions contemplated hereby. This Agreement has been duly
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executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When the Merger Agreement and each Ancillary Document to which each Royale Party is or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that the Merger Agreement and the transactions contemplated hereby and thereby, including the Preferred Exchange and the Mergers, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted the Mergers, subject to the terms hereof, the Section 351 Plan, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to its respective stockholders for adoption, and (iv) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in the Merger Agreement and directed that such matter be submitted for consideration of the Stockholders.  In addition, the respective boards of directors of each of Royale and Parent have, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, (w) determined that this Agreement and the transactions contemplated hereby, including the Preferred Exchange, are advisable and in the best interests of its respective stockholders, (x) approved and adopted this Agreement, subject to the terms hereof, and the Section 351 Plan, (y) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Preferred Exchange, in accordance with the CCC, and (z) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to its respective stockholders for consideration and approval with the recommendation of the respective board of directors that such stockholders adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
Section 5.03          No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Royale Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Royale Party; or (c) except as set forth in Section
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5.02(b) of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.02(b), such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04          Capitalization.
(a)          The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which [___________] shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 10,000,000 shares of Royale Preferred Stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(c)          The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d)          The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(e)          Section 5.04(e) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Preferred Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
(f)          Except as set forth in Section 5.04(f) of the Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(g)          Except as set forth in Section 5.04(g) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to
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holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.
(h)          All issued and outstanding shares of Royale Common Stock, Royale Preferred Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(h) of the Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Royale Preferred Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
(i)          No outstanding Royale Common Stock, Royale Preferred Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(j)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which each Royale Party then was a party and in compliance with applicable Law.
Section 5.05          No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06          SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act.
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The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Matrix as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07          Undisclosed Liabilities.  The Royale Parties have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08          Absence of Certain Changes, Events and Conditions.  Since December 31, 2015, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b)          except as disclosed on Section 5.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 5.09          Royale Material Contracts.  Section 5.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with
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notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.
Section 5.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each Royale Party and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing
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well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(e) of Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(g)          Except as set forth on Section 5.10(g) of the Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps, hedges, futures or similar instruments.  Section 5.10(g) of the Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(g) of the Disclosure Schedules, as of the date hereof, no Royale Party is bound by
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futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 5.10(h) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(i)          Except as set forth on Section 5.10(i) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 5.10(j) of the Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 5.10(j) of the Disclosure Schedules.
Section 5.11          Intellectual Property.
(a)          Section 5.11(a) of the Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
(c)          Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity)
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and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(d)          To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12          Insurance.  Section 5.12 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of Royale Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of the Royale Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any Royale Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and have not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
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Section 5.13          Legal Proceedings; Governmental Orders.
(a)          There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)          Except as set forth in Section 5.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14          Compliance With Laws; Permits.
(a)          Except as set forth in Section 5.14(b) of the Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15          Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16          Employee Benefit Matters.
(a)          Section 5.16 of the Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
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(b)          Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(d)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(e)          Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(f)          No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(g)          None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(h)          Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or
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impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(i)          There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(j)          With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(k)          Neither the execution and delivery of this Agreement or any Ancillary Document to which the Royale Parties are a party, nor the Merger, the Preferred Exchange or any Other Exchange will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(l)          No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA;
(m)          For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i)          “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee
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Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii)          “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
(iii) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
Section 5.17          Employment Matters.
(a)          Section 5.17(a) of the Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 5.17(b) of the Disclosure Schedules, the Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a  union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale
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Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18          Taxes.  Except as set forth in Section 5.18 of the Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.
(e)          The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i)          the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
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(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
(k)          The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m)          Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(n)          The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
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(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
(o)          Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
(s)          Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 5.19          Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.
Section 5.20          Related Party Transactions.  Section 5.20 of the Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock or the Royale Preferred Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock or the Royale Preferred Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21          Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
Section 5.22          Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions
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contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23          Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.02, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24          Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V (giving effect to the Royale Disclosure Schedules), neither Royale nor Parent makes any representation or warranty, express or implied on behalf of any Royale Party or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
Certain Covenants and Agreements of Parent, Royale and the Holders
The Holders further agree with the Parent and Royale, and Royale and Parent further agree with the Holders, that from the date hereof through the Closing Date:
Section 6.01          Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Parent, Royale and their respective Subsidiaries, shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each of their respective business organizations and to preserve the rights, franchises, goodwill and relationships of the respective employees, customers, lenders, suppliers, regulators and others having business relationships with such business organizations. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent, Royale and their respective Subsidiaries, shall:
(a)          preserve and maintain all of its Permits;
(b)          pay its debts, Taxes and other obligations when due;
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(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)          not (i) amend or propose to amend the Royale Charter Documents, (ii)  split, combine, subdivide or reclassify any their outstanding capital stock, partnership interest or any other securities, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any securities, except for dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any capital stock, partnership interest or any other securities or any rights, warrants or options to acquire any such securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e)          not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any of its or their capital stock, partnership interest or any other securities or any options, warrants or rights to acquire any of its or their securities or any security convertible into or exchangeable for its or their securities, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or the Parent, as applicable, or their respective Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules, (C) dispositions of obsolete or worthless assets, (D) the transfer of the partnership interests of Matrix Royalty prior to the Closing to exclude Matrix Royalty from the transactions contemplated by the Merger Agreement and the Exchanges, including the removal of Matrix Royalty as a borrower under the Matrix Senior Indebtedness, and (E) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f)          not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Royale Benefit Plans, incentive plans, or any additional capital stock, partnership interest or any other securities (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any securities, or of any debt or equity securities convertible into or exchangeable for its capital stock, partnership interest or any other securities, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Royale, respectively, or any of its applicable Subsidiaries; except Royale may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
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(g)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Royale Financial Statements (or the notes thereto);
(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i)          except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
(j)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k)          defend and protect its properties and assets from infringement or usurpation;
(l)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)          maintain its books and records in accordance with past practice;
(n)          comply in all material respects with all applicable Laws; and
(o)          not take or permit any action that would cause any of the changes, events or conditions described in Section 5.08 to occur.
Section 6.02          Registration Statement; Approval by Royale’s Stockholders.
(a)          Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Exchange Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger and the Exchanges. ).  Royale and Parent shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
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(b)          Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock and Royale Preferred Stock, if any, in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock and the Royale Preferred Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock and Royale Preferred Stock, if any, required by applicable Law to obtain such approval. Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.03          Approval of the Holders.  Royale and Parent shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Holders as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.  Royale and Parent shall use reasonable best efforts to (i) solicit the agreement of each Holder, in compliance with all applicable laws, to enter into this Agreement and participate in the Preferred Exchange, and (ii) take all other actions necessary or advisable to consummate the transaction contemplated herein.  Royale and Parent shall keep the Holders updated with respect to the solicitation results as requested from time to time by Holders.  Notwithstanding anything contained herein to the contrary, Royale and Parent shall not be required to deliver or continue solicitation of Holders with respect to the Preferred Exchange if this Agreement is terminated prior to Closing.
Section 6.04          Approval of the Partnership and the Holders.
(a)          The Holders will use reasonable best efforts to obtain and deliver to Royale and Parent the consents required from the Partnership, the Matrix LP Partners and Matrix to consummate the transactions contemplated by this Agreement. Subject to the terms set forth in this Agreement, the Holders shall take all action necessary to seek the written consent of the Holders to approve this Agreement and related transactions (the “Requisite Holders’ Consent”) in accordance with the requirements of the Partnership Charter Documents of the Partnership and the CCC on or before the time of the Royale Stockholders Meeting, as soon as reasonably practicable after the date of this Agreement. The Holders shall use reasonable best efforts to (i) solicit consents from the Holders, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Preferred Exchange, and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of the Holders required by applicable Law to obtain such approval. The Partnership and Matrix shall keep Royale updated with respect to the consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Holders shall not be required to deliver or continue solicitation of consents from the Holders if this Agreement is terminated before the Royale Stockholders Meeting is held.
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Section 6.05          Certain Pre-Merger Actions of Royale Parties.
(a)          Parent and Royale.  Royale will take all action necessary to cause Parent, Royale and each of their Subsidiaries to perform its obligations under this Agreement and to consummate the Preferred Exchange on the terms and conditions set forth in this Agreement. Until the Closing, Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the Merger Agreement and the performance of its obligations reasonably related to such agreements.
(b)          Royale Energy Direct Working Interest Subsidiary.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned subsidiary of Royale for the benefit of the third party working interest holders.
Section 6.06          Notice of Certain Events.
(a)          From the date hereof until the Closing, Royale shall promptly notify the Holders  in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)          The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.07          Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by Matrix
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(on behalf of itself and certain Matrix LPs) and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08          Governmental Approvals and Consents.
(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)          Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.03 of the Disclosure Schedules.
(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)          avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Royale or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such
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assets, businesses or interests which, in any case, could reasonably be expected to result in a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Royale or their respective stockholders or partners, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09          Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.10          Subsequent Filings.  Until the earlier of the Closing Date or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
Section 6.11          Stockholder Litigation.  Royale shall promptly advise Holders orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep the Holders fully informed regarding any such shareholder litigation.
Section 6.12          Listing on National Securities Exchange.  Royale and the Parent shall each use its reasonable best efforts to have the Parent Common Stock to be issued upon consummation of the Mergers and the Other Exchanges, as well as the Parent Common Stock issuable upon conversion of the Series B Preferred Stock issued to the Holders in connection with the Preferred Exchange, to be listed for trading on a national securities exchange upon effectiveness of the Royale Merger, or approved for listing upon notice of issuance of such Parent Common Stock.
Section 6.13          Further Assurances.  Each party shall, at any time and from time to time after the date hereof, upon reasonable request by another party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the party hereunder, or to vest, perfect or confirm of record or otherwise, the equity interests assigned in connection with the Preferred Exchange.
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Section 6.14          Certain Tax Matters.
(a)          Parent, Royale and the Holder shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the IRC, and before or after the Closing, none of Parent, Royale or the Holders shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the IRC.
(b)          Parent, Royale and the Holders shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.
(c)          Royale shall use its reasonable best efforts to obtain the Tax opinions set forth in Section 8.02(f).
(d)          Officers of Royale shall execute and deliver, respectively, to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including (i) prior to the time the Registration Statement is declared effective by the SEC, (ii) prior to the Matrix Merger Effective Time and the Royale Merger Effective Time, and (iii) prior to Closing (if not Closing does not occur substantially concurrently with such merger effective times), in connection with such Tax counsel’s respective delivery of opinions pursuant to Section 8.02(f).  Each of Royale and Parent shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.18.
(e)          For federal income tax purposes, Parent and Royale shall treat:
(i)          the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii)          the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii)          the Holders as the owners of their respective Matrix Preferred Interests surrendered by them in the Preferred Exchange through the close of the Closing Date for this Agreement;
(iv)          the Matrix LP Partners as the owners of their respective Common LP Interests in the Matrix LPs surrendered by them in the LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(v)          the Matrix Operator shareholders as the owners of the shares of capital stock of Matrix Operator surrendered by them in the Matrix Operator Stock
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Exchange through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement;
(vi)          each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii)          the Matrix Operator as an S corporation through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following such Closing Date.
Section 6.15          Matrix Senior Indebtedness.  Parent, Royale and the Holders shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”), among Matrix, Matrix Operator and the Matrix LPs, as borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, and to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix, Matrix Operator and the Matrix LPs under the Matrix Senior Indebtedness and any related loan and security documents; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale, Matrix, Matrix Operator and the Matrix LPs.
Section 6.16          Consents to Matrix Merger and Other Exchanges.  Each of the Holders hereby consents to the Matrix Merger, this Preferred Exchange and the Other Exchanges, as well as each sale, assignment and transfer of the Other Exchange Interests pursuant to the Other Exchanges and the Matrix Preferred Interests pursuant to this Preferred Exchange, and consents and agrees that the Parent, as transferee of all of the Matrix Preferred Interests and Matrix LP Interests, shall, upon consummation of such respective assignments, be admitted as a substituted limited partner to each of the Matrix LPs, and that each Matrix LP shall continue in full force and effect following this Preferred Exchange and such Other Exchange in accordance with terms of its Partnership Charter Documents, with Parent as substituted limited partner and Matrix continuing as general partner of such Matrix LP.
ARTICLE VII
Reserved

ARTICLE VIII
Conditions to Closing
Section 8.01          Conditions to Obligations of All Parties.
The obligations of all Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
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(a)          This Agreement and the Preferred Exchange and shall have been duly adopted and approved by each of the Holders and the Other Exchanges shall have been duly adopted and approved by the Other Exchange Approvals.
(b)          This Agreement, the Royale Merger, the Matrix Merger and the issuance of Parent Common Stock pursuant to (i) the Royale merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreements, and (iv) the Matrix Operator Stock Exchange Agreement, shall have been duly adopted and approved by the Requisite Royale Vote and the Requisite Matrix Vote in accordance with the CCC and the DGCL, as applicable.
(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e)          the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, and the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
(f)          the Holders shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.01 in form and substance reasonably satisfactory to Royale and the Holders, and no such consent, authorization, order and approval shall have been revoked.
(g)          Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and the Holders, and no such consent, authorization, order and approval shall have been revoked.
(h)          All conditions to the Mergers have been satisfied or waived by the parties thereto.
Section 8.02          Conditions to Obligations of Royale and Parent. The obligations of Royale and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Holders contained in Section 4.01(a), Section 4.02 and Section 4.03, the representations and warranties of the Holders contained in this Agreement and those of each Holder in its respective Letter of Transmittal and
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any certificate or other writing delivered pursuant hereto shall be true and correct in all respects or in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Holders contained in Section 4.01(a), Section 4.02 and Section 4.03, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Holders shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Holders shall have performed such agreements, covenants and conditions, as so qualified.
(c)          No Action shall have been commenced against any of the Royale Parties, the Holders or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 4.01 of the Holders Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e)          The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.
(f)          Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion described in this Section 8.02(f), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.14.
(g)          The Holders shall have delivered each of the closing deliverables set forth in Section 8.04(a).
(h)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of
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the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.15.
(i)          Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock.
Section 8.03          Conditions to Obligations of Holders.  The obligations of the Holders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Holders’ waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(b), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(b), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the
47

aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f)          Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger and the Exchanges will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.14.
(g)          Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h)          Royale shall have an aggregate cash balance in excess of 65% of its deferred drilling obligation immediately prior to the Closing Date.
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been paid off in accordance with Section 6.15.
(j)          No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.
(k)          Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to shares of Royale Common Stock in connection with the Royale Merger or any of the Exchanges.
Section 8.04          Closing Deliverables.
(a)          At or prior to the Escrow Closing, the Holders shall deliver or cause the Partnership to deliver, to Royale, or if otherwise provided below, to the Escrow Agent, the following, as provided below:
(i)          Each Holder shall have executed and delivered to the Escrow Agent the Escrow Agreement, this Agreement, a properly executed and completed Letter
48

of Transmittal with respect thereto, in the form attached to Exhibit C (“Letter of Transmittal”) which shall be delivered to the Escrow Agent together with the certificates, if any, representing all of such Holder’s Matrix Preferred Interests.
(ii)          Each Holder that is a corporation or limited liability company shall provide a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the corporation or limited liability company certifying the names and signatures of the officers authorized to sign this Agreement and the other documents to be delivered hereunder, and each Holder that is a partnership shall provide a certificate of its general partner, or if the general partner is a corporation or limited liability company, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the corporation or limited liability company that is such general partner certifying the names and signatures of the officers of the officers authorized to sign this Agreement on behalf of such general partner and the other documents to be delivered hereunder;
(iii)          a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which any Holder that is a business entity is  organized;
(iv)          the Section 351 Plan; and
(v)          such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)          At the Closing, Royale shall deliver to the Partnership (or such other Person as may be specified herein) the following:
(i)          instructions to Parent’s transfer agent to issue and deliver the Preferred Exchange Consideration to each of the Holders as provided in this Agreement, in each case registered in the name of the Persons specified in the respective Letters of Transmittal;
(ii)          instructions to Royale’s transfer agent to issue and deliver the consideration to be delivered in connection with the Mergers and the Other Exchanges pursuant to the Requisite Approvals to such Persons entitled to receive such consideration in accordance with such Requisite Approvals;
(iii)          evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.14;
(iv)          a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties
49

authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(vi)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii)          evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);
(viii)          the Section 351 Plan;
(ix)          employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x)          certificates or other evidence reasonably satisfactory to the Holders confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi)          such other documents or instruments as the Holders reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(c)          At the Closing, provided that (i) the conditions of this ARTICLE VIII have been fulfilled to the reasonable satisfaction of each Party entitled to satisfaction thereof, and(ii) each of the deliveries required by Section 8.04(a) and Section 8.04(b) have been made in accordance with requirements thereof, Royale and the Partnership shall provide joint written instructions to the Escrow Agent to release and deliver to Royale or its designee all of the Letters of Transmittal and certificates representing the Matrix Preferred Interests, if any, held in escrow by Escrow Agent pursuant to the Escrow Agreement.
ARTICLE IX
Termination
Section 9.01          Termination.
This Agreement may be terminated at any time prior to the Closing:
(a)          by the mutual written consent of the Holders and Royale;
(b)          by Royale by written notice to the Holders if:
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(i)          no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Holders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Holders within 30 days of the Holders’ receipt of written notice of such breach from Royale; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by March 31, 2017  (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)          by the Holders by written notice to Royale if:
(i)          the Holders are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from the Holders; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Holders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)          by either Royale or the Holders if:
(i)          the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.
(ii)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii)          this Agreement has been submitted to the stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale
51

Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or
(iv)          this Agreement has been submitted to the Holders and the Holders’ Consent shall not have been obtained.
Section 9.02          Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties or the Holders, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a)          Royale and the Holders shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”), which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b)          as set forth in this ARTICLE IX, and ARTICLE X hereof; and
(c)          that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Holders:	c/o Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C
Santa Barbara, CA 93101

52

E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

If to Royale or Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: Jonathan@royl.com
Attention: Jonathan Gregory, Chief Executive Officer

with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually
53

acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06          Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent, and the Holders at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or Holders, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Holders (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by the Holders), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.09          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE
54

SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.10          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

55

IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been duly executed and delivered effective as of the date first hereinabove written.
PARENT:

 Royale Energy Holdings, Inc.

By__________________________________
Name:
Title:

ROYALE:

Royale Energy, Inc.

By__________________________________
Name:
Title:

56

CLASS B LIMITED PARTNERS:

Jordan Enterprises Limited Partnership

By:          Walou Corp., its general partner

By:
Name:
Title:

PEM Resources Limited Partnership

By:          PEM Management Corporation, its general partner

By:
Name:
Title:

Meeteetse Limited Partnership

By:          Hot Springs Ranch Corp., its general partner

By:
Name:
Title:

SIRC Properties LLC

By:
Name:
Title:

Groves Investments Profit Sharing Plan

By:
Name:
Title:

57

JRS Energy Investments, LLC

By:
Name:
Title:

Oakview Investments LP

By:          OVE Inc., its general partner

By:
Name:
Title:

CLASS C LIMITED PARTNERS:

Meeteetse Limited Partnership

By:          Hot Springs Ranch Corp., its general partner

By:
Name:
Title:

Jordan Enterprises Limited Partnership

By:          Walou Corp., its general partner

By:
Name:
Title:

Name: Nelda Mae Swift

58

CLASS D LIMITED PARTNERS:

Name: Johnny Jordan, Individually

Name: Jeffrey R. Kerns, Individually

59

Exhibit A

EXCHANGE CONSIDERATION AND LIST OF HOLDERS

[Preferred Exchange Consideration: Number of shares of Parent Series B Preferred Stock = $ Amount of Matrix Preferred Interests (based on adjusted capital accounts of the holders)/$10.00] [To be completed when Agreement is executed.]

60

Exhibit B

ESCROW AGREEMENT

[To be prepared when Agreement is executed.]

61

Exhibit C

LETTER OF TRANSMITTAL

[To be prepared when Agreement is executed.]

62

Exhibit D

SECTION 351 PLAN OF MERGER AND EXCHANGE

(See Exhibit 2.7 to the Registration Statement on Form S-4)

63

Annex C

LP EXCHANGE AGREEMENT
with the holders of all
Common LP Interests of
MATRIX INVESTMENTS, L.P.,
a California limited partnership
dated as of [●]

AGREEMENT AND PLAN OF EXCHANGE
BY AND AMONG
ROYALE ENERGY HOLDINGS, INC.
AND
THE PARTNERS OF
OF
MATRIX INVESTMENTS, L.P.

[                              ]

i

ii

iii

Section 10.09	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	75
Section 10.10	Specific Performance	76
Section 10.11	Counterparts	76

Exhibits

Exhibit A          List of Partners
Exhibit B          Exchange Consideration
Exhibit C          Escrow Agreement
Exhibit D          Letter of Transmittal from Partners
Exhibit E          Form of Section 351 Plan of Merger and Exchange

iv

AGREEMENT AND PLAN OF EXCHANGE
This AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”) made effective as of [                              ], by and among ROYALE ENERGY, INC., a California corporation (“Royale”), ROYALE ENERGY HOLDINGS, INC., a Delaware corporation (the “Parent”), and EACH OF THE UNDERSIGNED PERSONS (the “Partners”), who, collectively, are all of the Class A Limited Partners and general partners of MATRIX INVESTMENTS, L.P., a California limited partnership (the “Partnership”).  Defined terms used herein have the respective meanings set forth in ARTICLE I.
WHEREAS, Parent and the Partners desire to provide for the transfer by the Partners to Parent of the outstanding limited partnership interest (other than the Matrix Preferred Interests) of the Partnership in exchange for common stock of Parent (the “Exchange”), with Matrix Oil Management Corporation, a California corporation sole general partner of the Partnership (“Matrix”), remaining as the sole general partner of the Partnership following the Exchange;
WHEREAS, the Exchange is one of several related transactions involving the assignment of partnership interests of the Partnership to Parent in exchange for common stock of Parent (“Parent Common Stock”) as part of an overall plan to capitalize Parent; and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of Section 351 of the IRC;
WHEREAS, the parties to the Exchange desire to conclude the Exchange concurrently with and conditioned upon successful completion of certain other exchange transactions as well as successful completion of the merger of Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), with and into Matrix, with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent (the “Matrix Merger”).
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
1

“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.	The Preferred Exchange Agreement with the holders of all preferred limited partnership interests of the Partnership, in substantially the form attached as Exhibit A to the Merger Agreement;
B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached as Exhibit B to the Merger Agreement;
C.	This Agreement;
D.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership in substantially the form attached as Exhibit D to the Merger Agreement (the “Matrix Las Cienegas LP Exchange Agreement”);

E.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership in substantially the form attached as Exhibit E to the Merger Agreement (the “Matrix Permian LP Exchange Agreement”);

F.
The Matrix Operator Stock Exchange Agreement with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation in substantially the form attached as Exhibit F to the Merger Agreement (the “Matrix Operator Stock Exchange Agreement”);

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix; and
H.	The Section 351 Plan in substantially the form attached hereto as Exhibit E.
“Applicable Effective Time” has the meaning set forth in Section 2.05.
“Audited Financial Statements” has the meaning set forth in Section 4.06.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.
2

“Capital Stock Consideration” means, collectively, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Exchange Consideration, the other Matrix LP Exchange Consideration and the Matrix Operator Stock Exchange Consideration and the shares of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration.
 “CCC” means the California Corporations Code.
“Class A Limited Partner” means a Partner holding a Class A Limited Partnership Interest.
“Class A Limited Partnership Interest” means a certain class of limited partnership interest of the Partnership designated as “Class A Limited Partnership Interests,” having the voting powers and limitations, preferences and relative, participating, optional or other rights, and the related qualifications, limitations or restrictions, set forth in the Partnership Charter Documents.
“Closing” has the meaning set forth in Section 3.03.
“Closing Date” has the meaning set forth in Section 3.03.
 “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.16.
“CULPA” means the California Uniform Limited Partnership Act of 2008, as amended from time to time.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix and Royale concurrently with the execution and delivery of this Agreement.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Pension Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Welfare Benefit Plan” is defined in Section 4.19(j)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including
3

any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Escrow Agent” has the meaning set forth in Section 3.01.
“Escrow Closing” has the meaning set forth in Section 3.01.
“Exchange” has the meaning set forth in first recital of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Consideration” has the meaning set forth in Section 2.02.
 “Exchanges” means the Exchange and the Other Exchanges. The Exchanges are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers and the Exchanges shall qualify as exchanges under the provisions of Section 351 of the IRC.
“Financial Statements” has the meaning set forth in Section 4.06.
“GAAP” means has the meaning set forth in Section 5.06.
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“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence, was authorized to conduct business in its jurisdiction of organization or which govern its internal affairs, including, without limitation, its articles of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Independent Accountant” has the meaning set forth in Section 7.03.
 “Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade
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names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
“Interim Financial Statements” has the meaning set forth in Section 4.06.
“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer and (iii) when used with respect to the Partnership, the actual or constructive knowledge of any director or executive officer of the General Partner, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 6.02(b).
“Letter of Transmittal” has the meaning set forth in Section 8.04
“Liabilities” has the meaning set forth in Section 4.07.
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“LP Exchange” means the exchange of all limited partnership interests (other than the Matrix Preferred Interests) in the respective Matrix LPs for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“LP Exchange Agreement” means the applicable agreement and plan of exchange concerning the exchange of all limited partnership interests (other than the Matrix Preferred Interests) of the specified Matrix LP for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“Material Contract” means, with respect to a Person, any of the following:
A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;
B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule;

C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the

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furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;
G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.
Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).
“Matrix” has the meaning set forth in the first recital.
“Matrix Board” means the board of directors of Matrix.
“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
“Matrix Consolidated Entities” has the meaning set forth in Section 4.06.
“Matrix Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Partners regarding Matrix and the other Matrix Consolidated Entities (if applicable) in connection with this Agreement.
“Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties
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and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Matrix Las Cienegas LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix LP Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix LP Holders will receive pursuant to the LP Exchange Agreements.
“Matrix LP Holders” means the holders of all limited partnership interests (other than the Matrix Preferred Interests) of the Matrix LPs.
“Matrix LPs” means, collectively, Matrix Investments, L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership.
“Matrix Merger” has the meaning set forth in the recitals.
“Matrix Merger Consideration” means the number of shares of Parent Common Stock into which Matrix common stock converts in connection with the Matrix Merger determined in accordance with the Merger Agreement.
“Matrix Merger Effective Time” means the time the Matrix Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Matrix Merger Sub” has the meaning set forth in the recitals.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(d).
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“Matrix Operator” means Matrix Oil Corporation, a California corporation.
“Matrix Operator Holders” means the holders of all outstanding shares of capital stock of Matrix Operator.
“Matrix Operator Stock Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Operator Stock Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix Operator Holders will receive pursuant to the Matrix Operator Stock Exchange Agreement.
“Matrix Permian LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Pipeline” has the meaning set forth in Section 4.06.
“Matrix Preferred Interests” means all of the preferred limited partnership interests of the Partnership.
“Matrix Royalty” has the meaning set forth in Section 4.06.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.17.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Mergers” means, collectively, the Matrix Merger and the Royale Merger.
“Merger Agreement” means the Agreement and Plan of Merger dated as of November 30, 2016, among the Royale Parties and Matrix.
“MI LP Interests” has the meaning set forth in Section 2.01.
“Other Exchanges” means (i) the exchange of Parent Common Stock for (A) all limited partnership interests of Matrix Las Cienegas Limited Partnership pursuant to the Matrix Las Cienegas LP Exchange Agreement, (B) all limited partnership interests of Matrix Permian Investments, LP pursuant to the Matrix Permian LP Exchange Agreement, (C) all capital stock of Matrix Operator pursuant to the Matrix Operator Stock Exchange Agreement, and (ii) the exchange of all Series B Preferred Stock for all Matrix Preferred Interests. The Other Exchanges are all of the Exchanges other than the Exchange (which concerns Parent and Matrix Investments, L.P., a California limited partnership).
“Other Exchange Approvals” means the Requisite Exchange Approvals other than those required for the Exchange.
“Outside Date” has the meaning set forth in Section 9.01.
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“Parent” has the meaning set forth in the preamble.
“Parent Common Stock” has the meaning set forth in the recitals.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Partner Related Document” has the meaning set forth in Section 4.02.
“Partner Representative” has the meaning set forth in Section 7.03.
“Partners” has the meaning set forth in the preamble.
“Partnership” has the meaning set forth in the preamble.
“Partnership Benefit Plans” has the meaning set forth in Section 4.18.
“Partnership Insurance Policies” has the meaning set forth in Section 4.14.
“Partnership Charter Documents” means the documents by which the Partnership and its respective subsidiaries established their legal existence, were authorized to conduct business in their jurisdiction of organization or which govern their internal affairs, including, without limitation, any articles of incorporation, articles of association, operating agreement, partnership agreement, bylaws or similar documents.
“Partnership Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Partnership and its Subsidiaries, taken as a whole, or (ii) the ability of the Partners or the Partnership  to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Partnership Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Partnership and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Partnership and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Partnership and its Subsidiaries conduct their businesses.
“Partnership Related Documents” has the meaning set forth in Section 4.02.
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“Percentage Interest” means, at any time, the percentage of the aggregate MI LP Interests held by any holder as determined by the Partnership in accordance with the Partnership Charter Documents.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured only by the property leased or purchased under such capital lease, equipment lease or purchase money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Taxes” means Taxes of Matrix for any pre-closing Tax period.
“Preferred Exchange” means the exchange of all Matrix Preferred Interests by the holders thereof for shares of the Parent’s Series B Preferred Stock pursuant to terms of certain definitive exchange agreements providing for execution of such exchange concurrently with consummation of the Mergers.
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“Preferred Exchange Consideration” means each $10.00 of Matrix Preferred Interests (based on adjusted capital accounts of the holders) outstanding immediately prior to the Matrix Merger Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Parent.
“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Property Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Proxy Statement/Prospectus” means the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated in the Merger Agreement.
“Registration Statement” means a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated in the Merger Agreement.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Exchange Approvals” mean, in the case of consummation of the Merger, receipt of the Requisite Matrix Vote, and with respect to the Exchanges, all consents, approvals or waivers required from the Matrix LP Holders, Matrix Operator Holders, the respective general partners of each Matrix LP and the holders of all Matrix Preferred Interests, to consummate each of the respective Exchanges.
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“Requisite Matrix Vote” has the meaning set forth in Section 4.02(a).
“Requisite Partners’ Consent” has the meaning set forth in Section 6.04.
“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Right of Way” is defined in Section 4.10.
“Royale” has the meaning set forth in the preamble.
“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Charter Documents” means the Governing Documents of each of the Royale Parties, respectively.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including all shares of common stock into which outstanding shares of Royale’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Convertible Notes” has the meaning set forth in Section 8.03.
“Royale Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Royale and Parent regarding the Royale Parties in connection with this Agreement.
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.12.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries,
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testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger” means Royale Merger Sub shall be merged with and into Royale with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent.
“Royale Merger Consideration” means the number of shares of Parent Common Stock into which Royale Common Stock converts in connection with the Royale Merger determined in accordance with the Merger Agreement.
 “Royale Merger Effective Time” means the time the Royale Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Royale Merger Sub” means Royale Merger Sub, Inc., a California corporation and direct, wholly-owned Subsidiary of Parent.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Royale Parties” means Royale, Parent, Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent and Matrix Merger Sub, Inc., a
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California corporation and a direct, wholly-owned Subsidiary of Parent, together with each of their respective Subsidiaries.
“Royale Preferred Stock” means the Series AA Convertible Preferred Stock of Royale.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock or Royale Preferred Stock.
“Royale Stockholders Meeting” has the meaning set forth in Section 6.03(d).
“SEC” has the meaning set forth in Section 6.03.
“SEC Reports” has the meaning set forth in Section 5.06.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit E.
“Series B Preferred Stock” means Series B 3.5% Convertible Preferred Stock of Parent.
“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TBOC” means the Texas Business Organizations Code, as amended from time to time.
“Union” has the meaning set forth in Section 4.19(b).
ARTICLE II
Agreement For Exchange; Closing
Section 2.01          Exchange of MI LP Interests for the Exchange Consideration.  The Partners hereby agree to assign, transfer and deliver to Parent all right, title and interest in and to all of the outstanding limited partnership interests (other than the Matrix Preferred Interests) of the Partnership (“MI LP Interests”) at Closing in exchange for the Exchange Consideration (as defined below) to be delivered by Parent.  Parent hereby agrees to pay, assign, transfer and deliver the Exchange Consideration to the Partners at Closing in accordance with this Agreement and such Exchange Consideration shall be allocated among the Partners in proportion to the respective Percentage Interest owned by each Partner as set forth in Exhibit B hereto.
Section 2.02          Aggregate Consideration from Parent.  The aggregate consideration to be delivered to the Partners by the Parent shall be the aggregate number of shares of Parent Common Stock, $0.001 par value per share, as set forth on an Exhibit B hereto for all of the MI LP Interests, which shall be allocated among the Partners in proportion to their Percentage Interest as set forth and provided on Exhibit B hereto (as applicable, the “Exchange Consideration”).
Section 2.03          Payment of Exchange Consideration.  Parent shall deliver 100% of the Exchange Consideration payable to each respective Partner against delivery by such Partner of a Letter of Transmittal together with all certificates representing such Partner’s MI LP Interest, conveying all of such Partner’s MI LP Interest to Parent at Closing.
Section 2.04          No Fractional Shares.  Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued pursuant to this Section 2.04.  If any Partner would otherwise be entitled hereunder to receive a fractional share of Parent Common Stock but for this paragraph, then the aggregate number of shares of Parent Common Stock that such Partner is entitled to receive will be (i) rounded up to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be equal to or greater than one-half (0.5) of one share, or (ii) rounded down to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be less than one-half (0.5) of one share, and such Partner will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
Section 2.05          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, in connection with the Royale Merger, Royale Shares issued and outstanding immediately prior to the Closing Date or Royale Merger Effective Time (other than Excluded Royale Shares under Section 3.01(b) of the Merger Agreement) which are held by a holder who
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has not voted in favor of adoption of this Agreement or the Merger Agreement and who has properly exercised appraisal rights of such Shares in accordance with Section 1301 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the Royale Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1300 of the CCC; provided, however, that if, after the Royale Merger Effective Time or Closing Date, as applicable (the “Applicable Effective Time”), such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1301 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 of the CCC, such Shares shall be treated as if they had been converted as of the Applicable Effective Time into the Royale Merger Consideration to the extent, if any, which such holder is entitled pursuant to Section 3.01 of the Merger Agreement without interest thereon. Royale shall provide the Partners with prompt written notice (which notice may be provided to Matrix on behalf of the Partners) of any demands which they receive for appraisal of any of their outstanding Shares in connection with the Mergers, any withdrawal of any such demand and any other demand, notice or instrument delivered to them prior to the Applicable Effective Time pursuant to the CCC that relates to such demand.
Section 2.06          Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Partnership or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing of the Exchange. This Section 2.06 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing of the Exchange.
ARTICLE III
 Escrow; Closing
Section 3.01          Escrow Closing.  A closing into Escrow (“Escrow Closing”) will take place at the offices of Porter Hedges LLP in Houston, Texas, not less than two business days prior to the date of the special meeting date of shareholders of Matrix as set forth in the Proxy Statement/Prospectus mailed to Matrix shareholders in connection with the Matrix Merger, but in no event later than Outside Date; provided that each of the conditions precedent to the obligations of the parties to effect the Closing other than completion of the Matrix Merger are then satisfied or waived by the applicable party. At the Escrow Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent (“Escrow Agent”) under the Escrow Agreement set forth in Exhibit C hereto, the documents described in Section 8.04 below.  The parties may agree in writing on another date, time or place for the Escrow Closing.
Section 3.02          Delivery of MI LP Interest.  Prior to the Closing, the Parent will deliver to each of the Partners a Letter of Transmittal, in substantially the form attached hereto as Exhibit D, to be used by each Partner for surrendering to Parent certificates, if any, representing all the such Partner’s MI LP Interest in exchange for the right to receive the Exchange Consideration.  On the Escrow Closing Date, certificates for all of the MI LP Interest held by
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each Partner will be delivered by such Partner to the Escrow Agent in accordance with the Escrow Agreement for the benefit of the Parent together with properly completed and executed Letters of Transmittal.
(a)          It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any MI LP Interest may be made on or after the date hereof other than as provided herein.
(b)          The delivery of the Exchange Consideration to the Partners with respect to their respective Percentage Interests shall be deemed to be payment in full satisfaction of all rights, title and interests in and pertaining to the outstanding MI LP Interests.
Section 3.03          Exchange Closing.  Closing of the Exchange (the “Closing”) will occur concurrently with the Matrix Merger and as soon as practicable after the special meeting of Matrix shareholders to consider and vote upon the Matrix Merger (the “Closing Date”); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party.  The parties may agree in writing on another date, time or place for the Closing.  At the Closing, the parties will release or cause the Escrow Agent to release the escrowed documents from escrow to the parties designated to receive such documents under the Escrow Agreement, and Parent shall pay and deliver the Exchange Consideration to the Partners as prescribed in this Agreement.
ARTICLE IV
Representations And Warranties Of The Partners
Each Partner separately, and with respect only to his matters and circumstances, hereby represents and warrants to Royale and the Parent that the following statements are true and correct.
Section 4.01          MI LP Interest Ownership.  Exhibit A accurately sets forth the names of each Partner, the Percentage Interest owned by each Partner and the aggregate MI LP Interest.  Each Partner owns, beneficially and of record, with full power to vote, transfer and assign such Partner’s Percentage Interest set forth beside such Partner’s name on Exhibit A and such MI LP Interest so held by the Partners is free and clear of all liens, encumbrances and adverse claims whatsoever except as set forth on Exhibit A.
Section 4.02          Authority.
(a)          Partnership Authority.  The Partnership has the requisite corporate power or entity power and authority to enter into and perform its obligations under this Agreement and all documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Company (the “Partnership Related Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership of this Agreement and each Partnership Related Document to which it is a party and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Partnership.  Matrix has the requisite corporate power or entity power and authority to enter into and perform its obligations under the Merger Agreement and the Ancillary Documents to which it is a party and,
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subject to adoption of the Merger Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding shares of Matrix common stock (“Requisite Matrix Vote”), to consummate the transactions contemplated hereby.  No corporate, limited partnership or other proceedings on the part of the Partners or the Partnership are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange and the other transactions contemplated hereby other than the Requisite Partners’ Consent and execution and delivery of the Partner Related Documents. This Agreement and each Partnership Related Document has been duly executed and delivered by the Partnership, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Partnership Related Document to which the Partnership is or will be a party has been duly executed and delivered by the Partnership (assuming due authorization, execution and delivery by each other party thereto), such Partnership Related Document will constitute a legal and binding obligation of the Partnership enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          Recommendation of the Corporate General Partner.  The Matrix Board, as the board of directors of the sole general partner of the Partnership, pursuant to resolutions duly adopted by unanimous vote at a meeting of all directors of Matrix duly called and held and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of, the Partners, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, (iv) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to all limited partners of the Partnership for consideration and approval with the recommendation of the general partner that the limited partners of the Partnership adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
(c)          Partner Authority.  Each Partner has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Partners (each a “Partner Related Document”) and (ii) consummate the transactions contemplated herein and thereby.  This Agreement has been duly executed and delivered by each Partner and constitutes, and each Partner Related Document, when duly executed and delivered by each Partner who is a party thereto will constitute, legal, valid and binding obligations of such Partner enforceable against such Partner in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency,
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reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.03          No Conflicts; Consents.  The execution, delivery and performance by the Partnership and the Partners of this Agreement, the Partnership Related Documents and the Partner Related Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, the limited partnership agreement or other Partnership Charter Documents, or any provision of the certificate of incorporation, by-laws or other organizational documents of the corporate general partner of the Partnership; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Partnership; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which the Partnership is a party, other than, in the case of clauses (b) and (c) of this Section 4.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a the Partnership Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Partnership or any Partner in connection with the execution, delivery and performance of this Agreement, the Partnership Related Documents and the Partner Related Documents, or in connection with the consummation of the transactions contemplated hereby and thereby.
Section 4.04          Capitalization.
(a)          Registered Owners of MI LP Interests. Section 4.04 of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any MI LP Interests and the Percentage Interest owned by such Person. Except for the general partnership interest held by Matrix, the MI Partnership Interests held by the other Partners and the Matrix Preferred Interests, there are no outstanding partnership interests of any kind, and no other equity interest or ownership rights whatsoever, with respect to the Partnership which are held by any Person; and
(b)          No Outstanding Options, Warrants or Rights. Except as disclosed on Section 4.04(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Partnership is authorized or outstanding, and (ii) there is no commitment by the Partnership to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Partnership or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions or dividends payable with respect to any MI LP Interests.
(c)          Due Authorization; No Encumbrances. All issued and outstanding MI LP Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Partnership Charter Documents or any agreement to which
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the Partnership is a party; and (iii) free of any Encumbrances created by the Partners or the Partnership in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Partnership’s lenders as listed on Section 4.04(c) of the Disclosure Schedules. All issued and outstanding MI LP Interests were issued in compliance with applicable Law.
(d)          No Purchase, Participation or Phantom Interest Rights. No outstanding MI LP Interests are subject to vesting or forfeiture rights or repurchase by the Partnership. There are no outstanding or authorized partnership interest appreciation rights, distribution or dividend equivalent rights, phantom stock or partnership interest rights, profit participation rights or other similar rights with respect to the Partnership or any of its securities.
(e)          Compliance of Prior Distributions and Redemptions. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Partnership were undertaken in compliance with the Partnership Charter Documents then in effect, any agreement to which the Partnership then was a party and in compliance with applicable Law.
(f)          No Amounts Due from Partners. No amounts are due or payable to the Partnership from any of the Partners that will not be satisfied pursuant to Section 6.19.
Section 4.05          Subsidiaries.  Section 4.05 of the Disclosure Schedules sets forth a list of Persons in which the Partnership has or owns any interest in any shares or has an ownership interest.
Section 4.06          Financial Statements.  Complete copies of Matrix’s consolidated audited financial statements consisting of the consolidated balance sheets of Matrix, the Matrix LPs, Matrix Operator, Matrix Pipeline, LP (“Matrix Pipeline”), a California limited partnership and Subsidiary of Matrix Operator as the general partner and Matrix Las Cienegas Limited Partnership as the sole limited partner, and Matrix Royalty, LP, a Texas limited partnership and entity excluded from the transactions contemplated by the Merger Agreement (“Matrix Royalty” and, together with Matrix, the Matrix LPs, Matrix Operator and Matrix Pipeline, the “Matrix Consolidated Entities”), as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Matrix Consolidated Entities as at September 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the  six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Royale. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Matrix Consolidated Entities, and present fairly, in all material respects, the financial position of Matrix as of the respective dates they were prepared and the results of the operations of Matrix for the periods indicated. The balance sheet of the Matrix Consolidated Entities as of December 31, 2015, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Matrix Consolidated Entities as of September
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30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Matrix maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.07          Undisclosed Liabilities.  The Partnership has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except, in the case of the Partnership (a)  those which are accrued, adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 4.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Partnership and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Partnership Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect; or
(b)          except as disclosed on Section 4.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 4.09          Material Contracts.  Section 4.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which the Partnership is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of the Partnership are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 4.09 of the Disclosure Schedules, the Partnership is not, and the Partnership has no Knowledge that any other party thereto is, in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of the Partnership by the Partnership or, to the Knowledge of the Partnership, by any other party thereto.  The Partnership has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of the Partnership that has not been fully remedied and withdrawn.
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Section 4.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership each respectively owns and has either good and valid title in fee or a valid leasehold interest, Right of Way (defined below) or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Partnership Material Effect, all leases, Rights of Way or other agreements under which the Partnership or any of its Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Partnership or any of its Subsidiaries and, to the Knowledge of the Partnership, the counterparties thereto, in accordance with their respective terms, and neither the Partnership nor any of its Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each of the Partnership and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  Each of the Partnership and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  All pipelines owned or operated by the Partnership are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Partnership, Matrix Operator, Matrix or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Partnership Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and its Subsidiaries, as applicable, have defensible title to all of the Property Interests forming the basis for the reserves reflected in the Audited Financial Statements except for such Property Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Partnership Material Adverse Effect or as set forth on Section 4.10(c) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Property Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or, preferential rights to purchase Hydrocarbons and neither the Partnership nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not
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reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Property Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Partnership and its Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Partnership and its Subsidiaries or otherwise associated with the Property Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.  No well owned, leased, operated or used by the Partnership or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Property Interests operated by the Partnership and its Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Partnership Material Adverse Effect. None of the Interests of the Partnership or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Partnership Material Adverse Effect.  Except as set forth on Section 4.10(e) of Disclosure Schedules, none of the Property Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the Summary Projection of Reserves and Revenues as of March 31, 2016, of the Partnership, with run date June 10, 2016, a correct and complete copy of which the Partnership has made available to Royale prior to the date of this Agreement.
(g)          Except as set forth on Section 4.10(g) of the Disclosure Schedules, the Partnership is not engaged in any oil, natural gas or other futures or options trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.10(g) of the Disclosure Schedules sets forth obligations of the Partnership for the delivery of Hydrocarbons attributable to any of the Property Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 4.10(g) of the Disclosure Schedules, as of the date hereof, the Partnership is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
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(h)          Except as provided in Section 4.10(h) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of the Partnership, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Partnership or any of its Subsidiaries within one year of the Closing Date in any of the Property Interests or any of the contracts governing any of the Property Interests.
(i)          Except as set forth on Section 4.10(i) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Property Interests contain any minimum volume or throughput provisions or require the Partnership or any of its Subsidiaries to pay for services regardless of whether the Partnership or any of its Subsidiaries delivers such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 4.10(j) of the Disclosure Schedules, none of the Contracts relating to the Property Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Property Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(i) of the Disclosure Schedules.
Section 4.11          Intellectual Property.
(a)          Section 4.11(a) of the Disclosure Schedules lists all (i) Partnership IP Registrations. All required filings and fees related to Partnership IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Partnership IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Partnership’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Partnership’s business or operations as currently conducted.
(c)          The Partnership’s rights in Partnership Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership has taken all commercially reasonable steps to maintain Partnership Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in
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the Partnership Intellectual Property, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(d)          To the Knowledge of the Partnership, the conduct of the Partnership’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Partnership Intellectual Property in a way as would be expect to have a Partnership Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of the Partnership, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Partnership; (ii) challenging the validity, enforceability, registrability or ownership of any Partnership Intellectual Property or the Partnership’s rights with respect to any Partnership Intellectual Property; or (iii) by the Partnership or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Partnership Intellectual Property.  The Partnership is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Partnership Intellectual Property.
Section 4.12          Reserved.
Section 4.13          Reserved.
Section 4.14          Reserved.
Section 4.15          Insurance  Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Partnership and relating to the assets, business, operations, employees, officers and directors of the Partnership (collectively, the “Partnership Insurance Policies”) and true and complete copies of the Partnership Insurance Policies have been made available to Royale. The Partnership Insurance Policies are in full force and effect with respect to the period covered. The Partnership has not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Partnership Insurance Policies. All premiums or installment payments of premiums due on such Partnership Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of Partnership Insurance Policy. All such Partnership Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no material claims related to the business of the Partnership pending under any Partnership Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Partnership is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Partnership Insurance Policy.
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Section 4.16          Legal Proceedings; Governmental Orders.
(a)           Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Partnership’s Knowledge, threatened (a) against or by the Partnership affecting any of its properties or assets; or (b) against or by the Partnership that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Partnership or any of its properties or assets. The Partnership is in compliance with the terms of each Governmental Order set forth in Section 4.16(a) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17          Compliance With Laws; Permits.
(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Partnership has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          All material Permits required for the Partnership to conduct its business have been obtained by it and are valid and in full force and effect. The Partnership is in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
Section 4.18          Environmental Laws.  The Partnership and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.19          Employee Benefit Matters.  Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which the Partnership or any ERISA Affiliate contributes or is a participating employer (collectively, the “Partnership Benefit Plans”).  With respect to each Partnership Benefit Plan, the Partnership has delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Partnership Benefit Plan.
(a)          Each Partnership Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable
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controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Each Partnership Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Partnership Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Partnership Benefit Plan that is a group health plan.
(c)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Partnership Benefit Plan (or related trust or held in the general assets of the Partnership or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Partnership Benefit Plan or accrued in accordance with the past custom and practice of the Partnership and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Partnership Benefit Plan that is an Employee Welfare Benefit Plan.
(d)          Each Partnership Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e)          No Partnership Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by the Partnership or any ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f)          None of the Partnership Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by the Partnership or an ERISA Affiliate.
(g)          Each Partnership Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Neither the Partnership nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
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(h)          There are no unresolved claims or disputes under the terms of, or in connection with, any Partnership Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
(i)          With respect to each Partnership Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of the Partnership, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Partnership Benefit Plan that would subject the Partnership or any ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          Neither the Partnership nor, to the Knowledge of the Partnership, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Partnership Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Partnership Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Partnership, threatened, and to the Knowledge of the Partnership, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
(iv)          Neither the execution and delivery of this Agreement or any other Transaction Document to which the Partnership is a party nor the Matrix Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Partnership; (ii) materially increase any benefits otherwise payable by the Partnership; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(v)          No Partnership Benefit Plan is funded with or allows for payments or distributions in any employer security of the Partnership, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(j)          For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i)          “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or
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fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii)          “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
(iii)          “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
Section 4.20          Employment Matters.
(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of the Partnership as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Partnership is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Partnership, and, to the Partnership’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, to the Knowledge of the Partnership, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Partnership or any of its employees.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Partnership, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Partnership as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect. All employees of the Partnership classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be
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expected to have a Partnership Material Adverse Effect. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against the Partnership pending, or to the Partnership’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Partnership, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 4.21          Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Partnership have been, or will be, timely filed. All Taxes due and owing by the Partnership (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Partnership has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where the Partnership does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Partnership.
(e)          The amount of the Partnership’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Financial Statements. The amount of the Partnership’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of the Partnership (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 4.21(f) of the Disclosure Schedules sets forth:
(i)          the taxable years of the Partnership as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
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(g)          All deficiencies asserted, or assessments made, in writing against the Partnership as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Partnership is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Partnership has delivered to Royale copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Partnership for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Partnership.
(k)          The Partnership is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Partnership.
(m)          The Partnership has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  The Partnership has no Liability for Taxes of any Person (other than the Partnership) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)          The Partnership will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
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(o)          The Partnership has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          The Partnership is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, the Partnership has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          The Partnership is not an investment company as defined in Section 351(e)(1) of the IRC.
(s)          The Partnership is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 4.22          Books and Records.  The minute books and stock record books of the Partnership, all of which have been made available to Royale, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Partnership contain accurate and complete records of all meetings, and actions taken by written consent of, the partners of the Partnership, the Matrix Board or committee thereof when acting on behalf of the Partnership as general partner of the Partnership, and no meeting, or action taken by written consent, of any such partners, Matrix Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Escrow Closing and at the Closing, all of those books and records will be in the possession of the Partnership.
Section 4.23          Related Party Transactions.  Section 4.23 of the Disclosure Schedules lists all Contracts between the Partnership and any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Partnership.
Section 4.24          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Partnership Related Document based upon arrangements made by or on behalf of the Partnership.
Section 4.25          Legal Proceedings.  There are no Actions pending or, to the Partnership’s Knowledge, threatened against or by the Partnership or any of its Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Partnership, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
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Section 4.26          Proxy Statement.  None of the information with respect to the Partnership that the Partnership or any of its Representatives furnishes in writing to Royale expressly for use in the Registration Statement, will, at the date the Registration Statement is first mailed to Royale’s stockholders or at the time of the Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Partnership with respect to any other statements made or incorporated by reference in the Registration Statement.
Section 4.27          No Other Representations or Warranties  Except for the representations and warranties contained in this ARTICLE IV (giving effect to the Matrix Disclosure Schedules) and in the Letter of Transmittal submitted by each Partner in connection with the Exchange, neither the Partners nor the Partnership makes any representation or warranty, express or implied on behalf of or concerning the Partnership or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
Representations and Warranties of Royale and the Parent
Except as set forth in the correspondingly numbered Section of the Royale Disclosure Schedules, Royale and Parent, jointly and severally represent and warrant to the Partners that the statements contained in this are true and correct as of the date hereof.
Section 5.01          Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Royale Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02          Authority; Board Approval.
(a)          Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Merger Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of the Merger Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement, the Merger Agreement and any Ancillary Document to which
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they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange, the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement, the Mergers and the Ancillary Documents, and to approve and consummate the Exchange, the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When the Merger Agreement and each Ancillary Document to which each Royale Party is or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that the Merger Agreement and the transactions contemplated hereby and thereby, including the Exchange and the Mergers, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted the Mergers, subject to the terms hereof, the Section 351 Plan, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to its respective stockholders for adoption, and (iv) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in the Merger Agreement and directed that such matter be submitted for consideration of the Stockholders.  In addition, the respective boards of directors of each of Royale and Parent have, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, (w) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of its respective stockholders, (x) approved and adopted this Agreement, subject to the terms hereof, the Section 351 Plan, (y) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, and (z) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to its respective stockholders for consideration and approval with the
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recommendation of the respective board of directors that such stockholders adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
Section 5.03          No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Royale Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Royale Party; or (c) except as set forth in Section 5.03 of the Royale Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04          Capitalization.
(a)          The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which [___________] shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 10,000,000 shares of Royale Preferred Stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(c)          The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d)          The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(e)          Section 5.04(e) of the Royale Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Preferred Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
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(f)          Except as set forth in Section 5.04(f) of the Royale Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(g)          Except as set forth in Section 5.04(g) of the Royale Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.
(h)          All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(h) of the Royale Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
(i)          No outstanding Royale Common Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(j)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which any Royale Party was then was a party and in compliance with applicable Law.
Section 5.05          No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06          SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Royale Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by
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reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and present fairly, in all material respects, the financial position of Royale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07          Undisclosed Liabilities.  The Royale Parties have no Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b)          except as disclosed on Section 5.08 of the Royale Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 5.09          Royale Material Contracts.  Section 5.09 of the Royale Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as
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to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Royale Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.
Section 5.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each Royale Party and its Subsidiaries has such Rights of Way from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December
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31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c) of the Royale Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(e) of Royale Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(g)          Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps,
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hedges, futures or similar instruments.  Section 5.10(g) of the Royale Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, as of the date hereof, no Royale Party is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 5.10(h) of the Royale Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(i)          Except as set forth on Section 5.10(i) of the Royale Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 5.10(j) of the Royale Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 5.10(i) of the Royale Disclosure Schedules.
Section 5.11          Intellectual Property.
(a)          Section 5.11(a) of the Royale Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
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(c)          Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(d)          To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12          Insurance.  Section 5.12 of the Royale Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of Royale Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of the Royale Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Royale Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any Royale Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and have
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not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
Section 5.13          Legal Proceedings; Governmental Orders.
(a)          There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Royale Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14          Compliance With Laws; Permits.
(a)          Except as set forth in Section 5.14(a) of the Royale Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15          Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16          Employee Benefit Matters.
(a)          Section 5.16 of the Royale Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most
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recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
(b)          Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(d)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(e)          Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(f)          No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(g)          None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(h)          Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No
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Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(i)          There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(j)          With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(k)          Neither the execution and delivery of this Agreement or any Ancillary Document to which the Royale Parties are a party, nor the Merger, the Exchange or any Other Exchange will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(l)          No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
Section 5.17          Employment Matters.
(a)          Section 5.17(a) of the Royale Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on
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a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, the Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Royale Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18          Taxes.  Except as set forth in Section 5.18 of the Royale Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
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(b)          The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.
(e)          The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i)          the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
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(k)          The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m)          Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(n)          The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
(o)          Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
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(s)          Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
(t)          None of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
Section 5.19          Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.
Section 5.20          Related Party Transactions.  Section 5.20 of the Royale Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21          Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
Section 5.22          Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23          Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.03, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or
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incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24          Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V (giving effect to the Royale Disclosure Schedules), neither Royale nor Parent makes any representation or warranty, express or implied on behalf of any Royale Party or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
Certain Covenants and Agreements of Parent, Royale and the Partners
The Partnership and the Partners further agree with the Parent and Royale, and Royale and Parent further agree with the Partnership and the Partners, that from the date hereof through the Closing Date:
Section 6.01          Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each of their respective business organizations and to preserve the rights, franchises, goodwill and relationships of the respective employees, customers, lenders, suppliers, regulators and others having business relationships with such business organizations. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall:
(a)          preserve and maintain all of its Permits;
(b)          pay its debts, Taxes and other obligations when due;
(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)          not (i) amend or propose to amend the Partnership Charter Documents, with respect to The Partnership, or the Royale Charter Documents, with respect to Royale, (ii)  split, combine, subdivide or reclassify any their outstanding capital stock, partnership interest or any other securities, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any securities, except for (A) dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, (B) with respect to the Partnership, distributions in the amount necessary for any Tax obligations of the
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Partners, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any capital stock, partnership interest or any other securities or any rights, warrants or options to acquire any such securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e)          not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any of its or their capital stock, partnership interest or any other securities or any options, warrants or rights to acquire any of its or their securities or any security convertible into or exchangeable for its or their securities, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or the Partnership, as applicable, or their respective Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules, (C) dispositions of obsolete or worthless assets, and (D) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f)          not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Partnership Benefit Plans, with respect to the Partnership, or Royale Benefit Plans, with respect to Royale, incentive plans, or any additional capital stock, partnership interest or any other securities (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any securities, or of any debt or equity securities convertible into or exchangeable for its capital stock, partnership interest or any other securities, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or Royale, respectively, or any of its applicable Subsidiaries; except each of Royale and the Partnership may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
(g)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Matrix Financial Statements (or the notes thereto) or the Royale Financial Statements (or the notes thereto);
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(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i)          except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
(j)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k)          defend and protect its properties and assets from infringement or usurpation;
(l)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)          maintain its books and records in accordance with past practice;
(n)          comply in all material respects with all applicable Laws; and
(o)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08, with respect to Partnership, or described in Section 5.08, with respect to Royale, to occur.
Section 6.02          Access to Information; Confidentiality; No-Shop.
(a)          Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, and sources of financing reasonable access during normal business hours with reasonable notice, throughout the period from the date hereof until the Closing, to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
(b)          Royale, Matrix and the Partnership shall comply with, and shall cause their respective Representatives to comply with, their respective obligations under the letter of intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”) with respect to the treatment of Confidential Information (as defined in the Letter of Intent).  During the Exclusive Period (as defined in the Letter of Intent), the Partnership will comply with its obligations under
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the no-shop provisions of Section 2 thereof, and Royale will comply with its obligations under the no-shop provisions of Section 3 thereof; provided that following public announcement of a proposed Transaction (as defined in the Letter of Intent) involving Royale and the Partnership, the provisions of the Letter of Intent restricting disclosure of the fact that the parties are in discussions regarding a Transaction shall no longer apply.
Section 6.03          Registration Statement; Approval by Royale’s Stockholders.
(a)          Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Exchange Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale, with the cooperation of the Partnership, shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger and the Exchange.
(b)          Without limiting the generality of the foregoing, the Partnership and Matrix will furnish Royale the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Registration Statement. Royale shall not file the Registration Statement or any amendment or supplement thereto without providing the Partnership a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Royale).  Each of the parties shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c)          Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders or partners, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 6.03. Royale shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Registration Statement as promptly as practicable after receipt thereof and to cause the Registration Statement in definitive form to be cleared by the SEC and mailed to Royale’s stockholders as promptly as reasonably practicable following filing with the SEC. Royale shall as soon as reasonably practicable (i) notify the Partnership of the receipt of any comments from the SEC with respect to the Registration Statement and any request by the SEC for any amendment to the Registration Statement or for additional information and (ii) provide the Partnership with copies of all written correspondence between Royale and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Royale and the Partners as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.
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(d)          Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock and Royale Preferred Stock, if any, in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock and the Royale Preferred Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock and Royale Preferred Stock, if any, required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as the Partnership shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.03(d) shall be subject to advance review and reasonable approval by Matrix as general partner on behalf of the Partnership.  Royale shall keep the Partnership updated with respect to proxy solicitation results as requested by Matrix.  Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.04          Approval of the Partnership and the Partners.
(a)          Subject to the terms set forth in this Agreement, the Partnership and Matrix shall take all action necessary to seek the written consent of the Partners to approve this Agreement and related transactions (the “Requisite Partners’ Consent”) in accordance with the requirements of the Partnership Charter Documents and the CULPA on or before the time of the Royale Stockholders Meeting, and, in connection therewith, the Partnership shall mail the Proxy Statement/Prospectus to the Partners as soon as reasonably practicable after the date of this Agreement. The Partnership shall use reasonable best efforts to (i) solicit consents from the Partners, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Exchange, and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of the Partners required by applicable Law to obtain such approval. All materials submitted to the Stockholders in accordance with this Section 6.04(a) shall be subject to Royale’s advance review and reasonable approval.  The Partnership and Matrix shall keep Royale updated with respect to the consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Partnership shall not be required to deliver or continue solicitation of consents from the Partners if this Agreement is terminated before the Royale Stockholders Meeting is held.
Section 6.05          Certain Pre-Merger Actions of Royale Parties.
(a)          Parent and Royale.  Royale will take all action necessary to cause each of Parent, Royale and each of their Subsidiaries to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement. Until the
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Closing, Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the Merger Agreement and the performance of its obligations reasonably related to such agreements.
(b)          Royale Energy Direct Working Interest Trust.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned subsidiary of Royale for the benefit of the third party working interest holders.
Section 6.06          Notice of Certain Events.
(a)          From the date hereof until the Closing, the Partnership shall promptly notify Royale in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Partners hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.02 to be satisfied;
(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to Matrix’s Knowledge, threatened against, relating to or involving or otherwise affecting Matrix that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)          From the date hereof until the Closing, Royale shall promptly notify the Partnership in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
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(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(c)          The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.07          Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by Matrix (on behalf of itself, the Partnership and certain other Matrix LPs) and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08          Governmental Approvals and Consents.
(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
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(b)          The Partnership and Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.
(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)          avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Matrix or the Royale Parties and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, the Partnership or Royale or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale, the Partnership or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Partnership Material Adverse Effect or a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Royale, Matrix, the Partnership or their respective stockholders or partners, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
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Section 6.09          Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.10          Subsequent Filings.  Until the earlier of the Closing Date or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
Section 6.11          Stockholder Litigation.  Royale shall promptly advise Matrix orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep the Partnership fully informed regarding any such shareholder litigation. Royale shall give Matrix the opportunity to consult with Royale regarding the defense or settlement of any such shareholder litigation, shall give due consideration the advice of the Partnership with respect to such shareholder litigation.
Section 6.12          Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Matrix, the Partnership, any of the Royale Parties, this Agreement, the Merger or any transaction contemplated by hereby or thereby, then each of the Partnership and the Royale Parties shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.13          Listing on National Securities Exchange.  Royale, Parent and Matrix shall each use their reasonable best efforts to have the Parent Common Stock to be issued in connection with the Exchange and the Merger ( as well as the Parent Common Stock to be issued upon the other LP Exchanges, conversion of the Series B Preferred Stock which is to be issued in connection with the Preferred Exchange, and Parent Common Stock to be issued upon exercise of outstanding warrants and options to purchase Royale Common Stock), upon effectiveness of the Royale Merger, listed or approved for listing upon notice of issuance on a national securities exchange.
Section 6.14          Further Assurances.  Each party shall, at any time and from time to time after the date hereof, upon reasonable request by another party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the party hereunder, or to
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vest, perfect or confirm of record or otherwise, the equity interests assigned in connection with the Exchange.
Section 6.15          Reserved.
Section 6.16          Certain Tax Matters.
(a)          Parent, Royale, Matrix and the Partnership shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the I.R.C., and before or after the Closing, none of Parent, Royale, Matrix or the Partnership shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the I.R.C.
(b)          Parent, Royale, Matrix and the Partnership shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.
(c)          Royale and the Partnership shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 7.02(g) and 7.03(f).
(d)          Officers of Royale and Matrix, as general partner of the Partnership, shall execute and deliver, respectively, to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including (i) prior to the time the Registration Statement is declared effective by the SEC, (ii) prior to the Matrix Merger Effective Time and the Royale Merger Effective Time, and (iii) prior to Closing (if not Closing does not occur substantially concurrently with such merger effective times), in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 7.02(g) and 7.03(f).  Each of Royale and Matrix shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.16.
(e)          For federal income tax purposes, Parent, Royale, Matrix and the Partnership shall treat:
(i)          the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii)          the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii)          the Matrix LP Holders (including the Partners) as the owners of their respective limited partnership interests in the Matrix LPs surrendered by them in the
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LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(iv)          the holders of the Matrix Preferred Interests as the owners of their respective Matrix Preferred Interests surrendered by them in the Preferred Exchange through the close of the Closing Date for the Preferred Exchange Agreement;
(v)          the Matrix Operator Holders as the owners of the shares of capital stock of Matrix Operator surrendered by them in the Matrix Operator Stock Exchange through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement;
(vi)          each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii)          the Matrix Operator as an S corporation through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following such Closing Date.
Section 6.17          Matrix Senior Indebtedness.  Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”, among Matrix, Matrix Operator and the Matrix LPs (including the Partnership), as borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix and the Partnership under the Matrix Senior Indebtedness and any related loan and security documents.  In the alternative, Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to cause all obligations with respect to the Matrix Senior Indebtedness to be paid in full pursuant to the terms thereof; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale, Matrix and the Partnership.
Section 6.18          Consents to Transfer of MI LP Interests.  Each of the Partners who, collectively, are all of the Class A Limited Partners and general partners of the Partnership, hereby consents to the sale, assignment and transfer of all of the MI LP Interests pursuant to the terms of this Exchange Agreement and agrees that the Parent, as transferee of all of the MI LP Interests, shall, upon consummation of such assignment, be admitted as a substituted limited partner of the Partnership, with all of the rights and privileges of each limited partner assigning such interest to Parent, and each Partner hereby waives all notice, rights of first offer or first refusal and all other rights whatsoever to deny, object, delay, approve, or take any other action with respect to the assignment of the MI LP Interests pursuant to the terms of this Exchange Agreement or the admission of Parent as a Class A Limited Partner of the Partnership.  Each Partner further consents and agrees that the sale, assignment and transfer of all of the MI LP
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Interests pursuant to the terms of this Exchange Agreement shall not cause (and shall be deemed not to cause) the termination or dissolution of the Partnership or to trigger the right of any person to elect the termination or dissolution of the Partnership, and that the Partnership shall continue in full force and effect following the Exchange in accordance with terms of its Partnership Charter Documents, with Parent as substituted Class A Limited Partner and Matrix continuing as general partner of the Partnership.
Section 6.19          Release to be Effective upon Closing.  Effective upon Closing, and without further action on the part of any party or other person,
(a)          each Partner does hereby (i) release, acquit and forever discharge the Partnership from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Partnership in connection with the obligations or liabilities of the Partners hereunder; (ii) waive all breaches, defaults or violations of any agreement applicable to its MI LP Interest and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any partnership interest of the Partnership and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.
(b)          the Partnership does hereby i) release, acquit and forever discharge each Partner from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from each Partner in connection with the obligations or liabilities of the Partnership or any obligations or liabilities of the Partners to the Partnership; (ii) waive all breaches, defaults or violations of any agreement applicable to such Partner’s MI LP Interest and agrees that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all redemption, repurchase rights, rights of first refusal or other rights to acquire any partnership interest of any Partner and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such rights.
ARTICLE VII
Tax Matters
Section 7.01          Tax Covenants.
(a)          Without the prior written consent of Royale, prior to the Closing, the Partnership, its Representatives and the Partners shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Partnership or Parent in respect of any Post-Closing Tax Period.
(b)          Without the prior written consent of the Partnership, prior to the Closing, Royale, its Representatives and the Royale Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to
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take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Royale or Parent in respect of any Post-Closing Tax Period.
(c)          The Royale Parties and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns or other documents with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) that are required or permitted to be filed on or before the Closing.  Each of the Royale Parties and the Partnership shall pay, without deduction from any amount payable to the Partners or the Royale Stockholders and without reimbursement from the other party, any such Taxes or fees imposed on it which become payable in connection with the Mergers.
Section 7.02          Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Partnership shall be terminated as of the Closing Date. After such date neither the Partnership nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03          Tax Returns.
(a)          The Partnership shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Partnership after the Closing Date with respect to a Pre-Closing Tax period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Partner Representative (together with schedules, statements and, to the extent requested by Partner Representative, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Partner Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 20 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Partner Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Partner Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by mutually acceptable nationally recognized accounting firm (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The
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costs, fees and expenses of the Independent Accountant shall be borne by Parent. The preparation and filing of any Tax Return of the Partnership that does not relate to a Pre-Closing Tax period or Straddle Period shall be exclusively within the control of Parent.
(c)          For purposes of this ARTICLE VII, Johnny Jordan shall be the “Partner Representative” unless he earlier resigns or retires from such position, at which time a new Partner Representative shall be appointed by the Partners formerly owning a majority of the  Percentage Interest in the Partnership.
(d)          None of Parent, Royale, and the Partnership and their respective Affiliates shall file any amended return, carryback claim, or other adjustment request with respect to Royale, the Partnership, the Matrix LPs, the Matrix Operator, or Matrix Pipeline, L.P. for any Pre-Closing Tax period unless such action is required by Law or Governmental Order or unless such action is undertaken pursuant to the written consent of Royale and the Partner Representative, which consent shall not be unreasonably withheld or delayed.
Section 7.04          Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05          Contests.  Parent agrees to give written notice to Partner Representative of the receipt of any written notice by the Partnership, Parent or any of Royale’s Affiliates which involves the assertion of any claim, or the commencement of any Action, with respect to Taxes for a Pre-Closing Tax period (a “Tax Claim”).
Section 7.06          Cooperation and Exchange of Information. The Partner Representative, the Partnership and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Partnership. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Partner Representative, the Partnership and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Partnership for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in
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writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Partnership for any taxable period beginning before the Closing Date, Partner Representative, the Partnership or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
ARTICLE VIII
Conditions to Closing
Section 8.01          Conditions to Obligations of All Parties.
The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)          This Agreement and the Exchange and shall have been duly adopted and approved by the Requisite Partners’ Consent and the Other Exchanges shall have been duly adopted and approved by the Other Exchange Approvals.
(b)          This Agreement, the Royale Merger, the Matrix Merger and the issuance of Parent Common Stock pursuant to (i) the Royale Merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreements, (iv) the Matrix Operator Stock Exchange Agreement, and (v) the Preferred Exchange Agreement, shall have been duly adopted and approved by the Requisite Royale Vote, the Requisite Matrix Vote and the Requisite Exchange Approvals in accordance with the CCC, TBOC and the DGCL, as applicable.
(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e)          the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, and the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
(f)          the Partnership shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance
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reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(g)          Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and the Partnership, and no such consent, authorization, order and approval shall have been revoked.
(h)          All conditions to the Mergers have been satisfied or waived by the parties.
Section 8.02          Conditions to Obligations of Royale and Parent. The obligations of Royale and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25, the representations and warranties of the Partnership contained in this Agreement, the Partner Related Documents, the Partnership Related Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Partnership Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Partnership Material Adverse Effect, as so qualified) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25,, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Partnership shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Partnership Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Partnership shall have performed such agreements, covenants and conditions, as so qualified.
(c)          No Action shall have been commenced against any of the Royale Parties, the Partnership or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
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(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Partnership Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Partnership Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Partnership Material Adverse Effect.
(f)          The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.
(g)          Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that (i) the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion described in this Section 8.02(g), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
(h)          The Partnership shall have delivered each of the closing deliverables set forth in Section 8.04(a).
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.17.
(j)          Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock in connection with the Matrix Merger.
Section 8.03          Conditions to Obligations of Matrix.  The obligations of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Partnership’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section
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5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f)          Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger and the Exchanges will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
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(g)          Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h)          Royale shall have an aggregate cash balance in excess of 65% of its deferred drilling obligation immediately prior to the Closing Date.
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been paid off in accordance with Section 6.17.
(j)          No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.
(k)          Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Royale Common Stock in connection with the Royale Merger or any of the Exchanges.
Section 8.04          Closing Deliverables.
(a)          At or prior to the Escrow Closing, the Partnership shall deliver to Royale or, if otherwise provided below, to the Escrow Agent, the following, as provided below:
(i)          a certificate, dated the Closing Date and signed by a duly authorized officer of the general partner of the Partnership that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(ii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying (1) all resolutions adopted by the Matrix Board authorizing the execution, delivery and performance of this Agreement by Matrix, as general partner of the Partnership, and consummation of the transactions contemplated hereby, (2) that each of the Partners has executed and delivered the Requisite Partners’ Consent, that all resolutions of the Matrix Board and all authorizations provided by each Partner in connection with the Requisite Partners’ Consent are in full force and effect without modification or amendment;
(iii)          a partnership certificate representing all of the outstanding MI LP Interests and properly executed and completed Letters of Transmittal with respect thereto, in the form attached to Exhibit D (“Letters of Transmittal”), shall be delivered by the Partners to the Escrow Agent.  In addition, the Partners shall execute and deliver to
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Royale, and shall cause the Partnership to execute and deliver to Royale, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Partnership or its Partners at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under this Agreement.
(iv)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying the names and signatures of the officers of the general partner authorized to sign this Agreement, the Partnership Related Documents and the other documents to be delivered hereunder and thereunder;
(v)          a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Partnership is organized;
(vi)          the Section 351 Plan;
(vii)          certificates of non-foreign status delivered by each Partner of the Partnership under Section 1445 of the IRC; and
(viii)          such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)          At the Closing, Royale shall deliver to the Partnership (or such other Person as may be specified herein) the following:
(i)          instructions to Royale’s transfer agent to issue and deliver to the Partners the Exchange Consideration to be issued as provided in ARTICLE II;
(ii)          instructions to Royale’s transfer agent to issue and deliver to the holders of Matrix Preferred Interests the Preferred Exchange Consideration;
(iii)          evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.17;
(iv)          a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
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(vi)            certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii)          evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);
(viii)          the Section 351 Plan;
(ix)          employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer,  Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x)          certificates or other evidence reasonably satisfactory to the Partnership confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi)          such other documents or instruments as the Partnership reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(c)          At the Closing, provided that (i) the conditions of this ARTICLE VIII have been fulfilled to the reasonable satisfaction of each Party entitled to satisfaction thereof, and(ii) each of the deliveries required by Section 8.04(a) and Section 8.04(b) have been made in accordance with such requirements, Royale and the Partnership shall provide joint written instructions to the Escrow Agent to release and deliver to Royale or its designee all of the Letters of Transmittal and partnership certificates held in escrow by Escrow Agent pursuant to the Escrow Agreement.
ARTICLE IX
Termination
Section 9.01          Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)          by the mutual written consent of the Partnership and Royale;
(b)          by Royale by written notice to the Partnership if:
(i)          no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Partnership pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Partnership within 30 days of the Partnership’s receipt of written notice of such breach from Royale; or
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(ii)          any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by March 31, 2017  (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)          by the Partnership by written notice to Royale if:
(i)          the Partnership is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from the Partnership; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Partnership to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)          by either Royale or the Partnership if:
(i)          the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.
(ii)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii)          this Agreement has been submitted to the stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof);
(iv)          this Agreement has been submitted to the stockholders of Matrix for adoption at a duly convened Matrix Stockholders Meeting (or as a written consent in lieu of such meeting) and the Requisite Matrix Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by such written consent; or
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(v)          this Agreement has been submitted to the Partners of the Partnership for adoption and the Requisite Partners’ Consent shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by a written consent.
Section 9.02          Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties or the Partnership, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a)          Royale and the Partnership shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the Letter of Intent, which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b)          as set forth in this ARTICLE IX, and ARTICLE X hereof; and
(c)          that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Royale and Matrix shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
Section 10.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to the Partnership:	Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C

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Santa Barbara, CA 93101
E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

If to Royale or Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: Jonathan@royl.com
Attention: Jonathan Gregory, Chief Executive Officer

with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually
74

acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06          Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent and the Partners at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or the Partners, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Partners (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by the Partners), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.09          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE
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SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.10          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been duly executed and delivered effective as of the date first hereinabove written.
PARENT:

 Royale Energy Holdings, Inc.

By_____________________
Name:
Title:

ROYALE:

Royale Energy, Inc.

By__________________________________
Name:
Title:

PARTNERSHIP:

Matrix Investments, L.P.
By: Matrix Oil Management Corporation

By:_________________________________
Name:
Title:

GENERAL PARTNER:
Matrix Oil Management Corporation

By:__________________________________
Name:________________________________
Title: ________________________________

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LIMITED PARTNERS:

 Jordan Enterprises Limited Partnership

 By:__________________________________
Name:________________________________
Title: ________________________________

Meeteetse Limited Partnership

By:__________________________________
Name:________________________________
Title: ________________________________

PEM Resources Limited Partnership

By:__________________________________
Name:________________________________
Title: ________________________________

Loren Enterprises, L.P.

By:__________________________________
Name:________________________________
Title: ________________________________

GROVES INVESTMENTS, LP

By:__________________________________
Name:________________________________
Title: ________________________________

JRS ENERGY INVESTMENTS, LLC
By:__________________________________
Name:________________________________
Title: ________________________________

78

Oakview Investments LP

By:__________________________________
Name:________________________________
Title: ________________________________

79

Exhibit A

LIST OF PARTNERS

[To be completed when Agreement is executed.]

80

Exhibit B

EXCHANGE CONSIDERATION

[Exchange Consideration: Number of shares of Parent Common Stock = Number of Royale shares outstanding on Merger Effective Date x Matrix Group Allocation of Matrix Investments, L.P.] [To be completed when Agreement is executed.]

81

Exhibit C

ESCROW AGREEMENT

[To be prepared when Agreement is executed.]

82

Exhibit D

LETTER OF TRANSMITTAL
[To be prepared when Agreement is executed.]

83

Exhibit E

SECTION 351 PLAN OF MERGER AND EXCHANGE

(See Exhibit 2.7 of the Registration Statement on Form S-4.)

84

Annex D
LP EXCHANGE AGREEMENT
with the holders of all
limited partnership interests of
MATRIX LAS CINEGAS LIMITED PARTNERSHIP,
a California limited partnership
dated as of [●]

AGREEMENT AND PLAN OF EXCHANGE
BY AND AMONG
ROYALE ENERGY HOLDINGS, INC.
AND
THE PARTNERS OF
OF
MATRIX LAS CIENEGAS LIMITED PARTNERSHIP

[                              ]

i

ii

iii

Section 10.08	Amendment and Modification; Waiver	75
Section 10.09	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	75
Section 10.10	Specific Performance	76
Section 10.11	Counterparts	76

Exhibits

Exhibit A          List of Partners
Exhibit B          Exchange Consideration
Exhibit C          Escrow Agreement
Exhibit D          Letter of Transmittal from Partners
Exhibit E          Form of Section 351 Plan of Merger and Exchange

iv

AGREEMENT AND PLAN OF EXCHANGE
This AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”) made effective as of [                              ], by and among ROYALE ENERGY, INC., a California corporation (“Royale”), ROYALE ENERGY HOLDINGS, INC., a Delaware corporation (the “Parent”), and EACH OF THE UNDERSIGNED PERSONS (the “Partners”), who, collectively, are all of the limited and general partners of MATRIX LAS CIENEGAS LIMITED PARTNERSHIP, a California limited partnership (the “Partnership”).  Defined terms used herein have the respective meanings set forth in ARTICLE I.
WHEREAS, Parent and the Partners desire to provide for the transfer by the Partners to Parent of the outstanding limited partnership interest of the Partnership in exchange for common stock of Parent (the “Exchange”), with Matrix Oil Management Corporation, a California corporation sole general partner of the Partnership (“Matrix”), remaining as the sole general partner of the Partnership following the Exchange;
WHEREAS, the Exchange is one of several related transactions involving the assignment of partnership interests of the Partnership to Parent in exchange for common stock of Parent (“Parent Common Stock”) as part of an overall plan to capitalize Parent; and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of Section 351 of the IRC;
WHEREAS, the parties to the Exchange desire to conclude the Exchange concurrently with and conditioned upon successful completion of certain other exchange transactions as well as successful completion of the merger of Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), with and into Matrix, with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent (the “Matrix Merger”).
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
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“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.
The Preferred Exchange Agreement with the holders of all preferred limited partnership  interests of Matrix Investments, L.P. in substantially the form attached as Exhibit A to the Merger Agreement (the “Preferred Exchange Agreement”);

B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached as Exhibit B to the Merger Agreement;
C.
The LP Exchange Agreement with the holders of all limited partnership interests (other than the Matrix Preferred Interests)  of Matrix Investments L.P., a California limited partnership in substantially the form attached as Exhibit C to the Merger Agreement (the “Matrix Investments LP Exchange Agreement”);

D.	This Agreement;
E.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership in substantially the form attached as Exhibit E to the Merger Agreement (the “Matrix Permian LP Exchange Agreement”);

F.
The Matrix Operator Stock Exchange Agreement with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation in substantially the form attached as Exhibit F to the Merger Agreement (the “Matrix Operator Stock Exchange Agreement”);

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix; and
H.	The Section 351 Plan in substantially the form attached hereto as Exhibit E.
“Applicable Effective Time” has the meaning set forth in Section 2.05.
“Audited Financial Statements” has the meaning set forth in Section 4.06.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.
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“Capital Stock Consideration” means, collectively, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Exchange Consideration, the other Matrix LP Exchange Consideration and the Matrix Operator Stock Exchange Consideration and the shares of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration.
 “CCC” means the California Corporations Code.
“Closing” has the meaning set forth in Section 3.03.
“Closing Date” has the meaning set forth in Section 3.03.
 “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.16.
“CULPA” means the California Uniform Limited Partnership Act of 2008, as amended from time to time.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix and Royale concurrently with the execution and delivery of this Agreement.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Pension Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Welfare Benefit Plan” is defined in Section 4.19(j)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation,
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discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Escrow Agent” has the meaning set forth in Section 3.01.
“Escrow Closing” has the meaning set forth in Section 3.01.
“Exchange” has the meaning set forth in first recital of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Consideration” has the meaning set forth in Section 2.02.
 “Exchanges” means the Exchange and the Other Exchanges. The Exchanges are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers and the Exchanges shall qualify as exchanges under the provisions of Section 351 of the IRC.
“Financial Statements” has the meaning set forth in Section 4.06.
“GAAP” means has the meaning set forth in Section 5.06.
“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence, was authorized to conduct business in its jurisdiction of organization or which govern its internal affairs, including, without limitation, its articles of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or
4

quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Independent Accountant” has the meaning set forth in Section 7.03.
 “Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and
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renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
“Interim Financial Statements” has the meaning set forth in Section 4.06.
“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer and (iii) when used with respect to the Partnership, the actual or constructive knowledge of any director or executive officer of the General Partner, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 6.02(b).
“Letter of Transmittal” has the meaning set forth in Section 8.04
“Liabilities” has the meaning set forth in Section 4.07.
“LP Exchange” means the exchange of all limited partnership interests (other than the Matrix Preferred Interests) in the respective Matrix LPs for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“LP Exchange Agreement” means the applicable agreement and plan of exchange concerning the exchange of all limited partnership interests (other than the Matrix Preferred Interests) of the specified Matrix LP for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“Material Contract” means, with respect to a Person, any of the following:
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A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;
B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule;

C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;

G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

7

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.
Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).
“Matrix” has the meaning set forth in the first recital.
“Matrix Board” means the board of directors of Matrix.
“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
“Matrix Consolidated Entities” has the meaning set forth in Section 4.06.
“Matrix Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Partners regarding Matrix and the other Matrix Consolidated Entities (if applicable) in connection with this Agreement.
“Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in
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machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Matrix Investments LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix LP Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix LP Holders will receive pursuant to the LP Exchange Agreements.
“Matrix LP Holders” means the holders of all limited partnership interests (other than the Matrix Preferred Interests) of the Matrix LPs.
“Matrix LPs” means, collectively, Matrix Investments L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership.
“Matrix Merger” has the meaning set forth in the recitals.
“Matrix Merger Consideration” means the number of shares of Parent Common Stock into which Matrix common stock converts in connection with the Matrix Merger determined in accordance with the Merger Agreement.
“Matrix Merger Effective Time” means the time the Matrix Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Matrix Merger Sub” has the meaning set forth in the recitals.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(d).
“Matrix Operator” means Matrix Oil Corporation, a California corporation.
“Matrix Operator Holders” means the holders of all outstanding shares of capital stock of Matrix Operator.
“Matrix Operator Stock Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
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“Matrix Operator Stock Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix Operator Holders will receive pursuant to the Matrix Operator Stock Exchange Agreement.
“Matrix Permian LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Pipeline” has the meaning set forth in Section 4.06.
“Matrix Preferred Interests” means all of the preferred limited partnership interest of Matrix Investments, L.P.
“Matrix Royalty” has the meaning set forth in Section 4.06.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.17.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Mergers” means, collectively, the Matrix Merger and the Royale Merger.
“Merger Agreement” means the Agreement and Plan of Merger dated as of November 30, 2016, among the Royale Parties and Matrix.
“MI LP Interests” has the meaning set forth in Section 2.01.
“Other Exchanges” means (i) the exchange of Parent Common Stock for (A) all limited partnership interests of Matrix Investments L.P. pursuant to the Matrix Investments LP Exchange Agreement, (B) all limited partnership interests of Matrix Permian Investments, LP pursuant to the Matrix Permian LP Exchange Agreement, (C) all capital stock of Matrix Operator pursuant to the Matrix Operator Stock Exchange Agreement, and (ii) the exchange of all Series B Preferred Stock for all Matrix Preferred Interests. The Other Exchanges are all of the Exchanges other than the Exchange (which concerns Parent and Matrix Las Cienegas Limited Partnership, a California limited partnership).
“Other Exchange Approvals” means the Requisite Exchange Approvals other than those required for the Exchange.
“Outside Date” has the meaning set forth in Section 9.01.
“Parent” has the meaning set forth in the preamble.
“Parent Common Stock” has the meaning set forth in the recitals.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
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“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Partner Related Document” has the meaning set forth in Section 4.02.
“Partner Representative” has the meaning set forth in Section 7.03.
“Partners” has the meaning set forth in the preamble.
“Partnership” has the meaning set forth in the preamble.
“Partnership Benefit Plans” has the meaning set forth in Section 4.18.
“Partnership Insurance Policies” has the meaning set forth in Section 4.14.
“Partnership Charter Documents” means the documents by which the Partnership and its respective subsidiaries established their legal existence, were authorized to conduct business in their jurisdiction of organization or which govern their internal affairs, including, without limitation, any articles of incorporation, articles of association, operating agreement, partnership agreement, bylaws or similar documents.
“Partnership Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Partnership and its Subsidiaries, taken as a whole, or (ii) the ability of the Partners or the Partnership  to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Partnership Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Partnership and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Partnership and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Partnership and its Subsidiaries conduct their businesses.
“Partnership Related Documents” has the meaning set forth in Section 4.02.
“Percentage Interest” means, at any time, the percentage of the aggregate MI LP Interests held by any holder as determined by the Partnership in accordance with the Partnership Charter Documents.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect
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thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured only by the property leased or purchased under such capital lease, equipment lease or purchase money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Taxes” means Taxes of Matrix for any pre-closing Tax period.
“Preferred Exchange” means the exchange of all Matrix Preferred Interests by the holders thereof for shares of the Parent’s Series B Preferred Stock pursuant to terms of certain definitive exchange agreements providing for execution of such exchange concurrently with consummation of the Mergers.
“Preferred Exchange Consideration” means each $10.00 of Matrix Preferred Interests (based on adjusted capital accounts of the holders) of Matrix Investments, L.P. outstanding immediately prior to the Matrix Merger Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Parent.
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“Preferred Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Property Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Proxy Statement/Prospectus” means the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated in the Merger Agreement.
“Registration Statement” means a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated in the Merger Agreement.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Exchange Approvals” mean, in the case of consummation of the Merger, receipt of the Requisite Matrix Vote, and with respect to the Exchanges, all consents, approvals or waivers required from the Matrix LP Holders, Matrix Operator Holders, the respective general partners of each Matrix LP and the holders of all Matrix Preferred Interests, to consummate each of the respective Exchanges.
“Requisite Matrix Vote” has the meaning set forth in Section 4.02(a).
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“Requisite Partners’ Consent” has the meaning set forth in Section 6.04.
“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Right of Way” is defined in Section 4.10.
“Royale” has the meaning set forth in the preamble.
“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Charter Documents” means the Governing Documents of each of the Royale Parties, respectively.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including all shares of common stock into which outstanding shares of Royale’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Convertible Notes” has the meaning set forth in Section 8.03.
“Royale Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Royale and Parent regarding the Royale Parties in connection with this Agreement.
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.12.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of
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Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger” means Royale Merger Sub shall be merged with and into Royale with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent.
“Royale Merger Consideration” means the number of shares of Parent Common Stock into which Royale Common Stock converts in connection with the Royale Merger determined in accordance with the Merger Agreement.
 “Royale Merger Effective Time” means the time the Royale Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Royale Merger Sub” means Royale Merger Sub, Inc., a California corporation and direct, wholly-owned Subsidiary of Parent.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Royale Parties” means Royale, Parent, Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent and Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent, together with each of their respective Subsidiaries.
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“Royale Preferred Stock” means the Series AA Convertible Preferred Stock of Royale.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock or Royale Preferred Stock.
“Royale Stockholders Meeting” has the meaning set forth in Section 6.03(d).
“SEC” has the meaning set forth in Section 6.03.
“SEC Reports” has the meaning set forth in Section 5.06.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit E.
“Series B Preferred Stock” means Series B 3.5% Convertible Preferred Stock of Parent.
“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TBOC” means the Texas Business Organizations Code, as amended from time to time.
“Union” has the meaning set forth in Section 4.19(b).
ARTICLE II
Agreement For Exchange; Closing
Section 2.01          Exchange of MI LP Interests for the Exchange Consideration.  The Partners hereby agree to assign, transfer and deliver to Parent all right, title and interest in and to all of the outstanding limited partnership interests of the Partnership (“MI LP Interests”) at Closing in exchange for the Exchange Consideration (as defined below) to be delivered by Parent.  Parent hereby agrees to pay, assign, transfer and deliver the Exchange Consideration to the Partners at Closing in accordance with this Agreement and such Exchange Consideration shall be allocated among the Partners in proportion to the respective Percentage Interest owned by each Partner as set forth in Exhibit B hereto.
Section 2.02          Aggregate Consideration from Parent.  The aggregate consideration to be delivered to the Partners by the Parent shall be the aggregate number of shares of Parent Common Stock, $0.001 par value per share, as set forth on an Exhibit B hereto for all of the MI LP Interests, which shall be allocated among the Partners in proportion to their Percentage Interest as set forth and provided on Exhibit B hereto (as applicable, the “Exchange Consideration”).
Section 2.03          Payment of Exchange Consideration.  Parent shall deliver 100% of the Exchange Consideration payable to each respective Partner against delivery by such Partner of a Letter of Transmittal together with all certificates representing such Partner’s MI LP Interest, conveying all of such Partner’s MI LP Interest to Parent at Closing.
Section 2.04          No Fractional Shares.  Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued pursuant to this Section 2.04.  If any Partner would otherwise be entitled hereunder to receive a fractional share of Parent Common Stock but for this paragraph, then the aggregate number of shares of Parent Common Stock that such Partner is entitled to receive will be (i) rounded up to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be equal to or greater than one-half (0.5) of one share, or (ii) rounded down to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be less than one-half (0.5) of one share, and such Partner will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
Section 2.05          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, in connection with the Royale Merger, Royale Shares issued and outstanding immediately prior to the Closing Date or Royale Merger Effective Time (other than Excluded Royale Shares under Section 3.01(b) of the Merger Agreement) which are held by a holder who
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has not voted in favor of adoption of this Agreement or the Merger Agreement and who has properly exercised appraisal rights of such Shares in accordance with Section 1301 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the Royale Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1300 of the CCC; provided, however, that if, after the Royale Merger Effective Time or Closing Date, as applicable (the “Applicable Effective Time”), such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1301 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 of the CCC, such Shares shall be treated as if they had been converted as of the Applicable Effective Time into the Royale Merger Consideration to the extent, if any, which such holder is entitled pursuant to Section 3.01 of the Merger Agreement without interest thereon. Royale shall provide the Partners with prompt written notice (which notice may be provided to Matrix on behalf of the Partners) of any demands which they receive for appraisal of any of their outstanding Shares in connection with the Mergers, any withdrawal of any such demand and any other demand, notice or instrument delivered to them prior to the Applicable Effective Time pursuant to the CCC that relates to such demand.
Section 2.06          Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Partnership or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing of the Exchange. This Section 2.06 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing of the Exchange.
ARTICLE III
Escrow; Closing
Section 3.01          Escrow Closing.  A closing into Escrow (“Escrow Closing”) will take place at the offices of Porter Hedges LLP in Houston, Texas, not less than two business days prior to the date of the special meeting date of shareholders of Matrix as set forth in the Proxy Statement/Prospectus mailed to Matrix shareholders in connection with the Matrix Merger, but in no event later than Outside Date; provided that each of the conditions precedent to the obligations of the parties to effect the Closing other than completion of the Matrix Merger are then satisfied or waived by the applicable party. At the Escrow Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent (“Escrow Agent”) under the Escrow Agreement set forth in Exhibit C hereto, the documents described in Section 8.04 below.  The parties may agree in writing on another date, time or place for the Escrow Closing.
Section 3.02          Delivery of MI LP Interest.  Prior to the Closing, the Parent will deliver to each of the Partners a Letter of Transmittal, in substantially the form attached hereto as Exhibit D, to be used by each Partner for surrendering to Parent certificates, if any, representing all the such Partner’s MI LP Interest in exchange for the right to receive the Exchange Consideration.  On the Escrow Closing Date, certificates for all of the MI LP Interest held by
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each Partner will be delivered by such Partner to the Escrow Agent in accordance with the Escrow Agreement for the benefit of the Parent together with properly completed and executed Letters of Transmittal.
(a)          It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any MI LP Interest may be made on or after the date hereof other than as provided herein.
(b)          The delivery of the Exchange Consideration to the Partners with respect to their respective Percentage Interests shall be deemed to be payment in full satisfaction of all rights, title and interests in and pertaining to the outstanding MI LP Interests.
Section 3.03          Exchange Closing.  Closing of the Exchange (the “Closing”) will occur concurrently with the Matrix Merger and as soon as practicable after the special meeting of Matrix shareholders to consider and vote upon the Matrix Merger (the “Closing Date”); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party.  The parties may agree in writing on another date, time or place for the Closing.  At the Closing, the parties will release or cause the Escrow Agent to release the escrowed documents from escrow to the parties designated to receive such documents under the Escrow Agreement, and Parent shall pay and deliver the Exchange Consideration to the Partners as prescribed in this Agreement.
ARTICLE IV
Representations And Warranties Of The Partners
Each Partner separately, and with respect only to his matters and circumstances, hereby represents and warrants to Royale and the Parent that the following statements are true and correct.
Section 4.01          MI LP Interest Ownership.  Exhibit A accurately sets forth the names of each Partner, the Percentage Interest owned by each Partner and the aggregate MI LP Interest.  Each Partner owns, beneficially and of record, with full power to vote, transfer and assign such Partner’s Percentage Interest set forth beside such Partner’s name on Exhibit A and such MI LP Interest so held by the Partners is free and clear of all liens, encumbrances and adverse claims whatsoever except as set forth on Exhibit A.
Section 4.02          Authority.
(a)          Partnership Authority.  The Partnership has the requisite corporate power or entity power and authority to enter into and perform its obligations under this Agreement and all documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Company (the “Partnership Related Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership of this Agreement and each Partnership Related Document to which it is a party and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Partnership.  Matrix has the requisite corporate power or entity power and authority to enter into and perform its obligations under the Merger Agreement and the Ancillary Documents to which it is a party and,
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subject to adoption of the Merger Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding shares of Matrix common stock (“Requisite Matrix Vote”), to consummate the transactions contemplated hereby.  No corporate, limited partnership or other proceedings on the part of the Partners or the Partnership are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange and the other transactions contemplated hereby other than the Requisite Partners’ Consent and execution and delivery of the Partner Related Documents. This Agreement and each Partnership Related Document has been duly executed and delivered by the Partnership, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Partnership Related Document to which the Partnership is or will be a party has been duly executed and delivered by the Partnership (assuming due authorization, execution and delivery by each other party thereto), such Partnership Related Document will constitute a legal and binding obligation of the Partnership enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          Recommendation of the Corporate General Partner.  The Matrix Board, as the board of directors of the sole general partner of the Partnership, pursuant to resolutions duly adopted by unanimous vote at a meeting of all directors of Matrix duly called and held and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of, the Partners, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, (iv) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to all limited partners of the Partnership for consideration and approval with the recommendation of the general partner that the limited partners of the Partnership adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
(c)          Partner Authority.  Each Partner has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Partners (each a “Partner Related Document”) and (ii) consummate the transactions contemplated herein and thereby.  This Agreement has been duly executed and delivered by each Partner and constitutes, and each Partner Related Document, when duly executed and delivered by each Partner who is a party thereto will constitute, legal, valid and binding obligations of such Partner enforceable against such Partner in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency,
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reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.03          No Conflicts; Consents.  The execution, delivery and performance by the Partnership and the Partners of this Agreement, the Partnership Related Documents and the Partner Related Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, the limited partnership agreement or other Partnership Charter Documents, or any provision of the certificate of incorporation, by-laws or other organizational documents of the corporate general partner of the Partnership; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Partnership; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which the Partnership is a party, other than, in the case of clauses (b) and (c) of this Section 4.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a the Partnership Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Partnership or any Partner in connection with the execution, delivery and performance of this Agreement, the Partnership Related Documents and the Partner Related Documents, or in connection with the consummation of the transactions contemplated hereby and thereby.
Section 4.04          Capitalization.
(a)          Registered Owners of MI LP Interests. Section 4.04 of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any MI LP Interests and the Percentage Interest owned by such Person. Except for the general partnership interest held by Matrix and the MI Partnership Interests held by the other Partners, there are no outstanding partnership interests of any kind, and no other equity interest or ownership rights whatsoever, with respect to the Partnership which are held by any Person; and
(b)          No Outstanding Options, Warrants or Rights. Except as disclosed on Section 4.04(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Partnership is authorized or outstanding, and (ii) there is no commitment by the Partnership to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Partnership or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions or dividends payable with respect to any MI LP Interests.
(c)          Due Authorization; No Encumbrances. All issued and outstanding MI LP Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Partnership Charter Documents or any agreement to which the Partnership is a party; and (iii) free of any Encumbrances created by the Partners or the
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Partnership in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Partnership’s lenders as listed on Section 4.04(c) of the Disclosure Schedules. All issued and outstanding MI LP Interests were issued in compliance with applicable Law.
(d)          No Purchase, Participation or Phantom Interest Rights. No outstanding MI LP Interests are subject to vesting or forfeiture rights or repurchase by the Partnership. There are no outstanding or authorized partnership interest appreciation rights, distribution or dividend equivalent rights, phantom stock or partnership interest rights, profit participation rights or other similar rights with respect to the Partnership or any of its securities.
(e)          Compliance of Prior Distributions and Redemptions. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Partnership were undertaken in compliance with the Partnership Charter Documents then in effect, any agreement to which the Partnership then was a party and in compliance with applicable Law.
(f)          No Amounts Due from Partners. No amounts are due or payable to the Partnership from any of the Partners that will not be satisfied pursuant to Section 6.19.
Section 4.05          Subsidiaries.  Section 4.05 of the Disclosure Schedules sets forth a list of Persons in which the Partnership has or owns any interest in any shares or has an ownership interest.
Section 4.06          Financial Statements.  Complete copies of Matrix’s consolidated audited financial statements consisting of the consolidated balance sheets of Matrix, the Matrix LPs, Matrix Operator, Matrix Pipeline, LP (“Matrix Pipeline”), a California limited partnership and Subsidiary of Matrix Operator as the general partner and Matrix Las Cienegas Limited Partnership as the sole limited partner, and Matrix Royalty, LP, a Texas limited partnership and entity excluded from the transactions contemplated by the Merger Agreement (“Matrix Royalty” and, together with Matrix, the Matrix LPs, Matrix Operator and Matrix Pipeline, the “Matrix Consolidated Entities”), as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Matrix Consolidated Entities as at September 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the  six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Royale. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Matrix Consolidated Entities, and present fairly, in all material respects, the financial position of Matrix as of the respective dates they were prepared and the results of the operations of Matrix for the periods indicated. The balance sheet of the Matrix Consolidated Entities as of December 31, 2015, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Matrix Consolidated Entities as of September 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the
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“Interim Balance Sheet Date”. Matrix maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.07          Undisclosed Liabilities.  The Partnership has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except, in the case of the Partnership (a)  those which are accrued, adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 4.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Partnership and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Partnership Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect; or
(b)          except as disclosed on Section 4.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 4.09          Material Contracts.  Section 4.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which the Partnership is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of the Partnership are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 4.09 of the Disclosure Schedules, the Partnership is not, and the Partnership has no Knowledge that any other party thereto is, in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of the Partnership by the Partnership or, to the Knowledge of the Partnership, by any other party thereto.  The Partnership has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of the Partnership that has not been fully remedied and withdrawn.
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Section 4.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership each respectively owns and has either good and valid title in fee or a valid leasehold interest, Right of Way (defined below) or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Partnership Material Effect, all leases, Rights of Way or other agreements under which the Partnership or any of its Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Partnership or any of its Subsidiaries and, to the Knowledge of the Partnership, the counterparties thereto, in accordance with their respective terms, and neither the Partnership nor any of its Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each of the Partnership and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  Each of the Partnership and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  All pipelines owned or operated by the Partnership are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Partnership, Matrix Operator, Matrix or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Partnership Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and its Subsidiaries, as applicable, have defensible title to all of the Property Interests forming the basis for the reserves reflected in the Audited Financial Statements except for such Property Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Partnership Material Adverse Effect or as set forth on Section 4.10(c) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Property Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or, preferential rights to purchase Hydrocarbons and neither the Partnership nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not
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reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Property Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Partnership and its Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Partnership and its Subsidiaries or otherwise associated with the Property Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.  No well owned, leased, operated or used by the Partnership or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Property Interests operated by the Partnership and its Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Partnership Material Adverse Effect. None of the Interests of the Partnership or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Partnership Material Adverse Effect.  Except as set forth on Section 4.10(e) of Disclosure Schedules, none of the Property Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the Summary Projection of Reserves and Revenues as of March 31, 2016, of the Partnership, with run date June 10, 2016, a correct and complete copy of which the Partnership has made available to Royale prior to the date of this Agreement.
(g)          Except as set forth on Section 4.10(g) of the Disclosure Schedules, the Partnership is not engaged in any oil, natural gas or other futures or options trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.10(g) of the Disclosure Schedules sets forth obligations of the Partnership for the delivery of Hydrocarbons attributable to any of the Property Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 4.10(g) of the Disclosure Schedules, as of the date hereof, the Partnership is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
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(h)          Except as provided in Section 4.10(h) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of the Partnership, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Partnership or any of its Subsidiaries within one year of the Closing Date in any of the Property Interests or any of the contracts governing any of the Property Interests.
(i)          Except as set forth on Section 4.10(i) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Property Interests contain any minimum volume or throughput provisions or require the Partnership or any of its Subsidiaries to pay for services regardless of whether the Partnership or any of its Subsidiaries delivers such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 4.10(j) of the Disclosure Schedules, none of the Contracts relating to the Property Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Property Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(i) of the Disclosure Schedules.
Section 4.11          Intellectual Property.
(a)          Section 4.11(a) of the Disclosure Schedules lists all (i) Partnership IP Registrations. All required filings and fees related to Partnership IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Partnership IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Partnership’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Partnership’s business or operations as currently conducted.
(c)          The Partnership’s rights in Partnership Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership has taken all commercially reasonable steps to maintain Partnership Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in
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the Partnership Intellectual Property, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(d)          To the Knowledge of the Partnership, the conduct of the Partnership’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Partnership Intellectual Property in a way as would be expect to have a Partnership Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of the Partnership, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Partnership; (ii) challenging the validity, enforceability, registrability or ownership of any Partnership Intellectual Property or the Partnership’s rights with respect to any Partnership Intellectual Property; or (iii) by the Partnership or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Partnership Intellectual Property.  The Partnership is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Partnership Intellectual Property.
Section 4.12          Reserved.
Section 4.13          Reserved.
Section 4.14          Reserved.
Section 4.15          Insurance  Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Partnership and relating to the assets, business, operations, employees, officers and directors of the Partnership (collectively, the “Partnership Insurance Policies”) and true and complete copies of the Partnership Insurance Policies have been made available to Royale. The Partnership Insurance Policies are in full force and effect with respect to the period covered. The Partnership has not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Partnership Insurance Policies. All premiums or installment payments of premiums due on such Partnership Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of Partnership Insurance Policy. All such Partnership Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no material claims related to the business of the Partnership pending under any Partnership Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Partnership is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Partnership Insurance Policy.
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Section 4.16          Legal Proceedings; Governmental Orders.
(a)           Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Partnership’s Knowledge, threatened (a) against or by the Partnership affecting any of its properties or assets; or (b) against or by the Partnership that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Partnership or any of its properties or assets. The Partnership is in compliance with the terms of each Governmental Order set forth in Section 4.16(a) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17          Compliance With Laws; Permits.
(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Partnership has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          All material Permits required for the Partnership to conduct its business have been obtained by it and are valid and in full force and effect. The Partnership is in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
Section 4.18          Environmental Laws.  The Partnership and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.19          Employee Benefit Matters.  Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which the Partnership or any ERISA Affiliate contributes or is a participating employer (collectively, the “Partnership Benefit Plans”).  With respect to each Partnership Benefit Plan, the Partnership has delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Partnership Benefit Plan.
(a)          Each Partnership Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable
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controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Each Partnership Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Partnership Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Partnership Benefit Plan that is a group health plan.
(c)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Partnership Benefit Plan (or related trust or held in the general assets of the Partnership or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Partnership Benefit Plan or accrued in accordance with the past custom and practice of the Partnership and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Partnership Benefit Plan that is an Employee Welfare Benefit Plan.
(d)          Each Partnership Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e)          No Partnership Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by the Partnership or any ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f)          None of the Partnership Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by the Partnership or an ERISA Affiliate.
(g)          Each Partnership Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Neither the Partnership nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
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(h)          There are no unresolved claims or disputes under the terms of, or in connection with, any Partnership Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
(i)          With respect to each Partnership Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of the Partnership, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Partnership Benefit Plan that would subject the Partnership or any ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          Neither the Partnership nor, to the Knowledge of the Partnership, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Partnership Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Partnership Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Partnership, threatened, and to the Knowledge of the Partnership, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
(iv)          Neither the execution and delivery of this Agreement or any other Transaction Document to which the Partnership is a party nor the Matrix Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Partnership; (ii) materially increase any benefits otherwise payable by the Partnership; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(v)          No Partnership Benefit Plan is funded with or allows for payments or distributions in any employer security of the Partnership, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(j)          For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i)          “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or
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fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii)          “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
(iii)          “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
Section 4.20          Employment Matters.
(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of the Partnership as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Partnership is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Partnership, and, to the Partnership’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, to the Knowledge of the Partnership, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Partnership or any of its employees.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Partnership, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Partnership as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect. All employees of the Partnership classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be
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expected to have a Partnership Material Adverse Effect. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against the Partnership pending, or to the Partnership’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Partnership, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 4.21          Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Partnership have been, or will be, timely filed. All Taxes due and owing by the Partnership (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Partnership has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where the Partnership does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Partnership.
(e)          The amount of the Partnership’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Financial Statements. The amount of the Partnership’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of the Partnership (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 4.21(f) of the Disclosure Schedules sets forth:
(i)          the taxable years of the Partnership as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
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(g)          All deficiencies asserted, or assessments made, in writing against the Partnership as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Partnership is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Partnership has delivered to Royale copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Partnership for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Partnership.
(k)          The Partnership is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Partnership.
(m)          The Partnership has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  The Partnership has no Liability for Taxes of any Person (other than the Partnership) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)          The Partnership will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
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(o)          The Partnership has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          The Partnership is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, the Partnership has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          The Partnership is not an investment company as defined in Section 351(e)(1) of the IRC.
(s)          The Partnership is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 4.22          Books and Records.  The minute books and stock record books of the Partnership, all of which have been made available to Royale, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Partnership contain accurate and complete records of all meetings, and actions taken by written consent of, the partners of the Partnership, the Matrix Board or committee thereof when acting on behalf of the Partnership as general partner of the Partnership, and no meeting, or action taken by written consent, of any such partners, Matrix Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Escrow Closing and at the Closing, all of those books and records will be in the possession of the Partnership.
Section 4.23          Related Party Transactions.  Section 4.23 of the Disclosure Schedules lists all Contracts between the Partnership and any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Partnership.
Section 4.24          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Partnership Related Document based upon arrangements made by or on behalf of the Partnership.
Section 4.25          Legal Proceedings.  There are no Actions pending or, to the Partnership’s Knowledge, threatened against or by the Partnership or any of its Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Partnership, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
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Section 4.26          Proxy Statement.  None of the information with respect to the Partnership that the Partnership or any of its Representatives furnishes in writing to Royale expressly for use in the Registration Statement, will, at the date the Registration Statement is first mailed to Royale’s stockholders or at the time of the Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Partnership with respect to any other statements made or incorporated by reference in the Registration Statement.
Section 4.27          No Other Representations or Warranties  Except for the representations and warranties contained in this ARTICLE IV (giving effect to the Matrix Disclosure Schedules) and in the Letter of Transmittal submitted by each Partner in connection with the Exchange, neither the Partners nor the Partnership makes any representation or warranty, express or implied on behalf of or concerning the Partnership or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
Representations and Warranties of Royale and the Parent
Except as set forth in the correspondingly numbered Section of the Royale Disclosure Schedules, Royale and Parent, jointly and severally represent and warrant to the Partners that the statements contained in this are true and correct as of the date hereof.
Section 5.01          Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Royale Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02          Authority; Board Approval.
(a)          Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Merger Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of the Merger Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement, the Merger Agreement and any Ancillary Document to which
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they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange, the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement, the Mergers and the Ancillary Documents, and to approve and consummate the Exchange, the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When the Merger Agreement and each Ancillary Document to which each Royale Party is or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that the Merger Agreement and the transactions contemplated hereby and thereby, including the Exchange and the Mergers, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted the Mergers, subject to the terms hereof, the Section 351 Plan, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to its respective stockholders for adoption, and (iv) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in the Merger Agreement and directed that such matter be submitted for consideration of the Stockholders.  In addition, the respective boards of directors of each of Royale and Parent have, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, (w) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of its respective stockholders, (x) approved and adopted this Agreement, subject to the terms hereof, the Section 351 Plan, (y) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, and (z) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to its respective stockholders for consideration and approval with the
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recommendation of the respective board of directors that such stockholders adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
Section 5.03          No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Royale Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Royale Party; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04          Capitalization.
(a)          The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which [___________] shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 10,000,000 shares of Royale Preferred Stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(c)          The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d)          The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(e)          Section 5.04(e) of the Royale Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Preferred Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
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(f)          Except as set forth in Section 5.04(f) of the Royale Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(g)          Except as set forth in Section 5.04(g) of the Royale Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.
(h)          All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(h) of the Royale Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
(i)          No outstanding Royale Common Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(j)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which any Royale Party was then was a party and in compliance with applicable Law.
Section 5.05          No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06          SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Royale Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by
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reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and present fairly, in all material respects, the financial position of Royale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07          Undisclosed Liabilities.  The Royale Parties have no Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b)          except as disclosed on Section 5.08 of the Royale Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 5.09          Royale Material Contracts.  Section 5.09 of the Royale Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as
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to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Royale Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.
Section 5.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each Royale Party and its Subsidiaries has such Rights of Way from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December
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31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c) of the Royale Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(e) of Royale Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(g)          Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps,
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hedges, futures or similar instruments.  Section 5.10(g) of the Royale Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, as of the date hereof, no Royale Party is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 5.10(h) of the Royale Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(i)          Except as set forth on Section 5.10(i) of the Royale Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 5.10(j) of the Royale Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 5.10(i) of the Royale Disclosure Schedules.
Section 5.11          Intellectual Property.
(a)          Section 5.11(a) of the Royale Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
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(c)          Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(d)          To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12          Insurance.  Section 5.12 of the Royale Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of Royale Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of the Royale Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Royale Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any Royale Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and have
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not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
Section 5.13          Legal Proceedings; Governmental Orders.
(a)          There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Royale Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14          Compliance With Laws; Permits.
(a)          Except as set forth in Section 5.14(a) of the Royale Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15          Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16          Employee Benefit Matters.
(a)          Section 5.16 of the Royale Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most
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recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
(b)          Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(d)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(e)          Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(f)          No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(g)          None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(h)          Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No
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Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(i)          There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(j)          With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(k)          Neither the execution and delivery of this Agreement or any Ancillary Document to which the Royale Parties are a party, nor the Merger, the Exchange or any Other Exchange will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(l)          No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
Section 5.17          Employment Matters.
(a)          Section 5.17(a) of the Royale Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on
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a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, the Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Royale Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18          Taxes.  Except as set forth in Section 5.18 of the Royale Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
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(b)          The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.
(e)          The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i)          the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
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(k)          The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m)          Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(n)          The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
(o)          Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
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(s)          Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
(t)          None of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
Section 5.19          Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.
Section 5.20          Related Party Transactions.  Section 5.20 of the Royale Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21          Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
Section 5.22          Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23          Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.03, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or
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incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24          Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V (giving effect to the Royale Disclosure Schedules), neither Royale nor Parent makes any representation or warranty, express or implied on behalf of any Royale Party or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
Certain Covenants and Agreements of Parent, Royale and the Partners
The Partnership and the Partners further agree with the Parent and Royale, and Royale and Parent further agree with the Partnership and the Partners, that from the date hereof through the Closing Date:
Section 6.01          Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each of their respective business organizations and to preserve the rights, franchises, goodwill and relationships of the respective employees, customers, lenders, suppliers, regulators and others having business relationships with such business organizations. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall:
(a)          preserve and maintain all of its Permits;
(b)          pay its debts, Taxes and other obligations when due;
(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)          not (i) amend or propose to amend the Partnership Charter Documents, with respect to The Partnership, or the Royale Charter Documents, with respect to Royale, (ii)  split, combine, subdivide or reclassify any their outstanding capital stock, partnership interest or any other securities, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any securities, except for (A) dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, (B) with respect to the Partnership, distributions in the amount necessary for any Tax obligations of the
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Partners, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any capital stock, partnership interest or any other securities or any rights, warrants or options to acquire any such securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e)          not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any of its or their capital stock, partnership interest or any other securities or any options, warrants or rights to acquire any of its or their securities or any security convertible into or exchangeable for its or their securities, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or the Partnership, as applicable, or their respective Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules, (C) dispositions of obsolete or worthless assets, and (D) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f)          not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Partnership Benefit Plans, with respect to the Partnership, or Royale Benefit Plans, with respect to Royale, incentive plans, or any additional capital stock, partnership interest or any other securities (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any securities, or of any debt or equity securities convertible into or exchangeable for its capital stock, partnership interest or any other securities, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or Royale, respectively, or any of its applicable Subsidiaries; except each of Royale and the Partnership may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
(g)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Matrix Financial Statements (or the notes thereto) or the Royale Financial Statements (or the notes thereto);
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(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i)          except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
(j)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k)          defend and protect its properties and assets from infringement or usurpation;
(l)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)          maintain its books and records in accordance with past practice;
(n)          comply in all material respects with all applicable Laws; and
(o)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08, with respect to Partnership, or described in Section 5.08, with respect to Royale, to occur.
Section 6.02          Access to Information; Confidentiality; No-Shop.
(a)          Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, and sources of financing reasonable access during normal business hours with reasonable notice, throughout the period from the date hereof until the Closing, to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
(b)          Royale, Matrix and the Partnership shall comply with, and shall cause their respective Representatives to comply with, their respective obligations under the letter of intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”) with respect to the treatment of Confidential Information (as defined in the Letter of Intent).  During the Exclusive Period (as defined in the Letter of Intent), the Partnership will comply with its obligations under
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the no-shop provisions of Section 2 thereof, and Royale will comply with its obligations under the no-shop provisions of Section 3 thereof; provided that following public announcement of a proposed Transaction (as defined in the Letter of Intent) involving Royale and the Partnership, the provisions of the Letter of Intent restricting disclosure of the fact that the parties are in discussions regarding a Transaction shall no longer apply.
Section 6.03          Registration Statement; Approval by Royale’s Stockholders.
(a)          Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Exchange Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale, with the cooperation of the Partnership, shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger and the Exchange.
(b)          Without limiting the generality of the foregoing, the Partnership and Matrix will furnish Royale the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Registration Statement. Royale shall not file the Registration Statement or any amendment or supplement thereto without providing the Partnership a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Royale).  Each of the parties shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c)          Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders or partners, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 6.03. Royale shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Registration Statement as promptly as practicable after receipt thereof and to cause the Registration Statement in definitive form to be cleared by the SEC and mailed to Royale’s stockholders as promptly as reasonably practicable following filing with the SEC. Royale shall as soon as reasonably practicable (i) notify the Partnership of the receipt of any comments from the SEC with respect to the Registration Statement and any request by the SEC for any amendment to the Registration Statement or for additional information and (ii) provide the Partnership with copies of all written correspondence between Royale and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Royale and the Partners as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.
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(d)          Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock and Royale Preferred Stock, if any, in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock and the Royale Preferred Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock and Royale Preferred Stock, if any, required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as the Partnership shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.03(d) shall be subject to advance review and reasonable approval by Matrix as general partner on behalf of the Partnership.  Royale shall keep the Partnership updated with respect to proxy solicitation results as requested by Matrix.  Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.04          Approval of the Partnership and the Partners.
(a)          Subject to the terms set forth in this Agreement, the Partnership and Matrix shall take all action necessary to seek the written consent of the Partners to approve this Agreement and related transactions (the “Requisite Partners’ Consent”) in accordance with the requirements of the Partnership Charter Documents and the CULPA on or before the time of the Royale Stockholders Meeting, and, in connection therewith, the Partnership shall mail the Proxy Statement/Prospectus to the Partners as soon as reasonably practicable after the date of this Agreement. The Partnership shall use reasonable best efforts to (i) solicit consents from the Partners, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Exchange, and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of the Partners required by applicable Law to obtain such approval. All materials submitted to the Stockholders in accordance with this Section 6.04(a) shall be subject to Royale’s advance review and reasonable approval.  The Partnership and Matrix shall keep Royale updated with respect to the consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Partnership shall not be required to deliver or continue solicitation of consents from the Partners if this Agreement is terminated before the Royale Stockholders Meeting is held.
Section 6.05          Certain Pre-Merger Actions of Royale Parties.
(a)          Parent and Royale.  Royale will take all action necessary to cause each of Parent, Royale and each of their Subsidiaries to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement. Until the
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Closing, Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the Merger Agreement and the performance of its obligations reasonably related to such agreements.
(b)          Royale Energy Direct Working Interest Trust.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned subsidiary of Royale for the benefit of the third party working interest holders.
Section 6.06          Notice of Certain Events.
(a)          From the date hereof until the Closing, the Partnership shall promptly notify Royale in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Partners hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.02 to be satisfied;
(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to Matrix’s Knowledge, threatened against, relating to or involving or otherwise affecting Matrix that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)          From the date hereof until the Closing, Royale shall promptly notify the Partnership in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
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(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(c)          The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.07          Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by Matrix (on behalf of itself, the Partnership and certain other Matrix LPs) and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08          Governmental Approvals and Consents.
(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
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(b)          The Partnership and Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.
(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)          avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Matrix or the Royale Parties and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, the Partnership or Royale or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale, the Partnership or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Partnership Material Adverse Effect or a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Royale, Matrix, the Partnership or their respective stockholders or partners, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
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Section 6.09          Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.10          Subsequent Filings.  Until the earlier of the Closing Date or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
Section 6.11          Stockholder Litigation.  Royale shall promptly advise Matrix orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep the Partnership fully informed regarding any such shareholder litigation. Royale shall give Matrix the opportunity to consult with Royale regarding the defense or settlement of any such shareholder litigation, shall give due consideration the advice of the Partnership with respect to such shareholder litigation.
Section 6.12          Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Matrix, the Partnership, any of the Royale Parties, this Agreement, the Merger or any transaction contemplated by hereby or thereby, then each of the Partnership and the Royale Parties shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.13          Listing on National Securities Exchange.  Royale, Parent and Matrix shall each use their reasonable best efforts to have the Parent Common Stock to be issued in connection with the Exchange and the Merger ( as well as the Parent Common Stock to be issued upon the other LP Exchanges, conversion of the Series B Preferred Stock which is to be issued in connection with the Preferred Exchange, and Parent Common Stock to be issued upon exercise of outstanding warrants and options to purchase Royale Common Stock), upon effectiveness of the Royale Merger, listed or approved for listing upon notice of issuance on a national securities exchange.
Section 6.14          Further Assurances.  Each party shall, at any time and from time to time after the date hereof, upon reasonable request by another party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the party hereunder, or to
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vest, perfect or confirm of record or otherwise, the equity interests assigned in connection with the Exchange.
Section 6.15          Reserved.
Section 6.16          Certain Tax Matters.
(a)          Parent, Royale, Matrix and the Partnership shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the I.R.C., and before or after the Closing, none of Parent, Royale, Matrix or the Partnership shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the I.R.C.
(b)          Parent, Royale, Matrix and the Partnership shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.
(c)          Royale and the Partnership shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 7.02(g) and 7.03(f).
(d)          Officers of Royale and Matrix, as general partner of the Partnership, shall execute and deliver, respectively, to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including (i) prior to the time the Registration Statement is declared effective by the SEC, (ii) prior to the Matrix Merger Effective Time and the Royale Merger Effective Time, and (iii) prior to Closing (if not Closing does not occur substantially concurrently with such merger effective times), in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 7.02(g) and 7.03(f).  Each of Royale and Matrix shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.16.
(e)          For federal income tax purposes, Parent, Royale, Matrix and the Partnership shall treat:
(i)          the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii) the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii) the Matrix LP Holders (including the Partners) as the owners of their respective limited partnership interests in the Matrix LPs surrendered by them in the
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LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(iv)          the holders of the Matrix Preferred Interests as the owners of their respective Matrix Preferred Interests surrendered by them in the Preferred Exchange through the close of the Closing Date for the Preferred Exchange Agreement;
(v)          the Matrix Operator Holders as the owners of the shares of capital stock of Matrix Operator surrendered by them in the Matrix Operator Stock Exchange through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement;
(vi)          each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii)          the Matrix Operator as an S corporation through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following such Closing Date.
Section 6.17          Matrix Senior Indebtedness.  Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”, among Matrix, Matrix Operator and the Matrix LPs (including the Partnership), as borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix and the Partnership under the Matrix Senior Indebtedness and any related loan and security documents.  In the alternative, Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to cause all obligations with respect to the Matrix Senior Indebtedness to be paid in full pursuant to the terms thereof; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale, Matrix and the Partnership.
Section 6.18          Consents to Transfer of MI LP Interests.  Each of the Partners who, collectively, are all of the limited and general partners of the Partnership, hereby consents to the sale, assignment and transfer of all of the MI LP Interests pursuant to the terms of this Exchange Agreement and agrees that the Parent, as transferee of all of the MI LP Interests, shall, upon consummation of such assignment, be admitted as a substituted limited partner of the Partnership, with all of the rights and privileges of each limited partner assigning such interest to Parent, and each Partner hereby waives all notice, rights of first offer or first refusal and all other rights whatsoever to deny, object, delay, approve, or take any other action with respect to the assignment of the MI LP Interests pursuant to the terms of this Exchange Agreement or the admission of Parent as a limited partner of the Partnership.  Each Partner further consents and agrees that the sale, assignment and transfer of all of the MI LP Interests pursuant to the terms of
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this Exchange Agreement shall not cause (and shall be deemed not to cause) the termination or dissolution of the Partnership or to trigger the right of any person to elect the termination or dissolution of the Partnership, and that the Partnership shall continue in full force and effect following the Exchange in accordance with terms of its Partnership Charter Documents, with Parent as substituted limited partner and Matrix continuing as general partner of the Partnership.
Section 6.19          Partner Indebtedness and Receivables.  On or prior to Closing the Partners shall cause to be paid in full in cash all accounts payable, notes payable and advances payable by any Partner to the Partnership and the Partnership shall pay in full in cash all accounts payable, notes payable and advances payable by the Partnership to any Partner.
Section 6.20          Release to be Effective upon Closing.  Effective upon Closing, and without further action on the part of any party or other person,
(a)          each Partner does hereby (i) release, acquit and forever discharge the Partnership from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Partnership in connection with the obligations or liabilities of the Partners hereunder; (ii) waive all breaches, defaults or violations of any agreement applicable to its MI LP Interest and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any partnership interest of the Partnership and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.
(b)          the Partnership does hereby i) release, acquit and forever discharge each Partner from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from each Partner in connection with the obligations or liabilities of the Partnership or any obligations or liabilities of the Partners to the Partnership; (ii) waive all breaches, defaults or violations of any agreement applicable to such Partner’s MI LP Interest and agrees that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all redemption, repurchase rights, rights of first refusal or other rights to acquire any partnership interest of any Partner and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such rights.
ARTICLE VII
Tax Matters
Section 7.01          Tax Covenants.
(a)          Without the prior written consent of Royale, prior to the Closing, the Partnership, its Representatives and the Partners shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Partnership or Parent in respect of any Post-Closing Tax Period.
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(b)          Without the prior written consent of the Partnership, prior to the Closing, Royale, its Representatives and the Royale Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Royale or Parent in respect of any Post-Closing Tax Period.
(c)          The Royale Parties and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns or other documents with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) that are required or permitted to be filed on or before the Closing.  Each of the Royale Parties and the Partnership shall pay, without deduction from any amount payable to the Partners or the Royale Stockholders and without reimbursement from the other party, any such Taxes or fees imposed on it which become payable in connection with the Mergers.
Section 7.02          Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Partnership shall be terminated as of the Closing Date. After such date neither the Partnership nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03          Tax Returns.
(a)          The Partnership shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Partnership after the Closing Date with respect to a Pre-Closing Tax period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Partner Representative (together with schedules, statements and, to the extent requested by Partner Representative, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Partner Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 20 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Partner Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Partner Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by mutually acceptable nationally recognized accounting firm (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it
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pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Parent. The preparation and filing of any Tax Return of the Partnership that does not relate to a Pre-Closing Tax period or Straddle Period shall be exclusively within the control of Parent.
(c)          For purposes of this ARTICLE VII, Johnny Jordan shall be the “Partner Representative” unless he earlier resigns or retires from such position, at which time a new Partner Representative shall be appointed by the Partners formerly owning a majority of the  Percentage Interest in the Partnership.
(d)          None of Parent, Royale, and the Partnership and their respective Affiliates shall file any amended return, carryback claim, or other adjustment request with respect to Royale, the Partnership, the Matrix LPs, the Matrix Operator, or Matrix Pipeline, L.P. for any Pre-Closing Tax period unless such action is required by Law or Governmental Order or unless such action is undertaken pursuant to the written consent of Royale and the Partner Representative, which consent shall not be unreasonably withheld or delayed.
Section 7.04          Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05          Contests.  Parent agrees to give written notice to Partner Representative of the receipt of any written notice by the Partnership, Parent or any of Royale’s Affiliates which involves the assertion of any claim, or the commencement of any Action, with respect to Taxes for a Pre-Closing Tax period (a “Tax Claim”).
Section 7.06          Cooperation and Exchange of Information. The Partner Representative, the Partnership and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Partnership. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Partner Representative, the Partnership and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the
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Partnership for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Partnership for any taxable period beginning before the Closing Date, Partner Representative, the Partnership or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
ARTICLE VIII
Conditions to Closing
Section 8.01          Conditions to Obligations of All Parties.
The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)          This Agreement and the Exchange and shall have been duly adopted and approved by the Requisite Partners’ Consent and the Other Exchanges shall have been duly adopted and approved by the Other Exchange Approvals.
(b)          This Agreement, the Royale Merger, the Matrix Merger, the issuance of Parent Common Stock pursuant to (i) the Royale Merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreements, and (iv) the Matrix Operator Stock Exchange Agreement, and the issuance of Series B Preferred Stock pursuant to the Preferred Exchange Agreement shall have been duly adopted and approved by the Requisite Royale Vote, the Requisite Matrix Vote and the Requisite Exchange Approvals in accordance with the CCC, TBOC and the DGCL, as applicable.
(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e)          the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, and the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
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(f)          the Partnership shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(g)          Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and the Partnership, and no such consent, authorization, order and approval shall have been revoked.
(h)          All conditions to the Mergers have been satisfied or waived by the parties.
Section 8.02          Conditions to Obligations of Royale and Parent. The obligations of Royale and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25, the representations and warranties of the Partnership contained in this Agreement, the Partner Related Documents, the Partnership Related Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Partnership Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Partnership Material Adverse Effect, as so qualified) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25,, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Partnership shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Partnership Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Partnership shall have performed such agreements, covenants and conditions, as so qualified.
(c)          No Action shall have been commenced against any of the Royale Parties, the Partnership or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
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(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Partnership Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Partnership Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Partnership Material Adverse Effect.
(f)          The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.
(g)          Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that (i) the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion described in this Section 8.02(g), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
(h)          The Partnership shall have delivered each of the closing deliverables set forth in Section 8.04(a).
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.17.
(j)          Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock in connection with the Matrix Merger.
Section 8.03          Conditions to Obligations of Matrix.  The obligations of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Partnership’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section
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5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f)          Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger and the Exchanges will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
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(g)          Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h)          Royale shall have an aggregate cash balance in excess of 65% of its deferred drilling obligation immediately prior to the Closing Date.
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been paid off in accordance with Section 6.17.
(j)          No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.
(k)          Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Royale Common Stock in connection with the Royale Merger or any of the Exchanges.
Section 8.04          Closing Deliverables.
(a)          At or prior to the Escrow Closing, the Partnership shall deliver to Royale or, if otherwise provided below, to the Escrow Agent, the following, as provided below:
(i)          a certificate, dated the Closing Date and signed by a duly authorized officer of the general partner of the Partnership that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(ii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying (1) all resolutions adopted by the Matrix Board authorizing the execution, delivery and performance of this Agreement by Matrix, as general partner of the Partnership, and consummation of the transactions contemplated hereby, (2) that each of the Partners has executed and delivered the Requisite Partners’ Consent, that all resolutions of the Matrix Board and all authorizations provided by each Partner in connection with the Requisite Partners’ Consent are in full force and effect without modification or amendment;
(iii)          a partnership certificate representing all of the outstanding MI LP Interests and properly executed and completed Letters of Transmittal with respect thereto, in the form attached to Exhibit D (“Letters of Transmittal”), shall be delivered by the Partners to the Escrow Agent.  In addition, the Partners shall execute and deliver to
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Royale, and shall cause the Partnership to execute and deliver to Royale, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Partnership or its Partners at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under this Agreement.
(iv)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying the names and signatures of the officers of the general partner authorized to sign this Agreement, the Partnership Related Documents and the other documents to be delivered hereunder and thereunder;
(v)          a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Partnership is organized;
(vi)          the Section 351 Plan;
(vii)          certificates of non-foreign status delivered by each Partner of the Partnership under Section 1445 of the IRC; and
(viii)          such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)          At the Closing, Royale shall deliver to the Partnership (or such other Person as may be specified herein) the following:
(i)          instructions to Royale’s transfer agent to issue and deliver to the Partners the Exchange Consideration to be issued as provided in ARTICLE II;
(ii)          instructions to Royale’s transfer agent to issue and deliver to the holders of Matrix Preferred Interests the Preferred Exchange Consideration;
(iii)          evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.17;
(iv)          a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
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(vi)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii)          evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);
(viii)          the Section 351 Plan;
(ix)          employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer,  Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x)          certificates or other evidence reasonably satisfactory to the Partnership confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi)          such other documents or instruments as the Partnership reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(c)          At the Closing, provided that (i) the conditions of this ARTICLE VIII have been fulfilled to the reasonable satisfaction of each Party entitled to satisfaction thereof, and(ii) each of the deliveries required by Section 8.04(a) and Section 8.04(b) have been made in accordance with such requirements, Royale and the Partnership shall provide joint written instructions to the Escrow Agent to release and deliver to Royale or its designee all of the Letters of Transmittal and partnership certificates held in escrow by Escrow Agent pursuant to the Escrow Agreement.
ARTICLE IX
Termination
Section 9.01          Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)          by the mutual written consent of the Partnership and Royale;
(b)          by Royale by written notice to the Partnership if:
(i)          no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Partnership pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Partnership within 30 days of the Partnership’s receipt of written notice of such breach from Royale; or
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(ii)          any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by March 31, 2017  (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)          by the Partnership by written notice to Royale if:
(i)          the Partnership is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from the Partnership; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Partnership to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)          by either Royale or the Partnership if:
(i)          the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.
(ii)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii)          this Agreement has been submitted to the stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof);
(iv)          this Agreement has been submitted to the stockholders of Matrix for adoption at a duly convened Matrix Stockholders Meeting (or as a written consent in lieu of such meeting) and the Requisite Matrix Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by such written consent; or
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(v)          this Agreement has been submitted to the Partners of the Partnership for adoption and the Requisite Partners’ Consent shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by a written consent.
Section 9.02          Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties or the Partnership, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a)          Royale and the Partnership shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the Letter of Intent, which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b)          as set forth in this ARTICLE IX, and ARTICLE X hereof; and
(c)          that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Royale and Matrix shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
Section 10.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to the Partnership:	Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C

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Santa Barbara, CA 93101
E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

If to Royale or Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: Jonathan@royl.com
Attention: Jonathan Gregory, Chief Executive Officer

with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually
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acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06          Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent and the Partners at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or the Partners, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Partners (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by the Partners), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.09          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE
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SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.10          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been duly executed and delivered effective as of the date first hereinabove written.
PARENT:

 Royale Energy Holdings, Inc.

By_____________________
Name:
Title:

ROYALE:

Royale Energy, Inc.

By__________________________________
Name:
Title:

PARTNERSHIP:

Matrix Las Cienegas Limited Partnership
By: Matrix Oil Management Corporation

By:_________________________________
Name:
Title:

GENERAL PARTNER:
Matrix Oil Management Corporation

By:_________________________________
Name:
Title:

77

LIMITED PARTNERS:

 Jordan Enterprises Limited Partnership

 By:___________________________________
Name:________________________________
Title: ________________________________

Meeteetse Limited Partnership

By:___________________________________
Name:________________________________
Title: ________________________________

PEM Resources Limited Partnership

By:___________________________________
Name:________________________________
Title: ________________________________

Loren Enterprises, L.P.

By:___________________________________
Name:________________________________
Title: ________________________________

GROVES INVESTMENTS, LP

By:___________________________________
Name:________________________________
Title: ________________________________

JRS ENERGY INVESTMENTS, LLC

By:___________________________________
Name:________________________________
Title: ________________________________

78

Oakview Investments LP

By:___________________________________
Name:________________________________
Title: ________________________________

79

Exhibit A

LIST OF PARTNERS

[To be completed when Agreement is executed.]

80

Exhibit B

EXCHANGE CONSIDERATION

[Exchange Consideration: Number of shares of Parent Common Stock = Number of Royale shares outstanding on Merger Effective Date x Matrix Group Allocation of Matrix Las Cienegas Limited Partnership] [To be completed when Agreement is executed.]

81

Exhibit C

ESCROW AGREEMENT

[To be prepared when Agreement is executed.]

82

Exhibit D

LETTER OF TRANSMITTAL
[To be prepared when Agreement is executed.]

83

Exhibit E

SECTION 351 PLAN OF MERGER AND EXCHANGE

(See Exhibit 2.7 to the Registration Statement on Form S-4.)

84

Annex E
LP Exchange Agreement
with the holders of all
limited partnership interests of
Matrix Permian Investments, LP,
a Texas limited partnership
dated as of [●]

AGREEMENT AND PLAN OF EXCHANGE
BY AND AMONG
ROYALE ENERGY HOLDINGS, INC.
AND
THE PARTNERS OF
OF
MATRIX PERMIAN INVESTMENTS, LP

[                              ]

i

ii

iii

Section 10.08	Amendment and Modification; Waiver	75
Section 10.09	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	75
Section 10.10	Specific Performance	76
Section 10.11	Counterparts	76

Exhibits

Exhibit A          List of Partners
Exhibit B          Exchange Consideration
Exhibit C          Escrow Agreement
Exhibit D          Letter of Transmittal from Partners
Exhibit E          Form of Section 351 Plan of Merger and Exchange

iv

AGREEMENT AND PLAN OF EXCHANGE
This AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”) made effective as of [                              ], by and among ROYALE ENERGY, INC., a California corporation (“Royale”), ROYALE ENERGY HOLDINGS, INC., a Delaware corporation (the “Parent”), and EACH OF THE UNDERSIGNED PERSONS (the “Partners”), who, collectively, are all of the limited and general partners of MATRIX PERMIAN INVESTMENTS, LP, a Texas limited partnership (the “Partnership”).  Defined terms used herein have the respective meanings set forth in ARTICLE I.
WHEREAS, Parent and the Partners desire to provide for the transfer by the Partners to Parent of the outstanding limited partnership interest of the Partnership in exchange for common stock of Parent (the “Exchange”), with Matrix Oil Management Corporation, a California corporation sole general partner of the Partnership (“Matrix”), remaining as the sole general partner of the Partnership following the Exchange;
WHEREAS, the Exchange is one of several related transactions involving the assignment of partnership interests of the Partnership to Parent in exchange for common stock of Parent (“Parent Common Stock”) as part of an overall plan to capitalize Parent; and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of Section 351 of the IRC;
WHEREAS, the parties to the Exchange desire to conclude the Exchange concurrently with and conditioned upon successful completion of certain other exchange transactions as well as successful completion of the merger of Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), with and into Matrix, with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent (the “Matrix Merger”).
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
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“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.
The Preferred Exchange Agreement with the holders of all preferred limited partnership interests of Matrix Investments, L.P., in substantially the form attached as Exhibit A to the Merger Agreement (the “Preferred Exchange Agreement”);

B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached as Exhibit B to the Merger Agreement;

C.
The LP Exchange Agreement with the holders of all limited partnership interests (other than the Matrix Preferred Interests) of Matrix Investments L.P., a California limited partnership in substantially the form attached as Exhibit C to the Merger Agreement (the “Matrix Investments LP Exchange Agreement”);

D.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership in substantially the form attached as Exhibit D to the Merger Agreement (the “Matrix Las Cienegas LP Exchange Agreement”);

E.	This Agreement;

F.
The Matrix Operator Stock Exchange Agreement with the holders of all outstanding common stock of Matrix Oil Corporation, a California corporation in substantially the form attached as Exhibit F to the Merger Agreement (the “Matrix Operator Stock Exchange Agreement”);

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix; and

H.	The Section 351 Plan in substantially the form attached hereto as Exhibit E.

“Applicable Effective Time” has the meaning set forth in Section 2.05.
“Audited Financial Statements” has the meaning set forth in Section 4.06.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.
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“Capital Stock Consideration” means, collectively, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Exchange Consideration, the other Matrix LP Exchange Consideration and the Matrix Operator Stock Exchange Consideration and the shares of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration.
 “CCC” means the California Corporations Code.
“Closing” has the meaning set forth in Section 3.03.
“Closing Date” has the meaning set forth in Section 3.03.
 “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.16.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix and Royale concurrently with the execution and delivery of this Agreement.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Pension Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Welfare Benefit Plan” is defined in Section 4.19(j)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental
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Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Escrow Agent” has the meaning set forth in Section 3.01.
“Escrow Closing” has the meaning set forth in Section 3.01.
“Exchange” has the meaning set forth in first recital of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Consideration” has the meaning set forth in Section 2.02.
 “Exchanges” means the Exchange and the Other Exchanges. The Exchanges are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers and the Exchanges shall qualify as exchanges under the provisions of Section 351 of the IRC.
“Financial Statements” has the meaning set forth in Section 4.06.
“GAAP” means has the meaning set forth in Section 5.06.
“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence, was authorized to conduct business in its jurisdiction of organization or which govern its internal affairs, including, without limitation, its articles of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Independent Accountant” has the meaning set forth in Section 7.03.
 “Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions
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thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
“Interim Financial Statements” has the meaning set forth in Section 4.06.
“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer and (iii) when used with respect to the Partnership, the actual or constructive knowledge of any director or executive officer of the General Partner, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 6.02(b).
“Letter of Transmittal” has the meaning set forth in Section 8.04
“Liabilities” has the meaning set forth in Section 4.07.
“LP Exchange” means the exchange of all limited partnership interests (other than the Matrix Preferred Interests) in the respective Matrix LPs for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“LP Exchange Agreement” means the applicable agreement and plan of exchange concerning the exchange of all limited partnership interests (other than the Matrix Preferred Interests) of the specified Matrix LP for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“Material Contract” means, with respect to a Person, any of the following:
A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;
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B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule;

C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;

G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with

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past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.
Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).

“Matrix” has the meaning set forth in the first recital.
“Matrix Board” means the board of directors of Matrix.
“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
“Matrix Consolidated Entities” has the meaning set forth in Section 4.06.
“Matrix Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Partners regarding Matrix and the other Matrix Consolidated Entities (if applicable) in connection with this Agreement.
“Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation
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plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Matrix Investments LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Las Cienegas LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.

“Matrix LP Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix LP Holders will receive pursuant to the LP Exchange Agreements.
“Matrix LP Holders” means the holders of all limited partnership interests (other than the Matrix Preferred Interests) of the Matrix LPs.
“Matrix LPs” means, collectively, Matrix Investments L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership.
“Matrix Merger” has the meaning set forth in the recitals.
“Matrix Merger Consideration” means the number of shares of Parent Common Stock into which Matrix common stock converts in connection with the Matrix Merger determined in accordance with the Merger Agreement.
“Matrix Merger Effective Time” means the time the Matrix Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Matrix Merger Sub” has the meaning set forth in the recitals.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(d).
“Matrix Operator” means Matrix Oil Corporation, a California corporation.
“Matrix Operator Holders” means the holders of all outstanding shares of capital stock of Matrix Operator.
“Matrix Operator Stock Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Operator Stock Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix Operator Holders will receive pursuant to the Matrix Operator Stock Exchange Agreement.
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“Matrix Pipeline” has the meaning set forth in Section 4.06.
“Matrix Preferred Interests” means all of the preferred limited partnership interest of Matrix Investments, L.P.
 “Matrix Royalty” has the meaning set forth in Section 4.06.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.17.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Mergers” means, collectively, the Matrix Merger and the Royale Merger.
“Merger Agreement” means the Agreement and Plan of Merger dated as of November 30, 2016, among the Royale Parties and Matrix.
“MI LP Interests” has the meaning set forth in Section 2.01.
“Other Exchanges” means (i) the exchange of Parent Common Stock for (A) all limited partnership interests of Matrix Las Cienegas Limited Partnership pursuant to the Matrix Las Cienegas LP Exchange Agreement, (B) all limited partnership interests of Matrix Investments L.P. pursuant to the Matrix Investments LP Exchange Agreement, (C) all capital stock of Matrix Operator pursuant to the Matrix Operator Stock Exchange Agreement, and (ii) the exchange of all Series B Preferred Stock for all Matrix Preferred Interests. The Other Exchanges are all of the Exchanges other than the Exchange (which concerns Parent and Matrix Permian Investments, LP, a Texas limited partnership).
“Other Exchange Approvals” means the Requisite Exchange Approvals other than those required for the Exchange.
“Outside Date” has the meaning set forth in Section 9.01.
“Parent” has the meaning set forth in the preamble.
“Parent Common Stock” has the meaning set forth in the recitals.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Partner Related Document” has the meaning set forth in Section 4.02.
“Partner Representative” has the meaning set forth in Section 7.03.
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“Partners” has the meaning set forth in the preamble.
“Partnership” has the meaning set forth in the preamble.
“Partnership Benefit Plans” has the meaning set forth in Section 4.18.
“Partnership Insurance Policies” has the meaning set forth in Section 4.14.
“Partnership Charter Documents” means the documents by which the Partnership and its respective subsidiaries established their legal existence, were authorized to conduct business in their jurisdiction of organization or which govern their internal affairs, including, without limitation, any articles of incorporation, articles of association, operating agreement, partnership agreement, bylaws or similar documents.
“Partnership Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Partnership and its Subsidiaries, taken as a whole, or (ii) the ability of the Partners or the Partnership  to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Partnership Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Partnership and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Partnership and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Partnership and its Subsidiaries conduct their businesses.
“Partnership Related Documents” has the meaning set forth in Section 4.02.
“Percentage Interest” means, at any time, the percentage of the aggregate MI LP Interests held by any holder as determined by the Partnership in accordance with the Partnership Charter Documents.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary
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matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured only by the property leased or purchased under such capital lease, equipment lease or purchase money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Taxes” means Taxes of Matrix for any pre-closing Tax period.
“Preferred Exchange” means the exchange of all Matrix Preferred Interests by the holders thereof for shares of the Parent’s Series B Preferred Stock pursuant to terms of certain definitive exchange agreements providing for execution of such exchange concurrently with consummation of the Mergers.
“Preferred Exchange Consideration” means each $10.00 of Matrix Preferred Interests (based on adjusted capital accounts of the holders) of Matrix Investments, L.P. outstanding immediately prior to the Matrix Merger Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Parent.
“Preferred Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
 “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
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“Property Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Proxy Statement/Prospectus” means the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated in the Merger Agreement.
“Registration Statement” means a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated in the Merger Agreement.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Exchange Approvals” mean, in the case of consummation of the Merger, receipt of the Requisite Matrix Vote, and with respect to the Exchanges, all consents, approvals or waivers required from the Matrix LP Holders, Matrix Operator Holders, the respective general partners of each Matrix LP and the holders of all Matrix Preferred Interests, to consummate each of the respective Exchanges.
“Requisite Matrix Vote” has the meaning set forth in Section 4.02(a).
“Requisite Partners’ Consent” has the meaning set forth in Section 6.04.
“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Right of Way” is defined in Section 4.10.
“Royale” has the meaning set forth in the preamble.
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“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Charter Documents” means the Governing Documents of each of the Royale Parties, respectively.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including all shares of common stock into which outstanding shares of Royale’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Convertible Notes” has the meaning set forth in Section 8.03.
“Royale Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Royale and Parent regarding the Royale Parties in connection with this Agreement.
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.12.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
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“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger” means Royale Merger Sub shall be merged with and into Royale with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent.
“Royale Merger Consideration” means the number of shares of Parent Common Stock into which Royale Common Stock converts in connection with the Royale Merger determined in accordance with the Merger Agreement.
 “Royale Merger Effective Time” means the time the Royale Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Royale Merger Sub” means Royale Merger Sub, Inc., a California corporation and direct, wholly-owned Subsidiary of Parent.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Royale Parties” means Royale, Parent, Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent and Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent, together with each of their respective Subsidiaries.
“Royale Preferred Stock” means the Series AA Convertible Preferred Stock of Royale.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock or Royale Preferred Stock.
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“Royale Stockholders Meeting” has the meaning set forth in Section 6.03(d).
“SEC” has the meaning set forth in Section 6.03.
“SEC Reports” has the meaning set forth in Section 5.06.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit E.
“Series B Preferred Stock” means Series B 3.5% Convertible Preferred Stock of Parent.
“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TBOC” means the Texas Business Organizations Code, as amended from time to time.
 “Union” has the meaning set forth in Section 4.19(b).
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ARTICLE II
Agreement For Exchange; Closing
Section 2.01          Exchange of MI LP Interests for the Exchange Consideration.  The Partners hereby agree to assign, transfer and deliver to Parent all right, title and interest in and to all of the outstanding limited partnership interests of the Partnership (“MI LP Interests”) at Closing in exchange for the Exchange Consideration (as defined below) to be delivered by Parent.  Parent hereby agrees to pay, assign, transfer and deliver the Exchange Consideration to the Partners at Closing in accordance with this Agreement and such Exchange Consideration shall be allocated among the Partners in proportion to the respective Percentage Interest owned by each Partner as set forth in Exhibit B hereto.
Section 2.02          Aggregate Consideration from Parent.  The aggregate consideration to be delivered to the Partners by the Parent shall be the aggregate number of shares of Parent Common Stock, $0.001 par value per share, as set forth on an Exhibit B hereto for all of the MI LP Interests, which shall be allocated among the Partners in proportion to their Percentage Interest as set forth and provided on Exhibit B hereto (as applicable, the “Exchange Consideration”).
Section 2.03          Payment of Exchange Consideration.  Parent shall deliver 100% of the Exchange Consideration payable to each respective Partner against delivery by such Partner of a Letter of Transmittal together with all certificates representing such Partner’s MI LP Interest, conveying all of such Partner’s MI LP Interest to Parent at Closing.
Section 2.04          No Fractional Shares.  Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued pursuant to this Section 2.04.  If any Partner would otherwise be entitled hereunder to receive a fractional share of Parent Common Stock but for this paragraph, then the aggregate number of shares of Parent Common Stock that such Partner is entitled to receive will be (i) rounded up to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be equal to or greater than one-half (0.5) of one share, or (ii) rounded down to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Partner would otherwise be entitled under this Agreement would be less than one-half (0.5) of one share, and such Partner will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
Section 2.05          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, in connection with the Royale Merger, Royale Shares issued and outstanding immediately prior to the Closing Date or Royale Merger Effective Time (other than Excluded Royale Shares under Section 3.01(b) of the Merger Agreement) which are held by a holder who has not voted in favor of adoption of this Agreement or the Merger Agreement and who has properly exercised appraisal rights of such Shares in accordance with Section 1301 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the Royale Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1300 of the CCC; provided, however, that if, after the Royale Merger Effective Time or Closing Date, as
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applicable (the “Applicable Effective Time”), such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1301 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 of the CCC, such Shares shall be treated as if they had been converted as of the Applicable Effective Time into the Royale Merger Consideration to the extent, if any, which such holder is entitled pursuant to Section 3.01 of the Merger Agreement without interest thereon. Royale shall provide the Partners with prompt written notice (which notice may be provided to Matrix on behalf of the Partners) of any demands which they receive for appraisal of any of their outstanding Shares in connection with the Mergers, any withdrawal of any such demand and any other demand, notice or instrument delivered to them prior to the Applicable Effective Time pursuant to the CCC that relates to such demand.
Section 2.06          Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Partnership or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing of the Exchange. This Section 2.06 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing of the Exchange.
ARTICLE III
Escrow; Closing
Section 3.01          Escrow Closing.  A closing into Escrow (“Escrow Closing”) will take place at the offices of Porter Hedges LLP in Houston, Texas, not less than two business days prior to the date of the special meeting date of shareholders of Matrix as set forth in the Proxy Statement/Prospectus mailed to Matrix shareholders in connection with the Matrix Merger, but in no event later than Outside Date; provided that each of the conditions precedent to the obligations of the parties to effect the Closing other than completion of the Matrix Merger are then satisfied or waived by the applicable party. At the Escrow Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent (“Escrow Agent”) under the Escrow Agreement set forth in Exhibit C hereto, the documents described in Section 8.04 below.  The parties may agree in writing on another date, time or place for the Escrow Closing.
Section 3.02          Delivery of MI LP Interest.  Prior to the Closing, the Parent will deliver to each of the Partners a Letter of Transmittal, in substantially the form attached hereto as Exhibit D, to be used by each Partner for surrendering to Parent certificates, if any, representing all the such Partner’s MI LP Interest in exchange for the right to receive the Exchange Consideration.  On the Escrow Closing Date, certificates for all of the MI LP Interest held by each Partner will be delivered by such Partner to the Escrow Agent in accordance with the Escrow Agreement for the benefit of the Parent together with properly completed and executed Letters of Transmittal.
(a)          It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any MI LP Interest may be made on or after the date hereof other than as provided herein.
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(b)          The delivery of the Exchange Consideration to the Partners with respect to their respective Percentage Interests shall be deemed to be payment in full satisfaction of all rights, title and interests in and pertaining to the outstanding MI LP Interests.
Section 3.03          Exchange Closing.  Closing of the Exchange (the “Closing”) will occur concurrently with the Matrix Merger and as soon as practicable after the special meeting of Matrix shareholders to consider and vote upon the Matrix Merger (the “Closing Date”); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party.  The parties may agree in writing on another date, time or place for the Closing.  At the Closing, the parties will release or cause the Escrow Agent to release the escrowed documents from escrow to the parties designated to receive such documents under the Escrow Agreement, and Parent shall pay and deliver the Exchange Consideration to the Partners as prescribed in this Agreement.
ARTICLE IV
Representations And Warranties Of The Partners
Each Partner separately, and with respect only to his matters and circumstances, hereby represents and warrants to Royale and the Parent that the following statements are true and correct.
Section 4.01          MI LP Interest Ownership.  Exhibit A accurately sets forth the names of each Partner, the Percentage Interest owned by each Partner and the aggregate MI LP Interest.  Each Partner owns, beneficially and of record, with full power to vote, transfer and assign such Partner’s Percentage Interest set forth beside such Partner’s name on Exhibit A and such MI LP Interest so held by the Partners is free and clear of all liens, encumbrances and adverse claims whatsoever except as set forth on Exhibit A.
Section 4.02          Authority.
(a)          Partnership Authority.  The Partnership has the requisite corporate power or entity power and authority to enter into and perform its obligations under this Agreement and all documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Company (the “Partnership Related Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Partnership of this Agreement and each Partnership Related Document to which it is a party and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Partnership.  Matrix has the requisite corporate power or entity power and authority to enter into and perform its obligations under the Merger Agreement and the Ancillary Documents to which it is a party and, subject to adoption of the Merger Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding shares of Matrix common stock (“Requisite Matrix Vote”), to consummate the transactions contemplated hereby.  No corporate, limited partnership or other proceedings on the part of the Partners or the Partnership are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange and the other transactions contemplated hereby other than the Requisite Partners’ Consent and execution and delivery of the Partner Related Documents. This Agreement and each Partnership Related
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Document has been duly executed and delivered by the Partnership, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Partnership Related Document to which the Partnership is or will be a party has been duly executed and delivered by the Partnership (assuming due authorization, execution and delivery by each other party thereto), such Partnership Related Document will constitute a legal and binding obligation of the Partnership enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          Recommendation of the Corporate General Partner.  The Matrix Board, as the board of directors of the sole general partner of the Partnership, pursuant to resolutions duly adopted by unanimous vote at a meeting of all directors of Matrix duly called and held and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of, the Partners, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, (iv) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to all limited partners of the Partnership for consideration and approval with the recommendation of the general partner that the limited partners of the Partnership adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
(c)          Partner Authority.  Each Partner has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Partners (each a “Partner Related Document”) and (ii) consummate the transactions contemplated herein and thereby.  This Agreement has been duly executed and delivered by each Partner and constitutes, and each Partner Related Document, when duly executed and delivered by each Partner who is a party thereto will constitute, legal, valid and binding obligations of such Partner enforceable against such Partner in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.03          No Conflicts; Consents.  The execution, delivery and performance by the Partnership and the Partners of this Agreement, the Partnership Related Documents and the Partner Related Documents to which they are a party, and the consummation of the transactions
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contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, the limited partnership agreement or other Partnership Charter Documents, or any provision of the certificate of incorporation, by-laws or other organizational documents of the corporate general partner of the Partnership; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Partnership; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which the Partnership is a party, other than, in the case of clauses (b) and (c) of this Section 4.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a the Partnership Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Partnership or any Partner in connection with the execution, delivery and performance of this Agreement, the Partnership Related Documents and the Partner Related Documents, or in connection with the consummation of the transactions contemplated hereby and thereby.
Section 4.04          Capitalization.
(a)          Registered Owners of MI LP Interests. Section 4.04 of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any MI LP Interests and the Percentage Interest owned by such Person. Except for the general partnership interest held by Matrix and the MI Partnership Interests held by the other Partners, there are no outstanding partnership interests of any kind, and no other equity interest or ownership rights whatsoever, with respect to the Partnership which are held by any Person; and
(b)          No Outstanding Options, Warrants or Rights. Except as disclosed on Section 4.04(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Partnership is authorized or outstanding, and (ii) there is no commitment by the Partnership to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Partnership or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions or dividends payable with respect to any MI LP Interests.
(c)          Due Authorization; No Encumbrances. All issued and outstanding MI LP Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Partnership Charter Documents or any agreement to which the Partnership is a party; and (iii) free of any Encumbrances created by the Partners or the Partnership in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Partnership’s lenders as listed on Section 4.04(c) of the Disclosure Schedules. All issued and outstanding MI LP Interests were issued in compliance with applicable Law.
(d)          No Purchase, Participation or Phantom Interest Rights. No outstanding MI LP Interests are subject to vesting or forfeiture rights or repurchase by the Partnership. There are no
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outstanding or authorized partnership interest appreciation rights, distribution or dividend equivalent rights, phantom stock or partnership interest rights, profit participation rights or other similar rights with respect to the Partnership or any of its securities.
(e)          Compliance of Prior Distributions and Redemptions. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Partnership were undertaken in compliance with the Partnership Charter Documents then in effect, any agreement to which the Partnership then was a party and in compliance with applicable Law.
(f)          No Amounts Due from Partners. No amounts are due or payable to the Partnership from any of the Partners that will not be satisfied pursuant to Section 6.19.
Section 4.05          Subsidiaries.  Section 4.05 of the Disclosure Schedules sets forth a list of Persons in which the Partnership has or owns any interest in any shares or has an ownership interest.
Section 4.06          Financial Statements.  Complete copies of Matrix’s consolidated audited financial statements consisting of the consolidated balance sheets of Matrix, the Matrix LPs, Matrix Operator, Matrix Pipeline, LP (“Matrix Pipeline”), a California limited partnership and Subsidiary of Matrix Operator as the general partner and Matrix Las Cienegas Limited Partnership as the sole limited partner, and Matrix Royalty, LP, a Texas limited partnership and entity excluded from the transactions contemplated by the Merger Agreement (“Matrix Royalty” and, together with Matrix, the Matrix LPs, Matrix Operator and Matrix Pipeline, the “Matrix Consolidated Entities”), as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Matrix Consolidated Entities as at September 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the  six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Royale. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Matrix Consolidated Entities, and present fairly, in all material respects, the financial position of Matrix as of the respective dates they were prepared and the results of the operations of Matrix for the periods indicated. The balance sheet of the Matrix Consolidated Entities as of December 31, 2015, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Matrix Consolidated Entities as of September 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Matrix maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.07          Undisclosed Liabilities.  The Partnership has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except, in the case of the Partnership (a)  those which are accrued, adequately reflected or reserved against
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in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 4.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Partnership and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Partnership Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect; or
(b)          except as disclosed on Section 4.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 4.09          Material Contracts.  Section 4.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which the Partnership is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of the Partnership are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 4.09 of the Disclosure Schedules, the Partnership is not, and the Partnership has no Knowledge that any other party thereto is, in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of the Partnership by the Partnership or, to the Knowledge of the Partnership, by any other party thereto.  The Partnership has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of the Partnership that has not been fully remedied and withdrawn.
Section 4.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership each respectively owns and has either good and valid title in fee or a valid leasehold interest, Right of Way (defined below) or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted
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Liens).  Except as would not reasonably be expected to have a Partnership Material Effect, all leases, Rights of Way or other agreements under which the Partnership or any of its Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Partnership or any of its Subsidiaries and, to the Knowledge of the Partnership, the counterparties thereto, in accordance with their respective terms, and neither the Partnership nor any of its Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each of the Partnership and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  Each of the Partnership and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Partnership Material Adverse Effect.  All pipelines owned or operated by the Partnership are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Partnership, Matrix Operator, Matrix or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Partnership Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and its Subsidiaries, as applicable, have defensible title to all of the Property Interests forming the basis for the reserves reflected in the Audited Financial Statements except for such Property Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Partnership Material Adverse Effect or as set forth on Section 4.10(c) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Property Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or, preferential rights to purchase Hydrocarbons and neither the Partnership nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Property Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Financial Statements.
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(d)          All of the wells owned, leased, operated or used by the Partnership and its Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Partnership and its Subsidiaries or otherwise associated with the Property Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.  No well owned, leased, operated or used by the Partnership or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Property Interests operated by the Partnership and its Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Partnership Material Adverse Effect. None of the Interests of the Partnership or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Partnership Material Adverse Effect.  Except as set forth on Section 4.10(e) of Disclosure Schedules, none of the Property Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the Summary Projection of Reserves and Revenues as of March 31, 2016, of the Partnership, with run date June 10, 2016, a correct and complete copy of which the Partnership has made available to Royale prior to the date of this Agreement.
(g)          Except as set forth on Section 4.10(g) of the Disclosure Schedules, the Partnership is not engaged in any oil, natural gas or other futures or options trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.10(g) of the Disclosure Schedules sets forth obligations of the Partnership for the delivery of Hydrocarbons attributable to any of the Property Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 4.10(g) of the Disclosure Schedules, as of the date hereof, the Partnership is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 4.10(h) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of the Partnership, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Partnership or any of its Subsidiaries within one year of the Closing Date in any of the Property Interests or any of the contracts governing any of the Property Interests.
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(i)          Except as set forth on Section 4.10(i) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Property Interests contain any minimum volume or throughput provisions or require the Partnership or any of its Subsidiaries to pay for services regardless of whether the Partnership or any of its Subsidiaries delivers such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 4.10(j) of the Disclosure Schedules, none of the Contracts relating to the Property Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Property Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(i) of the Disclosure Schedules.
Section 4.11          Intellectual Property.
(a)          Section 4.11(a) of the Disclosure Schedules lists all (i) Partnership IP Registrations. All required filings and fees related to Partnership IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Partnership IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Partnership’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Partnership’s business or operations as currently conducted.
(c)          The Partnership’s rights in Partnership Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership has taken all commercially reasonable steps to maintain Partnership Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Partnership Intellectual Property, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(d)          To the Knowledge of the Partnership, the conduct of the Partnership’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, no Person is
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currently infringing, misappropriating, diluting or otherwise violating, any Partnership Intellectual Property in a way as would be expect to have a Partnership Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of the Partnership, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Partnership; (ii) challenging the validity, enforceability, registrability or ownership of any Partnership Intellectual Property or the Partnership’s rights with respect to any Partnership Intellectual Property; or (iii) by the Partnership or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Partnership Intellectual Property.  The Partnership is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Partnership Intellectual Property.
Section 4.12          Reserved.
Section 4.13          Reserved.
Section 4.14          Reserved.
Section 4.15          Insurance  Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Partnership and relating to the assets, business, operations, employees, officers and directors of the Partnership (collectively, the “Partnership Insurance Policies”) and true and complete copies of the Partnership Insurance Policies have been made available to Royale. The Partnership Insurance Policies are in full force and effect with respect to the period covered. The Partnership has not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Partnership Insurance Policies. All premiums or installment payments of premiums due on such Partnership Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of Partnership Insurance Policy. All such Partnership Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no material claims related to the business of the Partnership pending under any Partnership Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Partnership is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Partnership Insurance Policy.
Section 4.16          Legal Proceedings; Governmental Orders.
Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Partnership’s Knowledge, threatened (a) against or by the Partnership affecting any of its properties or assets; or (b) against or by the Partnership that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such
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Action. Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Partnership or any of its properties or assets. The Partnership is in compliance with the terms of each Governmental Order set forth in Section 4.16(a) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17          Compliance With Laws; Permits.
(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Partnership has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
(b)          All material Permits required for the Partnership to conduct its business have been obtained by it and are valid and in full force and effect. The Partnership is in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit, except as would not reasonably be expected to have a Partnership Material Adverse Effect.
Section 4.18          Environmental Laws.  The Partnership and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.19          Employee Benefit Matters.  Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which the Partnership or any ERISA Affiliate contributes or is a participating employer (collectively, the “Partnership Benefit Plans”).  With respect to each Partnership Benefit Plan, the Partnership has delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Partnership Benefit Plan.
(a)          Each Partnership Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Each Partnership Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to
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obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Partnership Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Partnership Benefit Plan that is a group health plan.
(c)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Partnership Benefit Plan (or related trust or held in the general assets of the Partnership or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Partnership Benefit Plan or accrued in accordance with the past custom and practice of the Partnership and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Partnership Benefit Plan that is an Employee Welfare Benefit Plan.
(d)          Each Partnership Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e)          No Partnership Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by the Partnership or any ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f)          None of the Partnership Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by the Partnership or an ERISA Affiliate.
(g)          Each Partnership Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Partnership Material Adverse Effect.  Neither the Partnership nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(h)          There are no unresolved claims or disputes under the terms of, or in connection with, any Partnership Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
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(i)          With respect to each Partnership Benefit Plan that the Partnership or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of the Partnership, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Partnership Benefit Plan that would subject the Partnership or any ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          Neither the Partnership nor, to the Knowledge of the Partnership, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Partnership Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Partnership Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Partnership, threatened, and to the Knowledge of the Partnership, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Partnership Material Adverse Effect.
(iv)          Neither the execution and delivery of this Agreement or any other Transaction Document to which the Partnership is a party nor the Matrix Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Partnership; (ii) materially increase any benefits otherwise payable by the Partnership; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(v)          No Partnership Benefit Plan is funded with or allows for payments or distributions in any employer security of the Partnership, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(j)          For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i)          “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of
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such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii)          “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
(iii)          “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
Section 4.20          Employment Matters.
(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of the Partnership as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Partnership is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Partnership, and, to the Partnership’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, to the Knowledge of the Partnership, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Partnership or any of its employees.
(c)          Except as would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Partnership, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Partnership as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Partnership Material Adverse Effect. All employees of the Partnership classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Partnership Material Adverse Effect. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against the Partnership pending, or to the Partnership’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant,
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employee, consultant or independent contractor of the Partnership, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 4.21          Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Partnership have been, or will be, timely filed. All Taxes due and owing by the Partnership (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Partnership has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where the Partnership does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Partnership.
(e)          The amount of the Partnership’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Financial Statements. The amount of the Partnership’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of the Partnership (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 4.21(f) of the Disclosure Schedules sets forth:
(i)          the taxable years of the Partnership as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Partnership as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
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(h)          The Partnership is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Partnership has delivered to Royale copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Partnership for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Partnership.
(k)          The Partnership is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Partnership.
(m)          The Partnership has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  The Partnership has no Liability for Taxes of any Person (other than the Partnership) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)          The Partnership will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
(o)          The Partnership has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
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(p)          The Partnership is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, the Partnership has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          The Partnership is not an investment company as defined in Section 351(e)(1) of the IRC.
(s)          The Partnership is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 4.22          Books and Records.  The minute books and stock record books of the Partnership, all of which have been made available to Royale, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Partnership contain accurate and complete records of all meetings, and actions taken by written consent of, the partners of the Partnership, the Matrix Board or committee thereof when acting on behalf of the Partnership as general partner of the Partnership, and no meeting, or action taken by written consent, of any such partners, Matrix Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Escrow Closing and at the Closing, all of those books and records will be in the possession of the Partnership.
Section 4.23          Related Party Transactions.  Section 4.23 of the Disclosure Schedules lists all Contracts between the Partnership and any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of the Partnership, any executive officer or director of any general partner of the Partnership or any person owning 5% or more of the MI LP Interests (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Partnership.
Section 4.24          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Partnership Related Document based upon arrangements made by or on behalf of the Partnership.
Section 4.25          Legal Proceedings.  There are no Actions pending or, to the Partnership’s Knowledge, threatened against or by the Partnership or any of its Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Partnership, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.26          Proxy Statement.  None of the information with respect to the Partnership that the Partnership or any of its Representatives furnishes in writing to Royale expressly for use in the Registration Statement, will, at the date the Registration Statement is first mailed to
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Royale’s stockholders or at the time of the Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Partnership with respect to any other statements made or incorporated by reference in the Registration Statement.
Section 4.27          No Other Representations or Warranties  Except for the representations and warranties contained in this ARTICLE IV (giving effect to the Matrix Disclosure Schedules) and in the Letter of Transmittal submitted by each Partner in connection with the Exchange, neither the Partners nor the Partnership makes any representation or warranty, express or implied on behalf of or concerning the Partnership or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
Representations and Warranties of Royale and the Parent
Except as set forth in the correspondingly numbered Section of the Royale Disclosure Schedules, Royale and Parent, jointly and severally represent and warrant to the Partners that the statements contained in this are true and correct as of the date hereof.
Section 5.01          Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Royale Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02          Authority; Board Approval.
(a)          Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Merger Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of the Merger Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement, the Merger Agreement and any Ancillary Document to which they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are
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necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange, the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement, the Mergers and the Ancillary Documents, and to approve and consummate the Exchange, the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When the Merger Agreement and each Ancillary Document to which each Royale Party is or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that the Merger Agreement and the transactions contemplated hereby and thereby, including the Exchange and the Mergers, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted the Mergers, subject to the terms hereof, the Section 351 Plan, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to its respective stockholders for adoption, and (iv) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in the Merger Agreement and directed that such matter be submitted for consideration of the Stockholders.  In addition, the respective boards of directors of each of Royale and Parent have, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, (w) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of its respective stockholders, (x) approved and adopted this Agreement, subject to the terms hereof, the Section 351 Plan, (y) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, and (z) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to its respective stockholders for consideration and approval with the recommendation of the respective board of directors that such stockholders adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
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Section 5.03          No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Royale Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Royale Party; or (c) except as set forth in Section 5.03 of the Royale Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04          Capitalization.
(a)          The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which [___________] shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 10,000,000 shares of Royale Preferred Stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(c)          The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d)          The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(e)          Section 5.04(e) of the Royale Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Preferred Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
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(f)          Except as set forth in Section 5.04(f) of the Royale Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(g)          Except as set forth in Section 5.04(g) of the Royale Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.
(h)          All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(h) of the Royale Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
(i)          No outstanding Royale Common Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(j)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which any Royale Party was then was a party and in compliance with applicable Law.
Section 5.05          No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06          SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Royale Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by
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reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and present fairly, in all material respects, the financial position of Royale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07          Undisclosed Liabilities.  The Royale Parties have no Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b)          except as disclosed on Section 5.08 of the Royale Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 5.09          Royale Material Contracts.  Section 5.09 of the Royale Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as
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to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Royale Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.
Section 5.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each Royale Party and its Subsidiaries has such Rights of Way from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December
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31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c) of the Royale Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(e) of Royale Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(g)          Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps,
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hedges, futures or similar instruments.  Section 5.10(g) of the Royale Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, as of the date hereof, no Royale Party is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 5.10(h) of the Royale Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(i)          Except as set forth on Section 5.10(i) of the Royale Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 5.10(j) of the Royale Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 5.10(i) of the Royale Disclosure Schedules.
Section 5.11          Intellectual Property.
(a)          Section 5.11(a) of the Royale Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
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(c)          Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(d)          To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12          Insurance.  Section 5.12 of the Royale Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of Royale Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of the Royale Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Royale Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any Royale Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and have
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not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
Section 5.13          Legal Proceedings; Governmental Orders.
(a)          There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Royale Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14          Compliance With Laws; Permits.
(a)          Except as set forth in Section 5.14(a) of the Royale Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15          Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16          Employee Benefit Matters.
(a)          Section 5.16 of the Royale Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most
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recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
(b)          Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(d)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(e)          Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(f)          No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(g)          None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(h)          Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No
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Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(i)          There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(j)          With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(k)          Neither the execution and delivery of this Agreement or any Ancillary Document to which the Royale Parties are a party, nor the Merger, the Exchange or any Other Exchange will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(l)          No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
Section 5.17          Employment Matters.
(a)          Section 5.17(a) of the Royale Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on
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a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, the Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Royale Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18          Taxes.  Except as set forth in Section 5.18 of the Royale Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
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(b)          The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.
(e)          The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i)          the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
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(k)          The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m)          Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(n)          The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
(o)          Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
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(s)          Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
(t)          None of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
Section 5.19          Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.
Section 5.20          Related Party Transactions.  Section 5.20 of the Royale Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21          Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
Section 5.22          Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23          Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.03, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or
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incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24          Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V (giving effect to the Royale Disclosure Schedules), neither Royale nor Parent makes any representation or warranty, express or implied on behalf of any Royale Party or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
Certain Covenants and Agreements of Parent, Royale and the Partners
The Partnership and the Partners further agree with the Parent and Royale, and Royale and Parent further agree with the Partnership and the Partners, that from the date hereof through the Closing Date:
Section 6.01          Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each of their respective business organizations and to preserve the rights, franchises, goodwill and relationships of the respective employees, customers, lenders, suppliers, regulators and others having business relationships with such business organizations. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent, Royale and their respective Subsidiaries, Matrix, the Partnership and its Subsidiaries, shall:
(a)          preserve and maintain all of its Permits;
(b)          pay its debts, Taxes and other obligations when due;
(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)          not (i) amend or propose to amend the Partnership Charter Documents, with respect to The Partnership, or the Royale Charter Documents, with respect to Royale, (ii)  split, combine, subdivide or reclassify any their outstanding capital stock, partnership interest or any other securities, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any securities, except for (A) dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, (B) with respect to the Partnership, distributions in the amount necessary for any Tax obligations of the
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Partners, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any capital stock, partnership interest or any other securities or any rights, warrants or options to acquire any such securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e)          not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any of its or their capital stock, partnership interest or any other securities or any options, warrants or rights to acquire any of its or their securities or any security convertible into or exchangeable for its or their securities, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or the Partnership, as applicable, or their respective Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules, (C) dispositions of obsolete or worthless assets, and (D) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f)          not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Partnership Benefit Plans, with respect to the Partnership, or Royale Benefit Plans, with respect to Royale, incentive plans, or any additional capital stock, partnership interest or any other securities (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any securities, or of any debt or equity securities convertible into or exchangeable for its capital stock, partnership interest or any other securities, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or Royale, respectively, or any of its applicable Subsidiaries; except each of Royale and the Partnership may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
(g)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Matrix Financial Statements (or the notes thereto) or the Royale Financial Statements (or the notes thereto);
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(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i)          except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
(j)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k)          defend and protect its properties and assets from infringement or usurpation;
(l)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)          maintain its books and records in accordance with past practice;
(n)          comply in all material respects with all applicable Laws; and
(o)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08, with respect to Partnership, or described in Section 5.08, with respect to Royale, to occur.
Section 6.02          Access to Information; Confidentiality; No-Shop.
(a)          Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, and sources of financing reasonable access during normal business hours with reasonable notice, throughout the period from the date hereof until the Closing, to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
(b)          Royale, Matrix and the Partnership shall comply with, and shall cause their respective Representatives to comply with, their respective obligations under the letter of intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”) with respect to the treatment of Confidential Information (as defined in the Letter of Intent).  During the Exclusive Period (as defined in the Letter of Intent), the Partnership will comply with its obligations under
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the no-shop provisions of Section 2 thereof, and Royale will comply with its obligations under the no-shop provisions of Section 3 thereof; provided that following public announcement of a proposed Transaction (as defined in the Letter of Intent) involving Royale and the Partnership, the provisions of the Letter of Intent restricting disclosure of the fact that the parties are in discussions regarding a Transaction shall no longer apply.
Section 6.03          Registration Statement; Approval by Royale’s Stockholders.
(a)          Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Exchange Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale, with the cooperation of the Partnership, shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger and the Exchange.
(b)          Without limiting the generality of the foregoing, the Partnership and Matrix will furnish Royale the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Registration Statement. Royale shall not file the Registration Statement or any amendment or supplement thereto without providing the Partnership a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Royale).  Each of the parties shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c)          Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders or partners, as applicable, that may be required or reasonably requested in connection with any action contemplated by this Section 6.03. Royale shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Registration Statement as promptly as practicable after receipt thereof and to cause the Registration Statement in definitive form to be cleared by the SEC and mailed to Royale’s stockholders as promptly as reasonably practicable following filing with the SEC. Royale shall as soon as reasonably practicable (i) notify the Partnership of the receipt of any comments from the SEC with respect to the Registration Statement and any request by the SEC for any amendment to the Registration Statement or for additional information and (ii) provide the Partnership with copies of all written correspondence between Royale and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Royale and the Partners as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.
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(d)          Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock and Royale Preferred Stock, if any, in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock and the Royale Preferred Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock and Royale Preferred Stock, if any, required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC and all such other information as the Partnership shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.03(d) shall be subject to advance review and reasonable approval by Matrix as general partner on behalf of the Partnership.  Royale shall keep the Partnership updated with respect to proxy solicitation results as requested by Matrix.  Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.04          Approval of the Partnership and the Partners.
(a)          Subject to the terms set forth in this Agreement, the Partnership and Matrix shall take all action necessary to seek the written consent of the Partners to approve this Agreement and related transactions (the “Requisite Partners’ Consent”) in accordance with the requirements of the Partnership Charter Documents and the TBOC on or before the time of the Royale Stockholders Meeting, and, in connection therewith, the Partnership shall mail the Proxy Statement/Prospectus to the Partners as soon as reasonably practicable after the date of this Agreement. The Partnership shall use reasonable best efforts to (i) solicit consents from the Partners, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Exchange, and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of the Partners required by applicable Law to obtain such approval. All materials submitted to the Stockholders in accordance with this Section 6.04(a) shall be subject to Royale’s advance review and reasonable approval.  The Partnership and Matrix shall keep Royale updated with respect to the consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Partnership shall not be required to deliver or continue solicitation of consents from the Partners if this Agreement is terminated before the Royale Stockholders Meeting is held.
Section 6.05          Certain Pre-Merger Actions of Royale Parties.
(a)          Parent and Royale.  Royale will take all action necessary to cause each of Parent, Royale and each of their Subsidiaries to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement. Until the
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Closing, Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the Merger Agreement and the performance of its obligations reasonably related to such agreements.
(b)          Royale Energy Direct Working Interest Trust.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned subsidiary of Royale for the benefit of the third party working interest holders.
Section 6.06          Notice of Certain Events.
(a)          From the date hereof until the Closing, the Partnership shall promptly notify Royale in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Partners hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.02 to be satisfied;
(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to Matrix’s Knowledge, threatened against, relating to or involving or otherwise affecting Matrix that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)          From the date hereof until the Closing, Royale shall promptly notify the Partnership in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
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(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(c)          The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.07          Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by Matrix (on behalf of itself, the Partnership and certain other Matrix LPs) and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08          Governmental Approvals and Consents.
(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
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(b)          The Partnership and Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.
(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)          avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Matrix or the Royale Parties and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, the Partnership or Royale or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale, the Partnership or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Partnership Material Adverse Effect or a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Royale, Matrix, the Partnership or their respective stockholders or partners, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
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Section 6.09          Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.10          Subsequent Filings.  Until the earlier of the Closing Date or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
Section 6.11          Stockholder Litigation.  Royale shall promptly advise Matrix orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep the Partnership fully informed regarding any such shareholder litigation. Royale shall give Matrix the opportunity to consult with Royale regarding the defense or settlement of any such shareholder litigation, shall give due consideration the advice of the Partnership with respect to such shareholder litigation.
Section 6.12          Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Matrix, the Partnership, any of the Royale Parties, this Agreement, the Merger or any transaction contemplated by hereby or thereby, then each of the Partnership and the Royale Parties shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.13          Listing on National Securities Exchange.  Royale, Parent and Matrix shall each use their reasonable best efforts to have the Parent Common Stock to be issued in connection with the Exchange and the Merger ( as well as the Parent Common Stock to be issued upon the other LP Exchanges, conversion of the Series B Preferred Stock which is to be issued in connection with the Preferred Exchange, and Parent Common Stock to be issued upon exercise of outstanding warrants and options to purchase Royale Common Stock), upon effectiveness of the Royale Merger, listed or approved for listing upon notice of issuance on a national securities exchange.
Section 6.14          Further Assurances.  Each party shall, at any time and from time to time after the date hereof, upon reasonable request by another party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the party hereunder, or to
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vest, perfect or confirm of record or otherwise, the equity interests assigned in connection with the Exchange.
Section 6.15          Reserved.
Section 6.16          Certain Tax Matters.
(a)          Parent, Royale, Matrix and the Partnership shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the I.R.C., and before or after the Closing, none of Parent, Royale, Matrix or the Partnership shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the I.R.C.
(b)          Parent, Royale, Matrix and the Partnership shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.
(c)          Royale and the Partnership shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 7.02(g) and 7.03(f).
(d)          Officers of Royale and Matrix, as general partner of the Partnership, shall execute and deliver, respectively, to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including (i) prior to the time the Registration Statement is declared effective by the SEC, (ii) prior to the Matrix Merger Effective Time and the Royale Merger Effective Time, and (iii) prior to Closing (if not Closing does not occur substantially concurrently with such merger effective times), in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 7.02(g) and 7.03(f).  Each of Royale and Matrix shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.16.
(e)          For federal income tax purposes, Parent, Royale, Matrix and the Partnership shall treat:
(i)          the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii)          the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii)          the Matrix LP Holders (including the Partners) as the owners of their respective limited partnership interests in the Matrix LPs surrendered by them in the
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LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(iv)          the holders of the Matrix Preferred Interests as the owners of their respective Matrix Preferred Interests surrendered by them in the Preferred Exchange through the close of the Closing Date for the Preferred Exchange Agreement;
(v)          the Matrix Operator Holders as the owners of the shares of capital stock of Matrix Operator surrendered by them in the Matrix Operator Stock Exchange through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement;
(vi)          each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii)          the Matrix Operator as an S corporation through the close of the Closing Date for the Matrix Operator Stock Exchange Agreement (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following such Closing Date.
Section 6.17          Matrix Senior Indebtedness.  Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”, among Matrix, Matrix Operator and the Matrix LPs (including the Partnership), as borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix and the Partnership under the Matrix Senior Indebtedness and any related loan and security documents.  In the alternative, Parent, Royale, Matrix and the Partnership shall use reasonable best efforts to cause all obligations with respect to the Matrix Senior Indebtedness to be paid in full pursuant to the terms thereof; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale, Matrix and the Partnership.
Section 6.18          Consents to Transfer of MI LP Interests.  Each of the Partners who, collectively, are all of the limited and general partners of the Partnership, hereby consents to the sale, assignment and transfer of all of the MI LP Interests pursuant to the terms of this Exchange Agreement and agrees that the Parent, as transferee of all of the MI LP Interests, shall, upon consummation of such assignment, be admitted as a substituted limited partner of the Partnership, with all of the rights and privileges of each limited partner assigning such interest to Parent, and each Partner hereby waives all notice, rights of first offer or first refusal and all other rights whatsoever to deny, object, delay, approve, or take any other action with respect to the assignment of the MI LP Interests pursuant to the terms of this Exchange Agreement or the admission of Parent as a limited partner of the Partnership.  Each Partner further consents and agrees that the sale, assignment and transfer of all of the MI LP Interests pursuant to the terms of
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this Exchange Agreement shall not cause (and shall be deemed not to cause) the termination or dissolution of the Partnership or to trigger the right of any person to elect the termination or dissolution of the Partnership, and that the Partnership shall continue in full force and effect following the Exchange in accordance with terms of its Partnership Charter Documents, with Parent as substituted limited partner and Matrix continuing as general partner of the Partnership.
Section 6.19          Partner Indebtedness and Receivables.  On or prior to Closing the Partners shall cause to be paid in full in cash all accounts payable, notes payable and advances payable by any Partner to the Partnership and the Partnership shall pay in full in cash all accounts payable, notes payable and advances payable by the Partnership to any Partner.
Section 6.20          Release to be Effective upon Closing.  Effective upon Closing, and without further action on the part of any party or other person,
(a)          each Partner does hereby (i) release, acquit and forever discharge the Partnership from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Partnership in connection with the obligations or liabilities of the Partners hereunder; (ii) waive all breaches, defaults or violations of any agreement applicable to its MI LP Interest and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any partnership interest of the Partnership and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.
(b)          the Partnership does hereby i) release, acquit and forever discharge each Partner from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from each Partner in connection with the obligations or liabilities of the Partnership or any obligations or liabilities of the Partners to the Partnership; (ii) waive all breaches, defaults or violations of any agreement applicable to such Partner’s MI LP Interest and agrees that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all redemption, repurchase rights, rights of first refusal or other rights to acquire any partnership interest of any Partner and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such rights.
ARTICLE VII
Tax Matters
Section 7.01          Tax Covenants.
(a)          Without the prior written consent of Royale, prior to the Closing, the Partnership, its Representatives and the Partners shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Partnership or Parent in respect of any Post-Closing Tax Period.
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(b)          Without the prior written consent of the Partnership, prior to the Closing, Royale, its Representatives and the Royale Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Royale or Parent in respect of any Post-Closing Tax Period.
(c)          The Royale Parties and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns or other documents with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) that are required or permitted to be filed on or before the Closing.  Each of the Royale Parties and the Partnership shall pay, without deduction from any amount payable to the Partners or the Royale Stockholders and without reimbursement from the other party, any such Taxes or fees imposed on it which become payable in connection with the Mergers.
Section 7.02          Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Partnership shall be terminated as of the Closing Date. After such date neither the Partnership nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03          Tax Returns.
(a)          The Partnership shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Partnership after the Closing Date with respect to a Pre-Closing Tax period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Partner Representative (together with schedules, statements and, to the extent requested by Partner Representative, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Partner Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 20 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Partner Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Partner Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by mutually acceptable nationally recognized accounting firm (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it
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pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Parent. The preparation and filing of any Tax Return of the Partnership that does not relate to a Pre-Closing Tax period or Straddle Period shall be exclusively within the control of Parent.
(c)          For purposes of this ARTICLE VII, Johnny Jordan shall be the “Partner Representative” unless he earlier resigns or retires from such position, at which time a new Partner Representative shall be appointed by the Partners formerly owning a majority of the  Percentage Interest in the Partnership.
(d)          None of Parent, Royale, and the Partnership and their respective Affiliates shall file any amended return, carryback claim, or other adjustment request with respect to Royale, the Partnership, the Matrix LPs, the Matrix Operator, or Matrix Pipeline, L.P. for any Pre-Closing Tax period unless such action is required by Law or Governmental Order or unless such action is undertaken pursuant to the written consent of Royale and the Partner Representative, which consent shall not be unreasonably withheld or delayed.
Section 7.04          Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05          Contests.  Parent agrees to give written notice to Partner Representative of the receipt of any written notice by the Partnership, Parent or any of Royale’s Affiliates which involves the assertion of any claim, or the commencement of any Action, with respect to Taxes for a Pre-Closing Tax period (a “Tax Claim”).
Section 7.06          Cooperation and Exchange of Information. The Partner Representative, the Partnership and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Partnership. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Partner Representative, the Partnership and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the
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Partnership for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Partnership for any taxable period beginning before the Closing Date, Partner Representative, the Partnership or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
ARTICLE VIII
Conditions to Closing
Section 8.01          Conditions to Obligations of All Parties.
The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)          This Agreement and the Exchange and shall have been duly adopted and approved by the Requisite Partners’ Consent and the Other Exchanges shall have been duly adopted and approved by the Other Exchange Approvals.
(b)          This Agreement, the Royale Merger, the Matrix Merger, the issuance of Parent Common Stock pursuant to (i) the Royale Merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreements, (iv) the Matrix Operator Stock Exchange Agreement, and the issuance of Series B Preferred Stock pursuant to the Preferred Exchange Agreement, shall have been duly adopted and approved by the Requisite Royale Vote, the Requisite Matrix Vote and the Requisite Exchange Approvals in accordance with the CCC, TBOC and the DGCL, as applicable.
(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e)          the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, and the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
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(f)          the Partnership shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(g)          Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and the Partnership, and no such consent, authorization, order and approval shall have been revoked.
(h)          All conditions to the Mergers have been satisfied or waived by the parties.
Section 8.02          Conditions to Obligations of Royale and Parent. The obligations of Royale and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25, the representations and warranties of the Partnership contained in this Agreement, the Partner Related Documents, the Partnership Related Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Partnership Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Partnership Material Adverse Effect, as so qualified) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Partnership contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25,, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Partnership shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Partnership Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Partnership shall have performed such agreements, covenants and conditions, as so qualified.
(c)          No Action shall have been commenced against any of the Royale Parties, the Partnership or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
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(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Partnership Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Partnership Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Partnership Material Adverse Effect.
(f)          The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.
(g)          Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that (i) the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion described in this Section 8.02(g), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
(h)          The Partnership shall have delivered each of the closing deliverables set forth in Section 8.04(a).
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.17.
(j)          Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock in connection with the Matrix Merger.
Section 8.03          Conditions to Obligations of Matrix.  The obligations of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Partnership’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section
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5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f)          Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger and the Exchanges will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
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(g)          Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h)          Royale shall have an aggregate cash balance in excess of 65% of its deferred drilling obligation immediately prior to the Closing Date.
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been paid off in accordance with Section 6.17.
(j)          No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.
(k)          Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Royale Common Stock in connection with the Royale Merger or any of the Exchanges.
Section 8.04          Closing Deliverables.
(a)          At or prior to the Escrow Closing, the Partnership shall deliver to Royale or, if otherwise provided below, to the Escrow Agent, the following, as provided below:
(i)          a certificate, dated the Closing Date and signed by a duly authorized officer of the general partner of the Partnership that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(ii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying (1) all resolutions adopted by the Matrix Board authorizing the execution, delivery and performance of this Agreement by Matrix, as general partner of the Partnership, and consummation of the transactions contemplated hereby, (2) that each of the Partners has executed and delivered the Requisite Partners’ Consent, that all resolutions of the Matrix Board and all authorizations provided by each Partner in connection with the Requisite Partners’ Consent are in full force and effect without modification or amendment;
(iii)          a partnership certificate representing all of the outstanding MI LP Interests and properly executed and completed Letters of Transmittal with respect thereto, in the form attached to Exhibit D (“Letters of Transmittal”), shall be delivered by the Partners to the Escrow Agent.  In addition, the Partners shall execute and deliver to
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Royale, and shall cause the Partnership to execute and deliver to Royale, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Partnership or its Partners at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under this Agreement.
(iv)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the general partner of the Partnership certifying the names and signatures of the officers of the general partner authorized to sign this Agreement, the Partnership Related Documents and the other documents to be delivered hereunder and thereunder;
(v)          a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Partnership is organized;
(vi)          the Section 351 Plan;
(vii)          certificates of non-foreign status delivered by each Partner of the Partnership under Section 1445 of the IRC; and
(viii)          such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)          At the Closing, Royale shall deliver to the Partnership (or such other Person as may be specified herein) the following:
(i)          instructions to Royale’s transfer agent to issue and deliver to the Partners the Exchange Consideration to be issued as provided in ARTICLE II;
(ii)          instructions to Royale’s transfer agent to issue and deliver to the holders of Matrix Preferred Interests the Preferred Exchange Consideration;
(iii)          evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.17;
(iv)          a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
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(vi)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii)          evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);
(viii)          the Section 351 Plan;
(ix)          employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer,  Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x)          certificates or other evidence reasonably satisfactory to the Partnership confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi)          such other documents or instruments as the Partnership reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(c)          At the Closing, provided that (i) the conditions of this ARTICLE VIII have been fulfilled to the reasonable satisfaction of each Party entitled to satisfaction thereof, and(ii) each of the deliveries required by Section 8.04(a) and Section 8.04(b) have been made in accordance with such requirements, Royale and the Partnership shall provide joint written instructions to the Escrow Agent to release and deliver to Royale or its designee all of the Letters of Transmittal and partnership certificates held in escrow by Escrow Agent pursuant to the Escrow Agreement.
ARTICLE IX
Termination
Section 9.01          Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)          by the mutual written consent of the Partnership and Royale;
(b)          by Royale by written notice to the Partnership if:
(i)          no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Partnership pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Partnership within 30 days of the Partnership’s receipt of written notice of such breach from Royale; or
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(ii)          any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by March 31, 2017  (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by the Partnership by written notice to Royale if:
(i)          the Partnership is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from the Partnership; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Partnership to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)          by either Royale or the Partnership if:
(i)          the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.
(ii)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii)          this Agreement has been submitted to the stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof);
(iv)          this Agreement has been submitted to the stockholders of Matrix for adoption at a duly convened Matrix Stockholders Meeting (or as a written consent in lieu of such meeting) and the Requisite Matrix Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by such written consent; or
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(v)          this Agreement has been submitted to the Partners of the Partnership for adoption and the Requisite Partners’ Consent shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by a written consent.

Section 9.02          Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties or the Partnership, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a)          Royale and the Partnership shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the Letter of Intent, which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b)          as set forth in this ARTICLE IX, and ARTICLE X hereof; and
(c)          that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Royale and Matrix shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
Section 10.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to the Partnership:	Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C

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Santa Barbara, CA 93101
E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

If to Royale or Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: Jonathan@royl.com
Attention: Jonathan Gregory, Chief Executive Officer

with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually
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acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06          Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent and the Partners at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or the Partners, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Partners (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by the Partners), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.09          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE
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SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.10          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been duly executed and delivered effective as of the date first hereinabove written.
PARENT:

 Royale Energy Holdings, Inc.

By_____________________
Name:
Title:

ROYALE:

Royale Energy, Inc.

By__________________________________
Name:
Title:

PARTNERSHIP:

Matrix Permian Investments, LP
By: Matrix Oil Management Corporation

By:_________________________________
Name:
Title:

GENERAL PARTNER:
Matrix Oil Management Corporation

By:_________________________________
Name:
Title:

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LIMITED PARTNERS:

 Walou Investments, LP

 By:___________________________________
Name:________________________________
Title: ________________________________

Meeteetse Limited Partnership

By:___________________________________
Name:________________________________
Title: ________________________________

PEM Resources Limited Partnership

By:___________________________________
Name:________________________________
Title: ________________________________

Loren Enterprises, L.P.

By:___________________________________
Name:________________________________
Title: ________________________________

GROVES INVESTMENTS, LP

By:___________________________________
Name:________________________________
Title: ________________________________

JRS ENERGY INVESTMENTS, LLC

By:___________________________________
Name:________________________________
Title: ________________________________

78

Oakview Investments LP

By:___________________________________
Name:________________________________
Title: ________________________________

79

Exhibit A

LIST OF PARTNERS

[To be completed when Agreement is executed.]

80

Exhibit B

EXCHANGE CONSIDERATION

[Exchange Consideration: Number of shares of Parent Common Stock = Number of Royale shares outstanding on Merger Effective Date x Matrix Group Allocation of Matrix Permian Investments, LP] [To be completed when Agreement is executed.]

81

Exhibit C

ESCROW AGREEMENT

[To be prepared when Agreement is executed.]

82

Exhibit D

LETTER OF TRANSMITTAL
[To be prepared when Agreement is executed.]

83

Exhibit E

SECTION 351 PLAN OF MERGER AND EXCHANGE

(See Exhibit 2.7 to the Registration Statement on Form S-4.)

84

Annex F
MATRIX OPERATOR STOCK EXCHANGE AGREEMENT
with the holders of all
outstanding common stock of
MATRIX OIL CORPORATION, A CALIFORNIA CORPORATION
dated as of [●]

AGREEMENT AND PLAN OF EXCHANGE
BY AND AMONG
ROYALE ENERGY HOLDINGS, INC.
AND
THE SHAREHOLDERS OF
OF
MATRIX OIL CORPORATION

[                              ]

i

Section 10.08	Amendment and Modification; Waiver	78
Section 10.09	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	78
Section 10.10	Specific Performance	79
Section 10.11	Counterparts	79

Exhibits

Exhibit A          List of Shareholders
Exhibit B          Exchange Consideration
Exhibit C          Escrow Agreement
Exhibit D          Letter of Transmittal from Shareholders
Exhibit E          Form of Section 351 Plan of Merger and Exchange

AGREEMENT AND PLAN OF EXCHANGE
This AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”) made effective as of [                              ], by and among ROYALE ENERGY, INC., a California corporation (“Royale”), ROYALE ENERGY HOLDINGS, INC., a Delaware corporation (the “Parent”), and EACH OF THE UNDERSIGNED PERSONS (the “Shareholders”), who, collectively, are all of the holders of all outstanding shares of capital stock of MATRIX OIL CORPORATION, a California corporation (the “Corporation”).  Defined terms used herein have the respective meanings set forth in ARTICLE I.
WHEREAS, Parent and the Shareholders desire to provide for the transfer by the Shareholders to Parent of the outstanding shares of capital stock of the Corporation in exchange for common stock of Parent (the “Exchange”), with the Parent being the sole shareholder of the Corporation following the Exchange;
WHEREAS, the Exchange is one of several related transactions involving the assignment of capital stock of the Corporation to Parent in exchange for common stock of Parent (“Parent Common Stock”) as part of an overall plan to capitalize Parent; and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with Parent shall qualify as exchanges under the provisions of Section 351 of the IRC;
WHEREAS, the parties to the Exchange desire to conclude the Exchange concurrently with and conditioned upon successful completion of certain other exchange transactions as well as successful completion of the merger of Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent (“Matrix Merger Sub”), with and into Matrix Oil Management Corporation, a California corporation (“Matrix”), with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent (the “Matrix Merger”).
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
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“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means:
A.
The Preferred Exchange Agreement with the holders of all preferred limited partnership  interests of Matrix Investments, L.P. in substantially the form attached as Exhibit A to the Merger Agreement (the “Preferred Exchange Agreement”);

B.	The Certificate of Designation of Series B Preferred Stock in substantially the form attached as Exhibit B to the Merger Agreement;

C.
The LP Exchange Agreement with the holders of all limited partnership interests (other than the Matrix Preferred Interests)  of Matrix Investments L.P., a California limited partnership, in substantially the form attached as Exhibit C to the Merger Agreement (the “Matrix Investments LP Exchange Agreement”);

D.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Las Cienegas Limited Partnership, a California limited partnership in substantially the form attached as Exhibit D to the Merger Agreement (the “Matrix Las Cienegas LP Exchange Agreement”);

E.
The LP Exchange Agreement with the holders of all limited partnership interests of Matrix Permian Investments, LP, a Texas limited partnership in substantially the form attached as Exhibit E to the Merger Agreement (the “Matrix Permian LP Exchange Agreement”);

F.	This Agreement;

G.	Employment Agreements between Parent and Jonathan Gregory, Donald Hosmer, Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix; and

H.	The Section 351 Plan in substantially the form attached hereto as Exhibit E.

“Applicable Effective Time” has the meaning set forth in Section 2.05.
“Audited Financial Statements” has the meaning set forth in Section 4.06.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Board” means the board of directors of the Corporation.
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“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.
“Capital Stock Consideration” means, collectively, the shares of Parent Common Stock to be issued as the Royale Merger Consideration, the Matrix Merger Consideration, the Matrix LP Exchange Consideration and the Exchange Consideration and the shares of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration.
 “CCC” means the California Corporations Code.
“Closing” has the meaning set forth in Section 3.03.
“Closing Date” has the meaning set forth in Section 3.03.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contributions” has the meaning set forth in Section 6.16.
“Corporation” has the meaning set forth in the preamble.
“Corporation Benefit Plans” has the meaning set forth in Section 4.18.
“Corporation Insurance Policies” has the meaning set forth in Section 4.14.
“Corporation Charter Documents” means the documents by which the Corporation and its respective subsidiaries established their legal existence, were authorized to conduct business in their jurisdiction of organization or which govern their internal affairs, including, without limitation, any articles of incorporation, articles of association, operating agreement, partnership agreement, bylaws or similar documents.
“Corporation Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Corporation and its Subsidiaries, taken as a whole, or (ii) the ability of the Shareholders or the Corporation  to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Corporation Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Corporation and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Corporation Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Corporation and its Subsidiaries, taken as a whole,
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compared to other participants in the industries in which the Corporation and its Subsidiaries conduct their businesses.
“Corporation Related Documents” has the meaning set forth in Section 4.02.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Disclosure Schedules” means the Disclosure Schedules delivered by Matrix and Royale concurrently with the execution and delivery of this Agreement.
“DWI Business” means the business of Royale in connection with the sale of working interests by Royale in certain Royale Interests in order to finance the drilling and development costs of such Royale Interests.
“Employee Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Pension Benefit Plan” is defined in Section 4.19(j)(i).
“Employee Welfare Benefit Plan” is defined in Section 4.19(j)(i).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
8

“ERISA Affiliate” means, with respect to a Person, all employers (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the IRC.
“Escrow Agent” has the meaning set forth in Section 3.01.
“Escrow Closing” has the meaning set forth in Section 3.01.
“Exchange” has the meaning set forth in first recital of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Consideration” has the meaning set forth in Section 2.02.
 “Exchanges” means the Exchange and the Other Exchanges. The Exchanges are related transactions involving the assignment of property to Parent in exchange for common or preferred stock of Parent as part of an overall plan to capitalize Parent, and for federal income tax purposes, it is intended that the Mergers and the Exchanges shall qualify as exchanges under the provisions of Section 351 of the IRC.
“Financial Statements” has the meaning set forth in Section 4.06.
“GAAP” means has the meaning set forth in Section 5.06.
“Governing Documents” means, with respect to any business entity, all documents by which such entity established its legal existence, was authorized to conduct business in its jurisdiction of organization or which govern its internal affairs, including, without limitation, its articles of incorporation, articles of organization, limited partnership agreement, operating agreement, limited liability company agreement, bylaws and any other governing document, as applicable, of such entity.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, natural gas, condensate, liquefied natural gas, NGL and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith, combinations or constituents thereof and extractions therefrom.
“Indebtedness” means, with respect to a Person and without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Independent Accountant” has the meaning set forth in Section 7.03.
 “Intellectual Property” means all intellectual property and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
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“Interim Financial Statements” has the meaning set forth in Section 4.06.
“IRC” means the U.S. Internal Revenue Code of 1986, as amended.
“Knowledge” means, (i) when used with respect to Matrix, the actual or constructive knowledge of any director or executive officer of Matrix, after reasonable inquiry with any Person directly reporting to any such director or executive officer, (ii) when used with respect to Royale, the actual or constructive knowledge of any director or executive officer of Royale, after reasonable inquiry with any Person directly reporting to any such director or executive officer and (iii) when used with respect to the Corporation, the actual or constructive knowledge of any director or executive officer of the Corporation, after reasonable inquiry with any Person directly reporting to any such director or executive officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Letter of Intent” has the meaning set forth in Section 6.02(b).
“Letter of Transmittal” has the meaning set forth in Section 8.04
“Liabilities” has the meaning set forth in Section 4.07.
“LP Exchange” means the exchange of all limited partnership interests (other than the Matrix Preferred Interests)  in the respective Matrix LPs for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“LP Exchange Agreement” means the applicable agreement and plan of exchange concerning the exchange of all limited partnership interests (other than the Matrix Preferred Interests)  of the specified Matrix LP for shares of common stock of Parent concurrently with the consummation of the Matrix Merger.
“Material Contract” means, with respect to a Person, any of the following:
A.	Any Contract that requires future expenditures by such Person in excess of $100,000 in any twelve (12) month period, or that provide for payments to such Person in excess of $100,000;

B.
Each Contract for Leased Real Property and each Contract or other right pursuant to which such Person uses or possesses any Personal Property (other than Personal Property owned by such Person), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period, provided that any such Contracts related to the Matrix Interests (with respect to Matrix) or the Royale Interests (with respect to Royale) need not be listed on the applicable Disclosure Schedule;

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C.
Each Contract pursuant to which such Person licenses or uses any Intellectual Property (other than standard licenses for non-custom, commercially available off-the-shelf software, for which the annual amounts owed by such Person do not exceed $5,000 individually), in each case that provide for aggregate payments by such Person in excess of $100,000 during any twelve (12) month period;

D.
Any Contract relating to Indebtedness for borrowed money, any outstanding reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person or granting a lien on any of such Person’s assets to any Person, in each case in excess of $100,000, other than (i) accounts receivable and payable, and (ii) loans to direct or indirect wholly owned Subsidiaries of such Person;

E.
Any Contract creating or guaranteeing any surety bond in favor of such Person or supporting any of its Contracts or customers, together with a list of each such outstanding surety bond and the amount thereof, in each case in excess of $100,000;

F.
Any Contract with any 5% stockholder, director or executive officer of such Person, or any member of his or her immediate family, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person;

G.
Any Contract containing any covenant (x) materially limiting the right of such Person to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (y) granting any exclusive distribution or supply rights; or (z) otherwise restricting, in any material respect, such Person from freely engaging in the business of selling, distributing or manufacturing any products or services;

H.
Any Contract granting an option or first refusal, first offer or similar preferential right to purchase or acquire any of such Person’s assets to any other Person (other than the purchase of inventory pursuant to customer contracts entered into in the ordinary course of business consistent with past practice), in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

I.
Any Contract pursuant to which payments are required or acceleration of benefits is required upon a change of control of such Person or similar event, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period;

J.	Any Contract that is material to such Person or any of its assets and that requires the consent or waiver of a third party prior to such Person
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consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to such Person in excess of $100,000 during any twelve (12) month period; or

K.	Any Contract that constitutes a partnership or joint venture agreement (excluding any tax partnership).

“Matrix” has the meaning set forth in the recitals.
“Matrix Board” means the board of directors of Matrix.
“Matrix Common Stock” means the common stock, no par value per share, of Matrix, including all shares common stock into which outstanding shares of Matrix’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Matrix’s common stock.
“Matrix Consolidated Entities” has the meaning set forth in Section 4.06.
“Matrix Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Shareholders regarding the Corporation and the other Matrix Consolidated Entities (if applicable) in connection with this Agreement.
“Matrix Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Matrix Investments LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
“Matrix Las Cienegas LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
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“Matrix LP Exchange Consideration” means the aggregate number of shares of Parent Common Stock the Matrix LP Holders will receive pursuant to the LP Exchange Agreements.
 “Matrix LP Holders” means the holders of all limited partnership interests (other than the Matrix Preferred Interests) of the Matrix LPs.
“Matrix LPs” means, collectively, Matrix Investments L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership.
“Matrix Merger” has the meaning set forth in the recitals.
“Matrix Merger Consideration” means the number of shares of Parent Common Stock into which Matrix common stock converts in connection with the Matrix Merger determined in accordance with the Merger Agreement.
“Matrix Merger Effective Time” means the time the Matrix Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Matrix Merger Sub” has the meaning set forth in the recitals.
“Matrix Merger Sub Shares” has the meaning set forth in Section 5.04(d).
“Matrix Permian LP Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
 “Matrix Pipeline” has the meaning set forth in Section 4.06.
“Matrix Preferred Interests” means all of the preferred limited partnership interest of Matrix Investments, L.P.
 “Matrix Royalty” has the meaning set forth in Section 4.06.
“Matrix Senior Indebtedness” has the meaning set forth in Section 6.17.
“Matrix Shares” means shares of capital stock of Matrix Oil Management Corporation, a California corporation.
“Matrix Stockholder” means a holder of Matrix Common Stock.
“Mergers” means, collectively, the Matrix Merger and the Royale Merger.
“Merger Agreement” means the Agreement and Plan of Merger dated as of November 30, 2016, among the Royale Parties and Matrix.
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“Other Exchanges” means (i) the exchange of Parent Common Stock for (A) all limited partnership interests of Matrix Las Cienegas Limited Partnership pursuant to the Matrix Las Cienegas LP Exchange Agreement, (B) all limited partnership interests of Matrix Permian Investments, LP pursuant to the Matrix Permian LP Exchange Agreement, (C) all limited partnership interests of Matrix Investments L.P. pursuant to the Matrix Investments LP Exchange Agreement, and (ii) the exchange of all Series B Preferred Stock for all Matrix Preferred Interests. The Other Exchanges are all of the Exchanges other than the Exchange (which concerns Parent and the Corporation).
“Other Exchange Approvals” means the Requisite Exchange Approvals other than those required for the Exchange.
“Outside Date” has the meaning set forth in Section 9.01.
“Parent” has the meaning set forth in the preamble.
“Parent Common Stock” has the meaning set forth in the recitals.
“Parent Shares” means shares of capital stock of Royale Energy Holdings, Inc., a Delaware corporation.
“Parent Stockholder” means a holder of Parent Common Stock or Series B Preferred Stock.
“Percentage Interest” means, at any time, the percentage of the aggregate Transferred Stock held by any holder as determined by the Corporation in accordance with the Corporation Charter Documents.
“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) liens securing capital lease obligations, equipment leases or other purchase money Indebtedness, provided that the obligations secured by such lien are secured only by the property leased or purchased under such capital lease, equipment lease or purchase money Indebtedness and such obligations are not increased in amount, (g) liens to operators and non-operators under joint operating agreements, unitization and pooling agreements arising in
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the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor and that, despite the existence of such reserves, to the extent that any such liens relate to the Matrix Interests, with respect to Matrix, or the Royale Interests, with respect to Royale, such liens would not be reasonably be expected to materially impair the use of, or proceeds derived from, such Matrix Interests or Royale Interests, as applicable, (h) Production Burdens, and (i) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Taxes” means Taxes of Matrix for any pre-closing Tax period.
“Preferred Exchange” means the exchange of all Matrix Preferred Interests by the holders thereof for shares of the Parent’s Series B Preferred Stock pursuant to terms of certain definitive exchange agreements providing for execution of such exchange concurrently with consummation of the Mergers.
“Preferred Exchange Consideration” means each $10.00 of Matrix Preferred Interests (based on adjusted capital accounts of the holders) of Matrix Investments, L.P. outstanding immediately prior to the Matrix Merger Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Series B Preferred Stock of Parent.
“Preferred Exchange Agreement” has the meaning set forth in the definition of “Ancillary Documents”.
 “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measure by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Property Interests” means, with respect to Matrix and its Subsidiaries and the Matrix LPs (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all  rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the
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processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Proxy Statement/Prospectus” means the filing with the SEC of Royale’s proxy statement relating to a special meeting of the Royale shareholders to consider and vote on this Agreement and the transactions contemplated in the Merger Agreement.
“Registration Statement” means a registration statement on Form S-4 under the Securities Act filed by Royale on behalf of Parent, with respect to the transactions contemplated in the Merger Agreement.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Exchange Approvals” mean, in the case of consummation of the Merger, receipt of the Requisite Matrix Vote, and with respect to the Exchanges, all consents, approvals or waivers required from the Matrix LP Holders, the Shareholders, the respective general partners of each Matrix LP and the holders of all Matrix Preferred Interests, to consummate each of the respective Exchanges.
“Requisite Matrix Vote” has the meaning set forth in Section 4.02(a).
“Requisite Royale Vote” has the meaning set forth in Section 5.02(a).
“Requisite Shareholders’ Consent” has the meaning set forth in Section 6.04.
 “Right of Way” is defined in Section 4.10.
“Royale” has the meaning set forth in the preamble.
“Royale Benefit Plans” has the meaning set forth in Section 5.16.
“Royale Charter Documents” means the Governing Documents of each of the Royale Parties, respectively.
“Royale Common Stock” means the common stock, no par value per share, of Royale, including all shares of common stock into which outstanding shares of Royale’s preferred stock are convertible and which are issuable upon exercise outstanding warrants and options to purchase Royale’s common stock.
“Royale Convertible Notes” has the meaning set forth in Section 8.03.
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“Royale Disclosure Schedules” means the Disclosure Schedules submitted by or on behalf of the Royale and Parent regarding the Royale Parties in connection with this Agreement.
“Royale Financial Statements” has the meaning set forth in Section 5.06.
“Royale Insurance Policies” has the meaning set forth in Section 5.12.
“Royale Intellectual Property” means all Intellectual Property that is owned or held for use by Royale.
“Royale Interests” means, with respect to Royale and its Subsidiaries (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests in the oil, gas and mineral fee or leasehold estate; (b) all rights with respect to Hydrocarbons or revenues therefrom; (c) all Contracts in connection therewith and the leasehold estates created thereby and the lands covered by the Contracts relating to the Hydrocarbons or included in units with which such Contracts may have been pooled or united; (d) surface interests, fee interests, reversionary interests, reservations and concessions; (e) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with leases, the drilling of wells or the processing, storage, disposition, transportation or sale of Hydrocarbons, (f) all interests in machinery, equipment (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment) pumps, water plants, electric plants, gasoline and gas platforms, processing plans, compressor stations, separation plants, refineries, testing and monitoring equipment, in each case, in connection with any leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (g) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Royale IP Registrations” means all Royale Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Royale Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of  the Royale Parties, taken as a whole, or (ii) the ability of the Royale Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Royale Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) changes in the price or trading volume of Royale Common Stock; or (e) general conditions in the industry in which the Royale Parties operate;
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provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Royale Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Royale Parties, taken as a whole, compared to other participants in the industries in which Royale Parties conduct their businesses.
“Royale Merger” means Royale Merger Sub shall be merged with and into Royale with Royale as the surviving corporation and a wholly-owned Subsidiary of Parent.
“Royale Merger Consideration” means the number of shares of Parent Common Stock into which Royale Common Stock converts in connection with the Royale Merger determined in accordance with the Merger Agreement.
 “Royale Merger Effective Time” means the time the Royale Merger shall become effective as such certificates of merger have been duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively, or at such later date or time as may be agreed by Matrix and Royale in writing and specified in the respective certificates of merger in accordance with the requirements of the CCC and DGCL.
“Royale Merger Sub” means Royale Merger Sub, Inc., a California corporation and direct, wholly-owned Subsidiary of Parent.
“Royale Merger Sub Shares” has the meaning set forth in Section 5.04(c).
“Royale Parties” means Royale, Parent, Royale Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent and Matrix Merger Sub, Inc., a California corporation and a direct, wholly-owned Subsidiary of Parent, together with each of their respective Subsidiaries.
“Royale Preferred Stock” means the Series AA Convertible Preferred Stock of Royale.
“Royale Shares” means shares of capital stock of Royale Energy, Inc. a California corporation.
“Royale Stockholder” means a holder of Royale Common Stock or Royale Preferred Stock.
“Royale Stockholders Meeting” has the meaning set forth in Section 6.03(d).
“SEC” has the meaning set forth in Section 6.03.
“SEC Reports” has the meaning set forth in Section 5.06.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 351 Plan” means the Section 351 Plan of Merger and Exchange in the form attached hereto as Exhibit E.
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“Series B Preferred Stock” means Series B 3.5% Convertible Preferred Stock of Parent.
“Shares” means Royale Shares or Matrix Shares or shares of capital stock of any Constituent Corporation as the context may require.
“Shareholder Related Document” has the meaning set forth in Section 4.02.
“Shareholder Representative” has the meaning set forth in Section 7.03.
“Shareholders” has the meaning set forth in the preamble.
 “Stockholder” means a Matrix Stockholder, a Royale Stockholder or a Parent Stockholder, as the context shall require.
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TBOC” means the Texas Business Organizations Code, as amended from time to time.
“Transferred Stock” has the meaning set forth in Section 2.01.
“Union” has the meaning set forth in Section 4.19(b).
ARTICLE II
Agreement For Exchange; Closing
Section 2.01          Exchange of Transferred Stock for the Exchange Consideration.  The Shareholders hereby agree to assign, transfer and deliver to Parent all right, title and interest in
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and to all of the outstanding shares of capital stock of the Corporation (“Transferred Stock”) at Closing in exchange for the Exchange Consideration (as defined below) to be delivered by Parent.  Parent hereby agrees to pay, assign, transfer and deliver the Exchange Consideration to the Shareholders at Closing in accordance with this Agreement and such Exchange Consideration shall be allocated among the Shareholders in proportion to the respective Percentage Interest owned by each Shareholder as set forth in Exhibit B hereto.
Section 2.02          Aggregate Consideration from Parent.  The aggregate consideration to be delivered to the Shareholders by the Parent shall be the aggregate number of shares of Parent Common Stock, $0.001 par value per share, as set forth on an Exhibit B hereto for all of the Transferred Stock, which shall be allocated among the Shareholders in proportion to their Percentage Interest as set forth and provided on Exhibit B hereto (as applicable, the “Exchange Consideration”).
Section 2.03          Payment of Exchange Consideration.  Parent shall deliver 100% of the Exchange Consideration payable to each respective Shareholder against delivery by such Shareholder of a Letter of Transmittal together with all certificates representing such Shareholder’s Transferred Stock, conveying all of such Shareholder’s Transferred Stock to Parent at Closing.
Section 2.04          No Fractional Shares.  Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued pursuant to this Section 2.04.  If any Shareholder would otherwise be entitled hereunder to receive a fractional share of Parent Common Stock but for this paragraph, then the aggregate number of shares of Parent Common Stock that such Shareholder is entitled to receive will be (i) rounded up to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Shareholder would otherwise be entitled under this Agreement would be equal to or greater than one-half (0.5) of one share, or (ii) rounded down to the next applicable whole share, if the aggregate number of fractional shares of Parent Common Stock to which a Shareholder would otherwise be entitled under this Agreement would be less than one-half (0.5) of one share, and such Shareholder will not receive cash or any other compensation in lieu of such fractional share of Parent Common Stock.
Section 2.05          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, in connection with the Royale Merger, Royale Shares issued and outstanding immediately prior to the Closing Date or Royale Merger Effective Time (other than Excluded Royale Shares under Section 3.01(b) of the Merger Agreement) which are held by a holder who has not voted in favor of adoption of this Agreement or the Merger Agreement and who has properly exercised appraisal rights of such Shares in accordance with Section 1301 of the CCC (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such Shares) shall not be converted into a right to receive the Royale Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1300 of the CCC; provided, however, that if, after the Royale Merger Effective Time or Closing Date, as applicable (the “Applicable Effective Time”), such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1301 of the CCC or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300
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of the CCC, such Shares shall be treated as if they had been converted as of the Applicable Effective Time into the Royale Merger Consideration to the extent, if any, which such holder is entitled pursuant to Section 3.01 of the Merger Agreement without interest thereon. Royale shall provide the Shareholders with prompt written notice (which notice may be provided to Matrix on behalf of the Shareholders) of any demands which they receive for appraisal of any of their outstanding Shares in connection with the Mergers, any withdrawal of any such demand and any other demand, notice or instrument delivered to them prior to the Applicable Effective Time pursuant to the CCC that relates to such demand.
Section 2.06         Non-Survival of Representations and Warranties.  Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Corporation or any Royale Party, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing of the Exchange. This Section 2.06 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing of the Exchange.
ARTICLE III
Escrow; Closing
Section 3.01          Escrow Closing.  A closing into Escrow (“Escrow Closing”) will take place at the offices of Porter Hedges LLP in Houston, Texas, not less than two business days prior to the date of the special meeting date of shareholders of Matrix as set forth in the Proxy Statement/Prospectus mailed to Matrix shareholders in connection with the Matrix Merger, but in no event later than Outside Date; provided that each of the conditions precedent to the obligations of the parties to effect the Closing other than completion of the Matrix Merger are then satisfied or waived by the applicable party. At the Escrow Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent (“Escrow Agent”) under the Escrow Agreement set forth in Exhibit C hereto, the documents described in Section 8.04 below.  The parties may agree in writing on another date, time or place for the Escrow Closing.
Section 3.02          Delivery of Transferred Stock.  Prior to the Closing, the Parent will deliver to each of the Shareholders a Letter of Transmittal, in substantially the form attached hereto as Exhibit D, to be used by each Shareholder for surrendering to Parent certificates representing all the such Shareholder’s Transferred Stock in exchange for the right to receive the Exchange Consideration.  On the Escrow Closing Date, certificates for all of the Transferred Stock held by each Shareholder will be delivered by such Shareholder to the Escrow Agent in accordance with the Escrow Agreement for the benefit of the Parent together with properly completed and executed Letters of Transmittal.
(a)          It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any Transferred Stock may be made on or after the date hereof other than as provided herein.
(b)          The delivery of the Exchange Consideration to the Shareholders with respect to their respective Percentage Interests shall be deemed to be payment in full satisfaction of all rights, title and interests in and pertaining to the outstanding Transferred Stock.
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Section 3.03          Exchange Closing.  Closing of the Exchange (the “Closing”) will occur concurrently with the Matrix Merger and as soon as practicable after the special meeting of Matrix shareholders to consider and vote upon the Matrix Merger (the “Closing Date”); provided that each of the conditions precedent to the obligations of the parties to effect the Closing are then satisfied or waived by the applicable party.  The parties may agree in writing on another date, time or place for the Closing.  At the Closing, the parties will release or cause the Escrow Agent to release the escrowed documents from escrow to the parties designated to receive such documents under the Escrow Agreement, and Parent shall pay and deliver the Exchange Consideration to the Shareholders as prescribed in this Agreement.
ARTICLE IV
Representations And Warranties Of The Shareholders
Each Shareholder separately, and with respect only to his matters and circumstances, hereby represents and warrants to Royale and the Parent that the following statements are true and correct.
Section 4.01          Transferred Stock Ownership.  Exhibit A accurately sets forth the names of each Shareholder, the Percentage Interest owned by each Shareholder and the aggregate Transferred Stock.  Each Shareholder owns, beneficially and of record, with full power to vote, transfer and assign such Shareholder’s Percentage Interest set forth beside such Shareholder’s name on Exhibit A and such Transferred Stock so held by the Shareholders is free and clear of all liens, encumbrances and adverse claims whatsoever except as set forth on Exhibit A.
Section 4.02          Authority.
(a)          Corporation Authority.  The Corporation has the requisite corporate power or entity power and authority to enter into and perform its obligations under this Agreement and all documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Corporation (the “Corporation Related Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Corporation of this Agreement and each Corporation Related Document to which it is a party and the consummation by the Corporation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Corporation.  Matrix has the requisite corporate power or entity power and authority to enter into and perform its obligations under the Merger Agreement and the Ancillary Documents to which it is a party and, subject to adoption of the Merger Agreement by the affirmative vote or consent of holders of two-thirds of the outstanding shares of Matrix common stock (“Requisite Matrix Vote”), to consummate the transactions contemplated hereby.  No corporate, limited partnership or other proceedings on the part of the Shareholders or the Corporation are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange and the other transactions contemplated hereby other than the Requisite Shareholders’ Consent and execution and delivery of the Shareholder Related Documents. This Agreement and each Corporation Related Document has been duly executed and delivered by the Corporation, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to applicable bankruptcy,
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insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each Corporation Related Document to which the Corporation is or will be a party has been duly executed and delivered by the Corporation (assuming due authorization, execution and delivery by each other party thereto), such Corporation Related Document will constitute a legal and binding obligation of the Corporation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          Recommendation of the Board.  The Board, pursuant to resolutions duly adopted by unanimous vote at a meeting of all directors of the Corporation duly called and held and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of, the Shareholders, (ii) approved and adopted, subject to the terms hereof, the Section 351 Plan, (iii) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, (iv) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to all Shareholders for consideration and approval with the recommendation of the Board that the Shareholders adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
(c)          Shareholder Authority.  Each Shareholder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Shareholders (each a “Shareholder Related Document”) and (ii) consummate the transactions contemplated herein and thereby.  This Agreement has been duly executed and delivered by each Shareholder and constitutes, and each Shareholder Related Document, when duly executed and delivered by each Shareholder who is a party thereto will constitute, legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.03          No Conflicts; Consents.  The execution, delivery and performance by the Corporation and the Shareholders of this Agreement, the Corporation Related Documents and the Shareholder Related Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, the bylaws or other Corporation Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Corporation; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which the Corporation is a party, other than, in
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the case of clauses (b) and (c) of this Section 4.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a the Corporation Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Corporation or any Shareholder in connection with the execution, delivery and performance of this Agreement, the Corporation Related Documents and the Shareholder Related Documents, or in connection with the consummation of the transactions contemplated hereby and thereby.
Section 4.04          Capitalization.
(a)          Registered Owners of Transferred Stock. Section 4.04 of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Transferred Stock and the Percentage Interest owned by such Person. Except for the Transferred Stock held by the other Shareholders, there is no outstanding capital stock, and no other equity interest or ownership rights whatsoever, with respect to the Corporation which are held by any Person; and
(b)          No Outstanding Options, Warrants or Rights. Except as disclosed on Section 4.04(b) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire capital stock of the Corporation is authorized or outstanding, and (ii) there is no commitment by the Corporation to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its capital stock any evidence of indebtedness or asset, to repurchase or redeem any securities of the Corporation or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions or dividends payable with respect to any Transferred Stock.
(c)          Due Authorization; No Encumbrances. All issued and outstanding Transferred Stock is (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Corporation Charter Documents or any agreement to which the Corporation is a party; and (iii) free of any Encumbrances created by the Shareholders or the Corporation in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Corporation’s lenders as listed on Section 4.04(c) of the Disclosure Schedules. All issued and outstanding Transferred Stock was issued in compliance with applicable Law.
(d)          No Purchase, Participation or Phantom Interest Rights. No outstanding Transferred Stock is subject to vesting or forfeiture rights or repurchase by the Corporation. There are no outstanding or authorized stock appreciation rights, distribution or dividend equivalent rights, phantom stock or profit participation rights or other similar rights with respect to the Corporation or any of its securities.
(e)          Compliance of Prior Distributions and Redemptions. All distributions, dividends, repurchases and redemptions of the capital stock of the Corporation were undertaken in
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compliance with the Corporation Charter Documents then in effect, any agreement to which the Corporation then was a party and in compliance with applicable Law.
(f)          No Amounts Due from Shareholders. No amounts are due or payable to the Corporation from any of the Shareholders that will not be satisfied pursuant to Section 6.19.
Section 4.05          Subsidiaries.  Section 4.05 of the Disclosure Schedules sets forth a list of Persons in which the Corporation has or owns any interest in any shares or has an ownership interest.
Section 4.06          Financial Statements.  Complete copies of Matrix’s consolidated audited financial statements consisting of the consolidated balance sheets of Matrix, the Matrix LPs, the Corporation, Matrix Pipeline, LP (“Matrix Pipeline”), a California limited partnership and Subsidiary of Matrix Operator as the general partner and Matrix Las Cienegas Limited Partnership as the sole limited partner, and Matrix Royalty, LP, a Texas limited partnership and entity excluded from the transactions contemplated by the Merger Agreement (“Matrix Royalty” and, together with Matrix, the Matrix LPs, Matrix Operator and Matrix Pipeline, the “Matrix Consolidated Entities”), as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Matrix Consolidated Entities as at September 30, 2016, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the  six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Royale. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Matrix Consolidated Entities, and present fairly, in all material respects, the financial position of Matrix as of the respective dates they were prepared and the results of the operations of Matrix for the periods indicated. The balance sheet of the Matrix Consolidated Entities as of December 31, 2015, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Matrix Consolidated Entities as of September 30, 2016, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Matrix maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.07          Undisclosed Liabilities.  The Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except, in the case of the Corporation (a)  those which are accrued, adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Corporation Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
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Section 4.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Corporation and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Corporation Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Corporation Material Adverse Effect; or
(b)          except as disclosed on Section 4.08 of the Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 4.09          Material Contracts.  Section 4.09 of the Disclosure Schedules sets forth a list of all Material Contracts to which the Corporation is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of the Corporation are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 4.09 of the Disclosure Schedules, the Corporation is not, and the Corporation has no Knowledge that any other party thereto is, in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of the Corporation by the Corporation or, to the Knowledge of the Corporation, by any other party thereto.  The Corporation has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of the Corporation that has not been fully remedied and withdrawn.
Section 4.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Corporation Material Adverse Effect, the Corporation or a Subsidiary of the Corporation each respectively owns and has either good and valid title in fee or a valid leasehold interest, Right of Way (defined below) or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Corporation Material Effect, all leases, Rights of Way or other agreements under which the Corporation or any of its Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Corporation or any of its Subsidiaries and, to the Knowledge of the Corporation, the counterparties thereto, in accordance with their respective terms, and neither the Corporation nor any of its Subsidiaries are in default under any such leases, Rights of Way or other agreements.
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(b)          Each of the Corporation and its Subsidiaries has such consents, easements, rights of way, permits and licenses (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Corporation Material Adverse Effect.  Each of the Corporation and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Corporation Material Adverse Effect.  All pipelines owned or operated by the Corporation are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Corporation, the Matrix LPs, Matrix or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Corporation Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Corporation Material Adverse Effect, the Corporation and its Subsidiaries, as applicable, have defensible title to all of the Property Interests forming the basis for the reserves reflected in the Audited Financial Statements except for such Property Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Corporation Material Adverse Effect or as set forth on Section 4.10(c) of the Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Property Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or, preferential rights to purchase Hydrocarbons and neither the Corporation nor any of its Subsidiaries is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Corporation Material Adverse Effect, the Corporation and each applicable Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Property Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Corporation and its Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Corporation and its Subsidiaries or otherwise associated with the Property Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as
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would not reasonably be expected to have a Corporation Material Adverse Effect.  No well owned, leased, operated or used by the Corporation or any of its Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Property Interests operated by the Corporation and its Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Corporation Material Adverse Effect. None of the Interests of the Corporation or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Corporation Material Adverse Effect.  Except as set forth on Section 4.10(e) of Disclosure Schedules, none of the Property Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the Summary Projection of Reserves and Revenues as of March 31, 2016, of the Corporation, with run date June 10, 2016, a correct and complete copy of which the Corporation has made available to Royale prior to the date of this Agreement.
(g)          Except as set forth on Section 4.10(g) of the Disclosure Schedules, the Corporation is not engaged in any oil, natural gas or other futures or options trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.10(g) of the Disclosure Schedules sets forth obligations of the Corporation for the delivery of Hydrocarbons attributable to any of the Property Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 4.10(g) of the Disclosure Schedules, as of the date hereof, the Corporation is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 4.10(h) of the Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of the Corporation, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Corporation or any of its Subsidiaries within one year of the Closing Date in any of the Property Interests or any of the contracts governing any of the Property Interests.
(i)          Except as set forth on Section 4.10(i) of the Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Property Interests contain any minimum volume or throughput provisions or require the Corporation or any of its Subsidiaries to pay for services regardless of whether the Corporation or any of its Subsidiaries delivers such production for use of the services provided for under any such Contract.
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(j)          Except as set forth in Section 4.10(j) of the Disclosure Schedules, none of the Contracts relating to the Property Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Property Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 4.10(i) of the Disclosure Schedules.
Section 4.11          Intellectual Property.
(a)          Section 4.11(a) of the Disclosure Schedules lists all (i) Corporation IP Registrations. All required filings and fees related to Corporation IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Corporation IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Corporation Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Corporation’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of the Corporation’s business or operations as currently conducted.
(c)          The Corporation’s rights in Corporation Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Corporation Material Adverse Effect. The Corporation has taken all commercially reasonable steps to maintain Corporation Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Corporation Intellectual Property, except as would not reasonably be expected to have a Corporation Material Adverse Effect.
(d)          To the Knowledge of the Corporation, the conduct of the Corporation’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Corporation Material Adverse Effect. To the Knowledge of the Corporation, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Corporation Intellectual Property in a way as would be expect to have a Corporation Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of the Corporation, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Corporation; (ii) challenging the validity, enforceability, registrability or ownership of any Corporation Intellectual Property or the Corporation’s rights with respect to any Corporation
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Intellectual Property; or (iii) by the Corporation or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Corporation Intellectual Property.  The Corporation is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Corporation Intellectual Property.
Section 4.12          Reserved.
Section 4.13          Reserved.
Section 4.14          Reserved.
Section 4.15          Insurance  Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Corporation and relating to the assets, business, operations, employees, officers and directors of the Corporation (collectively, the “Corporation Insurance Policies”) and true and complete copies of the Corporation Insurance Policies have been made available to Royale. The Corporation Insurance Policies are in full force and effect with respect to the period covered. The Corporation has not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Corporation Insurance Policies. All premiums or installment payments of premiums due on such Corporation Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of Corporation Insurance Policy. All such Corporation Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no material claims related to the business of the Corporation pending under any Corporation Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Corporation is not in material default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Corporation Insurance Policy.
Section 4.16          Legal Proceedings; Governmental Orders.
(a)           Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Corporation’s Knowledge, threatened (a) against or by the Corporation affecting any of its properties or assets; or (b) against or by the Corporation that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its properties or assets. The Corporation is in compliance with the terms of each Governmental Order set forth in Section 4.16(a) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17          Compliance With Laws; Permits.
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(a)          Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Corporation has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Corporation Material Adverse Effect.
(b)          All material Permits required for the Corporation to conduct its business have been obtained by it and are valid and in full force and effect. The Corporation is in compliance, in all material respects, with the terms of such material Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit, except as would not reasonably be expected to have a Corporation Material Adverse Effect.
Section 4.18          Environmental Laws.  The Corporation and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Corporation Material Adverse Effect.
Section 4.19          Employee Benefit Matters.  Section 4.19 of the Disclosure Schedules lists each Employee Benefit Plan that the Corporation or any ERISA Affiliate maintains or to which the Corporation or any ERISA Affiliate contributes or is a participating employer (collectively, the “Corporation Benefit Plans”).  With respect to each Corporation Benefit Plan, the Corporation has delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Corporation Benefit Plan.
(a)          Each Corporation Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Corporation Material Adverse Effect.  Each Corporation Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(b)          Except as would not reasonably be expected to have a Corporation Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Corporation Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Corporation Benefit Plan that is a group health plan.
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(c)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Corporation Benefit Plan (or related trust or held in the general assets of the Corporation or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Corporation Benefit Plan or accrued in accordance with the past custom and practice of the Corporation and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Corporation Benefit Plan that is an Employee Welfare Benefit Plan.
(d)          Each Corporation Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(e)          No Corporation Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by the Corporation or any ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(f)          None of the Corporation Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by the Corporation or an ERISA Affiliate.
(g)          Each Corporation Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Corporation Material Adverse Effect.  Neither the Corporation nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(h)          There are no unresolved claims or disputes under the terms of, or in connection with, any Corporation Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Corporation Material Adverse Effect.
(i)          With respect to each Corporation Benefit Plan that the Corporation or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of the Corporation, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Corporation Benefit Plan that would subject the Corporation or any ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
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(ii)          Neither the Corporation nor, to the Knowledge of the Corporation, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Corporation Benefit Plan.

(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Corporation Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Corporation, threatened, and to the Knowledge of the Corporation, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Corporation Material Adverse Effect.
(iv)          Neither the execution and delivery of this Agreement or any other Transaction Document to which the Corporation is a party nor the Matrix Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Corporation; (ii) materially increase any benefits otherwise payable by the Corporation; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(v)          No Corporation Benefit Plan is funded with or allows for payments or distributions in any employer security of the Corporation, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(j)          For purposes of this Agreement, the following terms will have the respective meanings indicated below:
(i)          “Employee Benefit Plan” means, with respect to any Person, the following, whether written or oral:  (A) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (B) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (C) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan, (D) any Employee Welfare Benefit Plan or fringe benefit plan or program, or (E) any profit sharing, bonus, stock option, stock purchase, severance or incentive plan, agreement or arrangement that is sponsored, maintained or contributed to by such Person or any ERISA Affiliate of such Person for the benefit of the employees, former employees, independent contractors or agents of such Person or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.
(ii)          “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
(iii)          “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
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Section 4.20          Employment Matters.
(a)          Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of the Corporation as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Corporation is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Corporation, and, to the Corporation’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, to the Knowledge of the Corporation, there has been no threat of  any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Corporation or any of its employees.
(c)          Except as would not reasonably be expected to have a Corporation Material Adverse Effect, the Corporation is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Corporation, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Corporation as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Corporation Material Adverse Effect. All employees of the Corporation classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Corporation Material Adverse Effect. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against the Corporation pending, or to the Corporation’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Corporation, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 4.21          Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:
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(a)          All Tax Returns required to be filed on or before the Closing Date by the Corporation have been, or will be, timely filed. All Taxes due and owing by the Corporation (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Corporation has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where the Corporation does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Corporation.
(e)          The amount of the Corporation’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Financial Statements. The amount of the Corporation’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of the Corporation (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 4.21(f) of the Disclosure Schedules sets forth:
(i)          the taxable years of the Corporation as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Corporation as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Corporation is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Corporation has delivered to Royale copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Corporation for all Tax periods ending after January 1, 2014.
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(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Corporation.
(k)          The Corporation is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Corporation.
(m)          The Corporation has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.  The Corporation has no Liability for Taxes of any Person (other than the Corporation) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)          The Corporation will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
(o)          The Corporation is an “S” corporation (as defined in Section 1361 of the IRC).
(p)          The Corporation has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(q)          The Corporation is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(r)          Within the last three (3) years, the Corporation has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
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(s)          The Corporation is not an investment company as defined in Section 351(e)(1) of the IRC.
(t)          The Corporation is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
Section 4.22          Books and Records.  The minute books and stock record books of the Corporation, all of which have been made available to Royale, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Corporation contain accurate and complete records of all meetings, and actions taken by written consent of, the Shareholders, the Board or committee thereof, and no meeting, or action taken by written consent, of any Shareholders, Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Escrow Closing and at the Closing, all of those books and records will be in the possession of the Corporation.
Section 4.23          Related Party Transactions.  Section 4.23 of the Disclosure Schedules lists all Contracts between the Corporation and any executive officer or director of the Corporation or any person owning 5% or more of the Transferred Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of the Corporation or any person owning 5% or more of the Transferred Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Corporation.
Section 4.24          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Corporation Related Document based upon arrangements made by or on behalf of the Corporation.
Section 4.25          Legal Proceedings.  There are no Actions pending or, to the Corporation’s Knowledge, threatened against or by the Corporation or any of its Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Corporation, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.26          Proxy Statement.  None of the information with respect to the Corporation that the Corporation or any of its Representatives furnishes in writing to Royale expressly for use in the Registration Statement, will, at the date the Registration Statement is first mailed to Royale’s stockholders or at the time of the Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Corporation with respect to any other statements made or incorporated by reference in the Registration Statement.
Section 4.27          No Other Representations or Warranties  Except for the representations and warranties contained in this ARTICLE IV (giving effect to the Matrix Disclosure
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Schedules) and in the Letter of Transmittal submitted by each Shareholder in connection with the Exchange, neither the Shareholders nor the Corporation makes any representation or warranty, express or implied on behalf of or concerning the Corporation or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
Representations and Warranties of Royale and the Parent
Except as set forth in the correspondingly numbered Section of the Royale Disclosure Schedules, Royale and Parent, jointly and severally represent and warrant to the Shareholders that the statements contained in this are true and correct as of the date hereof.
Section 5.01          Organization and Qualification of the Royale Parties.  Each Royale Party is a corporation duly organized, validly existing and in good standing under the Laws of its respective state of organization and has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Royale Disclosure Schedules sets forth each jurisdiction in which each Royale Party is licensed or qualified to do business, and each Royale Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not individually or in the aggregate, have a Royale Material Adverse Effect.
Section 5.02          Authority; Board Approval.
(a)          Each Royale Party has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Merger Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of the Merger Agreement by the affirmative vote or consent of holders of (i) two-thirds of the outstanding Shares of Royale Common Stock, (ii) two-thirds of the outstanding shares of common stock of each of Royale Merger Sub and Matrix Merger Sub, and (iii) a majority of the outstanding shares of common stock of Parent (“Requisite Royale Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Royale Parties of this Agreement, the Merger Agreement and any Ancillary Document to which they are a party and the consummation by the Royale Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Royale Party and no other corporate proceedings on the part of the Royale Parties are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Exchange, the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Royale Vote. The Requisite Royale Vote is the only vote or consent of the holders of any class or series of Royale’s capital stock required to approve and adopt this Agreement, the Mergers and the Ancillary Documents, and to approve and consummate the Exchange, the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Royale Parties, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Royale Parties
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enforceable against each Royale Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). When the Merger Agreement and each Ancillary Document to which each Royale Party is or will be a party has been duly executed and delivered by the Royale Parties (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Royale Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).
(b)          The respective boards of directors of each Royale Party, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, has, as of the date hereof each such corporation has (i) determined that the Merger Agreement and the transactions contemplated hereby and thereby, including the Exchange and the Mergers, are advisable and in the best interests of the respective stockholders, (ii) approved and adopted the Mergers, subject to the terms hereof, the Section 351 Plan, (iii) directed that the “agreement of merger” contained in the Merger Agreement be submitted to its respective stockholders for adoption, and (iv) resolved to recommend that its respective stockholders adopt the “agreement of merger” set forth in the Merger Agreement and directed that such matter be submitted for consideration of the Stockholders.  In addition, the respective boards of directors of each of Royale and Parent have, by resolutions duly adopted by unanimous vote at a meeting of all directors of each of such corporations duly called and held and not subsequently rescinded or modified in any way, (w) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are advisable and in the best interests of its respective stockholders, (x) approved and adopted this Agreement, subject to the terms hereof, the Section 351 Plan, (y) approved and declared advisable the “Agreement and Plan of Exchange” contained in this Agreement and the transactions contemplated by this Agreement, including the Exchange, in accordance with the CCC, and (z) directed that the “Agreement and Plan of Exchange” contained in this Agreement be submitted to its respective stockholders for consideration and approval with the recommendation of the respective board of directors that such stockholders adopt and approve the “Agreement and Plan of Exchange” set forth in this Agreement.
Section 5.03          No Conflicts; Consents.  The execution, delivery and performance by the Royale Parties of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Royale Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Royale Party; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which any Royale Party is a party, other than, in the case of clauses (b) and (c) of this Section 5.03, such conflicts, violations, breaches, consents, notices or other actions that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
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No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Royale Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the certificate of merger with the Secretary of State of California, (ii) the filing of the certificate of merger with the Secretary of State of Delaware, (iii) the filing of the Registration Statement with the SEC, and (iv) such filings as may be required under the HSR Act.
Section 5.04          Capitalization.
(a)          The authorized Parent Shares consist of 280,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no Parent Shares are issued and outstanding as of the close of business on the date of this Agreement.
(b)          The authorized capital stock of Royale consists of (i) 30,000,000 shares of Royale Common Stock, of which [___________] shares are issued and outstanding as of the close of business on the date of this Agreement, and (ii) 10,000,000 shares of Royale Preferred Stock, of which no shares are issued and outstanding as of the close of business on the date of this Agreement.
(c)          The authorized capital stock of Royale Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Royale Merger Sub Shares”), of which no Royale Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(d)          The authorized capital stock of Matrix Merger Sub consists of 1,000,000 shares of common stock, no par value (the “Matrix Merger Sub Shares”), of which no Matrix Merger Sub Shares are issued and outstanding as of the close of business on the date of this Agreement.
(e)          Section 5.04(e) of the Royale Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Parent Shares, Royale Preferred Stock, Royale Merger Sub Shares, or Matrix Merger Sub Shares and the number of such shares owned by such Person.
(f)          Except as set forth in Section 5.04(f) of the Royale Disclosure Schedules, the Royale Parties have not issued any capital stock since its most recently filed periodic report under the Exchange Act.
(g)          Except as set forth in Section 5.04(g) of the Royale Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any Royale Party is authorized or outstanding, and (ii) there is no commitment by any Royale Party to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Royale Parties or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Royale Common Stock.
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(h)          All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Royale Charter Documents or any agreement to which any Royale Party is a party; and (iii) free of any Encumbrances created by any Royale Party in respect thereof, other than restrictions as may exist under applicable securities Law and liens in favor of the Royale Parties’ lenders as listed on Section 5.04(h) of the Royale Disclosure Schedules. All issued and outstanding shares of Royale Common Stock, Parent Shares, Royale Merger Sub Shares and Matrix Merger Sub Shares were issued in compliance with applicable Law.
(i)          No outstanding Royale Common Stock, Parent Shares, Royale Merger Sub Shares or Matrix Merger Sub Shares are subject to vesting or forfeiture rights or repurchase by the Royale Parties. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Royale Parties or any of their securities.
(j)          All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Royale Parties were undertaken in compliance with the Royale Charter Documents then in effect, any agreement to which any Royale Party was then was a party and in compliance with applicable Law.
Section 5.05          No Prior Operations; No Subsidiaries.  Each of Parent, Matrix Merger Sub and Royale Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.  Other than Parent, Royale Merger Sub and Matrix Merger Sub, the Royale Parties have no Subsidiaries.
Section 5.06          SEC Reports; Financial Statements.  Except as set forth in Section 5.06 of the Royale Disclosure Schedules, Royale has filed all reports, schedules, forms, statements and other documents required to be filed by Royale under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Royale has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Royale included in the SEC Reports (the “Royale Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by
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GAAP, and present fairly, in all material respects, the financial position of Royale as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
Section 5.07          Undisclosed Liabilities.  The Royale Parties have no Liabilities, except (a) those which are accrued, adequately reflected or reserved against in the Royale Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) those which would not reasonably be expected, individually or in the aggregate, to have a Royale Material Adverse Effect, (d) those which have been discharged or paid in full prior to the date hereof in the ordinary course of business, or (e) those which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied.
Section 5.08          Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Royale Parties has been conducted in the ordinary course of business and there has not been or occurred:
(a)          any Royale Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect; or
(b)          except as disclosed on Section 5.08 of the Royale Disclosure Schedules, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 6.01.
Section 5.09          Royale Material Contracts.  Section 5.09 of the Royale Disclosure Schedules sets forth a list of all Material Contracts to which each Royale Party is party as of the date hereof, including the name of the parties thereto, the date of each such Material Contract and each amendment thereto.  All Material Contracts of each Royale Party are valid, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Other than as described in Section 5.09 of the Royale Disclosure Schedules, the Royale Parties are not, and have no Knowledge that any other party thereto is,  in material default under any such Material Contract, no material payments or other obligations are past due except for amounts being contested in good faith, and no circumstance exists that, with notice, the passage of time or both, would constitute a default under any Material Contract of each Royale Party by any Royale Party or, to the Knowledge of each Royale Party, by any other party thereto.  The Royale Parties have not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract of each Royale Party that has not been fully remedied and withdrawn.
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Section 5.10          Properties and Assets.
(a)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries own and have either good and valid title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all liens (except in all cases for Permitted Liens).  Except as would not reasonably be expected to have a Royale Material Effect, all leases, Rights of Way or other agreements under which any Royale Party or any of their Subsidiaries lease, access or use any real property are valid, binding and are in force and effect against the Royale Parties or any of their Subsidiaries and, to the Knowledge of each Royale Party, the counterparties thereto, in accordance with their respective terms, and neither the Royale Parties nor any of their Subsidiaries are in default under any such leases, Rights of Way or other agreements.
(b)          Each Royale Party and its Subsidiaries has such Rights of Way from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Party and its Subsidiaries has fulfilled and performed all its obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Royale Material Adverse Effect.  All pipelines owned or operated by the Royale Parties and their Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by a Royale Party or any of their Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that would not have and would not reasonably be expected to have a Royale Material Adverse Effect.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and their Subsidiaries, as applicable, have defensible title to all of the Royale Interests forming the basis for the reserves reflected in the Royale Financial Statements except for such Royale Interests sold, used, farmed out or otherwise disposed of since December 31, 2015, in the ordinary course of business, free and clear of all liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Liens (other than Production Burdens).  Except as would not reasonably be expected to have a Royale Material Adverse Effect or as set forth on Section 5.10(c) of the Royale Disclosure Schedules, (i) none of the proceeds from the sale of Hydrocarbons produced from the Royale Interests in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and the Royale Parties nor any of their Subsidiaries are not obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties and each applicable
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Subsidiary (A) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens, and (B) have paid or will cause to be paid when due all Production Burdens with respect to the Royale Interests and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in the Royale Financial Statements.
(d)          All of the wells owned, leased, operated or used by the Royale Parties and their Subsidiaries and all water, carbon dioxide or injection wells located on any property owned, leased, operated or used by the Royale Parties and their Subsidiaries or otherwise associated with the Royale Interests have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.  No well owned, leased, operated or used by any Royale Party or any of their Subsidiaries are subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(e)          All Royale Interests operated by the Royale Parties and their Subsidiaries have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts, except where the failure to so operate would not reasonably be expected to have a Royale Material Adverse Effect.  None of the Interests of the Royale Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have a Royale Material Adverse Effect.  Except as set forth on Section 5.10(e) of Royale Disclosure Schedules, none of the Royale Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(f)          There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc. as of December 31, 2015, and dated February 1, 2016.
(g)          Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, no Royale Party is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is any Royale Party a party to any price swaps, hedges, futures or similar instruments.  Section 5.10(g) of the Royale Disclosure Schedules sets forth obligations of each Royale Party for the delivery of Hydrocarbons attributable to any of the Royale Interests in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 5.10(g) of the Royale Disclosure Schedules, as of the date hereof, no Royale Party is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as provided in Section 5.10(h) of the Royale Disclosure Schedules, there are no mandatory drilling or completion obligations and there are no pending or, to the Knowledge of each Royale Party, expected proposals or elections for drilling, completing,
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recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or any of their Subsidiaries within one year of the Royale Merger Effective Time in any of the Royale Interests or any of the contracts governing any of the Royale Interests.
(i)          Except as set forth on Section 5.10(i) of the Royale Disclosure Schedules, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Royale Interests contain any minimum volume or throughput provisions or require the Royale Parties or any of their Subsidiaries to pay for services regardless of whether the Royale Parties or any of their Subsidiaries deliver such production for use of the services provided for under any such Contract.
(j)          Except as set forth in Section 5.10(j) of the Royale Disclosure Schedules, none of the Contracts relating to the Royale Interests (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Royale Interests for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed in Section 5.10(i) of the Royale Disclosure Schedules.
Section 5.11          Intellectual Property.
(a)          Section 5.11(a) of the Royale Disclosure Schedules lists all (i) Royale IP Registrations. All required filings and fees related to Royale IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Royale IP Registrations are otherwise in good standing, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Royale Party’s right to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of any Royale Party’s business or operations as currently conducted.
(c)          Each Royale Party’s rights in Royale Intellectual Property are valid, subsisting and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and except as would not reasonably be expected to have a Royale Material Adverse Effect. The Royale Parties have taken all commercially reasonable steps to maintain Royale Intellectual Property and to protect and preserve the confidentiality of all material trade secrets included in the Royale Intellectual Property, except as would not reasonably be expected to have a Royale Material Adverse Effect.
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(d)          To the Knowledge of each Royale Party, the conduct of Royale’s business as currently and formerly conducted does not infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except as would not reasonably be expected to have a Royale Material Adverse Effect. To the Knowledge of each Royale Party, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Royale Intellectual Property in a way as would be expect to have a Royale Material Adverse Effect.
(e)          There are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of each Royale Party, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Royale Parties; (ii) challenging the validity, enforceability, registrability or ownership of any Royale Intellectual Property or the Royale Parties’ rights with respect to any Royale Intellectual Property; or (iii) by the Royale Parties or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Royale Intellectual Property. The Royale Parties are not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any material Royale Intellectual Property.
Section 5.12          Insurance.  Section 5.12 of the Royale Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Royale Parties and relating to the assets, business, operations, employees, officers and directors of each Royale Party (collectively, the “Royale Insurance Policies”) and true and complete copies of Royale Insurance Policies have been made available to Matrix. The Royale Insurance Policies are in full force and effect with respect to the period covered. The Royale Parties have not received any written notice of cancellation of or materially adverse alteration of coverage under, any of such Royale Insurance Policies. All premiums or installment payments of premiums due on such Royale Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of the Royale Insurance Policy. All such Royale Insurance Policies are valid and binding in accordance with their terms. Except as set forth on Section 5.12 of the Royale Disclosure Schedules, there are no material claims related to the business of any Royale party pending under any Royale Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Royale Parties are not in material default under, and have not otherwise failed to comply with, in any material respect, any provision contained in any such Royale Insurance Policy.
Section 5.13          Legal Proceedings; Governmental Orders.
(a)          There are no Actions pending or, to each Royale Party’s Knowledge, threatened (a) against or by the Royale Parties affecting any of its properties or assets; or (b) against or by the Royale Parties that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
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(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Royale Party or any of their properties or assets. The Royale Parties are in compliance with the terms of each Governmental Order set forth in Section 5.13(b) of the Royale Disclosure Schedules.  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 5.14          Compliance With Laws; Permits.
(a)          Except as set forth in Section 5.14(a) of the Royale Disclosure Schedules, the Royale Parties have complied, and are now complying, with all Laws applicable to it or its business, properties or assets, in each case, except as would not reasonably be expected to have a Royale Material Adverse Effect.
(b)          All material Permits required for the Royale Parties to conduct their business have been obtained by it and are valid and in full force and effect. The Royale Parties are in compliance, in all material respects, with the terms of such material Permits No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit except as would not reasonably be expected to have a Royale Material Adverse Effect.
Section 5.15          Environmental Laws.  The Royale Parties and their Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Royale Material Adverse Effect.
Section 5.16          Employee Benefit Matters.
(a)          Section 5.16 of the Royale Disclosure Schedules lists each Employee Benefit Plan that each Royale Party or any ERISA Affiliate maintains or to which each Royale Party or any ERISA Affiliate contributes or is a participating employer (collectively, the “Royale Benefit Plans”).  With respect to each Royale Benefit Plan, the Royale Parties have delivered to Royale true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, and all related trust agreements associated with such Royale Benefit Plan.
(b)          Each Royale Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the IRC and all other Applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect.  Each Royale Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such
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approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, all required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable Law with respect to each Royale Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the IRC have been met with respect to each Royale Benefit Plan that is a group health plan.
(d)          All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Royale Benefit Plan (or related trust or held in the general assets of any Royale Party or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Royale Benefit Plan or accrued in accordance with the past custom and practice of the Royale Parties and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Royale Benefit Plan that is an Employee Welfare Benefit Plan.
(e)          Each Royale Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.
(f)          No Royale Benefit Plan, or Employee Benefit Plan maintained, sponsored or contributed to by any Royale Party or ERISA Affiliate in the six year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the IRC or subject to Title IV of ERISA.
(g)          None of the Royale Benefit Plans promises or provides retiree medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the IRC) that cannot be unilaterally terminated by a Royale Party or an ERISA Affiliate.
(h)          Each Royale Benefit Plan has been administered in accordance with its terms, except as would not reasonably be expected to have a Royale Material Adverse Effect.  No Royale Party nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(i)          There are no unresolved claims or disputes under the terms of, or in connection with, any Royale Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
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(j)          With respect to each Royale Benefit Plan that Royale or any ERISA Affiliate maintains or to which any of them contributes:
(i)          To the Knowledge of each Royale Party, there have been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, with respect to any such Royale Benefit Plan that would subject any Royale Party or ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the IRC or Section 502(c), (i) or (l) of ERISA.
(ii)          No Royale Party nor, to the Knowledge of any Royale Party, any ERISA Affiliate (by way of indemnification, directly or otherwise) has any liability or penalty under Sections 4976 through 4980 of the IRC or Title I of ERISA with respect to any Royale Benefit Plan.
(iii)          No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Royale Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Royale Party, threatened, and to the Knowledge of any Royale Party, there is no basis for any such action, suit, proceeding, hearing or investigation, except, in each case, as would not reasonably be expected to have a Royale Material Adverse Effect.
(k)          Neither the execution and delivery of this Agreement or any Ancillary Document to which the Royale Parties are a party, nor the Merger, the Exchange or any Other Exchange will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of any Royale Party; (ii) materially increase any benefits otherwise payable by the Royale Parties; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(l)          No Royale Benefit Plan is funded with or allows for payments or distributions in any employer security of the Royale Parties, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
Section 5.17          Employment Matters.
(a)          Section 5.17(a) of the Royale Disclosure Schedules contains a list of all persons who are employees of the Royale Parties as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)          Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, the Royale Parties are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Royale Parties, and, to each Royale Party’s Knowledge, no Union or group
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of employees is seeking to organize employees for the purpose of collective bargaining. Except as set forth in Section 5.17(b) of the Royale Disclosure Schedules, to the Knowledge of each Royale Party, there has been no threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Royale Parties or any of their employees.
(c)          Except as would not reasonably be expected to have a Royale Material Adverse Effect, the Royale Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Royale Parties, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Royale Parties as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, except as would not reasonably be expected to have a Royale Material Adverse Effect. All employees of the Royale Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Royale Material Adverse Effect. Except as set forth in Section 5.17(c) of the Royale Disclosure Schedules, there are no Actions against any Royale Party pending, or to each Royale Party’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Royale Parties, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
Section 5.18          Taxes.  Except as set forth in Section 5.18 of the Royale Disclosure Schedules:
(a)          All Tax Returns required to be filed on or before the Closing Date by the Royale Parties have been, or will be, timely filed. All Taxes due and owing by the Royale Parties (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)          The Royale Parties have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)          No claim has been made by any taxing authority in any jurisdiction where Royale or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Royale or any of its Subsidiaries.
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(e)          The amount of the Royale’s Liability for unpaid Taxes for all periods ending on or before December 31, 2015, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) reflected on the Royale Financial Statements. The amount of the Royale’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Royale Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) as adjusted for the passage of time in accordance with the past custom and practice of Royale (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)          Section 5.18(f) of the Royale Disclosure Schedules sets forth:
(i)          the taxable years of  Royale as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)          those years for which examinations by the taxing authorities have been completed; and
(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.
(g)          All deficiencies asserted, or assessments made, in writing against the Royale Parties as a result of any examinations by any taxing authority have been fully paid or otherwise finally resolved.
(h)          The Royale Parties are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)          The Royale Parties have delivered to Matrix copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Royale or any of its Subsidiaries for all Tax periods ending after January 1, 2014.
(j)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Royale Parties.
(k)          The Royale Parties are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Royale Parties.
(m)          Royale has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Royale  has no Liability for Taxes of any Person (other than the Royale Parties) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of
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state, local or foreign Law), as transferee or successor, by contract or otherwise (other than pursuant to any agreement entered into in the ordinary course of business with incidental tax provisions, such as loan agreements, leases, and hedging contracts).
(n)          The Royale Parties will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)          any change in a method of accounting under Section 481 of the IRC (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)          an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)          a prepaid amount received on or before the Closing Date;
(iv)          any closing agreement under Section 7121 of the IRC, or similar provision of state, local or foreign Law; or
(v)          any election under Section 108(i) of the IRC.
(o)          Royale has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the IRC.
(p)          Each Royale Party is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the IRC and Treasury Regulations Section 1.6011-4(b).
(q)          Within the last three (3) years, Royale has not owned any material assets located outside the United State or conducted a material trade or business outside the United States.
(r)          Each Royale Party is not an investment company as defined in Section 351(e)(1) of the IRC.
(s)          Each Royale Party is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Sections 351(e)(2) and 368(a)(3)(A) of the IRC.
(t)          None of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
Section 5.19          Books and Records.  The minute books and stock record books of the Royale Parties, all of which have been made available to Matrix, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Royale Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the Royale Stockholders, the Royale Board and any committees of the Royale
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Board, and no meeting, or action taken by written consent, of any such Royale Stockholders, Royale Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Royale Parties.
Section 5.20          Related Party Transactions.  Section 5.20 of the Royale Disclosure Schedules lists all Contracts between the Royale Parties and any executive officer or director of the Royale Parties or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates of such person) or by which any executive officer or director of a Royale Party or any person owning 5% or more of the Royale Common Stock (or any of such person’s immediate family members or Affiliates) has any interest in any property owned by the Royale Parties.
Section 5.21          Brokers.  Except for any fee which may become due to Northland Capital Markets on completion of the Merger, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Royale Parties.
Section 5.22          Legal Proceedings.  There are no Actions pending or, to the Royale Parties’ Knowledge, threatened against or by any Royale Party or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Royale Party, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.23          Registration Statement.  None of the information included or incorporated by reference in the Registration Statement to be filed pursuant to Section 6.03, its letter to the stockholders, notice of meeting, proxy statement and forms of proxy, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to Royale’s stockholders or at the time of Royale Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Royale Parties with respect to statements made or incorporated by reference therein based on information supplied by Matrix expressly for inclusion or incorporation by reference in the Registration Statement. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 5.24          Opinion of Financial Advisor.  Royale has received the opinion of Northland Capital Markets, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the terms of the Mergers are fair from a financial point of view to Royale and its shareholders, and such opinion has not been rescinded or revoked.
Section 5.25          No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE V (giving effect to the Royale Disclosure Schedules), neither Royale nor Parent makes any representation or warranty, express
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or implied on behalf of any Royale Party or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
Certain Covenants and Agreements of Parent, Royale and the Shareholders
The Corporation and the Shareholders further agree with Parent and Royale, and Royale and Parent further agree with the Corporation and the Shareholders, that from the date hereof through the Closing Date:
Section 6.01          Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the parties (which consent shall not be unreasonably withheld or delayed), each of Parent, Royale and their respective Subsidiaries, Matrix, the Corporation and its Subsidiaries, shall (x) conduct their respective businesses in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of each of their respective business organizations and to preserve the rights, franchises, goodwill and relationships of the respective employees, customers, lenders, suppliers, regulators and others having business relationships with such business organizations. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent, Royale and their respective Subsidiaries, Matrix, the Corporation and its Subsidiaries, shall:
(a)          preserve and maintain all of its Permits;
(b)          pay its debts, Taxes and other obligations when due;
(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)          not (i) amend or propose to amend the Corporation Charter Documents, with respect to the Corporation, or the Royale Charter Documents, with respect to Royale, (ii)  split, combine, subdivide or reclassify any their outstanding capital stock, partnership interest or any other securities, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any securities, except for (A) dividends by a direct or wholly-owned Subsidiary of the applicable Person to its parent, (B) with respect to the Corporation, distributions in the amount necessary for any Tax obligations of the Shareholders, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any capital stock, partnership interest or any other securities or any rights, warrants or options to acquire any such securities except, with respect to each of the foregoing, the issuance of securities upon the exercise of outstanding options, warrants, rights, or upon the conversion of outstanding securities;
(e)          not, nor shall it permit any of its Subsidiaries to (i) redeem, purchase, acquire or offer to purchase or acquire any of its or their capital stock, partnership interest or any other securities or any options, warrants or rights to acquire any of its or their securities or any security convertible into or exchangeable for its or their securities, (ii) make any acquisition of any capital stock, assets or businesses of any other Person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or
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capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Royale or the Corporation, as applicable, or their respective Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts that are in force at the date of this Agreement and are disclosed in the Disclosure Schedules, (C) dispositions of obsolete or worthless assets, and (D) the transfer of legal title to direct working interests in oil and gas or mineral properties held by Royale for the benefit of third parties to Royale’s wholly owned Subsidiary, Royale DWI Interests, LLC, or (iv) enter into any Contract with respect to any of the foregoing items (i) through (iii);
(f)          not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Corporation Benefit Plans, with respect to the Corporation, or Royale Benefit Plans, with respect to Royale, incentive plans, or any additional capital stock, partnership interest or any other securities (except, with respect to Royale, shares issuable to officers and directors as compensation for services pursuant to the agreements described in the registration statement on Form S-8 filed with the SEC by Royale on April 16, 2016), or any options, warrants or rights of any kind to acquire any securities, or of any debt or equity securities convertible into or exchangeable for its capital stock, partnership interest or any other securities, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Corporation or Royale, respectively, or any of its applicable Subsidiaries; except each of Royale and the Corporation may from time to time, borrow, repay and reborrow under its revolving credit facility, and pledge their properties, issue debt securities and amend, modify, increase, extend, replace or refinance such bank credit facility;
(g)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Matrix Financial Statements (or the notes thereto) or the Royale Financial Statements (or the notes thereto);
(h)          not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;
(i)          except in the ordinary course of business, not materially modify or amend, or terminate any Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Material Contract if it had been in existence at the time of the execution of this Agreement;
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(j)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(k)          defend and protect its properties and assets from infringement or usurpation;
(l)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(m)          maintain its books and records in accordance with past practice;
(n)          comply in all material respects with all applicable Laws; and
(o)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08, with respect to Corporation, or described in Section 5.08, with respect to Royale, to occur.
Section 6.02          Access to Information; Confidentiality; No-Shop.
(a)          Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, and sources of financing reasonable access during normal business hours with reasonable notice, throughout the period from the date hereof until the Closing, to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.
(b)          Royale, Matrix and the Corporation shall comply with, and shall cause their respective Representatives to comply with, their respective obligations under the letter of intent dated July 20, 2016, between Royale and Matrix (the “Letter of Intent”) with respect to the treatment of Confidential Information (as defined in the Letter of Intent).  During the Exclusive Period (as defined in the Letter of Intent), the Corporation will comply with its obligations under the no-shop provisions of Section 2 thereof, and Royale will comply with its obligations under the no-shop provisions of Section 3 thereof; provided that following public announcement of a proposed Transaction (as defined in the Letter of Intent) involving Royale and the Corporation, the provisions of the Letter of Intent restricting disclosure of the fact that the parties are in discussions regarding a Transaction shall no longer apply.
Section 6.03          Registration Statement; Approval by Royale’s Stockholders.
(a)          Royale shall file with the Securities and Exchange Commission (the “SEC”) and any state securities regulatory agency where required a Registration Statement on Form S-4 to register the common stock of Royale to be issued as Exchange Consideration and to provide Proxy Statement/Prospectus to Royale’s stockholders seeking approval of the Merger.  Royale,
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with the cooperation of the Corporation, shall use its reasonable best efforts to make effective the Registration Statement on Form S-4, and once effective use the Proxy Statement/Prospectus to solicit proxies and conduct a meeting of Royale’s stockholders to obtain the approval of its shareholders for the Merger and the Exchange.
(b)          Without limiting the generality of the foregoing, the Corporation and Matrix will furnish Royale the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Registration Statement. Royale shall not file the Registration Statement or any amendment or supplement thereto without providing the Corporation a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Royale).  Each of the parties shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.
(c)          Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.03. Royale shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Registration Statement as promptly as practicable after receipt thereof and to cause the Registration Statement in definitive form to be cleared by the SEC and mailed to Royale’s stockholders as promptly as reasonably practicable following filing with the SEC. Royale shall as soon as reasonably practicable (i) notify the Corporation of the receipt of any comments from the SEC with respect to the Registration Statement and any request by the SEC for any amendment to the Registration Statement or for additional information and (ii) provide the Corporation with copies of all written correspondence between Royale and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement. Each of the parties shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Royale and the Shareholders as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act.
(d)          Subject to the terms set forth in this Agreement, Royale shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Royale stockholders to consider and vote on this Agreement, the Mergers and related transactions (the “Royale Stockholders Meeting”) as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, Royale shall mail the Proxy Statement/Prospectus to the holders of Royale Common Stock and Royale Preferred Stock, if any, in advance of such meeting. Royale shall use reasonable best efforts to (i) solicit from the holders of Royale Common Stock and the Royale Preferred Stock proxies, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Royale Common Stock and Royale Preferred Stock, if any, required by applicable Law to obtain such approval. The Proxy Statement/Prospectus shall notify such Stockholders of their dissent and appraisal rights pursuant to Chapter 13 of the CCC and include a copy of Sections 1300, 1302, 1303 and 1304 of the CCC
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and all such other information as the Corporation shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Stockholder must demand appraisal of such Stockholder’s capital stock as contemplated by Section 1301 of the CCC. All materials submitted to the Stockholders in accordance with this Section 6.03(d) shall be subject to advance review and reasonable approval by the Corporation.  Royale shall keep the Corporation updated with respect to proxy solicitation results as requested by Matrix.  Notwithstanding anything contained herein to the contrary, Royale shall not be required to hold Royale Stockholders Meeting if this Agreement is terminated before the meeting is held.
Section 6.04          Approval of the Corporation and the Shareholders.
(a)          Subject to the terms set forth in this Agreement, the Corporation and Matrix shall take all action necessary to seek the written consent of the Shareholders to approve this Agreement and related transactions (the “Requisite Shareholders’ Consent”) in accordance with the requirements of the Corporation Charter Documents and the CCC on or before the time of the Royale Stockholders Meeting, and, in connection therewith, the Corporation shall mail the Proxy Statement/Prospectus to the Shareholders as soon as reasonably practicable after the date of this Agreement. The Corporation shall use reasonable best efforts to (i) solicit consents from the Shareholders, in compliance with all applicable laws, in favor of the adoption of this Agreement and approval of the Exchange, and (ii) take all other actions necessary or advisable to secure the vote or consent of the Shareholders required by applicable Law to obtain such approval. All materials submitted to the Stockholders in accordance with this Section 6.04(a) shall be subject to Royale’s advance review and reasonable approval.  The Corporation and Matrix shall keep Royale updated with respect to the consent solicitation results as requested Royale.  Notwithstanding anything contained herein to the contrary, the Corporation shall not be required to deliver or continue solicitation of consents from the Shareholders if this Agreement is terminated before the Royale Stockholders Meeting is held.
Section 6.05          Certain Pre-Merger Actions of Royale Parties.
(a)          Parent and Royale.  Royale will take all action necessary to cause each of Parent, Royale and each of their Subsidiaries to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement. Until the Closing, Parent will not carry on any business or conduct any operations other than the execution of this Agreement, the Merger Agreement and the performance of its obligations reasonably related to such agreements.
(b)          Royale Energy Direct Working Interest Trust.  Prior to the Merger, Royale will cause certain assets and liabilities related to the ownership of direct working interests in oil and gas properties which are held for the benefit of third parties to be transferred to a separate, wholly owned subsidiary of Royale for the benefit of the third party working interest holders.
Section 6.06          Notice of Certain Events.
(a)          From the date hereof until the Closing, the Corporation shall promptly notify Royale in writing of:
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(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Corporation Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Shareholders hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.02 to be satisfied;

(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to Matrix’s Knowledge, threatened against, relating to or involving or otherwise affecting Matrix that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)          From the date hereof until the Closing, Royale shall promptly notify the Corporation in writing of:
(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Royale Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Royale Parties hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 or 8.03 to be satisfied;
(ii)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)          any Actions commenced or, to the Knowledge of any of the Royale Parties, is threatened against, relating to or involving or otherwise affecting any of the Royale Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(c)          The receipt of information by any Party pursuant to this Section 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made
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by any other Party in this Agreement  and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.07          Public Announcements.  In connection with the execution and delivery of this Agreement, Royale and Matrix shall issue a joint press release mutually agreed to by Matrix (on behalf of itself, the Corporation and certain Matrix LPs) and Royale.  Royale, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release.  Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Mergers, the Ancillary Documents, the Exchanges, or the other transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with a mutually agreed national securities exchange (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).
Section 6.08          Governmental Approvals and Consents.
(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions  required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)          The Corporation and Royale shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.
(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;
(ii)          avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and
(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or
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any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.
(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Matrix or the Royale Parties and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)          Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, the Corporation or Royale or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Royale, the Corporation or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Corporation Material Adverse Effect or a Royale Material Adverse Effect, or which would materially and adversely impact the economic or business benefits to Parent, Royale, Matrix, the Corporation or their respective stockholders, of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09          Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.10          Subsequent Filings.  Until the earlier of the Closing Date or the termination of this Agreement, Royale will timely file with the SEC each form, report and document required to be filed by Royale under the Exchange Act.  As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Royale included in such reports shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall present fairly, in all material respects, the financial position of Royale and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
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Section 6.11          Stockholder Litigation.  Royale shall promptly advise Matrix orally and in writing of any shareholder litigation commenced against Royale and/or its directors relating to this Agreement, the Royale Merger, the Matrix Merger and/or the transactions contemplated by this Agreement or the Ancillary Documents and shall keep the Corporation fully informed regarding any such shareholder litigation. Royale shall give Matrix the opportunity to consult with Royale regarding the defense or settlement of any such shareholder litigation, shall give due consideration the advice of the Corporation with respect to such shareholder litigation.
Section 6.12          Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Matrix, the Corporation, any of the Royale Parties, this Agreement, the Merger or any transaction contemplated by hereby or thereby, then each of the Corporation and the Royale Parties shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 6.13          Listing on National Securities Exchange.  Royale, Parent and Matrix shall each use their reasonable best efforts to have the Parent Common Stock to be issued in connection with the Exchange and the Merger ( as well as the Parent Common Stock to be issued upon the other LP Exchanges, conversion of the Series B Preferred Stock which is to be issued in connection with the Preferred Exchange, and Parent Common Stock to be issued upon exercise of outstanding warrants and options to purchase Royale Common Stock), upon effectiveness of the Royale Merger, listed or approved for listing upon notice of issuance on a national securities exchange.
Section 6.14          Further Assurances.  Each party shall, at any time and from time to time after the date hereof, upon reasonable request by another party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the party hereunder, or to vest, perfect or confirm of record or otherwise, the equity interests assigned in connection with the Exchange.
Section 6.15          Reserved.
Section 6.16          Certain Tax Matters.
(a)          Parent, Royale, Matrix and the Corporation shall each use their reasonable best efforts to cause the Mergers and Exchanges (“Contributions”) to qualify as a tax-deferred capital contribution within the meaning of Section 351 of the I.R.C., and before or after the Closing, none of Parent, Royale, Matrix or the Corporation shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Contributions to fail to qualify under Section 351 of the I.R.C.
(b)          Parent, Royale, Matrix and the Corporation shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.351-3.
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(c)          Royale and the Corporation shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 7.02(g) and 7.03(f).
(d)          Officers of Royale and the Corporation shall execute and deliver, respectively, to Strasburger & Price, LLP, Tax counsel for Royale, and Porter Hedges LLP, Tax counsel for Matrix, certificates substantially in the form agreed to by the parties and such law firms at such time or times as may reasonably be requested by such law firms, including (i) prior to the time the Registration Statement is declared effective by the SEC, (ii) prior to the Matrix Merger Effective Time and the Royale Merger Effective Time, and (iii) prior to Closing (if not Closing does not occur substantially concurrently with such merger effective times), in connection with such Tax counsel’s respective delivery of opinions pursuant to Sections 7.02(g) and 7.03(f).  Each of Royale and Matrix shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.16.
(e)          For federal income tax purposes, Parent, Royale, Matrix and the Corporation shall treat:
(i)          the Matrix Stockholders as the owners of the Matrix Common Stock surrendered by them in the Matrix Merger through the close of the day on which the Matrix Merger Effective Time occurs;
(ii)          the Royale Stockholders as the owners of the Royale Shares surrendered by them in the Royale Merger through the close of the day on which the Royale Merger Effective Time occurs;
(iii)          the Matrix LP Holders as the owners of their respective limited partnership interests in the Matrix LPs surrendered by them in the LP Exchanges through the close of the Closing Date for the applicable LP Exchange Agreement;
(iv)          the holders of the Matrix Preferred Interests as the owners of their respective Matrix Preferred Interests surrendered by them in the Preferred Exchange through the close of the Closing Date for the Preferred Exchange Agreement;
(v)          the Shareholders as the owners of the shares of capital stock of the Corporation surrendered by them in the Exchange through the close of the Closing Date;
(vi)          each Matrix LP as terminating pursuant to Section 708 of the IRC as of the close of the Closing Date for the applicable LP Exchange Agreement, and
(vii)          the Corporation as an S corporation through the close of the Closing Date (on which date its taxable year shall end ), and as a C corporation eligible to join in filing a consolidated federal income tax return with Parent commencing at the beginning of the day following the Closing Date.
Section 6.17          Matrix Senior Indebtedness.  Parent, Royale, Matrix and the Corporation shall use reasonable best efforts to obtain the consent of the agent and lenders under Matrix’s
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Term Loan Agreement, dated effective June 15, 2016 (the “Matrix Senior Indebtedness”, among Matrix, the Corporation and the Matrix LPs, as borrowers party thereto, the administrative agent party thereto, and the lenders from time to time party thereto, and any other consent under any related loan and security documents, to the transactions contemplated by this Agreement, and to cause Parent to assume all of the obligations of Matrix and the Corporation under the Matrix Senior Indebtedness and any related loan and security documents.  In the alternative, Parent, Royale, Matrix and the Corporation shall use reasonable best efforts to cause all obligations with respect to the Matrix Senior Indebtedness to be paid in full pursuant to the terms thereof; provided, however, that if the Matrix Senior Indebtedness shall be refinanced under the terms of any form of new senior Indebtedness, then such new senior Indebtedness shall be on terms and conditions reasonably acceptable to Royale, Matrix and the Corporation.
Section 6.18          Consents to Transfer of Transferred Stock.  Each of the Shareholders who, collectively, are all of the shareholders of the Corporation, hereby consents to the sale, assignment and transfer of all of the Transferred Stock pursuant to the terms of this Exchange Agreement. Each Shareholder hereby waives all notice, rights of first offer or first refusal and all other rights whatsoever to deny, object, delay, approve, or take any other action with respect to the assignment of the Transferred Stock pursuant to the terms of this Exchange Agreement.  Each Shareholder further consents and agrees that the sale, assignment and transfer of all of the Transferred Stock pursuant to the terms of this Exchange Agreement shall not cause (and shall be deemed not to cause) the termination or dissolution of the Corporation or to trigger the right of any person to elect the termination or dissolution of the Corporation, and that the Corporation shall continue in full force and effect following the Exchange in accordance with terms of its Corporation Charter Documents, with Parent as the sole shareholder.
Section 6.19          Shareholder Indebtedness and Receivables.  On or prior to Closing the Shareholders shall cause to be paid in full in cash all accounts payable, notes payable and advances payable by any Shareholder to the Corporation and the Corporation shall pay in full in cash all accounts payable, notes payable and advances payable by the Corporation to any Shareholder.
Section 6.20          Release to be Effective upon Closing.  Effective upon Closing, and without further action on the part of any party or other person,
(a)          each Shareholder does hereby (i) release, acquit and forever discharge the Corporation from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Corporation in connection with the obligations or liabilities of the Shareholders hereunder, except for salary and benefits payable to a Shareholder as an employee in the ordinary course of business; (ii) waive all breaches, defaults or violations of any agreement applicable to its Transferred Stock and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any capital stock of the Corporation and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.
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(b)          the Corporation does hereby (i) release, acquit and forever discharge each Shareholder from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from each Shareholder in connection with the obligations or liabilities of the Corporation or any obligations or liabilities of the Shareholders to the Corporation; (ii) waive all breaches, defaults or violations of any agreement applicable to such Shareholder’s Transferred Stock and agrees that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all redemption, repurchase rights, rights of first refusal or other rights to acquire any capital stock of any Shareholder and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such rights.
ARTICLE VII
Tax Matters
Section 7.01          Tax Covenants.
(a)          Without the prior written consent of Royale, prior to the Closing, the Corporation, its Representatives and the Shareholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Corporation or Parent in respect of any Post-Closing Tax Period.
(b)          Without the prior written consent of the Corporation, prior to the Closing, Royale, its Representatives and the Royale Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Royale or Parent in respect of any Post-Closing Tax Period.
(c)          The Royale Parties and the Corporation shall cooperate in the preparation, execution and filing of all Tax Returns or other documents with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) that are required or permitted to be filed on or before the Closing.  Each of the Royale Parties and the Corporation shall pay, without deduction from any amount payable to the Shareholders or the Royale Stockholders and without reimbursement from the other party, any such Taxes or fees imposed on it which become payable in connection with the Mergers.
Section 7.02          Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Corporation shall be terminated as of the Closing Date. After such date neither the Corporation nor any of its Representatives shall have any further rights or liabilities thereunder.
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Section 7.03          Tax Returns.
(a)          The Corporation shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Corporation after the Closing Date with respect to a Pre-Closing Tax period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Shareholder Representative (together with schedules, statements and, to the extent requested by Shareholder Representative, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Shareholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 20 days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Shareholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Shareholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by mutually acceptable nationally recognized accounting firm (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne by Parent. The preparation and filing of any Tax Return of the Corporation that does not relate to a Pre-Closing Tax period or Straddle Period shall be exclusively within the control of Parent.
(c)          For purposes of this ARTICLE VII, Johnny Jordan shall be the “Shareholder Representative” unless he earlier resigns or retires from such position, at which time a new Shareholder Representative shall be appointed by the Shareholders formerly owning a majority of the  Percentage Interest in the Corporation.
(d)          None of Parent, Royale, and the Corporation and their respective Affiliates shall file any amended return, carryback claim, or other adjustment request with respect to Royale, the Corporation, the Matrix LPs, or Matrix Pipeline, L.P. for any Pre-Closing Tax period unless such action is required by Law or Governmental Order or unless such action is undertaken pursuant to the written consent of Royale and the Shareholder Representative, which consent shall not be unreasonably withheld or delayed.
Section 7.04          Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle
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Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05          Contests.  Parent agrees to give written notice to Shareholder Representative of the receipt of any written notice by the Corporation, Parent or any of Royale’s Affiliates which involves the assertion of any claim, or the commencement of any Action, with respect to Taxes for a Pre-Closing Tax period (a “Tax Claim”).
Section 7.06          Cooperation and Exchange of Information. The Shareholder Representative, the Corporation and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Corporation. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Shareholder Representative, the Corporation and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Corporation for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Corporation for any taxable period beginning before the Closing Date, Shareholder Representative, the Corporation or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
ARTICLE VIII
Conditions to Closing
Section 8.01          Conditions to Obligations of All Parties.
The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)          This Agreement and the Exchange and shall have been duly adopted and approved by the Requisite Shareholders’ Consent and the Other Exchanges shall have been duly adopted and approved by the Other Exchange Approvals.
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(b)          This Agreement, the Royale Merger, the Matrix Merger, the issuance of Parent Common Stock pursuant to (i) the Royale Merger, (ii) the Matrix Merger, (iii) the LP Exchange Agreements, (iv) this Agreement, and the issuance of Series B Preferred Stock pursuant to the Preferred Exchange Agreement, shall have been duly adopted and approved by the Requisite Royale Vote, the Requisite Matrix Vote and the Requisite Exchange Approvals in accordance with the CCC, TBOC and the DGCL, as applicable.
(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(d)          the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
(e)          the issuance of the shares of Parent Common Stock to be issued as the Capital Stock Consideration in connection with the Mergers and the Exchanges, and the shares of Parent Common Stock issuable on conversion of the Series B Preferred Stock to be issued in connection with the Preferred Exchange Consideration, shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;
(f)          the Corporation shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance reasonably satisfactory to Royale and Matrix, and no such consent, authorization, order and approval shall have been revoked.
(g)          Royale shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Royale and the Corporation, and no such consent, authorization, order and approval shall have been revoked.
(h)          All conditions to the Mergers have been satisfied or waived by the parties.
Section 8.02          Conditions to Obligations of Royale and Parent. The obligations of Royale and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Royale’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Corporation contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25, the representations and warranties of the Corporation contained in this Agreement, the Shareholder Related Documents, the Corporation Related Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Corporation Material
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Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Corporation Material Adverse Effect, as so qualified) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Corporation contained in Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.21, Section 4.24 and Section 4.25,, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Corporation shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Corporation Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Corporation shall have performed such agreements, covenants and conditions, as so qualified.
(c)          No Action shall have been commenced against any of the Royale Parties, the Corporation or Matrix, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Corporation Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Royale at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Corporation Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Corporation Material Adverse Effect.
(f)          The Royale Board shall have received an opinion from Northland Capital Markets to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Royale and its shareholders, and such opinion shall not have been rescinded or revoked.
(g)          Royale shall have received the opinion of Strasburger & Price, LLP, counsel to Royale, in form and substance reasonably satisfactory to Royale, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Royale Merger Effective Time, as applicable, to the effect that (i) the Royale Merger will qualify for nonrecognition of gain or loss under  Section 351 of the IRC.  In rendering the opinion
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described in this Section 8.02(g), Strasburger & Price, LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
(h)          The Corporation shall have delivered each of the closing deliverables set forth in Section 8.04(a).
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been refinanced or paid off in accordance with Section 6.17.
(j)          Holders of no more than 5.0% of the outstanding shares of Matrix Common Stock as of immediately prior to the Matrix Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of the CCC with respect to such shares of Matrix Common Stock in connection with the Matrix Merger.
Section 8.03          Conditions to Obligations of Matrix.  The obligations of the Corporation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Corporation’s waiver, at or prior to the Closing, of each of the following conditions:
(a)          Other than the representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22, the representations and warranties of the Royale Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, as so qualified) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Royale Parties contained in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04, Section 5.05, Section 5.18, Section 5.21 and Section 5.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)          The Royale Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Royale Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
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(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)          All approvals, consents and waivers that are listed on Section 5.03 of the Royale Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Matrix at or prior to the Closing.
(e)          From the date of this Agreement, there shall not have occurred any Royale Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Royale Material Adverse Effect.
(f)          Matrix shall have received the opinion of Porter Hedges LLP, counsel to Matrix, in form and substance reasonably satisfactory to Matrix, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Matrix, Royale and Parent, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Matrix Merger Effective Time, as applicable, to the effect that (i) the Matrix Merger and the Exchanges will qualify for nonrecognition of gain or loss under Section 351 of the IRC.  In rendering the opinion described in this Section 8.03(f), Porter Hedges LLP shall have received and may rely upon the certificates and representations referred to in Section 6.16.
(g)          Royale shall have delivered each of the closing deliverables set forth in Section 8.04(b).
(h)          Royale shall have an aggregate cash balance in excess of 65% of its deferred drilling obligation immediately prior to the Closing Date.
(i)          The lenders and the administrative agent who are party to the Matrix Senior Indebtedness and any related loan and security documents shall have consented to assumption of the Matrix Senior Indebtedness and any related loan and security documents by the Parent or the Matrix Senior Indebtedness and any related loan shall have been paid off in accordance with Section 6.17.
(j)          No later than the earlier of (i) the time of the Royale Stockholders Meeting, (ii) the time of the next annual meeting of stockholders of Royale, or (iii) August 2, 2017, a majority of the then-current stockholders of Royale shall have approved the conversion of $1,580,000 aggregate principal amount of the convertible notes of Royale issued on August 2, 2016 (the “Royale Convertible Notes”), representing all of the aggregate principal amount of such Royale Convertible Notes, into Royale Common Stock or Parent Common Stock, as applicable, pursuant to the terms and conditions of the Royale Convertible Notes.
(k)          Holders of no more than 5.0% of the outstanding shares of Royale Common Stock as of immediately prior to the Royale Merger Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1301 of
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the CCC with respect to such shares of Royale Common Stock in connection with the Royale Merger or any of the Exchanges.
Section 8.04          Closing Deliverables.
(a)          At or prior to the Escrow Closing, the Corporation shall deliver to Royale or, if otherwise provided below, to the Escrow Agent, the following, as provided below:
(i)          a certificate, dated the Closing Date and signed by a duly authorized officer of the Corporation that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(ii)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Corporation certifying (1) all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement by the Corporation, and consummation of the transactions contemplated hereby, (2) that each of the Shareholders has executed and delivered the Requisite Shareholders’ Consent, (3) that all resolutions of the Board and all authorizations provided by each Shareholder in connection with the Requisite Shareholders’ Consent are in full force and effect without modification or amendment;
(iii)          stock certificates representing all of the outstanding Transferred Stock and properly executed and completed Letters of Transmittal with respect thereto, in the form attached to Exhibit D (“Letters of Transmittal”), shall be delivered by the Shareholders to the Escrow Agent.  In addition, the Shareholders shall execute and deliver to Royale, and shall cause the Corporation to execute and deliver to Royale, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Corporation or its Shareholders at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under this Agreement.
(iv)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Corporation certifying the names and signatures of the officers of the Corporation authorized to sign this Agreement, the Corporation Related Documents and the other documents to be delivered hereunder and thereunder;
(v)          a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Royale Parties are organized;
(vi)          the Section 351 Plan;
(vii)          certificates of non-foreign status delivered by each Shareholder of the Corporation under Section 1445 of the IRC; and
(viii)          such other documents or instruments as Royale reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
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(b)          At the Closing, Royale shall deliver to the Corporation (or such other Person as may be specified herein) the following:
(i)          instructions to Royale’s transfer agent to issue and deliver to the Shareholders the Exchange Consideration to be issued as provided in ARTICLE II;
(ii)          instructions to Royale’s transfer agent to issue and deliver to the holders of Matrix Preferred Interests the Preferred Exchange Consideration;
(iii)          evidence that the Matrix Senior Indebtedness shall have been assumed by Parent or paid off as of the Closing Date in accordance with Section 6.17;
(iv)          a certificate, dated the Closing Date and signed by a duly authorized officer of each Royale Party, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(v)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Royale Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(vi)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Royale Parties certifying the names and signatures of the officers of the Royale Parties authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii)          evidence of the establishment of a new Subsidiary and the transfer of all of the assets related to the DWI Business of Royale (including assets held in trust for its investors);
(viii)          the Section 351 Plan;
(ix)          employment agreements executed by Parent and each of Jonathan Gregory, Donald Hosmer,  Stephen Hosmer, Johnny Jordan, Joe Paquette and Jay Sheevel, all in a form reasonably acceptable to Royale and Matrix;
(x)          certificates or other evidence reasonably satisfactory to the Corporation confirming that none of the Royale Stockholders owning more than 5% of the number of shares of Royale Common Stock outstanding immediately before the Royale Merger is a “foreign person” within the meaning of Treasury Regulation § 1445-2(b); and
(xi)          such other documents or instruments as the Corporation reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
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(c)          At the Closing, provided that (i) the conditions of this ARTICLE VIII have been fulfilled to the reasonable satisfaction of each Party entitled to satisfaction thereof, and(ii) each of the deliveries required by Section 8.04(a) and Section 8.04(b) have been made in accordance with such requirements, Royale and the Corporation shall provide joint written instructions to the Escrow Agent to release and deliver to Royale or its designee all of the Letters of Transmittal and stock certificates held in escrow by Escrow Agent pursuant to the Escrow Agreement.
ARTICLE IX
Termination
Section 9.01          Termination.
This Agreement may be terminated at any time prior to the Closing:
(a)          by the mutual written consent of the Corporation and Royale;
(b)          by Royale by written notice to the Corporation if:
(i)          no Royale Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Corporation pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Corporation within 30 days of the Corporation’s receipt of written notice of such breach from Royale; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by March 31, 2017  (the “Outside Date”), or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Royale Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)          by the Corporation by written notice to Royale if:
(i)          the Corporation is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Royale Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Royale Party within 30 days of Royale’s receipt of written notice of such breach from the Corporation; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, or if it becomes impossible or extremely unlikely for any such conditions to be fulfilled by the Outside Date, unless such failure shall be due to the failure of the Corporation to perform or comply with any of the
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covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)          by either Royale or the Corporation if:
(i)          the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date.
(ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;
(iii) this Agreement has been submitted to the Stockholders of Royale for adoption at a duly convened Royale Stockholders Meeting and the Requisite Royale Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by such written consent;
(iv) this Agreement has been submitted to the Stockholders of Matrix for adoption at a duly convened Matrix Stockholders Meeting (or as a written consent in lieu of such meeting) and the Requisite Matrix Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or
(v) this Agreement has been submitted to the Shareholders of the Corporation for adoption and the Requisite Shareholders’ Consent shall not have been obtained at such meeting (including any adjournment or postponement thereof) or by a written consent.
Section 9.02          Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation under this Agreement on the part of the Royale Parties or the Corporation, or their respective officers or directors, and all obligations under this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except:
(a)          Royale and the Corporation shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations with respect to confidential information set forth in the Letter of Intent, which obligations shall survive the termination of this Agreement in accordance with the terms set forth therein;
(b)          as set forth in this ARTICLE IX, and ARTICLE X hereof; and
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(c)          that nothing herein shall relieve any party hereto from liability for fraud, or for any willful breach of any provision hereof.
ARTICLE X
Miscellaneous
Section 10.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Royale and Matrix shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
Section 10.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to the Corporation:	Matrix Oil Management Corporation
104 W. Anapamu Street, Suite C
Santa Barbara, CA 93101
E-mail: jjordan@matrixoil.com
Attention: Johnny Jordan, Executive Vice President

with a copy to:	Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: edelpozo@porterhedges.com
Attention: Ephraim del Pozo

If to Royale or Merger Sub:	Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020
Email: Jonathan@royl.com
Attention: Jonathan Gregory, Chief Executive Officer

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with a copy to:	Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Email: lee.polson@strasburger.com
Attention: Lee Polson

Section 10.03          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06          Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
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Section 10.08          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Royale, Parent, and the Shareholders at any time prior to the Matrix Merger Effective Time and the Royale Merger Effective Time; provided, however, that after each of the Requisite Matrix Vote and the Requisite Royale Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of any Royale Party, on the one hand, or the Shareholders, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Shareholders (with respect to any failure by any Royale Party) or by the Royale Parties (with respect to any failure by the Shareholders), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 10.09          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE
79

FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.10          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

80

IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been duly executed and delivered effective as of the date first hereinabove written.
PARENT:

 Royale Energy Holdings, Inc.

By_____________________
Name:
Title:

ROYALE:

Royale Energy, Inc.

By__________________________________
Name:
Title:

CORPORATION:

Matrix Oil Corporation

By:_________________________________
Name:
Title:

SHAREHOLDERS:

By:___________________________________
Name: Johnny Jordan

By:___________________________________
Name: Jeffrey Kerns

SHAREHOLDERS (CONT.):
81

By:___________________________________
Name:  Michael McCaskey

By:___________________________________
Name: Shawna Loren

82

Exhibit A

LIST OF SHAREHOLDERS

[To be completed when Agreement is executed.]

83

Exhibit B

EXCHANGE CONSIDERATION

[Exchange Consideration: Number of shares of Parent Common Stock = Number of Royale shares outstanding on Merger Effective Date x Matrix Group Allocation of Matrix Oil Corporation] [To be completed when Agreement is executed.]

84

Exhibit C

ESCROW AGREEMENT

[To be prepared when Agreement is executed.]

85

Exhibit D

LETTER OF TRANSMITTAL

[To be prepared when Agreement is executed.]

86

Exhibit E

SECTION 351 PLAN OF MERGER AND EXCHANGE

(See Exhibit 2.7 of the Registration Statement on Form S-4.)

87

Annex G
Form of Section 351 Plan of Merger and Exchange

Royale Energy Holdings, Inc.,
Matrix Merger Subsidiary,
Royale Merger Subsidiary,
Matrix Oil Management Corporation,
and
Royale Energy, Inc.

Section 351 Plan of Merger and Exchange

This Section 351 Plan of Merger and Exchange (the “Plan”) is hereby adopted effective as of  [______ ___, 2017] by Royale Energy Holdings, Inc., a Delaware corporation (“Parent”), Matrix Merger Subsidiary, a California corporation (“Matrix Merger Sub”), Royale Merger Subsidiary, a California corporation (“Royale Merger Sub”), Matrix Oil Management Corporation, a California corporation (“Matrix”), Royale Energy, Inc., a California corporation (“Royale”), and each of the proposed transferors of property to Parent identified on Exhibit A attached hereto (the “Transferors”), for purposes of describing the general terms and conditions of the series of transactions pursuant to which Parent will enter into binding agreements to acquire, (i) all of the preferred limited partnership interests (“Matrix Preferred Interests”) of Matrix Investments, L.P., a California limited partnership, in exchange for Series B preferred stock of Parent, (ii) all of the outstanding capital stock of Matrix in exchange for common stock of Parent via a statutory merger of Matrix Merger Sub, with and into Matrix, with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent as a result of the merger (iii) all of the outstanding capital stock of Royale in exchange for common and preferred stock of Parent via a statutory merger of Royale Merger Sub with and into Royale, with Royale as the surviving corporation and a wholly-owned subsidiary of Parent as a result of the merger and (iv) all of the limited partnership interests other than the Matrix Preferred Interests (“Common LP Interests”) of Matrix Investments, L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership (the “Matrix LPs”), and (v) all of the outstanding capital stock of Matrix Oil Corporation, a California corporation (“Operator”), in exchange for common stock of Parent (collectively the Matrix Preferred Interests, Common LP Interests, Operator capital stock, Matrix capital stock and Royale capital stock exchanged with Parent are the “Contributions”, and the foregoing steps are collectively referred to as the “Mergers and Exchanges”).

WHEREAS, the agreements that will effectuate each of the Contributions may not be entered into simultaneously, but will each provide that each is a part of a unified plan that will be completed on or before the time of the closing of the Mergers and Exchanges;

WHEREAS, the terms and conditions of certain of the Contributions contemplate that Parent will convey part of the consideration (including preferred and common stock of Parent) to the Transferors concurrently with the closing of the transactions which comprise the Mergers and Exchanges;

WHEREAS, the parties intend that the Contributions and the Mergers and Exchanges will be completed in a manner consistent with orderly procedure in compliance with the requirements of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Parent and the Transferors expect (without making any representation with respect thereto) that the persons who/that make the Contributions will receive capital stock of Parent as part of the Mergers and Exchanges and will collectively own at least 80% of the issued and outstanding shares of Parent’s voting stock and any other class of stock immediately following the Mergers and Exchanges; and

WHEREAS, Parent and the Transferors expect (without making any representation with respect thereto) that the Contributions will satisfy the requirements of Section 351 of the Code; provided, however, that Parent and the Transferors do not assume any liability or responsibility to any holder of capital stock of Parent or any other person or entity in the event that Section 351 of the Code does not apply to the one or more of the Contributions;

NOW THEREFORE, the general terms and conditions of the Plan are as follows:

1.
Description of Contributions.  The parties hereto expect that the Transferors in the Contributions will include the persons identified on Exhibit A attached to this document as well as the shareholders of Matrix and Royale, that the Transferors will transfer to Parent the property comprising the Contributions, including the Matrix Preferred Interests, the Common LP Interests and/or capital stock of Matrix, Operator and Royale in part via contributions and in part via the merger of Matrix Merger Sub with and into Matrix and Royale Merger Sub with and into Royale, as indicated on Exhibit A, and that the Transferors will receive in exchange therefor the shares of preferred stock or common stock of Parent indicated on Exhibit A.

2.	Component Parts of the Section 351 Plan. The components of the single unified Section 351 plan of exchange of Parent, the shareholders of Matrix and Royale and the other Transferors include:
a.
The transfer of all of the Matrix Preferred Interests by all of Matrix Investments, L.P.’s limited partners in exchange for approximately 2,012,400 shares of Series B Preferred Stock of Parent pursuant to an exchange agreement (the “Preferred Exchange Agreement”);

b.
The transfer of shares of common stock of Matrix by all of the holders thereof (the “Matrix Shareholders”) pursuant to an Agreement and Plan of Merger dated November 30, 2016 (the “Merger Agreement”) under which, in consideration of the merger of Matrix Merger Sub with and into Matrix, with Matrix as the surviving corporation (the “Merger”), the Matrix Shareholders will receive shares of Parent common stock as consideration;

c.	The transfer of shares of common stock of Royale by all of the holders thereof (the “Royale Shareholders”) pursuant to an Amended and Restated

d.
Agreement and Plan of Merger dated effective as of December 31, 2016 (the “Merger Agreement”) under which, in consideration of the merger of Royale Merger Sub with and into Royale, with Royale as the surviving corporation (the “Merger”), the Royale Shareholders will receive shares of Parent common stock as consideration; and

e.
The transfer of all of the Common LP Interests by all of the Matrix LPs’ limited partners and the transfer of all of the capital stock of Operator by Operator’s shareholders in exchange for common stock of Parent pursuant to exchange agreements (together with the Preferred Exchange Agreement, the “Exchange Agreements”).

3.
Exchange Agreements.  Each of the contributions of property by each of the Transferors that is a party to this Agreement will be effectuated pursuant to one or more separate agreements, including the Merger Agreement and Exchange Agreements, each of which will include a recital to the effect that the transaction is one of several related transactions involving the assignment of property to Parent in exchange for stock of Parent, that is intended, in the aggregate, to satisfy the requirements of Section 351 of the Code.

4.
Section 351 Compliance under the Internal Revenue Code.  Each of the Transferors that is a party to this Agreement agrees to retain the information and include the necessary statement with its income tax return for the taxable year in which the Mergers and Exchanges close as required by Section 1.351-3(a) of the Treasury Regulations.  Parent agrees to retain the information and include the necessary statement with its income tax return for the taxable year in which the Mergers and Exchanges close as required by Section 1.351-3(b) of the Treasury Regulations.

5.
Authority.  Parent represents and warrants that its Board of Directors has approved this Plan and that the appropriate officers of Parent have been granted the power and authority on behalf of Parent to take any and all steps necessary or appropriate to carry this Plan into effect, including without limitation executing the Exchange Agreements with certain of the Transferors and such other agreements and documents as they deem necessary or appropriate

6.	Amendment of Plan. This Plan may be amended from time to time by the Board of Directors of Parent and all of the Transferors.

The execution of this Plan shall not obligate any party to any component part or transaction of the Mergers and Exchanges to consummate such transaction other than upon the terms and conditions under the definitive agreement executed by such parties to such transaction.  By the execution of this Plan, which may be accomplished by signing in multiple counterparts or signing their respective subscription agreement or other documentation or their respective agreement and plan of exchange, each Transferor evidences such Transferor’s agreement with and adoption of this Plan.

Matrix Oil Management Corporation

By: ______________________________
Name: ____________________________
Title: _____________________________

Royale Energy, Inc.

By: ______________________________
Name: ____________________________
Title: _____________________________

Royale Energy Holdings, Inc.

By: ______________________________
Name: ____________________________
Title: _____________________________

Transferors listed on Exhibit A adopt this Plan by execution of their respective Exchange Agreements.

Royale Energy Holdings, Inc.
Matrix Oil Management Corporation
and
Royale Energy, Inc.

Section 351 Plan of Merger and Exchange

Exhibit A

Description of contributions

Transferor	Contribution	Shares of Parent Preferred Stock	Shares of Parent Common Stock
Matrix Shareholders:
Jordan Enterprises Limited Partnership	______Matrix common shares	None	________
Meeteetse Limited Partnership	______Matrix common shares	None	________
PEM Resources Limited Partnership	______Matrix common shares	None	________
Loren Enterprises, L.P.	______Matrix common shares	None	________
JRS ENERGY INVESTMENTS, LLC	______Matrix common shares	None	________
Oakview Investments LP	______Matrix common shares	None	________
GROVES INVESTMENTS, LP	______Matrix common shares	None	________
Matrix Investments, L.P.	______Matrix common shares	None	________

Matrix Oil Corp Shareholders:
Johnny Jordan	____Common shares	None	________
Michael McCaskey	____Common shares	None	________
Jeffrey Kerns	____Common shares	None	________
Shawna Loren	____Common shares	None	________

Matrix Investments, L.P.:
Jordan Enterprises Limited Partnership	______Common LP Interests	None	________
Meeteetse Limited Partnership	______ Common LP Interests	None	________
PEM Resources Limited Partnership	______ Common LP Interests	None	________
Loren Enterprises, L.P.	______ Common LP Interests	None	________
GROVES INVESTMENTS, LP	______ Common LP Interests	None	________
JRS ENERGY INVESTMENTS, LLC	______ Common LP Interests	None	________
Oakview Investments LP	______ Common LP Interests	None	________
Johnny Jordan	______Matrix Preferred Interests	____Series B Preferred Shares	None
Jeffrey Kerns	______ Matrix Preferred Interests	____Series B Preferred Shares	None
Jordan Enterprises Limited Partnership	______ Matrix Preferred Interests	____Series B Preferred Shares	None
PEM Resources Limited Partnership	______ Matrix Preferred Interests	____Series B Preferred Shares	None
Meeteetse Limited Partnership	______ Matrix Preferred Interests	____Series B Preferred Shares	None
SIRC PROPERTIES, LLC	______ Matrix Preferred Interests	____Series B Preferred Shares	None
Groves Investment Profit Sharing Plan	______ Matrix Preferred Interests	____Series B Preferred Shares	None
Oakview Investments LP	______ Matrix Preferred Interests	____Series B Preferred Shares	None
JRS ENERGY INVESTMENTS, LLC	______ Matrix Preferred Interests	____Series B Preferred Shares	None
Nelda Mae Swift	______ Matrix Preferred Interests	____Series B Preferred Shares	None

Matrix Las Cienegas Limited Partnership:
Jordan Enterprises Limited Partnership	______ Common LP Interests	None	________
Meeteetse Limited Partnership	______ Common LP Interests	None	________
PEM Resources Limited Partnership	______ Common LP Interests	None	________
Loren Enterprises, L.P.	______ Common LP Interests	None	________
GROVES INVESTMENTS, LP	______ Common LP Interests	None	________
JRS ENERGY INVESTMENTS, LLC	______ Common LP Interests	None	________
Oakview Investments LP	______ Common LP Interests	None	________

Matrix Permian Investments, LP:
Walou Investments, LP	______ Common LP Interests	None	________
Meeteetse Limited Partnership	______ Common LP Interests	None	________
PEM Resources Limited Partnership	______ Common LP Interests	None	________
Loren Enterprises, L.P.	______ Common LP Interests	None	________
GROVES INVESTMENTS, LP	______ Common LP Interests	None	________
JRS ENERGY INVESTMENTS, LLC	______ Common LP Interests	None	________
Oakview Investments LP	______ Common LP Interests	None	________

Annex H

Sections 1300 through 1313
of the
California Corporations Code.

Annex I
ARTICLES OF INCORPORATION
of
ROYALE ENERGY HOLDINGS, INC.

CERTIFICATE OF INCORPORATION

OF

ROYALE ENERGY HOLDINGS, INC.

A Delaware Corporation
Article 1

The name of the corporation is Royale Energy Holdings, Inc.
Article 2

The address of the corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901.  The name of its registered agent at such address is Capitol Services, Inc.
Article 3

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
Article 4
Section 1.  Authorized Capital Stock.

This corporation is authorized to issue two classes of Capital Stock, which shall be known as Common Stock and Preferred Stock.  The total number of shares of Common Stock which this corporation is authorized to issue is 280,000,000, $0.001 par value per share, and the total number of Preferred Stock this corporation is authorized to issue is 10,000,000, $0.001 par value per share.

Section 2.  Designation of Preferred Stock.

The Board of Directors of the corporation is authorized, subject to the limitations prescribed by law, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter called a “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to determine, fix and alter the rights, preference, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock to increase or decrease (but not below the number of shares of each such series then outstanding) the number of shares of any such series subsequent

Royale Energy Holdings, Inc. Certificate of Incorporation

to the issue of shares of that series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the designation or fixing of the following:

The designation of the series, which may be by distinguishing number, letter or title;

(a)          The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(b)          The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, the relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of stock, and whether such dividends, if any, shall be cumulative or noncumulative;

(c)          The redemption rights and price or prices, if any, for the shares of the series;

(d)          The terms and amount of any sinking fund provided for the purchases or redemption of shares of the series;

(e)          The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(f)          Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the corporation or any other corporation, and if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(g)          Restrictions on the issuance of shares of the same series or of any other series; and

(h)          The voting rights, if any, of the holders of shares of the series.

Article 5
 The name and mailing address of the incorporator is Lee Polson, 720 Brazos Street, Suite 700, Austin, Texas 78701.
Article 6
The number of directors of this corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors.  The number of initial directors is one, and the name and mailing addresses of the person to serve as initial director until the first annual meeting of stockholders or until his successors are elected and qualified is Jonathan Gregory, 1870 Cordell Court, Suite 210, El Cajon, California 92020.
Royale Energy Holdings, Inc. Certificate of Incorporation

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Article 7

Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Board; (ii) the chairperson of the Board of Directors; (iii) the chief executive officer of the Corporation; (iv) the president of the Corporation (in the absence of a chief executive officer); or (v) the secretary of the Corporation whenever requested in writing to do so by holders of at least twenty-five percent (25%) of the voting power of the issued and outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but a special meeting may not be called by any other person or persons.

Article 8

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, in the manner provided in the bylaws of this corporation, to adopt, amend or repeal the bylaws of the corporation in any respect not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; provided, however, that the fact that such power has been conferred upon the directors shall not divest the stockholders of the power and authority, nor limit the power of stockholders to adopt, amend or repeal bylaws.

Article 9
A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this Article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The corporation shall be obligated to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the fullest extent permitted by Delaware law.  Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
Article 10
The corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person
Royale Energy Holdings, Inc. Certificate of Incorporation

(a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware.
Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
Article 11
The corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the bylaws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.
Article 11
Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation of the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties name as defendants therein.
Royale Energy Holdings, Inc. Certificate of Incorporation

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 22nd day of November, 2016.

/s/ Lee Polson
Lee Polson, Incorporator

Royale Energy Holdings, Inc. Certificate of Incorporation

Annex J
BYLAWS
of
ROYALE ENERGY HOLDINGS, INC.

BYLAWS
OF
ROYALE ENERGY HOLDINGS, INC.
A Delaware Corporation
PREAMBLE
These bylaws are subject to, and governed by, the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and the certificate of incorporation of Royale Energy Holdings, Inc., a Delaware corporation (the “corporation”). In the event of a direct conflict between the provisions of these bylaws and the mandatory provisions of the Delaware General Corporation Law or the provisions of the certificate of incorporation of the corporation, such provisions of the Delaware General Corporation Law or the certificate of incorporation of the corporation, as the case may be, will be controlling.
ARTICLE I. OFFICES
1.1 Registered Office and Agent.  The registered office and registered agent of the corporation shall be as designated from time to time by the appropriate filing by the corporation in the office of the Secretary of State of the State of Delaware. If the office is located outside this state, and the corporation has one or more business offices in this state, the Board of Directors shall likewise fix and designate a principal business office in the State of Delaware.
1.2 Other Offices.  The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or as the business of the corporation may require.
ARTICLE II. MEETINGS OF STOCKHOLDERS
2.1 Annual Meeting.  An annual meeting of stockholders of the corporation shall be held each calendar year on such date and at such time as shall be designated from time to time by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. At such meeting, the stockholders shall elect directors and transact such other business as may properly be brought before the meeting.
2.2 Special Meeting.  A special meeting of the stockholders may be called at any time by (A) the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer of the corporation, (D) the president of the corporation (in the absence of a chief executive officer), or (E) by the secretary of the corporation whenever requested in writing to do so by holders of at least twenty-five percent (25%) of the voting power of the issued and
Royale Energy Holdings, Inc. Bylaws
1

outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, or as otherwise provided by the certificate of incorporation of the corporation. A special meeting shall be held on such date and at such time as shall be designated by the person(s) calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. Only such business shall be transacted at a special meeting as may be stated or indicated in the notice of such meeting or in a duly executed waiver of notice of such meeting
2.3 Failure to Call Annual Meeting.  Failure to hold the annual meeting at the designated time shall not affect the otherwise valid acts or cause a forfeiture or dissolution of the corporation.  In the event the board of directors fails to call the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 13 months after the corporation’s last annual meeting or action by written consent to elect directors in lieu of an annual meeting, any shareholder may make demand that such meeting be held within a reasonable time.  Such demand shall be made in writing and sent by certified mail directed to any officer of the corporation
2.4 Place of Meetings.  Meetings of the stockholders shall be held at any place within or without the State of Delaware designated by the board of directors. In absence of any such designation, meetings of stockholders shall be held at the principal office of the corporation.  The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law.
2.5 Advance Notice Procedures.
(a) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.5(a) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.5(a). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. For the avoidance of doubt, except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”), and the regulations thereunder (or any successor rule and in any case as so amended), clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.
(i)          To comply with clause (C) of Section 2.5(a) above, a stockholder’s notice must set forth all information required under this Section 2.5(a) and must be timely received by the secretary of the corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date
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on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment, rescheduling or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.5(a)(i). The term “Public Announcement” means disclosure made in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(ii)          To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten (10) days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date. For purposes of this Section 2.5, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of
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record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).
(iii)          Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.5(a) and, if applicable, Section 2.5(b). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.5(a), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.
(b) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.5(b) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election to the board of directors of the corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.5(b) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.5(b). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation.
(i)          To comply with clause (B) of Section 2.5(b) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.5(b) and must be received by the secretary of the corporation at the principal executive offices of the corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.5(a)(i) above; provided additionally, however, that in the event that the number of directors to be elected to the board of directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required by this Section 2.5(b) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the corporation.
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(ii)          To be in proper written form, such stockholder’s notice to the secretary must set forth:
(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among any of the stockholder, each nominee and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the nominee’s potential service on the board of directors, (F) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and
(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.5(a)(i) above, and the supplement referenced in the second sentence of Section 2.5(a)(ii) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders at least the percentage of the corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).
(iii)          At the request of the board of directors, any person nominated by a stockholder for election as a director must furnish to the secretary of the corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve
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as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.5(b).
(iv)          Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.5(b). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.
(c) Advance Notice of Director Nominations for Special Meetings.
(i)          For a special meeting of stockholders at which directors are to be elected pursuant to Section 2.2, nominations of persons for election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.5(c) and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the corporation that includes the information set forth in Sections 2.5(b)(ii) and (b)(iii) above. To be timely, such notice must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.5(c). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.
(ii)          The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should
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so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(d) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.5, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.5, including, with respect to business such stockholder intends to bring before the annual meeting that involves a proposal that such stockholder requests to be included in the corporation’s proxy statement, the requirements of Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 2.5 shall be deemed to affect any right of the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.
2.6 Notice.  Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the corporation not less than ten (10) days nor more than sixty (60) days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the corporation.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given..
2.7 Voting List.  At least ten (10) days before each meeting of stockholders, the Secretary or other officer of the corporation who has charge of the corporation’s stock ledger, either directly or through another officer appointed by him or through a transfer agent appointed by the board of directors, shall prepare a complete list of stockholders entitled to vote thereat, arranged in alphabetical order and showing the address of each stockholder and number of shares registered in the name of each stockholder. For a period of ten (10) days prior to such meeting, such list shall be kept on file at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting or a duly executed waiver of notice of such meeting or, if not so specified, at the place where the meeting is to be held and shall be open to examination by any stockholder during ordinary business hours. Such list shall be produced at such meeting and kept at the meeting at all times during such meeting and may be inspected by any stockholder who is present.
2.8 Quorum.  The holders of a majority of the outstanding shares entitled to vote on a matter, present in person or by proxy, shall constitute a quorum at any meeting of stockholders,
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except as otherwise provided by law, the certificate of incorporation of the corporation, or these bylaws.
2.9 Adjournment.  At any meeting of stockholders, whether or not a quorum is present, the Chairman of the Board, or if such office has not been filled or if the Chairman of the Board is absent or otherwise unable to act, the Chief Executive Officer or President, may adjourn such meeting from time to time solely because of the absence of a quorum or for any other reason and may reconvene at the same or some other time, date and place, if any, or by means of remote communication. Unless otherwise determined by the board of directors, the Chairman of the Board, or if such office has not been filled or if the Chairman of the Board is absent or otherwise unable to act, the Chief Executive Officer or President, shall have the exclusive power and authority to recess or adjourn a stockholder meeting in his sole and absolute discretion. The stockholders present at a meeting shall not have the authority to adjourn the meeting. When any stockholders meeting is adjourned to another time or place, notice need not be given of the adjourned meeting, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than thirty (30) days from the date set for the original meeting.  Notice of any adjourned meeting, if required, shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with Section 2.6.  At the adjourned meeting, the stockholders may transact any business that might have been transacted at the original meeting.
2.10 Required Vote; Withdrawal of Quorum.  If a quorum is present, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law of the State of Delaware or the certificate of incorporation. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
2.11 Method of Voting; Proxies. Except as otherwise provided in the certificate of incorporation of the corporation or bylaws, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Elections of directors need not be by written ballot.  Any stockholder entitled to vote on any matter (other than the election of directors) may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the stockholder fails to specify the number of shares such stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares such stockholder is entitled to vote.  At any meeting of stockholders, every stockholder having the right to vote may vote either in person or by a proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy. If no date is stated in a proxy, such proxy shall be presumed to have been executed on the date of the meeting at which it is to be voted. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by law.
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2.12 Record Date.  (a)  For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, for any such determination of stockholders, such date in any case to be not more than sixty (60) days and not less than ten (10) days prior to such meeting nor more than sixty (60) days prior to any other action.  If no record date is fixed:
(i)          The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
(ii)          The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
(iii)          A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by law or these bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office in the State of Delaware, principal place of business, or such officer or agent shall be by hand or by certified mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by law or these bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.
2.13 Conduct of Meeting.  The Chairman of the Board, if such office has been filled, or if the Chairman of the Board is absent or otherwise unable to act, the Chief Executive Officer or President, shall preside at all meetings of stockholders. The Secretary shall keep the records of each meeting of stockholders. In the absence or inability to act of any such officer, such officer’s
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duties shall be performed by the officer given the authority to act for such absent or non-acting officer under these bylaws or by some person duly appointed at the meeting.
2.14 Inspectors.  The board of directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, or if inspectors shall not have been appointed, the officer presiding over the meeting, in accordance with Section 2.13, may appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the officer presiding over the meeting, the inspectors shall make a report in writing of any challenge, request, or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.
ARTICLE III. DIRECTORS
3.1 Management.  The business and property of the corporation shall be managed by the board of directors. Subject to the restrictions imposed by law, the certificate of incorporation of the corporation, or these bylaws, the board of directors may exercise all the powers of the corporation.
3.2 Number; Qualification; Election; Term.  The number of directors which shall constitute the entire board of directors shall be not less than three (3) nor more than fifteen (15). The first board of directors shall consist of the number of directors named in the certificate of incorporation of the corporation or, if no directors are so named, shall consist of the number of directors elected by the incorporator(s) at an organizational meeting or by unanimous written consent in lieu thereof. Thereafter, within the limits above specified, the number of directors which shall constitute the entire board of directors shall be determined by resolution of the board of directors or by resolution of the stockholders at the annual meeting thereof or at a special meeting thereof called for that purpose. Except as otherwise required by law, the certificate of incorporation of the corporation or these bylaws, the directors shall be elected at an annual meeting of stockholders at which a quorum is present. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Cumulative voting for Directors is not permitted.  Each director so chosen shall hold office until the first annual meeting of stockholders held after his election and until his successor is elected and qualified or, if earlier, until his death, resignation, or removal from office. None of the directors need be a stockholder of the corporation or a resident of the State of Delaware. Each director must have attained the age of majority.
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3.3 Change in Number.  No decrease in the number of directors constituting the entire board of directors shall have the effect of shortening the term of any incumbent director.
3.4 Removal.  Except as otherwise provided in the certificate of incorporation of the corporation or these bylaws, at any meeting of stockholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.
3.5 Vacancies.  A vacancy or vacancies in the board of directors shall be deemed to exist in the case of the death, resignation or removal of any director, or if the board of directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of directors be increased, or if the stockholders fail to elect the full authorized number of directors to be voted for at that meeting. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, and each director so chosen shall hold office until the first annual meeting of stockholders held after his election and until his successor is elected and qualified or, if earlier, until his death, resignation, or removal from office. If there are no directors in office, an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly-created directorships or to replace the directors chosen by the directors then in office. Except as otherwise provided in these bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these bylaws with respect to the filling of other vacancies.
3.6 Meetings of Directors.  Directors may hold their meetings and may have an office and keep the books of the corporation, except as otherwise provided by statute, in such place or places within or without the State of Delaware as the board of directors may from time to time determine or as shall be specified in the notice of such meeting or duly executed waiver of notice of such meeting.
3.7 Annual Meeting. Immediately following each annual meeting of stockholders, the newly elected board of directors shall hold a regular meeting for the purpose of organization and the transaction of other business.  Notice of this meeting shall not be required.
3.8 Election of Officers.  At the annual meeting of the board of directors, held after each annual meeting of stockholders at which a quorum shall be present, the board of directors shall elect the officers of the corporation.
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3.9 Regular Meetings.  Regular meetings of the board of directors shall be held at such times and places as shall be designated from time to time by resolution of the board of directors.  Notice of such regular meetings shall not be required.
3.10 Special Meetings.  Special meetings of the board of directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or at the request of any two directors.
3.11 Notice.  Notice of each special meeting shall be hand delivered or sent by mail,  telegram, telecopy, or electronic mail transmission to the last known address of each director at least three (3) days before the meeting.  Oral notice may be substituted for such written notice if given not later than one (1) day before the meeting.  Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him.  Neither the business to be transacted at, nor the purpose of, any special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.
3.12 Quorum; Majority Vote.  At all meetings of the board of directors, a majority of the directors fixed in the manner provided in these bylaws shall constitute a quorum for the transaction of business. Unless the act of a greater number is required by law, the certificate of incorporation of the corporation, or these bylaws, the act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the board of directors. At any time that the certificate of incorporation of the corporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors.
3.13 Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.  Notice of the time and place of holding an adjourned meeting need not be given, unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of such time and place shall be given prior to the time of the adjourned meeting, in the manner specified in Section 3.11, to the directors who were not present at the time of the adjournment
3.14 Procedure.  At meetings of the board of directors, business shall be transacted in such order as from time to time the board of directors may determine. The Chairman of the Board, if such office has been filled, or if the Chairman of the Board is absent or otherwise unable to act, the Chief Executive Officer or the President, shall preside at all meetings of the board of directors. In the absence or inability to act of either such officer, a chairman shall be chosen by the board of directors from among the directors present. The Secretary of the corporation shall act as the secretary of each meeting of the board of directors unless the board of directors appoints another person to act as secretary of the meeting. The board of directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the corporation.
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3.15 Presumption of Assent.  A director of the corporation who is present at the meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.
3.16 Compensation.  The board of directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, paid to directors for attendance at meetings of the board of directors or any committee thereof; provided, however, that nothing contained herein shall be construed to preclude any director from serving the corporation in any other capacity or receiving compensation therefor.
ARTICLE IV.  COMMITTEES
4.1 Designation.  The board of directors may, by resolution adopted by a majority of the entire board of directors, designate one or more committees to serve at the pleasure of the board of directors.
4.2 Number; Qualification; Term.  Each committee shall consist of one or more directors appointed by resolution adopted by a majority of the entire board of directors. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire board of directors. Each committee member shall serve as such until the earliest of (a) the expiration of his term as director, (b) his resignation as a committee member or as a director or (c) his removal as a committee member or as a director.
4.3 Authority.  Each committee, to the extent expressly provided in the resolution establishing such committee, shall have and may exercise all of the authority of the board of directors in the management of the business and property of the corporation except to the extent expressly restricted by law, the certificate of incorporation of the corporation or these bylaws
4.4 Committee Changes.  The board of directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.
4.5 Alternate Members of Committees.  The board of directors may designate one or more directors as alternate members of any committee. Any such alternate member may replace any absent or disqualified member at any meeting of the committee. If no alternate committee members have been so appointed to a committee or each such alternate committee member is absent or disqualified, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
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4.6 Regular Meetings.  Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.
4.7 Special Meetings.  Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member.
4.8 Notice. Notice of each special meeting of any committee shall be hand delivered or sent by mail,  telegram, telecopy, or electronic mail transmission to the last known address of each committee member at least three (3) days before the meeting.  Oral notice may be substituted for such written notice if given not later than one (1) day before the meeting.  Notice of any such meeting need not be given to any committee member who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him.  Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.
4.9 Quorum; Majority Vote.  At meetings of any committee, a majority of the number of members designated by the board of directors shall constitute a quorum for the transaction of business. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place without notice other than announcement at the meeting.   The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the certificate of incorporation of the corporation or these bylaws
4.10 Adjournment. A majority of the committee members present, whether or not constituting a quorum, may adjourn any meeting to another time and place without notice other than announcement at the meeting.   Notice of the time and place of holding an adjourned meeting need not be given, unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of such time and place shall be given prior to the time of the adjourned meeting, in the manner specified in Section 4.8, to the committee members who were not present at the time of the adjournment
4.11 Minutes.  Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the board of directors upon the request of the board of directors. The minutes of the proceedings of each committee shall be delivered to the Secretary of the corporation for placement in the minute books of the corporation.
4.12 Compensation.  Committee members may, by resolution of the board of directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.
4.13 Responsibility.  The designation of any committee and the delegation of authority to it shall not operate to relieve the board of directors or any director of any responsibility imposed upon it or such director by law
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ARTICLE V. NOTICE

5.1 Method.  Whenever by statute, the certificate of incorporation of the corporation, or these bylaws, notice is required to be given to any directors, stockholder, or committee member and no provision is made as to how such notice shall be given.  Personal notice shall not be required and any such notice may be given (a) in writing, by mail, postage prepaid, addressed to such director, stockholder, or committee member, director at his address as it appears on the books or (in the case of a stockholder) the stock transfer records of the corporation, or (b) by any other method permitted by law (including, but not limited to, overnight courier service, telegram, telex, or telefax). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given at the time delivered to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by telegram, telex, or telefax shall be deemed to be delivered and given at the time transmitted with all charges prepaid and addressed as aforesaid.
5.2 Waiver.  Whenever any notice is required to be given to any director, stockholder, or committee member of the corporation by statute, the certificate of incorporation of the corporation, or these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a director, stockholder, or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE VI. OFFICERS
6.1 Number; Titles; Term of Office.  The officers of the corporation shall be a Chief Executive Officer, a Secretary, a Chief Financial Officer and such other officers as the board of directors may from time to time elect or appoint, including a Chairman of the Board, a President, one or more Vice Presidents (with each Vice President to have such descriptive title, if any, as the board of directors shall determine), one or more Assistant Secretaries, and one of more Assistant Treasurers.  Each officer shall hold office (i) until his successor shall have been duly elected and qualified, (ii) until his death, or (iii) until he shall resign or shall have been removed in the manner hereinafter provided.  Any three (3) or more offices may be held by the same person. None of the officers need be a stockholder or a director of the corporation or a resident of the State of Delaware.
6.2 Election of Officers. The officers of the corporation, except such officers as may be appointed in accordance with the following sentence, shall be chosen by the board of directors, and each shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment. The board of directors may empower the Chief Executive Officer to appoint such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the bylaws or as the board of directors may from time to time determine.
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6.3 Removal.  Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interest of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.
6.4 Vacancies.  Any vacancy occurring in any office of the corporation (by death, resignation, removal, or otherwise) may be filled by the board of directors.
6.5 Authority.  Officers shall have such authority and perform such duties in the management of the corporation as are provided in these bylaws or as may be determined by resolution of the board of directors not inconsistent with these bylaws.
6.6 Compensation.  The compensation, if any, of officers and agents shall be fixed from time to time by the board of directors; provided, however, that the board of directors may delegate the power to determine the compensation of any officer and agent (other than the officer to whom such power is delegated) to the Chairman of the Board, the Chief Executive Officer or President.
6.7 Chairman of the Board.  The Chairman of the Board, if elected by the board of directors, shall have such powers and duties as may be prescribed by the board of directors. Such officer shall preside at all meetings of the stockholders and of the board of directors. Such officer may sign all certificates for shares of stock of the corporation.
6.8 Chief Executive Officer.  Unless otherwise specified by the board of directors, the Chief Executive Officer shall also be the President of the corporation.  The Chief Executive Officer shall have general executive charge, management, and control of the properties and operations of the corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the board of directors has not elected a Chairman of the Board, or in the absence or inability to act of the Chairman of the Board, the Chief Executive Officer, shall exercise all of the power and discharge all of the duties of the Chairman of the Board.  As between the corporation and third parties, any action taken by the Chief Executive Officer in the performance of the duties of the Chairman of the Board shall be conclusive evidence that there is not Chairman of the Board or that the Chairman of the Board is absent of unable to act.
6.9 President.  If the office of President is established as an office separate from that of the office of Chief Executive Officer, the President shall have such duties and responsibilities as are assigned to him by the board of directors, the Chairman of the Board, or the Chief Executive Officer.  In the absence or inability to act of the Chief Executive Officer, the President shall exercise all of the power and discharge all of the duties of the Chief Executive Officer. As between the corporation and third parties, any action taken by a President in the performance of the duties of the Chief Executive Officer shall be conclusive evidence of the absence or inability to act of the Chief Executive Officer at the time such action was taken.
6.10 Vice Presidents.  Each Vice President shall have such powers and duties as may be assigned by the board of directors, the Chairman of the Board, the Chief Executive Officer, or
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the President, and (in order of their seniority as determined by the board of directors or, in the absence of such determination, as determined by the length of time they have held the office of Vice President) shall exercise the powers of the President (or Chief Executive Officer if those offices are held by the same person) during that officer’s absence or inability to act. As between the corporation and third parties, any action taken by a Vice President in the performance of the duties of the President shall be conclusive evidence of the absence or inability to act of the President at the time such action was taken.
6.11 Chief Financial Officer.  The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares.  The books of account shall be open at all reasonable times to inspection by any director. The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the board of directors.  The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the board of directors, and shall render to the Chief Executive Officer, the President and directors, whenever they request it, an account of all of transactions as Chief Financial Officer and of the financial condition of the corporation, and shall have other powers and perform such other duties as may be prescribed by the board of directors or the bylaws.
6.12  Assistant Treasurers.  Each Assistant Treasurer shall have such powers and duties as may be assigned by the board of directors, the Chairman of the Board, the Chief Executive Officer, or the President. The Assistant Treasurers (in the order of their seniority as determined by the board of directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Treasurer) shall exercise the powers of the Chief Financial Officer during that officer’s absence or inability to act.
6.13 Secretary.  Except as otherwise provided in these bylaws, the Secretary shall keep the minutes of all meetings of the board of directors and of the stockholders in books provided for that purpose, and shall attend to the giving and service of all notices. The Secretary may sign with the Chairman of the Board, the Chief Executive Officer, or the President, in the name of the corporation, all contracts of the corporation and affix the seal of the corporation thereto. The Secretary may sign with the Chairman of the Board, the Chief Executive Officer, or the President all certificates for shares of stock of the corporation, and shall have charge of the certificate books, transfer books, and stock papers as the board of directors may direct, all of which shall at all reasonable times be open to inspection by any director upon application at the office of the corporation during business hours. The Secretary shall in general perform all duties incident to the office of the Secretary, subject to the control of the board of directors, the Chairman of the Board, the Chief Executive Officer, or the President.
6.14 Assistant Secretaries.  Each Assistant Secretary shall have such powers and duties as may be assigned by the board of directors, the Chairman of the Board, the Chief Executive Officer, or the President. The Assistant Secretaries (in the order of their seniority as determined by the board of directors or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Secretary) shall exercise the powers of the Secretary during that officer’s absence or inability to act.
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ARTICLE VII.  CERTIFICATES AND STOCKHOLDERS
7.1 Certificates for Shares.  Shares may be held in certificated or uncertificated form.  Certificates may be issued for all shares to which stockholders are entitled, in such form as may be determined by the board of directors.  All certificates shall be signed in the name of the corporation by the Chairman of the Board or the Chief Executive Officer or President, and also by the Secretary or any Assistant Secretary certifying the number of shares and the class or series of shares owned by the stockholder.  Any or all of the signatures on the certificate may be facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of
7.2 Transfer Agents and Registrars. The board of directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
7.3 Replacement of Lost or Destroyed Certificates.  The board of directors may direct a new certificate or certificates to be issued in place of a certificate or certificates theretofore issued by the corporation and alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates representing shares to be lost or destroyed. When authorizing such issue of a new certificate or certificates the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond with a surety or sureties satisfactory to the corporation in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the corporation with respect to the certificate or certificates alleged to have been lost or
7.4 Transfer of Shares. Shares of stock of the corporation shall be transferable only on the books of the corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the corporation or its transfer agent shall issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.
7.5 Registered Stockholders.  The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.
7.6 Regulations.  The board of directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer, and registration or the replacement of certificates for shares of stock of the corporation.
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7.7 Legends.  The board of directors shall have the power and authority to provide that certificates representing shares of stock bear such legends as the board of directors deems appropriate to assure that the corporation does not become liable for violations of federal or state securities laws or other applicable law.
ARTICLE VIII.  MISCELLANEOUS PROVISIONS
8.1 Dividends.  Subject to provisions of law and the certificate of incorporation of the corporation, dividends may be declared by the board of directors at any regular or special meeting and may be paid in cash, in property, or in shares of stock of the corporation. Such declaration and payment shall be at the discretion of the board of directors.
8.2 Reserves.  There may be created by the board of directors out of funds of the corporation legally available therefor such reserve or reserves as the directors from time to time, in their discretion, consider proper to provide for contingencies, to equalize dividends, or to repair or maintain any property of the corporation, or for such other purpose as the board of directors shall consider beneficial to the corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created.
8.3 Books and Records.  The corporation shall keep correct and complete books and records of account, shall keep minutes of the proceedings of its stockholders and board of directors and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each.
8.4 Fiscal Year.  The fiscal year of the corporation shall be fixed by the board of directors; provided, however, that if such fiscal year is not fixed by the board of directors and the selection of the fiscal year is not expressly deferred by the board of directors, the fiscal year shall be the calendar year.
8.5 Seal.  The corporation may, but is not required to, adopt a seal such as may be from time to time approved by the board of directors.
8.6 Checks, Notes, Drafts, etc. All checks, notes, drafts or other orders for payment of money of the corporation shall be signed, endorsed, or accepted in the name of the corporation by such officer, officers, person or person as from time to time may be designated by the board of directors or by an officer or officers authorized by the board of directors to make such designation.
8.7 Resignations.  Any director, committee member, or officer may resign by so stating at any meeting of the board of directors or by giving written notice to the board of directors, the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary. Such resignation shall take effect at the time specified therein or, if no time is specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
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8.8 Securities of Other Corporations.  The Chairman of the Board, the Chief Executive Officer, the President, or any Vice President of the corporation shall have the power and authority to transfer, endorse for transfer, vote, consent, or take any other action with respect to any securities of another issuer which may be held or owned by the corporation and to make, execute, and deliver any waiver, proxy, or consent with respect to any such securities.
8.9 Telephone Meetings.  Stockholders (acting for themselves or through a proxy), members of the board of directors, and members of a committee of the board of directors may participate in and hold a meeting of such stockholders, board of directors, or committee by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8.9 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
8.10 Action Without a Meeting.
(a) Unless otherwise provided in the certificate of incorporation of the corporation, any action required by the Delaware General Corporation Law, as amended, to be taken at any meeting of the stockholders, or any action which may be taken at any meeting of the stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders (acting for themselves or through a proxy) of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent of stockholders shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 8.10(a) to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office, principal place of business, or such officer or agent shall be by hand or by certified mail, return receipt requested.
(b) Unless otherwise restricted by the certificate of incorporation of the corporation or by these bylaws, any action required or permitted to be taken at a meeting of the board of directors, or of any committee of the board of directors, may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the directors or all the committee members, as the case may be, entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of such directors or committee members, as the case may be, and may be stated as such in any certificate or document filed with the Secretary of State of the State of Delaware or in any certificate
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delivered to any person. Such consent or consents shall be filed with the minutes of proceedings of the board or committee, as the case may be.
8.11 Invalid Provisions.  If any part of these bylaws shall be held invalid or inoperative for any reason, the remaining parts, so far as it is possible and reasonable, shall remain valid and operative.
8.12 Mortgages, etc.  With respect to any deed, deed of trust, mortgage, or other instrument executed by the corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary of the corporation shall not be necessary to constitute such deed, deed of trust, mortgage, or other instrument a valid and binding obligation against the corporation unless the resolutions, if any, of the board of directors authorizing such execution expressly state that such attestation is necessary.
8.13 Governing Law. This corporation is organized under the provisions of the General Corporation Law of the State of Delaware.  The corporate affairs of this corporation shall be governed by and conducted in accordance with the provisions of the General Corporation Law of the State of Delaware, as the same presently exists and is from time to time hereafter amended or superseded, except in those instances where the certificate of incorporation or bylaws of this corporation, now or through amendment hereafter, may adopt alternative rules which are permissible under the General Corporation Law of the State of Delaware.
8.14 Forum Selection. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or the by-laws of the corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
8.15 Headings.  The headings used in these bylaws have been inserted for administrative convenience only and do not constitute matter to be construed in interpretation.
8.16 References.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender should include each other gender where appropriate.
8.17 Amendments.  These bylaws may be amended, altered, changed, adopted and repealed or new bylaws adopted by the board of directors. The stockholders may make additional bylaws and may alter and repeal any bylaws whether such bylaws were originally adopted by them or otherwise.

[Signature Page Follows]

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The undersigned, the Chief Executive Officer of the corporation, hereby certifies that the foregoing bylaws were adopted by the directors of the corporation by unanimous consent dated as of November 29, 2016.

/s/ Jonathan Gregory
Jonathan Gregory
Chief Executive Officer

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Annex K
FORM OF CERTIFICATE OF AMENDMENT
to
the CERTIFICATE OF INCORPORATION
of
ROYALE ENERGY HOLDINGS, INC.

Annex L
CERTIFICATE OF DESIGNATION
of
SERIES B 3.5% REDEEMABLE
CONVERTIBLE PREFERRED STOCK

ROYALE ENERGY, INC.
CERTIFICATE OF DESIGNATION
OF
 SERIES B 3.5% REDEEMABLE CONVERTIBLE PREFERRED STOCK
To Be Designated
Series B Convertible Preferred Stock

 (Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Royale Energy, Inc., a Delaware corporation (the “Corporation”), in accordance with Section 151 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), does hereby certify that:
A.          The name of the corporation is Royale Energy, Inc.
B.          The original Certificate of Incorporation of the Corporation (as may be amended from time to time, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 22, 2016.
C.          Immediately prior to the filing of this Certificate of Designation for Series B 3.5% Convertible Preferred Stock, the Corporation was authorized to issue Ten Million (10,000,000) shares of Preferred Stock.
D.          Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, and pursuant to the provisions of Sections 103 and 151(g) of the DGCL, the Board of Directors of the Corporation [in a meeting held / by unanimous written consent] on [      ] [   ], 2016, adopted the following resolutions creating a series of Preferred Stock designated as Series B 3.5% Convertible Preferred Stock:
RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation under the provisions of the Certificate of Incorporation, and pursuant to Sections 103 and 151(g) of the General Corporation Law of the State of Delaware, this Board of Directors hereby (i) creates a series of Preferred Stock designated as “Series B 3.5% Convertible Preferred Stock” to consist of three million (3,000,000) shares, (ii) authorizes and directs the Co-President or any Vice President and the Chief Financial Officer, Secretary or any Assistant Secretary of this Corporation to prepare and file a Certificate of Designation for the Series B 3.5% Convertible Preferred Stock with the Secretary of State of the State of Delaware in accordance with this resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent and of this resolution and (iii) hereby fixes the powers, designations, preferences and restrictions of such Series B 3.5% Convertible Preferred Stock as follows:
Section 1.          Number of Shares and Designation.  This series of Preferred Stock shall be designated as Series B 3.5% Redeemable Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Shares”), and the number of shares that shall constitute such series shall be 3,000,000.
Section 2.          Definitions.  For purposes of the Series B Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated:
(a)          “Automatic Conversion” shall have the meaning set forth in Section 12.
(b)          “Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Shares.
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(c)          “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
(d)          “Call Date” shall mean the date fixed for redemption of the Series B Preferred Shares and specified in the notice to holders required under Section 5(d) as the Call Date.
(e)          “Certificate” shall mean this Certificate of Designation of the Series B Preferred Shares.
(f)          “Change of Control Date” shall have the meaning set forth in Section 14(a).
(g)          “Change of Control Conversion Date” shall be a business day set forth in the notice of Change of Ownership or Control provided in accordance with Section 14(e) below that is not less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 14(e).
(h)          A “Change of Ownership or Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) that the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation's shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding Voting Stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board of Directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.
(i)           “Common Shares” shall mean the shares of Common Stock, $0.001 par value per share, of the Corporation.
(j)          “DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.
(k)          “Disrupted Trading Day” shall mean a Trading Day on which Common Shares experience any of the following during the one-hour period ending at the conclusion of the regular Trading Day: (a) any suspension of or limitation imposed on the trading of Common Shares on any national or regional securities exchange or association or over-the-counter market; (b) any event (other than an event listed under subsection (c) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for Common Shares on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to Common Shares on any relevant national or regional securities exchange or association or over-the-counter market; or (c) any relevant national or regional securities exchange or association or over-the-counter market on which Common Shares trade closes on any exchange Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.
(l)          “Dividend Payment Date” shall have the meaning set forth in Section 3(a).
(m)          “Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each calendar quarter and ending on and including the day preceding the first day of the next succeeding calendar quarter; provided, however, that any Dividend Period during which any Series B Preferred Shares shall be redeemed pursuant to Section 5 shall end on and include the Call Date only with respect to the Series B Preferred Shares being redeemed.
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(n)          “Dividend Rate” shall mean the dividend rate accruing on the Series B Preferred Shares, as applicable, from time to time pursuant to the terms hereof.
(o)          “Dividend Record Date” shall have the meaning set forth in Section 3(b).
(p)          “DTC” shall mean The Depository Trust Company.
(q)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(r)          “Global Preferred Shares” shall have the meaning set forth in Section 15.
(s)           “Junior Shares” shall have the meaning set forth in Section 7(c).
(t)          “Legacy Notes” shall mean, collectively, that certain Promissory Note, dated as of December 31, 2015, made by Jeffrey R. Kerns payable to LegacyTexas Bank, and that certain Promissory Note, dated as of December 31, 2015, made by Johnny Jordan payable to LegacyTexas Bank, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time.
(u)          “Liquidation Preference Amount” means an amount initially equal to $10.00 per Series B Preferred Share, as such amount may be adjusted from time to time as provided in this Certificate.
(v)          “Parity Shares” shall have the meaning set forth in Section 7(b).
(w)          “Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.
(x)          “SEC” means the United States Securities and Exchange Commission.
(y)          “Senior Shares” shall have the meaning set forth in Section 7(a).
(z)          “Series B Preferred Shares” shall have the meaning set forth in Section 1.
(aa)          “set apart for payment” shall be deemed to include, without any further action, the following:  the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.
(bb)          “Stated Rate” shall mean 3.5% per annum.
(cc)           “Trading Day” shall mean, if a security is listed or admitted to trading on The NASDAQ Global Market, The NASDAQ Capital Market or The NASDAQ Global Select Market (each, a “NASDAQ Stock Market”), the New York Stock Exchange, the NYSE MKT or another national securities exchange or national securities market, a full day on which the NASDAQ Stock Market or such other national securities exchange or national securities market on which the security is traded is open for business and on which trades may be made thereon and that is not a Disrupted Trading Day.
(dd)          “Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).
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(ee)           “Transfer Agent” means American Stock Transfer & Trust Co., or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Shares.
(ff)          “Voluntary Conversion Consideration” shall have the meaning set forth in Section 11(a).
(gg)          “Voluntary Conversion Date” shall have the meaning set forth in Section 11(c)
(hh)          “Voluntary Conversion Right” shall have the meaning set forth in Section 11(a).
(ii)          “Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.
(jj)          “VWAP” means, with respect to the Common Shares and on a Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such Trading Day on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Shares are not then listed or quoted for trading on a Trading Market and if prices for the Common Shares are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the daily volume weighted average price of the Common Shares so reported for such Trading Day, or (c) in all other cases, the fair market value of one Common Share as determined by an independent appraiser selected in good faith by the Purchaser and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.
Section 3.          Dividends.
(a)          Holders of issued and outstanding Series B Preferred Shares shall be entitled to receive cumulative dividends at a rate per annum equal to the Stated Rate times the Liquidation Preference Amount on the first day of the next Dividend Period (the “Dividend Payment Date”) (subject to Section 3(b) below), payable as follows:
(i) For so long as the Legacy Notes remain outstanding and either of Jeffrey R. Kerns, Johnny Jordan or any of their affiliates hold Series B Preferred Shares (the “Legacy Note Condition”), then to the extent assets of the Corporation are legally available therefor and the Corporation is not prohibited under the terms and provisions of any agreement relating to its senior secured indebtedness, such dividends shall be payable in cash (such dividends, the “Cash Dividends”);
(ii) If the Legacy Note Condition is not satisfied on any Dividend Record Date, then the Board of Directors, at its sole discretion and to the extent assets of the Corporation are legally available therefor, may elect to pay such dividends in cash or as PIK Dividends; and
(iii) If the Legacy Note Condition is not satisfied on any Dividend Record Date, then to the extent that the Board of Directors elects to pay dividends due hereunder in a form other than  Cash Dividends, such dividends shall be payable in kind in such number of shares of Series B Preferred Shares determined using a price per share equal to the Liquidation Preference Amount (adjusted appropriately for stock splits, stock dividends, recapitalizations, consolidations, mergers, reclassifications and the like with respect to the Series B Preferred Shares) (such dividends, the “PIK Dividends”). In lieu of the issuance of a fractional share of Series B Preferred Shares as a PIK Dividend, the Corporation shall issue a whole share of Series B Preferred Shares (rounded to the nearest whole share), determined on the basis of the total number of shares of Series B Preferred Shares held by the holder with respect to which such dividends are being calculated.
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(b)          Such dividends shall accrue daily, non-compounded, on each issued and outstanding share of the Series B Preferred Shares (including any Series B Preferred Shares issued as PIK Dividends); provided that (i) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.  Any dividend payable on the Series B Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be with respect to all Dividend Periods, the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).  The Corporation shall at all times keep reserved a sufficient number of Series B Preferred Shares for the payment of dividends on the Series B Preferred Shares as described in this Section 3.
(c)          No Cash Dividends on the Series B Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement relating to the Corporation’s senior secured indebtedness prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the DGCL or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Shares shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors.  Accrued and unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series B Preferred Shares, as the case may be.  For the avoidance of doubt, if the Legacy Note Condition is not satisfied on any Dividend Record Date and  Cash Dividends are not paid with respect to the corresponding Dividend Period, then the Corporation shall declare and issue PIK Dividends as provided in this Certificate.
(d)          Except as provided in the next sentence, if any Series B Preferred Shares are outstanding, no dividends, whether payable in cash or in other assets of the Corporation, will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Shares either as Cash Dividends or PIK Dividends.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series B Preferred Shares and all such Parity Shares shall be declared and paid in cash pro rata or declared and set apart for payment pro rata so that the amount of cash dividends declared per share of Series B Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Shares which may be in arrears.
(e)          Unless all accumulated accrued and unpaid dividends on the Series B Preferred Shares are contemporaneously declared and paid (whether in cash or as PIK Dividends), no dividends may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation, provided that the aggregate price paid for such redeemed, purchased or acquired stock shall not exceed $1 million in any twelve-month period).
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(f)          Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of all accumulated accrued and unpaid dividends on the Series B Preferred Shares as described in this Section 3.  Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.
Section 4.          Liquidation Preference.
(a)          Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series B Preferred Shares shall be entitled to receive the Liquidation Preference Amount plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.  For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation; provided that all provisions of this Certificate remain in place and will continue to be binding and in full force and effect with respect to the Corporation or any successor entity thereto, and in the event of liquidation, dissolution or winding up of the Corporation or such successor entity, as applicable, the Liquidation Preference and other provisions of this Certificate shall apply.
(b)          Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares shall not be entitled to share therein.
Section 5.          Redemption.
(a)          The Series B Preferred Shares shall be redeemable by the Corporation at any time including upon the occurrence of a Change of Ownership or Control in accordance with Section 6, to the extent the Corporation has lawfully available funds therefor.  The Corporation may redeem the Series B Preferred Shares, in whole at any time and not in part, at the option of the Corporation, for cash, at the Liquidation Preference Amount, plus the amounts indicated in Section 5(b).  Nothing herein shall preclude the Corporation from purchasing or otherwise acquiring some or all of the Series B Preferred Shares through voluntary transactions with the holders thereof, provided that the Corporation shall then have lawfully available funds for such transactions.
(b)          Upon any redemption of Series B Preferred Shares, the Corporation shall, subject to the next sentence, pay in cash any accumulated accrued and unpaid dividends in arrears (i) for any Dividend Period ending on or prior to the Call Date, and (ii) for any partial Dividend Period ending after the Call Date, which dividends shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series B Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.  Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares called for redemption.
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(c)          If all accumulated accrued and unpaid dividends on the Series B Preferred Shares and any other class or series of Parity Shares of the Corporation have not been paid in cash or Series B Preferred Shares (or, with respect to any Parity Shares, in Parity Shares), or declared and set apart for payment in cash or Series B Preferred Shares (or, with respect to any Parity Shares, in Parity Shares) the Series B Preferred Shares shall not be redeemed under this Section 5 and the Corporation shall not purchase or acquire Series B Preferred Shares, other than (i) pursuant to Section 6, or (ii) pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and Parity Shares.
(d)          Notice of the redemption of any Series B Preferred Shares shall be mailed by first class mail to each holder of record of Series B Preferred Shares at the address of each such holder as shown on the Corporation's records and the Corporation shall issue notice by press release, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice and such notice by press release shall state, as appropriate: (1) the date fixed for redemption of the Series B Preferred Shares, specified in such notice as the Call Date; (2) the number of Series B Preferred Shares to be redeemed; (3) the redemption price per Series B Preferred Share (determined as set forth in paragraph (a) or (b) with respect to Section 5 or Section 6, as applicable) plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in paragraph (b) of this Section 5); (4) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series B Preferred Shares may be listed or admitted for trading. Notice having been mailed and issued by press release as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series B Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series B Preferred Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends accrued as of the Call Date, payable in cash).  For the avoidance of doubt, the designation of a Call Date by the Corporation for purposes of this Section 5 or Section 6 shall not terminate any conversion right with respect to the Series B Preferred Shares.
(e)          The Corporation's obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Shares so called for redemption, in which case the notice to holders of the Series B Preferred Shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in paragraph (b) of this Section 5). No interest shall accrue for the benefit of the holders of Series B Preferred Shares to be redeemed on any cash so set aside by the Corporation (or, if applicable, the acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or, if applicable, the acquiring entity) after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or, if applicable, the acquiring entity) for the payment of such cash.
(f)          As promptly as practicable after the surrender in accordance with said notice of the certificates, if any, for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation (or, if applicable, the acquiring entity) shall so require and if the notice shall so state), such shares shall be exchanged for the amount of cash (without interest thereon) for which such shares have been redeemed.
(g)          The provisions of paragraphs (a)-(f) shall apply with respect to any redemption, whether pursuant to Section 5 or Section 6 hereof.
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(h)          All Series B Preferred Shares issued and redeemed by the Corporation in accordance with this Section 5, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Shares of the Corporation, subject to compliance with any applicable provisions of the laws of Delaware; provided, that any subsequent issuance of such undesignated Preferred Shares as Series B Preferred Shares must be in compliance with the terms of this Certificate.
Section 6.          Special Optional Redemption by the Corporation.  Upon the occurrence of a Change of Ownership or Control, the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, and by press release, in each case, not less than 10 nor more than 30 days prior to the redemption date and addressed to the holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem all of the outstanding Series B Preferred Shares within 60 days after the first date on which such Change of Ownership or Control occurred, for cash equal to the Liquidation Preference Amount, plus accrued and unpaid distributions, if any, to, but not including, the redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Shares except as to the holder to whom notice was defective or not given.  For the avoidance of doubt, the designation of a redemption date in connection with a Change of Ownership or Control by the Corporation for purposes of this Section 6 shall not terminate any conversion right with respect to the Series B Preferred Shares.
Section 7.          Ranking.  Any class or series of shares of stock of the Corporation shall be deemed to rank:
(a)          prior to the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Shares (“Senior Shares”);
(b)          on a parity with the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of such class or series and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and
(c)          junior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).
Section 8.          Voting Rights. The Series B Preferred Shares shall have no voting rights, except as set forth in this Section 8.
(a)          The holders of Series B Preferred Shares shall be entitled to notice of all stockholder meetings at which holders of Common Shares shall be entitled to vote.  After [____________, 2018]1, the holders of the Series B Preferred Shares will be entitled to the number of votes equal to the number of votes to which the number of Common Shares into which such Series B Preferred Shares could be converted pursuant to Section 11 at the record date for the determination of the shareholders entitled to vote on the matter in question, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  The holders of the Series B Preferred Shares shall vote equally with the holders of Common Shares as a single class on an as-converted basis on all issues presented to the stockholders of the Corporation for their action or consideration.  If the shares of Series B Preferred Shares held by a holder are convertible into a non-integral number of Common Shares as of the date of determination, the number of votes to which such shareholder will be entitled will, after

1 [NTD: To be the date that is the 2nd anniversary of the closing.]
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aggregating all such Series B Preferred Shares, be rounded down to the nearest whole vote if such non-integral number is less than 0.5 and rounded up to the nearest whole vote if such non-integral number is equal to or greater than 0.5.
(b)          Notwithstanding anything herein to the contrary, so long as any Series B Preferred Shares are outstanding, the affirmative vote of the holders of at least majority of the Series B Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i) Any amendment, alteration or repeal, by merger or otherwise, of any of the provisions of the Certificate of Incorporation or these terms of the Series B Preferred Shares that adversely affects the rights, privileges, powers or preferences of the Series B Preferred Shares; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Shares that are not senior in any respect to the Series B Preferred Shares shall not be deemed to adversely affect the rights, privileges, powers or preferences of the Series B Preferred Shares;
(ii) A statutory share exchange that affects the Series B Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series B Preferred Share (i) shall remain outstanding without an adverse change to its terms, privileges, preferences, powers and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, privileges, powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series B Preferred Share (except for changes that do not adversely affect the Series B Preferred Shares); or
(iii) The authorization, reclassification, issuance or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into or exchangeable for shares of any class ranking prior to or on a parity with the Series B Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;
provided, however, that no such vote of the holders of Series B Preferred Shares shall be required in connection with a Change of Ownership or Control (except such vote on an as-converted basis with the holders of Common Shares) if, at or prior to the time when such amendment, alteration, repeal, share exchange, consolidation or merger is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, a deposit is made for the redemption in cash of all Series B Preferred Shares at the time outstanding as provided in paragraph (e) of Section 5 hereof for a redemption price determined under the appropriate paragraph of Section 5.
(c)          Notwithstanding anything herein to the contrary, so long as any Series B Preferred Shares are outstanding, the affirmative vote of the holders of at least a majority of the Series B Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for (i) effecting or validating the amendment of the provisions of the Certificate of Incorporation so as to authorize, issue or create, or to increase the authorized amount of, the Series B Preferred Shares, Senior Shares or Parity Shares.
(d)          Except as set forth herein, the Series B Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.
(e)          No amendment to these terms of the Series B Preferred Shares shall require the vote of the holders of Common Shares (except as required by law) or any series of Preferred Stock other than the Series B Preferred Shares.
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Section 9.          Record Holders.  The Corporation and the Transfer Agent shall deem and treat the record holder of any Series B Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.
Section 10.          Sinking Fund.  The Series B Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.
Section 11.          Voluntary Conversion.
(a)          Subject to the terms and conditions of this Section 11, Series B Preferred Shares will be convertible without the payment of any additional consideration by the holder thereof, at any time at the option of the holder thereof, into Common Shares (the “Voluntary Conversion Right”) except that in respect of any such Series B Preferred Shares which shall have been called for redemption, such Voluntary Conversion Right shall terminate at the close of business on the day fixed for redemption.  If a holder of Series B Preferred Shares chooses to exercise such Voluntary Conversion Right, each individual Series B Preferred Share owned by such holder may be converted into 10 Common Shares of the Corporation, subject to adjustment as provided in this Certificate (the “Conversion Price”). In addition to the Common Shares issuable upon conversion described in the preceding sentence, the Corporation shall issue Common Shares upon conversion for accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Voluntary Conversion Date for each Series B Preferred Share so converted calculated by determining the PIK Dividend for such period and multiplying such PIK Dividend by the Conversion Price (collectively with the Conversion Price, the “Voluntary Conversion Consideration”).
(b)          In order to exercise the Voluntary Conversion Right, a holder of Series B Preferred Shares must provide written notice to the Corporation’s transfer agent that such holder elects to convert the Series B Preferred Shares, the number of Series B Preferred Shares to be converted, and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued and either (i) surrender the certificate or certificates, to the extent such Series B Preferred Shares are certificated, duly endorsed for transfer, to the Corporation’s transfer agent, or (ii) if such certificate or certificates, to the extent such Series B Preferred Shares are certificated, have been lost, stolen or destroyed, the holder must notify the Corporation’s transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, such notice shall comply with applicable procedures of the DTC.
(c)          As soon as reasonably practicable after the receipt of written notice referred to in Section 11(b) and surrender of the certificate or certificates of Series B Preferred Shares to be converted, or delivery of an agreement and indemnification in the case of a lost certificate or certificates, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of Common Shares, issuable upon the conversion of such share or shares thereof.  To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such notice shall have been received by the Corporation or, if a conversion is elected by a holder as of any Change of Control Date, on such Change of Control Date, provided the certificate for such share or shares shall have been surrendered as aforesaid (“Voluntary Conversion Date”), and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for the Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
(d)          No fractional shares shall be issued upon conversion of Series B Preferred Shares into Common Shares.  In case the number of shares of Series B Preferred Shares represented by the certificate or certificates surrendered exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Shares represented by the certificate or certificates surrendered which are not to be converted.  If any fractional interest in any Common Share would be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall round up the number of Common Shares to be delivered to the nearest whole share.
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Section 12.          Automatic Conversion.
(a)          Series B Preferred Shares will be automatically converted in to Common Shares at the Conversion Price if and when the following three requirements simultaneously exist: (i) the VWAP of the Common Shares is in excess of $3.50 for 20 consecutive Trading Days, subject to adjustment of such price in the manner provided in Section 13(a) for adjustment of the Conversion Price, (ii) the underlying Common Shares to be issued upon conversion of the Series B Preferred Shares are registered with the SEC, and (iii) the average daily volume of Common Shares traded during the 20 consecutive Trading Day period referenced in (i) above is in excess of 200,000 shares per Trading Day (the “Automatic Conversion”).
(b)          In the event of an Automatic Conversion pursuant to paragraph (b), the outstanding Series B Preferred Shares will be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation’s transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing such Common Shares issuable upon such Automatic Conversion unless the certificates evidencing such Series B Preferred Shares, to the extent such shares are certificated, are either delivered to the Corporation’s transfer agent as provided in Section 11 above, or the holder notifies the Corporation’s transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation will, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Series B Preferred Shares a certificate or certificates representing the number of Common Shares to which such holder will be entitled as aforesaid, and will issue and deliver to such holder a check in the amount of any cash amounts payable as the result of a conversion into fractional Common Shares.  Such conversion will be deemed to have been made immediately prior to the last to occur of the requirements described in Section 12(a), at which time the Corporation shall provide notice to the holders of Series B Preferred Shares of such occurrence.
Section 13.          Certain Adjustments.
(a)          If the Corporation, at any time while Series B Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Corporation upon any redemption or conversion of, or payment of interest on, the Series B Preferred Shares), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, (iv) issues, in the event of a reclassification of Common Shares, any shares of capital stock of the Corporation, or (v) issues any Common Shares or Common Stock Equivalents without consideration, then the Conversion Price for the conversion of Series B Preferred Shares shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
(b)          If the Corporation, at any time while Series B Preferred Shares are outstanding, effects a Change or Ownership or Control, then each holder of Series B Preferred Shares shall have the right to receive, for each Series B Preferred Share, the number of Common Shares (or equivalent equity securities) of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration receivable as a result of such Change of Ownership or Control by a holder of the number of Common Shares for which each Series B Preferred Share is convertible immediately prior to such Change of Ownership or Control on such conversion or redemption of the Series B Preferred Shares.
(c)          In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 13:
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(i) The aggregate maximum number of Common Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued.
(ii) In the event of any change in the number of Common Shares deliverable upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Shares upon the conversion, exchange or exercise of such Common Stock Equivalents.
(iii) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of Common Shares (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.
(iv) The number of Common Shares deemed issued pursuant to Section 13(c) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 13(c)(ii) or (c)(iii).
Section 14.          Conversion Upon Change of Ownership or Control.
(a)          Upon the occurrence of a Change of Ownership or Control (the “Change of Control Date”) (and in addition to the Voluntary Conversion Right), if the Change of Control Conversion Consideration (determined as provided below) would result in conversion of the Series B Preferred Shares into a greater number of Common Shares per Series B Preferred Share than the Voluntary Conversion Consideration, then each holder of Series B Preferred Shares shall have the right to convert some or all of the Series B Preferred Shares held by such holder on the Change of Control Date (the “Change of Control Conversion Right”) into a number of Common Shares per Series B Preferred Share to be converted (the “Change of Control Conversion Consideration”) equal to the quotient obtained by dividing (A) the sum of (x) the Liquidation Preference Amount, plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Date (unless the Change of Control Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (B) the consideration per Common Share paid in the Change of Ownership or Control.  Nothing herein shall prevent any holder of Series B Preferred Shares from exercising its Voluntary Conversion Right for the Voluntary Conversion Consideration as of any date in accordance with the procedures in this Certificate.
(b)          In the case of a Change of Ownership or Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Shares shall receive upon conversion of such Series B Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Series B Preferred Shares would have owned or been entitled to receive upon the Change of Ownership or Control had such holder of Series B Preferred Shares held a number of Common Shares equal to the greater of (i) the Change of Control Conversion Consideration and (ii) the Voluntary Conversion Consideration, immediately prior to the effective time of the Change of Ownership or Control (the “Alternative Conversion Consideration”). The Voluntary Conversion Consideration, the Change of Control Conversion Consideration, or the Alternative Conversion Consideration, as may be applicable to a Change of Ownership or Control, shall be referred to herein as the “Conversion Consideration.”
(c)          In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Ownership or Control, holders of Series B Preferred Shares shall receive the same opportunity to elect the form of consideration to be received and shall be subject to any limitations
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to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Ownership or Control.
(d)          No fractional Common Shares shall be issued upon the conversion of the Series B Preferred Shares.  Any fractional Common Share that would be issued upon the conversion of Series B Preferred Shares shall be rounded up to the nearest whole Common Share.
(e)          Within 15 days following the occurrence of a Change of Ownership or Control, a notice of occurrence of the Change of Ownership or Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series B Preferred Shares at their addresses as they appear on the Corporation’s share transfer records and by press release and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Ownership Control; (ii) the date of the Change of Ownership or Control; (iii) the last date on which the holders of Series B Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Conversion Consideration; (v) the Change of Control Conversion Date, which shall be a business day occurring within 20 to 35 days following the date of such notice; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Shares; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of shares of Series B Preferred Shares must follow to exercise the Change of Control Conversion Right.
(f)          The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post notice on the Corporation’s website, in any event prior to the opening of business on the first business day following any date on which the Corporation provides notice pursuant to Section 14(e) above to the holders of Series B Preferred Shares.
(g)          In order to exercise the Change of Control Conversion Right, a holder of Series B Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series B Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series B Preferred Shares to be converted; and (iii) that the Series B Preferred Shares are to be converted pursuant to the applicable terms of the Series B Preferred Shares. If the holder of Series B Preferred Shares elects to convert any of its Series B Preferred Shares but does not specify whether it is to receive the Voluntary Conversion Consideration or the Change of Control Conversion Consideration, the Corporation shall effect such conversion as would result in the greater number of Common Shares for such holder.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, such notice shall comply with applicable procedures of the DTC.
(h)          Holders of Series B Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series B Preferred Shares; (ii) if certificated shares of Series B Preferred Shares have been issued, the certificate numbers of the withdrawn Series B Preferred Shares; and (iii) the number of Series B Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.
(i)          Series B Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date subject to the Voluntary Conversion Right in Section 11 or the Change of Control Conversion Rights in Section 14, as applicable, notwithstanding that, prior to the Change of Control Conversion
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Date, the Corporation has provided or provides notice of its election to redeem such Series B Preferred Shares, whether pursuant to Section 5 or Section 6.
(j)          The Corporation shall deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date.
Section 15.          Book Entry.  The Series B Preferred Shares may be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for the DTC (or with such other custodian as the Depositary may direct), and registered in the name of the DTC or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series B Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the DTC as hereinafter provided. Members of, or participants in, the DTC shall have no rights under these terms of the Series B Preferred Shares with respect to any Global Preferred Shares held on their behalf by the DTC or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the DTC or impair, as between the DTC and its members and participants, the operation of customary practices of the DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.
Section 16.          Reservation of Common Shares Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series B Preferred Shares convertible into Common Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Shares, in addition to such other remedies as shall be available to the holder of Series B Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.
Section 17.          Reservation of Series B Preferred Shares Issuable as PIK Dividends.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Series B Preferred Shares, solely for the purpose of effecting the payment of PIK Dividends on the Series B Preferred Shares, such number of its Series B Preferred Shares as shall from time to time be sufficient to effect such payment of PIK Dividends on all outstanding Series B Preferred Shares, and if at any time the number of authorized but unissued Series B Preferred Shares shall not be sufficient to effect the payment of PIK Dividends on all then outstanding Series B Preferred Shares, in addition to such other remedies as shall be available to the holder of Series B Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Series B Preferred Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our own knowledge.
Executed at El Cajon, California, on __________, 2016.

Name:	Name:
Title:	Title:

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Donald H. Hosmer
Co-President

Stephen M. Hosmer
Co-President , Chief Financial Officer and Secretary

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Annex M
Opinion of Strasburger & Price L.L.P.
as to
Royale Tax Matters

February 9, 2017

DRAFT
Royale Energy, Inc.
3777 Willow Glen Drive
El Cajon, CA 92019

Ladies and Gentlemen:

We have acted as counsel to Royale Energy, Inc. (“Royale”), a California corporation, in connection with the Agreement and Plan of Merger executed as of December 31, 2016 among Royale, Royale Energy Holdings, Inc., a Delaware corporation (“Holdings”), Matrix, Matrix Merger Sub, Inc., a California corporation (“Matrix Merger Sub”), and Royale Merger Sub, Inc., a California corporation (“Royale Merger Sub”) (the “Agreement”).  The opinion set forth herein is provided in connection with the filing of the Registration Statement on Form S-4 of Royale, (the “Registration Statement”), filed with the United States Securities and Exchange Commission.  Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement.

Pursuant to the terms of the Agreement, Royale Merger Sub will be merged with and into Royale, with Royale as the surviving corporation and wholly-owned subsidiary of Holdings (the “Royale Merger”), and Matrix Merger Sub will be merged with and into Matrix with Matrix as the surviving corporation and a wholly-owned subsidiary of Holdings (the “Matrix Merger”) (collectively, the “Mergers”).

In rendering the opinion set forth below, we have reviewed and relied upon the following documents: (i) the Agreement, (ii) Registration Statement, (iii) Section 351 Plan of Merger and Exchange; and (iv) other such documents as we have deemed relevant and necessary (collectively, the “Transaction Documents”).  In rendering the opinion below, we have also relied upon certain written representations of officers of the parties to the Agreement (the “Representation Letters”).  In preparing this opinion, we have assumed, without any independent investigation or verification: (i) the accuracy and completeness of the facts and statements in the Transaction Documents and Representation Letters; (ii) that any representations made in the Transaction Documents and Representation Letters that are qualified by knowledge, belief, or any

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similar qualifier are, and will continue to be, accurate and correct without any qualification; (iii) the authenticity of original documents, the accuracy and completeness of copies and genuineness of signatures; (iv) in cases where only drafts of pertinent documents are available, the executed versions of the draft documents will not vary materially from the ones examined; and (v) the absence of adverse facts not apparent from the face of the documents that we have reviewed and relied upon in issuing the opinion.  We can express no opinion concerning the effect, if any, of variations from the representations and assumptions in the Transaction Documents and Representation Letters.

Based upon the foregoing and relying on the pertinent authorities, it is our opinion that, for United States federal income tax purposes, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”) and, as a transaction qualifying for nonrecognition of gain or loss under Section 351 of the Code.  The discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” constitutes our opinion as to the material United States federal income tax consequences of the Royale merger to U.S. holders (as defined in the Registration Statement) of Royale common stock.

Our analysis is based solely on the documents we have examined, the representations you have made, the assumptions stated above, and the additional information we have obtained.

We have examined the relevant provisions of the Code, applicable Treasury Regulations and other administrative and judicial interpretations thereof and such other laws and regulations as we have deemed necessary or appropriate in order to render this opinion.  The opinions set forth above represent our conclusion as to the application of existing United States federal income tax law to the facts.  There can be no assurance that changes in such law, or in the interpretation thereof, will not affect the opinion expressed by us.  Moreover, there can be no assurance that a contrary position may not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion.  We are under no obligation to supplement or revise our opinion to reflect any such change (including any changes that have retroactive effect) in applicable law or in any factual matters arising subsequent to the date hereof.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.  No opinions should be inferred as to any other matters or as to the tax treatment of any other matter.  This opinion is

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rendered for the use of the addressee only and may not be relied upon by any other person or entity without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Very truly yours,
Strasburger & Price, LLP

By:_____________________________
Stanley L. Blend

Annex N
Opinion of Porter Hedges LLP
as to
Matrix Tax Matters

Annex O
Opinion of Northland Capital Markets
as to
Royale Fairness

November 30, 2016

Personal and Confidential

Board of Directors
Royale Energy, Inc.
1870 Cordell Court, Suite 210
El Cajon, California 92020

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Royale Energy, Inc., a California corporation (“Royale”), of the issuance of the Matrix Merger Consideration, Matrix LP Exchange Consideration and Matrix Operator Stock Exchange Consideration in the aggregate (each as defined in the Agreement) of each of Royale and Matrix Oil Management Corporation, a California corporation (“Matrix”), set forth in a draft of the Agreement and Plan of Merger dated as of November 28, 2016 (the “Agreement”), to be entered into among Royale, Royale Energy Holdings, Inc., a Delaware corporation (“Holdings”), Royale Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Holdings (“Royale Merger Sub”), Matrix Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Holdings (“Matrix Merger Sub”) and Matrix. The Agreement provides for the merger of Royale Merger Sub with and into Royale and Matrix Merger Sub with and into Matrix (collectively, the “Mergers”). Pursuant to the Mergers and the Exchanges, among other things, all outstanding shares of capital stock of Matrix Oil Corporation, a California corporation (“Matrix Operator”), will be converted into the right to receive an aggregate of 25,795,182 shares of common stock, par value $0.0001 per share, of Holdings (the “Common Stock”), and all outstanding capital stock of Royale will be converted into the right to receive an aggregate of 25,795,182 shares of the Common Stock. In addition, Royale will issue shares of Series B Preferred Stock of Royale in the Debt Exchange; we are not opining on the Debt Exchange or the issuance of the Series B Preferred Stock. The terms and conditions of the Mergers and the Exchanges are more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the same meaning as in the Agreement.
In addition, all of the limited partnership interests of Matrix Investments L.P., a California limited partnership, Matrix Las Cienegas Limited Partnership, a California limited partnership, and Matrix Permian Investments, LP, a Texas limited partnership (collectively, the “Matrix LPs”) and Matrix Operator will be exchanged for the Matrix LP Exchange Consideration and Matrix Operator Exchange Consideration pursuant to separate exchange agreements between the Matrix LPs, Matrix Operator and Holdings (the “Exchange Agreements”), to be entered into immediately following the Mergers. We have been informed by Royale that the Exchange Agreements are described accurately in the Agreement and therefore, with your permission we have not reviewed these agreements. We have not reviewed the certificate of designation of the Series B Preferred Stock.
We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have been engaged by Royale to provide certain limited services in connection with the Mergers and the Exchanges and we will receive a fee from Royale for providing such services; no portion of which is contingent upon the consummation of the Mergers and the Exchanges. We have also been engaged by Royale to render an
Division of Northland Securities, Inc., Member FINRA and SIPC	Main 612-851-5900 | Toll Free 800-851-2920 45 South 7th Street, Suite 2000 | Minneapolis, MN 55402 NorthlandSecurities.com | Member FINRA and SIPC
Page | 1

opinion to its Board of Directors and we will receive a fee from Royale for rendering this opinion. This opinion fee is not contingent upon the consummation of the Mergers or the Exchanges or the conclusions reached in our opinion. Further Royale has agreed to reimburse us for certain expenses and indemnify us against certain liabilities that may arise in relation to our engagement. We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, or (ii) advise the Board of Directors or any other party with respect to alternatives to the Mergers and the Exchanges.
In the ordinary course of our business, we and our affiliates may actively trade securities of Royale for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We may provide financial advisory and financing services to Royale in the future, and may receive fees for the rendering of such services.
In connection with our review of the Mergers and the Exchanges, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft of the Agreement; (ii) reviewed certain business, financial and other information and data with respect to Royale publicly available or made available to us from internal records of Royale; (iii) reviewed certain business, financial and other information and data with respect to Matrix made available to us from internal records of Matrix; (iv) reviewed certain internal financial projections for Royale and Matrix on a stand-alone basis prepared for financial planning purposes and furnished to us by management of Royale and Matrix, respectively; (v) reviewed and analyzed certain forecasted pro forma financial information relating to the operating performance of Royale following completion of the Mergers and the Exchanges that were furnished to us by management of Royale; (vi) conducted discussions with members of the senior management of Royale and Matrix with respect to the business and prospects of Royale and Matrix, respectively, on a stand-alone basis and on a combined basis; (vii) reviewed the reported prices and trading activity of the common stock of Royale and similar information for certain other companies deemed by us to be comparable to Royale; (viii) compared the financial performance of Royale and Matrix with that of certain other publicly traded companies deemed by us to be comparable to Royale and Matrix, respectively; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions that we deemed relevant; (x) compared the net asset values of Royale and Matrix, respectively; and (xi) performed a discounted cash flows analysis for Royale and Matrix, each on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.
In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with us, reviewed by us, provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have further relied upon the assurances of Royale’s and Matrix’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in either Royale’s or Matrix’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements and reserve reports made available to us. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither Royale nor Matrix is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Mergers and the Exchanges. With respect to financial forecasts, estimates of reserves and asset values and other estimates and forward-looking information relating to Royale, Matrix and the Mergers or Exchanges reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of Royale’s and Matrix’s management, respectively. We express no opinion as to any financial forecasts, asset reserves or other estimates or forward-looking information of Royale or Matrix or the assumptions on which they were based. For purposes of our analyses, at Royale’s direction and with its consent, we have also assumed that Matrix’s senior secured notes are equal to $12,371,134 and Matrix’s

Board of Directors of Royale Energy, Inc.
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total liabilities are equal to $33,854,694, both as of June 30, 2016,  and Matrix Royalty, LP has no material revenues, expenses or operations. We have relied, with your consent, on advice of the outside counsel and the independent accountants to Royale and Matrix, and on the assumptions of the management of Royale and Matrix, as to all accounting, legal, tax and financial reporting matters with respect to Royale, Matrix and the Agreement. Without limiting the foregoing, we have assumed that the Mergers and the Exchanges qualify as “exchanges” described in Section 351 of the IRC. We are not opining on the individual fairness of each of the Matrix Merger Consideration, Matrix LP Exchange Consideration or Matrix Operator Stock Exchange Consideration or the fairness of each in relation to one another.
We have assumed that the executed Agreement will be substantially similar to the draft, dated November 28, 2016, reviewed by us, without modification of any material terms or conditions. We have assumed the Exchange Agreements will reflect the terms summarized in the draft of the Agreement and with your consent we have not reviewed the Exchange Agreements. We have assumed that the representations and warranties contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, including consummation of the Exchanges, and that the Mergers and the Exchanges will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Mergers and the Exchanges will be obtained in a manner that will not adversely affect Royale or Matrix or alter the terms of the Mergers or the Exchanges.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Royale or Matrix or concerning the solvency or appraised or fair value of Royale or Matrix, and have not been furnished with any such appraisals or valuations, and we have made no physical inspection of the property or assets of Royale or Matrix. We express no opinion regarding the liquidation value of any entity. The analyses we performed in connection with this opinion were going concern analyses of an entity. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.
We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of Royale, Matrix or their respective affiliates is a party or may be subject and at Royale’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to Royale, Matrix or the Mergers or the Exchanges. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Royale, Matrix and the Mergers and the Exchanges were compared and other factors that could affect the public trading value or transaction value of the companies.
This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of the common stock of Royale have traded or such stock may trade following announcement of the Mergers or the Exchanges or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our

Board of Directors of Royale Energy, Inc.
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research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Royale and the Mergers and the Exchanges and other participants in the Mergers and the Exchanges that differ from the views of our investment banking personnel.
This opinion is furnished pursuant to our engagement letter dated July 28, 2016. This opinion is directed to the Board of Directors of Royale in connection with its consideration of the Mergers and the Exchanges. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Royale as to how such stockholder should act or vote with respect to the Mergers or the Exchanges or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Mergers or the Exchanges in accordance with our engagement letter with Royale, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved by the Northland Securities, Inc. Fairness Opinion Committee.
This opinion addresses solely the fairness, from a financial point of view, to Royale of the issuance of the Matrix Merger Consideration, Matrix LP Exchange Consideration and Matrix Operator Stock Exchange Consideration in the aggregate set forth in the Agreement and does not address any other terms or agreement relating to the Mergers or the Exchanges. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Mergers or the Exchanges, or any solvency or fraudulent conveyance consideration relating to the Mergers or the Exchanges. We express no opinion as to the relative merits of the Mergers or the Exchanges as compared to any alternative business strategies or transactions that might exist for Royale or any other party or the effect of any other transaction in which Royale or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Mergers or the Exchanges by preferred stockholders, warrant holders, option holders, officers, directors or employees of Royale or Matrix, or any other class of such persons, or relative to or in comparison with the issuance of the Matrix Merger Consideration, Matrix LP Exchange Consideration and Matrix Operator Stock Exchange Consideration.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the issuance of the Matrix Merger Consideration, Matrix LP Exchange Consideration and Matrix Operator Stock Exchange Consideration in the aggregate is fair, from a financial point of view, to Royale.

Sincerely,

NORTHLAND SECURITIES, INC.

By:  /S/
Adam B. Connors
Managing Director, Investment Banking

Board of Directors of Royale Energy, Inc.

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